As filed with the Securities and Exchange Commission on October 27, 2020

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

________________

FORM S-4
REGISTRATION STATEMENT
Under
the Securities Act of 1933

________________

LIVE OAK ACQUISITION CORP.
(Exact name of Registrant as specified in its charter)

________________

Delaware	6770	84-1924518
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

774 A. Walker Rd.
Great Falls, VA 22066
Tel: (901) 685-2865
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

_____________________________

Andrea K. Tarbox
Chief Financial Officer
c/o Live Oak Acquisition Corp.
774 A. Walker Rd.
Great Falls, VA, 22066
(901) 685-2865

(Name, address, including zip code, and telephone number, including area code, of agent for service)

_________________

Copies to:

Edward S. Best, Esq. Mayer Brown LLP 71 S. Wacker Drive Chicago, IL 60606 Tel: (312) 782-0600	Robert L. Lawrence, Esq. Kane Kessler, P.C. 666 Third Avenue New York, NY 10017 Tel: (212) 541-6222

_____________________________

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Class A Common Stock, par value $0.0001 per share	51,000,000	N/A	$585,990,000	$69,932

____________

(1)      Based on the maximum number of shares of Class A Common Stock, par value $0.0001 per share (“Live Oak Class A Common Stock”), of the registrant (“Live Oak”) estimated to be issued in connection with the merger described herein (the “Business Combination”). This number is based on the sum of (a) 45,000,000, the maximum number of shares of Live Oak Class A Common Stock issuable as merger consideration for the Business Combination and (b) 6,000,000, the maximum number of shares of Live Oak Class A Common Stock issuable in respect of the earn-out mechanism described herein.

(2)      Pursuant to Rules 457(c) and 457(f)(1) promulgated under the Securities Act and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is an amount equal to $585,990,000, calculated as the product of (i) 51,000,000 shares of Live Oak Class A Common Stock, the estimated maximum number of shares of Live Oak Class A Common Stock that may be issued in the Business Combination in exchange for cancelled shares of common stock, par value $0.001 per share, of Meredian Holdings Group, Inc. (“Danimer Common Stock”), doing business as Danimer Scientific (“Danimer”) (calculated as shown in note (1) above) and (ii) $11.49, the average of the high and low trading prices of Live Oak Class A Common Stock on October 23, 2020 (within five business days prior to the filing date of this Registration Statement).

(3)      Calculated pursuant to Rule 457 of the Securities Act by calculating the product of (i) the proposed maximum aggregate offering price and (ii) 0.0001091.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission acting pursuant to said Section 8(a) may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. The securities described herein may not be sold until the registration statement filed with the U.S. Securities and Exchange Commission is declared effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROXY STATEMENT/PROSPECTUS
Subject to Completion, dated OCTOBER 27, 2020

Dear Live Oak Acquisition Corp. Stockholders and Meredian Holdings Group, Inc. Shareholders:

Live Oak Acquisition Corp., a Delaware corporation (“Live Oak”), Green Merger Corp., a Georgia corporation and a wholly-owned subsidiary of Live Oak (“Merger Sub”), Meredian Holdings Group, Inc., doing business as Danimer Scientific, a Georgia corporation (“Danimer”), Live Oak Sponsor Partners, LLC, as representative for Live Oak, for certain purposes described in the Merger Agreement (the “Live Oak Representative”), and John A. Dowdy, Jr., as representative of the shareholders of Danimer for certain purposes described in the Merger Agreement (the “Shareholder Representative”) have entered into a Merger Agreement (as amended, the “Merger Agreement”) pursuant to which Merger Sub will merge with and into Danimer, with Danimer surviving the merger and becoming a wholly-owned direct subsidiary of Live Oak (collectively with the other transactions described in the Merger Agreement, the “Business Combination”). As part of the Business Combination, Live Oak will change its name to “Danimer Scientific, Inc.”

All consideration for the Business Combination (other than any shareholders electing to exercise dissenters’ rights in accordance with applicable law and the payment of cash for any fractional shares) will be paid in the form of shares of Class A Common Stock, par value $0.0001 per share of Live Oak (the “Live Oak Class A Common Stock”) valued at $10.00 per share. In accordance with and subject to the terms of the Merger Agreement and customary adjustments set forth therein, the base aggregate merger consideration to be paid to Danimer’s shareholders on the Closing Date (as defined below) in connection with the Business Combination is $450,000,000, which amount will be:

(a)     decreased by the amount of Danimer’s indebtedness outstanding (net of cash and cash equivalents and subject to certain exceptions and adjustments), as of the calendar day immediately preceding the date the Business Combination is consummated (the “Closing Date”);

(b)    decreased by an amount equal to the greater of (i) $1,600,000 and (ii) the amount of all transaction expenses incurred in respect of legal fees and expenses incurred by Danimer prior to the closing of the Business Combination, reduced, in any such case, by the amount of such expenses paid prior to the Closing Date;

(c)     decreased by $4,500,000 for the purpose of securing the variances between the Estimated Merger Consideration (as defined below) completed for the Closing Date and the Final Merger Consideration (as defined below) as agreed upon by the Live Oak Representative and the Shareholder Representative, or as determined by their mutually selected accounting firm within the period and through the process set forth in the Merger Agreement, with any unused portion thereof, if any, to be released to Danimer’s shareholders as merger consideration (the “Adjustment Holdback Amount”); and

(d)    decreased by $250,000, such amount to be paid directly to an account designated by the Shareholder Representative to serve as a fund for the fees and expenses (including any legal fees and expenses) of, and other amounts payable by, the Shareholder Representative in connection with Merger Agreement and the Exchange Agent Agreement, with any remainder to be used for the purpose of securing variances between the Estimated Merger Consideration and the Final Merger Consideration left unsatisfied from the Adjustment Holdback Amount and to otherwise be released to Danimer’s shareholders as merger consideration (the “Stockholder Representative Expense Amount”).

In addition to the base merger consideration, Danimer’s shareholders will be entitled to receive, as additional consideration, up to an aggregate of 6,000,000 additional shares of Live Oak Class A Common Stock if the volume-weighted average price of Live Oak Class A Common Stock equals or exceeds certain thresholds for any twenty trading days within a 30-day trading period beginning on the six month anniversary of the Closing Date and ending on the third anniversary or fifth anniversary, as applicable, of the Closing Date.

See “The Business Combination — Consideration” on page 79 for further information on the consideration being paid to the shareholders of Danimer.

Live Oak’s units, Live Oak’s Common Stock and warrants are currently listed on the New York Stock Exchange, under the symbols “LOAK.U,” “LOAK,” and “LOAK WS,” respectively. Live Oak has applied to list the shares of common stock and warrants of the combined company on the New York Stock Exchange under the symbols “DNMR” and “DNMR.W” upon the closing of the Business Combination. At the closing of the Business Combination, each unit will separate into its components consisting of one share of common stock and one half warrant.

Live Oak is holding a virtual special meeting of its stockholders in order to obtain the stockholder approvals necessary to complete the Business Combination. At the Live Oak special meeting of stockholders, which will be held exclusively via a live webcast at https://www.cstproxy.com/liveoakacq/sm2020, on             , 2020 at 10:00 a.m., Eastern time, unless postponed or adjourned to a later date, Live Oak will ask its stockholders to adopt the Merger Agreement thereby approving the Business Combination and approve the other proposals described in this proxy statement/prospectus. To participate in the virtual meeting, a Live Oak shareholder of record will need the 12-digit control number included on your proxy card or instructions that accompanied your proxy materials. If a Live Oak shareholder holds his or her shares in “street name,” which means his or her shares are held of record by a broker, bank or other nominee, such Live Oak shareholder should contact his or her broker, bank or nominee to ensure that votes related to the shares he or she beneficially owns are properly counted. In this regard, such Live Oak shareholder must provide the record holder of his or her shares with instructions on how to vote his or her shares or, if such Live Oak shareholder wishes to attend the special meeting of stockholders and vote in person, obtain a proxy from his or her broker, bank or nominee. The Live Oak special meeting webcast will begin promptly at 10:00 a.m., Eastern time. Live Oak shareholders are encouraged to access the Live Oak special meeting prior to the start time. If you encounter any difficulties accessing the virtual meeting or during the meeting time, please call the technical support number that will be posted on the virtual meeting login page.

In addition, Danimer will seek a written consent of Danimer’s shareholders as required to approve and adopt the Merger Agreement and the Business Combination contemplated thereunder. Such approval requires the holders of at least a majority of the shares of Danimer’s capital stock outstanding to affirmatively vote in favor of the approval and adoption of the Merger Agreement and the Business Combination. No additional approval or vote from any holders of any class or series of stock of Danimer will be necessary to adopt and approve the Merger Agreement and the Business Combination. As described in this proxy statement/prospectus, certain shareholders of Danimer representing a majority of the shares of Danimer Common Stock outstanding, are parties to support agreements with Live Oak whereby such shareholders have agreed to consent to approving the Business Combination and other proposed transactions (together, the “Proposed Transactions”) contemplated by the Merger Agreement.

After careful consideration, the respective boards of directors of Live Oak and Danimer have unanimously approved the Merger Agreement and determined that it is advisable to consummate the Business Combination. The board of directors of Live Oak have also unanimously approved the other proposals described in this proxy statement/prospectus. The board of directors of Live Oak recommends that its stockholders vote “FOR” the proposals described in this proxy statement/prospectus (including each of the sub-proposals), and the board of directors of Danimer recommends that its shareholders sign and return to Danimer the written consent indicating their approval of the Business Combination, the Merger Agreement and related transactions.

More information about Live Oak, Danimer and the Proposed Transactions is contained in this proxy statement/prospectus. Live Oak and Danimer urge you to read this proxy statement/prospectus, including the financial statements and annexes and other documents referred to herein, carefully and in their entirety. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER “RISK FACTORS” BEGINNING ON PAGE 29 OF THIS PROXY STATEMENT/PROSPECTUS.

On behalf of our board of directors, I thank you for your support and look forward to the successful completion of the Business Combination.

Sincerely,

Richard J. Hendrix
Chief Executive Officer

          , 2020

This proxy statement/prospectus is dated           , 2020 and is first being mailed to the stockholders of Live Oak on or about that date.

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS OR ANY OF THE SECURITIES TO BE ISSUED IN THE BUSINESS COMBINATION, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

774 A. Walker Rd., Great Falls, VA 22066

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON             , 2020

To the Stockholders of Live Oak Acquisition Corp.:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders (the “special meeting”) of Live Oak Acquisition Corp., a Delaware corporation (“Live Oak,” “we,” “our” or “us”), will be held on             , 2020, at 10:00 a.m., Eastern time, or such other date, time and place to which such meeting may be adjourned or postponed, for the purpose of considering and voting upon the proposals. The special meeting will be held entirely online to allow for greater participation in light of the public health impact of the coronavirus (COVID-19) pandemic. Stockholders may participate in the special meeting by visiting the following website https://www.cstproxy.com/liveoakacq/sm2020. You are cordially invited to attend the special meeting for the following purposes:

1.      The “Business Combination Proposal” — to consider and vote upon a proposal to approve and adopt the merger agreement, dated as of October 3, 2020 (as may be amended from time to time, the “Merger Agreement”), by and among Live Oak, Green Merger Corp., a Georgia corporation and a wholly-owned subsidiary of Live Oak (“Merger Sub”), Meredian Holdings Group, Inc., doing business as Danimer Scientific, a Georgia corporation (the “Danimer”), Live Oak Sponsor Partners, LLC (the “Sponsor”), as representative for Live Oak, for certain purposes described in the Merger Agreement (the “Live Oak Representative”), and John A. Dowdy, Jr., as representative of the shareholders of Danimer for certain purposes described in the Merger Agreement (the “Shareholder Representative”), and the transactions contemplated thereby, pursuant to which Merger Sub will merge with and into Danimer, with Danimer surviving the merger and becoming a wholly-owned direct subsidiary of Live Oak (collectively with the other transactions described in the Merger Agreement, the “Business Combination”);

2.      The “Charter Amendment Proposal” — to consider and vote upon a proposal to approve the amendment of Live Oak’s Third Amended and Restated Certificate of Incorporation to change Live Oak’s name to “Danimer Scientific, Inc.,” increase the authorized shares of our common stock and preferred stock, approve choice of forum provisions, remove the provisions providing for a classified board of directors, remove the provision renouncing the corporate opportunity doctrine, and approve all other changes including eliminating certain provisions related to our Initial Business Combination (as defined in this proxy statement/prospectus) that will no longer be relevant following the closing of the Business Combination (the “Closing”);

3.      The “Election of Directors Proposal” — to consider and vote upon a proposal to elect, effective at the Closing, eight directors to serve on our board of directors until the next annual meeting of stockholders, and until their respective successors are duly elected and qualified.

4.      The “NYSE Proposal” — to consider and vote upon a proposal to approve, for purposes of complying with the applicable provisions of Section 312.03 of the NYSE’s (as defined below) Listed Company Manual, (a) the issuance of more than 20% of Live Oak’s Common Stock in connection with the Business Combination, including, without limitation, to the investors in the PIPE (as defined below) and (b) the issuance of shares of Live Oak’s Common Stock to a Related Party (as defined in Section 312.03 of the NYSE’s Listed Company Manual) in connection with the Business Combination.

5.      The “Equity Incentive Plan Proposal” — to consider and vote upon a proposal to approve and adopt the equity incentive award plan established to be effective after the Closing of the Business Combination.

6.      The “Employee Stock Purchase Plan Proposal” — to consider and vote upon a proposal approve and adopt the employee stock purchase plan established to be effective after the Closing of the Business Combination.

7.      The “Adjournment Proposal” — to consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve one or more proposals presented to stockholders for vote.

This proxy statement/prospectus (including the financial statements and annexes attached thereto) contains a more complete description of the proposed Business Combination and related transactions and each of our proposals. We encourage you to read this proxy statement/prospectus carefully. If you have any questions or need assistance voting your shares, please call our proxy solicitor, Morrow Sodali LLC, at (800) 662-5200; banks and brokers can call collect at (203) 658-9400. Only holders of record of Live Oak Class A Common Stock and Live Oak Class B Common Stock at the close of business on             , 2020 are entitled to notice of the special meeting and to vote and have their votes counted at the special meeting and any adjournments or postponements thereof. All of the shares of Live Oak Class B Common Stock, representing approximately 20% of our outstanding shares of common stock, are held by the Sponsor. The Sponsor has indicated that it intends to vote FOR all of the proposals at the special meeting. Proxies are not being solicited from the Sponsor.

After careful consideration, the board of directors of Live Oak has determined that the Business Combination Proposal, the Charter Amendment Proposal, the Election of Directors Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal, the NYSE Proposal and the Adjournment Proposal are fair to and in the best interests of Live Oak and its stockholders and unanimously recommends that you vote or give instruction to vote “FOR” each of these proposals, if presented. When you consider the Live Oak board of directors’ recommendation of these proposals, you should keep in mind that our directors and officers have interests in the Business Combination that are different from, or in addition to, the interests of Live Oak stockholders generally. Please see the section entitled “Business Combination — Interests of Live Oak’s Directors and Officers in the Business Combination” for additional information. The Live Oak board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the Business Combination and in recommending to the Live Oak stockholders that they vote in favor of the proposals presented at the special meeting.

Consummation of the Business Combination is conditioned on the approval of each of the Business Combination Proposal, the Charter Amendment Proposal, the Election of Directors Proposal, the Equity Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal. If any of those proposals are not approved, we will not consummate the Business Combination.

To raise additional proceeds to fund the Business Combination, Live Oak has entered into subscription agreements (containing commitments to funding that are subject only to conditions that generally align with the conditions set forth in the Merger Agreement), pursuant to which certain investors have agreed to purchase an aggregate of 21,000,000 shares of Live Oak Class A Common Stock, which we refer to as the “PIPE,” for a price of $10.00 per share for an aggregate commitment of $210,000,000.

Pursuant to Live Oak’s Third Amended and Restated Certificate of Incorporation, a holder of public shares may demand that Live Oak redeem such shares for cash if the Business Combination is consummated. Holders of public shares will be entitled to receive cash for these shares only if they (i) demand that Live Oak redeem their shares for cash no later than the second business day prior to the vote on the Business Combination Proposal by delivering their stock to Live Oak’s transfer agent prior to the vote at the special meeting and (ii) affirmatively vote for or against the Business Combination Proposal. If the Business Combination is not completed, these shares will not be redeemed. If a holder of public shares properly demands redemption and votes for or against the Business Combination Proposal, Live Oak will redeem each public share for a full pro rata portion of Live Oak’s trust account, calculated as of two business days prior to the consummation of the Business Combination.

In light of the ongoing health concerns relating to the COVID-19 coronavirus pandemic and to best protect the health and welfare of Live Oak’s stockholders and personnel, the special meeting is currently scheduled to be held entirely online as indicated above. Stockholders of record may vote their shares electronically at the special meeting by following the instructions at https://www.cstproxy.com/liveoakacq/sm2020. Stockholders are also urged to vote their proxies by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope.

By Order of the Board of Directors,

Richard J. Hendrix
Chief Executive Officer

          , 2020

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST ELECT TO HAVE LIVE OAK REDEEM YOUR SHARES FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO LIVE OAK’S TRANSFER AGENT AT LEAST TWO (2) BUSINESS DAYS PRIOR TO THE VOTE AT THE SPECIAL MEETING. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT AND WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. PLEASE SEE THE SECTION ENTITLED “THE SPECIAL MEETING OF LIVE OAK STOCKHOLDERS — REDEMPTION RIGHTS” FOR MORE SPECIFIC INSTRUCTIONS

i

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form S-4 filed with the SEC, by Live Oak (File No. 333-          ) (the “Registration Statement”), constitutes a prospectus of Live Oak under Section 5 of the Securities Act of 1933, as amended, with respect to the shares of Live Oak Class A Common Stock to be issued if the Business Combination is consummated. This document also constitutes a notice of meeting and a proxy statement of Live Oak under Section 14(a) of the Securities Exchange Act of 1934, as amended, with respect to the special meeting of Live Oak stockholders at which Live Oak stockholders will be asked to consider and vote upon a proposal to approve the Business Combination by the approval and adoption of the Merger Agreement, among other matters.

FREQUENTLY USED TERMS

In this document:

“Adjournment Proposal” means a proposal to adjourn the special meeting of the stockholders of Live Oak to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve one or more proposals presented to stockholders for vote at such special meeting.

“Adjustment Holdback Amount” means Four Million Five Hundred Thousand Dollars ($4,500,000).

“Adjustment Holdback Shares” means the number of shares of Live Oak Class A Common Stock equal to the quotient obtained by dividing (a) the Adjustment Holdback Amount by (b) $10.00.

“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, controls, is under common control with, or is controlled by such specified Person. The term “control” (including its correlative meanings “under common control with” and “controlled by”) as used in the preceding sentence means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of securities or partnership or other interests, by contract, or otherwise.

“Anchor Investor” means certain investment funds and accounts managed by Atalaya Capital Management LP, a member of the Sponsor.

“Benefit Plan” means (a) an “employee benefit plan” within the meaning of Section 3(3) of ERISA, (b) a stock bonus, stock purchase, stock option, restricted stock, stock appreciation right or similar equity or equity-based plan, or (c) any other retirement or deferred compensation plan, incentive compensation plan, commission plan or arrangement, retention plan or agreement, unemployment compensation plan, vacation pay, change in control, severance pay, bonus or benefit arrangement, insurance or hospitalization program, flexible benefit plan, cafeteria plan, dependent care plan, or fringe benefit plan for any current or former employee, director, consultant or agent, whether pursuant to a written plan, agreement, arrangement, or Contract or pursuant to custom or understanding.

“broker non-vote” means the failure of a Live Oak stockholder, who holds his or her shares in “street name” through a broker or other nominee, to give voting instructions to such broker or other nominee.

“Business Combination” means the transactions contemplated by the Merger Agreement.

“Business Combination Proposal” means the proposal to approve the adoption of the Merger Agreement and the Business Combination.

“Business Day” means any day of the year other than (a) any Saturday or Sunday or (b) any other day on which banks or government offices located in New York, New York are authorized or required to be closed for business.

“Cancelled Shares” means each share of Danimer Common Stock issued and outstanding immediately prior to the Effective Time that is held in the treasury of Danimer or owned by Danimer, Live Oak, or Merger Sub.

“Cash” means cash and cash equivalents (including bank deposits, checks and drafts received but not yet cleared and convertible to cash within five (5) Business Days), excluding Restricted Cash.

“Closing” means the consummation of the Business Combination.

“Closing Date” means the date on which the Closing occurs.

“Closing Date Net Debt” means an amount equal to the Net Debt, on the calendar day immediately preceding the Closing Date.

“Closing Payment” means an amount equal to (i) the Estimated Merger Consideration, plus (ii) the aggregate amount of the exercise prices of all Danimer Options and Danimer Warrants that remain outstanding as of immediately prior to the Closing, minus (iii) the Adjustment Holdback Amount, and minus (iv) the Shareholder Representative Amount.

“Closing Per Share Merger Consideration” means a number of shares of Live Oak Class A Common Stock equal to the quotient obtained by dividing (a)(i) the Closing Payment divided by (ii) the sum of (x) the total number of shares Danimer Common Stock (other than Cancelled Shares) issued and outstanding immediately prior to the Effective Time plus (y) the total number of Danimer Common Stock issuable in respect of all Danimer Options and Danimer Warrants that remain outstanding as of immediately prior to the Closing, by (b) $10.00.

“Closing Date” means the date on which the Closing occurs.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” means any contract, agreement, letter of intent, lease, license, indenture, mortgage, note, bond, guaranty, or other arrangement or understanding, whether written or oral.

“Danimer” means Meredian Holdings Group, Inc., doing business as Danimer Scientific, a Georgia corporation.

“Danimer Benefit Plan” means each Benefit Plan that is sponsored or maintained by Danimer or any of its ERISA Affiliates or with respect to which Danimer or any of its ERISA Affiliates has any Liability.

“Danimer Common Stock” means Danimer’s common stock, with a par value of $0.001 per share.

“Danimer Convertible Notes” means the approximately $10.9 million aggregate principal amount of 8% convertible notes currently issued and outstanding.

“Danimer Options” means all options to purchase outstanding shares of Danimer Common Stock, whether or not exercisable and whether or not vested, immediately prior to the Closing under the Danimer option plans or otherwise.

“Danimer Warrants” means 55,319 warrants to purchase shares of Danimer Common Stock currently issued and outstanding.

“DGCL” means the Delaware General Corporation Law.

“Dissenting Shares” means Danimer Common Stock (other than Cancelled Shares) issued and outstanding immediately prior to the Effective Time and held by a Danimer shareholder who is entitled to demand and properly demands appraisal of such Danimer Common Stock pursuant to, and who otherwise complies in all respects with, Article 13 of the Georgia Business Corporation Code.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, with respect to any Person, any corporation, trade, or business which, together with such Person, is a member of a controlled group of corporations or a group of trades or businesses under common control within the meaning of Sections 414(b) or 414(c) of the Code.

“Equity Incentive Plan Proposal” means the proposal to approve the adoption of the Live Oak 2020 Acquisition Corp. Long-Term Incentive Plan.

“Equity Interests” means (a) shares of capital stock, limited liability company membership interests, partnership interests, or other equity interests of an entity, as applicable, and (b) any options, warrants, or other securities exercisable for or convertible into any of the securities described in clause (a).

“Estimated Merger Consideration” means Danimer’s good faith estimate of the Merger Consideration set forth on the statement delivered to Live Oak at least three Business Days prior to the Closing Date.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exchange Agent” means Continental Stock Transfer & Trust Company.

“Exchange Agent Agreement” means the Exchange Agent Agreement between Live Oak and the Exchange Agent.

“Founder Shares” means the shares of Live Oak Class B Common Stock initially purchased by the Sponsor in a private placement in connection with the IPO.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any federal, state, provincial, local, foreign, or supra-national government or other political subdivision thereof or any entity, body, authority, agency, commission, court, tribunal, or judicial body exercising executive, legislative, judicial, regulatory, arbitral, or administrative Law functions, including quasi-governmental entities established to perform such functions.

“Indebtedness” means, with respect to any person, without duplication, (a) all indebtedness of such person for borrowed money, loans, or advances, (b) all indebtedness for the deferred purchase price of properties, assets, or services (including all earn-out obligations), (c) all obligations evidenced by notes, bonds, debentures, or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement, (e) all obligations under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) all reimbursement, payment, or similar obligations, contingent or otherwise, under any banker’s acceptance, letter of credit, or similar facility, (g) all obligations under surety bonds and performance bonds, (h) all obligations under any interest rate, currency, or other derivative, hedging, swap, or similar instrument, (i) other than as set forth on Schedule 1.1(a) to the Merger Agreement, all Liabilities of any person pursuant to any settlement agreements and (j) all Liabilities of any other person described in clauses (a) through (i) above that such person has, directly or indirectly, guaranteed or assumed, or that is otherwise its legal obligation. The amount of such person’s Indebtedness shall include the aggregate principal amount thereof, all accrued and unpaid interest thereon, and any premiums or penalties, including any prepayment penalties, payable with respect thereto. For the avoidance of doubt, any amount included as a Transaction Expense shall not constitute Indebtedness.

“Intellectual Property” means all (a) patents and pending patent applications, including provisionals, continuations, divisionals, continuations-in-part, reissues, or reexaminations thereof, (b) trademarks, service marks, trade names, service names, trade dress, and Internet domain names, together with the goodwill exclusively associated with any of the foregoing, and all applications, registrations and renewals thereof, (c) copyrights and works of authorship, (d) Know-How, and (e) Software.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IPO” means Live Oak’s initial public offering of units, consummated on May 8, 2020.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012, as amended.

“Know-How” means trade secrets, inventions, discoveries, formulae, practices, processes, procedures, ideas, specifications, engineering data, databases, and data collections.

“Law” means any law, statute, regulation, ordinance, rule, code, requirement, or rule of law (including common law) enacted, promulgated, issued, released, or imposed by any Governmental Authority.

“Liability” means any debt, liability, commitment, or obligation of any nature, whether pecuniary or not, asserted or unasserted, accrued or unaccrued, absolute or contingent, matured or unmatured, liquidated or unliquidated, determined or determinable, incurred or consequential, known or unknown, and whether due or to become due, including those arising under any contract, law, or order.

“Live Oak” means Live Oak Acquisition Corp., a Delaware corporation.

“Live Oak Class A Common Stock” means Live Oak’s Class A Common Stock, par value $0.0001 per share.

“Live Oak Class B Common Stock” means Live Oak’s Class B Common Stock, par value $0.0001 per share.

“Live Oak Initial Stockholders” means the Sponsor, Live Oak’s officers and directors.

v

“Live Oak Representative” means Live Oak Sponsor Partners, LLC, as representative for Live Oak for certain purposes described in the Merger Agreement.

“Live Oak Unit” means one share of Live Oak Class A Common Stock and one half of one Live Oak Warrant.

“Live Oak Warrant Agreement” means the warrant agreement, dated May 5, 2020, by and between Live Oak and Continental Stock Transfer & Trust Company, governing Live Oak’s outstanding warrants.

“Live Oak Warrants” means warrants to purchase shares of Live Oak Class A Common Stock as contemplated under the Live Oak Warrant Agreement, with each warrant exercisable for one share of Live Oak Class A Common Stock at an exercise price of $11.50.

“Material Adverse Effect” means any event, change, or occurrence that, individually or in the aggregate with any other events, changes, or occurrences, (i) has had, or would reasonably be expected to have, a material adverse effect on the business, assets, Liabilities, condition (financial or otherwise), or results of operations of Danimer and its Subsidiaries (on a long-term basis), taken as a whole, or (ii) that materially impairs, or would reasonably be expected to materially impair, individually or in the aggregate, the ability of Danimer to consummate the transactions contemplated by the Merger Agreement; provided, however, that, solely with respect to clause (i) above, excluding any event, change, or occurrence resulting from: (a) effects generally affecting the industries or segments thereof in which Danimer or its Subsidiaries operates; (b) general business, economic, or political conditions (or changes therein); (c) any outbreak or escalation of hostilities or declared or undeclared acts of war, sabotage, terrorist attack, or any other act of terrorism; (d) any natural or man-made disaster or acts of God; (e) any epidemic, pandemic or disease outbreak (including the Covid-19 virus); (f) any failure by the Company or its Subsidiaries, taken as a whole to meet budgets, plans, projections, or forecasts (whether internal or otherwise) for any period (it being understood that the underlying cause of the failure to meet such budgets, plans, projections, or forecasts shall be taken into account in determining whether a Material Adverse Effect has occurred or could occur); (g) changes in Law or interpretation thereof or GAAP or interpretation thereof; or (h) events attributable to the announcement of the execution of the Merger Agreement or any Contract that is to be entered into at the Closing or otherwise pursuant to the Merger Agreement on or prior to the Closing Date, the announcement of the transactions contemplated hereby or thereby, or the consummation of the transactions contemplated hereby or thereby; provided, however, that any event, change, or occurrence resulting from the matters referred to in clauses (a) and (b) above shall be excluded only to the extent such matters do not disproportionately impact Danimer and its Subsidiaries, taken as a whole, as compared to other Persons operating in the same or similar industry.

“Merger” means the merger of Merger Sub with and into Danimer, with Danimer surviving the Merger as a wholly-owned subsidiary of Live Oak.

“Merger Agreement” means the Agreement and Plan of Merger, dated as of October 3, 2020, as may be amended from time to time, by and among Live Oak, Merger Sub, Danimer, the Live Oak Representative and the Shareholder Representative, as amended by Amendment No. 1 to Agreement and Plan of Merger, dated as of October 8, 2020, by and among Live Oak, Merger Sub, Danimer, the Live Oak Representative and the Shareholder Representative.

“Merger Consideration” means an amount equal to: (a) $450,000,000; (b) minus Closing Date Net Debt; (c) minus the Transaction Expenses Adjustment Amount; and (d) plus any Earn-Out Shares.

“Merger Sub” means Green Merger Corp., a wholly-owned subsidiary of Live Oak incorporated in the State of Georgia.

“Merger Sub Common Stock” means Merger Sub’s common stock, par value $0.0001 per share.

“Net Debt” means (i) the aggregate consolidated Indebtedness of Danimer and its Subsidiaries (including prepayment penalties that would be due if paid off at the Closing), minus (ii) the aggregate consolidated Indebtedness incurred by Danimer and its Subsidiaries pursuant to their participation in the NMTC Program and the Paycheck Protection Program, minus (iii) Cash of Danimer, minus (iv) the amount of all capital expenditures (whether paid in Cash or through the issuance of Danimer Common Stock) up to a maximum of Ten Million Dollars ($10,000,000) made by Danimer and its Subsidiaries from September 18, 2020 through the Closing Date solely in connection with Danimer’s “Phase 2” expansion of the Winchester, Kentucky facility (“Kentucky Facility”), minus (v) the principal amount of and accrued but unpaid interest on all promissory notes issued in favor of Danimer.

“New Danimer” means Live Oak, following consummation of the Business Combination.

“NYSE” means the New York Stock Exchange.

“PCAOB” means the Public Company Accounting Oversight Board.

“PCAOB Audited Financials” means the audited consolidated balance sheet of Danimer and its consolidated subsidiaries as of December 31, 2018 and December 31, 2019, and the related audited consolidated statements of operations and cash flows of Danimer and its consolidated subsidiaries for such years, each audited in accordance with the auditing standards of the PCAOB.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, trust, Governmental Authority, or other legal entity.

“PIPE” means the sale of PIPE Shares to the Subscribers, for a purchase price of $10.00 per share and an aggregate purchase price of $210,000,000, in a private placement.

“PIPE Shares” means an aggregate of 21,000,000 shares of Live Oak Class A Common Stock to be issued to Subscribers in the PIPE.

“Private Warrants” means the warrants to purchase shares of Live Oak Class A Common Stock purchased in a private placement in connection with the IPO.

“Proposed Transactions” means the Business Combination and other proposed transactions contemplated by the Merger Agreement.

“prospectus” means the prospectus included in the Registration Statement on Form S-4 (Registration No. 333-          ) filed with the SEC.

“Public Shares” means shares of Live Oak Class A Common Stock issued as part of the units sold in the IPO.

“Public Stockholders” means the holders of shares of Live Oak Class A Common Stock.

“Public Warrants” means the warrants included in the units sold in the IPO, each of which is exercisable for one share of Live Oak Class A Common Stock, in accordance with its terms.

“Restricted Cash” means cash needed to satisfy any outstanding check payable by Danimer or any of its Subsidiaries, ACH transaction and other wire transfers, cash required to collateralize any letters of credit, surety bonds, performance bonds, or other similar instruments and any other cash that is otherwise not freely usable by Danimer as of the Closing because it is subject to express contractual restrictions or limitations on use or distribution by law, contract or otherwise.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Shareholder Representative” means John A. Dowdy, Jr., as representative of the shareholders of Danimer for certain purposes described in the Merger Agreement.

“Shareholder Representative Amount” means Two Hundred Fifty Thousand Dollars ($250,000).

“Software” means: (i) computer programs, including software implementation of algorithms, models and methodologies, whether in source-code, object-code, or human readable or other form, including firmware, operating systems, and specifications; (ii) database software that is accessed using computer programs; (iii) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons, and icons; and (iv) documentation, including programmer notes, user manuals, and training materials, relating to such computer programs; but shall not include standard, commercial, off-the-shelf software.

“Sponsor” means Live Oak Sponsor Partners, LLC, a Delaware limited liability company.

“Support Agreement” means each of the Support Agreements, dated as of October 3, 2020, by and among Live Oak and certain of Danimer’s executive officers, directors, affiliates, founders and their family members, and holders of 5% or more of the outstanding shares of Danimer Common Stock.

“Subscribers” means the purchasers of the PIPE Shares.

“Subsidiary” of any person means (i) any corporation, limited liability company, joint venture, trust, or other legal entity, an amount of the voting Equity Interests of which sufficient to elect at least a majority of the board of directors, board of managers, or other governing body of such corporation, limited liability company, joint venture, trust, or other legal entity is owned or controlled, directly or indirectly, by such person or one or more other Subsidiaries of such person or a combination thereof or (ii) any partnership of which such person or another Subsidiary of such person is the general partner.

“Surviving Corporation” means the entity surviving the Merger as a wholly-owned subsidiary of Live Oak.

“Tax” or “Taxes” means (a) all taxes and similar charges, fees, duties, levies, imposts, tariffs, licenses, escheat or other assessments (including income, gross receipts, net proceeds, ad valorem, withholding, turnover, real or personal property (tangible and intangible), occupation, customs, import and export, sales, use, franchise, excise, goods and services, value added, stamp, user, transfer, registration, recording, fuel, profit, excess profits, capital stock, unclaimed property, alternative or add-on minimum, estimated, premium, environmental, occupational, interest equalization, windfall profits, severance, payroll, employment, unemployment, disability, and social security or other taxes or fees) that are imposed by any Governmental Authority, in each case including any interest, penalties, or additions to tax attributable thereto (or attributable to the nonpayment thereof), (b) any Liability for payment of amounts described in clause (a) whether as a result of transferee Liability, of being a member of an affiliated, consolidated, combined or unitary group for any period (including under Treasury Regulation Section 1.1502-6 or any predecessor thereof or any similar provision of state, local or foreign Law), transferor Liability, successor Liability, by contract or otherwise through operation of Law and (c) any Liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other Person.

“Tax Return” means any report, return, declaration, election, estimate, information statement, claim for refund or other information or filing (including any related or supporting information and any amendment to any of the foregoing) required to be supplied to a Governmental Authority or any Person in connection with any Taxes.

“Transaction Expenses” means (a) all fees and expenses incurred or payable by Danimer or its Subsidiaries in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement, including all fees and expenses of any investment bankers, attorneys, accountants, consultants, experts, or other professionals engaged by or on behalf of Danimer or its Subsidiaries in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement, (b) other than as set forth on Schedule 1.1(f) to the Merger Agreement, all transaction bonuses, retention payments, change-of-control payments, severance payments and other amounts payable to any employee of Danimer in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement, (c) the cost of the directors’ and officers’ “tail” insurance policy obtained by Danimer or its Subsidiaries pursuant to Section 6.6 of the Merger Agreement, (d) fifty percent (50%) of the fees and expenses of the Exchange Agent pursuant to the Exchange Agent Agreement and (e) fifty percent (50%) of the filing fees associated with the HSR Act filing payable pursuant to Section 6.3(b) of the Merger Agreement; provided, that in the case of each of clauses (a) to (e), to the extent not paid prior to the Closing.

“Transaction Expenses Adjustment Amount” means (a) an amount equal to the greater of (i) the amount of all Transaction Expenses up to a maximum of One Million Six Hundred Thousand Dollars ($1,600,000) and (ii) the amount of all Transaction Expenses incurred that are legal fees and expenses, minus (b) the amount of all Transaction Expenses paid by Danimer and its Subsidiaries prior to Closing.

“Trust Account” means the trust account that holds a portion of the proceeds of the IPO and the concurrent sale of the Private Warrants.

“Warrant Sale and Support Agreement” means the warrant sale and support agreement, dated as of October 2, 2020, between the Sponsor, Valfund Plastics, LLC, a Florida limited liability company (“Valfund Plastics”) and certain Danimer shareholders.

QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION

The following questions and answers briefly address some commonly asked questions about the proposals to be presented at the special meeting, including with respect to the proposed Business Combination. The following questions and answers may not include all the information that is important to Live Oak stockholders. Stockholders are urged to read carefully this entire proxy statement/prospectus, including the financial statements and annexes attached hereto and the other documents referred to herein.

Questions and Answers About the Special Meeting of Live Oak’s Stockholders and the Related Proposals

Q.     Why am I receiving this proxy statement/prospectus?

A.     Live Oak has entered into the Merger Agreement with Danimer and the other parties thereto pursuant to which Merger Sub will be merged with and into Danimer, with Danimer surviving the Merger as a wholly-owned subsidiary of Live Oak. Subject to the terms of the Merger Agreement, the base aggregate merger consideration to be paid in connection with the Business Combination is $450 million, subject to the adjustments described elsewhere in this proxy statement/prospectus. In addition to the base merger consideration, Danimer’s shareholders will be entitled to receive, as additional consideration, up to an aggregate of 6,000,000 additional shares of Live Oak Class A Common Stock (the “Earn-Out Shares”) if the volume-weighted average price of Live Oak Class A Common Stock equals or exceeds certain thresholds for any twenty trading days within a 30-day trading period beginning on the six month anniversary of the Closing Date and ending on the fifth anniversary of the Closing Date. All consideration for the Business Combination (other than any shareholders electing to exercise dissenters’ rights in accordance with applicable law and the payment of cash for any fractional shares) will be paid in the form of shares of Live Oak Class A Common Stock. A copy of the Merger Agreement is attached to this proxy statement as Annex A.

Live Oak stockholders are being asked to consider and vote upon the Business Combination Proposal to approve the adoption of the Merger Agreement and the Business Combination, among other proposals.

The Live Oak Class A Common Stock, Live Oak Warrants and Live Oak Units are currently listed on NYSE under the symbols “LOAK,” “LOAK WS” and “LOAK.U,” respectively. Live Oak has applied to list shares of Live Oak Class A Common Stock and the Live Oak Warrants on NYSE under the symbols “DNMR” and “DNMR.W”, respectively, in connection with the Closing. All outstanding Live Oak Units will be separated into their underlying securities immediately prior to the Closing. Accordingly, Live Oak will not have any units following consummation of the Business Combination, and therefore there will be no NYSE listing of the Live Oak Units following the consummation of the Business Combination.

This proxy statement/prospectus and its annexes contain important information about the proposed Business Combination and the proposals to be acted upon at the special meeting. You should read this proxy statement/prospectus and its annexes carefully and in their entirety. This document also constitutes a prospectus of Live Oak with respect to the Live Oak Class A Common Stock issuable in connection with the Business Combination.

Q.     What matters will stockholders consider at the special meeting?

A.     At the Live Oak special meeting of stockholders, Live Oak will ask its stockholders to vote in favor of the following proposals (the “Live Oak Proposals”):

1.      The Business Combination Proposal — a proposal to approve and adopt the Merger Agreement and the Business Combination;

2.      The Charter Amendment Proposal — a proposal to amend Live Oak’s Third Amended and Restated Certificate of Incorporation, as more fully described elsewhere herein;

3.      The Election of Directors Proposal — a proposal to elect the directors comprising the board of directors of Live Oak following the Closing of the Business Combination;

4.      The NYSE Proposal — a proposal to approve, for purposes of complying with the applicable provisions of the NYSE’s Listed Company Manual, (a) the issuance of more than 20% of Live Oak’s Common Stock in connection with the Business Combination, including, without limitation, to the investors in the PIPE and (b) the issuance of shares of Live Oak’s Common Stock to a Related Party (as defined in Section 312.03 of the NYSE’s Listed Company Manual) in connection with the Business Combination;

5.      The Equity Incentive Plan Proposal — a proposal to approve and adopt the equity incentive award plan established to be effective after the Closing of the Business Combination;

6.      The Employee Stock Purchase Plan Proposal — a proposal to approve and adopt the employee stock purchase plan established to be effective after the Closing of the Business Combination; and

7.      The Adjournment Proposal — a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve one or more proposals presented to stockholders for vote.

Q.     Are any of the proposals conditioned on one another?

A.     The Charter Amendment Proposal, Election of Directors Proposal, Equity Incentive Plan Proposal, NYSE Proposal and Employee Stock Purchase Plan Proposal are all conditioned on the approval of the Business Combination Proposal. The Adjournment Proposal does not require the approval of the Business Combination Proposal and Business Combination to be effective. It is important for you to note that in the event that the Business Combination Proposal is not approved, then Live Oak will not consummate the Business Combination. If Live Oak does not consummate the Business Combination and fails to complete an initial business combination by May 8, 2022 or obtain the approval of Live Oak stockholders to extend the deadline for Live Oak to consummate an initial business combination, then Live Oak will be required to dissolve and liquidate.

Q.     What will happen upon the consummation of the Business Combination?

A.     Upon consummation of Business Combination, Merger Sub will merge into Danimer, whereupon Merger Sub will cease to exist and Danimer will continue as the surviving entity and become a direct wholly-owned subsidiary of Live Oak and Live Oak will change its name to “Danimer Scientific, Inc.”. The Merger will have the effects specified under Georgia law. As consideration for the Business Combination, each outstanding share of Danimer Common Stock will be exchanged for a number of shares of Live Oak Class A Common Stock equal to the Closing Per Share Merger Consideration.

Q.     Why is Live Oak proposing the Business Combination Proposal?

A.     Live Oak was organized for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Live Oak is not limited to any particular industry, sector or geographic region for purposes of consummating a business combination.

Live Oak received gross proceeds of $206,000,000, from its IPO and sale of the Private Warrants, $200,000,000 of which was placed into the Trust Account immediately following the IPO. In accordance with Live Oak’s Third Amended and Restated Certificate of Incorporation, the funds held in the Trust Account will be released upon the consummation of the Business Combination. See the question entitled “— What happens to the funds held in the Trust Account upon consummation of the Business Combination?”

There currently are 20,000,000 shares of Live Oak Class A Common Stock issued and outstanding and 5,000,000 shares of Live Oak’s Class B Common Stock issued and outstanding. In addition, there currently are 16,000,000 Live Oak Warrants issued and outstanding, consisting of 10,000,000 Public Warrants and 6,000,000 Private Warrants. Each whole Live Oak Warrant entitles the holder thereof to purchase one share of Live Oak Class A Common Stock at a price of $11.50 per share. The Live Oak Warrants will become exercisable 30 days after the completion of a business combination, and expire at 5:00 p.m., New York City time, five years after the completion of a business combination or earlier upon redemption or liquidation. The Private Warrants, however, are non-redeemable so long as they are held by the Sponsor or its permitted transferees.

Under Live Oak’s Third Amended and Restated Certificate of Incorporation, Live Oak must provide all holders of Public Shares with the opportunity to have their Public Shares redeemed upon the consummation of Live Oak’s initial business combination in conjunction with a stockholder vote. See “The Special Meeting of Live Oak Stockholders — Redemption Rights.”

Q.     Who is Danimer?

A.     Danimer is a performance polymer company specializing in bioplastic replacements for traditional petrochemical-based plastics. Danimer, through its principal operating subsidiaries, Meredian, Inc., Danimer Scientific, L.L.C. and Danimer Scientific Kentucky, Inc., brings together innovative technologies to deliver renewable, environmentally friendly bioplastic materials to global consumer product companies. Danimer has core competencies in fermentation process engineering, chemical engineering and polymer science. In addition, Danimer has created an extensive intellectual property portfolio to protect its innovations which, together with its technology, serves as a valuable foundation for its business and future industry collaborations. See “Information About Danimer.”

Q.     What equity stake will current Live Oak stockholders and Danimer shareholders have in New Danimer after the Closing?

A.     It is anticipated that, upon the completion of the Business Combination, the ownership of New Danimer will be as follows:

•        current Danimer shareholders will collectively own 38,748,686 shares of Live Oak Class A Common Stock, representing approximately 45.72% of the total shares outstanding;

•        the PIPE Investors will collectively own 21,000,000 shares of Live Oak Class A Common Stock, representing approximately 24.78% of the total shares outstanding;

•        the Public Stockholders will collectively own 20,000,000 shares of Live Oak Class A Common Stock, representing approximately 23.60% of the total shares outstanding; and

•        the holders of Founder Shares will collectively own 5,000,000 shares of Live Oak Class A Common Stock upon the automatic conversion of the Founder Shares into Live Oak Class A Common Stock on a one-to-one basis, representing approximately 5.90% of the total shares outstanding.

The numbers of shares and percentage interests set forth above are based on a number of assumptions, including that (i) none of the Public Stockholders exercise their redemption rights, (ii) Danimer does not issue any additional equity securities (or securities convertible into equity securities) subsequent to the date hereof and prior to the Business Combination other than shares issuable upon conversion of the Danimer Convertible Notes, (iii) the amount of Net Debt at Closing is equal to $8,140,304, (iv) the Transaction Expenses Adjustment Amount is $0, (v) the Danimer Convertible Notes are converted immediately prior to Closing and (vi) none of the current holders of outstanding Danimer Options or Danimer Warrants decide to exercise such securities subsequent to the date hereof and prior to the consummation of the Business Combination. If the actual facts differ from our assumptions, the numbers of shares and percentage interests set forth above will be different. In addition, the numbers of shares and percentage interests set forth above do not take into account (i) potential future exercises of Live Oak Warrants, (ii) the Earn-Out Shares, (iii) shares issuable in connection with the Adjustment Holdback Amount, (iv) shares issuable in connection with the Shareholder Representative Amount or (v) shares issuable upon the future exercise of outstanding options and warrants to purchase shares of Danimer Common Stock following conversion pursuant to the Merger Agreement.

Q.     What are the milestones that need to be achieved in order for the Danimer shareholders to receive additional shares of Live Oak Class A Common Stock?

A.     In addition to the Closing Per Share Merger Consideration, Live Oak will issue or cause to be issued to each Danimer shareholder its pro rata portion of the following contingent merger consideration amounts, subject to the following terms and conditions:

(a)     2,500,000 shares of Live Oak Class A Common Stock if the volume weighted average price of Live Oak Class A Common Stock on the NYSE or such other exchange as such shares may then be listed as reported on Bloomberg L.P. under the function “VWAP” (or, if not reported therein, in another authoritative source mutually selected by the parties) (“VWAP”) equals or exceeds fifteen dollars ($15.00) per share for any twenty (20) trading days within a 30-day trading period beginning on the six (6) month anniversary of the Closing Date and ending on the third anniversary of the Closing Date;

(ii)    2,500,000 shares of Live Oak Class A Common Stock if the VWAP of Live Oak Class A Common Stock on the NYSE or such other exchange as such shares may then be listed equals or exceeds twenty dollars ($20.00) per share for any twenty (20) trading days within a 30-day trading period beginning on the six (6) month anniversary of the Closing Date and ending on the fifth anniversary of the Closing Date; and

(iii)   1,000,000 shares of Live Oak Class A Common Stock if the VWAP of Live Oak Class A Common Stock on the NYSE or such other exchange as such shares may then be listed equals or exceeds twenty-five dollars ($25.00) per share for any twenty (20) trading days within a 30-day trading period beginning on the six (6) month anniversary of the Closing Date and ending on the fifth anniversary of the Closing Date.

The right of a Danimer shareholder to receive any portion of the Earn-Out Shares under the Merger Agreement will be non-transferable, and no Danimer shareholder may transfer, assign, pledge or convey any interest in the Earn-Out Shares, except by operation of law.

Q.     Who will be the officers and directors of Live Oak if the Business Combination is consummated?

A.     Immediately following the consummation of the Business Combination, the board of directors of New Danimer (the “New Danimer Board”) will be comprised of Stephen E. Croskrey, Chairman of the Board and Chief Executive Officer of Danimer, John P. Amboian, Chairman of Live Oak, Richard J. Hendrix, Chief Executive Officer of Live Oak, Christy Basco, Philip Gregory Calhoun, Gregory Hunt, Dr. Isao Noda and Stuart Pratt. Immediately following the consummation of the Business Combination, we expect that the following will be the officers of New Danimer: Stephen E. Croskrey, as Chief Executive Officer, John A. Dowdy, III, as Chief Financial Officer, Phillip Van Trump, as Chief Science & Technology Officer, Michael Smith, as Chief Operating Officer and Scott Tuten as Chief Marketing & Sustainability Officer. See “Management After the Business Combination.”

Q.     What conditions must be satisfied to complete the Business Combination?

A.     There are a number of closing conditions in the Merger Agreement, including that Live Oak’s stockholders have approved and adopted the Merger Agreement. For a summary of the conditions that must be satisfied or waived prior to completion of the Business Combination, see the section entitled “The Merger Agreement — Conditions to Closing.”

Q.     What happens if I sell my shares of Live Oak Class A Common Stock before the special meeting of stockholders?

A.     The record date for the special meeting of stockholders will be earlier than the date that the Business Combination is expected to be completed. If you transfer your shares of Live Oak Class A Common Stock after the record date, but before the special meeting of stockholders, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the special meeting of stockholders. However, you will not be entitled to receive any shares of Live Oak Class A Common Stock following the Closing because only Live Oak’s stockholders on the date of the Closing will be entitled to receive shares of Live Oak Class A Common Stock in connection with the Closing.

Q.     What is the quorum requirement for the special meeting of stockholders?

A.     A quorum will be present at the special meeting of stockholders if a majority of the holders of shares of outstanding Live Oak Class A Common Stock and Live Oak Class B Common Stock entitled to vote at such meeting is represented in person or by proxy. In the absence of a quorum, the chairman of the meeting may adjourn the special meeting.

As of the record date for the special meeting, 12,500,001 shares of Live Oak Class A Common Stock and Live Oak Class B Common Stock would be required to achieve a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or your broker, bank or other nominee submits one on your behalf) or if you vote in person at the special meeting of stockholders. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the shares represented by stockholders present at the special meeting or by proxy may authorize adjournment of the special meeting to another date.

Q.     What vote is required to approve the proposals presented at the special meeting of stockholders?

A.     The approval of each of the Business Combination Proposal, the NYSE Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and Adjournment Proposal require the affirmative vote of a majority of the votes cast by holders of shares of Live Oak Class A Common Stock and Live Oak Class B Common Stock, voting as a single class, represented at the special meeting in person or by proxy. Accordingly, if a valid quorum is established, a Live Oak stockholder’s failure to vote by proxy or to vote at the special meeting with regard to the Business Combination Proposal, the NYSE Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and Adjournment Proposal will have no effect on such proposals.

The approval of the Charter Amendment Proposal requires the affirmative vote of holders of a majority of Live Oak’s outstanding shares of Live Oak Class A Common Stock and Live Oak Class B Common Stock, voting as a single class, entitled to vote thereon at the special meeting. Accordingly, if a valid quorum is established, a Live Oak stockholder’s failure to vote by proxy or to vote at the special meeting with regard to the Charter Amendment Proposal will have the same effect as a vote “against” such proposal.

The approval of the election of each director nominee pursuant to the Election of Directors Proposal requires the affirmative vote of the holders of a plurality of the outstanding shares of Live Oak Class A Common Stock entitled to vote and actually cast thereon at the special meeting. Accordingly, a Live Oak stockholder’s failure to vote by proxy or to vote in person at the special meeting of stockholders, an abstention from voting, or a broker non-vote will have no effect on the outcome of any vote on the Election of Directors Proposal.

Q.     How does the Sponsor intend to vote on the proposals?

A.     The Sponsor owns of record and is entitled to vote 5,000,000 shares of Live Oak Class B Common Stock representing an aggregate of 20% of the outstanding shares of Live Oak’s common stock as of the record date. The Sponsor intends to vote all such shares in favor of the Business Combination.

Q.     Do Danimer’s shareholders need to approve the Business Combination?

A.     Yes. Contemporaneously with the execution of the Merger Agreement, certain executive officers, directors, affiliates and holders of 5% or more of the outstanding shares of Danimer Common Stock representing a majority of the outstanding shares of Danimer Common Stock (the “Key Danimer Shareholders”) entered into the Support Agreements, pursuant to which, among other things and subject to the terms and conditions therein, the Key Danimer Shareholders agreed to vote all shares of Danimer Common Stock beneficially owned by such shareholders at the time of the stockholder vote on the Business Combination in favor of adoption and approval of the Merger Agreement and the approval of the transactions contemplated by the Merger Agreement, including the Business Combination, and any other matter necessary to consummate such transactions, and not to (a) transfer any of their shares of Danimer Common Stock (or enter into any arrangement with respect thereto) or (b) enter into any voting arrangement that is inconsistent with the Support Agreements. Collectively, as of October 3, 2020, the Key Danimer Shareholders held a majority of the outstanding shares of capital stock of Danimer. For further information, please see the section entitled “Certain Agreements Related to The Business Combination — Support Agreements.”

Q.     May Live Oak or Live Oak’s directors, officers or advisors, or their affiliates, purchase shares in connection with the Business Combination?

A.     In connection with the stockholder vote to approve the proposed Business Combination, the Sponsor and Live Oak’s board of directors, officers, advisors or their affiliates may privately negotiate transactions to purchase shares prior to the Closing from stockholders who would have otherwise elected to have their shares redeemed in conjunction with a proxy solicitation pursuant to the proxy rules for a per share pro rata portion of the Trust Account without the prior written consent of Danimer. None of the Sponsor, directors, officers or advisors, or their respective affiliates, will make any such purchases when they are in possession of any material non-public information not disclosed to the seller of such shares. Such a purchase would include a contractual acknowledgement that such stockholder, although still the record holder of such shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, directors, officers or advisors, or their affiliates, purchase shares in privately negotiated transactions from Public Stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. Any such privately negotiated purchases may be effected at purchase prices that are in excess of the per share pro rata portion of the Trust Account. The purpose of these purchases would be to increase the amount of cash available to Live Oak for use in the Business Combination.

Q.     How many votes do I have at the special meeting of stockholders?

A.     Live Oak’s stockholders are entitled to one vote at the special meeting for each share of Live Oak Class A Common Stock or Live Oak Class B Common Stock held of record as of the record date. As of the close of business on the record date, there were 20,000,000 outstanding shares of Live Oak Class A Common Stock and 5,000,000 outstanding shares of Live Oak Class B Common Stock.

Q.     What interests do Live Oak’s current officers and directors have in the Business Combination?

A.     Live Oak’s board of directors and executive officers may have interests in the Business Combination that are different from, in addition to or in conflict with, yours. These interests include:

•        the beneficial ownership of the Sponsor and certain of Live Oak’s board of directors and officers of an aggregate of 5,000,000 shares of Live Oak Class B Common Stock and 3,040,000 Live Oak Warrants, which shares and warrants would become worthless if Live Oak does not complete a business combination within the applicable time period, as the Sponsor has waived any right to redemption with respect to these shares. Such shares and warrants have an aggregate market value of approximately $        million and $        million, respectively, based on the closing prices of Live Oak Class A Common Stock of $        and Live Oak Warrants of $        on NYSE on             , 2020;

•        Live Oak board of directors will not receive reimbursement for any out-of-pocket expenses incurred by them on Live Oak’s behalf incident to identifying, investigating and consummating a business combination to the extent such expenses exceed the amount not required to be retained in the Trust Account, unless a business combination is consummated;

•        the anticipated continuation of John P. Amboian, Live Oak’s Chairman, and Richard J. Hendrix, Live Oak Chief Executive Officer and a director, as directors of New Danimer following the Closing;

•        that funds affiliated with certain members of the Live Oak board of directors have been committed to invest $49,050,000 in the PIPE; and

•        the continued indemnification of current directors and officers of Live Oak and the continuation of directors’ and officers’ liability insurance after the Business Combination.

These interests may influence Live Oak board of directors in making their recommendation that you vote in favor of the approval of the Business Combination Proposal. You should also read the section entitled “The Business Combination — Interests of Live Oak’s Directors and Officers in the Business Combination.”

Q.     Did Live Oak board of directors obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A.     Live Oak board of directors did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Business Combination. Live Oak board of directors believes that based upon the financial skills and backgrounds of its directors, together with the experience and sector expertise of Live Oak’s financial and other advisors, as well as having consulted with a leading consulting firm regarding the market opportunity, competitive landscape and growth plans of Danimer, it was qualified to conclude that the Business Combination was fair from a financial perspective to its stockholders. Live Oak board of directors also determined, without seeking a valuation from a financial advisor, that Danimer’s fair market value was at least 80% of Live Oak’s net assets, excluding any taxes payable on interest earned. Accordingly, investors will be relying on the judgment of Live Oak board of directors as described above in valuing Danimer’s business and assuming the risk that Live Oak board of directors may not have properly valued such business.

Q.     What happens if the Business Combination Proposal is not approved?

A.     If the Business Combination Proposal is not approved and Live Oak does not consummate a business combination by May 8, 2022, or amend its amended and restated certificate of incorporation to extend the date by which Live Oak must consummate an initial business combination, Live Oak will be required to dissolve and liquidate the Trust Account.

Q.     Do I have redemption rights?

A.     If you are a holder of Public Shares, you may redeem your Public Shares for cash equal to their pro rata share of the aggregate amount on deposit in the Trust Account, which holds the proceeds of the IPO, as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to Live Oak to pay its franchise and income taxes and for working capital purposes, upon the consummation of the Business Combination. The per share amount Live Oak will distribute to holders who properly redeem their shares will not be reduced by the deferred underwriting commissions Live Oak will pay to the underwriters of its IPO if the Business Combination is consummated. Holders of the outstanding Public Warrants do not have redemption rights with respect to such warrants in connection with the Business Combination. The Sponsor has agreed to waive its redemption rights with respect to its Founder Shares and any Public Shares that they may have acquired during or after the IPO in connection with the completion of Live Oak’s initial business combination. The Founder Shares will be excluded from the pro rata calculation used to determine the per share redemption price. For illustrative purposes, based on funds in the Trust Account of approximately $200.03 million on June 30, 2020, the estimated per share redemption price would have been approximately $10.00. Additionally, Public Shares properly tendered for redemption will only be redeemed if the Business Combination is consummated; otherwise, holders of such shares will only be entitled to a pro rata portion of the Trust Account, including interest (which interest shall be net of taxes payable by Live Oak and up to $100,000 of interest to pay dissolution expenses), in connection with the liquidation of the Trust Account.

Q.     Is there a limit on the number of shares I may redeem?

A.     A Public Stockholder, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) will be restricted from seeking redemption rights with respect to more than an aggregate of 15% of the Public Shares. Accordingly, all shares in excess of 15% of the Public Shares owned by a holder will not be redeemed. On the other hand, a Public Stockholder who holds less than 15% of the Public Shares may redeem all of the Public Shares held by him or her for cash.

Q.     Will how I vote affect my ability to exercise redemption rights?

A.     No. You may exercise your redemption rights whether you vote your Public Shares for or against the Business Combination Proposal or do not vote your shares. As a result, the Business Combination Proposal can be approved by stockholders who will redeem their Public Shares and no longer remain stockholders, leaving stockholders who choose not to redeem their Public Shares holding shares in a company with a less liquid trading market, fewer stockholders, less cash and the potential inability to meet the listing standards of NYSE.

Q.     How do I exercise my redemption rights?

A.     In order to exercise your redemption rights, you must, prior to 5:00 p.m. Eastern time on           , 2020 (two business days before the special meeting), (i) submit a written request to Live Oak’s transfer agent that Live Oak redeem your Public Shares for cash, and (ii) deliver your stock to Live Oak’s transfer agent physically or electronically through The Depository Trust Company (“DTC”). The address of Continental Stock Transfer & Trust Company, Live Oak’s transfer agent, is listed under the question “Who can help answer my questions?” below. Live Oak requests that any requests for redemption include the identity as to the beneficial owner making such request. Electronic delivery of your stock generally will be faster than delivery of physical stock certificates.

A physical stock certificate will not be needed if your stock is delivered to Live Oak’s transfer agent electronically. In order to obtain a physical stock certificate, a stockholder’s broker and/or clearing broker, DTC and Live Oak’s transfer agent will need to act to facilitate the request. It is Live Oak’s understanding that stockholders should generally allot at least one week to obtain physical certificates from the transfer agent. However, because Live Oak does not have any control over this process or over the brokers or DTC, it may take significantly longer than one week to obtain a physical stock certificate. If it takes longer than anticipated to obtain a physical certificate, stockholders who wish to redeem their shares may be unable to obtain physical certificates by the deadline for exercising their redemption rights and thus will be unable to redeem their shares.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with Live Oak’s consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to Live Oak’s transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that Live Oak’s transfer agent return the shares (physically or electronically). You may make such request by contacting Live Oak’s transfer agent at the phone number or address listed under the question “Who can help answer my questions?”

Q.     What happens if a substantial number of public stockholders vote in favor of the Business Combination proposal and exercise their redemption rights?

A.     Public Stockholders may vote in favor of the Business Combination Proposal and still exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of Public Stockholders are substantially reduced as a result of redemptions by Public Stockholders.

Q.     What are the U.S. federal income tax consequences of exercising my redemption rights?

A.     The U.S. federal income tax consequences to Live Oak stockholders who exercise their redemption rights to receive cash from the Trust Account in exchange for their Public Shares will depend on the particular facts and circumstances. See the section entitled “Material U.S. Federal Income Tax Considerations of the Redemption and the Business Combination.” You are urged to consult your own tax advisor regarding the tax consequences of exercising your redemption rights.

Q.     If I hold Live Oak Warrants, can I exercise redemption rights with respect to my warrants?

A.     No. There are no redemption rights with respect to the Live Oak Warrants.

Q.     Do I have appraisal rights if I object to the proposed Business Combination?

A.     No. There are no appraisal rights available to holders of shares of Live Oak Class A Common Stock in connection with the Business Combination.

Q.     What happens to the funds held in the Trust Account upon consummation of the Business Combination?

A.     If the Business Combination is consummated, the funds held in the Trust Account will be released to pay (i) Live Oak stockholders who properly exercise their redemption rights and (ii) expenses incurred by Danimer and Live Oak in connection with the Proposed Transactions, to the extent not otherwise paid prior to the Closing. Any additional funds available for release from the Trust Account will be used for general corporate purposes of Live Oak following the Business Combination.

Q.     What happens if the Business Combination is not consummated?

A.     There are certain circumstances under which the Merger Agreement may be terminated. See the section entitled “The Merger Agreement — Termination” for information regarding the parties’ specific termination rights.

If, as a result of the termination of the Merger Agreement or otherwise, Live Oak is unable to complete a business combination by May 8, 2022 or obtain the approval of Live Oak stockholders to extend the deadline for Live Oak to consummate an initial business combination, Live Oak’s Third Amended and Restated Certificate of Incorporation provides that Live Oak will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, subject to lawfully available funds therefor, redeem 100% of the outstanding Public Shares in consideration of a per-share price, payable in cash, equal to the quotient obtained by dividing (A) the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to Live Oak to pay its taxes (less up to $100,000 of such net interest to pay dissolution expenses) by (B) the total number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and Live Oak board of directors in accordance with applicable law, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and other requirements of other applicable law. See the sections entitled “Risk Factors — Live Oak may not be able to consummate an initial business combination within the required time period, in which case it would cease all operations except for the purpose of winding up and it would redeem the Public Shares and liquidate” and “— Live Oak’s stockholders may be held liable for claims by third parties against Live Oak to the extent of distributions received by them.” Holders of Founder Shares have waived any right to any liquidation distribution with respect to those shares.

In the event of liquidation, there will be no distribution with respect to outstanding Live Oak Warrants. Accordingly, the Live Oak Warrants will expire worthless.

Q.     When is the Business Combination expected to be completed?

A.     It is currently anticipated that the Business Combination will be consummated promptly following the special meeting of stockholders, provided that all other conditions to the consummation of the Business Combination have been satisfied or waived.

For a description of the conditions to the completion of the Business Combination, see the section entitled “The Merger Agreement — Conditions to Closing.”

Q.     What do I need to do now?

A.     You are urged to carefully read and consider the information contained in this proxy statement/prospectus, including the financial statements and annexes attached hereto, and to consider how the Business Combination will affect you as a stockholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q.     How do I vote?

A.     If you were a holder of record of Live Oak Class A Common Stock on , 2020, the record date for the special meeting of stockholders, you may vote with respect to the applicable proposals in person at the special meeting of stockholders by voting your shares electronically by following the instructions at https://www.cstproxy.com/liveoakacq/sm2020, or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the special meeting of stockholders and vote in person, obtain a proxy from your broker, bank or nominee.

In light of the ongoing health concerns relating to the COVID-19 coronavirus pandemic and to best protect the health and welfare of Live Oak’s stockholders and personnel, the special meeting is currently scheduled to be held entirely online as indicated above. Stockholders of record may vote their shares electronically at the special meeting by following the instructions at https://www.cstproxy.com/liveoakacq/sm2020. Stockholders are also urged to vote their proxies by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope, or to direct their brokers or other agents on how to vote the shares in their accounts, as applicable.

Q.     What will happen if I abstain from voting or fail to vote at the special meeting?

A.     At the special meeting of stockholders, Live Oak will count a properly executed proxy marked “ABSTAIN” with respect to a particular proposal as present for purposes of determining whether a quorum is present. For purposes of approval, an abstention or failure to vote will have the same effect as a vote against each of the Business Combination Proposal and the Charter Amendment Proposal, and will have no effect on any of the other proposals.

Q.     What will happen if I sign and return my proxy card without indicating how I wish to vote?

A.     Signed and dated proxies received by Live Oak without an indication of how the stockholder intends to vote on a proposal will be voted in favor of each proposal presented to the stockholders.

Q.     How do I attend the special meeting of stockholders?

A.     As a registered shareholder, you will receive or have received a notice and access instruction form or proxy card from the Exchange Agent. Both forms contain instructions on how to attend the virtual special meeting including the URL address (https://www.cstproxy.com/liveoakacq/sm2020), along with your control number. You will need your 12-digit control number for access. If you do not have your 12-digit control number, contact the Exchange Agent by calling phone number 917-262-2373 or sending an e-mail at proxy@continentalstock.com.

You can pre-register to attend the virtual meeting starting             , 2020 at 9:00 a.m., Eastern time, by entering the URL address (https://www.cstproxy.com/liveoakacq/sm2020) into your browser, and entering your 12-digit control number, name and email address. Once you pre-register, you can vote or enter questions in the chat box. At the start of the special meeting, you will need to re-log in using your 12-digit control number. You will also be prompted to enter your 12-digit control number if you vote during the special meeting.

Beneficial investors, who own their investments through a bank or broker, will need to contact the Exchange Agent to receive a 12-digit control number. If you plan to vote at the meeting you will need to have a legal proxy from your bank or broker or if you would like to join and not vote the Exchange Agent will issue you a 12-digit guest control number with proof of ownership. Either way you must contact the Exchange Agent for specific instructions on how to receive the 12-digit control number. The Exchange Agent may be contacted at the phone number or email address above. Please allow up to 72 hours prior to the special meeting for processing your 12-digit control number.

If you do not have internet capabilities, you can listen only to the meeting by dialing 1 877-770-3647 (U.S. and Canada toll-free), or if outside U.S. and Canada, +1 312-780-0854 (standard rates apply). When prompted enter the pin number 77394403#. This call will be for listening only and you will not be able to vote or enter questions during the meeting.

Q.     Do I need to attend the special meeting of stockholders to vote my shares?

A.     No. You are invited to attend the special meeting to vote on the proposals described in this proxy statement/prospectus. However, you do not need to attend the special meeting of stockholders to vote your shares. Instead, you may submit your proxy by signing, dating and returning the applicable enclosed proxy card(s) in the pre-addressed postage-paid envelope. Your vote is important. Live Oak encourages you to vote as soon as possible after carefully reading this proxy statement/prospectus.

Q.     If I am not going to attend the special meeting of stockholders in person, should I return my proxy card instead?

A.     Yes. After carefully reading and considering the information contained in this proxy statement/prospectus, please submit your proxy, as applicable, by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Q.     If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A.     No. If your broker holds your shares in its name and you do not give the broker voting instructions, under the applicable stock exchange rules, your broker may not vote your shares on any of the Live Oak Proposals. If you do not give your broker voting instructions and the broker does not vote your shares, this is referred to as a “broker non-vote.” Broker non-votes will be counted for purposes of determining the presence of a quorum at the special meeting of stockholders. Your bank, broker, or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide. However, in no event will a broker non-vote have the effect of exercising your redemption rights for a pro rata portion of the Trust Account, and therefore no shares as to which a broker non-vote occurs will be redeemed in connection with the proposed Business Combination.

Q.     May I change my vote after I have mailed my signed proxy card?

A.     Yes. You may change your vote by sending a later-dated, signed proxy card to Live Oak’s secretary at the address listed below prior to the vote at the special meeting of stockholders, or attend the special meeting and vote in person. You also may revoke your proxy by sending a notice of revocation to Live Oak’s secretary, provided such revocation is received prior to the vote at the special meeting. If your shares are held in street name by a broker or other nominee, you must contact the broker or nominee to change your vote.

Q.     What should I do if I receive more than one set of voting materials?

A.     You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.

Q.     What happens to the Live Oak Warrants I hold if I vote my shares of Live Oak Class A Common Stock against approval of the Business Combination Proposal and validly exercise my redemption rights?

A.     Properly exercising your redemption rights as a Live Oak stockholder does not result in either a vote “FOR” or “AGAINST” the Business Combination Proposal. If the Business Combination is not completed, you will continue to hold your Live Oak Warrants, and if Live Oak does not otherwise consummate an initial business combination by May 8, 2022 or obtain the approval of Live Oak Stockholders to extend the deadline for Live Oak to consummate an initial business combination, Live Oak will be required to dissolve and liquidate, and your Live Oak Warrants will expire worthless.

Q.     Who will solicit and pay the cost of soliciting proxies?

A.     Live Oak will pay the cost of soliciting proxies for the special meeting. Live Oak has engaged Morrow Sodali LLC to assist in the solicitation of proxies for the special meeting. Live Oak has agreed to pay Morrow Sodali LLC a fee of $25,000. Live Oak will reimburse Morrow Sodali LLC for reasonable out-of-pocket expenses and will indemnify Morrow Sodali LLC and its affiliates against certain claims, liabilities, losses, damages and expenses. Live Oak also will reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of Live Oak Class A Common Stock for their expenses in forwarding soliciting materials to beneficial owners of Live Oak Class A Common Stock and in obtaining voting instructions from those owners. Live Oak’s directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q.     Who can help answer my questions?

A.     If you have questions about the stockholder proposals, or if you need additional copies of this proxy statement/prospectus, the proxy card or the consent card you should contact our proxy solicitor at:

Morrow Sodali LLC

470 West Avenue

Stamford, CT 06902

Telephone: (800) 662-5200

Banks and brokers can call collect at: (203) 658-9400

Email: LOAK.info@investor.morrowsodali.com

You may also contact Live Oak at:

Live Oak Acquisition Corp.

774A Walker Rd

Great Falls, VA, 22066

Telephone: (901) 685-2865

Attention: President

To obtain timely delivery, Live Oak’s stockholders and warrantholders must request the materials no later than five business days prior to the special meeting.

You may also obtain additional information about Live Oak from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.”

If you intend to seek redemption of your Public Shares, you will need to send a letter demanding redemption and deliver your stock (either physically or electronically) to Live Oak’s transfer agent prior to 5:00 p.m., New York time, on the second business day prior to the special meeting of stockholders. If you have questions regarding the certification of your position or delivery of your stock, please contact:

Continental Stock Transfer & Trust Company

One State Street Plaza, 30th Floor

New York, New York 10004

Attention: Mark Zimkind

E-mail: mzimkind@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the Business Combination and the proposals to be considered at the special meeting, you should read this entire proxy statement/prospectus carefully, including the annexes. See also the section entitled “Where You Can Find More Information.”

Parties to the Business Combination

Live Oak

Live Oak is a blank check company incorporated as a Delaware corporation formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Live Oak was incorporated under the laws of the State of Delaware on May 24, 2019.

On May 8, 2020, Live Oak closed its IPO of 20,000,000 Live Oak Units, with each Live Oak Unit consisting of one share of Live Oak Class A Common Stock and one-half of one Live Oak Warrant, each whole Live Oak Warrant to purchase one share of Live Oak Class A Common Stock at a purchase price of $11.50 per share, subject to adjustment as provided in Live Oak’s final prospectus filed with the Securities and Exchange Commission on May 6, 2020 (File No. 333-236800). The Live Oak Units were sold at an offering price of $10.00 per unit, generating total gross proceeds of $200,000,000.

Simultaneously with the consummation of Live Oak’s IPO, Live Oak consummated the private sale of 6,000,000 Private Warrants at $1.00 per warrant for an aggregate purchase price of $6,000,000. A total of $200,000,000, was deposited into the Trust Account and the remaining net proceeds became available to be used as working capital to provide for business, legal and accounting due diligence on prospective business combinations and continuing general and administrative expenses. As of         , the record date for the special meeting, there was approximately $        held in the trust account.

Upon Closing, we intend to change our name from “Live Oak Acquisition Corp.” to “Danimer Scientific, Inc.”

Live Oak Class A Common Stock, Live Oak Warrants and Live Oak Units, consisting of one share of Live Oak Class A Common Stock and one-half of one Live Oak Warrant, are traded on NYSE under the ticker symbols “LOAK,” “LOAK WS” and “LOAK.U,” respectively. We have applied to continue the listing of the Live Oak Class A Common Stock and Live Oak Warrants on NYSE under the symbols “DNMR” and “DNMR.W,” respectively, upon the Closing. The Live Oak Units will automatically separate into the component securities upon consummation of the Business Combination and, as a result, will no longer trade as a separate security.

The mailing address of Live Oak’s principal executive office is 774 A. Walker Rd., Great Falls, VA 22066, and its telephone number is (901) 685-2865.

Green Merger Corp.

Merger Sub is a wholly-owned subsidiary of Live Oak formed solely for the purpose of effectuating the Merger. Merger Sub was incorporated under the laws of the State of Georgia as a corporation on September 24, 2020. Merger Sub owns no material assets and does not operate any business.

The mailing address of Merger Sub’s principal executive office is 774 A. Walker Rd., Great Falls, VA 22066, and its telephone number is (901) 685-2865. After the consummation of the Business Combination, Merger Sub will cease to exist as a separate legal entity.

Danimer

Danimer is a corporation incorporated under the laws of the State of Georgia.

Danimer is a performance polymer company specializing in bioplastic replacements for traditional petrochemical-based plastics. Danimer, through its principal operating subsidiaries, Meredian, Inc., Danimer Scientific, L.L.C. and Danimer Scientific Kentucky, Inc., brings together innovative technologies to deliver renewable, environmentally friendly bioplastic materials to global consumer product companies. Danimer has core competencies in fermentation process engineering, chemical engineering and polymer science. In addition, Danimer has created an extensive intellectual property portfolio to protect its innovations which, together with its technology, serves as a valuable foundation for its business and future industry collaborations.

The mailing address of Danimer’s principal executive office is 140 Industrial Boulevard, Bainbridge, GA 39817, and its telephone number is (229) 243-7075.

For more information about Danimer, see the sections entitled “Information About Danimer” and “Danimer Management’s Discussion and Analysis of Financial Condition and Results of Operation.”

The Business Combination

The Merger Agreement

On October 3, 2020, Live Oak, Merger Sub, Danimer, the Live Oak Representative and the Shareholder Representative entered into the Merger Agreement, pursuant to which Live Oak and Danimer will consummate the Business Combination. The Merger Agreement contains customary representations and warranties, covenants, closing conditions, termination provisions and other terms relating to the Merger and the other transactions contemplated thereby. The Merger Agreement was amended by Amendment No. 1 to Agreement and Plan of Merger, dated as of October 8, 2020, by and among Live Oak, Merger Sub, Danimer, the Live Oak Representative and the Shareholder Representative.

The Merger is to become effective by the filing of a certificate of merger with the Secretary of State of the State of Georgia and will be effective immediately upon such filing or upon such later time as may be agreed by the parties and specified in the certificate of merger (such time, “Effective Time”). The parties will hold the Closing immediately prior to the filing of the certificate of merger, on the Closing Date to be specified by Live Oak and Danimer, following the satisfaction or, if permitted, waiver of the conditions set forth in the Merger Agreement (other than those conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions at such time), or on such other date, time or place as Live Oak and Danimer may mutually agree.

At the Effective Time, by virtue of the Merger and without any action on the part of Live Oak, Merger Sub, Danimer or the holders of any of Danimer’s securities:

•        each share of Danimer Common Stock issued and outstanding immediately prior to the Effective Time will be cancelled and converted into the right to receive the number of shares of Live Oak Class A Common Stock equal to the Closing Per Share Merger Consideration, together with amounts that may become payable in respect of the Adjustment Holdback Amount, the Shareholder Representative Amount and the Earn-Out Shares, in each case in accordance with the Merger Agreement;

•        all shares of Danimer Common Stock held in the treasury of Danimer will be cancelled and retired and shall cease to exist, and no payment, distribution or other consideration will be delivered or deliverable in exchange for such shares;

•        each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time will be converted into and exchanged for one validly issued, fully paid and non-assessable share of common stock, par value $0.001 per share, of the Surviving Corporation;

•        each Danimer Option that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall be assumed by Live Oak and will be converted automatically at the Effective Time into an option (an “Assumed Danimer Option”) to acquire shares of Live Oak Class A Common Stock, on the same terms and conditions as were applicable under such Danimer Option (including applicable vesting and exercise conditions) except that (a) the number of shares of Live Oak Class A Common Stock that will be subject to each such Assumed Danimer Option will be determined by multiplying the number of shares of Danimer Common Stock subject to the corresponding Danimer Option by a fraction (the “Award Exchange Ratio”), the numerator of which is Closing Per Share Merger Consideration multiplied by $10.00 and the denominator of which is the fair market value of a share of Live Oak Class A Common Stock on the Closing Date (rounded down to the nearest whole share) and (b) the exercise price per share of each such Assumed Danimer Option will equal (i) the per share exercise price of the corresponding Danimer Option divided by (ii) the Award Exchange Ratio (rounded up to the nearest whole cent); and

•        each share of Live Oak Class B Common Stock will automatically convert into shares of Live Oak Class A Common Stock on a one-for-one basis.

At least three (3) Business Days prior to the Closing Date, Danimer will deliver to Live Oak a statement (the “Estimated Closing Statement”) setting forth the Company’s good faith estimate of the Merger Consideration (such estimated amount, the “Estimated Merger Consideration”), including each of its components. Prior to the Closing, Live Oak will be entitled to review, comment on, and propose changes to the Estimated Closing Statement, including the calculation of the Estimated Merger Consideration set forth therein. The Company will promptly consider in good faith any changes Live Oak proposes to the Estimated Closing Statement and revise the Estimated Closing Statement if, based on its good faith assessment, such changes are warranted.

The Adjustment Holdback Shares will be withheld from Shareholders at Closing for the purpose of securing the variances between the Estimated Merger Consideration and the Final Merger Consideration as agreed upon by the Live Oak Representative and the Shareholder Representative, or as determined by their mutually selected accounting firm within the period and through the process set forth in of the Merger Agreement (the “Final Merger Consideration”).

If the Final Merger Consideration is greater than the Estimated Merger Consideration, then, within five Business Days after the date on which the Final Merger Consideration becomes final and binding, Live Oak will deposit with the Exchange Agent the amount of Live Oak Class A Common Stock required to account for such difference (the “Positive Adjustment Shares”). Thereafter, the Exchange Agent will disburse the Positive Adjustment Shares and the Adjustment Holdback Shares to the holders of Danimer Common Stock (other than Cancelled Shares and any Dissenting Shares) in accordance with the Merger Agreement.

If the Final Merger Consideration is less than the Estimated Merger Consideration, then, within five Business Days after the date on which the Final Merger Consideration becomes final and binding, the Live Oak Representative and the Shareholder Representative will jointly instruct Live Oak to deduct out of the Adjustment Holdback Shares, the number of shares of Live Oak Class A Common Stock (the “Negative Adjustment Shares”) equal to such difference. If the Negative Adjustment Shares is less than the Adjustment Holdback Shares, then the Exchange Agent will disburse such remaining portion of the Adjustment Holdback Amount to the holders of Danimer Common Stock in accordance with the Merger Agreement. If the Negative Adjustment Shares is greater than the Adjustment Holdback Shares, and on the one year anniversary of the Closing Date there remains any funds in the Shareholder Representative Amount after taking into account and accruing for all expenses and other amounts for which the Shareholder Representative Amount is permitted to be used under the Merger Agreement, the Shareholder Representative will pay any such excess amount in the Shareholder Representative Amount to Live Oak within thirty days following the one year anniversary of the Closing Date. The maximum exposure to the holders of Danimer Common Stock based on any adjustments with respect to the Final Merger Consideration and the Estimated Merger Consideration will be limited to the Adjustment Holdback Shares and the remaining funds in the Shareholder Representative Amount.

Conversion of Convertible Notes and Warrants

Prior to the Closing, the Danimer board of directors will have adopted resolutions, and Danimer has agreed to take all other actions reasonably necessary, to permit each Danimer Warrant that remains outstanding as of immediately prior to the Closing to be exercisable in exchange for shares of Live Oak Class A Common Stock immediately after the Effective Time. After the conversion or repayment of the Danimer Convertible Notes, and the exercise of the Danimer Warrants, and the resolutions passed by Danimer’s board of directors pursuant to the Merger Agreement, the Danimer Convertible Notes and the Danimer Warrants will no longer represent the right to purchase shares of Danimer Common Stock or any other Equity Interests of Danimer, Merger Sub, the Surviving Corporation or any other Person or the right to receive any other consideration other than as provided in the Merger Agreement.

Earn-Out Shares

In addition to the Closing Per Share Merger Consideration, Live Oak will, upon satisfaction of the conditions set forth below, issue or cause to be issued to each Danimer shareholder its “pro rata portion” of the following contingent merger consideration amounts (collectively, the “Earn-Out Shares”) subject to the terms and conditions set forth below:

(a)     2,500,000 shares of Live Oak Class A Common Stock if the volume weighted average price of Live Oak Class A Common Stock on the NYSE or such other exchange as such shares may then be listed as reported on Bloomberg L.P. under the function “VWAP” (or, if not reported therein, in another authoritative source mutually selected by the parties) (“VWAP”) equals or exceeds fifteen dollars ($15.00) per share for any twenty (20) trading days within a 30-day trading period beginning on the six (6) month anniversary of the Closing Date and ending on the third anniversary of the Closing Date;

(ii)    2,500,000 shares of Live Oak Class A Common Stock if the VWAP of Live Oak Class A Common Stock on the NYSE or such other exchange as such shares may then be listed equals or exceeds twenty dollars ($20.00) per share for any twenty (20) trading days within a 30-day trading period beginning on the six (6) month anniversary of the Closing Date and ending on the fifth anniversary of the Closing Date; and

(iii)   1,000,000 shares of Live Oak Class A Common Stock if the VWAP of Live Oak Class A Common Stock on the NYSE or such other exchange as such shares may then be listed equals or exceeds twenty-five dollars ($25.00) per share for any twenty (20) trading days within a 30-day trading period beginning on the six (6) month anniversary of the Closing Date and ending on the fifth anniversary of the Closing Date.

The right of a Danimer shareholder to receive any portion of the Earn-Out Shares under the Merger Agreement will be non-transferable, and no Danimer shareholder may transfer, assign, pledge or convey any interest in the Earn-Out Shares, except by operation of law.

For more information about the Merger Agreement and the Business Combination and other transactions contemplated thereby, see the sections entitled “Proposal No. 1 — The Business Combination Proposal” and “The Merger Agreement.”

Conditions to the Closing

Under the Merger Agreement, consummation of the Business Combination is subject to customary and other conditions, including (i) the expiration or termination of the waiting period (or extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (as amended, the “HSR Act”), (ii) the absence of any governmental order that would prohibit the Business Combination, (iii) delivery to Live Oak of the duly executed written consent, in form and substance reasonably acceptable to Live Oak, of Danimer shareholders holding the requisite approval in favor of the approval and adoption of the Merger Agreement and the Proposed Transactions (the “Written Consent”), (iv) Live Oak’s stockholders having approved each of the Live Oak Proposals, including the transactions contemplated by the Merger Agreement, (v) effectiveness of the registration statement of which this proxy statement/prospectus forms a part, (vi) NYSE listing of the Live Oak Class A Common Stock to be issued pursuant to the Business Combination, (vii) conversion of Danimer Options into Assumed Danimer Options, (viii) the conversion of the Danimer Convertible Notes and Danimer Warrants into Danimer Common Stock or rights to acquire Live Oak Class A Common Stock in accordance with the terms of the Merger Agreement, (ix) the representations and warranties of the parties to the Merger Agreement being true and correct, subject to the de minimis, materiality and material adverse effect standards contained in the Merger Agreement, (x) material compliance by the parties with their respective covenants, (xi) Live Oak’s cash and cash equivalents from all sources at the Closing, after giving effect to redemptions made by certain Live Oak stockholders, when added together with the amount of all net proceeds from the PIPE, along with any additional private financing or backstop arrangements concurrent with the Closing that may be pursued by Live Oak at its sole discretion, being at least $300 million and (xii) Live Oak having raised at least $200 million in cash in PIPE financing to be consummated in connection with the Closing .

For more information on the conditions to closing of the Merger and the other Proposed Transactions, see the section entitled: “The Merger Agreement — Conditions to Closing.”

Regulatory Matters

To complete the Business Combination, Live Oak and Danimer must obtain approvals or consents from, or make filings with certain U.S. federal authorities. The Business Combination is subject to the requirements of the HSR Act, which prevents Live Oak and Danimer from completing the Business Combination until required information and materials are furnished to the Antitrust Division of the Department of Justice (the “DOJ”) and the Federal Trade Commission (the “FTC”) and specified waiting period requirements have been satisfied. On October 26, 2020, we received notice of early termination of the waiting period under the HSR Act.

For more information, see the section entitled “The Business Combination — Regulatory Approvals Required for the Business Combination.”

Termination Rights

The Merger Agreement is subject to termination prior to the effective time of the Business Combination as follows:

•        by the mutual written consent of Live Oak and Danimer;

•        by Live Oak or Danimer, if the Effective Time will not have occurred prior to March 31, 2021 (the “Outside Date”); provided, however, that the Merger Agreement may not be terminated by any party that is in breach of or failure to perform any of its representations, warranties, covenants or agreements contained in the Merger Agreement and such breach or failure has been the cause of or has resulted in the failure of the Closing to occur on or prior to the Outside Date;

•        by Live Oak if (i) there is an occurrence of a breach of any representation, warranty, covenant or agreement on the part of Danimer set forth in the Merger Agreement, or if any representation or warranty of Danimer has become untrue, in either case such that the conditions described in subsections (a) and (b) under the heading “The Merger Agreement — Conditions to Closing; Live Oak and Merger Sub” would not be satisfied (a “Terminating Company Breach”); provided that Live Oak has not waived such Terminating Company Breach and Live Oak and Merger Sub are not then in material breach of their representations, warranties, covenants or agreements in the Merger Agreement; provided further that, if such Terminating Company Breach is curable by Danimer, Live Oak may not terminate the Merger Agreement under this provision for so long as Danimer continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within ten days after notice of such breach and Live Oak’s intention to terminate the Merger Agreement is provided by Live Oak to Danimer; or (ii) Danimer has not delivered to Live Oak a certified copy of the Written Consent by 5:00 p.m. (Central Time) on the tenth (10th) Business Day immediately following the date of the effectiveness of the registration statement of which this proxy statement/prospectus forms a part; and

•        by Danimer if (i) there is an occurrence of a breach of any representation, warranty, covenant or agreement on the part of Live Oak and Merger Sub set forth in the Merger Agreement, or if any representation or warranty of Live Oak and Merger Sub will have become untrue, in either case such that the conditions described in subsections (a) and (b) under the heading “The Merger Agreement — Conditions to Closing; The Company” would not be satisfied (a “Terminating Live Oak Breach”); provided that Danimer has not waived such Terminating Live Oak Breach and Danimer is not then in material breach of its representations, warranties, covenants or agreements in the Merger Agreement; provided, however, that, if such Terminating Live Oak Breach is curable by Live Oak and Merger Sub, Danimer may not terminate the Merger Agreement under this section for so long as Live Oak and Merger Sub continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured within ten days after notice of such breach and Danimer’s intention to terminate the Merger Agreement is provided by Danimer to Live Oak; or (ii) Live Oak fails to receive the requisite vote to approve each of the Live Oak Proposals by the Outside Date.

If the Merger Agreement is terminated, the Merger Agreement will immediately become void and have no further force or effect, with no liability under the Merger Agreement on the part of any party to any other party except as set forth in the Merger Agreement, and no such termination will relieve any party from liability for any fraud, intentional misrepresentation, or intentional or willful breach of the Merger Agreement by such party prior to such termination.

For more information, see the section entitled “The Merger Agreement — Termination” and “— Effect of Termination.”

Amendments to the Charter

Pursuant to the Merger Agreement, at the effective time of the Business Combination, Live Oak’s Third Amended and Restated Certificate of Incorporation will be further amended and restated to:

•        change Live Oak’s name to “Danimer Scientific, Inc.”;

•        increase the number of authorized shares of Live Oak Class A Common Stock to 200,000,000 and the number of authorized shares of Live Oak’s preferred stock to 10,000,000 shares;

•        approve choice of forum provisions;

•        remove the provisions providing for a classified board of directors;

•        remove the provision renouncing the corporate opportunity doctrine;

•        make certain changes relating to the governance of New Danimer; and

•        make certain other changes to the amended and restated certificate of incorporation, including without limitation the elimination of certain provisions related to Live Oak’s initial business combination that will no longer be relevant following the Closing.

For more information about these amendments to Live Oak’s amended and restated certificate of incorporation, see the section entitled “Proposal No. 2 — The Charter Amendment Proposal.”

Other Agreements Related to the Merger Agreement

Support Agreements

Contemporaneously with the execution of the Merger Agreement, on October 3, 2020, the Key Danimer Shareholders entered into the Support Agreements pursuant to which such Key Danimer Shareholders agreed to vote all of their shares of Danimer Common Stock in favor of the approval and adoption of the Proposed Transactions. Additionally, such Key Danimer Shareholders have agreed not to (a) transfer any of their shares of Danimer Common Stock (or enter into any arrangement with respect thereto) or (b) enter into any voting arrangement that is inconsistent with the Support Agreements. Collectively, as of October 3, 2020, the Key Danimer Shareholders held a majority of the outstanding shares of capital stock of Danimer.

For more information about the Support Agreements, see the section entitled “Certain Agreements Related to the Business Combination — Support Agreements.”

Lock-Up Agreement

In connection with the Proposed Transactions, Live Oak and certain shareholders of Danimer (the “Shareholder Parties”) will enter into a Lock-Up Agreement at Closing. The Lock-Up Agreement provides for the securities of Live Oak held by the Shareholder Parties to be locked-up for a period of time following the Effective Time, as described below, subject to certain exceptions. The securities held by the Shareholder Parties will be locked-up until the earlier of (i) one year after the Effective Time or (ii) subsequent to the Effective Time, (x) if the reported closing price of the Live Oak Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any 30-trading day period commencing at least one hundred fifty (150) days after the Effective Time, or (y) the date on which Live Oak completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of Live Oak’s stockholders having the right to exchange their shares of Live Oak Class A Common Stock for cash, securities or other property (the “Lock Up Period”).

For more information about the Lock-Up Agreement, see the section entitled “Certain Agreements Related to the Business Combination — Lock-Up Agreement.”

Subscription Agreements

In connection with the execution of the Merger Agreement, effective as of October 3, 2020, Live Oak entered into separate subscription agreements (each, a “Subscription Agreement”) with a number of Subscribers, pursuant to which the Subscribers agreed to purchase, and Live Oak agreed to sell to the Subscribers, the PIPE Shares, for a purchase price of $10.00 per share and an aggregate purchase price of $210,000,000. Live Oak agreed to give certain registration rights to the Subscribers with respect to the PIPE Shares pursuant to the Subscription Agreements.

The closing of the sale of the PIPE Shares pursuant to the Subscription Agreement is contingent upon, among other customary closing conditions, the substantially concurrent consummation of the Proposed Transactions. The purpose of the PIPE is to raise additional capital for use by the combined company following the Closing.

For more information about the Subscription Agreements, see the section entitled “Certain Agreements Related to the Business Combination — Subscription Agreements.”

Non-Competition Agreements

In connection with the execution of the Merger Agreement, Live Oak and certain specified shareholders of Danimer entered into non-competition agreements (the “Non-Competition Agreements”), pursuant to which such shareholders agreed, among other things, to not (i) own, manage, operate, control, have any interest in, financial or otherwise, participate in, consult or perform services for, render services in any form to any person in, or otherwise carry on, whether as principal, agent, independent contractor, consultant, partner, manager, member, executive, employee, representative or licensor or otherwise, any business that is competitive with researching, developing, manufacturing, marketing, distributing and selling biodegradable bio-plastic replacements for traditional petroleum-based plastics (the “Business”) in any geographic area throughout the world in which Danimer and any of its subsidiaries has conducted any aspects of the Business during the 12-month period prior to the date of Non-Competition Agreements (a “Competing Business”); (ii)(A) solicit, attempt to solicit, assist in soliciting, directly or indirectly, individually (other than on behalf of Live Oak and its subsidiaries) or on behalf of a Competing Business, any customer, vendor, supplier, licensor, licensee, or other business relation of Live Oak or its subsidiaries, or induce or encourage, or attempt to induce or encourage, any customer, vendor, supplier, licensor, licensee, or other business relation of Live Oak and its subsidiaries, in each such case, to cease doing business with Live Oak and its subsidiaries or (B) in any way interfere with the relationship between Live Oak and its subsidiaries and any current customer, vendor, supplier, licensor, licensee, or other business relation of Live Oak or its subsidiaries; or (iii)(A) solicit or recruit, or attempt to solicit or recruit, any officer, employee, representative, or agent of Live Oak or any of its subsidiaries who has been hired or engaged by Live Oak or any of its subsidiaries (including Danimer and its subsidiaries) to leave the employ of Live Oak or any of its subsidiaries or (B) hire any such individual. The agreements summarized above are subject to customary exceptions and qualifications.

For more information about the Non-Competition Agreements, see the section entitled “Certain Agreements Related to the Business Combination — Non-Competition Agreements.”

Interests of Certain Persons in the Business Combination

In considering the recommendation of Live Oak board of directors to vote in favor of the Business Combination, stockholders should be aware that, aside from their interests as stockholders, the Sponsor and our directors and officers have interests in the Business Combination that are different from, or in addition to, those of other stockholders generally. Our directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to stockholders that they approve the Business Combination. Stockholders should take these interests into account in deciding whether to approve the Business Combination. These interests include:

•        the beneficial ownership of the Sponsor and certain of Live Oak’s board of directors and officers of an aggregate of 5,000,000 shares of Live Oak Class B Common Stock and 3,040,000 Live Oak Warrants, which shares and warrants would become worthless if Live Oak does not complete a business combination within the applicable time period, as the Sponsor has waived any right to redemption with respect to these shares. Such shares and warrants have an aggregate market value of approximately $        million and $        million, respectively, based on the closing prices of Live Oak Class A Common Stock of $        and Live Oak Warrants of $        on NYSE on              , 2020;

•        Live Oak board of directors will not receive reimbursement for any out-of-pocket expenses incurred by them on Live Oak’s behalf incident to identifying, investigating and consummating a business combination to the extent such expenses exceed the amount not required to be retained in the Trust Account, unless a business combination is consummated;

•        the anticipated continuation of John P. Amboian, Live Oak’s Chairman, and Richard J. Hendrix, Live Oak Chief Executive Officer and a director, as directors of New Danimer following the Closing;

•        that funds affiliated with certain members of the Live Oak board of directors have been committed to invest $49,050,000 in the PIPE; and

•        the continued indemnification of current directors and officers of Live Oak and the continuation of directors’ and officers’ liability insurance after the Business Combination.

These interests may influence Live Oak board of directors in making their recommendation that you vote in favor of the approval of the Business Combination Proposal.

Reasons for the Approval of the Business Combination

After careful consideration, Live Oak board of directors recommends that Live Oak stockholders vote “FOR” each Live Oak proposal (including each of the sub-proposals) being submitted to a vote of the Live Oak stockholders at the Live Oak special meeting of stockholders.

For a description of Live Oak’s reasons for the approval of the Business Combination and the recommendation of our board of directors, see the section entitled “The Business Combination — Live Oak Board of Directors’ Reasons for the Approval of the Business Combination.”

Redemption Rights

Under Live Oak’s Third Amended and Restated Certificate of Incorporation, holders of Live Oak Class A Common Stock may elect to have their shares redeemed for cash at the applicable redemption price per share equal to the quotient obtained by dividing (i) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to Live Oak to pay its taxes, by (ii) the total number of shares of Live Oak Class A Common Stock included as part of the units issued in the IPO. However, Live Oak will not redeem any Public Shares to the extent that such redemption would result in Live Oak having net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) of less than $5,000,001. For illustrative purposes, based on funds in the Trust Account of approximately $200.03 million on June 30, 2020, the estimated per share redemption price would have been approximately $10.00. Under Live Oak’s Third Amended and Restated Certificate of Incorporation, in connection with an initial business combination, a Public Stockholder, together with any affiliate or any other person with whom such stockholder is acting in concert of as a “group” (as defined under Section 13(d)(3) of the Exchange Act), is restricted from seeking redemption rights with respect to more than an aggregate of 15% of the Public Shares without the prior consent of Live Oak.

If a holder exercises its redemption rights, then such holder will be exchanging its shares of Live Oak Class A Common Stock for cash and will no longer own shares of Live Oak Class A Common Stock and will not participate in the future growth of Live Oak, if any. Such a holder will be entitled to receive cash for its Public Shares only if it properly demands redemption and delivers its shares (either physically or electronically) to Live Oak’s transfer agent in accordance with the procedures described herein. See the section entitled “The Special Meeting of Live Oak Stockholders — Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.

Ownership of New Danimer After the Closing

It is anticipated that, upon the completion of the Business Combination, the ownership of New Danimer will be as follows:

•        current Danimer shareholders will collectively own 38,748,686 shares of Live Oak Class A Common Stock, representing approximately 45.72% of the total shares outstanding;

•        the PIPE Investors will collectively own 21,000,000 shares of Live Oak Class A Common Stock, representing approximately 24.78% of the total shares outstanding;

•        the Public Stockholders will collectively own 20,000,000 shares of Live Oak Class A Common Stock, representing approximately 23.60% of the total shares outstanding; and

•        the holders of Founder Shares will collectively own 5,000,000 shares of Live Oak Class A Common Stock upon the automatic conversion of the Founder Shares into Live Oak Class A Common Stock on a one-to-one basis, representing approximately 5.90% of the total shares outstanding.

The numbers of shares and percentage interests set forth above are based on a number of assumptions, including that (i) none of the Public Stockholders exercise their redemption rights, (ii) Danimer does not issue any additional equity securities (or securities convertible into equity securities) subsequent to the date hereof and prior to the Business Combination other than shares issuable upon conversion of the Danimer Convertible Notes, (iii) the amount of Net Debt at Closing is equal to $8,140,304, (iv) the Transaction Expenses Adjustment Amount is $0 (v) the Danimer Convertible

Notes are converted just prior to Closing and (v) none of the current holders of outstanding Danimer Options or Danimer Warrants decide to exercise such securities subsequent to the date hereof and prior to the consummation of the Business Combination. If the actual facts differ from our assumptions, the numbers of shares and percentage interests set forth above will be different. In addition, the numbers of shares and percentage interests set forth above do not take into account (i) potential future exercises of Live Oak Warrants, (ii) the Earn-Out Shares (iii) shares issuable in connection with the Adjustment Holdback Amount, (iv) shares issuable in connection with the Shareholder Representative Amount or (v) shares issuable upon the future exercise of outstanding options and warrants to purchase shares of Danimer Common Stock following conversion pursuant to the Merger Agreement. In addition, New Danimer will reserve an amount of shares of Live Oak Class A Common Stock equal to 10% of the issued and outstanding shares of Live Oak Class A Common Stock, determined on a fully-diluted basis, immediately following the Effective Time for issuance pursuant to the Equity Incentive Plan and 2,730,000 shares of Class A Common Stock for issuance pursuant to the Employee Stock Purchase Plan; provided, however, that the maximum number of shares of Live Oak Class A Common Stock that shall be available for grants of options under the Employee Stock Purchase Plan shall not exceed three percent (3%) of the issued and outstanding shares of Live Oak Class A Common Stock, determined on a fully-diluted basis, immediately following the Effective Time.

Please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

Risk Factors

In evaluating the proposals to be presented at the special meeting, you should carefully read this proxy statement/prospectus and especially consider the factors discussed in the section entitled “Risk Factors.”

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF DANIMER

The summary historical consolidated financial information and other data for Danimer set forth below should be read in conjunction with “Danimer Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Danimer’s historical consolidated financial statements and the related notes thereto contained elsewhere in this proxy statement/prospectus.

The summary historical consolidated financial information and other data presented below for the years ended December 31, 2018 and 2019, and the summary consolidated balance sheet and other data as of December 31, 2018 and 2019 have been derived from Danimer’s audited consolidated financial statements included in this proxy statement/prospectus. The summary historical consolidated financial information and other data presented below for the six months ended June 30, 2019 and 2020, and the summary consolidated balance sheet and other data as of June 30, 2020 have been derived from Danimer’s unaudited consolidated financial statements included in this proxy statement/prospectus.

	Year Ended December 31,		Six Months Ended June 30,
	(audited)		(unaudited)
(in thousands, except share and per share amounts)	2019	2018	2020	2019
Consolidated Statements of Operations Data:
Revenue
Products	$26,862	$28,741	$19,755	$12,228
Services	5,482	1,713	2,716	2,790
Total revenue	32,344	30,454	22,471	15,018
Costs and expenses:
Cost of revenue	21,237	19,209	15,870	9,841
Selling, general and administrative	16,027	7,301	5,808	9,258
Research and development	5,482	5,136	3,375	2,469
Gain on disposal of assets	(281)	(4,364)	(9)	(281)
Legal settlement	8,000	—	—	8,000
Total costs and expenses	50,465	27,282	25,044	29,287
(Loss) income from operations	(18,121)	3,172	(2,573)	(14,269)

Nonoperating income (expense):
Interest expense	(3,475)	(3,232)	(1,097)	(2,121)
Gain on loan extinguishment	5,550	—	—	—
Interest income	340	352	174	126
Other income (expense), net	277	(33)	15	279
(Loss) income before income taxes	(15,429)	259	(3,481)	(15,985)
Income tax expense	4,085	51	—	4,137
Net (loss) income	$(19,514)	$208	$(3,481)	$(20,122)

(Loss) income per share:(1)
Basic	$(7.05)	$0.09	$(1.11)	$(7.29)
Diluted	$(7.05)	$0.07	$(1.11)	$(7.29)

____________

(1)      See Note 10 to Danimer’s unaudited consolidated financial statements for the six months ended June 30, 2019 and 2020 and Note 14 to Danimer’s audited consolidated financial statements for the years ended December 31, 2018 and 2019, included elsewhere in this proxy statement/prospectus, for an explanation of the calculations of earnings per share and the number of weighted-average shares used in computing basic and diluted net loss per share.

	As of December 31,		As of June 30,
	(audited)		(unaudited)
(in thousands)	2019	2018	2020
Consolidated balance sheet data:
Cash and cash equivalents	$6,261	$6,317	$6,705
Working capital	(15,045)	5,399	(3,163)
Total assets	145,423	114,250	171,817
Total long-term debt	73,779	57,078	75,226
Total liabilities	127,997	87,062	132,469
Accumulated deficit	(49,080)	(29,566)	(52,561)
Total stockholders’ equity	17,426	27,188	39,348
	Year Ended December 31,		Six Months Ended June 30,
	(audited)		(unaudited)
(in thousands)	2019	2018	2020	2019
Statement of Cash Flows Data
Net cash (used in) provided by operating activities	$(1,673)	$323	$(9,637)	$(738)
Net cash (used in) provided by investing activities	(49,093)	2,811	(19,859)	(16,926)
Net cash provided by (used in) financing activities	53,498	(453)	28,193	33,865

SUMMARY HISTORICAL FINANCIAL INFORMATION OF LIVE OAK

The following table shows summary historical financial information of Live Oak for the periods and as of the dates indicated. The summary historical financial information of Live Oak was derived from the audited historical financial statements of Live Oak included elsewhere in this proxy statement/prospectus. The following table should be read in conjunction with “Live Oak Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Live Oak’s historical financial statements and the notes and schedules related thereto, included elsewhere in this proxy statement/prospectus.

Statement of Operations Data:

	Three Months Ended June 30, 2020	Six Months Ended June 30, 2020	Period from May 24, 2019 (inception) to June 30, 2019
	(unaudited)	(unaudited)	(unaudited)
Formation and general and administrative expenses	$112,394	$112,394	$2,774
Interest earned on marketable securities held in Trust Account	26,459	26,459	—
Net Loss	$(85,935)	$(85,935)	$(2,774)
Weighted average shares outstanding of Class A redeemable common stock	20,000,000	20,000,000	—
Basic and diluted net income per share, Class A	$0.00	$0.00	$—
Weighted average shares outstanding of Class B non-redeemable common stock	5,000,000	5,000,000	5,000,000
Basic and diluted net income per share, Class B	$(0.02)	$(0.02)	$(0.00)

Balance Sheet Data:

	As of June 30, 2020	As of December 31, 2019
	(unaudited)	(audited)
Cash and cash equivalents	$1,677,652	$20,000
Prepaid expenses and other current assets	29,268	—
Deferred offering costs	—	57,950
Cash and marketable securities held in Trust Account	200,026,459	—
Total assets	$201,733,381	$77,950
Total liabilities	$6,819,540	$56,930

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following summary unaudited pro forma condensed combined financial data (the “summary pro forma data”) gives effect to the Business Combination and the issuance of Live Oak Class A Common Stock in the PIPE described in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.” The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X.

The unaudited pro forma condensed combined balance sheet as of June 30, 2020 combines the historical balance sheet of Live Oak and the historical balance sheet of Danimer on a pro forma basis as if the Business Combination and the PIPE had been consummated on December 31, 2019. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2019 and the six months ended June 30, 2020 combine the historical statements of operations of Live Oak and Danimer for such periods on a pro forma basis as if the Business Combination and the PIPE had been consummated on January 1, 2019, the beginning of the earliest period presented.

The unaudited pro forma condensed combined financial statements present three possible redemption scenarios as follows:

•        Assuming No Redemption — this scenario assumes that no shares of Live Oak Class A Common Stock are redeemed; and

•        Assuming Maximum Redemption Condition — this scenario assumes that 9,339,675 shares of Live Oak Class A Common Stock are redeemed for an aggregate payment of approximately $93.4 million (based on the estimated per share redemption price of approximately $10.00 per share based on the fair value of marketable securities held in the Trust Account of approximately $200.0 million) from the Trust Account, which is the maximum amount of redemptions that would satisfy the Minimum Cash Condition set forth in the merger agreement without having raised additional private financing or backstop agreements; and

•        Assuming Maximum Redemption — this scenario assumes that 20,000,000 shares of Live Oak Class A Common Stock are redeemed for an aggregate payment of approximately $200.0 million (based on the estimated per share redemption price of approximately $10.00 per share based on the fair value of marketable securities held in the Trust Account as of December 31, 2019 of approximately $200.0 million) from the Trust Account.

(in thousands, except per share amounts)	Pro Forma Combined (Assuming No Redemption)	Pro Forma Combined (Assuming Maximum Redemption Condition)	Pro Forma Combined (Assuming Maximum Possible Redemption)
Summary Unaudited Pro Forma Condensed Combined
Statement of Operations Data
Year Ended December 31, 2019
Revenue	$32,344	$32,344	$32,344
Net loss per share – basic and diluted	$(0.27)	$(0.31)	$(0.37)
Weighted-average share outstanding – basic and diluted	72,222,678	62,883,003	52,222,678
(in thousands, except per share amounts)	Pro Forma Combined (Assuming No Redemption)	Pro Forma Combined (Assuming Maximum Redemption Condition)	Pro Forma Combined (Assuming Maximum Possible Redemption)
Summary Unaudited Pro Forma Condensed Combined
Statement of Operations Data
Six Months Ended June, 30, 2020
Revenue	$22,471	$22,471	$22,471
Net loss per share – basic and diluted	$(0.04)	$(0.05)	$(0.06)
Weighted-average share outstanding – basic and diluted	72,222,678	62,883,003	52,222,678

(in thousands)	Pro Forma Combined (Assuming No Redemption)	Pro Forma Combined (Assuming Maximum Redemption Condition)	Pro Forma Combined (Assuming Maximum Possible Redemption)
Summary Unaudited Pro Forma Condensed Combined
Balance Sheet Data as of June 30, 2020
Total assets	$558,551	$465,142	$358,525
Total liabilities	$121,665	$121,665	$121,666
Total equity	$436,886	$343,477	$236,860

Unaudited Historical Comparative and Pro Forma Combined Per Share Data of Live Oak and Danimer

The following table sets forth selected historical comparative share information for Live Oak and Danimer and unaudited pro forma condensed combined per share information of the combined company after giving effect to the Business Combination and the PIPE, assuming three redemption scenarios as follows:

•        Assuming No Redemption — this scenario assumes that no shares of Live Oak Class A Common Stock are redeemed; and

•        Assuming Maximum Redemption Condition — this scenario assumes that 9,339,675 shares of Live Oak Class A Common Stock are redeemed for an aggregate payment of approximately $93.4 million (based on the estimated per share redemption price of approximately $10.00 per share based on the fair value of marketable securities held in the Trust Account of approximately $200.0 million) from the Trust Account, which is the maximum amount of redemptions that would satisfy the Minimum Cash Condition set forth in the merger agreement without having raised additional private financing or backstop agreements; and

•        Assuming Maximum Redemption — this scenario assumes that 20,000,000 shares of Live Oak Class A Common Stock are redeemed for an aggregate payment of approximately $200.0 million (based on the estimated per share redemption price of approximately $10.00 per share based on the fair value of marketable securities held in the Trust Account as of June 30, 2020 of approximately $200.0 million) from the Trust Account.

The pro forma book value information reflects the Business Combination and the PIPE as if they had occurred on June 30, 2020. The weighted average shares outstanding and net loss per share information give pro forma effect to the Business Combination and the PIPE as if they had occurred on January 1, 2019.

This information is only a summary and should be read together with the selected historical financial information included elsewhere in this proxy statement/prospectus, and the historical financial statements of Live Oak and Danimer and related notes that are included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined per share information of Live Oak and Danimer is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this proxy statement/prospectus.

The unaudited pro forma combined earnings per share information below does not purport to represent the earnings per share which would have occurred had the companies been combined during the periods presented, nor earnings per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of Live Oak and Danimer would have been had the companies been combined during the periods presented.

	Live Oak (Historical)	Danimer (Historical)	Pro Forma Combined (Assuming No Redemption)	Pro Forma Combined (Assuming Maximum Redemption Condition)	Pro Forma Combined (Assuming Maximum Possible Redemption)
As of and for the Six Months Ended June 30, 2020
Book Value per share(1)	$0.83	$12.56	$6.05	$5.46	$4.54
Weighted average shares outstanding of Class A common stock
basic and diluted	1,008,616	—	72,222,678	62,883,003	52,222,678
Weighted average shares outstanding of Class B common stock
basic and diluted	5,000,000	—	—	—	—
Weighted average shares outstanding of Danimer common stock
basic and diluted	—	3,133,727	—	—	—
Net income per share of Class A common stock
basic and diluted	$0.00	—	$(0.04)	$(0.05)	$(0.06)
Net loss per share of Class B common stock
basic and diluted	$0.02	—	—	—	—
Net loss per share of Danimer common stock
basic and diluted	—	$(1.11)	—	—	—
As of and for the Year Ended December 31, 2019
Book Value per share(1)	$0.00	$6.30	N/A (2)	N/A (2)	N/A (2)
Weighted average shares outstanding of Class A common stock
basic and diluted	—	—	72,222,678	62,883,003	52,222,678
Weighted average shares outstanding of Class B common stock
basic and diluted	5,000,000	—	—	—	—
Weighted average shares outstanding of Danimer common stock
basic and diluted	—	2,766,466	—	—	—
Net income per share of Class A common stock
basic and diluted	$—	—	$(0.27)	$(0.31)	$(0.37)
Net loss per share of Class B common stock
basic and diluted	$(0.00)	—	—	—	—
Net loss per share of Danimer common stock
basic and diluted	—	$(7.05)	—	—	—

____________

(1)      Book value per share is calculated by dividing total equity by shares outstanding.

(2)      Pro forma balance sheet for year ended December 31, 2019 is not required and as such, no such calculation is included in this table.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Please note that we may use words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook” and similar expressions which constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of present or historical fact included in this proxy statement/prospectus regarding Live Oak’s proposed Business Combination with Danimer, Live Oak’s ability to consummate the transaction, the benefits of the transactions and the combined company’s future financial performance, as well as the combined company’s strategy, future operations, estimated financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. Forward-looking statements are made based on our expectations and beliefs concerning future events and therefore involve a number of risks and uncertainties. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. Potential risks and uncertainties that could cause the actual results to differ materially from those expressed or implied by forward-looking statements include, but are not limited to, changes in domestic and foreign business, market, financial, political and legal conditions; the inability of the Live Oak and Danimer to successfully or timely consummate the Proposed Transactions, including the risk that any regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect the combined company or the expected benefits of the Proposed Transactions or that the approval of the stockholders of Live Oak or Danimer is not obtained; failure to realize the anticipated benefits of Proposed Transactions; risk relating to the uncertainty of the projected financial information with respect to Danimer; the amount of redemption requests made by Live Oak’s stockholders, the overall level of consumer demand on our products; general economic conditions and other factors affecting consumer confidence, preferences, and behavior; disruption and volatility in the global currency, capital, and credit markets; the financial strength of Danimer’s customers; Danimer’s ability to implement our business strategy, Danimer’s ability to execute and integrate acquisitions; changes in governmental regulation, Danimer’s exposure to product liability or product warranty claims and other loss contingencies; disruptions and other impacts to Danimer’s business, as a result of the COVID-19 global pandemic and government actions and restrictive measures implemented in response; stability of our manufacturing facilities and suppliers, as well as consumer demand for Danimer’s products, in light of disease epidemics and health-related concerns such as the COVID-19 global pandemic; the impact that global climate change trends may have on Danimer and its suppliers and customers; Danimer’s ability to protect patents, trademarks and other intellectual property rights; any breaches of, or interruptions in, our information systems; fluctuations in the price, availability and quality of raw materials and contracted products as well as foreign currency fluctuations; Danimer’s ability to utilize potential net operating loss carryforwards; changes in tax laws and liabilities, tariffs, legal, regulatory, political and economic risks; and the other risks and uncertainties described in this proxy statement/prospectus, including those under the section entitled “Risk Factors.” All forward-looking statements included herein are based upon information available to us as of the date hereof, and speak only as of the date hereof. We assume no obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

RISK FACTORS

The combined company will face a market environment that cannot be predicted and that involves significant risks, many of which will be beyond its control. In addition to the other information contained in this proxy statement/prospectus, you should carefully consider the material risks described below before deciding how to vote your shares of stock. In addition, you should read and consider the risks associated with the business of Live Oak because these risks may also affect the combined company. You should also read and consider the other information in this proxy statement/prospectus and the other documents incorporated by reference into this proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information” in this proxy statement/prospectus.

Risks Related to Danimer

Unless the context otherwise requires, all references in this section to “we,” “us,” or “our” refer to Danimer and its subsidiaries prior to the consummation of the Business Combination.

We have a history of net losses and our future profitability is uncertain.

Danimer has recorded a loss for the fiscal year ended December 31, 2019 and our future profitability is uncertain. At December 31, 2019, our accumulated deficit was approximately $49.1 million. Since our inception, we have been engaged primarily in research and development and early-stage commercial activities. Because we have a limited history of commercial operations and we operate in a rapidly evolving industry, we cannot be certain that we will generate sufficient revenue to operate our business and become profitable.

Our ability to generate revenues in the near-term is highly dependent on the successful commercialization of our biopolymer products, which is subject to many risks and uncertainties as described below. We expect that it will take time for our PHA production to ramp up to an economical scale while the market for our products expands. As a result, we expect to have significant losses and negative cash flow for at least the next several years, as we incur additional costs and expenses for the continued development and expansion of our business, including the costs of establishing manufacturing capacity and ongoing expenses of research and product development. The amount we spend will impact our ability to become profitable and this will depend, in part, on the number of new products that we attempt to develop. We may not achieve any or all of these goals and, thus, we cannot provide assurances that we will ever be profitable or achieve significant revenues.

Even if we can successfully manufacture and sell our products, whether we will be able to generate a profit on any of these products is highly uncertain and depends on a number of factors including the cost of production, the price we are able to charge for these products, and the emergence of competing products.

Our operating results may fluctuate significantly as a result of a variety of factors, many of which are outside of our control.

We are subject to, among other things, the following factors that may negatively affect our operating results:

•        the announcement or introduction of new products by our competitors;

•        our ability to upgrade and develop our systems and infrastructure to accommodate growth;

•        our ability to attract and retain key personnel in a timely and cost-effective manner;

•        our ability to attract new customer and retain existing customers;

•        technical difficulties;

•        the amount and timing of operating costs and capital expenditures relating to the expansion of our business, operations and infrastructure;

•        our ability to identify and enter into relationships with appropriate and qualified third-party providers of necessary testing and manufacturing services;

•        regulation by federal, state or local governments; and

•        general economic conditions, as well as economic conditions specific to the plastics industry, and other industries related to compostable or biodegradable substitutes for non-biodegradable plastics.

As a result of our limited operating history and the nature of the markets in which we compete, it is difficult for us to forecast our revenues or earnings accurately. We have based our anticipated future expense levels largely on our investment plans and estimates of future events, although certain of our expense levels will, to a large extent, become fixed. As a strategic response to changes in the competitive environment, we may from time to time make certain decisions concerning expenditures, pricing, service or marketing that could have a material and adverse effect on our business, results of operations and financial condition. Due to the foregoing factors, our revenues and operating results are difficult to forecast.

Our financial projections may not be accurate.

The financial projections included in this proxy statement/prospectus present our estimates of future results of operations and are based upon the assumptions of Danimer’s management concerning future events, circumstances, and transactions. Realization of the results forecasted will depend on the successful implementation by us of our proposed business plan, and policies and procedures consistent with the assumptions. Future results will also be affected by events and circumstances beyond our control, for example, our competitive environment, our executive team, rapid technological change, economic and other conditions in the markets in which we propose to operate, governmental regulation and reimbursement of our proposed products and markets, uncertainties inherent in product development and testing, our future financing needs and our ability to grow and to manage our growth effectively. In particular, the financial projections assume the buildout of Phase II of the Kentucky Facility, an estimated timeline for such buildout and beginning in October 2020. As of the date of this proxy statement/prospectus the Phase II buildout is behind schedule as compared to the projection’s estimated timeline. Even if Danimer is able to bring Phase II back to its original schedule, there can be no assurances that Danimer will be able to complete such buildout on such timeline or at all or achieve such rapid production. See “— We may not be able to complete either or both phases of the proposed buildout of the Kentucky Facility”. For the reasons described above, it is likely that the actual results of our operations will be different from the results forecasted and those differences may be material and adverse. The forecasts were prepared by Danimer’s management and have not been certified or examined by an accountant. Neither Live Oak nor Danimer’s management has any duty to update the financial projections included in this proxy statement/prospectus.

We will need to secure additional funding and may be unable to raise additional capital on favorable terms, if at all.

We expect that following the Closing, we will have sufficient capital to fund our planned operations through the completion of Phase II of the buildout of the Kentucky Facility. Thereafter, we will need to raise additional capital to continue to scale and expand our manufacturing capability. If we issue equity or debt securities to raise additional funds, (i) we may incur fees associated with such issuance, (ii) our existing stockholders will experience dilution from the issuance of new equity securities, (iii) we may incur ongoing interest expense and be required to grant a security interest in our assets in connection with any debt issuance, and (iv) the new equity or debt securities may have rights, preferences and privileges senior to those of our existing stockholders. In addition, utilization of our net operating loss and research and development credit carryforwards may be subject to significant annual limitations under Section 382 of the Code due to ownership changes resulting from future equity financing transactions. If we raise additional funds through collaboration, licensing or other similar arrangements, it may be necessary to relinquish valuable rights to our potential products or proprietary technologies, or grant licenses on terms that are not favorable to us. In the event we are unable to obtain additional financing, we may be unable to successfully implement our business plan, which could have a material and adverse impact on our business, including you losing your entire investment.

Our biopolymer products may not achieve market success.

We currently have limited customer commitments for commercial quantities of our biopolymer products. Some prospective customers are currently evaluating and testing our products prior to making large-scale purchase decisions.

The successful commercialization of our biopolymers is also dependent on our customers’ ability to commercialize the end-products that they make from our biopolymers, which may never gain market acceptance.

Market acceptance of our products will depend on numerous factors, many of which are outside of our control, including among others:

•        public acceptance of such products;

•        our ability to produce products of consistent quality that offer functionality comparable or superior to existing or new polymer products;

•        our ability to produce products fit for their intended purpose;

•        our ability to obtain necessary regulatory approvals for our products;

•        the speed at which potential customers qualify our biopolymers for use in their products;

•        the pricing of our products compared to competitive products, including petroleum-based plastics;

•        the strategic reaction of companies that market competitive products;

•        our reliance on third parties who support or control distribution channels; and

•        general market conditions.

Danimer produces bio-based products from renewable resources, whose pricing and availability may be impacted by factors out of our control.

Pricing and availability of raw materials, including renewable resources, for use in our businesses can be volatile due to numerous factors beyond our control, including general, domestic, and international economic conditions, labor costs, production levels, competition, consumer demand. Drought, pestilence, severe weather or other “acts of God” may limit our ability to procure raw materials if crops are lost. This volatility can significantly affect the availability and cost of raw materials for us, and may therefore have a material adverse effect on our business, results of operations, and financial condition.

Danimer sells formulated resins which include raw materials purchased from third parties, including PLA. Danimer currently sources all of its PLA from two suppliers, NatureWorks LLC and Total Corbion PLA. Due to the high rate of growth in the biopolymer market, the demand for PLA and other raw materials used in our products may outpace supply, which could result in price increases and deficits in the supply necessary to meet customer demand. If Danimer is unable to secure the required quantities of PLA and other third-party raw materials, it may not be able to achieve its financial forecasts and fulfill customer demand.

If our products and product candidates do not gain market acceptance among key market participants, we may be unable to generate significant revenues, if any.

Even if we obtain regulatory approval for our product candidates, they may not gain market acceptance among plastics manufacturers or other plastic users. Market acceptance will depend on our ability to demonstrate the benefits of our approved products in terms of safety, efficacy, convenience, biodegradability and environmental friendliness, ease of administration and cost effectiveness. In addition, we believe market acceptance depends on the effectiveness of our marketing strategy and the pricing of our approved products.

We have not produced PHA in large commercial quantities.

We have limited experience in producing large quantities of PHA. While we have succeeded in producing smaller amounts of PHA in our pilot plant for customer trials and testing purposes, we only recently commenced the production of PHA in a large commercial plant with a capacity sufficient to meet the anticipated needs of prospective customers. We may not be able to cost effectively produce PHA at a scale consistent with customer demand in a timely or economical manner, or that the quality of the commercial product will be acceptable on a consistent basis. Further, if the Kentucky Facility is not able to meet customer demands, we will have to expand our facility, which will disrupt production and deplete our resources.

Our PHA products are not yet manufactured on a commercial scale and may never become commercially marketable.

Although we do currently sell commercial quantities of compostable PLA-based resins, we only recently commenced producing commercially viable quantities of PHA. Limited research and testing have been completed on some of the products that we may produce using PHA. For some applications, we will have to go through extensive research and testing to develop specific products and to determine or demonstrate the safety and effectiveness of their proposed use. Although we have already received food contact approval for some grades of PHA, some of our product candidates and our proposed testing of those products will require additional regulatory approvals and clearances. Accordingly, not all of the products we intend to pursue are presently marketable in the fields of use for which we hope to develop them, and it is possible (or even probable) that some or all of them may never become legally and commercially marketable. The development and testing of our proposed products is difficult, time-consuming and expensive, and the successful development of any products based on innovative technologies is subject to inherent uncertainties and risks of failure. These risks include the possibilities that any or all of the proposed products or procedures may be found to be ineffective, or may otherwise fail to receive necessary regulatory clearances; that the proposed products or procedures may be uneconomical to produce and market or may never achieve broad market acceptance; that third parties may hold proprietary rights that preclude Danimer from marketing its intended products or procedures; or that third parties may develop and market superior or equivalent products and procedures.

Danimer may be unable to obtain certifications required by certain customers.

Many of our customers require biopolymer formulations to undergo biodegradability testing to address physical property deterioration in specific environmental conditions. Biodegradation certification is important for our customers to ensure those products can be effectively marketed and sold and meet customer demands on environmental protection. If our new PHA based resins to be sold out of the Kentucky Facility don’t achieve the required certifications in a timely manner, Danimer may experience a delay in going to market. Such a delay could result in Danimer not achieving its financial forecasts and fulfill customer demand.

We may be unable to manage rapid growth effectively.

Our failure to manage growth effectively could have a material and adverse effect on our business, results of operations and financial condition. We anticipate that a period of significant expansion will be required to address potential growth and to handle licensing and research activities. This expansion will place a significant strain on our management, operational and financial resources. To manage the expected growth of our operations and personnel, we must establish appropriate and scalable operational and financial systems, procedures and controls and must establish a qualified finance, administrative and operations staff. Our management may be unable to hire, train, retain and manage the necessary personnel or to identify, manage and exploit potential strategic relationships and market opportunities.

We may be delayed in or unable to procure necessary capital equipment.

While the equipment we use to produce PHA and our other products is currently widely available, we must rely on outside companies to continue to manufacture the equipment necessary to produce our products. If our suppliers of capital equipment are unable or unwilling to provide us with necessary capital equipment to manufacture our products or if we experience significant delays in obtaining the necessary manufacturing equipment, our business, results of operations, and financial condition could be adversely affected.

Our success will be influenced by the price of petroleum relative to the price of bio-based feedstocks.

Our success may be influenced by the cost of our products relative to petroleum-based polymers. The cost of petroleum-based polymers is in part based on the price of petroleum. To date, our PHA biopolymers have been primarily manufactured using canola oil, an agricultural feedstock. As the price of biobased feedstocks increases and/or the price of petroleum decreases, our biobased products may be less competitive relative to petroleum-based polymers. A material decrease in the cost of conventional petroleum-based polymers may require a reduction in the prices of our products for them to remain attractive in the marketplace and/or reduce the size of our addressable market.

Certain contracts granting exclusivity rights to customers may limit our ability to sell products in certain markets.

Danimer has entered into certain agreements with customers, which, subject to the terms therein, grant these customers the exclusive right to purchase certain products and, in some cases, in certain fields and/or territories from us. These agreements could prevent us from selling products to certain prospective customers or entering certain markets, which could have a material and adverse impact on our business.

We may rely heavily on future collaborative partners.

We may enter into strategic partnerships to develop and commercialize our current and future research and development programs with other companies to accomplish one or more of the following:

•        obtain capital, equipment and facilities,

•        obtain funding for research and development programs, product development programs and commercialization activities,

•        obtain expertise in relevant markets,

•        obtain access to raw materials, and/or

•        obtain sales and marketing services or support.

We may not be successful in establishing or maintaining suitable partnerships, and we may not be able to negotiate collaboration agreements having terms satisfactory to us or at all. Failure to make or maintain these arrangements or a delay or failure in a collaborative partner’s performance under any such arrangements could have a material adverse effect on our business and financial condition.

We face and will face substantial competition.

We face and will face substantial competition from a variety of companies in the biodegradable, renewable resource-based plastic segment, as well as from companies in the conventional, non-biodegradable petroleum-based industry segment. Some of their products are suitable for use in a range of products at a price which may be lower than our product offerings. Many of these companies have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, sales and marketing, manufacturing, distribution, technical and other resources than us. Our competitors may be able to adapt more quickly to new or emerging technologies, changes in customer requirements and changes in laws and regulations. In addition, current and potential competitors have established or may establish financial or strategic relationships among themselves or with existing or potential customers or other third parties. Accordingly, new competitors or alliances among competitors could emerge and rapidly acquire significant market share. There can be no assurance that we can develop products that are more effective or achieve greater market acceptance than competitive products, or that our competitors will not succeed in developing products and technologies that are more effective than those being developed by us and that would therefore render our products and technologies less competitive or even obsolete. We cannot assure you that we will be able to compete successfully against current or new competitors.

We may not be able to complete either or both phases of the proposed buildout of our Kentucky Facility.

In December 2018, Danimer consummated the acquisition of the Kentucky Facility, including the equipment, machinery and other personal property located at such facility for a purchase price of $23 million, and simultaneously entered into a sale and leaseback transaction with a large, diversified commercial property REIT (the “REIT”) pursuant to which Danimer sold the Kentucky Facility and certain of its facilities located in Bainbridge, Georgia to the REIT and leased-back the same properties from the REIT under a net-lease for an initial term of 20 years with renewal terms up to an additional 20 years at Danimer’s option. The assets available at the Kentucky Facility permitted Danimer to embark on a two-phase commissioning strategy, with Danimer commencing production of commercial volumes of PHA in December 2019. The first phase of the buildout was nearing completion at the end of the second quarter of 2020 after investing approximately $47 million since the acquisition of the Kentucky Facility, excluding capitalized interest. Of this total, $7 million in real-estate improvements for the Kentucky Facility were financed by the REIT and leased back to Danimer in May 2020. Once Phase I of the Kentucky Facility buildout is operating at scale, Danimer expects to produce approximately 20 million pounds of finished product per year. Danimer believes that the capacity of the plant can be expanded by another 45 million additional pounds of finished product, bringing total plant capacity up to approximately 65 million pounds per year, by investing another $100 million in the future for the Phase II expansion of such facility. There can be no assurances, though, that Danimer will be able to achieve such production capacity or raise the additional financing required to complete Phase II of the Kentucky Facility expansion.

We may not be able to identify additional facilities and assets or secure the funding necessary to acquire them.

Aside from the Kentucky Facility, we may need to identify other facilities and assets that would be beneficial to our production of PHA at the commercial scale or our growth in general. We cannot provide assurances that we will be successful in identifying such facilities and assets or, if we do, securing the funding necessary to acquire them.

Climate Change may impact the availability of our facilities and, in addition, we may incur substantial costs to comply with climate change legislation and related regulatory initiatives.

Changing weather patterns and the increase in frequency of severe storms such as hurricanes and tornadoes could cause disruptions or the complete loss of our facilities. In addition, climate change concerns, and changes in the regulation of such concerns, including greenhouse gas emissions, could also subject us to additional costs and restrictions, including increased energy and raw materials costs which could negatively impact our financial condition and results of operations. The effects of climate change can have an adverse effect not only to our operations, but also that of our suppliers and customers, and can lead to increased regulations and changes in consumer preferences, which could adversely affect our business, results of operations and financial condition.

We may be subject to product liability claims that may not be covered by insurance and could require us to pay substantial sums.

If we are successful in obtaining regulatory approval for our products and/or otherwise begin marketing them, we will become subject to an inherent risk of, and adverse publicity associated with, product liability and other liability claims, whether or not such claims are valid. We intend to obtain product liability insurance coverage in amounts and scope that we believe will be adequate once we begin marketing any products. However, product liability insurance may not be available on commercially acceptable terms, or at all. Even if such insurance is available, product liability or other claims may exceed our insurance coverage limits. A successful product liability claim that exceeds our insurance coverage limits could require us to pay substantial sums and could have a material adverse effect on us.

Changes in government regulations encouraging the use of biodegradable alternatives to plastic products may have an adverse effect on our business.

We anticipate one of the key markets for our products being compostable and biodegradable substitutes for non-biodegradable plastics, which are created in part by laws, regulations and policies designed to encourage or mandate the increased use of compostable and biodegradable alternatives to plastics. Several countries and other political subdivisions of countries have enacted or are considering enacting such laws and regulations. Failure to implement these or similar laws and regulations and changes to existing laws and regulations may adversely affect the demand for our product candidates in the future.

We may not be able to protect adequately our patents and other intellectual property assets, which could adversely affect our competitive position and reduce the value of our products, and litigation to protect our patents and intellectual property assets may be costly.

Our commercial success may depend in part on our ability to obtain patent protection for technologies and products we develop, to preserve trade secrets and to operate without infringing the proprietary rights of others. There can be no assurance that any patents or patent applications that Danimer owns, obtains or files or is able to obtain or license from third parties will afford any competitive advantages or will not be challenged or circumvented by third parties. Furthermore, there can be no assurance that others will not independently develop similar technologies or duplicate any technology developed by Danimer. Because of the extensive time required for development, testing and regulatory review of a potential product, it is possible that before any of our potential products can be commercialized, any related patents may expire or may have only a brief remaining life span following commercialization, thus reducing any advantage of the patents.

If we are not able to obtain patent coverage or defend the patent protection for our technologies, then we will not be able to exclude competitors from developing or marketing competing technologies, and we may not generate enough revenues from product sales to justify the cost of development of our technologies and to achieve or maintain profitability. The patents currently in the portfolio, as well as any patents which may ultimately issue from currently pending patent applications, have or will have expiration dates ranging from 2022 to 2040.

Our patent position involves complex legal and factual questions. Accordingly, we cannot predict the breadth of claims that may be allowed or enforced in our patents or in third-party patents. Patents may not be issued for any pending or future pending patent applications owned by or licensed to us, and claims allowed under any issued patent or future issued patent owned or licensed by us may not be valid or sufficiently broad to protect our technologies. Moreover, we may be unable to protect certain of our intellectual property in the United States or in foreign countries. Foreign jurisdictions may not afford the same protections as U.S. law, and we cannot ensure that foreign patent applications will have the same scope as the U.S. patents. There will be many countries in which we will choose not to file or maintain patents because of the costs involved. Competitors may also design around our technology or develop competing technologies.

Additionally, any issued patents owned by or licensed to us now or in the future may be challenged, invalidated, or circumvented. To the extent competitors or other third parties develop and market products or procedures that we believe infringe our patents and proprietary rights, we may be compelled to initiate lawsuits to protect and enforce our intellectual property rights. Such litigation is typically expensive, time-consuming and uncertain as to outcome, and may involve opponents who have much more extensive financial resources than we do. An unfavorable outcome of any such litigation could have a material adverse effect on our business and results of operations.

Third parties may claim that we infringe on their proprietary rights and may prevent us from commercializing and selling our products.

There has been substantial litigation in the manufacturing industry with respect to the manufacture, use and sale of new products. These lawsuits often involve claims relating to the validity of patents supporting the new products and/or the validity and alleged infringement of patents or proprietary rights of third parties. We may be required to defend against challenges to the validity of our patents and against claims relating to the alleged infringement of patent or proprietary rights of third parties.

Litigation initiated by a third-party claiming patent invalidity or patent infringement could:

•        require us to incur substantial litigation expense, even if we are successful in the litigation;

•        require us to divert significant time and effort of our management;

•        result in the loss of our rights to develop, manufacture or market our products; and

•        require us to pay substantial monetary damages or royalties in order to license proprietary rights from third parties or to satisfy judgments or to settle actual or threatened litigation.

Although patent and intellectual property disputes within the biopolymer industry have often been settled through licensing or similar arrangements, costs associated with these arrangements may be substantial and could include the long-term payment of royalties. Furthermore, the required licenses may not be made available to us on acceptable terms. Accordingly, an adverse determination in a judicial or administrative proceeding or a failure to obtain necessary licenses could prevent us from manufacturing and selling our products or increase our costs to market our products.

We rely in part on trade secrets to protect our technology, and our failure to obtain or maintain trade secret protection could limit our ability to compete.

We rely on trade secrets to protect some of our technology and proprietary information, especially where we believe patent protection is not appropriate or obtainable. However, trade secrets are difficult to protect. Litigating a claim that a third party had illegally obtained and was using our trade secrets would be expensive and time consuming, and the outcome would be unpredictable. Moreover, if our competitors independently develop similar knowledge, methods and know-how, it will be difficult for us to enforce our rights and our business could be harmed.

Danimer may not be able to generate sufficient cash to service all of our debt and operating lease obligations, and may be forced to take other actions to satisfy our obligations under our debt and operating lease obligations, which may not be successful.

Our ability to make scheduled payments on or to refinance our debt service and operating lease obligations and other obligations depends on our ability to generate cash in the future and our financial condition and operating performance, which are subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We cannot assure you that we will maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our debt , or to pay our operating lease obligations. As of June 30, 2020, Danimer has principal payments on long-term debt due in the next twelve months as well as short-term debt due in the next twelve months in the aggregate principal amount of approximately $12.5 million.

If our cash flows and capital resources are insufficient to fund its debt service, operating lease obligations and other obligations, Danimer may be forced to reduce or delay investments and capital expenditures, or to sell assets, seek additional capital or restructure or refinance its debt.  These alternative measures may not be successful and may not permit Danimer to meet its scheduled debt obligations.  If our operating results and available cash are insufficient to meet its debt service, operating lease obligations and other obligations, Danimer could face substantial liquidity problems and might be required to dispose of material assets or operations to meet its debt service and other obligations.  Danimer may not be able to consummate those dispositions or to obtain the proceeds sought from them, and these proceeds may not be adequate to meet any debt service or other obligations then due.  Further, Danimer may need to refinance all or a portion of its debt on or before maturity, and Danimer cannot assure you that it will be able to refinance any of its debt on commercially reasonable terms or at all. Additionally, if Danimer is unable to service its operating lease payments for its facilities in Bainbridge, Georgia and Winchester, Kentucky, which Danimer leases pursuant to a sale-leaseback transaction that was entered into in 2018 with a commercial property REIT, Danimer could lose the ability to occupy and operate those facilities.

Despite our current significant indebtedness, we may be able to incur more debt in the future, which could further exacerbate the risks of leverage, including the ability to service our indebtedness.

We may need to incur additional debt in the future to complete acquisitions of facilities, equipment, machinery and other assets or capital projects or for working capital. Although the covenants contained in our current indebtedness instruments may impose some limits on our ability to incur new debt, these agreements may permit the incurrence of significant additional debt if we satisfy certain conditions or such debt instruments may be amended in the future to do so. If we incur new debt, the risks related to being in a highly leveraged company that we now face could intensify, including our ability to service such indebtedness.

We are subject to a number of restrictive debt covenants under our loan agreements.

Many of our loan agreements contain certain restrictive covenants, which restrict our ability to, among other things, incur additional indebtedness, incur certain liens on our assets or sell assets, make investments, make capital expenditures, pay dividends and make other restricted payments. Many of our loan agreements also require us to maintain specified financial ratios under certain conditions and satisfy financial condition tests, including a consolidated senior leverage ratio and consolidated fixed charge coverage ratio.

Our ability to meet those financial ratios and tests and otherwise comply with our financial covenants may be affected by the factors described in this “Risk Factors” section of this proxy statement/prospectus and other factors outside our control, and we may not be able to meet those ratios, tests and covenants. Our ability to generate sufficient cash from operations to meet our debt obligations will depend upon our future operating performance, which will be affected by general economic, financial, competitive, business and other factors beyond our control. A breach of any of these covenants, ratios, tests or restrictions, as applicable, or any inability to pay interest on, or principal of, our outstanding debt as it becomes due could result in an event of default. Upon an event of default, if not waived by our lenders, our lenders may declare all amounts outstanding as due and payable. Such an acceleration of the maturity of our indebtedness may, among other things, prevent or limit us from engaging in transactions that benefit us, including responding to changing business and economic conditions and taking advantage of attractive business opportunities.

Danimer may not be able to satisfy the requirements of its participation in a New Markets Tax Credit (“NMTC”) program for funding its plant expansions.

Danimer has entered into several arrangements under the NMTC program with various third-party financial institutions (the “Investors”) to help fund various phases of plant expansions at its Bainbridge, Georgia, and Winchester, Kentucky locations. In connection with the NMTC transactions Danimer received proceeds which were restricted for use on approved capital expenditures and working capital needs at specific subsidiaries. The NMTCs are subject to 100% recapture of the tax credit for a period of seven years as provided in the Code. Danimer is required to be in compliance with various regulations and contractual provisions that apply to the NMTC arrangements. Danimer has agreed to indemnify the Investors for any loss or recapture of the NMTCs until such time as Danimer’s obligation to deliver tax benefits is relieved. The maximum potential amount of future payments under this indemnification could be up to the face amount of the related debt, net of certain leverage loans receivable in connection with the NMTC transactions, which amount totaled $13.2 million as of June 30, 2020. Danimer’s obligation to deliver tax benefits is relieved in various stages from October 2020 through November 2026. Non-compliance with applicable requirements could result in projected tax benefits not being realized by an Investor and our being required to indemnify such Investor, which could have a material adverse effect on our financial position, results of operations or liquidity.

Danimer may be unable to obtain forgiveness of the PPP Loan, in whole or in part, in accordance with the provisions of the CARES Act, which could adversely affect our financial condition.

In April 2020, we entered into a promissory note with Truist Bank (“Truist”), under the Paycheck Protection Program of the CARES Act pursuant to which Truist made a loan to us in the amount of approximately $1.8 million (the “PPP Loan”). The PPP Loan matures in April 2022, bears interest at a rate of 1.0% per annum. Monthly principal and interest payments are deferred for six months after the date of disbursement.

The PPP Loan is unsecured and guaranteed by the Small Business Administration (“SBA”). Under the terms of the PPP Loan, the principal amount of the loan may be forgiven to the extent it is used for qualifying expenses as described in the CARES Act and we otherwise request forgiveness in accordance with the terms of the PPP Loan and the requirements of the SBA. While we expect to request that all of the principal amount of the PPP Loan be forgiven and to comply with all corresponding requirements, we cannot guarantee that we will be successful in obtaining forgiveness of all or any part of such principal amount. We will be required to repay any principal amount of the PPP Loan that is not forgiven, together with accrued and unpaid interest, in equal monthly installments prior to the maturity date of the loan, which would further restrict our operating and financial flexibility.

Danimer’s ability to use net operating losses to offset future taxable income will be subject to certain limitations as a result of the Business Combination, PIPE and past transactions.

As of December 31, 2019, Danimer had federal net operating loss carryforwards of $48.0 million of which $47 million will begin to expire in 2028 and $1 million can be carried forward indefinitely. As of December 31, 2019, Danimer had state net operating loss carryforwards of $45 million which begin to expire in various amounts in 2028.  Danimer may have generated additional net operating losses since then. A portion of these net operating loss carryforwards could expire unused and be unavailable to offset future income tax liabilities. In addition, in general, under Section 382 of the Code, a corporation that undergoes an “ownership change” is subject to limitations on its ability to utilize its pre-change net operating losses (“NOLs”) to offset future taxable income or taxes. For these purposes, an ownership change generally occurs where the aggregate stock ownership of one or more stockholders or groups of stockholders who owns at least 5% of a corporation’s stock increases its ownership by more than 50 percentage points over its lowest ownership percentage within a specified testing period. A portion of Danimer’s existing NOLs are subject to limitations arising from previous ownership changes in 2014. In addition, the Business Combination and the PIPE, if consummated, is expected to constitute an ownership change under Section 382 of the Code. Danimer’s NOLs may also be impaired under state law. A portion of Danimer’s existing NOLs are also subject to the so called separate-return-limitation-year (“SRLY”) rules that may apply to consolidated tax groups. Although depending on applicable law and particular computations, it is expected that the amount of Danimer’s NOLs that the combined company will be able to utilize per year following the consummation of the Business Combination and the PIPE could be only up to $3.8 million per year. Accordingly, the combined company may not be able to utilize a material portion of Danimer’s NOLs.

The ability of the combined company to utilize Danimer’s NOLs following the Business Combination is also conditioned upon the combined company attaining profitability and generating U.S. federal and state taxable income. As described under “— We have a history of net losses and our future profitability is uncertain,” Danimer has incurred significant net losses in the past, and it is anticipated that it will continue to incur significant losses for the foreseeable future; therefore, Danimer does not know whether or when the combined company will generate the U.S. federal or state taxable income necessary to utilize Danimer’s NOL carryforwards, even to the extent they are not subject to limitation by Section 382 of the Code or the SRLY rules.

We face various risks related to the ongoing coronavirus (COVID-19) pandemic and similar public health crises, which may have material adverse effects on our business, financial position, results of operations and/or liquidity.

We face various risks related to health epidemics, pandemics and similar outbreaks, including the global outbreak of coronavirus disease 2019 (“COVID-19”). Such risks include disruptions or restrictions on our employees’ ability to work effectively, as well as temporary closures of our facilities or the facilities of our customers or suppliers.

It is possible that the continued spread of COVID-19 could also further cause disruption in our supply chain; cause delay or limit the ability of other customers to perform, including in making timely payments to us; and, cause other unpredictable events. In addition, the continued spread of COVID-19 has led to disruption and volatility in the global capital markets, which increases the cost of capital and adversely impacts access to capital.

We continue to work with our stakeholders (including customers, employees, suppliers and local communities) to responsibly address this global pandemic. Our management is focused on mitigating the impact of the pandemic, which has required and will continue to require a substantial investment of time and resources across Danimer and could delay other value-added initiatives. We continue to monitor the situation, to assess further possible implications to our business, supply chain and customers, and to take actions in an effort to mitigate adverse consequences.

The situation surrounding COVID-19 remains fluid and the ongoing impact on our business and results of operations, financial condition, expected cash flows and liquidity increases the longer the virus impacts activity levels in the United States and globally, both during the initial outbreak, as well as if additional outbreaks occur at a later date. For this reason, Danimer cannot reasonably estimate with any degree of certainty the future impact COVID-19 may have on our results of operations, financial position, and liquidity. The extent to which the COVID-19 pandemic may impact our business, operating results, financial condition, or liquidity will depend on future developments and numerous and evolving factors that are highly uncertain, vary by market and cannot be accurately predicted or quantified at this time, including the duration and spread of the outbreak; new information concerning its transmission and severity; government mandated restrictions and regulations; business and workforce disruptions; impact on demand for Danimer products, and the effectiveness of actions taken to contain and treat the disease actions taken or that might be taken by governments, businesses or individuals to contain or reduce its repercussions and mitigate its economic implications; evolving macroeconomic factors, including general economic uncertainty, unemployment rates, and recessionary pressures; decreased consumer spending levels; reduction or changes in customer demand for our products and services; our ability to manufacture, sell and provide our products and services, including as a result of travel restrictions, closed borders, operating restrictions imposed on our facilities or reduced ability of our employees to continue to work efficiently; increased operating costs (whether as a results of changes to our supply chain or increases in employee costs or otherwise); collectability of customer accounts; additional and prolonged devaluation of other countries’ currencies relative to the dollar; and the general impact of the pandemic on our customers, employees, suppliers, vendors and other stakeholders. Additionally, customers might defer decision making, delay orders or seek to renegotiate or terminate existing agreements.

The continuing global pandemic may also result in delays in our ability to apply for and obtain further regulatory approval for our products in various jurisdictions.

The impact of COVID-19 may also exacerbate other risks discussed herein, any of which could have a material effect on Danimer. This situation is changing rapidly, and additional impacts may arise that Danimer is not aware of currently.

We depend on key personnel.

We depend greatly on our executive officers and other employees. Our success will depend, in part, upon our ability to attract and retain additional skilled personnel, which will require substantial additional funds. There can be no assurance that we will be able to find, attract and retain additional qualified employees, directors, and advisors having the skills necessary to operate, develop and grow our business. Our inability to hire qualified personnel, the loss of services of any of our executive officers, or the loss of services of other key employees, or advisors that may be hired in the future, may have a material and adverse effect on our business.

If we experience a significant disruption in our information technology systems, including security breaches, or if we fail to implement new systems and software successfully, our business operations and financial condition could be adversely affected.

We depend on information technology systems throughout Danimer to, among other functions, control our manufacturing processes, process orders and bill, collect and make payments, interact with customers and suppliers, manage inventory and otherwise conduct business. We also depend on these systems to respond to customer inquiries, contribute to our overall internal control processes, maintain records of our property, plant and equipment and record and pay amounts due to vendors and other creditors. The failure of our information technology systems to perform as we anticipate could disrupt our business and could result in transaction errors, processing inefficiencies, and the loss of sales and customers. As we upgrade or change systems, we may also experience interruptions in service, loss of data or reduced functionality and other unforeseen material issues which could adversely impact our ability to provide quotes, take customer orders and otherwise run our business in a timely manner. In addition, if our new systems fail to provide accurate and increased visibility into pricing and cost structures, it may be difficult to improve or maximize our profit margins. As a result, our results of operations could be adversely affected.

In addition, cyber-attacks or security breaches could compromise confidential, business critical information, cause a disruption in our operations or harm our reputation. Our information technology systems are subject to potential disruptions, including significant network or power outages, cyberattacks, computer viruses, other malicious codes, and/or unauthorized access attempts, any of which, if successful, could result in data leaks or otherwise compromise our confidential or proprietary information and disrupt our operations. Despite our efforts to protect sensitive information and comply with and implement data security measures, there can be no assurance that any controls and procedures that we have in place will be sufficient to protect us. Further, as cyber threats are continually evolving, our controls and procedures may become inadequate and we may be required to devote additional resources to modify or enhance our systems in the future. We may also be required to expend resources to remediate cyber-related incidents or to enhance and strengthen our cyber security. Any such disruptions to our information technology systems, breaches or compromises of data, and/or misappropriation of information could result in violation of privacy and other laws, litigation, fines, negative publicity, lost sales or business delays, any of which could have a material adverse effect on our business, financial condition or results of operations.

Government regulation of our business is extensive and regulatory approvals are uncertain, expensive and time-consuming.

Our research, development, testing, manufacturing and marketing of most of our intended products are subject to an extensive regulatory approval process by the FDA and other regulatory agencies in the U.S. and abroad. The process of obtaining FDA and other required regulatory approvals is lengthy, expensive and uncertain. There can be no assurance that, even after such time and expenditures, Danimer will be able to obtain necessary regulatory approvals for the manufacturing or marketing of any products. Even if regulatory clearance is obtained, a marketed product is subject to continual review, and later discovery of previously unknown safety issues or failure to comply with the applicable regulatory requirements may result in restrictions on a product’s marketing or withdrawal of the product from the market, as well as possible civil or criminal sanctions.

Changes in sentiment regarding and laws and regulations relating to plastic products could reduce demand for our products and/or increase the cost of producing our products and have an adverse effect on our business.

Plastic products have recently faced increasingly negative public sentiment and scrutiny. In addition, state and local governments have increasingly proposed, or in some cases implemented, restrictions or bans on plastic-based products, including single-use plastics, plastic straws and utensils. Notwithstanding the fact that our bio-plastic products are intended to address many of the concerns regarding traditional petroleum-based plastics, increased regulation of, or prohibition on, the use of plastics generally, as well as negative public sentiment regarding such products, could increase the costs incurred by our customers to use such products or otherwise limit the use of these products, and could lead to a decrease in demand for the products we make or an increase in the cost of production of such products. Such a decrease in demand could adversely affect our business, operating results and financial condition.

Risks Related to Live Oak and the Business Combination

Unless the context otherwise requires, all references in this section to “we,” “us,” or “our” refer to Live Oak.

An active trading market for the Live Oak Class A Common Stock may not be available on a consistent basis to provide stockholders with adequate liquidity. Our stock price may be extremely volatile, and our stockholders could lose a significant part of their investment.

An active trading market for shares of the Live Oak Class A Common Stock may not be sustained on a consistent basis. The public trading price for the Live Oak Class A Common Stock will be affected by a number of factors, including:

•        reported progress of our business and technology development, relative to investor expectations;

•        changes in earnings estimates, investors’ perceptions, recommendations by securities analysts or our failure to achieve analysts’ earnings estimates;

•        quarterly variations in our or our competitors’ results of operations;

•        general market conditions and other factors unrelated to our operating performance or the operating performance of our competitors;

•        future issuance and/or sale of our common stock or preferred stock;

•        announcements by us, or our competitors, of acquisitions, new products, significant contracts, commercial relationships or capital commitments;

•        commencement of, or involvement in, litigation;

•        any major change in our board of directors or management;

•        changes in governmental regulations or in the status of our regulatory approvals;

•        announcements related to patents issued to us or our competitors and to litigation involving our intellectual property;

•        a lack of, limited, or negative industry or security analyst coverage;

•        developments in our industry and general economic conditions;

•        short-selling or similar activities by third parties; and

•        other factors described elsewhere in these “Risk Factors.”

As a result of these factors, our stockholders may not be able to resell their Live Oak Class A Common Stock at, or above, their purchase price. In addition, the stock prices of many technology companies have experienced wide fluctuations that have often been unrelated to the operating performance of those companies. Any negative change in the public’s perception of the prospects of industrial biotechnology or “clean technology” companies could depress our stock price regardless of our results of operations. These factors may have a material adverse effect on the market price of the Live Oak Class A Common Stock.

Concentration of ownership among our existing executive officers, directors and their affiliates may prevent new investors from influencing significant corporate decisions.

Upon completion of the Business Combination, assuming there are no redemptions of any Public Shares, our executive officers, directors and their affiliates as a group will beneficially own approximately 25.7% of New Danimer outstanding common stock. As a result, these shareholders will be able to exercise a significant level of control over all matters requiring stockholder approval, including the election of directors, any amendment of the amended and restated certificate of incorporation and approval of significant corporate transactions. This control could have the effect of delaying or preventing a change of control or changes in management and will make the approval of certain transactions difficult or impossible without the support of these shareholders.

We do not expect to declare any dividends in the foreseeable future.

After the completion of the Business Combination, we do not anticipate declaring any cash dividends to holders of our common stock in the foreseeable future. Consequently, investors may need to rely on sales of their shares after price appreciation, which may never occur, as the only way to realize any future gains on their investment.

There can be no assurance that the additional Live Oak Class A Common Stock will be approved for listing on NYSE or that New Danimer will be able to comply with the continued listing standards of NYSE.

In connection with the closing of the Business Combination, we intend to list the New Danimer’s common stock and warrants on NYSE under the symbols “DNMR” and “DNMR.W”. New Danimer’s continued eligibility for listing may depend on the number of our shares that are redeemed. If, after the Business Combination, NYSE delists New Danimer’s securities from trading on its exchange for failure to meet the listing standards, New Danimer and its securityholders could face significant material adverse consequences including:

•        a limited availability of market quotations for New Danimer’s securities;

•        a determination that the Live Oak Class A Common Stock is a “penny stock” which will require brokers trading in Live Oak Class A Common Stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for shares of the combined company’s common stock;

•        a limited amount of analyst coverage; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

Subsequent to the consummation of the Business Combination, New Danimer may be required to take write-downs or write-offs, or New Danimer may be subject to restructuring, impairment or other charges that could have a significant negative effect on New Danimer’s financial condition, results of operations and the price of Live Oak Class A Common Stock, which could cause you to lose some or all of your investment.

Although Live Oak has conducted due diligence on Danimer, this diligence may not surface all material issues that may be present with Danimer’s business. Factors outside of Danimer’s and outside of Live Oak’s control may, at any time, arise. As a result of these factors, New Danimer may be forced to later write-down or write-off assets, restructure our operations, or incur impairment or other charges that could result in New Danimer reporting losses. Even if Live Oak’s due diligence successfully identified certain risks, unexpected risks may arise, and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. Even though these charges may be non-cash items and therefore not have an immediate impact on New Danimer’s liquidity, the fact that New Danimer reports charges of this nature could contribute to negative market perceptions about New Danimer or its securities. In addition, charges of this nature may cause New Danimer to be unable to obtain future financing on favorable terms or at all.

If the Business Combination’s benefits do not meet the expectations of investors or securities analysts, the market price of Live Oak’s securities or, following the Closing, New Danimer’s securities, may decline.

If the perceived benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of Live Oak’s securities prior to the Closing may decline. The market values of New Danimer’s securities at the time of the Business Combination may vary significantly from their prices on the date the Merger Agreement was executed, the date of this proxy statement/prospectus, or the date on which Live Oak’s stockholders vote on the Business Combination.

In addition, following the Business Combination, fluctuations in the price of New Danimer’s securities could contribute to the loss of all or part of your investment. Prior to the Business Combination, there has not been a public market for Danimer’s capital stock. Accordingly, the valuation ascribed to Danimer may not be indicative of the price that will prevail in the trading market following the Business Combination. If an active market for New Danimer’s securities develops and continues, the trading price of New Danimer’s securities following the Business Combination could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond New Danimer’s control. Any of the factors listed below could have a material adverse effect on your investment in New Danimer’s securities and New Danimer’s securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of New Danimer’s securities may not recover and may experience a further decline.

Factors affecting the trading price of New Danimer’s securities may include:

•        actual or anticipated fluctuations in New Danimer’s quarterly financial results or the quarterly financial results of companies perceived to be similar to it;

•        changes in the market’s expectations about New Danimer’s operating results;

•        success of competitors;

•        New Danimer’s operating results failing to meet the expectation of securities analysts or investors in a particular period;

•        changes in financial estimates and recommendations by securities analysts concerning New Danimer or the biopolymer industry in general;

•        operating and share price performance of other companies that investors deem comparable to New Danimer;

•        New Danimer’s ability to market new and enhanced products and technologies on a timely basis;

•        changes in laws and regulations affecting New Danimer’s business;

•        New Danimer’s ability to meet compliance requirements;

•        commencement of, or involvement in, litigation involving New Danimer;

•        changes in New Danimer’s capital structure, such as future issuances of securities or the incurrence of additional debt;

•        the volume of New Danimer’s shares of common stock available for public sale;

•        any major change in New Danimer’s board of directors or management;

•        sales of substantial amounts of New Danimer’s shares of common stock by New Danimer’s directors, executive officers or significant stockholders or the perception that such sales could occur; and

•        general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of New Danimer’s securities irrespective of New Danimer’s operating performance. The stock market in general, and NYSE in particular, have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of New Danimer’s securities, may not be predictable. A loss of investor confidence in the market for retail stocks or the stocks of other companies which investors perceive to be similar to New Danimer could depress New Danimer’s share price regardless of New Danimer’s business, prospects, financial conditions or results of operations. A decline in the market price of New Danimer’s securities also could adversely affect New Danimer’s ability to issue additional securities and New Danimer’s ability to obtain additional financing in the future.

Following the consummation of the Business Combination, New Danimer will incur significant increased expenses and administrative burdens as a public company, which could have an adverse effect on its business, financial condition and results of operations.

Following the consummation of the Business Combination, New Danimer will face increased legal, accounting, administrative and other costs and expenses as a public company that Danimer does not incur as a private company. The Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), including the requirements of Section 404, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations promulgated and to be promulgated thereunder, the PCAOB and the securities exchanges, impose additional reporting and other obligations on public companies. Compliance with public company requirements will increase costs and make certain activities more time-consuming. A number of those requirements will require New Danimer to carry out activities Danimer has not done previously. For example, New Danimer will create new board committees and adopt new internal controls and disclosure controls and procedures. In addition, expenses associated with SEC reporting requirements will be incurred. Furthermore, if any issues in complying with those requirements are identified (for example, if the auditors identify a material weakness or significant deficiency in the internal control over financial reporting), New Danimer could incur additional costs rectifying those issues, and the existence of those issues could adversely affect New Danimer’s reputation or investor perceptions of it. It may also be more expensive to obtain director and officer liability insurance. Risks associated with New Danimer’s status as a public company may make it more difficult to attract and retain qualified persons to serve on New Danimer’s board of directors or as executive officers. The additional reporting and other obligations imposed by these rules and regulations will increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities. These increased costs will require New Danimer to divert a significant amount of money that could otherwise be used to expand the business and achieve strategic objectives. Advocacy efforts by stockholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs.

New Danimer’s failure to timely and effectively implement controls and procedures required by Section 404(a) of the Sarbanes-Oxley Act that will be applicable to it after the Business Combination is consummated could have a material adverse effect on its business.

Danimer is currently not subject to Section 404 of the Sarbanes-Oxley Act. However, following the consummation of the Business Combination, New Danimer will be required to provide management’s attestation on internal controls. The standards required for a public company under Section 404(a) of the Sarbanes-Oxley Act are significantly more stringent than those required of Danimer as a privately-held company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable after the Business Combination. If New Danimer is not able to implement the additional requirements of Section 404(a) in a timely manner or with adequate compliance, it may not be able to assess whether its internal controls over financial reporting are effective, which may subject it to adverse regulatory consequences and could harm investor confidence and the market price of its securities.

New Danimer will qualify as an “emerging growth company” within the meaning of the Securities Act, and if it takes advantage of certain exemptions from disclosure requirements available to emerging growth companies, it could make New Danimer’s securities less attractive to investors and may make it more difficult to compare New Danimer’s performance to the performance of other public companies.

New Danimer will qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act. As such, New Danimer will be eligible for and intends to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as it continues to be an emerging growth company, including (a) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act, (b) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements and (c) reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements. New Danimer will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which the market value of Live Oak Class A Common Stock that are held by non-affiliates exceeds $700 million as of June 30 of that fiscal year, (ii) the last day of the fiscal year in which it has total annual gross revenue of $1.07 billion or more during such fiscal year (as indexed for inflation), (iii) the date on which it has issued more than $1 billion in non-convertible debt in the prior three-year period or (iv) the last day of the fiscal year following the fifth anniversary of the date of the first sale of Live Oak Class A Common Stock in the IPO. In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as New Danimer is an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected not to opt out of such extended transition period and, therefore, New Danimer may not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. Investors may find Live Oak Class A Common Stock less attractive because New Danimer will rely on these exemptions, which may result in a less active trading market for the Live Oak Class A Common Stock and its price may be more volatile.

The unaudited pro forma financial information included herein may not be indicative of what New Danimer’s actual financial position or results of operations would have been.

The unaudited pro forma financial information included herein is presented for illustrative purposes only and is not necessarily indicative of what New Danimer’s actual financial position or results of operations would have been had the Business Combination been completed on the dates indicated.

Danimer’s management has limited experience in operating a public company.

Danimer’s executive officers have limited experience in the management of a publicly traded company. Danimer’s management team may not successfully or effectively manage its transition to a public company that will be subject to significant regulatory oversight and reporting obligations under federal securities laws. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities which will result in less time being devoted to the management and growth of New Danimer. Danimer may not have adequate personnel with the appropriate level of knowledge, experience, and training in the accounting policies, practices or internal controls over financial reporting required of public companies in the United States. The development and implementation of the standards and controls necessary for New Danimer to achieve the level of accounting standards required of a public company in the United States may require costs greater than expected. It is possible that New Danimer will be required to expand its employee base and hire additional employees to support its operations as a public company which will increase its operating costs in future periods.

The Sponsor, Live Oak’s executive officers, directors and director nominees have agreed to vote in favor of the Business Combination, regardless of how the Public Stockholders vote.

Unlike many other blank check companies in which the founders, executive officers, directors and director nominees agree to vote their founder shares in accordance with the majority of the votes cast by the Public Stockholders in connection with an initial business combination, the Sponsor, Live Oak’s executive officers and directors have agreed (and their permitted transferees will agree), pursuant to the terms of a letter agreement entered into with Live Oak, to vote any shares of Live Oak Class A Common Stock held by them in favor of the Business Combination. We expect that the Sponsor, Live Oak’s executive officers, directors and director nominees (and their permitted transferees) will own at least approximately 20% of the issued and outstanding shares of Live Oak Class A Common Stock at the time of any such stockholder vote. Accordingly, it is more likely that the necessary stockholder approval will be received than would be the case if such persons agreed to vote their Founder Shares in accordance with the majority of the votes cast by the Public Stockholders.

The Sponsor, Live Oak’s directors, executive officers, advisors or their affiliates may elect to purchase shares from Public Stockholders, which may influence the vote on the Business Combination and reduce the public “float” of our Live Oak Class A Common Stock.

The Sponsor, Live Oak’s directors, executive officers, advisors or their affiliates may purchase shares in privately negotiated transactions or in the open market either prior to or following the completion of the Business Combination, although they are under no obligation to do so. Such a purchase may include a contractual acknowledgement that such stockholder, although still the record holder of Live Oak’s shares is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, Live Oak’s directors, executive officers, advisors or their affiliates purchase shares in privately negotiated transactions from Public Stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. The purpose of such purchases could be to vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining stockholder approval of the Business Combination, where it appears that such requirement would otherwise not be met. This may result in the completion of the Business Combination that may not otherwise have been possible.

In addition, if such purchases are made, the public “float” of Live Oak Class A Common Stock and the number of beneficial holders of our securities may be reduced, possibly making it difficult to maintain or obtain the quotation, listing or trading of Live Oak’s securities on a national securities exchange.

Live Oak’s ability to successfully effect the Business Combination and New Danimer’s ability to successfully operate the business thereafter will be largely dependent upon the efforts of certain key personnel of Danimer, all of whom we expect to stay with New Danimer following the Business Combination. The loss of such key personnel could negatively impact the operations and financial results of the combined business.

Live Oak’s ability to successfully effect the Business Combination and New Danimer’s ability to successfully operate the business following the Closing is dependent upon the efforts of certain key personnel of Danimer. Although we expect key personnel to remain with New Danimer following the Business Combination, there can be no assurance that they will do so. It is possible that Danimer will lose some key personnel, the loss of which could negatively impact the operations and profitability of New Danimer. Furthermore, following the Closing, certain of the key personnel of Danimer may be unfamiliar with the requirements of operating a company regulated by the SEC, which could cause New Danimer to have to expend time and resources helping them become familiar with such requirements.

Live Oak board of directors did not obtain a fairness opinion in determining whether or not to proceed with the Business Combination and, as a result, the terms may not be fair from a financial point of view to the Public Stockholders.

In analyzing the Business Combination, Live Oak board of directors conducted significant due diligence on Danimer. For a complete discussion of the factors utilized by Live Oak board of directors in approving the business combination, see the section entitled, “The Business Combination — Live Oak Board of Directors’ Reasons for the Approval of the Business Combination.” Live Oak board of directors believes because of the financial skills and background of its directors, it was qualified to conclude that the Business Combination was fair from a financial perspective to its stockholders and that Danimer’s fair market value was at least 80% of our net assets (excluding any taxes payable on interest earned).

Notwithstanding the foregoing, Live Oak board of directors did not obtain a fairness opinion to assist it in its determination. Accordingly, Live Oak board of directors may be incorrect in its assessment of the Business Combination.

Unlike many blank check companies, Live Oak does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it easier for Live Oak to consummate the Business Combination even if a substantial majority of Live Oak’s stockholders do not agree.

Since Live Oak has no specified percentage threshold for redemption contained in its Third Amended and Restated Certificate of Incorporation, its structure is different in this respect from the structure used by many blank check companies. Historically, blank check companies would not be able to consummate an initial business combination if the holders of such company’s Public Shares voted against a proposed business combination and elected to redeem more than a specified maximum percentage of the shares sold in such company’s initial public offering, which percentage threshold was typically between 19.99% and 39.99%. As a result, many blank check companies were unable to complete a business combination because the amount of shares voted by their public stockholders electing redemption exceeded the maximum redemption threshold pursuant to which such company could proceed with its initial business combination. As a result, Live Oak may be able to consummate the Business Combination even if a substantial majority of the Public Stockholders do not agree with the Business Combination and have redeemed their shares. However, in no event will Live Oak redeem Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001 upon the consummation of the Business Combination. If enough Public Stockholders exercise their redemption rights such that Live Oak cannot satisfy cash and cash equivalents condition to closing set forth in the Merger Agreement, Live Oak would not proceed with the redemption of our Public Shares and the Business Combination, and instead may search for an alternate business combination.

Public Stockholders will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. To liquidate their investment, therefore, Public Stockholders may be forced to sell their securities, potentially at a loss.

Public Stockholders shall be entitled to receive funds from the Trust Account only (i) in the event of a redemption to Public Stockholders prior to any winding up in the event Live Oak does not consummate its initial business combination or its liquidation, (ii) if they redeem their shares in connection with an initial business combination that Live Oak consummates or, (iii) if they redeem their shares in connection with a stockholder vote to amend Live Oak’s amended and restated certificate of incorporation (A) to modify the substance or timing of Live Oak’s obligation to redeem 100% of the Public Shares if Live Oak does not complete its initial business combination by May 8, 2022 or (B) with respect to any other provision relating to Live Oak’s pre-business combination activity and related stockholders’ rights. In no other circumstances will a stockholder have any right or interest of any kind to the funds in the Trust Account. Accordingly, to liquidate their investment, the Public Stockholders may be forced to sell their securities, potentially at a loss.

If a stockholder or a “group” of stockholders are deemed to hold in excess of 15% of the issued and outstanding shares of Live Oak Class A Common Stock, such stockholder or group will lose the ability to redeem all such shares in excess of 15% of the issued and outstanding shares of Live Oak Class A Common Stock.

Live Oak’s amended and restated certificate of incorporation provides that a Public Stockholder, individually or together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking redemption rights with respect to an aggregate of more than 15% of the shares of common stock sold in the IPO without Live Oak’s prior written consent. The inability of a stockholder to redeem an aggregate of more than 15% of the shares of common stock sold in the IPO will reduce its influence over Live Oak’s ability to consummate its initial business combination and such stockholder could suffer a material loss on its investment in Live Oak if it sells such excess shares in open market transactions. As a result, such stockholders will continue to hold that number of shares exceeding 15% and, in order to dispose of such shares, would be required to sell its shares in open market transaction, potentially at a loss.

If third parties bring claims against Live Oak, the proceeds held in the Trust Account could be reduced and the per share redemption amount received by stockholders may be less than $10.00 per share.

Live Oak’s placing of funds in the Trust Account may not protect those funds from third-party claims against Live Oak. Although Live Oak has sought to have all vendors, service providers (other than its independent registered public accounting firm), prospective target businesses or other entities with which it does business execute agreements with Live Oak waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of the Public Stockholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against Live Oak’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, Live Oak’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to Live Oak’s than any alternative.

Examples of possible instances where Live Oak may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where Live Oak is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. Upon redemption of our Public Shares, if Live Oak is unable to complete its initial business combination within the prescribed timeframe, or upon the exercise of a redemption right in connection with its initial business combination, Live Oak will be required to provide for payment of claims of creditors that were not waived that may be brought against Live Oak within the 10 years following redemption. Accordingly, the per share redemption amount received by Public Stockholders could be less than the $10 per share initially held in the Trust Account, due to claims of such creditors.

The Sponsor has agreed that it will be liable to Live Oak if and to the extent any claims by a third party (other than Live Oak’s independent registered public accounting firm) for services rendered or products sold to us, or a prospective target business with which Live Oak has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable; provided that such liability will not apply to any claims by a third-party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under our indemnity of the underwriters of our IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. Live Oak has not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believes that the Sponsor’s only assets are securities of Live Oak and, therefore, the Sponsor may not be able to satisfy those obligations. Live Oak has not asked the Sponsor to reserve for such obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for Live Oak’s initial business combination and redemptions could be reduced to less than $10.00 per Public Share. In such event, Live Oak may not be able to complete its initial business combination, and its stockholders would receive such lesser amount per share in connection with any redemption of their Public Shares. None of Live Oak’s officers or directors will indemnify Live Oak for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

Live Oak’s directors may decide not to enforce indemnification obligations against the Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to the Public Stockholders.

In the event that the proceeds in the Trust Account are reduced below (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable, and the Sponsor asserts that it is unable to satisfy obligations or that it has no indemnification obligations related to a particular claim, Live Oak’s independent directors would determine on Live Oak’s behalf whether to take legal action against the Sponsor to enforce its indemnification obligations. While Live Oak currently expects that its independent directors would take legal action on Live Oak’s behalf against the Sponsor to enforce its indemnification obligations to Live Oak, it is possible that Live Oak’s independent directors in exercising their business judgment may choose not to do so in any particular instance. If Live Oak’s independent directors choose not to enforce these indemnification obligations on Live Oak’s behalf, the amount of funds in the Trust Account available for distribution to the Public Stockholders may be reduced below $10 per share.

Live Oak’s stockholders may be held liable for claims by third parties against Live Oak to the extent of distributions received by them.

Live Oak’s Third Amended and Restated Certificate of Incorporation provides that Live Oak will continue in existence only until May 8, 2022. As promptly as reasonably possible following the redemptions Live Oak is required to make to the Public Stockholders in such event, subject to the approval of Live Oak’s remaining stockholders and board of directors, Live Oak would dissolve and liquidate, subject to its obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Live Oak cannot assure you that it will properly assess all claims that may be potentially brought against us. As such, Live Oak’s stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of Live Oak’s stockholders may extend well beyond the third anniversary of the date of distribution. Accordingly, Live Oak cannot assure you that third parties will not seek to recover from our stockholders’ amounts owed to them by Live Oak.

If Live Oak is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against Live Oak which is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by Live Oak’s stockholders. Furthermore, because Live Oak intends to distribute the proceeds held in the Trust Account to the Public Stockholders promptly after expiration of the time Live Oak has to complete an initial business combination, this may be viewed or interpreted as giving preference to the Public Stockholders over any potential creditors with respect to access to or distributions from Live Oak’s assets. Furthermore, Live Oak board of directors may be viewed as having breached their fiduciary duties to Live Oak’s creditors and/or may have acted in bad faith, and thereby exposing itself and Live Oak to claims of punitive damages, by paying Public Stockholders from the Trust Account prior to addressing the claims of creditors. Live Oak cannot assure you that claims will not be brought against Live Oak for these reasons.

The Sponsor, Live Oak’s executive officers and directors have potential conflicts of interest in recommending that stockholders vote in favor of approval of the Business Combination Proposal and approval of the other proposals described in this proxy statement/prospectus.

When considering Live Oak board of directors’ recommendation that our stockholders vote in favor of the approval of the Business Combination Proposal, Live Oak’s stockholders should be aware that certain of the Sponsor, Live Oak’s executive officers and directors have interests in the Business Combination that may be different from, or in addition to, the interests of Live Oak’s stockholders. These interests include:

•        the beneficial ownership of the Sponsor and certain of Live Oak’s board of directors and officers of an aggregate of 5,000,000 shares of Live Oak Class B Common Stock and 3,040,000 Live Oak Warrants, which shares and warrants would become worthless if Live Oak does not complete a business combination within the applicable time period, as the Sponsor has waived any right to redemption with respect to these shares. Such shares and warrants have an aggregate market value of approximately $         million and $         million, respectively, based on the closing prices of Live Oak Class A Common Stock of $         and Live Oak Warrants of $         on NYSE on         , 2020;

•        Live Oak board of directors will not receive reimbursement for any out-of-pocket expenses incurred by them on Live Oak’s behalf incident to identifying, investigating and consummating a business combination to the extent such expenses exceed the amount not required to be retained in the Trust Account, unless a business combination is consummated;

•        the anticipated continuation of John P. Amboian, Live Oak’s Chairman, and Richard J. Hendrix, Live Oak Chief Executive Officer and a director, as directors of New Danimer following the Closing;

•        that funds affiliated with certain members of the Live Oak board of directors have been committed to invest $49,050,000 in the PIPE; and

•        the continued indemnification of current directors and officers of Live Oak and the continuation of directors’ and officers’ liability insurance after the Business Combination.

These interests may influence Live Oak’s directors in making their recommendation that you vote in favor of the Business Combination Proposal, and the transactions contemplated thereby.

We may amend the terms of the Live Oak Warrants in a manner that may be adverse to holders with the approval by the holders of at least a majority of the then outstanding Public Warrants.

The Live Oak Warrants were issued in registered form under the Live Oak Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The Live Oak Warrant Agreement provides that the terms of the Live Oak Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision but requires the approval by the holders of at least a majority of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders. Accordingly, we may amend the terms of the Live Oak Warrants in a manner adverse to a holder if holders of at least a majority of the then outstanding Public Warrants approve of such amendment. Although our ability to amend the terms of the Live Oak Warrants with the consent of at least a majority of the then outstanding Public Warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the Live Oak Warrants, convert the Live Oak Warrants into stock or cash, shorten the exercise period or decrease the number of warrant shares issuable upon exercise of a Live Oak Warrant.

New Danimer may redeem your unexpired Live Oak Warrants prior to their exercise at a time that is disadvantageous to you, thereby making your Live Oak Warrants worthless.

New Danimer will have the ability to redeem outstanding Live Oak Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of Live Oak Class A Common Stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third business day prior to the date New Danimer gives notice of redemption. If and when the Live Oak Warrants become redeemable by New Danimer, New Danimer may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding Live Oak Warrants could force you (i) to exercise your Live Oak Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your Live Oak Warrants at the then-current market price when you might otherwise wish to hold your Live Oak Warrants or (iii) to accept the nominal redemption price which, at the time the outstanding Live Oak Warrants are called for redemption, is likely to be substantially less than the market value of your Live Oak Warrants. None of the Private Warrants will be redeemable by New Danimer so long as they are held by their initial purchasers or their permitted transferees.

We will require Public Stockholders who wish to redeem their shares of Live Oak Class A Common Stock in connection with the Business Combination to comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline for exercising their rights.

We will require the Public Stockholders seeking to exercise their redemption rights, whether they are record holders or hold their shares in “street name,” to either tender their certificates to our transfer agent prior to the expiration date set forth in the tender offer documents mailed to such holders, or in the event we distribute proxy materials, up to two business days prior to the vote on the proposal to approve the Business Combination, or to deliver their shares to the transfer agent electronically using DTC’s Deposit/Withdrawal At Custodian System (“DWAC System”), at the holder’s option. In order to obtain a physical stock certificate, a stockholder’s broker and/or clearing broker, DTC and our transfer agent will need to act to facilitate this request. It is our understanding that stockholders should generally allot at least one week to obtain physical certificates from the transfer agent. However, because we do not have any control over this process or over the brokers or DTC, it may take significantly longer than one week to obtain a physical stock certificate. While we have been advised that it takes a short time to deliver shares through the DWAC System, this may not be the case. Under our bylaws, we are required to provide at least 10 days advance notice of any stockholder meeting, which would be the minimum amount of time a stockholder would have to determine whether to exercise redemption rights. Accordingly, if it takes longer than we anticipate for stockholders to deliver their shares, stockholders who wish to redeem may be unable to meet the deadline for exercising their redemption rights and thus may be unable to redeem their shares. In the event that a stockholder fails to comply with the various procedures that must be complied with in order to validly tender or redeem Public Shares, its shares may not be redeemed.

Additionally, despite our compliance with the proxy rules, stockholders may not become aware of the opportunity to redeem their shares.

We may issue additional shares of common stock or preferred shares under an employee incentive plan upon or after consummation of the Business Combination, which would dilute the interest of our stockholders.

Our Third Amended and Restated Certificate of Incorporation authorizes the issuance of 110,000,000 shares of common stock, and 1,000,000 shares of preferred stock, in each case, par value $0.0001 per share. The Proposed Certificate of Incorporation increases the authorized shares of common stock and preferred stock to 200,000,000 shares and 10,000,000, respectively. We may issue a substantial number of additional shares of common stock or shares of preferred stock under an employee incentive plan upon or after consummation of the Business Combination. Although no such issuance will affect the per share amount available for redemption from the Trust Account, the issuance of additional common stock or preferred shares:

•        may significantly dilute the equity interest of investors from the IPO, who will not have preemption rights in respect of such an issuance;

•        may subordinate the rights of holders of Live Oak Class A Common Stock if one or more classes of preferred stock are created, and such preferred shares are issued, with rights senior to those afforded to Live Oak Class A Common Stock;

•        could cause a change in control if a substantial number of shares of common stock are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and could result in the resignation or removal of our present officers and directors; and

•        may adversely affect prevailing market prices for our Live Oak Units, Live Oak Class A Common Stock and/or Live Oak Warrants.

Our Proposed Certificate of Incorporation will provide, subject to limited exceptions, that the courts of the State of Delaware will be the sole and exclusive forum for certain stockholder litigation matters, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or stockholders.

Our Proposed Certificate of Incorporation will require, to the fullest extent permitted by law, that derivative actions brought in our name, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought in the state courts in the State of Delaware or, if that court lacks subject matter jurisdiction, another federal or state court situated in the State of Delaware. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and consented to the forum provisions in our Third Amended and Restated Certificate of Incorporation. In addition, our Proposed Certificate of Incorporation will provide that the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act and the Exchange Act.

In March 2020, the Delaware Supreme Court issued a decision in Salzburg et al. v. Sciabacucchi, which found that an exclusive forum provision providing for claims under the Securities Act to be brought in federals court is facially valid under Delaware law. It is unclear whether this decision will be appealed, or what the final outcome of this case will be. We intend to enforce this provision, but we do not know whether courts in other jurisdictions will agree with this decision or enforce it.

This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims. Alternatively, if a court were to find the choice of forum provision contained in the Proposed Certificate of Incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results and financial condition.

Because we have no current plans to pay cash dividends on Live Oak Class A Common Stock for the foreseeable future, you may not receive any return on investment unless you sell Live Oak Class A Common Stock for a price greater than that which you paid for it.

We may retain future earnings, if any, for future operations, expansion and debt repayment and have no current plans to pay any cash dividends for the foreseeable future. Any decision to declare and pay dividends as a public company in the future will be made at the discretion of Live Oak board of directors and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors that Live Oak board of directors may deem relevant. In addition, our ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness we or our subsidiaries incur. As a result, you may not receive any return on an investment in Live Oak Class A Common Stock unless you sell Live Oak Class A Common Stock for a price greater than that which you paid for it. See the section entitled “Price Range of Securities and Dividends — Dividends.”

If, following the Business Combination, securities or industry analysts do not publish or cease publishing research or reports about New Danimer, its business, or its market, or if they change their recommendations regarding New Danimer’s securities adversely, the price and trading volume of New Danimer’s securities could decline.

The trading market for New Danimer’s securities will be influenced by the research and reports that industry or securities analysts may publish about New Danimer, its business, market or competitors. Securities and industry analysts do not currently, and may never, publish research on New Danimer. If no securities or industry analysts commence coverage of New Danimer, New Danimer’s share price and trading volume would likely be negatively impacted. If any of the analysts who may cover New Danimer change their recommendation regarding New Danimer’s shares of common stock adversely, or provide more favorable relative recommendations about New Danimer’s competitors, the price of New Danimer’s shares of common stock would likely decline. If any analyst who may cover New Danimer were to cease coverage of New Danimer or fail to regularly publish reports on it, New Danimer could lose visibility in the financial markets, which in turn could cause its share price or trading volume to decline.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below have the same meaning as terms defined and included elsewhere in this proxy statement/prospectus.

The following unaudited pro forma condensed combined financial statements of Live Oak present the combination of the financial information of Live Oak and Danimer adjusted to give effect to the Business Combination and related transactions. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X.

The unaudited pro forma condensed combined balance sheet as of June 30, 2020 combines the historical balance sheet of Live Oak and the historical balance sheet of Danimer on a pro forma basis as if the Business Combination and related transactions, summarized below, had been consummated on December 31, 2019. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2019 and the six months ended June 30, 2020 combine the historical statements of operations of Live Oak and Danimer for such periods on a pro forma basis as if the Business Combination and related transactions, summarized below, had been consummated on January 1, 2019, the beginning of the earliest period presented:

•        the merger of Danimer with and into Merger Sub, a wholly-owned subsidiary of Live Oak, with Danimer surviving the merger as a wholly-owned subsidiary of Live Oak; and

•        the issuance and sale of 21,000,000 shares of Live Oak Class A Common Stock for a purchase price of $10.00 per share and an aggregate purchase price of $210,000,000 in the PIPE pursuant to the Subscription Agreements;

The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial statements to give pro forma effect to events that are: (i) directly attributable to the Business Combination; (ii) factually supportable; and (iii) with respect to the statement of operations, expected to have a continuing impact on Live Oak’s results following the completion of the Business Combination. Other than related transactions that have already occurred, there are no circumstances under which the Business Combination could proceed without one or more of the related transactions also occurring.

The unaudited pro forma condensed combined financial statements have been developed from and should be read in conjunction with:

•        the accompanying notes to the unaudited pro forma condensed combined financial statements;

•        the historical audited financial statements of Live Oak as of December 31, 2019 and for the period from May 24, 2019 (inception) through December 31, 2019 and the unaudited interim financial statements of Live Oak as of and for the six months ended June 30, 2020 and their related notes included elsewhere in this proxy statement/prospectus;

•        the historical audited consolidated financial statements of Danimer as of and for the year ended December 31, 2019 and the unaudited interim financial statements of Danimer as of and for the six months ended June 30, 2020 and their related notes included elsewhere in this proxy statement/ prospectus; and

•        other information relating to Live Oak and Danimer contained in this proxy statement/prospectus, including the Merger Agreement and the description of certain terms thereof set forth under “The Business Combination.”

Pursuant to Live Oak’s Existing Certificate of Incorporation, Public Stockholders are being offered the opportunity to redeem, upon the closing of the Business Combination, shares of Live Oak Class A Common Stock then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the Closing) in the Trust Account. For illustrative purpose, based on the fair value of marketable securities held in the Trust Account as of June 30, 2020 of approximately $200.0 million, the estimated per share redemption price would have been approximately $10.00 per share.

The unaudited pro forma condensed combined financial statements present three possible redemption scenarios as follows:

•        Assuming No Redemption — this scenario assumes that no shares of Live Oak Class A Common Stock are redeemed;

•        Assuming Maximum Redemption Condition — this scenario assumes that 9,339,675 shares of Live Oak Class A Common Stock are redeemed for an aggregate payment of approximately $93.4 million (based on the estimated per share redemption price of approximately $10.00 per share based on the fair value of marketable securities held in the Trust Account as of June 30, 2020 of approximately $200.0 million) from the Trust Account, which is the maximum amount of redemptions that would satisfy the Minimum Cash Condition set forth in the merger agreement without having raised additional private financing or backstop agreements; and

•        Assuming Maximum Redemption — this scenario assumes that 20,000,000 shares of Live Oak Class A Common Stock are redeemed for an aggregate payment of approximately $200.0 million (based on the estimated per share redemption price of approximately $10.00 per share based on the fair value of marketable securities held in the Trust Account as of June 30, 2020 of approximately $200.0 million) from the Trust Account.

Notwithstanding the legal form of the Business Combination pursuant to the Merger Agreement, the Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Live Oak will be treated as the acquired company and Danimer will be treated as the acquirer for financial statement reporting purposes. Danimer has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

•        Danimer’s existing shareholders will have the greatest voting interest in the combined company under the no and maximum redemption condition scenarios with over 43% and 50% voting interest, respectively;

•        Danimer’s directors will represent six (6) of the eight (8) board seats for the combined company’s board of directors; and

•        Danimer’s senior management will be the senior management of the combined company.

In addition to the Final Merger Consideration as defined in the Merger Agreement, Danimer shareholders will have the contingent right to receive Earn-Out Shares, subject to the following terms and conditions:

1.      2,500,000 shares of Live Oak Class A Common Stock if the volume weighted average price of Live Oak Class A Common Stock on the NYSE or such other exchange as such shares may then be listed as reported on Bloomberg L.P. under the function “VWAP” (or, if not reported therein, in another authoritative source mutually selected by the parties) (“VWAP”) equals or exceeds fifteen dollars ($15.00) per share for any twenty (20) trading days within a 30-day trading period beginning on the six (6) month anniversary of the Closing Date and ending on the third anniversary of the Closing Date;

2.2,500,000 shares of Live Oak Class A Common Stock if the VWAP of Live Oak Class A Common Stock on the NYSE or such other exchange as such shares may then be listed equals or exceeds twenty dollars ($20.00) per share for any twenty (20) trading days within a 30-day trading period beginning on the six (6) month anniversary of the Closing Date and ending on the fifth anniversary of the Closing Date; and

3.1,000,000 shares of Live Oak Class A Common Stock if the VWAP of Live Oak Class A Common Stock on the NYSE or such other exchange as such shares may then be listed equals or exceeds twenty-five dollars ($25.00) per share for any twenty (20) trading days within a 30-day trading period beginning on the six (6) month anniversary of the Closing Date and ending on the fifth anniversary of the Closing Date.

If such targets are achieved, such Danimer shareholders will receive, in aggregate, a maximum of 6,000,000 shares of Live Oak Class A Common Stock for the achievement of all targets based on their proportional holding of such Danimer Common Stock immediately prior to the Business Combination. New Danimer has preliminarily concluded that the Earn-Out Shares will be classified as equity on the balance sheet. The impact of the Earn-Out Shares is not expected to be material to the future results of operations of New Danimer.

In the event the $15.00 earn-out target is achieved, the maximum potential value of the 2,500,000 shares of Live Oak Class A Common Stock issued related to this earnout would be $37,500,000. In the event the $20.00 earn-out target is achieved, the maximum potential value of the 2,500,000 shares of Live Oak Class A Common Stock related to this earnout would be an additional $50,000,000. In the event the $25.00 earn-out target is achieved, the maximum potential value of the 1,000,000 shares of Live Oak Class A Common Stock related to this earnout would be an additional $25,000,000.

The issuance of such Earn-Out Shares would dilute the value of all shares of Live Oak Class A Common Stock outstanding at that time. Assuming the current capitalization structure, the 2,500,000 shares issued associated with the $15.00 earnout threshold would represent between 3% and 5% of total shares outstanding, depending on the redemption scenarios set forth herein. If the $20.00 earnout threshold were achieved, the 5,000,000 total shares issued associated with these earnouts would represent between 7% and 10% of total shares outstanding, depending on the redemption scenarios set forth herein. If the $25.00 earnout threshold were achieved, the 6,000,000 total shares issued associated with these earnouts would represent between 8% and 11% of total shares outstanding, depending on the redemption scenarios set forth herein. As none of the earn-out targets have been achieved, Danimer has not reflected these Earn-Out Shares in its pro forma financial information.

Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed combined financial statements are described in the accompanying notes. The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and are not necessarily indicative of the operating results and financial position that would have been achieved had the Business Combination and related transactions occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial statements do not purport to project the future operating results or financial position of Live Oak following the completion of the Business Combination and related transactions. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF JUNE 30, 2020
(in thousands)

	As of June 30, 2020					As of June 30, 2020				As of June 30, 2020				As of June 30, 2020
(in thousands, except share and par value amounts)	Live Oak Acquisition Corp.	Meredian Holdings Group, Inc.	Pro Forma Adjustments (Assuming No Redemption)			Pro Forma Combined (Assuming No Redemption)	Additional Pro Forma Adjustments (Assuming Maximum Redemption Condition)			Pro Forma Combined (Assuming Maximum Redemption Condition)	Pro Forma Adjustments (Assuming Maximum Possible Redemption)			Pro Forma Combined (Assuming Maximum Possible Redemption)
Assets
Current assets
Cash and cash equivalents	$1,678	$6,705	$200,026	(A	)	$393,409	$(93,409)	(G	)	$300,000	$(106,617)	(H	)	$193,383
			(6,738)	(B	)
			210,000	(C	)
			(18,262)	(D	)
Cash and marketable securities held in Trust Account	200,026	—	(200,026)	(A	)	—	—			—	—			—
Accounts receivable, net	—	5,917	—			5,917	—			5,917	—			5,917
Inventory	—	12,818	—			12,818	—			12,818	—			12,818
Prepaid expenses	30	1,508	—			1,538	—			1,538	—			1,538
Contract assets	—	1,240	—			1,240	—			1,240	—			1,240
Total current assets	201,734	28,188	185,000			414,922	(93,409)			321,513	(106,617)			214,896

Property, plant and equipment, net	—	85,578	—			85,578	—			85,578	—			85,578
Intellectual property, net	—	1,903	—			1,903	—			1,903	—			1,903
Deferred tax asset	—		—			—	—			—	—			—
Right-of-use asset	—	27,020	—			27,020	—			27,020	—			27,020
Leverage loans receivable	—	27,742	—			27,742	—			27,742	—			27,742
Restricted cash	—	1,270	—			1,270	—			1,270	—			1,270
Other assets	—	116	—			116	—			116	—			116
Total assets	$201,734	$171,817	$185,000			$558,551	$(93,409)			$465,142	$(106,617)			$358,525

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$—	$4,326	—			$4,326	—			$4,326	—			$4,326
Accrued liabilities	82	8,063	—			8,145	—			8,145	—			8,145
Unearned revenue and contract liabilities	—	3,674	—			3,674	—			3,674	—			3,674
Lease liability, current portion	—	3,159	—			3,159	—			3,159	—			3,159
Long-term debt, current portion	—	12,129	—			12,129	—			12,129	—			12,129
Total current liabilities	82	31,351	—			31,433	—			31,433	—			31,433

Long-term lease liability, net	—	24,017	—			24,017	—			24,017	—			24,017
Long-term debt, net	—	75,226	(10,886)	(E	)	64,340	—			64,340	—			64,340
Other long-term liabilities	—	1,875	—			1,875	—			1,875	—			1,875
Deferred underwriting fee payable	6,738	—	(6,738)	(B	)	—	—			—	—			—
Total liabilities	6,820	132,469	(17,624)			121,665	—			121,665	—			121,665

	As of June 30, 2020					As of June 30, 2020				As of June 30, 2020				As of June 30, 2020
(in thousands, except share and par value amounts)	Live Oak Acquisition Corp.	Meredian Holdings Group, Inc.	Pro Forma Adjustments (Assuming No Redemption)			Pro Forma Combined (Assuming No Redemption)	Additional Pro Forma Adjustments (Assuming Maximum Redemption Condition)			Pro Forma Combined (Assuming Maximum Redemption Condition)	Pro Forma Adjustments (Assuming Maximum Possible Redemption)			Pro Forma Combined (Assuming Maximum Possible Redemption)
Live Oak Class A Common stock subject to possible redemptions (18,991,384 shares at $10 share)	$189,914		$(189,914)	(F	)	$—				$—				$—
Stockholders’ equity:
MHG Common stock, $0.001 par value	—	4	(4)	(I	)	—				—				—
Live Oak Class A common stock, $0.0001 par value	0	—	2	(C	)	8	(1)	(G	)	7	(1)	(H	)	6
			2	(F	)
			4	(I	)
Live Oak Class B common stock, $0.0001 par value	1	—	—			1	—			1	—			1
Additional paid-in capital	5,089	91,905	209,998	(C	)	507,609	(93,408)	(G	)	414,201	(106,616)	(H	)	307,585
			189,912	(F	)
			10,705	(E	)
			181	(E	)
Accumulated deficit	(90)	(52,561)	(18,262)	(D	)	(70,732)	—			(70,732)	—			(70,732)
Total stockholders’ equity	5,000	39,348	392,538			436,886	(93,409)			343,477	(106,617)			236,860
Total liabilities and stockholders’ equity	$201,734	$171,817	$185,000			$558,551	$(93,409)			$465,142	$(106,617)			$358,525

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2019
(in thousands)

	May 24, 2019 (inception) to December 31, 2019	Year Ended December 31, 2019				Year Ended December 31, 2019		Year Ended December 31, 2019		Year Ended December 31, 2019
(in thousands, except per share amounts)	Live Oak Acquisition Corp.	Meredian Holdings Group, Inc.	Pro Forma Adjustments (Assuming No Redemption)			Pro Forma Combined (Assuming No Redemption)	Additional Pro Forma Adjustments (Assuming Maximum Redemption Condition)	Pro Forma Combined (Assuming Maximum Redemption Condition)	Pro Forma Adjustments (Assuming Maximum Possible Redemption)	Pro Forma Combined (Assuming Maximum Possible Redemption)
Revenue
Products	$—	$26,862	$—			$26,862	—	$26,862	$—	$26,862
Services		5,482				5,482		5,482		5,482
	—	32,344	—			32,344	—	32,344	—	32,344
Costs and expenses:
Cost of revenue	—	21,237	—			21,237	—	21,237	—	21,237
Selling, general and administrative	—	16,027	—			16,027	—	16,027	—	16,027
Research and development	—	5,482	—			5,482	—	5,482	—	5,482
Gain on disposal of assets	—	(281)	—			(281)	—	(281)	—	(281)
Legal settlement	—	8,000	—			8,000	—	8,000	—	8,000
Formation costs	4	—	—			4	—	4	—	4
Total costs and expenses	4	50,465	—			50,469	—	50,469	—	50,469
Loss from operations	(4)	(18,121)	—			(18,125)		(18,125)	—	(18,125)

Nonoperating income (expense):
Interest expense	—	(3,475)	47	(J	)	(3,428)	—	(3,428)	—	(3,428)
Gain on loan extinguishment	—	5,550	—			5,550	—	5,550	—	5,550
Interest income	—	340	—			340	—	340	—	340
Other income, net	—	277	—			277	—	277	—	277
(Loss) income before income taxes	(4)	(15,429)	47			(15,386)	—	(15,386)	—	(15,386)
Income tax expense	—	4,085	—			4,085	—	4,085	—	4,085
Net (loss) income	$(4)	$(19,514)	$47			$(19,471)	$—	$(19,471)	$—	$(19,471)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2020
(in thousands)

	Six Months Ended June 30, 2020					Six Months Ended June 30, 2020		Six Months Ended June 30, 2020		Six Months Ended June 30, 2020
(in thousands, except per share amounts)	Live Oak Acquisition Corp.	Meredian Holdings Group, Inc.	Pro Forma Adjustments (Assuming No Redemption)			Pro Forma Combined (Assuming No Redemption)	Additional Pro Forma Adjustments (Assuming Maximum Redemption Condition)	Pro Forma Combined (Assuming Maximum Redemption Condition)	Pro Forma Adjustments (Assuming Maximum Possible Redemption)	Pro Forma Combined (Assuming Maximum Possible Redemption)
Revenue
Products	$—	$19,755	$—			$19,755	—	$19,755	$—	$19,755
Services	—	2,716	—			2,716	—	2,716	—	2,716
	—	22,471	—			22,471	—	22,471	—	22,471
Costs and expenses:
Cost of revenue	—	15,870	—			15,870	—	15,870	—	15,870
Selling, general and administrative	—	5,808	—			5,808	—	5,808	—	5,808
Research and development	—	3,375	—			3,375	—	3,375	—	3,375
Gain on disposal of assets	—	(9)	—			(9)	—	(9)	—	(9)
Legal settlement	—	—	—			—	—	—	—	—
Formation and general and administrative expenses	112		—			112	—	112	—	112
Total costs and expenses	112	25,044	—			25,156	—	25,156	—	25,156
Loss from operations	(112)	(2,573)	—			(2,685)	—	(2,685)	—	(2,685)

Nonoperating income (expense):
Interest expense	—	(1,097)	420	(J	)	(677)	—	(677)	—	(677)
Gain on loan extinguishment	—		—			—	—	—	—	—
Interest income	26	174	—			200	—	200	—	200
Other income, net	—	15	—			15	—	15	—	15
Loss before income taxes	(86)	(3,481)	420			(3,147)	—	(3,147)	—	(3,147)
Income tax expense	—		—			—	—	—		—
Net loss	$(86)	$(3,481)	$420			$(3,147)	$—	$(3,147)	$—	$(3,147)

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

1.     Basis of Presentation

The Business Combination will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, Live Oak will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Danimer issuing stock for the net assets of Live Oak, accompanied by a recapitalization.

The net assets of Live Oak will be stated at historical cost, with no goodwill or other intangible assets recorded.

The unaudited pro forma condensed combined balance sheet as of June 30, 2020 gives pro forma effect to the Business Combination and related transactions as if they had been consummated on June 30, 2020. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 and the six months ended June 30, 2020 give pro forma effect to the Business Combination and related transactions as if they had been consummated on January 1, 2019.

The unaudited pro forma condensed combined balance sheet as of June 30, 2020 has been prepared using, and should be read in conjunction with, the following:

•        Live Oak’s unaudited balance sheet as of June 30, 2020 and the related notes included elsewhere in this proxy statement/prospectus; and

•        Danimer’s unaudited balance sheet as of June 30, 2020 and the related notes included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 and six months ended June 30, 2020 has been prepared using, and should be read in conjunction with, the following:

•        Live Oak’s audited statement of operations for the period from May 24, 2019 (inception) through December 31, 2019 and the related notes included elsewhere in this proxy statement/prospectus; and

•        Danimer’s audited statement of operations for the year ended December 31, 2019 and the related notes included elsewhere in this proxy statement/prospectus.

•        Live Oak’s unaudited statement of operations for the six months ended June 30, 2020 and the related notes included elsewhere in this proxy statement/prospectus; and

•        Danimer’s unaudited statement of operations for the six months ended June 30, 2020 and the related notes included elsewhere in this proxy statement/prospectus.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings or cost savings that may be associated with the Business Combination. The pro forma adjustments reflecting the consummation of the Business Combination and related transactions are based on certain currently available information and certain assumptions and methodologies that Live Oak believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. Live Oak believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination and related transactions based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination and related transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the post-combination company. They should be read in conjunction with the historical financial statements and notes thereto of Live Oak and Danimer.

2.     Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and related transactions and has been prepared for informational purposes only. The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give pro forma effect to events that are (1) directly attributable to the Business Combination and related transactions, (2) factually supportable, and (3) with respect to the statements of operations, expected to have a continuing impact on the results of the post-combination company. Live Oak and Meredian Holdings Group, Inc. have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the post-combination company filed consolidated income tax returns during the periods presented.

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The adjustments included in the unaudited pro forma condensed combined balance sheet as of June 30, 2020 are as follows:

(A)    Reflects the reclassification of $200.0 million of cash and cash equivalents held in the Trust Account that becomes available after the merger, assuming no redemptions.

(B)    Reflects the payment of $6.7 million of deferred underwriters’ fees incurred during the Live Oak initial public offering due upon the completion of the Business Combination. This is not included in the unaudited condensed combined statements of operations as it is nonrecurring.

(C)    Reflects net proceeds of $210.0 million from the issuance and sale of 21,000,000 shares of Live Oak Class A Common Stock at $10.00 per share in a private placement to be consummated substantially concurrently with the Business Combination.

(D)    Represents preliminary estimated transaction costs incurred by Live Oak and Danimer of approximately $18.3 million excluding $6.7 million of deferred underwriters’ fees described in note 2(B), for advisory, banking, printing, legal and accounting fees that are not capitalized as part of the Business Combination. These costs reflect a reduction of cash and a corresponding increase to accumulated deficit. These costs are not included in the unaudited pro forma condensed combined statements of operations as they are nonrecurring.

(E)    Reflects the conversion of $11.0 million of Danimer’s convertible debt into 1,779,883 shares of Live Oak Class A Common Stock consummated immediately after the merger.

(F)    Reflects the reclassification of $189.9 million of Live Oak Class A Common Stock subject to possible redemption to permanent equity, assuming no redemptions.

(G)    Represents the redemption of the maximum number of shares that may be made while satisfying the Minimum Cash Condition of 9,339,675 shares of Live Oak Class A Common Stock subject to redemption for approximately $93.4 million allocated to the common stock and additional paid-in capital using par value of $0.0001 per share at a redemption price of $10.00 per share (based on the fair value of marketable securities held in the Trust Account as of June 30, 2020 of approximately $200.0 million).

(H)    Represents the full redemption of an additional 10,660,325 shares of Live Oak Class A Common Stock subject to redemption for approximately $106.6 million allocated to the common stock and additional paid-in capital using par value of $0.0001 per share at a redemption price of $10.00 per share (based on the fair value of marketable securities held in the Trust Account as of June 30, 2020 of approximately $200.0 million).

(I)     Represents the recapitalization of common shares between Danimer Common Stock and Live Oak Class A Common Stock.

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The pro forma adjustments included in the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2019 and for the six months ended June 30, 2020 are as follows:

(J)     Reflects the elimination of interest expense related to Danimer’s convertible debt that is converted into Live Oak Class A Common Stock as described in note 2(E).

3.     Loss per Share

Basic loss per share represents the net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding at the beginning of the periods presented.

Diluted loss per common share is the same as basic loss per common share for all periods presented because the effects of potentially dilutive items were anti-dilutive given the pro forma combined net loss. The following common share equivalent securities have been excluded from the calculation of weighted-average common shares outstanding because the effect is anti-dilutive for the periods presented.

When assuming redemptions, the calculations are adjusted to eliminate such shares for the entire periods.

	Year Ended December 31, 2019			Six Months Ended June 30, 2020
(in thousands, except per share amounts)	Assuming No Redemption	Assuming Maximum Redemption Condition	Assuming Maximum Possible Redemption	Assuming No Redemption	Assuming Maximum Redemption Condition	Assuming Maximum Possible Redemption
Pro Forma Net Loss	$(19,471)	$(19,471)	$(19,471)	$(3,147)	$(3,147)	$(3,147)
Basic weighted average shares outstanding	72,222,678	62,883,003	52,222,678	72,222,678	62,883,003	52,222,678
Net loss per share – Basic and Diluted(1) (2)	$(0.27)	$(0.31)	$(0.37)	$(0.04)	$(0.05)	$(0.06)
Basic weighted average shares outstanding
Live Oak’s public stockholders	1,008,616	1,008,616	1,008,616	1,008,616	1,008,616	1,008,616
Shares from purchases of redeemable Live Oak Stock	18,991,384	9,651,709	(1,008,616)	18,991,384	9,651,709	(1,008,616)
Shares pursuant to the Subscription Agreements	21,000,000	21,000,000	21,000,000	21,000,000	21,000,000	21,000,000
Shares from conversion of Danimer convertible debt	1,779,883	1,779,883	1,779,883	1,779,883	1,779,883	1,779,883
Former equity holders of Danimer	29,442,795	29,442,795	29,442,795	29,442,75	29,442,795	29,442,795
	72,222,678	62,883,003	52,222,678	72,222,678	62,883,003	52,222,678

____________

(1)      For the purposes of applying the if converted method for calculating diluted earnings per share, it was assumed that all outstanding warrants issued by Danimer were converted, however, since this results in anti-dilution, the effect of such exchange was excluded.

(2)      The effects of applying the treasury method for calculating diluted earnings per share for the exercise of outstanding equity options or warrants would be anti-dilutive. As such the effects of such exercise were excluded.

THE SPECIAL MEETING OF LIVE OAK STOCKHOLDERS

The Live Oak Special Meeting

Live Oak is furnishing this proxy statement/prospectus to you as part of the solicitation of proxies by its board of directors for use at the special meeting of stockholders to be held on         , 2020, and at any adjournment or postponement thereof. This proxy statement/prospectus is first being furnished to Live Oak’s stockholders on or about         , 2020. This proxy statement/prospectus provides you with information you need to know to be able to vote or instruct your vote to be cast at the special meeting of stockholders.

Date, Time and Place of the Special Meeting

The special meeting of stockholders of Live Oak will be held at 10:00 a.m., Eastern time, on         , 2020, or such other date, time and place to which such meeting may be adjourned or postponed, for the purpose of considering and voting upon the proposals. The special meeting will be held entirely online to allow for greater participation in light of the public health impact of the coronavirus (COVID-19) pandemic. Stockholders may participate in the special meeting by visiting the following website https://www.cstproxy.com/liveoakacq/sm2020.

In light of the ongoing health concerns relating to the COVID-19 coronavirus pandemic and to best protect the health and welfare of Live Oak’s stockholders and personnel, the special meeting is currently scheduled to be held entirely online as indicated above. Stockholders of record may vote their shares electronically at the special meeting by following the instructions at https://www.cstproxy.com/liveoakacq/sm2020. Stockholders are also urged to vote their proxies by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope, or to direct their brokers or other agents on how to vote the shares in their accounts, as applicable.

Purpose of the Special Meeting

At the Live Oak special meeting of stockholders, Live Oak will ask the Live Oak stockholders to vote in favor of the following proposals:

•        The Business Combination Proposal — a proposal to approve the adoption of the Merger Agreement and the Business Combination.

•        The Charter Amendment Proposal — a proposal to amend Live Oak’s Third Amended and Restated Certificate of Incorporation.

•        The Election of Directors Proposal — a proposal to elect the directors comprising the board of directors of Live Oak following the closing of the Business Combination.

•        The NYSE Proposal — a proposal to issue Live Oak Class A Common Stock to Danimer shareholders in the Merger pursuant to the Merger Agreement and to the investors in the PIPE.

•        The Equity Incentive Plan Proposal — a proposal to approve and adopt the equity incentive award plan established to be effective after the Closing of the Business Combination.

•        The Employee Stock Purchase Plan Proposal — a proposal to approve and adopt the employee stock purchase plan established to be effective after the Closing of the Business Combination.

•        The Adjournment Proposal — a proposal to authorize the adjournment of the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based on the tabulated vote at the time of the special meeting, there are not sufficient votes to approve the Business Combination Proposal or Public Stockholders have elected to redeem an amount of Public Shares such that the minimum available cash condition to the obligation to closing of the Business Combination would not be satisfied.

Recommendation of the Live Oak Board of Directors

Live Oak board of directors believes that each of the proposals to be presented at the special meeting of stockholders is in the best interests of Live Oak and its stockholders and unanimously recommends that its stockholders vote “FOR” each of the proposals (including each of the sub-proposals).

When you consider the recommendation of Live Oak board of directors in favor of approval of the Business Combination Proposal, you should keep in mind that certain of Live Oak’s board of directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a stockholder. These interests include, among other things:

•        the beneficial ownership of the Sponsor and certain of Live Oak’s board of directors and officers of an aggregate of 5,000,000 shares of Live Oak Class B Common Stock and 3,040,000 Live Oak Warrants, which shares and warrants would become worthless if Live Oak does not complete a business combination within the applicable time period, as the Sponsor has waived any right to redemption with respect to these shares. Such shares and warrants have an aggregate market value of approximately $         million and $         million, respectively, based on the closing prices of Live Oak Class A Common Stock of $         and Live Oak Warrants of $         on NYSE on         , 2020;

•        Live Oak board of directors will not receive reimbursement for any out-of-pocket expenses incurred by them on Live Oak’s behalf incident to identifying, investigating and consummating a business combination to the extent such expenses exceed the amount not required to be retained in the Trust Account, unless a business combination is consummated;

•        the anticipated continuation of John P. Amboian, Live Oak’s Chairman, and Richard J. Hendrix, Live Oak Chief Executive Officer and a director, as directors of New Danimer following the Closing;

•        that funds affiliated with certain members of the Live Oak board of directors have been committed to invest $49,050,000 in the PIPE; and

•        the continued indemnification of current directors and officers of Live Oak and the continuation of directors’ and officers’ liability insurance after the Business Combination.

Record Date and Voting

You will be entitled to vote or direct votes to be cast at the special meeting of stockholders if you owned shares of Live Oak Class A Common Stock at the close of business on         , 2020, which is the record date for the special meeting of stockholders. You are entitled to one vote for each share of Live Oak Class A Common Stock that you owned as of the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were          shares of Live Oak Class A Common Stock outstanding, of which          are shares of Live Oak Class A Common Stock and          are Founder Shares held by Live Oak Initial Stockholders.

The Sponsor has agreed to vote all of its Founder Shares and any Public Shares acquired by them in favor of the Business Combination Proposal. Live Oak’s issued and outstanding Live Oak Warrants do not have voting rights at the special meeting of stockholders.

Voting Your Shares

Each share of Live Oak Class A Common Stock that you own in your name entitles you to one vote on each of the proposals for the special meeting of stockholders. Your one or more proxy cards show the number of shares of Live Oak Class A Common Stock that you own.

If you are a holder of record, there are two ways to vote your shares of Live Oak Class A Common Stock at the special meeting of stockholders:

•        You can vote by completing, signing and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the applicable special meeting(s). If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares of Live Oak Class A Common Stock will be voted as recommended by Live Oak board of directors. With respect to proposals for the special meeting of stockholders, that means: “FOR” the Business Combination Proposal and “FOR” the Adjournment Proposal; “FOR” the Charter Amendment Proposal, “FOR” the Election of Directors Proposal, “FOR” the Equity Incentive Plan Proposal, NYSE Proposal and “FOR” the Employee Stock Purchase Plan Proposal and “FOR” the Adjournment Proposal.

•        You can attend the special meeting online and vote your shares electronically at the special meeting by following the instructions at https://www.cstproxy.com/liveoakacq/sm2020. However, if your shares of Live Oak Class A Common Stock are held in the name of your broker, bank or other nominee, you must get a proxy from the broker, bank or other nominee. That is the only way we can be sure that the broker, bank or nominee has not already voted your shares of Live Oak Class A Common Stock.

Who Can Answer Your Questions About Voting Your Shares

If you have any questions about how to vote or direct a vote in respect of your shares of Live Oak Class A Common Stock, you may contact our proxy solicitor at:

Morrow Sodali LLC
470 West Avenue
Stamford CT 06902
Telephone: (800) 662-5200
Banks and brokers can call collect at: (203) 658-9400
Email: LOAK.info@investor.morrowsodali.com

Quorum and Vote Required for the Live Oak Proposals

A quorum will be present at the special meeting of stockholders if a majority of the holders of shares of outstanding Live Oak Class A Common Stock and Live Oak Class B Common Stock entitled to vote at such meeting is represented in person or by proxy. In the absence of a quorum, the chairman of the meeting may adjourn the special meeting.

As of the record date for the special meeting, 12,500,001 shares of Live Oak Class A Common Stock and Live Oak Class B Common Stock would be required to achieve a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or your broker, bank or other nominee submits one on your behalf) or if you vote in person at the special meeting of stockholders. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the shares represented by stockholders present at the special meeting or by proxy may authorize adjournment of the special meeting to another date.

Abstentions and Broker Non-Votes

Under the rules of various national and regional securities exchanges, your broker, bank or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. Live Oak believes the proposals presented to its stockholders will be considered non-discretionary and therefore your broker, bank or nominee cannot vote your shares without your instruction. If you do not provide instructions with your proxy, your bank, broker or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares; this indication that a bank, broker or nominee is not voting your shares is referred to as a “broker non-vote.”

Abstentions and broker non-votes will be counted for purposes of determining the presence of a quorum at the special meeting of Live Oak stockholders.

Revocability of Proxies

If you have submitted a proxy to vote your shares and wish to change your vote, you may do so by delivering a later-dated, signed proxy card to Live Oak’s proxy solicitor, Morrow Sodali LLC, at 470 West Avenue, Stamford, CT 06902, prior to the date of the special meeting or by voting in person at the special meeting. Attendance at the special meeting alone will not change your vote. You also may revoke your proxy by sending a notice of revocation to Live Oak’s secretary at the above address.

Redemption Rights

Pursuant to Live Oak’s Third Amended and Restated Certificate of Incorporation, any holders of Public Shares may demand that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the Trust Account, including any amounts representing interest earned on the Trust Account, less taxes payable, provided that such stockholders follow the specific procedures for redemption set forth in this proxy statement/prospectus relating to the stockholder vote on the Business Combination. If demand is properly made and the Business Combination is consummated, these shares, immediately prior to the Business Combination, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account which holds the proceeds of the IPO as of two business days prior to the consummation of the Business Combination, net of any taxes payable, upon the consummation of the Business Combination. For illustrative purposes, based on funds in the Trust Account of approximately $200.03 million on June 30, 2020, the estimated per share redemption price would have been approximately $10.00.

Redemption rights are not available to holders of Live Oak Warrants in connection with the Business Combination.

In order to exercise your redemption rights, you must, prior to 5:00 p.m., Eastern time, on         , 2020 (two business days before the special meeting), both:

•        Submit a request in writing that Live Oak redeem your Public Shares for cash to Continental Stock Transfer & Trust Company, Live Oak’s transfer agent, at the following address:

Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, New York 10004
Attention: Mark Zimkind
E-mail: mzimkind@continentalstock.com

•        Deliver your Public Shares either physically or electronically through DTC to Live Oak’s transfer agent. Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent. It is Live Oak’s understanding that stockholders should generally allot at least one week to obtain physical certificates from the transfer agent. However, Live Oak does not have any control over this process and it may take longer than one week. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your Public Shares as described above, your shares will not be redeemed.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with Live Oak’s consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to Live Oak’s transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that Live Oak’s transfer agent return the shares (physically or electronically). You may make such request by contacting Live Oak’s transfer agent at the phone number or address listed above.

Each redemption of Public Shares by the Public Stockholders will decrease the amount in the Trust Account. In no event, however, will Live Oak redeem Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001 upon completion of the Business Combination.

Prior to exercising redemption rights, stockholders should verify the market price of their Live Oak Class A Common Stock as they may receive higher proceeds from the sale of their Live Oak Class A Common Stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. Live Oak cannot assure you that you will be able to sell your shares of Live Oak Class A Common Stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in Live Oak Class A Common Stock when you wish to sell your shares.

If you exercise your redemption rights, your shares of Live Oak Class A Common Stock will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account, including any amounts representing interest earned on the Trust Account, less taxes payable. You will no longer own those shares. You will be entitled to receive cash for these shares only if you properly demand redemption.

If the Business Combination Proposal is not approved and Live Oak does not consummate an initial business combination by May 8, 2022 or obtain the approval of Live Oak Stockholders to extend the deadline for Live Oak to consummate an initial business combination, it will be required to dissolve and liquidate and the Live Oak Warrants will expire worthless.

Appraisal or Dissenters’ Rights

No appraisal or dissenters’ rights are available to holders of shares of Live Oak Class A Common Stock or Live Oak Warrants in connection with the Business Combination.

Solicitation of Proxies

Live Oak will pay the cost of soliciting proxies for the special meeting. Live Oak has engaged Morrow Sodali LLC to assist in the solicitation of proxies for the special meeting. Live Oak has agreed to pay Morrow Sodali LLC a fee of $25,000. Live Oak will reimburse Morrow Sodali LLC for reasonable out-of-pocket expenses and will indemnify Morrow Sodali LLC and its affiliates against certain claims, liabilities, losses, damages and expenses. Live Oak also will reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of Live Oak Class A Common Stock for their expenses in forwarding soliciting materials to beneficial owners of Live Oak Class A Common Stock and in obtaining voting instructions from those owners. Live Oak’s directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Stock Ownership

As of the record date, the Sponsor beneficially owns an aggregate of approximately         % of the outstanding shares of Live Oak Class A Common Stock. The Sponsor has agreed to vote all of its Founder Shares and any Public Shares acquired by it in favor of the Business Combination Proposal. As of the date of this proxy statement/prospectus, the Sponsor has not acquired any shares of Live Oak Class A Common Stock.

PROPOSALS TO BE CONSIDERED BY LIVE OAK’S STOCKHOLDERS PROPOSAL NO. 1 — THE BUSINESS COMBINATION PROPOSAL

THE BUSINESS COMBINATION

The Background of the Business Combination

The terms of the Merger Agreement are the result of arm’s-length negotiations between representatives of Live Oak and Danimer. The following is a brief discussion of the background of these negotiations, the Merger Agreement and related transactions.

Live Oak was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Live Oak was incorporated under the laws of the State of Delaware on May 24, 2019.

On May 8, 2020, Live Oak closed its IPO of 20,000,000 Live Oak Units, with each Live Oak Unit consisting of one share of Live Oak Class A Common Stock and one-half of one Live Oak Warrant, each whole Live Oak Warrant to purchase one share of Live Oak Class A Common Stock at a purchase price of $11.50 per share, subject to adjustment as provided in Live Oak’s final prospectus filed with the SEC on May 6, 2020 (File No. 333-236800). The Live Oak Units were sold at an offering price of $10.00 per unit, generating total gross proceeds of $200 million (before underwriting discounts and commissions and offering expenses). Simultaneously with the closing of the IPO, Live Oak completed a private placement of 6,000,000 Private Units issued to the Sponsor, generating total proceeds of $6 million. A total of $200 million from the net proceeds from the IPO and the private placement were placed in the Trust Account. The underwriters’ over-allotment option was not exercised.

Except for a portion of the interest earned on the funds held in the Trust Account that may be released to Live Oak to pay taxes, none of the funds held in the Trust Account will be released until the earlier of the completion of our initial business combination and the redemption of 100% of our Public Shares if we are unable to consummate a business combination by May 8, 2022 or obtain the approval of Live Oak stockholders to extend the deadline for Live Oak to consummate an initial business combination.

Also in connection with the IPO, the Anchor Investor, which purchased 1,500,000 Public Shares in the IPO, agreed with Live Oak that, if it owns less than 1,500,000 Public Shares at the time of any stockholder vote with respect to an initial business combination or the business day immediately prior to the consummation of Live Oak’s initial business combination, it will forfeit all of the Public Shares and Warrants it purchased prior to the IPO.

Prior to the consummation of the IPO, neither Live Oak, nor anyone on its behalf, contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to a transaction with Live Oak.

On an ongoing basis, Danimer’s management team and board of directors, together with its financial and legal advisors, have reviewed and evaluated potential strategic opportunities and alternatives with a view to enhancing stockholder value. Such opportunities and alternatives included, among other things, capital markets transactions and possible business combinations. In 2019 and through the first four months of 2020, Danimer raised in the aggregate over $34 million from private placements of shares of Danimer Common Stock and approximately an additional $10 million in aggregate principal amount of notes convertible into shares of Danimer Common Stock. Danimer was continuing to evaluate capital raising alternatives and strategic alternatives when it held an introductory meeting with Live Oak management on June 15, 2020.

From the date of the IPO through the signing of the Merger Agreement with Danimer on October 3, 2020, Richard J. Hendrix, Live Oak Chief Executive Officer and Director, Andrea K. Tarbox, Live Oak Chief Financial Officer and Director, Gary K. Wunderlich, Jr., Live Oak’s President, Ross Berner, Live Oak Chief Operating Officer and John P. Amboian, Live Oak’s Non-Executive Chairman, along with Live Oak’s other directors and representatives of Live Oak’s financial advisor, Jefferies, Inc. (“Jefferies”) reviewed self-generated ideas, contacted, and were contacted by, a number of individuals and entities with respect to numerous business combination opportunities. As part of this process, representatives of Live Oak considered and evaluated over 32 potential acquisition targets in a wide variety of industry sectors and evaluated illustrative transaction structures to effect a potential business combination with 10 of such potential acquisition targets. In connection with such evaluation, representatives of Live Oak had discussions regarding certain transaction structures and economic considerations with the members of management and/or the boards of directors of certain potential acquisition targets.

Representatives of Live Oak engaged in significant due diligence and detailed discussions directly with the senior executives and/or shareholders of six potential business combination targets. Live Oak did not pursue a potential transaction with the other potential acquisition targets for a variety of factors, including the ability to reach a valuation that was acceptable to both sides and mutual decisions to pursue potential alternative transactions.

From the date of the IPO through the end of July 2020, representatives of Live Oak submitted non-binding letters of intent to two potential acquisition targets following evaluation of, and discussions with, each such potential acquisition target.

Live Oak decided to pursue a combination with Danimer because it determined that Danimer represented a compelling opportunity based upon Danimer’s technology leadership, strong and visionary management team, large addressable market within the vast plastics industry, and its strong runway for growth into the foreseeable future. Danimer’s patented technology, world-class partnerships, and its recent history of successfully winning customer contracts demonstrates the company’s likely ability to seize this opportunity. Danimer’s customer contracts which exceed its current PHA production capacity, evidence how strongly the market is seeking Danimer’s bio-degradable PHA resin.

Compared to Danimer, Live Oak and its advisors did not consider the other alternative combination targets to be as compelling when taking into consideration their business prospects, strategy, management teams, structure, likelihood of execution and valuation considerations.

On June 17, 2020, Live Oak and Danimer executed a Non-Disclosure Agreement to facilitate the review by Live Oak of Danimer’s non-public information.

On June 22, 2020, Jefferies, Live Oak and Danimer held a teleconference to discuss business due diligence matters, Danimer’s product capabilities and existing relationships with key customers.

On July 9, 2020, Jefferies, Live Oak and Danimer held a teleconference to discuss the Danimer financial model.

During the week of July 13, 2020, Live Oak held discussions with Jefferies regarding the feasibility of executing a pre-closing private investment in public equity (PIPE) to support the potential transaction.

On July 14, 2020, members of Live Oak management held calls with representatives of Jefferies and Mayer Brown, LLP (“Mayer Brown”), Live Oak’s legal counsel, to discuss formulating a non-binding letter of intent, valuation parameters and financing.

On July 21, 2020, members of Live Oak and Danimer held a teleconference in which Live Oak communicated Live Oak’s views on valuation, cash requirements to fund the business, and post-combination board of directors composition and the possibility of granting Live Oak a period of exclusivity to further investigate a combination. During that teleconference, Live Oak management also proposed that it would seek to raise $200 million dollars in a PIPE in connection with the potential transaction, in order to provide more certainty as to the amount of cash to be available to the combined company in the event of redemptions by Public Stockholders. Danimer management did not comment on the proposed valuation at that time. Also on July 21, 2020, Live Oak sent a non-binding letter of intent to Danimer. On July 23, 2020, Mr. Hendrix had a phone conversation with Stephen E. Croskrey, Danimer’s chief executive officer, and received feedback on the draft letter of intent. On July 24, 2020, Danimer sent back comments on the letter of intent reflecting a proposed valuation of approximately $460 million on a pre-money basis and proposed that the combined company’s board of directors retain five (5) representatives of Danimer and two (2) representatives of Live Oak. In response, Live Oak proposed a valuation of $450 million, or approximately 3.4% more than the $435 million valuation that had been set forth in its original draft of the letter of intent, and agreeing that two (2) representatives of Live Oak remain on the combined company’s board of directors. The parties tentatively agreed on a valuation of $450 million and two (2) Live Oak board representatives, and a condition to closing that Live Oak raise at least $200 million in the PIPE and have at least $300 million cash on hand in the aggregate at closing, which the parties agreed would provide a reasonable amount of cash for the combined company following the closing of the potential transaction. On July 26, 2020, after discussions with Jefferies, Live Oak sent a revised draft of a non-binding letter of intent to Danimer. Danimer management discussed the draft of the non-binding letter of intent internally as well as with its legal counsel and financial advisor and provided comments back to Live Oak for review. Such comments were accepted. On July 29, 2020, Live Oak sent a revised draft of a non-binding letter of intent to Danimer on which Danimer management had no further comments. On July 30, 2020, Danimer held a board meeting at which Danimer’s fundraising activities to date and potential strategic alternatives were discussed. At this meeting,

Danimer’s board of directors was also presented with the possibility of a merger transaction with Live Oak and the potential deal terms set forth in the non-binding letter of intent were discussed. Danimer’s board of directors voted in favor of pursuing discussions with Live Oak on the terms described in the non-binding letter of intent and approved management entering into the non-binding letter of intent with Live Oak.

During the week of July 28, 2020, members of the management teams from both companies met at Danimer’s plant in Winchester, Kentucky to enable Live Oak’s management to learn more about Danimer’s current and planned business. Throughout the week the management teams also held calls to discuss scheduling for continued due diligence meetings as well as a timeline for a potential combination.

On July 31, 2020, Live Oak and Danimer signed the non-binding letter of intent, which included an obligation of Danimer, subject to certain exclusions, to negotiate exclusively with Live Oak regarding a potential transaction for a period from July 31, 2020 to October 14, 2020.

During the week of August 3, 2020, representatives of Live Oak and its advisors held calls to discuss marketing documents, timeline and investor targeting for the PIPE. Near the end of this week, Live Oak, Danimer and outside legal counsel for each company began discussing the wall cross procedures to allow potential interested investors to consider participation in the PIPE as part of the transaction.

During the week of August 18, 2020, members of Live Oak management visited Danimer’s headquarters in Bainbridge, GA for additional diligence. During the month of August 2020, Live Oak contracted with technology and manufacturing experts to advise with respect to PHA technology, production methods, volume achievements and the cost of future expansion in connection with its due diligence efforts. Additionally in late August of 2020, Live Oak contracted with a leading management consulting firm to assist its diligence regarding the end markets, pricing, and competitive landscape for Danimer and its key products. During the month of August, members of Live Oak’s management held confidential teleconferences with some of Danimer’s key customers.

During the week of August 18, 2020, representatives of Live Oak and Danimer and their advisors engaged in discussions regarding governance, lockup periods, investor participation in the PIPE, subscription terms and the process to exchange drafts of the Merger Agreement. On August 21, 2020, Mayer Brown provided an initial draft of the Merger Agreement to Kane Kessler, P.C. (“Kane Kessler”), legal counsel to Danimer, the proposed terms of which Kane Kessler began to review with Danimer.

During the week of August 24, 2020, representatives of the parties held a series of update calls to discuss various agreements related to the Business Combination and the PIPE financing and remaining due diligence items.

On September 3, 2020 representatives of Live Oak and Danimer held a technical due diligence call to review the work completed by Live Oak’s technical consultants.

During the week of August 31, 2020 and September 7, 2020, Live Oak’s advisors began to confidentially contact investors. Also during this period, members of the Live Oak management team held additional in-person discussions with Danimer management and held diligence calls with two significant corporate investors in Danimer.

On September 10, 2020, members of management of Live Oak and Danimer began engaging in confidential discussions with potential investors in the PIPE.

During the week September 7, 2020, representatives of Live Oak and Danimer continued confidential investor meetings, and provided a draft subscription agreement for the PIPE to certain interested investors.

During the weeks of August 31, 2020 and September 7, 2020, representatives of Live Oak and Danimer held multiple calls to discuss the terms of the Business Combination and the provisions of the Merger Agreement. Among other points, these discussions included the need for Danimer to be able to continue to raise capital through its ongoing private placement offering, particularly to investors with which Danimer was already in active discussion. Kane Kessler and Mayer Brown also exchanged updated drafts of the Merger Agreement and certain related documents and agreements during this period. In addition, Mayer Brown and certain of the potential PIPE investors exchanged revised drafts of the form of subscription agreement for the PIPE.

During the week of September 21, 2020, the form of the subscription for the PIPE was finalized and representatives of Jefferies assisted in obtaining commitments from the PIPE investors. The parties also continued to discuss the terms of the Business Combination, the provisions of the Merger Agreement.

On September 30, 2020, representatives of Mayer Brown reviewed with the Live Oak board of directors its fiduciary duties and summarized the material terms of the Business Combination, including those contained in the Merger Agreement and related transaction documents. Mr. Hendrix reviewed with the Live Oak board of directors the background of the Business Combination, the strategic rationale for the Business Combination and Live Oak’s management’s perspective on a number of things, including Danimer’s business, prospects, including backlog, and valuation as implied by the terms of the proposed Business Combination and the benefits to Live Oak’s stockholders of consummating such a transaction. The representatives of Jefferies discussed with the Live Oak board of directors their views on Danimer’s business, prospects as well as on the valuation as implied by terms of the proposed transaction, Mr. Hendrix then discussed with the Live Oak board of directors the fact that, based upon the forecasts discussed with the Live Oak board of directors (as further described in the section “— Certain Danimer Projected Financial Information”) the enterprise value as a multiple of EBITDA (as defined in, and further described in, “— Certain Danimer Projected Financial Information”) of the pro forma company for the estimated calendar years 2021 through 2025 were lower than those of a selected group of public companies operating in the sectors in which Danimer operates, and the representatives of Jefferies agreed with that analysis and the discussions. The representatives of Jefferies then described the background and process leading up to the PIPE and the level of interest obtained. The Live Oak board of directors discussed the fact that the PIPE had been successful at the valuation implied by the Business Combination all indicated support for the reasonableness of the consideration being paid. After more discussion, including asking questions of Live Oak’s management and their legal and financial advisors, the Live Oak board of directors determined that based upon the Business Combination terms and the financial analysis, the Business Combination was fair to, advisable, and in the best interests of Live Oak and its stockholders. Upon a motion duly made and seconded, the Live Oak board of directors unanimously (i) determined that it is in the best interests of Live Oak and its stockholders, and declared it advisable, to enter into the Merger Agreement, (ii) approved the Merger Agreement and the Proposed Transactions, including the Merger, on the terms and subject to the conditions of the Merger Agreement and (iii) adopted a resolution recommending the Merger Agreement and the transactions contemplated thereby be adopted by Live Oak’s stockholders.

Danimer’s board of directors met via teleconference on the afternoon of September 30, 2020 to further consider and discuss the proposed transaction with Live Oak. Also present were representatives of Kane Kessler and Houlihan Lokey, Inc. (“Houlihan Lokey”), Danimer’s financial advisor. Mr. Croskrey reviewed with Danimer’s board of directors the background of the Business Combination and the strategic rationale for the Business Combination and the benefits to Danimer’s stockholders of consummating such a transaction. The representatives of Houlihan Lokey discussed with Danimer’s board of directors Houlihan Lokey’s financial analysis of Danimer and the proposed Business Combination. Following a thorough review and discussion, Danimer’s board of directors concluded that the proposed Business Combination represented the best potential strategic alternative for the Company and Danimer’s board of directors then unanimously approved the Merger Agreement and related documents and agreements, and the board determined to recommend the approval of the Merger Agreement and the Merger to its stockholders.

The Merger Agreement and related documents and agreements were executed on October 3, 2020. Prior to the market open on October 5, 2020, Live Oak and Danimer issued a joint press release announcing the execution of the Merger Agreement and Live Oak filed with the SEC a Current Report on Form 8-K announcing the execution of the Merger Agreement. During the morning of October 5, 2020, representatives of Live Oak and Danimer conducted an investor conference call to announce the Business Combination.

On October 8, 2020, Live Oak, Merger Sub, the Company, the Live Oak Representative and the Shareholder Representative, entered the Amendment to the Merger Agreement. The Amendment (1)(x) eliminated the definition of “Cash Free Exercise Option and Warrant Shares” and (y) provides for revised definitions of “Closing Payment” and “Closing Per Share Merger Consideration,” in each case, to adjust, for purposes of calculating the Closing Per Share Merger Consideration: (i) the assumed value of the Company by adding the total amount of cash proceeds that would be received by the Company if all outstanding Company Options and Company Warrants were exercised in connection with the Closing and (ii) the assumed total number of Company Shares outstanding at the Closing to include Shares issuable under all Company Options and Company Warrants, (2) revised the definition of “Net Debt” to deduct amounts relating to issuances of Danimer Common Stock completed to fund capital expenditures in connection with the Company’s “Phase 2” expansion of the Kentucky Facility through the Closing Date and (3) clarifies the calculation of the Award Exchange Ratio.

Live Oak Board of Directors’ Reasons for the Approval of the Business Combination

As described under “The Background of the Business Combination” above, Live Oak board of directors, in evaluating the Business Combination, consulted with Live Oak’s management and financial and legal advisors. In reaching its unanimous decision to approve the Merger Agreement and the transactions contemplated by the Merger Agreement, Live Oak board of directors considered a range of factors, including, but not limited to, the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the combination, Live Oak board of directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. Live Oak board of directors viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors.

This explanation of Live Oak’s reasons for the combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section titled “Cautionary Note Regarding Forward-Looking Statements.”

In approving the combination, Live Oak board of directors determined not to obtain a fairness opinion. The officers and directors of Live Oak have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and background, together with experience and sector expertise of Jefferies, enabled them to make the necessary analyses and determinations regarding the Business Combination.

Live Oak board of directors considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Merger Agreement and the transactions contemplated thereby, including, but not limited to, the following:

•        Highly Attractive PHA Technology.    Live Oak’s management and board of directors believe that Danimer is a high-growth next generation eco-tech company that produces 100% biodegradable polymers for use in plastic applications. Its polyhydroxyalkanoates (“PHA”) serve as a best end-of-life solution for plastics and Danimer is the leading PHA innovator with patent protected technology and 13 years of production knowhow;

•        Strong Partnerships.    Live Oak’s management and board of directors considered Danimer’s strong partnerships with industry leaders, such as CPG brands including Pepsi and Nestle and key converters such as Wincup and Genpak, which it believes contribute to Danimer’s rapidly growing blue chip customer base with take-or-pay contracts that has led to fully sold-out position through Phase II capacity addition;

•        Large Addressable Market for Product.    Live Oak’s management and board of directors considered the fact that Danimer has large addressable market, with currently over 500 billion pounds worldwide of single-use plastics that are not recycled or incinerated;

•        Tailwinds Associated with Global Pollution Crisis.    Live Oak’s management and board of directors believe that Danimer’s business products are well positioned to benefit from increased corporate initiatives focused on addressing the environmental impact of plastics on the world’s pollution crisis;

•        Due Diligence.    Live Oak’s management and board of directors conducted due diligence examinations of Danimer and discussions with Danimer’s management and Live Oak’s financial, technical, manufacturing and legal advisors concerning Live Oak’s due diligence examination of Danimer;

•        Financial Condition.    Live Oak board of directors also considered factors such as Danimer’s outlook, financial plan and debt structure taking into consideration the fact that after consummation of the Business Combination, Danimer would have enough cash on hand to fully fund the planned expansion of its production capacity until 2025, as well as valuations and trading of publicly traded companies and valuations of precedent combination and combination targets in similar and adjacent sectors (see “— Certain Danimer Projected Financial Information”);

•        Attractive Market Valuation of Comparable Companies.    The public trading market valuation of comparable “materials” companies (consisting of Corbion, Novozymes, Croda, GFL Environmental, VOW ASA, US Ecology and Xebec Adsorption , which we refer to collectively as the “Comparable Materials Companies”) have expected 2021 enterprise value/revenue multiples and enterprise value/EBITDA multiples (in each case based on market data as of October 23, 2020) ranging from 1.9x to 7.8x and

9.5x to 32.4x (and a median of 4.4x) and up to 19.6x, respectively. The public trading market valuation of comparable natural innovation large cap companies (consisting of Corbion, Novozymes and Croda, which we refer to collectively as the “Comparable Natural Innovation Companies”) have expected 2021 enterprise value/revenue multiples and enterprise value/EBITDA multiples (in each case based on market data as of October 23, 2020) ranging from 2.7x to 7.8x and 16.0x to 22.2x (and a median of 6.0x and 19.6x, respectively). The public trading market valuation of comparable high growth sustainable companies (consisting of GFL Environmental, VOW ASA, US Ecology and Xebec Adsorption, which we refer to collectively as the “Comparable High Growth Sustainable Solutions Companies”) have expected 2021 enterprise value/revenue multiples and enterprise value/EBITDA multiples (in each case based on market data as of October 23, 2020) ranging from 1.9x to 4.4x and 9.5x to 32.4x (and a median of 3.5x and 19.6x, respectively). The Live Oak board of directors believes that these multiples compare favorably to an initial market valuation of the post-Business Combination company reflected in the terms of the Business Combination corresponding to projected enterprise value/revenue multiples of 2.8x, 1.9x, 1.2x and 1.0x in 2022, 2023, 2024 and 2025, respectively, and projected enterprise value/EBITDA multiples of 3.6x and 3.1x in 2024 and 2025, respectively. While Danimer’s projected performance metrics used to derive the initial market valuation multiples of the post-Business Combination company reflected in the terms of the Business Combination are based on forecast periods two to five years beyond the comparable peer metrics, the Live Oak board of directors believes that the implied valuation discount is such that even applying conservative discount rate assumptions to arrive at a present value for the post-Business Combination company results in a favorable comparison. For example, when applying the median 2022 enterprise value/EBITDA multiple for the Comparable Materials Companies of 15.0x to Danimer’s 2025 projected EBITDA, the initial market valuation of the post-Business Combination company implies an approximate 40% annual discount rate from 2020 to 2025. Since Danimer’s business is not expected to achieve scale until 2022, the Live Oak board of directors believes this present value methodology is the most reasonable method of comparison. Although this analysis is based on the current Danimer projections, the valuation multiples decline each year as a result of the high growth projected for Danimer’s business;

•        Experienced and Proven Management Team.    Live Oak’s management and board of directors believe that Danimer has a strong management team, with extensive industry experience and proven track record, which is expected to remain with the combined company to seek to execute Danimer’s strategic and growth goals;

•        Other Alternatives.    Live Oak board of directors believes, after a thorough review of other business combination opportunities reasonably available to Live Oak, that the proposed combination represents the best potential business combination for Live Oak and the most attractive opportunity for Live Oak based upon the process utilized to evaluate and assess other potential combination targets, and Live Oak board of directors’ belief that such process has not presented a better alternative; and

•        Negotiated Transaction.    The financial and other terms of the Merger Agreement and the fact that such terms and conditions are reasonable and were the product of arm’s length negotiations between Live Oak and Danimer.

Live Oak board of directors also considered a variety of uncertainties and risk and other potentially negative factors concerning the Business Combination including, but not limited to, the following:

•        Macroeconomic Risks.    Macroeconomic uncertainty and the effects it could have on the combined company’s revenues;

•        Redemption Risk.    The potential that a significant number of Live Oak stockholders elect to redeem their shares prior to the consummation of the combination and pursuant to Live Oak’s existing charter, which would potentially make the combination more difficult or impossible to complete, and/or reduce the amount of cash available to the combined company following the Closing;

•        Stockholder Vote.    The risk that Live Oak’s or Danimer’s stockholders may fail to provide the respective votes necessary to effect the Business Combination;

•        Closing Conditions.    The fact that the completion of the combination is conditioned on the satisfaction of certain closing conditions that are not within Live Oak’s control;

•        Litigation.    The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination;

•        Benefits May Not Be Achieved.    The risks that the potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected timeframe;

•        No Third-Party Valuation.    The risk that Live Oak did not obtain a third-party valuation or fairness opinion in connection with the combination;

•        Live Oak Stockholders Receiving a Minority Positions.    The fact that Live Oak stockholders will hold a minority position in the combined company;

•        Interests of Live Oak’s Directors and Officers.    The interests of Live Oak board of directors and officers in the Business Combination (see “— Interests of Live Oak’s Directors and Officers in the Business Combination”); and

•        Other Risks Factors.    Various other risk factors associated with the business of motor, as described in the section entitled “Risk Factors” appearing elsewhere in this document.

In connection with analyzing the Business Combination, Live Oak’s management, based on its experience and judgment, selected the Comparable Materials Companies. Live Oak’s management selected these companies because they are publicly traded companies with certain operations, results, business mixes or size and scale that, for the purposes of analysis, may be considered similar to certain operations, results, business mixes or size and scale of Danimer. None of the Comparable Materials Companies is identical or directly comparable to Danimer.

In connection with its analysis of the Business Combination, Live Oak’s management reviewed and compared, using publicly available information, certain current, projected and historical financial information for Danimer corresponding to current and historical financial information, ratios and public market multiples for the Comparable Materials Companies, as described above.

Live Oak board of directors also considered the Business Combination in light of the investment criteria set forth in Live Oak’s final prospectus for its IPO including, without limitation, that based upon Live Oak’s analyses and due diligence, Danimer has the potential to be a market leader and has substantial future growth opportunities, all of which Live Oak board of directors believed have a strong potential to create meaningful stockholder value following the consummation of the Business Combination.

The above discussion of the material factors considered by Live Oak board of directors is not intended to be exhaustive but does set forth the principal factors considered by Live Oak board of directors.

Certain Danimer Projected Financial Information

Danimer provided Live Oak with its internally prepared forecasts for each of the years in the six-year period ending December 31, 2025. Danimer does not, as a matter of general practice, publicly disclose long-term forecasts or internal projections of its future performance, revenue, financial condition or other results. However, in connection with the proposed Business Combination, management of Danimer prepared the financial projections set forth below to present key elements of the forecasts provided to Live Oak. Danimer’s forecasts were prepared solely for internal use and not with a view toward public disclosure, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information.

The inclusion of financial projections in this proxy statement/prospectus should not be regarded as an indication that Danimer, its board of directors, or their respective affiliates, advisors or other representatives considered, or now considers, such financial projections necessarily to be predictive of actual future results or to support or fail to support your decision whether to vote for or against the Business Combination Proposal. The financial projections are not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus, including investors or stockholders, are cautioned not to place undue reliance on this information. You are cautioned not to rely on the projections in making a decision regarding the Business Combination, as the projections may be materially different than actual results. We will not refer back to the financial projections in our future periodic reports filed under the Exchange Act.

The financial projections reflect numerous estimates and assumptions with respect to general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to Danimer’s business, all of which are difficult to predict and many of which are beyond Danimer’s and Live Oak’s control. The financial projections are forward looking statements that are inherently subject to significant uncertainties and contingencies, many of which are beyond Danimer’s control. The various risks and uncertainties include those set forth in the “Risk Factors,” “Danimer Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Cautionary Note Regarding Forward-Looking Statements” sections of this proxy statement/prospectus, respectively. As a result, there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected. Since the financial projections cover multiple years, such information by its nature becomes less reliable with each successive year. These financial projections are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments.

Furthermore, the financial projections do not take into account any circumstances or events occurring after the date they were prepared, including, but not limited to, a delay of at least one month in commencing Phase II expansion of the Kentucky Facility (beyond some initial preparatory and engineering work which has already commenced). None of Danimer’s independent registered accounting firm, Live Oak’s independent registered accounting firm or any other independent accountants, have compiled, examined or performed any procedures with respect to the financial projections included below, nor have they expressed any opinion or any other form of assurance on such information or their achievability, and they assume no responsibility for, and disclaim any association with, the financial projections. Nonetheless, a summary of the financial projections is provided in this proxy statement/prospectus because they were made available to Live Oak and its board of directors in connection with their review of the proposed transaction.

EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAWS, BY INCLUDING IN THIS PROXY STATEMENT/PROSPECTUS A SUMMARY OF THE FINANCIAL PROJECTIONS FOR DANIMER, LIVE OAK UNDERTAKES NO OBLIGATIONS AND EXPRESSLY DISCLAIMS ANY RESPONSIBILITY TO UPDATE OR REVISE, OR PUBLICLY DISCLOSE ANY UPDATE OR REVISION TO, THESE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE FINANCIAL PROJECTIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS ARE SHOWN TO BE IN ERROR OR CHANGE.

The projections were prepared by, and are the responsibility of, Danimer’s management. Thomas, Howell Ferguson P.A., Danimer’s independent auditor, has not examined, compiled or otherwise applied procedures with respect to the accompanying prospective financial information presented herein and, accordingly, expresses no opinion or any other form of assurance on it. Thomas, Howell Ferguson P.A.’s report included in this proxy statement/prospectus relates to historical financial information of Danimer. It does not extend to the projections and should not be read as if it does.

The key elements of the projections provided by management of Danimer to Live Oak, which assume the Phase II expansion of the Kentucky Facility and the construction of an additional greenfield PHA-production facility, are summarized in the tables below:

Key Financial Metrics:

	Year Ended December 31,
	2020P	2021P	2022P	2023P	2024P	2025P
Income Statement Data
(in millions)
Total Revenue	$51.0	$117.0	$192.7	$273.5	$454.7	$512.7
Cost of Goods Sold	(30.3)	(70.8)	(108.7)	(157.7)	(259.6)	(290.2)
Operating Expenses	(23.0)	(35.0)	(40.2)	(55.0)	(75.8)	(79.2)
Operating Income	$(2.2)	$11.3	$43.8	$60.8	$119.3	$143.3
Total Other Income / (Expense)	5.1	6.6	(15.4)	(20.5)	(30.9)	(36.9)
Net Income (Loss)	$2.9	$17.9	$28.4	$40.3	$88.4	$106.3
Adjusted EBITDA(1)	$2.1	$21.3	$54.3	$78.4	$144.5	$168.8
CAPEX (2)	$21.4	$94.5	$202.5	$95.1	$12.3	$12.9

____________

(1)      Earnings Before Interest, Taxes, Depreciation, Amortization and non-recurring items.

(2)      2020 capital expenditures reflected above exclude $13.5 million of Phase 1 expenditures.

Projected revenue is based upon a customer by customer basis based primarily on contracted demand and anticipated pricing for the product(s) they are purchasing. Annual volumes available for sale are based on ramp schedules for the expanded production capacity at the Kentucky Facility.

Projected net income is based upon building up costs of goods sold based on the specific customer’s purchases and the formulations used in that particular product, and all other related direct costs to determine Cost of Goods sold expense as well as projecting operating expenses which the Company built up line item expenses in detail such as staffing, rent, public company and other similar costs then subtracting these costs from projected revenue.

Other key assumptions include the level of net interest expense and income taxes.

Annual capital expenditures are predominately related to the Phase II expansion of the Kentucky Facility and the engineering and construction costs related to the Greenfield plant.

Use of SPAC Trust Account and PIPE Proceeds

Immediately following the completion of the Business Combination, Danimer projects a cash balance of approximately $385 million to $390 million on a pro forma basis to fund the Phase II expansion of the Kentucky Facility. Following the completion of the Business Combination, Danimer intends to use these funds for capital expenditures related to the Phase II expansion of the Kentucky Facility and the construction of an additional greenfield PHA-production facility. Danimer expects that funds available following the closing of the Business Combination will be sufficient to cover forecasted capital needs and operating expenditures for the period covered in the foregoing projections.

Adjusted EBITDA, a non-GAAP measure, is an addition, and not a substitute for or superior to, measure of financial performance prepared in accordance with GAAP and should not be considered as an alternative to net income, operating income or any other performance measure derived in accordance with GAAP or as alternative to cash flows from operating activities as a measure of liquidity.

This information should be read in conjunction with “Danimer Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as the audited financial statements of Danimer elsewhere in this proxy statement/prospectus.

Interests of Live Oak’s Directors and Officers in the Business Combination

When you consider the recommendation of Live Oak board of directors in favor of approval of the Business Combination Proposal, you should keep in mind that certain of Live Oak’s board of directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a stockholder or warrantholder. These interests include, among other things:

•        the beneficial ownership of the Sponsor and certain of Live Oak’s board of directors and officers of an aggregate of 5,000,000 shares of Live Oak Class B Common Stock and 3,040,000 Live Oak Warrants, which shares and warrants would become worthless if Live Oak does not complete a business combination within the applicable time period, as the Sponsor has waived any right to redemption with respect to these shares. Such shares and warrants have an aggregate market value of approximately $                million and $          million, respectively, based on the closing prices of Live Oak Class A Common Stock of $                and Live Oak Warrants of $          on NYSE on              , 2020;

•        Live Oak board of directors will not receive reimbursement for any out-of-pocket expenses incurred by them on Live Oak’s behalf incident to identifying, investigating and consummating a business combination to the extent such expenses exceed the amount not required to be retained in the Trust Account, unless a business combination is consummated;

•        the anticipated continuation of John P. Amboian, Live Oak’s Chairman, and Richard J. Hendrix, Live Oak Chief Executive Officer and a director as directors of New Danimer following the Closing;

•        that funds affiliated with certain members of the Live Oak board of directors have been committed to invest $49,050,000 in the PIPE; and

•        the continued indemnification of current directors and officers of Live Oak and the continuation of directors’ and officers’ liability insurance after the Business Combination.

Interests of Danimer’s Directors and Officers in the Business Combination

When you consider the recommendation of Danimer’s board of directors in favor of approval of the Business Combination Proposal, you should keep in mind that certain of Danimer’s directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a stockholder. Danimer’s board of directors was aware of such interests during its deliberations on the merits of the Business Combination Proposal and in deciding to recommend that Danimer shareholders submit written consents in favor of the Business Combination Proposal. These interests include, among other things:

•        Stephen E. Croskrey will receive a bonus equal to one percent (1%) of the gross purchase price paid by Live Oak for Danimer (net of Danimer’s closing costs and expenses) upon the Closing of the Merger.

•        Certain of Danimer’s executive officers are expected to become executive officers of New Danimer upon the consummation of the Business Combination. Specifically, the following individuals who are currently executive officers of Danimer are expected to become executive officers of New Danimer upon the consummation of the Business Combination, serving in the offices set forth opposite their names below.

Name	Position
Stephen E. Croskrey	Chief Executive Officer
John A. Dowdy, III	Chief Financial Officer
Michael Smith	Chief Operating Officer
Phillip Van Trump	Chief Science and Technology Officer
Scott Tuten	Chief Marketing and Sustainability Officer

•        In addition, the following individuals who are currently directors of Danimer are expected to become directors of New Danimer upon the consummation of the Business Combination: Stephen E. Croskrey (who is also expected to become chairman of the board of New Danimer); Stuart Pratt; Dr. Isao Noda; Philip Gregory Calhoun; Gregory W. Hunt; and Christy Basco.

•        Certain of Danimer’s executive officers hold vested and unvested options to purchase shares of Danimer’s common stock. The treatment of such equity awards in connection with the Business Combination is described in “The Merger Agreement — Conversion of Securities”, which description is incorporated by reference herein. The ownership of such awards by such executive officers, as of October 23, 2020, is set forth in the table below.

Name	Vested Stock Options	Unvested Stock Options
Named Executive Officers
Stephen E. Croskrey	—	—
John A. Dowdy, III	96,198	14,000
Michael Smith	91,883	17,000
Phillip Van Trump	85,780	19,000
Scott Tuten	62,780	20,000
All Other Executive Officers as a Group	0	0
Directors
Stuart Pratt	0	650
Dr. Isao Noda	37,780	650
Philip Gregory Calhoun	21,935	650
Gregory W. Hunt	500	650
Christy Basco	0	0
All Other Directors as a Group	38,438	2,600

•        Certain of Danimer’s executive officers will receive upon closing of the Merger new grants of unvested options to purchase shares of Live Oak’s Class A Common Stock under Live Oak’s new equity incentive plan. Messrs. Croskrey, Dowdy, Smith, Van Trump and Tuten will receive a number of option shares equal to 3.0%, 0.75%, 0.75%, 0.75% and 0.75%, respectively, of the number of fully-diluted shares of Live Oak Class A Common Stock (excluding certain shares underlying warrants) outstanding as of the Closing, at an exercise price equal to the fair market value at Closing. If fair market value exceeds $10 per share, each of those persons would be entitled to additional restricted shares of Live Oak Class A Common Stock in an amount equal to the difference between such fair market value and $10, multiplied by the number of options shares and divided by such fair market value.

•        Stephen E. Croskrey has entered into an Employment Agreement with Live Oak to be effective as of the Closing. See “Danimer’s Executive Compensation — Agreements with Danimer’s Named Executive Officers — Employment Agreement with Stephen E. Croskrey” for the terms of this Employment Agreement, which description is incorporated by reference herein.

•        Stuart Pratt has entered into a Consulting Agreement with Live Oak to be effective as of the Closing pursuant to which he will receive $1,500 per month and at Closing a grant of options to purchase 30,000 shares of Live Oak Class A Common Stock, at an exercise price equal to the greater of (i) ten dollars ($10) and (ii) the fair market value of shares of Live Oak Class A Common Stock as of Closing. If fair market value exceeds $10 per share, Mr. Pratt would be entitled to additional restricted shares of Live Oak Class A Common Stock in an amount equal to the difference between such fair market value and $10, multiplied by the number of options shares and divided by such fair market value.

•        Certain of Danimer’s executive officers and directors hold shares of Danimer Common Stock, the treatment of which is described in “The Merger Agreement — Conversion of Securities,” which description is incorporated herein by reference.

•        John A. Dowdy, Jr., a director and shareholder of Danimer, is serving as the Shareholder Representative. See “The Merger Agreement,” for a description of the rights and duties of the Shareholder Representative, which description is incorporated by reference herein.

Potential Actions to Secure Requisite Stockholder Approvals

In connection with the stockholder vote to approve the Business Combination, the Sponsor and Live Oak’s board of directors, officers, advisors or their affiliates may privately negotiate transactions to purchase shares of Live Oak Class A Common Stock from stockholders who would have otherwise elected to have their shares redeemed in conjunction with the Business Combination for a per share pro rata portion of the Trust Account. None of the Sponsor or Live Oak’s board of directors, officers, advisors or their affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller of such shares. Such a purchase of shares may include a contractual acknowledgement that such stockholder, although still the record holder of the shares of Live Oak Class A Common Stock is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor or Live Oak’s board of directors, officers, advisors or their affiliates purchase shares in privately negotiated transactions from Public Stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. Any such privately negotiated purchases may be effected at purchase prices that are in excess of the per share pro rata portion of the Trust Account. The purpose of these purchases would be to increase the amount of cash available to Live Oak for use in the Business Combination.

Regulatory Approvals Required for the Business Combination

Under the HSR Act and related rules, certain transactions, including the Business Combination, may not be completed until notifications have been given and information is furnished to the Antitrust Division of the DOJ and the FTC and all statutory waiting period requirements have been satisfied. Completion of the Business Combination is subject to the expiration or earlier termination of the applicable waiting period under the HSR Act. On October 26, 2020, we received notice of early termination of the waiting period under the HSR Act.

At any time before or after the expiration of the statutory waiting periods under the HSR Act, the Antitrust Division of the DOJ and the FTC may take action under the antitrust laws, including seeking to enjoin the completion of the Business Combination, to rescind the Business Combination or to conditionally permit completion of the Business Combination subject to regulatory conditions or other remedies. In addition, non-U.S. regulatory bodies and U.S. state attorneys general could take action under other applicable regulatory laws as they deem necessary or desirable in the public interest, including, without limitation, seeking to enjoin or otherwise prevent the completion of the Business Combination or permitting completion subject to regulatory conditions. Private parties may also seek to take legal action under regulatory laws under some circumstances. There can be no assurance that a challenge to the Business Combination on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful. Live Oak and Danimer are not aware of any other regulatory approvals in the United States required for the consummation of the Business Combination.

Accounting Treatment of the Business Combination

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Live Oak will be treated as the acquired company and Danimer will be treated as the acquirer for financial statement reporting purposes. Danimer has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

•        Danimer’s existing shareholders will have the greatest voting interest in the combined company under the no and maximum redemption condition scenarios with over 43% and 50% voting interest, respectively;

•        Danimer’s directors will represent six (6) of the eight (8) board seats for the combined company’s board of directors; and

•        Danimer’s senior management will be the senior management of the combined company.

The preponderance of evidence as described above is indicative that Danimer is the accounting acquirer in the Business Combination.

THE MERGER AGREEMENT

The following is a summary of the material terms of the Merger Agreement. A copy of the Merger Agreement is attached as Annex A to this proxy statement/prospectus and is incorporated by reference into this proxy statement/prospectus. The Merger Agreement has been attached to this proxy statement/prospectus to provide you with information regarding its terms. It is not intended to provide any other factual information about Live Oak, Merger Sub, Danimer, the Live Oak Representative and the Shareholder Representative. The following description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement. You should refer to the full text of the Merger Agreement for details of the Business Combination and the terms and conditions of the Merger Agreement.

The Merger Agreement contains representations and warranties that Live Oak and Merger Sub, on the one hand, and Danimer, on the other hand, have made to one another as of specific dates. These representations and warranties have been made for the benefit of the other parties to the Merger Agreement and may be intended not as statements of fact but rather as a way of allocating the risk to one of the parties if those statements prove to be incorrect. In addition, the assertions embodied in the representations and warranties are qualified by information in confidential disclosure schedules exchanged by the parties in connection with signing the Merger Agreement. While Live Oak and Danimer do not believe that these disclosure schedules contain information required to be publicly disclosed under the applicable securities laws, other than information that has already been so disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached Merger Agreement. Accordingly, you should not rely on the representations and warranties as current characterizations of factual information about Live Oak or Danimer, because they were made as of specific dates, may be intended merely as a risk allocation mechanism between Live Oak, Merger Sub and Danimer and are modified by the disclosure schedules.

General; Structure of the Business Combination

On October 3, 2020, Live Oak, Merger Sub, Danimer, the Live Oak Representative and the Shareholder Representative entered into the Merger Agreement, pursuant to which Live Oak and Danimer will consummate the Business Combination. On October 8, 2020, Live Oak, Merger Sub, the Company, the Live Oak Representative and the Shareholder Representative, entered the Amendment to the Merger Agreement. The Amendment (1)(x) eliminated the definition of “Cash Free Exercise Option and Warrant Shares” and (y) provides for revised definitions of “Closing Payment” and “Closing Per Share Merger Consideration,” in each case, to adjust, for purposes of calculating the Closing Per Share Merger Consideration: (i) the assumed value of the Company by adding the total amount of cash proceeds that would be received by the Company if all outstanding Company Options and Company Warrants were exercised in connection with the Closing and (ii) the assumed total number of Company Shares outstanding at the Closing to include Shares issuable under all Company Options and Company Warrants, (2) revised the definition of “Net Debt” to deduct amounts relating to issuances of Danimer Common Stock completed to fund capital expenditures in connection with the Company’s “Phase 2” expansion of the Kentucky Facility through the Closing Date and (3) clarifies the calculation of the Award Exchange Ratio. The terms of the Merger Agreement, as amended, which contains customary representations and warranties, covenants, closing conditions, termination provisions and other terms relating to the Merger and the other transactions contemplated thereby, are summarized below.

The Merger is to become effective by the filing of a certificate of merger with the Secretary of State of the State of Georgia and will be effective immediately upon such filing or upon such later time as may be agreed by the parties and specified in such certificate of merger (such time, the “Effective Time”). The parties will hold the Closing immediately prior to such filing of a certificate of merger, on the Closing Date to be specified by Live Oak and Danimer, following the satisfaction or, if permitted, waiver of the conditions set forth in the Merger Agreement (other than those conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions at such time), or on such other date, time or place as Live Oak and Danimer may mutually agree.

Consideration

Conversion of Securities

At the Effective Time, by virtue of the Merger and without any action on the part of Live Oak, Merger Sub, Danimer or the holders of any of Danimer’s securities:

•        each share of Danimer Common Stock issued and outstanding immediately prior to the Effective Time will be cancelled and converted into the right to receive the number of shares of Live Oak Class A Common Stock equal to the Closing Per Share Merger Consideration, together with amounts that may become payable in respect of the Adjustment Holdback Amount, the Shareholder Representative Amount and the Earn-Out Shares, in each case in accordance with the Merger Agreement;

•        all shares of Danimer Common Stock held in the treasury of Danimer will be cancelled and retired and shall cease to exist, and no payment, distribution or other consideration will be delivered or deliverable in exchange for such shares;

•        each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time will be converted into and exchanged for one validly issued, fully paid and non-assessable share of common stock, par value $0.001 per share, of the Surviving Corporation;

•        each Danimer Option that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall be assumed by Live Oak and will be converted automatically at the Effective Time into an option (an “Assumed Danimer Option”) to acquire shares of Live Oak Class A Common Stock, on the same terms and conditions as were applicable under such Danimer Option (including applicable vesting and exercise conditions) except that (a) the number of shares of Live Oak Class A Common Stock that will be subject to each such Assumed Danimer Option will be determined by multiplying the number of shares of Danimer Common Stock subject to the corresponding Danimer Option by a fraction (the “Award Exchange Ratio”), the numerator of which is Closing Per Share Merger Consideration multiplied by $10.00 and the denominator of which is the fair market value of a share of Live Oak Class A Common Stock on the Closing Date (rounded down to the nearest whole share) and (b) the exercise price per share of each such Assumed Danimer Option will equal (i) the per share exercise price of the corresponding Danimer Option divided by (ii) the Award Exchange Ratio (rounded up to the nearest whole cent); and

•        each share of Live Oak Class B Common Stock will automatically convert into shares of Live Oak Class A Common Stock on a one-for-one basis.

Earn-Out Shares

In addition to the Closing Per Share Merger Consideration, Live Oak will, upon satisfaction of the conditions set forth below, issue or cause to be issued to each Danimer shareholder its “pro rata portion” of the following contingent merger consideration amounts (collectively, the “Earn-Out Shares”) subject to the terms and conditions set forth below:

(a)     2,500,000 shares of Live Oak Class A Common Stock if the volume weighted average price of Live Oak Class A Common Stock on the NYSE or such other exchange as such shares may then be listed as reported on Bloomberg L.P. under the function “VWAP” (or, if not reported therein, in another authoritative source mutually selected by the parties) (“VWAP”) equals or exceeds fifteen dollars ($15.00) per share for any twenty (20) trading days within a 30-day trading period beginning on the six (6) month anniversary of the Closing Date and ending on the third anniversary of the Closing Date;

(ii)    2,500,000 shares of Live Oak Class A Common Stock if the VWAP of Live Oak Class A Common Stock on the NYSE or such other exchange as such shares may then be listed equals or exceeds twenty dollars ($20.00) per share for any twenty (20) trading days within a 30-day trading period beginning on the six (6) month anniversary of the Closing Date and ending on the fifth anniversary of the Closing Date; and

(iii)   1,000,000 shares of Live Oak Class A Common Stock if the VWAP of Live Oak Class A Common Stock on the NYSE or such other exchange as such shares may then be listed equals or exceeds twenty-five dollars ($25.00) per share for any twenty (20) trading days within a 30-day trading period beginning on the six (6) month anniversary of the Closing Date and ending on the fifth anniversary of the Closing Date.

The right of a Danimer shareholder to receive any portion of the Earn-Out Shares under the Merger Agreement will be non-transferable, and no Danimer shareholder may transfer, assign, pledge or convey any interest in the Earn-Out Shares, except by operation of law.

Adjustment Holdback Shares

At least three (3) Business Days prior to the Closing Date, Danimer will deliver to Live Oak the Estimated Closing Statement setting forth the Company’s good faith estimate of the Estimated Merger Consideration, including each of its components. Prior to the Closing, Live Oak will be entitled to review, comment on, and propose changes to the Estimated Closing Statement, including the calculation of the Estimated Merger Consideration set forth therein. The Company will promptly consider in good faith any changes Live Oak proposes to the Estimated Closing Statement and revise the Estimated Closing Statement if, based on its good faith assessment, such changes are warranted.

The Adjustment Holdback Shares will be withheld from Shareholders at Closing for the purpose of securing the variances between the Estimated Merger Consideration and the Final Merger Consideration as agreed upon by the Live Oak Representative and the Shareholder Representative, or as determined by their mutually selected accounting firm within the period and through the process set forth in of the Merger Agreement (the “Final Merger Consideration”).

If the Final Merger Consideration is greater than the Estimated Merger Consideration, then, within five Business Days after the date on which the Final Merger Consideration becomes final and binding, Live Oak will deposit with the Exchange Agent the amount of Live Oak Class A Common Stock required to account for such difference (the “Positive Adjustment Shares”). Thereafter, the Exchange Agent will disburse the Positive Adjustment Shares and the Adjustment Holdback Shares to the holders of Danimer Common Stock (other than Cancelled Shares and any Dissenting Shares) in accordance with the Merger Agreement.

If the Final Merger Consideration is less than the Estimated Merger Consideration, then, within five Business Days after the date on which the Final Merger Consideration becomes final and binding, the Live Oak Representative and the Shareholder Representative will jointly instruct Live Oak to deduct out of the Adjustment Holdback Shares, the number of shares of Live Oak Class A Common Stock (the “Negative Adjustment Shares”) equal to such difference. If the Negative Adjustment Shares is less than the Adjustment Holdback Shares, then the Exchange Agent will disburse such remaining portion of the Adjustment Holdback Amount to the holders of Danimer Common Stock in accordance with the Merger Agreement. If the Negative Adjustment Shares is greater than the Adjustment Holdback Shares, and on the one year anniversary of the Closing Date there remains any funds in the Shareholder Representative Amount after taking into account and accruing for all expenses and other amounts for which the Shareholder Representative Amount is permitted to be used under the Merger Agreement, the Shareholder Representative will pay any such excess amount in the Shareholder Representative Amount to Live Oak within thirty days following the one year anniversary of the Closing Date. The maximum exposure to the holders of Danimer Common Stock based on any adjustments with respect to the Final Merger Consideration and the Estimated Merger Consideration will be limited to the Adjustment Holdback Shares and the remaining funds in the Shareholder Representative Amount.

Conversion of Convertible Notes and Warrants

Prior to the Closing, Danimer’s board of directors will have adopted resolutions, and Danimer has agreed to take all other actions reasonably necessary, to permit each Danimer Warrant that remains outstanding as of immediately prior to the Closing to be exercisable in exchange for shares of Live Oak Class A Common Stock immediately after the Effective Time. After the conversion or repayment of the Danimer Convertible Notes, and the exercise of the Danimer Warrants, and the resolutions passed by Danimer’s board of directors pursuant to the Merger Agreement, the Danimer Convertible Notes and the Danimer Warrants will no longer represent the right to purchase shares of Danimer Common Stock or any other Equity Interests of Danimer, Merger Sub, the Surviving Corporation or any other Person or the right to receive any other consideration other than as provided in the Merger Agreement.

Closing

The Closing will occur within two Business Days following the satisfaction or if permitted waiver of all of the closing conditions or at such other time as Live Oak and Danimer may agree.

Representations, Warranties and Covenants

The Merger Agreement contains customary representations, warranties and covenants of Danimer, Live Oak and Merger Sub relating to, among other things, their ability to enter into the Merger Agreement and their respective outstanding capitalization. These representations and warranties are subject to materiality, knowledge and other similar qualifications in many respects and expire at the Effective Time. These representations and warranties have been made solely for the benefit of the other parties to the Merger Agreement.

The Merger Agreement contains representations and warranties made by Danimer to Live Oak and Merger Sub relating to a number of matters, including the following:

•        organization and authorization of Danimer and its subsidiaries;

•        capitalization of Danimer;

•        governmental consents; no conflicts;

•        financial statements; no undisclosed liabilities; indebtedness;

•        absence of certain changes;

•        assets;

•        real property;

•        intellectual property;

•        information technology; data privacy and security;

•        material contracts;

•        permits;

•        benefit plans;

•        employee and labor matters;

•        environmental matters;

•        taxes;

•        proceedings and orders;

•        compliance with laws;

•        compliance with regulatory requirements and product certifications;

•        accounts receivables;

•        inventory;

•        material customers and material suppliers;

•        related party transactions;

•        bank accounts;

•        insurance policies;

•        required shareholder approval;

•        takeover laws;

•        exchange act; and

•        brokers.

The Merger Agreement contains representations and warranties made by Live Oak and Merger Sub to Danimer relating to a number of matters, including the following:

•        organization and authorization;

•        governmental consents; no conflicts;

•        proceedings;

•        compliance with laws;

•        issuance of shares;

•        Live Oak trust fund;

•        capitalization of Live Oak;

•        Merger Sub;

•        SEC filings;

•        internal controls;

•        listing;

•        absence of certain changes or events;

•        no undisclosed liabilities;

•        employees;

•        tax matters; and

•        brokers.

Conduct of Business Pending the Merger

Danimer has agreed that, prior to the Closing Date or termination of the Merger Agreement, it will conduct its business, and cause its subsidiaries to conduct their respective businesses, in the ordinary course of business consistent with past practice. Danimer will also cause its subsidiaries to keep and maintain its assets in good and satisfactory operating condition and repair, normal wear and tear excepted, and use its reasonable best efforts consistent with good business practice to maintain the business organization of Danimer and its subsidiaries intact and to preserve the goodwill of the suppliers, contractors, licensors, employees, customers, distributors, and others having business relations with Danimer and its subsidiaries.

In addition to the general covenants above, Danimer has agreed that prior to the Effective Time, subject to specified exceptions, it will not, and will cause its subsidiaries not to, without the written consent of Live Oak:

•        amend its certificate or articles of incorporation, certificate of formation, bylaws, limited liability company agreement or other organizational documents;

•        (i) issue or sell any of its Equity Interests (other than in connection with the exercise of outstanding Danimer Options), (ii) grant any options, warrants, calls, or other rights to purchase or otherwise acquire any of its Equity Interests or (iii) split, combine, reclassify, cancel, redeem, or repurchase any of its Equity Interests; provided that the grant of Danimer Options in the ordinary course of business consistent with past practice to employees (other than Danimer’s executive officers) shall not require Live Oak’s consent, authorization or approval; provided, further that copies of all such grants will be delivered to Live Oak within two Business Days following execution thereof, provided, further, that Danimer may issue additional Equity Interests with an aggregate value of up to $978,449.71 in the form of shares underlying a convertible note and shares to Hargrove & Associates, Inc.;

•        sell, lease, transfer, or otherwise dispose of, or incur certain lien, mortgage, pledge, security interest, imperfection of title, encroachment, lease, license, easement, right-of-way, covenant, condition, restriction, adverse claim, or other encumbrance, on, any of its properties or assets, except for the sale, transfer, or disposition of finished goods inventory in the ordinary course of business;

•        make any capital expenditures in an aggregate amount of more than ten million dollars ($10,000,000);

•        create, incur, guarantee, or assume any Indebtedness in an aggregate amount of more than eighteen million dollars ($18,000,000);

•        enter into any transaction between Danimer or any of its Subsidiaries, on the one hand, and any officer, director or certain shareholder or any Affiliate of such shareholder (excluding Danimer or its subsidiaries), on the other hand, that (i) is not on an arm’s-length basis or (ii) would be binding on Danimer after the Closing;

•        make any loans, advances, or capital contributions to, or investments in, any other Person (including any Affiliate);

•        acquire any business, Equity Interests, or assets of any other Person (whether by merger, sale of Equity Interests, sale of assets, or otherwise);

•        create any new Subsidiary;

•        make any material change in Danimer’s business or operations, except such changes as may be required to comply with any applicable Law;

•        grant any increase in the base salary or wages, bonus opportunity, or other compensation or benefits payable to any individuals employed by Danimer or any of its Subsidiaries, in each case except (i) base salary or hourly wage increases in the ordinary course of business and in a manner consistent with past practice, (ii) as required by Law, or (iii) as required by the terms of any existing Contract, Danimer Benefit Plan, or collective bargaining agreement;

•        except as set forth in the Merger Agreement, make any amendment to, establish, enter into, or terminate any Danimer Benefit Plan or any employment agreement or other Contract with any individuals employed by Danimer or any of its Subsidiaries, other than as required by applicable Law, the other provisions of the Merger Agreement, or by the terms of any existing Contract, Danimer Benefit Plan, or collective bargaining agreement;

•        (i) amend or modify in any material respect any Material Contract (as defined in Section 4.10 of the Merger Agreement), Real Property Lease (as defined in Section 4.7(b) of the Merger Agreement), Outbound IP License (as defined in Section 4.9(b) of the Merger Agreement), or Inbound IP License (as defined in Section 4.9(c) of the Merger Agreement), (ii) terminate, not renew, or extend any Material Contract, Real Property Lease, Outbound IP License, or Inbound IP License, or (iii) enter into a Contract that, if entered into prior to the date hereof, would have been a Material Contract, Real Property Lease, Outbound IP License, or Inbound IP License;

•        make any change in any accounting principle, policy, or procedure used by it (other than regarding Taxes), other than changes required by GAAP or applicable Law;

•        change, revoke or make any material Tax election, file any amended Tax Return or claim for refund, adopt or change any method of tax accounting or accounting period, settle, compromise, or file any appeal with respect to any tax liability or refund; consent, authorize, or approve to or file any appeal with respect to any claim or assessment relating to taxes, or consent, authorize, or approve to any extension or waiver of the limitation period applicable to any tax claim or assessment (other than any request in the ordinary course of business to extend the initial due date for any tax return not yet filed);

•        accelerate or delay collection of any notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business consistent with past practice;

•        delay or accelerate payment of any account payable or other Liability beyond or in advance of its due date or the date when such Liability would have been paid in the ordinary course of business consistent with past practice;

•        offer any rebates, discounts, commissions, incentives, or inducements for the purchase of products or services that are materially different from those rebates, discounts, commissions, incentives or inducements offered by it in the ordinary course of business consistent with prior practice, or engage in any form of “channel stuffing” or other activity that could reasonably be expected to result in a reduction, temporary or otherwise, in the demand for its products and services following the Closing;

•        make any material change in its general pricing practices or policies or any change in its credit or allowance practices or policies other than in the ordinary course of business consistent with past practice;

•        enter into any Contract for the lease or purchase of real property, other than contemplated amendments to Danimer’s Amended and Restated Master Lease Agreement, dated as of May 2020 with STORE Capital Acquisitions, LLC in connection with the “Phase 2” expansion of the Kentucky Facility;

•        declare, set aside, or pay any dividend or any other distribution with respect to its Equity Interests;

•        (i) settle or commence any material action, suit, arbitration, proceeding, audit, hearing, examination, investigation, or litigation (whether civil, criminal, administrative, investigative, or informal) by or before any Governmental Authority or (ii) cancel any other debts owed to or claims held by it other than, in the case of this sub-clause (ii), in the ordinary course of business consistent with past practice;

•        intentionally waive, abandon, or otherwise dispose of any rights in or to any material item of the Intellectual Property of Danimer and its Subsidiaries;

•        adopt a complete or partial plan of liquidation, dissolution, restructuring, recapitalization, bankruptcy, suspension of payments, or other reorganization; or

•        agree to do, approve, or authorize any of the foregoing; provided, however, that Danimer will not require Live Oak’s consent, authorization or approval to (i) issue or sell any Danimer Common Stock to investors at a price of at least $63.00 per share for general working capital purposes; provided that (x) any sales made pursuant thereto will not exceed (A) $10,000,000.00 in the aggregate or (B) if the Closing has not occurred on or prior to December 31, 2020, Danimer may raise up to $42,300,000 in the aggregate through either issuance of Danimer Common Stock to investors at a price of at least $63.00 per share, incurrence of Indebtedness or a combination of both,, and (y) Danimer will update and deliver an updated capitalization table of Danimer setting forth the number of issued and outstanding Danimer Common Stock to Live Oak within two (2) Business Days of each issuance or sale of any of Danimer Common Stock, or (ii) perform its obligations under that certain settlement agreement entered into by Danimer prior to the date of the Merger Agreement.

Additional Agreements

Proxy Statement; Registration Statement

As promptly as practicable after the execution of the Merger Agreement and receipt of the PCAOB Audited Financials, Live Oak and Danimer agreed to prepare and file with the SEC this proxy statement/prospectus to be sent to the stockholders of Live Oak relating to the special meeting of Live Oak’s stockholders to be held to consider approval and adoption of the Live Oak Proposals.

Live Oak Stockholders’ Meetings; Merger Sub Stockholder’s Approval; Danimer’s Shareholders’ Written Consent

Live Oak has agreed to call and hold the special meeting as promptly as practicable after the date on which this Registration Statement becomes effective (but in any event no later than 30 days after the date on which this proxy statement/prospectus is mailed to the stockholders of Live Oak). Live Oak has agreed, through the Live Oak board of directors, to recommend to its stockholders that they approve the Live Oak Proposals contained in this proxy statement/prospectus and shall include the recommendation of the Live Oak board of directors in this proxy statement/prospectus.

Danimer has agreed to solicit the Written Consent as soon as practicable after the Registration Statement of which this proxy statement/prospectus forms a part becomes effective (and in any event within 10 Business Days after the Registration Statement of which this proxy statement/prospectus forms a part becomes effective).

Exclusivity

Under the terms of the Merger Agreement, from the date of the Merger Agreement until the Effective Time, Danimer has agreed on behalf of itself and its Subsidiaries not to (i) solicit, initiate, induce, facilitate or encourage the making, submission of any inquiries, proposal or offer from any other Person relating to a potential business combination with or acquisition of Danimer or the Business (whether by way of merger, purchase of Equity Interests, purchase of assets, or otherwise) or any portion of the Equity Interests or assets of Danimer or any of its Subsidiaries (a “Competing Transaction”), (ii) participate in or continue any activities, discussions, or negotiations regarding a Competing Transaction, (iii) provide information regarding Danimer, its Subsidiaries or the Business to, or enter into or agree to enter into any Contract with, any Person, other than Live Oak and its representatives, in connection with a possible Competing Transaction with such Person or (iv) fail to provide a copy of the resolutions of Danimer’s board of directors recommending adoption of the Merger Agreement by the holders of Danimer Common Stock for inclusion by Live Oak in this proxy statement/prospectus. Danimer and its Subsidiaries have also agreed to cause their representatives to, immediately cease any existing activities, discussions, and negotiations with any other Person with respect to any of the foregoing. Danimer has agreed to immediately advise Live Oak orally and in writing of the receipt by Danimer or any of its representatives of any oral or written communication, proposal, offer, or inquiry from any other Person regarding a Competing Transaction, including the identity of the Person making the same and the material terms and conditions of any proposal or offer.

Danimer and its Subsidiaries have also agreed to not, directly or indirectly, and cause their representatives not, to, (i) withdraw or modify in any manner adverse to Live Oak or Merger Sub, the consummation of the Business Combination, propose to withdraw or modify in any manner adverse to Live Oak or Merger Sub, the resolutions of Danimer’s board of directors recommending adoption of the Merger Agreement by the holders of Danimer Common Stock or (ii) recommend, declare advisable, or propose publicly to recommend or declare advisable any Competing Transaction.

Live Oak has agreed to not, directly or indirectly, (i) solicit, initiate, induce, facilitate or encourage the making, submission of any inquiries, proposal or offer from any other Person relating to a potential business combination with Live Oak or acquisition by Live Oak of another company or business (whether by way of merger, purchase of Equity Interests, purchase of assets, or otherwise) or any portion of the Equity Interests or assets of another company or business (a “Competing Live Oak Transaction”), (ii) participate in or continue any activities, discussions, or negotiations regarding a Competing Live Oak Transaction or (iii) provide information regarding Live Oak or its business, or enter into or agree to enter into any Contract with, any Person, other than Danimer and its representatives, in connection with a possible Competing Live Oak Transaction with such Person. Live Oak has also agreed to cause its representatives to, immediately cease any existing activities, discussions, and negotiations with any other Person with respect to any of the foregoing. Live Oak undertakes to immediately advise Danimer orally and in writing of the receipt by Live Oak or any of its representatives of any oral or written communication, proposal, offer, or inquiry from any other Person regarding a Competing Live Oak Transaction, including the identity of the Person making the same and the material terms and conditions of any proposal or offer.

Live Oak has also agreed to not, directly or indirectly, and cause its representatives not, to (i) withdraw or modify in any manner adverse to Danimer, the consummation of the Business Combination, propose to withdraw or modify in any manner adverse to Danimer, the approval of the Merger Agreement by the Live Oak board of directors and the transactions contemplated in the Merger Agreement or the recommendation of the Live Oak board of directors to the Live Oak stockholders to approve the Merger Agreement and the transactions contemplated thereby or (ii) recommend, declare advisable, or propose publicly to recommend or declare advisable any Competing Live Oak Transaction.

Stock Exchange Listing

Live Oak will cause the shares of Live Oak Class A Common Stock to be issued in connection with the Business Combination to be approved for listing on NYSE at Closing.

Other Covenants and Agreements

The Merger Agreement contains other covenants and agreements, including covenants related to:

•        Danimer and Live Oak providing access to the offices, facilities, books and records and furnishing relevant information to the other party, subject to certain limitations and confidentiality provisions;

•        Consents and approvals;

•        Notification of certain matters;

•        Termination of certain related party and other contracts;

•        Director and officer insurance;

•        Resignations;

•        Confidentiality;

•        Transfer of assets;

•        Parachute payment waivers;

•        Section 280G stockholder approval;

•        PCAOB Audited Financials;

•        Directors and officers;

•        Claims against Trust Account;

•        Other disclosures;

•        Road shows;

•        Publicity;

•        Conduct of Live Oak’s business pending closing; and

•        Section 16 matters.

Conditions to Closing

Mutual

The obligations of Danimer, Live Oak and Merger Sub to consummate the Business Combination, including the Merger, are subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

(a)     All required filings under the HSR Act shall have been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the Business Combination under the HSR Act shall have expired or been terminated (we received notice of early termination of the waiting period under the HSR Act on October 26, 2020), and any pre-Closing approvals or clearances reasonably required thereunder shall have been obtained;

(b)    No governmental authority shall have entered or issued any order, judgment, decree, injunction, stipulation, settlement or consent order preventing, enjoining or making the Business Combination illegal or otherwise prohibiting consummation of the Business Combination;

(c)     The Written Consent shall have been delivered by Danimer to Live Oak;

(d)    The Live Oak Proposals (as defined elsewhere in this proxy statement/prospectus) shall have been approved and adopted by the requisite affirmative vote of the Live Oak stockholders in accordance with this proxy statement/prospectus and the applicable Law;

(e)     The Registration Statement shall have been declared effective under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement shall have been initiated or be threatened by the SEC;

(f)     The shares of Live Oak Class A Common Stock to be issued to the shareholders of Danimer (including Earn-Out Shares) shall be listed on NYSE as of the Closing Date;

(g)    All Danimer Options have been converted into Assumed Danimer Options in accordance with the terms of the Merger Agreement; and

(h)    All outstanding warrants and all other convertible securities of Danimer (other than the Danimer Options) have been converted into equity of Danimer, repaid, cancelled (in case of out-of-the-money securities) or otherwise converted at or prior to the Closing, and any rights to acquire equity of Danimer will be extinguished as of the Closing.

Live Oak and Merger Sub

The obligations of Live Oak and Merger Sub to consummate the Business Combination are subject to the satisfaction or waiver at or prior to the Closing of the following additional conditions:

(a)     Each of Danimer’s representations and warranties set forth in the Merger Agreement’s Section 4.1 (Organization and Authorization of the Company and its Subsidiaries), Section 4.2 (Capitalization of the Company; Subsidiaries), Section 4.3(b) (No Conflicts) and Section 4.25 (Required Shareholder Approval), Section 4.28 (Brokers) shall have been true and correct as of the date of the Merger Agreement and shall be true as of the Closing Date as though made on the Closing Date (except to the extent any such representation speaks as of the date of the Merger Agreement or any other specific date, in which case such representation shall have been true and correct as of such date). Each of the other representations and warranties of the Company set forth in Article IV of the Merger Agreement shall have been true and correct in all respects, in the case of any representation or warranty qualified by materiality or Material Adverse Effect, or in all material respects, in the case of any representation or warranty not qualified by materiality or Material Adverse Effect, in each case as of the date of the Merger Agreement and as of the Closing Date as though made on the Closing Date (except to the extent any such representation or warranty speaks as of the date of the Merger Agreement or any other specific date, in which case such representation or warranty shall have been true and correct in all respects or all material respects, as the case may be, as of such date).

(b)    Danimer has performed or complied with in all material respects all covenants and agreements required to be performed or complied with by Danimer under the Merger Agreement on or prior to the Closing Date.

(c)     No action, suit, arbitration, proceeding, audit, hearing, examination, investigation, or litigation (whether civil, criminal, administrative, investigative, or informal) shall be pending by or before any governmental authority seeking to, or wherein an unfavorable order would, (i) prevent the consummation of any of the transactions contemplated by the Merger Agreement or the related agreements specified in the Merger Agreement, (ii) make illegal any of the transactions contemplated by the Merger Agreement or the related agreements specified in the Merger Agreement, (iii) cause any of the transactions contemplated by the Merger Agreement or the related agreements to be rescinded following the Closing, or (iv) impose any conditions, restrictions, undertakings, or limitations that, individually or in the aggregate, would impair, or could reasonably be expected to impair, the ability of Live Oak to consummate any of the transactions contemplated by the Merger Agreement or the related agreements specified in the Merger Agreement.

(d)    Since the date of the Merger Agreement, there has been no Material Adverse Effect.

(e)     Live Oak has received the written consents specified in the Merger Agreement in form and substance reasonably satisfactory to Live Oak.

(f)     Live Oak has received from Danimer each delivery required pursuant to the Merger Agreement.

(g)    Each of the key employment agreements between Danimer and certain of its key executives are effective and in full force and effect; and, each of the key executives remains employed by Danimer and none of the key executives has expressed an intention to terminate his or her employment with Danimer or withdraw or rescind his or her key employment agreement (except in each case due to disability or death).

(h)    No specified shareholder has sought, or threatened, to withdraw or rescind his or her non-competition agreement.

(i)     All parties to the Lock-Up Agreement (other than Live Oak) have delivered, or cause to be delivered, to Live Oak, copies of the Lock-Up Agreement, duly executed by such parties.

Danimer

The obligations of Danimer to consummate the Business Combination are subject to the satisfaction or waiver at or prior to Closing of the following additional conditions:

(a)     Each of Live Oak’s and Merger Sub’s representations and warranties set forth in the Merger Agreement’s Section 5.1 (Organization and Authorization), and Section 5.16 (Brokers) have been true and correct in all respects as of the date of the Merger Agreement and as of the Closing Date as though made on the Closing Date (except to the extent any such representation speaks as of the date of the Merger Agreement or any other specific date, in which case such representation shall have been true and correct as of such date). Each of the other representations and warranties of Live Oak and Merger Sub set forth in Article V of the Merger Agreement shall have been true and correct in all respects, in the case of any representation or warranty qualified by materiality, or in all material respects, in the case of any representation or warranty not qualified by materiality, in each case as of the date of the Merger Agreement and as of the Closing Date as though made on the Closing Date (except to the extent any such representation or warranty speaks as of the date of the Merger Agreement or any other specific date, in which case such representation or warranty shall have been true and correct in all respects or all material respects, as the case may be, as of such date).

(b)    Live Oak and Merger Sub have performed or complied with in all material respects all covenants and agreements required to be performed or complied with by Live Oak and Merger Sub under the Merger Agreement on or prior to the Closing Date.

(c)     Danimer have received from Live Oak and Merger Sub each delivery required pursuant to the Merger Agreement.

(d)    Live Oak have raised at least Two Hundred Million Dollars ($200,000,000) in cash in an equity financing to be consummated in connection with the Closing (the “PIPE”). Live Oak’s cash and cash equivalents from all sources at the Closing, after giving effect to redemptions made by certain Live Oak Stockholders, when added together with the amount of all net proceeds from the PIPE, along with any additional private financing or backstop arrangements concurrent with the Closing that may be pursued by Live Oak at its sole discretion, are at least Three Hundred Million Dollars ($300,000,000).

Termination

The Merger Agreement may be terminated and the Business Combination may be abandoned at any time prior to the Closing, as follows:

•        by the mutual written consent of Live Oak and Danimer;

•        by Live Oak or Danimer, if the Closing will not have occurred prior to the Outside Date; provided, however, that the Merger Agreement may not be terminated by any party that is in breach of or failure to perform any of its representations, warranties, covenants or agreements contained in the Merger Agreement and such breach or failure has been the cause of or has resulted in the failure of the Closing to occur on or prior to the Outside Date;

•        by Live Oak if (i) there is an occurrence of a breach of any representation, warranty, covenant or agreement on the part of Danimer set forth in the Merger Agreement, or if any representation or warranty of Danimer has become untrue, in either case such that the conditions described in subsections (a) and (b) under the heading “The Merger Agreement — Conditions to Closing; Live Oak and Merger Sub” would not be satisfied (a “Terminating Company Breach”); provided that Live Oak has not waived such Terminating Company Breach and Live Oak and Merger Sub are not then in material breach of their representations, warranties, covenants or agreements in the Merger Agreement; provided further that, if such Terminating Company Breach is curable by Danimer, Live Oak may not terminate the Merger Agreement under this provision for so long as Danimer continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within ten days after notice of such breach and Live Oak’s intention to terminate the Merger Agreement is provided by Live Oak to Danimer; or (ii) Danimer has not delivered to Live Oak a certified copy of the Written Consent by 5:00 p.m. (Central Time) on the tenth (10th) Business Day immediately following the date of the effectiveness of the registration statement of which this proxy statement/prospectus forms a part; and

•        by Danimer if (i) there is an occurrence of a breach of any representation, warranty, covenant or agreement on the part of Live Oak and Merger Sub set forth in the Merger Agreement, or if any representation or warranty of Live Oak and Merger Sub will have become untrue, in either case such that the conditions described in subsections (a) and (b) under the heading “The Merger Agreement — Conditions to Closing; The Company” would not be satisfied (a “Terminating Live Oak Breach”); provided that Danimer has not waived such Terminating Live Oak Breach and Danimer is not then in material breach of its representations, warranties, covenants or agreements in the Merger Agreement; provided, however, that, if such Terminating Live Oak Breach is curable by Live Oak and Merger Sub, Danimer may not terminate the Merger Agreement under this section for so long as Live Oak and Merger Sub continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured within ten days after notice of such breach and Danimer’s intention to terminate the Merger Agreement is provided by Danimer to Live Oak; or (ii) Live Oak fails to receive the requisite vote to approve each of the Live Oak Proposals by the Outside Date.

Effect of Termination

If the Merger Agreement is terminated, the Merger Agreement will immediately become void and have no further force or effect, with no liability under the Merger Agreement on the part of any party to any other party except as set forth in the Merger Agreement, and no such termination will relieve any party from liability for any fraud, intentional misrepresentation, or intentional or willful breach of the Merger Agreement by such party prior to such termination.

Recommendation of the Board

LIVE OAK BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS
VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

CERTAIN AGREEMENTS RELATED TO THE BUSINESS COMBINATION

This section describes the material provisions of certain additional agreements entered into or to be entered into pursuant to or in connection with the transactions contemplated by the Merger Agreement, which are referred to as the “Related Agreements,” but does not purport to describe all of the terms thereof. The descriptions below are qualified by reference to the actual text of these agreements. You are encouraged to read the Related Agreements in their entirety.

Support Agreements

Contemporaneously with the execution of the Merger Agreement, on October 3, 2020, the Key Danimer Shareholders entered into the Support Agreements pursuant to which such Key Danimer Shareholders agreed to vote all of their shares of Danimer Common Stock in favor of the approval and adoption of the Proposed Transactions. Additionally, such Key Danimer Shareholders have agreed not to (a) transfer any of their shares of Danimer Common Stock (or enter into any arrangement with respect thereto) or (b) enter into any voting arrangement that is inconsistent with the Support Agreements. Collectively, as of October 3, 2020, the Key Danimer Shareholders held a majority of the outstanding shares of capital stock of Danimer.

Lock-Up Agreement

In connection with the Proposed Transactions, Live Oak and the Shareholder Parties will enter into a Lock-Up Agreement at Closing. The Lock-Up Agreement provides for the securities of Live Oak held by the Shareholder Parties to be locked-up for a period of time following the Effective Time, as described below, subject to certain exceptions. The securities held by the Shareholder Parties will be locked-up until the earlier of (i) one year after the Effective Time or (ii) subsequent to the Effective Time, (x) if the reported closing price of the Live Oak Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any 30-trading day period commencing at least one hundred fifty (150) days after the Effective Time, or (y) the Lock Up Period.

Subscription Agreements

In connection with the execution of the Merger Agreement, effective as of October 3, 2020, Live Oak entered into separate subscription agreements (each, a “Subscription Agreement”) with a number of Subscribers, pursuant to which the Subscribers agreed to purchase, and Live Oak agreed to sell to the Subscribers, the PIPE Shares, for a purchase price of $10.00 per share and an aggregate purchase price of $210,000,000. Live Oak agreed to give certain registration rights to the Subscribers with respect to the PIPE Shares pursuant to the Subscription Agreements.

The closing of the sale of the PIPE Shares pursuant to the Subscription Agreement is contingent upon, among other customary closing conditions, the substantially concurrent consummation of the Proposed Transactions. The purpose of the PIPE is to raise additional capital for use by the combined company following the Closing.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS OF THE REDEMPTION AND THE BUSINESS COMBINATION

The following is a discussion of the material U.S. federal income tax considerations of (i) the election by the holders of Live Oak Class A Common Stock to have their Live Oak Class A Common Stock redeemed for cash if the Business Combination is completed and (ii) the Business Combination to the holders of Danimer Common Stock. This discussion applies only to shares of Live Oak Class A Common Stock or Danimer Common Stock, as the case may be, held as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment), and in the case of the Danimer Common Stock, only to Danimer Common Stock exchanged for Live Oak Class A Common Stock pursuant to the Business Combination. Further, with respect to the redemption of Live Oak Class A Common Stock, the discussion is applicable only to holders who purchased Live Oak Class A Common Stock in the IPO. The following does not purport to be a complete analysis of all potential tax effects stemming from Redemption or the Business Combination and does not address any U.S. federal income tax consequences related to the Earn-Out Shares. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the Code, Treasury regulations promulgated thereunder, judicial decisions and published rulings and administrative pronouncements of the Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect holders to which this section applies and could affect the accuracy of the statements herein. Live Oak has not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance that the IRS or a court will not take a contrary position to that regarding tax consequences discussed below. Neither Live Oak nor Danimer obtained a tax opinion regarding the U.S. federal income tax consequences of the Redemption or the Business Combination.

This discussion does not address all U.S. federal income tax consequences that may be relevant to your particular circumstances, including the impact of the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to holders subject to special rules, including, without limitation:

•        U.S. expatriates and former citizens or long-term residents of the United States;

•        persons subject to the alternative minimum tax;

•        persons holding Live Oak Class A Common Stock or Danimer Common Stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated transaction;

•        banks, insurance companies and other financial institutions;

•        brokers, dealers or traders in securities;

•        “controlled foreign corporations,” “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

•        partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes or other flow-through entities (and investors therein);

•        tax-exempt organizations or governmental organizations;

•        persons subject to special tax accounting rules as a result of any item of gross income with respect to Live Oak Class A Common Stock or Danimer Common Stock being taken into account in an applicable financial statement;

•        U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•        regulated investment companies or real estate investment trusts;

•        tax-qualified retirement plans;

•        holders who acquired (or will acquire) their shares of Live Oak Class A Common Stock or Danimer Common Stock, as the case may be, through the exercise of employee stock options or otherwise as compensation; and

•        “qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds.

If you are a partnership (or other pass-through entity) for U.S. federal income tax purposes, the tax treatment of your partners (or other owners) will generally depend on the status of the partners, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships (or other pass-through entities) and the partners (or other owners) in such partnerships (or such other pass-through entities) should consult their own tax advisors regarding the U.S. federal income tax consequences to them relating to the matters discussed below.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of shares of Live Oak Class A Common Stock or Danimer Common Stock, as the case may be, who or that is, for U.S. federal income tax purposes:

•        an individual who is a citizen or resident of the United States,

•        a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States, any state thereof or the District of Columbia,

•        an estate, the income of which is subject to U.S. federal income tax regardless of its source, or

•        an entity treated as a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Also, for purposes of this discussion, a “Non-U.S. holder” is any beneficial owner of Live Oak Class A Common Stock or Danimer Common Stock, as the case may be, who or that is neither a U.S. holder nor an entity classified as a partnership for U.S. federal income tax purposes.

THIS DISCUSSION IS FOR GENERAL INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

U.S. Federal Income Tax Considerations of the Redemption to the Holders of Live Oak Class A Common Stock

Holders of Live Oak Class A Common Stock who do not exercise their redemption rights will not be selling, exchanging, or otherwise transferring their Live Oak Class A Common Stock as described in this section.

U.S. Holders

Redemption of Live Oak Class A Common Stock.    In the event that a U.S. holder’s Live Oak Class A Common Stock is redeemed pursuant to the redemption provisions described in the section entitled “The Special Meeting of Live Oak Stockholders — Redemption Rights,” the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale of the Live Oak Class A Common Stock under Section 302 of the Code. If the redemption qualifies as a sale of the Live Oak Class A Common Stock, the U.S. holder will be treated as described under “— U.S. Holders — Gain or Loss on Redemption Treated as a Sale of Live Oak Class A Common Stock” below. If the redemption does not qualify as a sale of the Live Oak Class A Common Stock, the U.S. holder will be treated as receiving a corporate distribution with the tax consequences described below under “— U.S. Holders — Taxation of Redemption Treated as a Distribution.”

Whether a redemption qualifies for sale treatment will depend largely on whether the U.S. holder owns any of Live Oak’s stock following the redemption (including any stock treated as constructively owned by the U.S. holder as a result of owning warrants or by attribution from certain related individuals and entities), and if so, the total number of shares of Live Oak’s stock held by the U.S. holder both before and after the redemption (including any stock constructively treated as owned by the U.S. holder as a result of owning warrants or by attribution from certain related individuals and entities) relative to all of Live Oak’s shares outstanding both before and after the redemption. The redemption of Live Oak Class A Common Stock generally will be treated as a sale of the Live Oak Class A Common Stock (rather than as a corporate distribution) if the redemption (i) is “substantially disproportionate” with respect to the U.S. holder, (ii) results in a “complete termination” of the U.S. holder’s interest in us or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. holder. These tests are explained more fully below.

In determining whether any of the foregoing tests are satisfied, a U.S. holder takes into account not only stock actually owned by the U.S. holder, but also shares of our stock that are constructively owned by it. A U.S. holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. holder has an interest or that have an interest in such U.S. holder, as well as any stock that the U.S. holder has a right to acquire by exercise of an option, which would generally include Live Oak Class A Common Stock that could be acquired pursuant to the exercise of the Public Warrants. Moreover, any Live Oak stock that a U.S. holder directly or constructively acquires pursuant to the Business Combination generally should be included in determining the U.S. federal income tax treatment of the redemption.

In order to meet the substantially disproportionate test, the percentage of Live Oak’s outstanding voting stock actually and constructively owned by the U.S. holder immediately following the redemption of Live Oak Class A Common Stock must, among other requirements, be less than 80% of the percentage of Live Oak’s outstanding stock actually and constructively owned by such U.S. holder immediately before the redemption (taking into account both redemptions by other holders of Live Oak Class A Common Stock and the shares of Live Oak Class A Common Stock to be issued pursuant to the Business Combination). There will be a complete termination of a U.S. holder’s interest if either (i) all of the shares of our capital stock actually and constructively owned by the U.S. holder are redeemed or (ii) all of the shares of our capital stock actually owned by the U.S. holder are redeemed, the U.S. holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. holder does not constructively own any other stock. The redemption of Live Oak Class A Common Stock will not be essentially equivalent to a dividend if a U.S. holder’s redemption results in a “meaningful reduction” of the U.S. holder’s proportionate interest in Live Oak. Whether the redemption will result in a meaningful reduction in a U.S. holder’s proportionate interest in Live Oak will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. holder should consult with its own tax advisors as to the tax consequences of a redemption.

If none of the foregoing tests is satisfied, then the redemption will be treated as a corporate distribution, and the tax effects will be as described under “— U.S. Holders — Taxation of Redemption Treated as a Distribution” below. After the application of those rules, any remaining tax basis of the U.S. holder in the redeemed Live Oak Class A Common Stock will be added to the U.S. holder’s adjusted tax basis in its remaining stock, or, if it has none, to the U.S. holder’s adjusted tax basis in its warrants or possibly in other stock constructively owned by it.

Gain or Loss on Redemption Treated as a Sale of Live Oak Class A Common Stock.    If the redemption qualifies as a sale of Live Oak Class A Common Stock, a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized in the redemption and the U.S. holder’s adjusted tax basis in its disposed of Live Oak Class A Common Stock. The amount realized is the sum of the amount of cash and the fair market value of any property received and a U.S. holder’s adjusted tax basis in its Live Oak Class A Common Stock generally will equal the U.S. holder’s acquisition cost less any prior distributions paid to such U.S. holder that were treated as a return of capital for U.S. federal income tax purposes.

Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the Live Oak Class A Common Stock so disposed of exceeds one year. It is unclear, however, whether the redemption rights with respect to the Live Oak Class A Common Stock may suspend the running of the applicable holding period for this purpose. Long-term capital gains recognized by non-corporate U.S. holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Taxation of Redemption Treated as a Distribution.    If the redemption does not qualify as a sale of Live Oak Class A Common Stock, a U.S. holder will generally be treated as receiving a distribution. Such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles (sometimes referred to below as constructive dividends).

Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in Live Oak Class A Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Live Oak Class A Common Stock as described under “— U.S. Holders — Gain or Loss on Redemption Treated as a Sale of Live Oak Class A Common Stock” above.

Dividends (including constructive dividends paid pursuant to a redemption of Live Oak Class A Common Stock) Live Oak pays to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. Provided that certain holding period requirements are met, dividends Live Oak pays to a non-corporate U.S. holder generally will constitute “qualified dividends” that will be subject to tax at the relevant tax rate accorded to long-term capital gains. It is unclear whether the redemption rights with respect to the Live Oak Class A Common Stock described in this proxy statement/prospectus may prevent a U.S. holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be.

Information Reporting and Backup Withholding.    In general, information reporting requirements will generally apply to dividends (including constructive dividends paid pursuant to a redemption of Live Oak Class A Common Stock) paid to a U.S. holder and to the proceeds of the sale or other disposition of shares of Live Oak Class A Common Stock, unless the U.S. holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. holder’s federal income tax liability provided that the required information is timely furnished to the IRS.

Non-U.S. Holders

Redemption of Live Oak Class A Common Stock.    The characterization for U.S. federal income tax purposes of the redemption of a Non-U.S. holder’s Live Oak Class A Common Stock pursuant to the redemption provisions described in the section entitled “The Special Meeting of Live Oak Stockholders — Redemption Rights” generally will correspond to the U.S. federal income tax characterization of such a redemption of a U.S. holder’s Live Oak Class A Common Stock, as described under “U.S. Holders — Redemption of Live Oak Class A Common Stock” above, and the consequences of the redemption to the Non-U.S. holder will be as described below under “Non-U.S. Holders — Gain on Redemption Treated as a Sale of Live Oak Class A Common Stock” and “Non-U.S. Holders — Taxation of Redemption Treated as a Distribution,” as applicable.

Gain on Redemption Treated as a Sale of Live Oak Class A Common Stock.    A Non-U.S. holder will not be subject to U.S. federal income tax on any gain realized on a redemption treated as a sale of Live Oak Class A Common Stock unless:

•        the gain is effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. holder maintains a permanent establishment in the United States to which such gain is attributable);

•        the Non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the redemption and certain other requirements are met; or

•        we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. holder held Live Oak Class A Common Stock.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. holder (even though the individual is not considered a resident of the United States) provided that the Non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

If the third bullet point above applies to a Non-U.S. holder, gain recognized by such holder on the sale, exchange or other disposition of shares of Live Oak Class A Common Stock will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of Live Oak Class A Common Stock (Live Oak would be treated as a buyer with respect to a redemption of Live Oak Class A Common Stock) may be required to withhold U.S. federal income tax at a rate of 15% of the amount realized upon such disposition. Live Oak believes that it is not, and has not been at any time since our formation, a United States real property holding corporation.

Taxation of Redemption Treated as a Distribution.    If the redemption does not qualify as a sale of Live Oak Class A Common Stock, a Non-U.S. holder will generally be treated as receiving a distribution. Such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from Live Oak’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of Live Oak’s current and accumulated earnings and profits, will constitute a return of capital that will be applied against and reduce (but not below zero) the Non-U.S. holder’s adjusted tax basis in Live Oak Class A Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Live Oak Class A Common Stock and will be treated as described under “Non-U.S. Holders — Gain on Redemption Treated as a Sale of Live Oak Class A Common Stock” above. In general, with respect to any distributions that constitute dividends for U.S. federal income tax purposes and are not effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (on an IRS Form W-8BEN or W-8BEN-E or other applicable documentation).

If dividends paid to a Non-U.S. holder are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. holder maintains a permanent establishment in the United States to which such dividends are attributable), the Non-U.S. holder will be exempt from the 30% U.S. federal withholding tax described above if such Non-U.S. holder furnishes to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States.

Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Information Reporting and Backup Withholding.    Payments of dividends (including constructive dividends received pursuant to a redemption of Live Oak Class A Common Stock) on Live Oak Class A Common Stock will not be subject to backup withholding, provided that the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any payments of dividends on Live Oak Class A Common Stock paid to the Non-U.S. holder, regardless of whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of Live Oak Class A Common Stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person, or the holder otherwise establishes an exemption. Proceeds of a disposition of Live Oak Class A Common Stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

FATCA Withholding Taxes.    Sections 1471 to 1474 of the Code (such sections commonly referred to as “FATCA”) impose withholding of 30% on payments of dividends (including constructive dividends received pursuant to a redemption of stock) on Live Oak Class A Common Stock to stockholders that fail to meet prescribed information reporting or certification requirements. In general, no such withholding will be required with respect to a U.S. holder or an individual Non-U.S. holder that timely provides the certifications required on a valid IRS Form W-9 or W-8BEN, respectively. Holders potentially subject to withholding include “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and “non-financial foreign entities” unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interest in or accounts with those entities) have been satisfied, or an exemption applies (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution or a non-financial foreign entity may be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Non-U.S. holders should consult their tax advisers regarding the effects of FATCA on a redemption of Live Oak Class A Common Stock.

U.S. Federal Income Tax Considerations of The Business Combination for Holders of Danimer Common Stock

Characterization of the Business Combination

Each of Live Oak and Danimer intends the Business Combination to qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. In the Merger Agreement, each of Live Oak, Merger Sub, and Danimer and its subsidiaries represents that none has taken or agreed to take any action, has omitted to take any action, has any plan or intention to take any action or to omit to take any action, or has any knowledge of any fact or circumstance, the taking, omission, or existence of which, as the case may be, that would reasonably be expected to prevent the Business Combination from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

U.S. Federal Income Tax Consequences for U.S. Holders

If the Business Combination qualifies as a reorganization, the U.S. federal income tax consequences to U.S. holders of Danimer Common Stock will be as follows:

•        a U.S. holder will not recognize gain or loss upon the exchange of Danimer Common Stock for Live Oak Class A Common Stock pursuant to the Business Combination, except with respect to cash received in lieu of a fractional share of Live Oak Class A Common Stock as described below;

•        a U.S. holder who receives cash in lieu of a fractional share of Live Oak Class A Common Stock in the Business Combination will recognize capital gain or loss in an amount equal to the difference between the amount of cash received instead of a fractional share and the U.S. holder’s tax basis allocable to such fractional share;

•        a U.S. holder’s aggregate tax basis for the shares of Live Oak Class A Common Stock received in the Business Combination (except to the extent of any tax basis allocated to any fractional share interest for which cash is received) will equal the U.S. holder’s aggregate tax basis in the shares of Danimer Common Stock surrendered in the Business Combination; and

•        the holding period of the shares of Live Oak Class A Common Stock received by a U.S. holder in the Business Combination will include the holding period of the shares of Danimer Common Stock surrendered in exchange therefor.

Gain or loss recognized by a U.S. holder who receives cash in lieu of a fractional share of Live Oak Class A Common Stock will constitute capital gain or loss and any such gain or loss will constitute long-term capital gain or loss if the U.S. holder’s holding period in Danimer Common Stock surrendered in the Business Combination is more than one year as of the Effective Date. Under current law, long-term capital gains of non-corporate taxpayers are taxed at a reduced U.S. federal income tax rate. The deductibility of capital losses is subject to limitations. In addition, for purposes of the above discussion regarding the determination of the bases and holding periods for shares of Live Oak Class A Common Stock received in the Business Combination, U.S. holders who acquired different blocks of Danimer Common Stock at different times for different prices must calculate their bases and holding periods in their shares of Danimer Common Stock separately for each identifiable block of such stock exchanged in the Business Combination.

Certain U.S. holders may be subject to reporting requirements with respect to the Business Combination. Holders of Danimer Common Stock are urged to consult with their own tax advisors in this regard.

If the Business Combination fails to qualify as a reorganization within the meaning of Section 368(a) of the Code, then a U.S. holder would recognize gain or loss upon the exchange of the holder’s shares of Danimer Common Stock for shares of Live Oak Class A Common Stock equal to the difference between the fair market value, at the time of the exchange, of the Live Oak Class A Common Stock received in the Business Combination plus any cash received in lieu of a fractional share of Live Oak Class A Common Stock and such U.S. holder’s tax basis in the shares of Danimer Common Stock surrendered in the Business Combination. Such gain or loss would be long-term capital gain or loss if the Danimer Common Stock was held for more than one year at the time of the Business Combination. In addition, the U.S. holder’s aggregate tax basis in the shares of Live Oak Class A Common Stock received in the Business Combination would equal their fair market value at the time of the closing of the Business Combination, and the U.S. holder’s holding period of such shares of Live Oak Class A Common Stock would commence the day after the closing of the Business Combination.

The above discussion does not apply to U.S. holders of Dissenting Shares. A U.S. holder of Dissenting Shares generally will recognize capital gain or loss equal to the difference between the amount of cash paid in exchange for such stock and such U.S. holder’s tax basis in such stock.

Information Reporting and Backup Withholding

Proceeds received by a U.S. holder of Danimer Common Stock may be subject to information reporting to the IRS and U.S. backup withholding. The current backup withholding rate is 24%. Backup withholding will not apply, however, to a U.S. holder who (i) furnishes a correct taxpayer identification number and certifies the U.S. holder is not subject to backup withholding on IRS Form W-9 or a substantially similar form or (ii) certifies the U.S. holder is otherwise exempt from backup withholding. U.S. holders of shares of Danimer Common Stock should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption. If a U.S. holder does not provide a correct taxpayer identification number on IRS Form W-9 or other proper certification, the U.S. holder may be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or allowed as a credit against a U.S. holder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS. In the event of backup withholding, consult with your tax advisor to determine if you are entitled to any tax credit, tax refund or other tax benefit as a result of such backup withholding.

Non-U.S. Holders

The U.S. federal income tax consequences of the Business Combination for Non-U.S. holders of Danimer Common Stock will generally be the same as for U.S. holders except as noted below.

Non-U.S. holders will not be subject to U.S. federal income tax on any gain recognized as a result of the Business Combination (i.e., with respect to cash received in lieu of fractional shares of Live Oak Class A Common Stock or if the Business Combination does not qualify as a reorganization under Section 368(a) of the Code) unless:

•        the gain is effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. holder maintains a permanent establishment in the United States to which such gain is attributable);

•        the Non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the Business Combination and certain other requirements are met; or

•        Danimer is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the Business

Combination or the period that the Non-U.S. holder held Danimer Common Stock. The Merger Agreement provides that, at or prior to Closing Date, Danimer will deliver to Live Oak and Merger Sub a certificate, dated as of the Closing Date and duly executed on behalf of Danimer certifying that no interest in Danimer is, or has been, during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “U.S. real property interest” within the meaning of Section 897(c) of the Code.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at generally applicable U.S. federal income tax rates. A Non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. holder (even though the individual is not considered a resident of the United States) provided that the Non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

Information Reporting and Backup Withholding

A Non-U.S. holder of Danimer Common Stock may be subject to information reporting to the IRS and U.S. backup withholding. Backup withholding will not apply, however, if the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person (as defined under the Code) and the non-U.S. holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption.

THIS DISCUSSION IS FOR GENERAL INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS AND ANY OTHER TAX LAW TO THEIR PARTICULAR SITUATIONS.

PROPOSAL NO. 2 — THE CHARTER AMENDMENT PROPOSAL

Overview

If the Business Combination is to be consummated, Live Oak will replace its current certificate of incorporation (the “Existing Certificate of Incorporation”) with the proposed fourth amended and restated certificate of incorporation (the “Proposed Certificate of Incorporation”) in the form attached to this proxy statement/prospectus as Annex B, which, in the judgment of Live Oak board of directors, is necessary to adequately address the needs of the post-Business Combination company.

The following table sets forth a summary of the principal proposed changes and the differences between the Existing Certificate of Incorporation and the Proposed Certificate of Incorporation. This summary is qualified by reference to the complete text of the Proposed Certificate of Incorporation, a copy of which is attached to this proxy statement/prospectus as Annex B. All stockholders are encouraged to read the Proposed Certificate of Incorporation in its entirety for a more complete description of its terms.

	Existing Certificate of Incorporation	Proposed Certificate of Incorporation
Name	Live Oak Acquisition Corp.	Danimer Scientific, Inc.
Purpose

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL. In addition to the powers and privileges conferred upon the Corporation by law and those incidental thereto, the Corporation shall possess and may exercise all the powers and privileges that are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation, including, but not limited to, effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, involving the Corporation and one or more businesses

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law.
See Article II of Existing Certificate of Incorporation
Number of Authorized Shares

The Existing Certificate of Incorporation provides that the total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is 111,000,000 shares, consisting of (a) 110,000,000 shares of common stock, including (i) 100,000,000 shares of Class A Common Stock, and (ii) 10,000,000 shares of Class B Common Stock, and (b) 1,000,000 shares of preferred stock.

The Proposed Certificate of Incorporation increases the total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue to 210,000,000 shares, consisting of  (a) 200,000,000 shares of Class A Common Stock, and (b) 10,000,000 shares of preferred stock.

See Article IV of the Existing Certificate of Incorporation.

	Existing Certificate of Incorporation	Proposed Certificate of Incorporation
Business Combination Requirements

The Existing Certificate of Incorporation provides for requirements related to Live Oak’s initial business combination, including the time period during which Live Oak must consummate its initial business combination, redemption rights for holders of Public Shares upon the consummation of its initial business combination, the creation of, and distributions from the Trust Account, and share issuances prior to its initial business combination.

None.
See Article IX of the Existing Certificate of Incorporation.
Choice of Forum

The Existing Certificate of Incorporation provides that unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by the applicable law, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or this Third Amended and Restated Certificate or the Bylaws, or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel except any action (A) as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, (C) for which the Court of Chancery does not have subject matter jurisdiction, or (D) any action arising under the Securities Act of 1933, as amended, as to which the Court of Chancery and the federal district court for the District of Delaware shall have concurrent jurisdiction.

See Article XII of the Existing Certificate of Incorporation.

The Proposed Certificate of Incorporation provides that unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of the Corporation; (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders; (iii) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation arising pursuant to any provision of the DGCL or the Corporation’s Fourth Amended and Restated Certificate of Incorporation or Bylaws (as either may be amended, restated, modified, supplemented or waived from time to time); (iv) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation governed by the internal affairs doctrine; or (v) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL, shall be a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware).

	Existing Certificate of Incorporation	Proposed Certificate of Incorporation
Supermajority Voting Provisions	None.

The Proposed Certificate of Incorporation requires an affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the shares of the capital stock of the Corporation entitled to vote in the election of directors, voting as one class, in order to adopt, amend, alter or repeal the Bylaws.

Corporate Opportunity Doctrine

The Existing Certificate of Incorporation provides that the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Corporation or any of its officers or directors in circumstances where the application of any such doctrine to a corporate opportunity would conflict with any fiduciary duties or contractual obligations they may have as of the date of this Third Amended and Restated Certificate or in the future, and the Corporation renounces any expectancy that any of the directors or officers of the Corporation will offer any such corporate opportunity of which he or she may become aware to the Corporation

See Article X of the Existing Certificate of Incorporation.

None.
Classification of Board of Directors

The Existing Certificate of Incorporation provides that the board of directors of the Corporation shall be divided into three classes, with each of the successors elected to replace the class of directors whose term expires at an annual meeting.

See Article V of the Existing Certificate of Incorporation.

The Proposed Certificate of Incorporation provides that the total number of directors will be determined from time to time exclusively by resolution adopted by the board of directors.

Reasons for the Amendments to Live Oak’s Certificate of Incorporation

In the judgment of Live Oak board of directors, the Proposed Certificate of Incorporation is necessary to address the needs of the post-Business Combination company. In particular:

•        the name of the new public entity is desirable to reflect the combined company’s business;

•        the streamlined purpose of the new public company is desirable to clarify the business purpose of New Danimer;

•        the greater number of authorized shares of capital stock is desirable for New Danimer to have sufficient shares to complete the Business Combination and have additional authorized shares to support its growth and to provide flexibility for future corporate needs;

•        the provisions specific to the Business Combination prior to the consummation Live Oak’s initial business combination will not be applicable to New Danimer;

•        the choice of forum provision is desirable to delineate matters for which a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware) is the sole and exclusive forum (unless New Danimer consents to the selection of an alternative forum);

•        the supermajority voting provisions are desirable to enhance the continuity and stability of the bylaws;

•        the classification of board members provisions provide flexibility to adjust the number of board members and classes to order to serve corporate needs; and

•        the removal of the corporate opportunity doctrine provisions ensures that directors, officers and controlling shareholders may not take advantage of opportunities beneficial to New Danimer for themselves without first disclosing the opportunity to the New Danimer Board and giving the New Danimer Board the opportunity to decline the opportunity on behalf of the company.

Vote Required for Approval

The Closing is conditioned on the approval of the Business Combination Proposal, the Charter Amendment Proposal, the Election of Directors Proposal, the Equity Incentive Plan Proposal, the NYSE Proposal and the Employee Stock Purchase Plan Proposal at the special meeting. The Charter Amendment Proposal is conditioned on the approval of the Business Combination Proposal at the special meeting.

The Charter Amendment Proposal will be approved and adopted if the holders of a majority of outstanding shares of Live Oak Class A Common Stock and Live Oak Class B Common Stock, voting as a single class, entitled to vote thereon at the special meeting vote “FOR” the Charter Amendment Proposal (including each of the sub-proposals).

Recommendation of the Board

LIVE OAK BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE CHARTER AMENDMENT PROPOSAL (INCLUDING EACH OF THE SUB-PROPOSALS).

PROPOSAL NO. 3 — THE ELECTION OF DIRECTORS PROPOSAL

Overview

Pursuant to the Existing Certificate of Incorporation, the Live Oak board of directors is currently divided into three classes, Class I and Class II and Class III, with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a three-year term. The Proposed Certificate of Incorporation provides that the authorized number of directors shall be fixed in the manner as provided in the bylaws of Live Oak, which bylaws are to provide for a non-classified board with each director serving a one-year term.

Pursuant to the Merger Agreement, at Closing, we will expand the size of our board of directors from seven directors to eight, and our board of directors will consist of John P. Amboian, Richard J. Hendrix, Stephen E. Croskrey, Christy Basco, Philip Gregory Calhoun, Gregory Hunt, Dr. Isao Noda, and Stuart Pratt.

Information regarding each nominee is set forth in the section entitled “Management After the Business Combination.”

Vote Required for Approval

The Election of Directors Proposal is conditioned on the approval of the Business Combination Proposal at the special meeting.

The approval of each director nominee pursuant to the Election of Directors Proposal requires the affirmative vote of the holders of a plurality of the outstanding shares of Live Oak Class A Common Stock entitled to vote and actually cast thereon at the special meeting.

Recommendation of the Board

LIVE OAK BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ELECTION OF DIRECTORS PROPOSAL.

PROPOSAL NO. 4 — THE NYSE PROPOSAL

Overview

In connection with the Business Combination, we intend to effect (subject to customary terms and conditions, including the Closing):

•        the issuance, pursuant to the Merger Agreement, of up to 51,000,000 shares of Live Oak Class A Common Stock to the Danimer shareholders in the Merger; and

•        the issuance of 21,000,000 shares of Live Oak Class A Common Stock to the investors in the PIPE, which will be consummated concurrently with the Closing.

For further information, please see the section entitled “Proposal No. 1 — The Business Combination Proposal,” as well as the annexes to this proxy statement/prospectus.

Why Live Oak Needs Stockholder Approval

We are seeking stockholder approval in order to comply with Section 312.03(c) of the NYSE Listed Company Manual.

Under Section 312.03(c) of the NYSE Listed Company Manual, stockholder approval is required prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in any transaction or series of related transactions if such securities are not issued in a public offering for cash and (a) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such stock or securities convertible into or exercisable for common stock; or (b) the number of shares of common stock to be issued is, or will be upon the issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock or securities convertible into or exercisable for common stock. Live Oak will issue shares representing 20% or more of the number of outstanding shares of Live Oak Class A Common Stock and Live Oak Class B Common Stock prior to such issuance, or 20% or more of its voting power prior to the issuance, pursuant to the Merger Agreement.

Stockholder approval of the NYSE Proposal is also a condition to the Closing under the Merger Agreement.

Effect of Proposal on Current Stockholders

If the NYSE Proposal is adopted, we will issue up to 45,000,000 shares of Live Oak Class A Common Stock to the Danimer shareholders as consideration for the Business Combination. Under certain circumstances we will issue up to 6,000,000 Earn-Out Shares to Danimer shareholders as additional consideration following the Closing. We will also issue 21,000,000 shares of Live Oak Class A Common Stock to the PIPE investors upon the consummation of the PIPE.

The issuance of the shares of Live Oak Class A Common Stock described above would result in significant dilution to Live Oak stockholders and result in Live Oak stockholders having a smaller percentage interest in the voting power, liquidation value and aggregate book value of Live Oak.

Vote Required for Approval

The NYSE Proposal is conditioned on the approval of the Business Combination Proposal at the special meeting.

Approval of the NYSE Proposal requires the affirmative vote of holders of a majority of the votes cast by holders of shares of Live Oak Class A Common Stock and Live Oak Class B Common Stock, voting as a single class, represented at the at the special meeting. Failure to vote by proxy or to vote in person at the special meeting or an abstention from voting will have no effect on the outcome of the vote on the Live Oak Proposals.

Recommendation of Live Oak Board of Directors

LIVE OAK BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL THE NYSE PROPOSAL.

PROPOSAL NO. 5 — THE EQUITY INCENTIVE PLAN PROPOSAL

Equity Incentive Plan Description

On       , 2020, the Live Oak board of directors adopted the Live Oak Acquisition Corp. 2020 Long-Term Incentive Plan (the “Equity Incentive Plan”), which will become effective as of the Closing Date subject to approval by Live Oak stockholders. The Equity Incentive Plan was established as required by the Merger Agreement and the purpose of the Equity Incentive Plan is to assist Live Oak in attracting and awarding employees, officers, directors, consultants and other persons who provide services to Live Oak or its affiliates by enabling such persons to acquire or increase a proprietary interest in Live Oak to strengthen the mutuality of interests between such persons and Live Oak’s stockholders, and by providing such persons with performance incentives to expend their maximum efforts in the creation of stockholder value. The Equity Incentive Plan will continue in effect until terminated by the Live Oak board of directors but in no event may awards be granted under the Equity Incentive Plan after the ten-year anniversary of the Closing Date.

The principal features of the Equity Incentive Plan are summarized below. The summary is qualified in its entirety by reference to the full text of the Equity Incentive Plan. A copy of the Equity Incentive Plan is attached to this proxy statement/prospectus as Annex C and is incorporated herein by reference.

Types of Awards

The grant of an award under the Equity Incentive Plan is referred to as an “EIP Award.” The types of EIP Awards that may be granted under the Equity Incentive Plan are incentive stock options (“ISOs”), non-qualified stock options (“NQOs”, which together with ISOs, are referred to collectively as “EIP Options”), stock appreciation rights (“SARs”), and “Full Value Awards” (which may include restricted stock, performance stock, restricted stock unit awards, performance units, and other stock-based awards), and “Substitute Awards”. Substitute Awards are the Assumed Company Options and EIP Awards granted in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, by a company (a) acquired by Live Oak or any Related Company (as defined below), (b) which becomes a Related Company after the effective date of the Equity Incentive Plan or (c) with which Live Oak or any Related Company combines.

Administration of the Equity Incentive Plan

The authority to control and manage the operation and administration of the Equity Incentive Plan generally will be vested in a committee of the Live Oak board of directors (the “EIP Committee”) that is selected by the Live Oak board of directors and must consist of at least two members of the Live Oak board of directors (or such greater number required by applicable law) who are (i) non-employee directors, unless administration of the Equity Incentive Plan by non-employee directors is not then required in order for exemptions under Rule 16b-3 of the Exchange Act, and (ii) independent for purposes of applicable stock exchange listing requirements. If the EIP Committee does not exist, or for any other reason determined by the Live Oak board of directors, the Live Oak board of directors may take any action under the Equity Incentive Plan that would otherwise be the responsibility of the EIP Committee.

Participation

The persons eligible to receive EIP Awards under the Equity Incentive Plan (“EIP Eligible Individuals”) are employees, officers, directors, consultants, independent contractors, advisors and any other person who provides services to Live Oak or a “Related Company” (which is a subsidiary of Live Oak or an entity in which Live Oak owns, directly or indirectly, a controlling interest), provided that ISOs may only be granted to an employee of Live Oak and certain of its subsidiaries. Subject to the terms of the Equity Incentive Plan, the EIP Committee determines from among the EIP Eligible Individuals who will receive EIP Awards, the types of EIP Awards to be awarded, the number of shares of Live Oak Class A Common Stock subject to the EIP Awards, the exercise price of an EIP Award (“EIP Exercise Price”) (if applicable), and other terms of the EIP Awards.

The consideration to be received by Live Oak for the granting of EIP Awards under the Equity Incentive Plan is service to Live Oak or its affiliates or in surrender of other compensation that may be due. An EIP Eligible Individual who is granted an EIP Award under the Equity Incentive Plan is referred to as a participant in the Equity Incentive Plan (an “EIP Participant”).

Available Shares and Share Information; Limitations on EIP Awards

If approval of the Equity Incentive Plan is obtained, the total number of shares of Live Oak Class A Common Stock that will be available for issuance under the Equity Incentive Plan will be equal to 10% of the issued and outstanding shares of Live Oak Class A Common Stock, determined on a fully-diluted basis, immediately following the Effective Time. Any shares of Live Oak Class A Common Stock that are subject to an EIP Award under the Equity Incentive Plan that is forfeited, expires or is terminated without issuance of shares of Live Oak Class A Common Stock (including shares that are attributable to EIP Awards that are settled in cash) and shares that are tendered or withheld for payment of the taxes with respect to the grant, vesting or payment of a Full Value Award shall thereafter be available for future grants under the Equity Incentive Plan. Shares withheld in payment of the EIP Exercise Price of an EIP Option or to pay taxes upon exercise of an EIP Option or SAR will not thereafter be available for future grants under the Equity Incentive Plan. In the event of the exercise of SARs, only the number of shares of Live Oak Class A Common Stock actually issued in payment of such SARs shall be charged against the number of shares of Live Oak Class A Common Stock available for the grant of EIP Awards. Shares subject to Substitute Awards will not reduce the number of shares of Live Oak Class A Common Stock available for issuance under the Equity Incentive Plan (and shares subject to a Substitute Award that is forfeited, expires or is terminated or settled in cash will not be added back to the total number of shares that may be issued under the Equity Incentive Plan). To the extent provided by the EIP Committee, any EIP Award under the Equity Incentive Plan may be settled in cash rather than shares of Live Oak Class A Common Stock.

The Live Oak Class A Common Stock shares with respect to which EIP Awards may be made under the Equity Incentive Plan will be shares of Live Oak Class A Common Stock authorized but unissued or, to the extent permitted by applicable law, subsequently acquired by Live Oak as treasury shares, including shares of Live Oak Class A Common Stock purchased in the open market or in private transactions.

As of October 23, 2020, we had an aggregate of 20,000,000 shares of Live Oak Class A Common Stock outstanding. The closing price per share of Live Oak Class A Common Stock on October 23, 2020, as reported by NYSE, was $11.40.

Adjustments to Shares Available

In the event of a stock dividend, stock split, reverse stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, exchange of shares, sale of assets or subsidiaries, combination, or other corporate transaction that affects the Live Oak Class A Common Stock such that the EIP Committee determines, in its sole discretion, that an adjustment is warranted in order to preserve the benefits or prevent the enlargement of benefits of EIP Awards under the Equity Incentive Plan, the EIP Committee shall, in the manner it determines equitable in its sole discretion, (a) adjust the number and kind of shares which may be delivered under the Equity Incentive Plan, (b) adjust the number and kind of shares subject to outstanding EIP Awards, (c) adjust the EIP Exercise Price of outstanding EIP Options and SARs, and (d) make any other adjustments that the EIP Committee determines to be equitable (which may include, without limitation, (i) replacement of EIP Awards with other awards which the EIP Committee determines have comparable value and which are based on stock of a company resulting from the transaction, and (ii) cancellation of the EIP Award in return for cash payment of the current value of the EIP Award, determined as though the EIP Award is fully vested at the time of payment, provided that in the case of an EIP Option or SAR, the amount of such payment may be the excess of value of the shares of Live Oak Class A Common Stock subject to the EIP Option or SAR at the time of the transaction over the EIP Exercise Price.

EIP Options and SARs

The grant of an EIP Option under the Equity Incentive Plan entitles the EIP Participant to purchase shares of Live Oak Class A Common Stock at an EIP Exercise Price established by the EIP Committee at the time the EIP Option is granted. The EIP Committee also will determine whether an EIP Option is an ISO or an NQO, provided that an EIP Option will be deemed to be an NQO unless it is specifically designated by the EIP Committee as an ISO and/or to the extent it does not otherwise satisfy the requirements for an ISO.

In addition to EIP Options, the EIP Committee may grant SARs to an EIP Participant. On the exercise of a SAR, the EIP Participant shall receive cash or shares of Live Oak Class A Common Stock having a value that is equal to the excess of: (a) the Fair Market Value of a share of Live Oak Class A Common Stock at the time of exercise, over (b) the exercise price established by the EIP Committee at the time of grant.

The EIP Exercise Price of each EIP Option or SAR granted under the Equity Incentive Plan is established by the EIP Committee or determined by a method established by the EIP Committee at the time the EIP Option or SAR is granted; provided, however, that the EIP Exercise Price will not be less than 100% of the Fair Market Value of a share of Live Oak Class A Common Stock on such date (or, if greater, the par value of a share of Live Oak Class A Common Stock on such date); and further provided that the EIP Exercise Price of an ISO will not be less than 100% of the fair market value of a share of Live Oak Class A Common Stock on the date of grant and the EIP Exercise Price of an ISO granted to an EIP Participant who owns or is deemed to own (pursuant to Section 424(d) of the Code) more than 10% combined voting power of all classes of stock of Live Oak (or any parent or subsidiary company of Live Oak) (a “Ten Percent Stockholder”) will not be less than 110% of the fair market value of a share of Live Oak Class A Common Stock on the date of grant.

The EIP Exercise Price for any outstanding EIP Option or SAR may not be decreased after the date of grant nor may an outstanding EIP Option or SAR granted under the Equity Incentive Plan be surrendered to Live Oak as consideration for the grant of a replacement EIP Option or SAR with a lower EIP Exercise Price (except for either (a) adjustments related to the adjustment of shares or (b) reductions in exercise price approved by Live Oak’s stockholders). Unless approved by Live Oak’s stockholders, no EIP Option or SAR granted under the Equity Incentive Plan may be surrendered to Live Oak in consideration for a cash payment or Full Value Award if, at the time of surrender, the EIP Exercise Price of the EIP Option or SAR is greater than the then current fair market value of a share of Live Oak Class A Common Stock. No EIP Option or SAR will be exercisable after the tenth anniversary of the grant date, and no ISO granted to a Ten Percent Stockholder will be exercisable after the fifth anniversary of the ISO’s grant date.

The expiration date with respect to an EIP Option or SAR will be established by the EIP Committee at the time of the grant, but will not be later than the earliest to occur of the tenth year anniversary of the date on which the EIP Option or SAR is granted or the following dates (unless otherwise determined by the EIP Committee): (a) if the EIP Participant’s termination occurs by reason of death, disability or retirement, the first anniversary of the termination date, (b) if the EIP Participant’s termination occurs for reasons other than death, disability, retirement or cause, the three month anniversary of the termination date, and (c) if the EIP Participant’s termination occurs for reasons of cause, on the day preceding the EIP Participant’s termination date. Unless otherwise agreed between an EIP Participant and Live Oak or a Related Company, an unvested EIP Option or SAR shall expire on the EIP Participant’s termination date.

EIP Options and SARs may be subject to such other terms and conditions, not inconsistent with the Equity Incentive Plan, as determined by the EIP Committee.

Full Value Awards

A “Full Value Award” is a grant of, or right to receive, one or more shares of Live Oak Class A Common Stock, including restricted stock, restricted stock units, deferred stock units, performance stock and performance stock units. Such grants may be in consideration of an EIP Participant’s previously performed services or surrender of other compensation that may be due, contingent on the achievement of performance or other objectives (including completion of service) during a specified period, subject to a risk of forfeiture or other restrictions that will lapse upon the achievement of the performance of future services or the achievement of performance or other objectives, and/or that may be granted for other purposes.

No dividends or dividend equivalent rights will be paid or settled on performance-based awards that have not yet been earned based on established performance criteria. Such grants may be made under other arrangements or plans that are treated as subplans of the Equity Incentive Plan and, in such case, any awards under such subplans will be treated as a grant of an Award under the Equity Incentive Plan.

All Full Value Awards will be subject to an award agreement, the terms and conditions of which will be determined by the EIP Committee.

Restrictions on Shares

Unless otherwise specified by the EIP Committee, any Awards under the Equity Incentive Plan and any shares of Live Oak Class A Common Stock issued pursuant to the Equity Incentive Plan shall be subject to Live Oak’s compensation recovery, clawback and recoupment policies as in effect from time to time.

Transferability

EIP Awards under the Equity Incentive Plan are not transferable except as permitted by the EIP Committee or by will or by the laws of descent and distribution or, unless otherwise provided by the EIP Committee, pursuant to a qualified domestic relations order (within the meaning of the Code and applicable rules thereunder). To the extent that the EIP Participant who receives an EIP Award under the Equity Incentive Plan has the right to exercise such EIP Award, the EIP Award may be exercised during the lifetime of the EIP Participant only by the EIP Participant.

Withholding

We have the right to deduct from any and all payments made under the Equity Incentive Plan or to require the EIP Participant, through payroll withholding, cash payment, or otherwise (including, with the consent of the EIP Committee, through the surrender of Live Oak Class A Common Stock the EIP Participant already owns or to which the EIP Participant is otherwise entitled under the Equity Incentive Plan), an amount that is required by law to be withheld by Live Oak or a Related Company with respect to an EIP Award or the shares or cash acquired pursuant thereto.

Amendment or Termination

The Live Oak board of directors may, at any time, amend or terminate the Equity Incentive Plan, and the Live Oak board of directors or the EIP Committee may amend any award agreement thereunder, provided that no amendment or termination may, in the absence of written consent to the change by the affected EIP Participant (or, if the EIP Participant is not then living, the affected beneficiary), adversely affect the rights of any EIP Participant or beneficiary under any EIP Award granted under the Equity Incentive Plan prior to the date such amendment is adopted. Notwithstanding the foregoing, (a) no revision of the Equity Incentive Plan will be made without stockholder approval, if such shareholder approval would be required for such revision by applicable law, regulation or stock exchange rule, and (b) except in connection with adjustments made on account of corporate transactions (as described above), the prohibitions on repricing of EIP Options and SARs shall be subject to the approval of Live Oak stockholders. Adjustments in connection with corporate events and amendments required to comply with Code Section 409A are not subject to the prohibition on amendments without EIP Participant consent.

Change in Control

In the event of a change in control of Live Oak, and except as otherwise provided by the EIP Committee, (i) if an EIP Participant is employed on the date of such change in control and the EIP Participant’s employment or service is terminated without cause within 24 months following such change in control, or (ii) the Equity Incentive Plan is terminated by Live Oak or its successor in connection with or following such change in control without providing for the continuation of outstanding EIP Awards under the Equity Incentive Plan (or replacement thereof with substantially equivalent awards), all EIP Options or SARs that have not otherwise expired will become immediately exercisable and all other EIP Awards will become fully vested.

Awards Granted Under the Equity Incentive Plan

Upon Closing, new grants of unvested EIP Options under the Equity Incentive Plan will be made to certain of Danimer’s executive officers, namely Messrs. Croskrey, Dowdy, Smith, Van Trump and Tuten, will receive a number of EIP Options to purchase shares of Live Oak Class A Common Stock equal to 3.0%, 0.75%, 0.75%, 0.75% and 0.75%, respectively of the number of fully-diluted shares of Live Oak Class A Common Stock (excluding certain shares underlying warrants) outstanding as of the Closing, at an exercise price equal to the fair market value at Closing. If fair market value exceeds $10 per share, each of such persons would be entitled to additional restricted shares of Live Oak Class A Common Stock in an amount equal to the difference between such fair market value and $10, multiplied by the number of options shares and divided by such fair market value.

Stuart Pratt, a director of Danimer and nominee for director of New Danimer, has entered into a Consulting Agreement with Live Oak to be effective as of the Closing pursuant to which he will receive, at Closing, a grant of options to purchase 30,000 shares of Live Oak Class A Common Stock, at an exercise price equal to the greater of (i) ten dollars ($10) and (ii) the fair market value of shares of Live Oak Class A Common Stock as of Closing. If fair market value exceeds $10 per share, Mr. Pratt would be entitled to additional restricted shares of Live Oak Class A Common Stock in an amount equal to the difference between such fair market value and $10, multiplied by the number of options shares and divided by such fair market value.

As a result of the discretionary nature of the Equity Incentive Plan, future awards thereunder are not determinable.

Tax Effects

The following is a brief summary of the U.S. federal income tax rules relevant to EIP Awards under the Equity Incentive Plan, based upon the Code as currently in effect. These rules are highly technical and subject to change in the future, and the discussion does not purport to be a complete description of the tax aspects of the Equity Incentive Plan. Moreover, the following summary relates only to U.S. federal income tax treatment, and the state, local and foreign tax consequences may be substantially different.

ISOs.    Generally, the grant of an ISO will not result in taxable income to the EIP Participant or a deduction for Live Oak. The exercise of an ISO will not result in taxable income to the EIP Participant or a deduction for Live Oak provided that the EIP Participant was, without a break in service, an employee of Live Oak and its eligible Subsidiaries during the period beginning on the date of the grant of the ISO and ending on the date three months prior to the date of exercise (one year prior to the date of exercise if the EIP Participant is disabled, as that term is defined in the Code).

If the EIP Participant does not sell or otherwise dispose of the shares of Live Oak Class A Common Stock within two years from the date of the grant of the ISO or within one year after receiving the transfer of such shares of Live Oak Class A Common Stock, then, upon disposition of such shares of Live Oak Class A Common Stock, any amount realized in excess of the EIP Exercise Price will be taxed to the EIP Participant as capital gain, and will not be entitled to any deduction for U.S. federal income tax purposes. The EIP Participant will recognize a capital loss to the extent that the amount realized is less than the EIP Exercise Price.

If the foregoing holding period requirements are not met, the EIP Participant will generally realize ordinary income, and a corresponding deduction will be allowed to Live Oak, at the time of the disposition of the shares of Live Oak Class A Common Stock, in an amount equal to the lesser of (a) the excess of the fair market value of the shares of Live Oak Class A Common Stock on the date of exercise over the EIP Exercise Price, or (b) the excess, if any, of the amount realized upon disposition of the shares of Live Oak Class A Common Stock over the EIP Exercise Price. If the amount realized exceeds the value of the shares of Live Oak Class A Common Stock on the date of exercise, any additional amount will be capital gain. If the amount realized is less than the EIP Exercise Price, the EIP Participant will recognize no income, and a capital loss will be recognized equal to the excess of the EIP Exercise Price over the amount realized upon the disposition of the shares of Live Oak Class A Common Stock.

If the EIP Exercise Price of an ISO is paid with shares of Live Oak Class A Common Stock acquired through a prior exercise of an ISO, gain will be realized on the shares of Live Oak Class A Common Stock given up (and will be taxed as ordinary income) if those shares of Live Oak Class A Common Stock have not been held for the minimum ISO holding period (two years from the date of grant and one year from the date of transfer), but the exchange will not affect the tax treatment, as described in the immediately preceding paragraph, of the shares of Live Oak Class A Common Stock received.

NQOs.    Generally, the grant of an NQO will not result in taxable income to the EIP Participant or a deduction for Live Oak. Except as described below, the EIP Participant will realize ordinary income at the time of exercise in an amount equal to the excess of the fair market value of the shares of Live Oak Class A Common Stock acquired over the EIP Exercise Price for those shares of Live Oak Class A Common Stock, and Live Oak will be entitled to a corresponding deduction. Gains or losses realized by the EIP Participant upon disposition of such shares of Live Oak Class A Common Stock will be treated as capital gains and losses, with the basis in such shares of Live Oak Class A Common Stock equal to the fair market value of the shares of Live Oak Class A Common Stock at the time of exercise.

SARs.    An EIP Participant generally will not realize any taxable income upon the grant of a SAR. Upon the exercise of the SAR, the EIP Participant will recognize ordinary income in an amount equal to the amount of cash and/or the fair market value, at the date of such exercise, of the shares of Live Oak Class A Common Stock received by the EIP Participant as a result of such exercise. Live Oak will generally be entitled to a deduction in the same amount as the ordinary income realized by the EIP Participant.

Full Value Awards.    The federal income tax consequences of a Full Value Award will depend on the type of award. The tax treatment of the grant of shares of Live Oak Class A Common Stock depends on whether the shares are subject to a substantial risk of forfeiture (determined under Code rules) at the time of the grant. If the shares are subject to a substantial risk of forfeiture, the EIP Participant will not recognize taxable income at the time of the grant and when the restrictions on the shares lapse (that is, when the shares are no longer subject to a substantial risk of forfeiture), the EIP Participant will recognize ordinary taxable income in an amount equal to the fair market value of the shares at that time. If the shares are not subject to a substantial risk of forfeiture or if the EIP Participant elects to be taxed at the time of the grant of such shares under Section 83(b) of the Code, the EIP Participant will recognize taxable income at the time of the grant of shares in an amount equal to the fair market value of such shares at that time, determined without regard to any of the restrictions. If the shares are forfeited before the restrictions lapse, the EIP Participant will be entitled to no deduction on account thereof. The EIP Participant’s tax basis in the shares is the amount recognized by him or her as income attributable to such shares. Gain or loss recognized by the EIP Participant on a subsequent disposition of any such shares is capital gain or loss if the shares are otherwise capital assets.

In the case of other Full Value Awards, such as restricted stock units or performance stock units, the EIP Participant generally will not have taxable income upon the grant of the award provided that there are restrictions on such awards that constitute a substantial risk of forfeiture under applicable Internal Revenue Code rules. EIP Participants will generally recognize ordinary income when the restrictions on awards lapse, on the date of grant if there are no such restrictions or, in certain cases, when the award is settled. At that time, the EIP Participant will recognize taxable income equal to the cash or the then fair market value of the shares issuable in payment of such award, and such amount will be the tax basis for any shares received. In the case of an award which does not constitute property at the time of grant (such as an award of units), EIP Participants will generally recognize ordinary income when the award is paid or settled.

Live Oak generally will be entitled to a tax deduction in the same amount, and at the same time, as the income is recognized by the EIP Participant.

Vote Required for Approval

The Equity Incentive Plan Proposal is conditioned on the approval of the Business Combination Proposal at the special meeting.

The Equity Incentive Plan Proposal will be approved and adopted if the holders of a majority of the votes cast by holders of shares of Live Oak Class A Common Stock and Live Oak Class B Common Stock, voting as a single class, represented at the at the special meeting vote “FOR” the Equity Incentive Plan Proposal.

Recommendation of Live Oak Board of Directors

LIVE OAK BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE EQUITY INCENTIVE PLAN PROPOSAL.

PROPOSAL NO. 6 — THE EMPLOYEE STOCK PURCHASE PLAN PROPOSAL

Employee Stock Purchase Plan Description

On       , 2020, the Live Oak board of directors authorized and approved the Live Oak Acquisition Corp. Employee Stock Purchase Plan (the “Employee Stock Purchase Plan”), subject to Live Oak stockholders’ approval. If the Employee Stock Purchase Plan is approved by the Live Oak stockholders, the Employee Stock Purchase Plan will become effective as of the Closing Date.

The purpose of the Employee Stock Purchase Plan is to provide the eligible employees of Live Oak and certain Subsidiaries of Live Oak that have been designated by the Committee to participate in the Plan (“Participating Companies”) the opportunity to become stockholders through the purchase of shares of Live Oak Class A Common Stock. As of the effective date of the Employee Stock Purchase Plan, the Participating Companies are Live Oak, Danimer, Danimer Scientific Manufacturing, Inc., Danimer Scientific Holdings, LLC, Meredian, Inc., Meredian Bioplastics, Inc., Danimer Scientific L.L.C., Danimer Bioplastics, Inc. and Danimer Scientific Kentucky, Inc. The Live Oak board of directors believes that it is in the best interest of Live Oak and its stockholders to approve the Employee Stock Purchase Plan.

The principal features of the Employee Stock Purchase Plan are summarized below. The summary is qualified in its entirety by reference to the full text of the Employee Stock Purchase Plan. A copy of the Employee Stock Purchase Plan is attached to this proxy statement/prospectus as Annex D and is incorporated herein by reference.

Live Oak stockholders are asked to approve the Employee Stock Purchase Plan in order for awards under the Employee Stock Purchase Plan to be eligible for special tax treatment under Section 423 of the Code, and to comply with applicable stock exchange rules.

Administration

The Employee Stock Purchase Plan will be administered by a committee appointed by the Live Oak board of directors (the “ESPP Committee”). The ESPP Committee shall have the authority to appoint an administrator of the Employee Stock Purchase Plan (the “ESPP Administrator”). Subject to the terms and conditions of the Employee Stock Purchase Plan, the ESPP Committee will have the authority and duty to (a) manage and control the operation of the Employee Stock Purchase Plan; (b) conclusively interpret and construe the provisions of the Employee Stock Purchase Plan, and prescribe, amend and rescind rules, regulations and procedures relating to the Employee Stock Purchase Plan; (c) correct any defect or omission and reconcile any inconsistency in the Employee Stock Purchase Plan; (d) determine whether and to what extent a company will be a Participating Company in the Employee Stock Purchase Plan; and (e) make all other determinations and take all other actions as it deems necessary or desirable for the implementation and administration of the Employee Stock Purchase Plan. The ESPP Administrator will perform such functions with respect to the Employee Stock Purchase Plan as the ESPP Committee and the ESPP Administrator agree. The determination of the ESPP Committee and the ESPP Administrator, respectively, on matters within their respective authorities will be conclusive and binding on Live Oak, the Participating Companies, each eligible employee who has elected to become a participant in the Employee Stock Purchase Plan (the “ESPP Participant”) and all other persons.

Eligibility

Employees of the Participating Companies are eligible to participate in the Employee Stock Purchase Plan as more fully described below. We or the ESPP Committee will determine whether a company is a Participating Company. As of October 23, 2020 approximately 174 employees are eligible to participate in the Employee Stock Purchase Plan.

How Participation in the Employee Stock Purchase Plan Works

Offering Periods

The Employee Stock Purchase Plan gives ESPP Participants the right to purchase shares of Live Oak Class A Common Stock using amounts deducted from their base pay during “Offering Periods”. The first Offering Period under the Employee Stock Purchase Plan is anticipated to commence on the first day of the calendar month following the Closing Date and anticipated to end on December 31, 2020 (if the Closing Date occurs in 2020) or June 30, 2021 (if the Closing Date occurs in 2021). Subsequent Offering Periods will be six months long and will begin on each January 1 and July 1.

Participation

An ESPP Participant may participate in an Offering Period by filing a “Participation Election” in accordance with the rules and procedures established by the ESPP Committee or the ESPP Administrator in the time, form and manner specified by the ESPP Committee or the ESPP Administrator (which may include electronically). Payroll deductions will be made from a Participant’s base pay for each payroll period during an Offering Period during which the Participation Election is in effect in such amounts authorized by the ESPP Participant in his or her Participation Election, subject to a 1 percent minimum and 15 percent maximum of base pay unless otherwise specified by the ESPP Committee. Payroll deductions will be made only after all other withholdings, deductions, garnishments and similar deductions have been made and only if the ESPP Participant’s remaining base pay is sufficient to allow the entire payroll deduction contemplated. An ESPP Participant’s Participation Election for an Offering Period will remain in effect for the entire Offering Period unless suspended or withdrawn earlier as described below.

Grants of ESPP Options and Limitations

As of the first day of an Offering Period (the “Grant Date”), each ESPP Participant for such Offering Period will be considered to have been granted an option under the Employee Stock Purchase Plan (the “ESPP Option”) which, subject to the terms and conditions of the Employee Stock Purchase Plan, grants the ESPP Participant the right to purchase shares of Live Oak Class A Common Stock under the Employee Stock Purchase Plan on the last trading day of the Offering Period (the “Exercise Date”) and at the ESPP Exercise Price (as described below); provided, however, that:

(a)     no ESPP Participant will be granted an ESPP Option on any Grant Date if the ESPP Participant, immediately after the ESPP Option is granted, owns stock (including stock issuable upon exercise of outstanding options held by the ESPP Participant) possessing 5% or more of the total combined voting power or value of all classes of shares of Live Oak or any of its Subsidiaries;

(b)    for any calendar year, no ESPP Participant may purchase shares under the Employee Stock Purchase Plan (or any other employee stock purchase plan of Live Oak or any of its Subsidiaries) having a fair market value (as determined as of the Grant Date) in excess of $25,000; and

(c)     no ESPP Participant will be granted an ESPP Option to purchase a number of shares of Live Oak Class A Common Stock that exceeds 3,750 for any Offering Period.

Employee Stock Purchase Plan Accounts

All payroll deductions made with respect to an ESPP Participant will be credited to his or her bookkeeping account under the Employee Stock Purchase Plan. An ESPP Participant may participate in the Employee Stock Purchase Plan only through payroll deductions and no other contributions will be accepted. No interest will accrue or be paid on any amount credited to an ESPP Participant’s account (or withheld from an ESPP Participant’s pay).

Amounts credited to an ESPP Participant’s Employee Stock Purchase Plan account will not be credited with interest and, in general, all amounts credited to the account for an Offering Period will be used to purchase shares of Live Oak Class A Common Stock under the Employee Stock Purchase Plan for that Offering Period. Amounts credited to an ESPP Participant’s account for one Offering Period will not be used to purchase shares with respect to any other Offering Period. Generally, no cash refunds will be provided to the ESPP Participant from amounts credited to his or her account under the Employee Stock Purchase Plan; provided, however, that, upon termination of participation or upon an ESPP Participant’s withdrawal from the Employee Stock Purchase Plan during an Offering Period, amounts will be returned to the ESPP Participant as described in greater detail below. In addition, amounts remaining in an ESPP Participant’s account at the end of an Offering Period that are not otherwise used to purchase shares will be returned to the ESPP Participant.

Purchases

On the Exercise Date, each ESPP Participant whose participation in the Employee Stock Purchase Plan for that Offering Period has not been withdrawn or terminated will be deemed to have exercised his or her ESPP Option with respect to that number of whole and fractional shares of Live Oak Class A Common Stock equal to the quotient of (a) the balance in the ESPP Participant’s account as of the Exercise Date, and (b) the ESPP Exercise Price. The “ESPP Exercise Price” will be equal to 85% of the lesser of (i) the fair market value of a share of Live Oak Class A Common Stock on the Grant Date or (ii) the fair market value of a share of Live Oak Class A Common Stock on the Exercise Date, in either case rounded up to the nearest cent. Any amounts remaining in an ESPP Participant’s account as of any Exercise Date after the purchase of Live Oak Class A Common Stock shares will be distributed to the ESPP Participant as soon as practicable after the Exercise Date. The closing price of the Live Oak Class A Common Stock on October 23, 2020 was $11.40.

Live Oak Class A Common Stock shares purchased by an ESPP Participant under the Employee Stock Purchase Plan will be issued in the name of the ESPP Participant. Live Oak Class A Common Stock shares will be uncertificated but a stock certificate for whole shares will be delivered to the ESPP Participant upon the ESPP Participant’s request.

Termination of Participation

An ESPP Participant may, at any time and for any reason, voluntarily suspend contributions to the Employee Stock Purchase Plan during an Offering Period by notifying the appropriate payroll office at least 10 business days (or such other period provided by the ESPP Committee) before the payroll period in which such suspension is to be effective. If an ESPP Participant elects to suspend contributions during an Offering Period, the ESPP Participant’s payroll deductions for the remainder of the Offering Period will cease (and he or she will not be permitted to resume payroll deductions for the remainder of the Offering Period) and the balance in his or her Employee Stock Purchase Plan account determined as of the effective date of his or her suspension shall be used as of the next Exercise Date to purchase shares of Live Oak Class A Common Stock under the Employee Stock Purchase Plan in accordance with the terms thereof.

An ESPP Participant (including an ESPP Participant who previously elected to have contributions suspended) may, at any time and for any reason, voluntarily withdraw from participation in the Employee Stock Purchase Plan for an Offering Period by notifying the appropriate payroll office at least 10 business days (or such other period provided by the ESPP Committee) before the next payroll period in which the withdrawal is to be effective. If an ESPP Participant elects to withdraw from participation during an Offering Period, the ESPP Participant’s participation in the Employee Stock Purchase Plan for that Offering Period will terminate and the ESPP Participant’s payroll deductions for the remainder of the Offering Period will cease (and he or she will not be permitted to resume payroll deductions for the remainder of the Offering Period) and the balance in his or her Employee Stock Purchase Plan account determined as of the effective date of his or her withdrawal will be paid to him or her in cash, in a manner determined by the ESPP Committee, as soon as practicable following the effective date of his or her withdrawal and no shares of Live Oak Class A Common Stock will be purchased on behalf of the ESPP Participant for the Offering Period in which the withdrawal occurs. An ESPP Participant’s withdrawal from the Employee Stock Purchase Plan during an Offering Period will have no effect on the ESPP Participant’s eligibility to participate in a subsequent Offering Period.

An ESPP Participant’s participation in the Employee Stock Purchase Plan will be automatically terminated immediately upon termination of his or her employment with the Participating Companies for any reason and the ESPP Participant’s account balance determined on the date of his or her termination of employment will be returned to him or her in cash as soon as possible thereafter and no shares of Live Oak Class A Common Stock will be purchased on behalf of the ESPP Participant for the Offering Period in which the termination occurs.

Shares Subject to the Employee Stock Purchase Plan

The shares of Live Oak Class A Common Stock that may be issued under the Employee Stock Purchase Plan shall be shares currently authorized but unissued or currently held or subsequently acquired by us or purchased in the open market or in private transactions (including shares purchased in the open market with ESPP Participants’ account balances under the Employee Stock Purchase Plan). Subject to adjustment upon changes in Live Oak’s capitalization as described below, the number of shares of Live Oak Class A Common Stock that may be issued under the Employee Stock Purchase Plan shall not exceed 2,730,000 shares; provided, however, that the maximum number of shares of Live Oak Class A Common Stock that shall be available for the grant of ESPP Options under the Employee Stock

Purchase Plan shall not exceed three percent (3%) of the issued and outstanding shares of Live Oak Class A Common Stock, determined on a fully-diluted basis, immediately following the Effective Time. In the event of the expiration, withdrawal, termination or other cancellation of an ESPP Option under the Employee Stock Purchase Plan, the number of shares of Live Oak Class A Common Stock that were subject to the ESPP Option but not delivered will again be available for issuance under the Employee Stock Purchase Plan.

If, on an Exercise Date, ESPP Participants in the aggregate have outstanding ESPP Options to purchase more shares of Live Oak Class A Common Stock than are available to purchase under the Employee Stock Purchase Plan, each ESPP Participant shall be eligible to purchase a reduced number of shares on a pro rata basis and any excess payroll deductions will be returned to such ESPP Participants, without interest, all as provided by uniform and nondiscriminatory rules adopted by the ESPP Committee in accordance with Section 423 of the Code.

Adjustments

In the event of any transaction involving Live Oak (including, without limitation, any merger, consolidation, reorganization, recapitalization, spinoff, stock dividend, extraordinary cash dividend, stock split, reverse stock split, combination, exchange or other distribution with respect to shares of Live Oak Class A Common Stock or other change in the corporate structure or capitalization affecting the shares of Live Oak Class A Common Stock), the ESPP Committee shall make adjustments to the Employee Stock Purchase Plan and ESPP Options under the Employee Stock Purchase Plan as the ESPP Committee determines appropriate in its sole discretion in order to preserve the benefits or potential benefits of the Employee Stock Purchase Plan and ESPP Options and to prevent the dilution or enlargement of the benefits of the Employee Stock Purchase Plan and the ESPP Options. Action by the ESPP Committee may include (a) adjustment to the number and kind of shares which are or may be subject to ESPP Options under the Employee Stock Purchase Plan, (b) adjustment to the number and kind of shares subject to outstanding ESPP Options under the Employee Stock Purchase Plan, (c) adjustment to the ESPP Exercise Price of outstanding ESPP Options under the Employee Stock Purchase Plan, (d) cancellation of outstanding ESPP Options, and (e) any other adjustments that the ESPP Committee determines to be equitable.

Amendment and Termination of the Employee Stock Purchase Plan

Live Oak board of directors may, at any time and in any manner, amend, suspend or terminate the Employee Stock Purchase Plan or any election outstanding under the Employee Stock Purchase Plan; provided, however, that no such amendment will be made without approval of Live Oak stockholders to the extent such approval would be required under Section 423 of the Code, the rules of any securities exchange or similar entity on which Live Oak Class A Common Stock is listed or otherwise by applicable law.

Transferability

Neither the right of an ESPP Participant to purchase shares of Live Oak Class A Common Stock under the Employee Stock Purchase Plan, nor his or her account balance, may be transferred, pledged, assigned or otherwise disposed of by the ESPP Participant other than by will or the laws of descent and distribution and any such attempt at transfer, pledge, assignment or other disposition will be without effect, and we will treat such act as an election to withdraw from participation in an Offering Period in accordance with the terms of the Employee Stock Purchase Plan. An ESPP Option granted under the Employee Stock Purchase Plan may be exercised during an ESPP Participant’s lifetime only by the ESPP Participant.

United States Federal Income Tax Consequences

The following is a brief discussion of the U.S. federal income tax treatment that will generally apply to grants of ESPP Options and purchases under the Employee Stock Purchase Plan by U.S. taxpayers based on the current U.S. federal tax laws and regulations presently in effect, which are subject to change, and it does not purport to be a complete description of the U.S. federal income tax aspects of the Employee Stock Purchase Plan. The following does not discuss any state and local tax consequences in connection with grants of ESPP Options and purchases under the Employee Stock Purchase Plan.

No income will be taxable to an ESPP Participant upon the grant of an ESPP Option under the Employee Stock Purchase Plan or at the time shares of Live Oak Class A Common Stock are purchased under the Employee Stock Purchase Plan and we will not be entitled to a deduction. Upon the disposition of the shares acquired upon exercise of an ESPP Option, the tax treatment, and the company’s entitlement to a deduction, depends on whether the shares acquired pursuant to the Employee Stock Purchase Plan are held for the “holding period” which is the 2 year period after the date the ESPP Option is granted and one year after the Exercise Date, as summarized below.

In the event shares of Live Oak Class A Common Stock are sold or disposed of prior to the expiration of the holding period, the excess of the fair market value of the shares on the Exercise Date over the ESPP Exercise Price will be treated as ordinary income to the ESPP Participant. This excess will constitute ordinary income in the year of sale or other disposition even if no gain is realized on the sale or a gratuitous transfer of the shares is made. The balance of any gain will be treated as capital gain. Even if the shares are sold for less than their fair market value on the Exercise Date, the same amount of ordinary income is attributed to an ESPP Participant and a capital loss is recognized equal to the difference between the sale price and the value of the shares on the Exercise Date. If a sale or disposition occurs before the expiration of the holding period, we will be entitled to a deduction for the taxable year in which such sale or disposition occurs in the same amount includible as compensation in the ESPP Participant’s ordinary income.

In the event that shares of Live Oak Class A Common Stock acquired pursuant to the Employee Stock Purchase Plan are sold or disposed of (including by way of gift) after the expiration of the holding period, the ESPP Participant’s ordinary income will equal the lesser of (i) the excess of the fair market value of the shares on the Grant Date (first day of the Offering Period) over the ESPP Exercise Price or (ii) the gain actually realized by the ESPP Participant on the sale of the shares (if there is a gain). Any further gain on disposition will be treated as capital gain and any loss will be treated as a capital loss. If the ESPP Participant holds the acquired shares for the holding period, we will not be entitled to a deduction for U.S. federal income tax purposes with respect to shares transferred to an ESPP Participant.

Vote Required for Approval

The Employee Stock Purchase Plan Proposal is conditioned on the approval of the Business Combination Proposal at the special meeting.

The Employee Stock Purchase Plan Proposal will be approved and adopted if the holders of a majority of the votes cast by holders of shares of Live Oak Class A Common Stock and Live Oak Class B Common Stock, voting as a single class, represented at the at the special meeting vote “FOR” the Employee Stock Purchase Plan Proposal.

Recommendation of Live Oak Board of Directors

LIVE OAK BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE EMPLOYEE STOCK PURCHASE PLAN PROPOSAL.

PROPOSAL NO. 7 — THE ADJOURNMENT PROPOSAL

The Adjournment Proposal

The Adjournment Proposal, if adopted, will allow Live Oak board of directors to adjourn the special meeting of stockholders to a later date or dates to permit further solicitation of proxies. The Adjournment Proposal will only be presented to Live Oak’s stockholders in the event that, based on the tabulated votes, there are not sufficient votes at the time of the special meeting of stockholders to approve one or more of the proposals presented at the special meeting or Public Stockholders have elected to redeem an amount of Public Shares such that the minimum available cash condition to the obligation to closing of the Business Combination would not be satisfied. In no event will Live Oak board of directors adjourn the special meeting of stockholders or consummate the Business Combination beyond the date by which it may properly do so under Live Oak’s amended and restated certificate of incorporation and Delaware law.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by Live Oak’s stockholders, Live Oak board of directors may not be able to adjourn the special meeting of stockholders to a later date in the event that, based on the tabulated votes, there are not sufficient votes at the time of the special meeting of stockholders to approve the Business Combination Proposal or Public Stockholders have elected to redeem an amount of Public Shares such that the minimum available cash condition to the obligation to closing of the Business Combination would not be satisfied.

Vote Required for Approval

The Adjournment Proposal will be approved and adopted if the holders of a majority of the votes cast by holders of shares of Live Oak Class A Common Stock and Live Oak Class B Common Stock, voting as a single class, represented at the at the special meeting vote “FOR” the Adjournment Proposal. Adoption of the Adjournment Proposal is not conditioned upon the adoption of any of the other proposals.

Recommendation of the Live Oak Board of Directors

LIVE OAK BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

INFORMATION ABOUT DANIMER

Investors should read this section in conjunction with the more detailed information about Danimer, contained in this proxy statement/prospectus, including Danimer’s audited and unaudited financial statements and the other information appearing in the section entitled “Danimer Management’s Discussion and Analysis of Financial Condition and Results of Operations.” In this section, references to “we,” “us” and “our” refer to Danimer and its subsidiaries prior to the consummation of the Business Combination, unless the context clearly indicates otherwise.

Overview

Danimer is a performance polymer company specializing in bioplastic replacements for traditional petrochemical-based plastics. Danimer, through its principal operating subsidiaries, Meredian, Inc., Danimer Scientific, L.L.C. and Danimer Scientific Kentucky, Inc., brings together innovative technologies to deliver renewable, environmentally friendly bioplastic materials to global consumer product companies. We have core competencies in fermentation process engineering, chemical engineering and polymer science. In addition, we have created an extensive intellectual property portfolio to protect our innovations which, together with our technology, serves as a valuable foundation for our business and future industry collaborations. We primarily market our products to manufacturers in the plastics industry seeking to address environmental, public health, renewability, certification, composting and biodegradability concerns because of customer perceptions or government regulations.

We believe that we are the only commercial company in the bioplastics market to combine the production of a base polymer along with the reactive extrusion capacity in order to give customers a “drop-in” replacement for a wide variety of petrochemical-based plastics. Our process uses sustainably sourced canola oil. Our proprietary extraction and extrusion processes are cost competitive and leave almost no carbon footprint. Our customized formulations enable us to team up with other makers of biobased products to create an even wider range of goods. Our scalable production capacity and modular manufacturing model will soon enable us to serve an increasingly large customer base. As an industry leader, Danimer is one of the few companies anywhere in the world to achieve this level of sustainability in biopolymer products and processes.

Our Technologies

PHA Technology Platform

Danimer is a leading producer of polyhydroxyalkanoate (“PHA”), which occurs naturally in living organisms and are chemically similar to polyesters. PHAs serve as a biodegradable plastic alternative to petrochemical-based plastics. Since 2020, Danimer has sold PHAs commercially under its proprietary Nodax® brand name for usage in a wide variety of plastic applications including water bottles, straws, food containers, among others. Our PHA biopolymers are formulated to meet the biodegradability requirements for ASTM International and European (EN) standards. Our PHA is also FDA-approved for food contact and will biodegrade aerobically or anaerobically in soil, water and industrial or home compost within three to six months depending on conditions.

Danimer originally acquired its PHA technology from Procter & Gamble in 2007. PHAs are made through a fermentation process in which bacteria consume vegetable oil and produce PHA within their cell membranes as energy reserves. Danimer harvests the excess PHA from the bacteria, purifies and filters it before extruding it into a pellet, which is sold to our customers. We believe PHAs are a complete replacement for petrochemical-based plastics with the added benefit that our customers in most cases are not required to purchase new equipment in order to switch to using Danimer’s bio-plastics products. Utilizing PHAs as a base resin significantly expands the number of potential applications for bioplastics in the plastics industry and also enables Danimer to produce resin that is not just compostable, but also fully biodegradable.

PLA Technology Platform

Danimer also creates proprietary plastics using the natural plastic Polylactic Acid (“PLA”) as a base resin and has been in this line of business since 2004. Danimer’s reactive extrusion technology has allowed many companies to begin to use renewable and compostable plastics to meet their customers’ growing sustainability needs. Danimer is a pioneer in bioplastics technology, demonstrated by early successes such as creating a bioplastic suitable for coating disposable paper cups to withstand the temperatures of hot liquids such as coffee. Danimer has expanded its product portfolio and now supplies customers globally. Danimer has two primary manufacturing platforms: reactive extrusion and polymer synthesis. In reactive extrusion, new polymers are made by combining PLA with other plant-based materials or minerals, to be able to meet the needs of customers that cannot use non-formulated neat PLA. In polymer synthesis, new proprietary polymers are made in reactors (vertical tanks with ability to control pressure, heat, agitation, pH, etc.) and then pelletized. In addition to the plastics developed by Danimer, Danimer also toll manufactures for customers that need the unique extruder or reactor setup employed by Danimer for new or scale-up production. Our PLA-based biopolymers are formulated to meet the biodegradability requirements for ASTM International and European (EN) standards.

The Plastics Market and Competitive Landscape

The plastics market is large, with many established players. The market has grown around the chemical processing of oil and natural gas, and is concentrated in the conventional, non-biodegradable petroleum-based segment.

Established companies in this segment include The Dow Chemical Company (“Dow Chemical”), E.I. DuPont de Nemours and Company (“DuPont”), BASF Corporation (“BASF”), INEOS USA LLC, LyondellBasell Industries N.V., Saudi Basic Industries Corporation and Mitsubishi Chemical Corporation (“Mitsubishi Chemical”), among many others. The price of conventional petroleum-based plastic is volatile, as it is dependent on petroleum as a key manufacturing input. In addition, the non-biodegradability of conventional petroleum-based plastics makes them persistent in and harmful to the environment and creates significant waste.

Competitive companies that produce bioplastics include: Kaneka Corporation (produces the biopolymer PHBH); and Novamont S.p.A. (makes polybutylene adipate terephthalate (PBAT)).

Danimer PHA biopolymers offer a broad range of properties and processing options and can address a large portion of the opportunities for environmentally attractive yet functionally equivalent alternatives to conventional petroleum-based plastics. Unlike PLA and most starch-based composite biodegradables, Danimer biopolymers can:

•        biodegrade in natural soil and water environments, including the marine environment;

•        remain functional through a wide range of temperatures; and

•        not break down in everyday use.

Market Opportunity

General:    Globally, over 800 billion pounds of plastic are produced each year. We believe that both PHA and PLA are excellent replacements for commercial plastics created with synthetic polymers derived from petrochemicals. Danimer believes that PHA is a competitive replacement for polypropylene (PP), polyethylene (PE), polystyrene (PS), and polyethylene terephthalate (PET) plastics. These plastics represent over 63% of traditional petrochemical-based plastic worldwide, so there is potential for PHAs to replace over 500 billion pounds of plastic applications annually.

The bioplastics industry is diverse and rapidly evolving. As companies continue to innovate new bioplastic products to meet existing and future customer needs, the industry is expected to expand substantially. Bioplastics are used in a wide range of applications, including packaging, adhesives, food additives, food service items and many others. Bioplastics are a key segment of the plastics industry and offer a renewably sourced replacement for traditional petrochemical-based plastics with additional benefits such as compostability, biodegradability and enhanced safety.

Environmental:    Opportunities arising from the plastics industry’s negative environmental impacts include a demand for an alternative of more products and packaging using sustainable, renewable and non-petroleum resources. Additionally, we believe there is heightened demand for biodegradable and compostable materials, as well as materials that facilitate greater safety for the public and the environment. A 2018 global corporate sustainability report by Nielsen found consumers in global markets are motivated to be more environmentally conscious with their purchases. In light of this sentiment, companies are looking for ways to divert landfill waste and environmental waste with the use of bioplastics. With the “end of life” scenarios that bioplastics provide, these companies are now testing new materials to be more proactive in reducing the global pollution problem.

Public Health:    Manufacturers of products that are used for food packaging or food services may place priority on the development of bioplastics that eliminate the potentially negative health effects of petrochemical-based plastics. While not yet conclusive, some scientific research suggests that polystyrene, PVC, polyethylene and many other traditional plastics may be linked to certain cancers, endocrine disruptions, digestive dysfunctions, impaired immune function and other serious health issues. We believe that this perception of traditional plastics, especially in food contact applications, is driving numerous product manufacturers toward the use of non-petrochemical-based plastics.

Renewability:    Some manufacturers place an even greater emphasis on renewability rather than biodegradability or compostability of materials. In Europe, many manufacturers place higher priority on renewability simply because of consumer perceptions and governmental regulations.

Certification:    The certification of materials in the bioplastics industry is based upon third-party standards that establish criteria for labeling materials and products. Certifications are important to brand owners and consumers as they give assurance that materials have been rigorously tested and vetted. Once certification has been achieved for our products, Danimer and its customers are authorized to utilize labels indicating the bioplastic meets certification guidelines, which we believe give consumers greater confidence in our products.

Business Strategy

Our goal is to build a commercially successful biopolymers business, with attractive margins, based on the unique properties of our PHA and PLA biopolymers. To achieve this goal, we are developing and commercializing biopolymers in a range of applications. We believe this will provide an attractive base of commercial opportunities for the Company, creating value for our business and our customers and generating leading intellectual property positions in the field.

Key elements of our strategy include:

•        Expansion of our Kentucky Facility.    In order to meet the increasing demand for PHA, in December 2018, Danimer purchased an idled fermentation facility in Kentucky that was well-suited for the commercial production of PHA (the “Kentucky Facility”) and simultaneously entered into a sale and leaseback transaction with a large, diversified commercial property REIT with respect to the Kentucky Facility and certain of its facilities located in Bainbridge, Georgia. Danimer has embarked on a two-phase commissioning strategy for the Kentucky Facility. When acquired, the Kentucky Facility included fermentation capacity, some downstream processing equipment, and warehouse space.  Phase I of the buildout of the Kentucky Facility, which was nearing completion at the end of the second quarter of 2020, involved the retrofitting of the facility to startup the three smaller fermenters, removing existing equipment not needed for our PHA-production process, and adding downstream processing equipment necessary to process PHA from those three fermenters.  Phase I also included the necessary extrusion equipment to create the final formulated bioplastic. Danimer commenced scale-up fermentation runs in December 2019. Phase I capacity is approximately 20 million pounds of finished product per year. Danimer believes that the capacity of the plant can be expanded by another 45 million additional pounds of finished product, bringing total plant capacity up to 65 million pounds per year, by investing approximately $100 million for Phase II expansion. Phase II construction has commenced and Danimer expects Phase II to be completed by the end of 2021. Phase II will involve retrofitting two more fermenters that already exist in the Kentucky Facility. Phase II will also include a new building to house the additional downstream processing equipment and extrusion equipment needed to handle the increase output from the two larger fermenters.

•        Greenfield Facilities.    The Company has begun exploring construction of new fermentation plants in order to further expand its production capability of PHA. In 2020, the Company intensified those efforts by engaging with its engineering partner to design an optimal commercial production module for future greenfield PHA plants.

•        Research and Development.    As part of its long-term growth strategy, Danimer is seeking to expand on the number PHA research and development (“R&D”) contracts that it has with global consumer product companies. R&D contracts themselves provide revenue to Danimer. Additionally, a successful R&D process is expected to culminate in a supply agreement with the customer. As customers’ products are moved from R&D to commercialization, new customer R&D contracts can be signed, which we believe will result in a pipeline of future products. As our PHA production capacity expands, through completion of Phase II of the Kentucky Facility and the development of additional greenfield PHA plants thereafter, Danimer believes that it will have adequate supply needs in significant part due to the pipeline created by our R&D contracts.

•        Strategic Partnerships.    As global plastic production increases, Danimer anticipates that it will not be able to supply all bioplastic needs in the foreseeable future. To address this, Danimer is exploring strategic partnerships and licensing opportunities. These opportunities have the potential to greatly expand Danimer’s product penetration beyond Danimer’s ability to raise capital. Even with an aggressive plan to add facilities, Danimer expects that the percent of the market captured by Danimer through new plants will still be less than 1% of the global demand for petrochemical replacements during the next decade. Considering the size of the plastics market, and the uniqueness of Danimer’s PHA, Danimer will continue to explore innovative ways to partner with world leading companies to meet what is expected to be a growing demand.

Danimer’s Products and Services

Danimer has the following products and services.

PHA-based resins:    PHA is a naturally occurring bioplastic that effectively biodegrades in both anaerobic environments, such as a waste treatment facility, and aerobic environments, such as an ocean. PHA will degrade in environments in which microbes or fungi are present, without the presence of heat and moisture. This ease of degradation creates numerous options for companies that use plastics as part of their business because, industrial composting facilities, which are have limited capacity throughout the world, are not required in order to ensure PHA-based plastics ultimately biodegrade after use. PHA is degradable in industrial compost, home compost, soil, fresh water, marine water and anaerobic conditions. PHA is made in a fermentation process where bacteria consume vegetable oil to make PHA as energy reserves. Numerous configurations of these polymers can be achieved, yielding a diverse array of possible properties in the resulting material. Danimer’s Nodax® PHAs possesses seven TUV AUSTRIA certifications and statements of industrial and home compostability, is biodegradable in anaerobic soil, freshwater and marine environments and is 100% bio-based. All of Danimer’s biopolymers, including its Nodax® PHA, are FDA approved for food contact.

Danimer currently holds over 150 patents and pending patent applications worldwide (of which more than 80 are patents issued and more than 70 pending applications) in more than 20 countries that protect the material’s composition and applications. Danimer is responding to unprecedented customer demand for PHA by developing an aggressive long-term plan to add facilities beyond the new fermentation plant in Kentucky in order to further monetize its technology. In 2020, the Company intensified those efforts by engaging with its engineering partner to design an optimal commercial production module for future greenfield PHA plants. This modular plant design will continue to be improved as it employs the valuable learnings obtained as it operates the commercial facility in Kentucky and its development plant in Bainbridge.

PLA-based resins:    PLA is made from dextrose “sugar” that is derived from corn, sugar beets, and sugar cane among others. It is “industrially compostable” as per ASTM D6400 standards, which require a plastic to aerobically compost in a municipal industrial facility within 180 days. PLA requires additional heat and moisture to begin degrading by hydrolysis, which is why it is certified for industrial composting only. While PLA is produced by other companies such as NatureWorks LLC (“NatureWorks”) and Total Corbion PLA (“Total Corbion”), PLA in non-formulated neat form has limited functionality, However, when PLA is combined with other plant-based chemicals and minerals through Danimer’s reactive extrusion process, PLA can be manufactured for a wide range of applications to support petrochemical-based plastic replacement.

Danimer purchases PLA and formulates it into bioplastics applications for its customers. Danimer produces products from PLA and changes or modifies this material, typically compounding PLA with other materials to improve processability, impact strength, heat tolerance and numerous other attributes in order for it to work for applications desired by its customers. Danimer’s ability to formulate PLA in this manner enables it to acquire customers that neat PLA producers cannot.

Research and development:    Danimer has a number of PHA research and development (“R&D”) contracts with global consumer products companies, including PepsiCo, Nestlé and Genpak. Danimer and the R&D staff of each customer collaborate on products that are tailored for such customer’s specific applications.

Tolling:    Danimer contracts with customers to use its existing production facilities and expertise to help customers meet complex raw material opportunities. In 2015, Danimer started making its production facilities and expertise available to tolling customers. There are many companies that toll manufacture in the U.S. for products that are large volumes at low prices. Danimer considers “Specialty Tolling” which usually means lower volumes at higher margins, to be one of its core competencies. In many cases, the tolling products can be manufactured on the same equipment as the PLA based resins.

Customers and Product Applications

Danimer believes it is well-positioned to capture market share with its streamlined and flexible development process. Danimer possesses world-class research and development capabilities for new products. Since the inception and commercialization of its first products, a significant portion of Danimer’s revenues have been generated from the sale of materials utilized in single-use food service articles. While single-use food service articles currently are expected to remain a significant component of its revenue, Danimer continues to develop new products for many different applications; therefore, its client base is changing along with its product mix.

For the years ended, December 31, 2019 and 2018, Danimer had four customers that each individually accounted for more than 10% of revenue and collectively represented 65% and 59% of total revenue, respectively.

PHA Products:    Danimer has successfully executed multiple contracts for the development and production of PHA-based resins. Some of Danimer’s current customers and their product applications using PHA-based resins are below:

•        PepsiCo — In December 2016, Danimer and PepsiCo, Inc. entered into a joint development agreement that provides for the development of Danimer’s biodegradable film resins to meet the packaging requirements of PepsiCo’s global food and beverage business, including compostable films to be used in Frito Lay chip bags.

•        Genpak — In November 2019, Danimer and Genpak, LLC entered into a multi-year agreement under which the Company will deliver biodegradable resins that Genpak will use exclusively for the manufacture of its new GenZero™ line of food packaging products. Genpak’s line of foodservice items are designed for a wide range of applications, including to-go hinged food containers, plates, bowls and platters, serving trays and two-piece food containers.

•        Nestlé — In December 2018, Nestec Ltd. (a Nestlé affiliate) and Danimer entered into a global partnership to develop biodegradable water bottles. Nestlé and Danimer are collaborating to design and manufacture bio-based resins for Nestlé’s water business using Danimer’s PHA polymer Nodax®. Once the development of these products is complete, Nestlé and Danimer will enter into negotiations to produce these products commercially.

•        UrthPact — In October 2019, Danimer and UrthPact, LLC, a long-time customer of Danimer for PLA-based resins for use in single-serve coffee pods, entered into an agreement providing for manufacture by Danimer of drinking straws that are fully biodegradable in environments ranging from waste treatment facilities to home compost piles, waterways and oceans. These straws will be manufactured using the Company’s Nodax® PHA. In addition, UrthPact also signed a contract with the Company to produce PHA-based resin for single serve coffee pods.

•        WinCup — In September 2019, WinCup Plastics, Inc., a leading manufacturer of disposable foodservice to-go-ware, announced the launching of phade™, a new line of straws and stirrers made from Danimer’s Nodax® PHA. WinCup and Danimer have entered into a commercial supply contract for PHA to be produced in the Kentucky Facility.

In addition to the customers noted above, Danimer has supply agreements for PHA-resins with over six other customers and has contractual commitments for all of its PHA-production capacity through then end of 2021, the expected completion date of Phase II of the buildout of the Kentucky Facility.

PLA Products: Some of Danimer’s current product applications using PLA-based resins are below:

•        Drinking cups that are coated with Danimer’s compostable extrusion coating resin.

•        Coffee rings for single-serve coffee pods.

•        PLA-based shrink wrap films for various food packaging.

•        Cutlery packaging.

Raw Materials and Suppliers

Danimer’s operations depend upon obtaining adequate supplies of raw materials on a timely basis, in particular PLA, polybutylene succinate (PBS), polybutylene adipate terephthalate (PBAT) and canola oil. Although certain of these raw materials have limited sources of supply, Danimer has developed strategic relationships with key suppliers for these products and generally have commitments or contracts from these suppliers to meet current and projected needs. Danimer buys PLA from NatureWorks and Total Corbion, PBS from PTT MCC Biochem Co., Ltd and PBAT from BASF. Commodities such as canola oil is readily available from numerous suppliers. Accordingly, Danimer believes it will be able to procure the necessary quantity and quality of raw materials needed to manufacture its products.

Intellectual Property

Danimer’s success depends in part upon its ability to protect its core technology and intellectual property, and Danimer relies on a combination of patents, know-how, trade secrets, non-disclosure agreements and supply chain partnerships to establish and protect its intellectual property. Danimer holds a portfolio of more than 150 patents and pending patent applications applicable across more than 20 countries. Danimer’s technology is also protected by maintaining trade secret status for key technology and know-how. In addition, non-disclosure agreements with customers and research partners help to keep Danimer’s technology proprietary.

Danimer purchased the intellectual property portfolio that formed the original basis of its PHA technology platform from Procter & Gamble. After a global offering of the technology to competent entities, Procter & Gamble determined that Danimer’s expertise and demonstrated success offered the highest probability of successful commercialization. Procter & Gamble has retained a royalty interest until one year following the expiration of the patents.

Examples of intellectual property held by Danimer include patents addressing the conversion of PHA into articles such as diapers, feminine hygiene products, films, fibers, and molded articles, which protects Danimer to the “store shelf”. In addition, the Company holds patents or applications as diverse as production systems, additives for bioplastics, and unique specialty applications such as the use of materials in the oil and gas industry.

Regulatory

Regulation by government authorities in the United States and other countries is a significant factor in the production and marketing of Danimer’s products and its ongoing R&D activities. In order to research, develop and manufacture products for Danimer’s customers and ultimately for consumer use, Danimer must satisfy mandatory procedures and standards established by various regulatory bodies. Compliance with these standards is complex, and failure to comply with any of these standards can result in significant consequences.

Some applications for which Danimer biopolymers may be suitable, such as food packaging, PHA-coated paper cups and drinking straws, involve food contact, which, in the United States, is regulated by the U.S. Food and Drug Administration (“FDA”). Our PHA has been cleared for use in food-contact applications by the FDA.  The PHA polymer is also contained on positive lists for food-contact in the European Union and Japan.  Danimer is in the process of seeking further regulatory approvals necessary to sell and produce its products based on local requirements in various jurisdictions worldwide, and is prepared to seek additional such approvals as may become necessary in the ordinary course of business.

Biobased and Biodegradability Certification

Danimer biopolymers in neat form have the advantage in the marketplace of being both biobased and biodegradable while having comparable functional properties to petroleum-based polymers. Danimer’s products may be certified for both biodegradability and composting. Danimer obtains such certifications from recognized certifying bodies for its base products. As customers purchase product for a specific use, the customer typically obtains an updated certification covering the customer’s manufacturing specifications.

Headquarters and Manufacturing Facilities

Danimer’s corporate headquarters, primary research facility, PLA reactive extrusion plant, tolling operation, as well the site of its PHA commercial demonstration plant are located in Bainbridge, GA, in approximately 200,000 square feet of real property.

Danimer’s PHA commercial production facility is located in Winchester, Kentucky in approximately 80,000 square feet of real property.

Danimer leases these facilities as part of a sale and leaseback arrangement with a large, diversified commercial property REIT. The triple net lease under which we lease these properties has an initial term through December 31, 2038 with four (4) options terms of five (5) years each pursuant to which we may elect to extend the term.

Employees

As of September 30, 2020, Danimer had approximately 173 total employees located in the United States. None of our employees are subject to a collective bargaining agreement and we believe we have a good relationship with our employees.

Legal Proceedings

Danimer does not currently have any outstanding material litigation.

Corporate Information

Danimer was formed in 2004. Danimer’s principal executive offices are located at 140 Industrial Blvd, Bainbridge GA 39817 and its telephone number is (229) 243-7075.

DANIMER’S EXECUTIVE COMPENSATION

Danimer has designed, and intends to modify as necessary or appropriate, its compensation and benefits program to attract, retain, incentivize and reward deeply talented and qualified executives who share its philosophy and desire to work towards achieving its goals. Danimer believes its compensation program should promote the success of the company and align executive incentives with the long-term interests of its shareholders. Danimer’s current executive compensation programs reflect its startup origins in that they consist primarily of salary and stock option awards. As Danimer’s needs evolve, Danimer intends to continue to evaluate and modify its philosophy and compensation programs as circumstances require or is appropriate.

This section provides an overview of Danimer’s executive compensation programs as they relate to the executive officers named below (the “named executive officers”), including a narrative description of the material factors necessary to understand the information disclosed in the summary compensation table below. Danimer’s board of directors, with input from its Chief Executive Officer, has historically determined the compensation for Danimer’s named executive officers. For the year ended December 31, 2019, Danimer’s named executive officers were:

•        Stephen E. Croskrey, Chief Executive Officer

•        John A. Dowdy, III, Chief Financial Officer

•        Phillip Van Trump, Chief Science and Technology Officer

Summary Compensation Table

The following table sets forth information concerning the compensation of the named executive officers for the year ended December 31, 2019.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Option Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Stephen E. Croskrey Chief Executive Officer	2019	394,423	598,397	4,720,062	22,886	5,735,768
John A. Dowdy, III Chief Financial Officer	2019	234,616	—	—	22,410	257,026
Phillip Van Trump Chief Science and Technology Officer	2019	234,616	—	—	21,157	255,773

____________

(1)      The bonus amounts for Messrs. Dowdy and Van Trump for the year ended December 31, 2019 are not calculable as of the date of this proxy statement/prospectus. Danimer expects these amounts to be determined on or about November 13, 2020.

(2)      The amounts in this column represent the aggregate grant-date fair value of awards granted to each named executive officer, computed in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. See Note 2, “Stock-based Compensation” to Danimer’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus for a discussion of the assumptions made by Danimer in determining the grant-date fair value of Danimer’s equity awards.

(3)      All Other Compensation is comprised of Danimer matching contributions under Danimer’s 401(k) plan which is a tax-qualified defined contribution plan, car allowance or use of company car, and use of company housing. The following table summarizes “All Other Compensation” provided to the named executive officers during the year ended December 31, 2019 are as follows:

•        Mr. Croskrey: annual value (on depreciation basis) of company house ($7,081); annual value (on depreciation basis) of company automobile ($4,605); and 401(k) plan match ($11,200).

•        Mr. Dowdy: car allowance ($11,371); and 401(k) match ($11,039).

•        Mr. Van Trump: car allowance ($5,696); and certain tuition payments ($15,461).

Narrative Disclosure to Summary Compensation Table

For 2019, the compensation program for Danimer’s named executive officers consisted of base salary and incentive compensation delivered in the form of an annual bonus and/or stock option awards.

Base Salary

Base salary for Danimer’s named executive officers has historically been set at a level that is commensurate with such executive’s duties and authorities, contributions, prior experience and sustained performance.

Cash Bonus

In 2019, pursuant to his employment agreement, Mr. Croskrey was entitled to receive a bonus equal to ten percent (10%) of Danimer’s EBITDAR (earnings before interests, taxes, depreciation, amortization and rent, stock-based compensation, certain non-recurring charges and operating leases) until such bonus amount equals his base annual salary then in effect, and five percent (5%) of any additional EBITDAR in excess thereof. Danimer provides annual bonuses to the other named executive officers based on the achievement of individual and corporate performance, as determined by Danimer’s CEO in his sole discretion. The amount of the 2019 bonus payable to the other named executive officers has not yet been determined.

Equity Compensation

     Danimer provides stock options to the named executive officers under Danimer’s 2016 Director and Executive Officer Stock Incentive Plan and/or Danimer’s 2016 Omnibus Stock Incentive Plans (collectively, the “2016 Plans”), as determined by Danimer’s board of directors in their sole discretion. Danimer believes that such equity awards serve to better align the interests of stockholders and the named executive officers, and serve as a strong retention tool. In 2019, pursuant to his employment agreement, Mr. Croskrey was entitled to receive non-qualified stock options to acquire 150,000 shares of Danimer common stock under the 2016 Plans. Mr. Croskrey also received options to 99,386 shares of Danimer common stock under the 2016 Plans in connection with his previous employment agreement. All options granted to Mr. Croskrey in 2019 were fully vested upon issuance.

Benefits and Perquisites

Danimer provides benefits to its named executive officers on the same basis as provided to all of its employees, including medical, dental and vision insurance; life insurance; accidental death and dismemberment insurance; critical illness insurance; short-and long-term disability insurance; and a tax-qualified Section 401(k) plan for which Danimer matches elective deferrals of up to 4% of an employee’s eligible earnings. The named executive officers are entitled either to use of a company car or a monthly car allowance. Certain executives also receive reimbursement for tuition for graduate level degrees. Except as otherwise disclosed herein, Danimer does not maintain any other executive-specific benefit or perquisite programs.

Additionally, Danimer has agreed to provide Mr. Croskrey with, or reimburse him for, a rental home or apartment in the Bainbridge, Georgia area, with Danimer paying for rent, furnishings and incremental living expenses not exceeding $1,500.00 per month. Danimer has also agreed to gross-up Mr. Croskrey to reimburse him for any tax liability incurred in respect of such housing payments.

Potential Payments Upon Termination or Change of Control

Mr. Croskrey and Danimer entered into the Amended and Restated Employment Agreement on August 13, 2018 (the “Prior Croskrey Employment Agreement”), pursuant to which he earned a base salary of $400,000 for the fiscal year ended December 31, 2019, and was entitled to certain benefits, perquisites, and payments in connection with a change of control of Danimer. On October 3, 2020, Mr. Croskrey and Danimer entered into an amendment (the “Amendment”) to the Prior Croskrey Employment Agreement providing, among other things, that the Prior Croskrey Employment Agreement would be terminated effective upon the closing of the Business Combination. The Amendment provides that Mr. Croskrey will be entitled to receive the bonus equal to one percent (1%) of the gross purchase price paid by Live Oak for Danimer (net of Danimer’s closing costs and expenses) upon the closing of the Business Combination, as set forth in the Prior Croskrey Employment Agreement, but that Mr. Croskrey was waiving a separate severance payment to which he would have been entitled to effective upon the closing of the Business Combination under the Prior Croskrey Employment Agreement.

Agreements with Danimer’s Named Executive Officers

As a part of the Business Combination, New Danimer has entered into a new employee agreement with Stephen E. Croskrey that will be effective upon the closing of the Business Combination, and Danimer will assign prior to Closing the existing employment agreements of Messrs. Dowdy and Van Trump to New Danimer, effective upon the closing of the Business Combination. Details of these agreements are outlined below.

Employment Agreement with Stephen E. Croskrey

On October 3, 2020, Mr. Croskrey and Live Oak entered into the Employment Agreement (the “New Croskrey Employment Agreement”), which will be effective upon the closing of the Business Combination. The Prior Croskrey Employment Agreement will terminate upon the effectiveness of the New Croskrey Employment Agreement.

The New Croskrey Employment Agreement is effective upon the closing of the Business Combination and ends on February 1, 2024 unless earlier terminated in accordance with its terms. The New Croskrey Employment Agreement provides that Mr. Croskrey shall serve as Chief Executive Officer and Chairman of the Board of Directors of New Danimer, and provides for an annual base salary of $425,000, which shall increase by $25,000 on January 1 of each year of the term. Under the New Croskrey Employment Agreement, Mr. Croskrey is entitled to an annual bonus based upon the Company’s earnings before interest, taxes, depreciation, amortization, rent and operating leases (“EBITDAR”) for each fiscal year, pursuant to which Mr. Croskrey will be paid an annual bonus equal to (i) 10% of the Company’s EBITDAR until such bonus amount equals his annual base salary then in effect, plus (ii) 5% of the Company’s EBITDAR in excess thereof. The New Croskrey Employment Agreement also provides that Mr. Croskrey will be entitled to participate in New Danimer’s equity incentive plans for executives and employees and receive annual equity awards thereunder. Under the New Croskrey Employment Agreement, Mr. Croskrey is eligible to participate in employee benefit plans offered to New Danimer’s executives, and is entitled to use of a reasonably acceptable rental home or apartment in the area of Bainbridge, GA, as well as reimbursements for incremental living expenses of up to $1,500 per month for the periods during which he resides in such rental home on New Danimer business, as well as a potential gross-up for such reimbursement.

Pursuant to the New Croskrey Employment Agreement, upon a termination of Mr. Croskrey’s employment by New Danimer without cause, or a termination by Mr. Croskrey for good reason: (i) Mr. Croskrey will receive an amount in cash equal to 24 months of his annual base salary; (ii) Mr. Croskrey will receive any accrued but unpaid portion of his annual bonus; (iii) any unvested equity awards that are held by Mr. Croskrey will automatically vest and become exercisable; and (iv) in the event that Mr. Croskrey is entitled to and elects to utilize coverage under Section 4980B of the Code (“COBRA Coverage”), reimbursement for COBRA Coverage for Mr. Croskrey and his dependents for the lesser of 24 months following termination or the date that the COBRA Coverage terminates in accordance with its terms.

Employment Agreement with Other Named Executive Officers

On August 31, 2020, each of the other named executive officers entered into Amended and Restated Employment Agreements (each, an “NEO Employment Agreement”) with Danimer. Under the NEO Employment Agreement, John A. Dowdy, III will serve as Chief Financial Officer and Phillip Van Trump will serve as Chief Science and Technology Officer. Except as otherwise set forth below, each of the NEO Employment Agreement have identical terms, as summarized below.

Under the NEO Employment Agreements, each of Messrs. Dowdy and Van Trump earn a salary of $300,000 per year. Under the NEO Employment Agreements, each such named executive officer is entitled to an annual bonus under Danimer’s employee bonus plan, if any, or as otherwise approved by Danimer’s Board of Directors. The NEO Employment Agreements also provide that such named executive officers will be entitled to participate in certain of Danimer’s equity incentive plans for executives and employees and receive annual equity awards thereunder, and provides that each such named executive officer shall be granted a stock option for 10,000 shares of Danimer’s common stock, at an exercise price of $63 per share, vesting in three, approximately equal, annual installments, beginning on September 1, 2021. Under the NEO Employment Agreements, such named executive officers are eligible to participate in employee benefit programs available to similarly situated employees, and is entitled to use of a Danimer-owned automobile.

Pursuant to each NEO Employment Agreement, upon a termination of such named executive officer’s employment by Danimer without cause but not in connection with a change in control of Danimer, such named executive officer will receive his annual base salary for 12 months following the date of his termination.

Pursuant to each NEO Employment Agreement, upon a termination of such named executive officer’s employment by Danimer without cause in connection with a change in control of Danimer or within 12 months following a change in control of Danimer, such named executive officer will receive his annual base salary for 24 months following the date of his termination.

Other Compensation Arrangements with Named Executive Officers

Danimer’s named executive officers will also receive upon closing of the Merger new grants of unvested options to purchase shares of Live Oak’s Class A Common Stock under Live Oak’s new equity incentive plan in accordance with the terms of the Merger Agreement. Messrs. Croskrey, Dowdy and Van Trump will receive a number of option shares equal to 3.0%, 0.75% and 0.75%, respectively, of the number of fully-diluted shares of Live Oak Class A Common Stock (excluding certain shares underlying warrants) outstanding as of the Closing, at an exercise price equal to the greater of the fair market value at Closing and ten dollars ($10). If fair market value exceeds ten dollars $10 per share, each of those persons would be entitled to additional restricted shares of Live Oak Class A Common Stock in an amount equal to the difference between such fair market value and $10, multiplied by the number of options shares and divided by such fair market value. See “— Interests of Danimer’s Directors and Officers in the Business Combination”.

Retirement Benefits

Danimer provides a tax-qualified Section 401(k) plan for all employees, including the named executive officers. Danimer matches elective deferrals of up to 4% of an employee’s eligible earnings. Danimer does not provide to employees, including its named executive officers, any other retirement benefits, including but not limited to tax-qualified defined benefit plans, supplemental executive retirement plans and nonqualified defined contribution plans.

Executive Compensation Following the Closing of the Business Combination

New Danimer’s board of directors expects to review executive compensation periodically to ensure that executive compensation remains competitive such that New Danimer is able to recruit, incentivize and retain qualified executives. Following the consummation of the Business Combination, the named executive officers will be employed in accordance with the terms of the employment agreements discussed above, and New Danimer intends to develop an executive compensation program that is designed to also align with the long-term interests of New Danimer’s shareholders for value creation and conformance with prevailing standards of good corporate governance.

Outstanding Equity Awards at 2019 Year End

The following table presents information regarding outstanding equity awards held by Danimer’s named executive officers as of December 31, 2019.

	Option Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date
Stephen E. Croskrey	—	—	—	—	—
John A. Dowdy, III	June 30, 2016	82,780	—	$30.00	June 30, 2026
	December 18, 2017	8,000	4,000	$30.00	December 18, 2027
	June 30, 2016	67,780	—	$30.00	June 30, 2026
Phillip Van Trump	December 18, 2017	18,000	9,000	$30.00	December 18, 2027

Director Compensation

Danimer has periodically granted its directors stock options for their service on Danimer’s board of directors or its committees. In setting director compensation, Danimer’s board of directors considered the time, experience and background required for the directors to fulfill their duties. Any option awards are evaluated annually. Directors were not granted option awards in 2019, except for Gregory W. Hunt, who was granted an option for 500 shares of Danimer Common Stock as a new director. In 2020, all directors received an option for 650 shares of Danimer Common Stock, except for Christy Basco, who had not yet been appointed at such time, and Stephen E. Croskrey, who as CEO typically does not receive additional director compensation. Danimer’s policy is to reimburse directors for reasonable and necessary out-of-pocket expenses incurred in connection with attending board and committee meetings or performing other services in their capacities as directors. In addition, Stuart Pratt receives fees earned pursuant to a consulting agreement for his service on the board of directors.

The following table shows information regarding the compensation earned by Danimer’s directors for the fiscal year ended December 31, 2019.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
Stuart Pratt	18,000	—	—	—	18,000
Dr. Isao Noda	—	—	—	—	—
Philip Gregory Calhoun	—	—	—	—	—
Gregory W. Hunt	—	—	11,672	—	11,672
John A. Dowdy Jr.	—	—	—	—	—
Steve Economos	—	—	—	—	—
Richard Ivey	—	—	—	—	—
Ralph Powell	—	—	—	—	—
Michael Lindsey(1)	—	—	—	—	—
Christy Basco(1)	—	—	—	—	—

____________

(1)      Mr. Lindsey resigned his Board seat in 2020 and Ms. Basco filled the resulting vacancy.

Consulting Agreement of Stuart Pratt

Mr. Pratt and Danimer entered into a letter agreement on March 1, 2016 (the “Prior Pratt Consulting Agreement”), pursuant to which he earned a base salary of $18,000 for the fiscal year ended December 31, 2019, and was entitled to certain benefits and perquisites. On October 3, 2020, Mr. Croskrey and Danimer entered into an amendment to the Prior Pratt Consulting Agreement providing, among other things, that the Prior Pratt Consulting Agreement would be terminated effective upon the closing of the Business Combination and that Mr. Pratt was waiving any severance payment to which he may have been entitled. On October 3, 2020, Mr. Pratt and Live Oak entered into the Consulting Agreement (the “New Pratt Consulting Agreement”), which will be effective upon the closing of the Business Combination.

The New Pratt Consulting Agreement is effective upon the closing of the Business Combination and ends on October 3, 2023 unless earlier terminated in accordance with its terms. Under the New Pratt Consulting Agreement, Mr. Pratt is entitled to an annual base salary of $18,000. The New Pratt Consulting Agreement also provides that, upon the closing of the Business Combination, Mr. Pratt will be granted options to purchase 30,000 shares of Live Oak Class A Common Stock, at an exercise price equal to the greater of ten dollars ($10) and the fair market value of shares of Live Oak Class A Common Stock as of such date. If fair market value exceeds $10 per share, Mr. Pratt would be entitled to additional restricted shares of Live Oak Class A Common Stock in an amount equal to the difference between such fair market value and $10, multiplied by the number of options shares and divided by such fair market value. The nature of Mr. Pratt’s relationship with Danimer deems him to not be independent as a director of New Danimer.

Independent Director Compensation Following the Closing of the Business Combination

New Danimer’s board of directors expects to review independent director compensation periodically to ensure that director compensation remains competitive such that New Danimer is able to recruit and retain qualified directors. Following the consummation of the Business Combination, New Danimer intends to develop a board of directors compensation program that is designed to align compensation with New Danimer’s business objectives and the creation of stockholder value, while enabling New Danimer to attract, retain, incentivize and reward directors who contribute to the long-term success of New Danimer.

DANIMER MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the financial condition and results of operations of Danimer and its subsidiaries should be read together with the section of this proxy statement/prospectus entitled “Selected Historical Consolidated Financial Information of Danimer” and the audited and unaudited consolidated financial statements, together with related notes thereto, included elsewhere in this proxy statement/prospectus. The discussion and analysis should also be read together with the section of this proxy statement/prospectus entitled “Information About Danimer” and the unaudited pro forma condensed combined financial information as of and for the six months ended June 30, 2020 and for the year ended December 31, 2019 (in the section of this proxy statement/prospectus entitled “Unaudited Pro Forma Condensed Combined Financial Information”). The following discussion contains forward-looking statements that involve risks, uncertainties and assumptions. See the section entitled “Cautionary Note Regarding Forward-Looking Statements.” Actual results and timing of selected events may differ materially from those anticipated in the forward-looking statements as a result of various factors, including those set forth under the section entitled “Risk Factors — Risks Related to Danimer” or elsewhere in this proxy statement/prospectus. Unless the context otherwise requires, references in this “Danimer Management’s Discussion and Analysis of Financial Condition and Results of Operations” to “we”, “us” and “our” are intended to mean the business and operations of Danimer and its consolidated subsidiaries.

Danimer is a performance polymer company specializing in bioplastic replacement for traditional petroleum-based plastics. Danimer, through its principal operating subsidiaries, Meredian, Inc., Danimer Scientific, L.L.C. and Danimer Scientific Kentucky, Inc., brings together innovative technologies to deliver renewable, environmentally friendly bioplastic materials to global consumer product companies. We believe that we are the only commercial company in the bioplastics market to combine the production of a base polymer along with the reactive extrusion capacity in order to give customers a “drop-in” replacement for a wide variety of petroleum-based plastics.

PHA-Based Resins

Danimer is a leading producer of polyhydroxyalkanoate (“PHA”), a new, 100% biodegradable plastic feedstock alternative sold under the proprietary Nodax® brand name, for usage in a wide variety of plastic applications including water bottles, straws, food containers, among other things. We originally acquired the technology to produce PHA from Procter & Gamble in 2007. PHA is made through a fermentation process where bacteria consume vegetable oil and make plastic within their cell membranes as energy reserves. Danimer harvests the PHA from the bacteria, purifies and filters the bioplastic before extruding the PHA into a pellet, which is sold to converters. PHAs are a complete replacement for petroleum-based plastics where the convertors do not have to purchase new equipment to switch to the new biodegradable plastic. Utilizing PHA as a base resin significantly expands the number of potential applications for bioplastics in the industry and also enables Danimer to produce resin that is not just compostable, but also fully biodegradable.

Having successfully scaled up PHA production from the laboratories to a contract manufacturer and later to its own commercial development plant, Danimer recently has begun making PHA on a commercial scale. In December 2018, Danimer acquired a fermentation facility in Winchester, Kentucky (the “Kentucky Facility”) and simultaneously entered into a long-term sale and leaseback transaction with a large, diversified commercial property REIT with respect to the Kentucky Facility and certain of its facilities located in Bainbridge, Georgia. Danimer embarked on a two-phase commissioning strategy for the Kentucky Facility. Danimer commenced scale-up fermentation runs in December 2019 and was nearing completion of the Phase I improvements at the end of the second quarter of 2020 after investing approximately an additional $47.0 million since the acquisition of the Kentucky Facility, excluding capitalized interest. Of this total, $7 million in real-estate improvements for the Kentucky Facility were financed by the REIT and leased back to Danimer in May 2020. Once Phase I is producing at full capacity, Danimer expects to produce approximately 20 million pounds of finished product per year. Danimer believes that the capacity of the plant can be expanded by another 45 million additional pounds of finished product, bringing total plant capacity up to 65 million pounds per year, by investing approximately $100.0 million for the Phase II expansion. Phase II construction has commenced and Danimer expects Phase II to be completed by the end of 2021.

PLA-Based Resins

Since 2004, Danimer has been producing proprietary plastics using a natural plastic called Polylactic Acid (“PLA”) as a base resin. While PLA is produced by other biopolymer manufacturers, PLA has limited functionality in its neat (“unformulated”) form. Danimer purchases PLA and formulates it into bioplastic applications by leveraging the expertise of its chemists as well as its proprietary reactive extrusion process. Danimer’s formulated PLA products allow many companies to begin to use renewable and compostable plastics to meet their customers’ growing sustainability needs. Danimer was the first company in the world to create a bioplastic suitable for coating disposable paper cups to withstand the temperatures of hot liquids such as coffee. Danimer has expanded its product portfolio and now supplies customers globally.

Research and Development (“R&D”) and Other Services

Danimer’s technology team partners with global consumer product companies to develop custom biopolymer formulations for specific applications. R&D contracts are designed to develop a formulated resin using PHA, PLA and other biopolymers that can be run efficiently on existing conversion equipment. A successful R&D contract is expected to culminate in a supply agreement with the customer. Danimer’s R&D services not only provide revenue but also a pipeline of future products for Danimer.

In 2015, Danimer started making its production facilities and expertise available to process customer materials in accordance with their specifications and instructions. Danimer’s specialty tolling services primarily involve processing customer owned raw materials to assist them in addressing their extrusion capacity constraints or manufacturing challenges.

Comparability of Financial Information

Danimer’s results of operations and statements of assets and liabilities may not be comparable between periods as a result of the Business Combination.

Business Combination and Public Company Costs

Danimer entered into a Merger Agreement with Live Oak on October 3, 2020. Pursuant to the Merger Agreement, and assuming a favorable vote of Live Oak’s stockholders, Merger Sub, a newly formed subsidiary of Live Oak, will be merged with and into Danimer. Upon consummation of the Merger, the separate corporate existence of Merger Sub shall cease and we shall continue as the surviving corporation of the Merger. Danimer will be deemed the accounting predecessor and the combined entity will be the successor SEC registrant, meaning that Danimer’s financial statements for previous periods will be disclosed in the registrant’s future periodic reports filed with the SEC.

The Merger is anticipated to be accounted for as a reverse recapitalization. Under this method of accounting, Live Oak will be treated as the acquired company for financial statement reporting purposes. The most significant change in the successor’s future reported financial position and results are expected to be an estimated increase in cash (as compared to Danimer’s consolidated balance sheet at December 31, 2019) of between approximately $291.6 million, assuming maximum shareholder redemptions permitted under the Merger Agreement, and $385.0 million, assuming no shareholder redemptions. Total non-recurring transaction costs are estimated at approximately $25 million, of which Danimer expects the substantial majority to be capitalized as an offset to equity. See “Unaudited Pro Forma Condensed Combined Financial Information.”

As a consequence of the Merger, Danimer will become the successor to an SEC-registered and NYSE-listed company which will require Danimer to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. Danimer expects to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting and legal and administrative resources, including increased audit and legal fees.

Key Factors Affecting Operating Results

We believe that our performance and future success depend on several factors that present significant opportunities for us but also pose risks and challenges, including those discussed below and in the section of this proxy statement/prospectus titled “Risk Factors.”

Factors Impacting Danimer’s Revenue

Danimer derives its revenue from product sales of PLA and PHA-based resins as well as from services such as R&D and tolling.

Danimer’s product revenue is significantly impacted by its ability to successfully scale the Kentucky Facility for commercial production of PHA. The completion of Phase I and Phase II of the Kentucky Facility will significantly increase Danimer’s capacity to produce and sell PHA, which is in high demand by its customers. Utilizing Danimer’s PHAs as a base resin significantly expands the number of potential applications for bioplastics and also enables Danimer to produce a resin that is not just compostable, but also fully biodegradable. Since Danimer just recently introduced its PHA on a commercial scale, Danimer’s product revenues are also impacted by the timing and success of customer trials and product degradation testing and certifications. Danimer’s product revenue from PLA-based resins is primarily impacted by the effective launch of new product offerings in new markets by its customers as well as the ability of its suppliers to continue to grow their production capacity of neat PLA. Finally, Danimer’s product revenue is impacted by its ability to deliver biopolymer formulations that can be efficiently run on customer conversion equipment and meet customer application specifications and requirements. Revenue from product sales is generally recognized when the finished products are shipped to customers as this represents the transfer of control of the product. Due to the highly specialized nature of Danimer’s products, Danimer does not offer its customers a right of return nor does Danimer offer rebates or volume discounts that would impact selling prices.

Danimer’s services revenue is primarily impacted by the timing of, and execution against, customer contracts. Research and development services generally involve milestone-based contracts to develop PHA-based solutions designed to a customer’s specifications and may involve single or multiple performance obligations with the transaction price being allocated to each performance obligation based on the standalone selling price of the performance obligation. Service revenues are recognized over time with progress measured using an input method based on personnel costs incurred to date as a percentage of total estimated personnel costs for each performance obligation within the contract. Upon the completion of research and development contracts, customers generally have the option to enter into long-term supply agreements with Danimer for the developed product solutions. Danimer’s ability to grow its services revenue depends on Danimer’s ability to develop a track record of developing successful biopolymer formulations for its customers and its ability to effectively transition those customer formulations to commercial scale production.

Factors Impacting Danimer’s Operating Expenses

Costs of revenue

Cost of revenue is comprised of costs of goods sold and direct costs associated with research and development service projects. Costs of goods sold consists of raw materials and ingredients, labor costs, related production overhead, rent and depreciation costs. Costs associated with research and development service contracts include labor costs, related overhead costs and outside consulting and testing fees incurred in direct relation to the specific service contract.

Selling, general and administrative expense

Selling, general and administrative expense consists of salaries, marketing expense, corporate administration expenses, stock-based compensation not allocated to research and development or costs of revenue personnel, and elements of depreciation, rent and facility expenses that are not directly attributable to direct costs of production or associated with research and development activities.

Research and development expense

Research and development expense include salaries, stock-based compensation, third-party consulting and testing fees, and rent and related facility expenses directly attributable to research and development activities not associated with revenue generating service projects.

Impacts Related to the COVID-19 Pandemic

In March 2020, the World Health Organization declared the outbreak of COVID-19 to be a global pandemic and recommended containment and mitigation measures worldwide. In response, government authorities have issued an evolving set of mandates, including requirements to shelter-in-place, curtail business operations, restrict travel, and avoid physical interaction. These mandates and the continued spread of COVID-19 have disrupted normal business activities in many segments of the global economy, resulting in weakened economic conditions. More recently, government mandates have been lifted by certain public authorities and economic conditions have improved in certain sectors of the economy relative to early in the second quarter. Certain regions of the world have experienced increasing numbers of COVID-19 cases, however, and if this continues and if public authorities intensify efforts to contain the spread of COVID-19, normal business activity may be further disrupted and economic conditions could weaken.

Our ability to continue to operate without any significant negative impacts will in part depend on our ability to protect our employees and our supply chain. We have endeavored to follow actions recommended by governments and health authorities to protect our employees, with particular measures in place for those working in our manufacturing and laboratory facilities. We have been able to broadly maintain our operations, and we intend to continue to work with our stakeholders (including customers, employees, suppliers and local communities) to responsibly address this global pandemic. However, uncertainty resulting from the global pandemic could result in an unforeseen disruption to our supply chain (for example a closure of a key manufacturing or distribution facility or the inability of a key material or transportation supplier to source and transport materials) that could impact our operations.

Although our revenue has continued to grow during the continuing global pandemic, we believe that some of our customers have deferred decision making and commitments regarding future orders and new contracts. The global pandemic has also resulted in delays in performing trials with new customers and obtaining certification for new products. We have also not observed any material impairments of our assets or a significant change in the fair value of assets due to the COVID-19 pandemic.

For additional information on risk factors that could impact our results, please refer to “Risk Factors” located elsewhere in this proxy statement/prospectus.

Key non-GAAP financial measures

This proxy statement/prospectus includes the non-GAAP financial measure “Adjusted EBITDA”. Danimer management views this metric as a useful way to look at the performance of its operations between periods and to exclude decisions on capital investment and financing that might otherwise impact the review of profitability of the business based on present market conditions.

Adjusted EBITDA is defined as net income or loss prior to interest income, interest expense, income taxes, depreciation and amortization, as adjusted to add back certain charges that Danimer may record each period such as stock-compensation expense, as well as non-recurring charges such as (i) asset disposal gains or losses as well as other significant gains or losses such as debt extinguishments; (ii) legal settlements; or (iii) other discrete expenses related to non-recurring items. Danimer believes these expenses and non-recurring charges are not considered an indicator of ongoing performance. Adjusted EBITDA is not a measure of performance defined in accordance with GAAP. The measure is used as a supplement to GAAP results in evaluating certain aspects of Danimer’s business, as described below.

Danimer believes that Adjusted EBITDA is useful to investors in evaluating its performance because the measure considers the performance of its operations, excluding decisions made with respect to capital investment, financing, and other non-recurring charges as outlined in the preceding paragraph. Danimer believes the non-GAAP metric offers additional financial information that, when coupled with the GAAP results and the reconciliation to GAAP results, provides a more complete understanding of its results of operations and the factors and trends affecting its business.

Adjusted EBITDA should not be considered as an alternative to net income as an indicator of its performance or as alternatives to any other measure prescribed by GAAP as there are limitations to using such non-GAAP measures. Although Danimer believes that Adjusted EBITDA may enhance an evaluation of its operating performance based on recent revenue generation and product/overhead cost control because it excludes the impact of prior decisions made about capital investment, financing, and other expenses, (i) other companies in Danimer’s industry may define Adjusted EBITDA differently than Danimer does and, as a result, they may not be comparable to similarly titled measures used by other companies in its industry, and (ii) Adjusted EBITDA excludes certain financial information that some may consider important in evaluating Danimer’s performance.

Danimer compensates for these limitations by providing disclosure of the differences between Adjusted EBITDA and GAAP results, including providing a reconciliation to GAAP results, to enable investors to perform their own analysis of the Company’s operating results.

Critical accounting policies

The preparation of financial statements in conformity with GAAP requires Danimer’s management to make estimates and assumptions that affect the reported amount of assets and liabilities, the disclosure of contingent assets and liabilities and the reported amounts of revenue and expenses during the reported periods. The more critical accounting estimates include estimates related to revenue recognition, stock-based compensation, and leases. Danimer also has other key accounting policies, which involve the use of estimates, judgments and assumptions that are significant to understanding its results, which are described in Note 2 to Danimer’s consolidated financial statements as of and for the years ended December 31, 2019 and 2018 appearing elsewhere in this proxy statement/prospectus.

Revenue recognition

Danimer recognizes revenue from product sales and services in accordance with Financial Accounting Standards Board (“FASB”) ASC Topic 606, Revenue from Contracts with Customers (“ASC 606”). This standard applies to all contracts with customers, except for contracts that are within the scope of other standards, such as leases, insurance, collaboration arrangements and financial instruments. Under ASC 606, Danimer recognizes revenue when its customer obtains control of promised goods or services, in an amount that reflects the consideration that Danimer expects to receive in exchange for those goods or services. To determine revenue recognition for arrangements that are determined to be within the scope of ASC 606, Danimer performs the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the entity satisfies a performance obligation. Danimer only applies the five-step model to contracts when it is probable that Danimer will collect the consideration it is entitled to in exchange for the goods or services it transfers to the customer. At contract inception, once the contract is determined to be within the scope of ASC 606, Danimer assesses the goods or services promised within each contract and determines those that are performance obligations and assesses whether each promised good or service is distinct. Danimer then recognizes as revenue the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied.

Danimer derives its revenues primarily from: 1) research and development (R&D) services related to developing customized formulations of biodegradable and compostable resins based on polyhydroxyalkanoates (PHA); and 2) product sales of Danimer’s developed compostable resins based on polyactic acid (PLA), PHA and other renewable materials. R&D service revenues generally involve milestone-based contracts under which Danimer works with a customer to develop a PHA-based solution designed to the customer’s specifications, which may involve a single or multiple performance obligations. When an R&D contract has multiple performance obligations, Danimer allocates the transaction price to the performance obligations utilizing a cost-plus approach to estimate the stand-alone selling price, which contemplates the level of effort to satisfy the performance obligations, and then allocates the transaction price to each of the performance obligations based on the relative percentage of the stand-alone selling price. Danimer recognizes revenue for these R&D services over time with progress measured utilizing an input method based on personnel costs incurred to date as a percentage of total estimated personnel costs for each performance obligation identified within the contract. Upon completion of the R&D services, the customers have an option to enter into long-term supply agreements with Danimer for the product(s) that were developed within the respective contracts. Danimer concluded these customer options were not separate performance obligations, but instead were marketing offers as the options did not provide a material right to any of its customers. For Danimer’s product sales, Danimer generally produces and sells finished products to customers for which Danimer recognizes revenue upon shipment, which is typically when control of the underlying product is transferred to the customer and all other revenue recognition criteria have been met.

For its product sales, due to the highly specialized nature of its products, Danimer does not offer its customers any significant right of return, and therefore does not estimate amounts for sales returns and allowances. Danimer offers a standard quality assurance warranty related to the fitness of its finished goods. There are no other forms of variable consideration such as discounts, rebates or volume discounts that Danimer estimated to reduce its transaction price.

Stock-based compensation

Awards to employees have been granted with service conditions that affect vesting.  Service-based only awards have graded vesting features, usually over three-year periods. Expense associated with service condition awards with graded vesting features is recognized on a straight-line basis over the requisite service period

Stock-based compensation awards have a contractual life that ranges from less than one year to ten years and are recognized in the consolidated financial statements based on their grant date fair value. The fair value of each stock option award is estimated using an appropriate valuation method. Danimer uses a Black-Scholes option pricing model to value its option awards. The resulting value for the employee options is used for financial reporting purposes.

Upon adoption of ASU 2016-09 — Compensation-Stock Compensation (Topic 718): Improvements to Employee Share-Based Accounting, Danimer has continued to estimate forfeitures. If the estimate of forfeitures exceeds the rate of pre-vesting cancellations, Danimer records a true-up to ensure that expense is fully recognized for awards that have vested.

Leases

Danimer accounts for leases in accordance with ASC 842, Leases, and determines if an arrangement is a lease at inception. Operating leases are included in right of use assets and lease liabilities on the Consolidated Balance Sheets. The right of use assets and lease liabilities are recognized as the present value of the future lease payments over the lease term at commencement date, adjusted for lease incentives, prepaid or accrued rent and unamortized initial direct costs, as applicable. As most of the leases do not provide a readily determinable rate implicit in the lease, Danimer uses its incremental borrowing rate based on the information available at commencement date in determining the present value of future payments. Danimer’s incremental borrowing rate for a lease is the rate of interest it would have to pay on a collateralized basis to borrow an amount equal to the lease payments under similar terms. Danimer’s lease terms may include options to extend or terminate the lease, typically at its own discretion. Danimer evaluates the renewal options at commencement and when they are reasonably certain of exercise, Danimer includes the renewal period in its lease term.

Lease costs associated with operating leases consist of both fixed and variable components. Expense related to fixed lease payments are recognized on a straight-line basis over the lease term. Additional payments, such as insurance and property taxes, are recorded as incurred and are not included in the initial lease liability.

Recent accounting pronouncements

A discussion of recently issued accounting standards applicable to the Company is described in Note 2, Significant Accounting Policies, in the Notes to Consolidated Financial Statements contained elsewhere in this proxy statement/prospectus.

Results of operations

Year ended December 31, 2019 compared to year ended December 31, 2018

Selected Consolidated Financial Data

(in thousands)	Year ended December 31,		Percentage Change
	2019	2018
Revenue	$32,344	$30,454	6.2%
Cost of revenue	21,237	19,209	10.6%
Gross profit	11,107	11,245	-1.2%
Gross profit percentage	34.3%	36.9%	-7.0%
Operating expenses	21,509	12,437	72.9%
Gain on disposal of assets	(281)	(4,364)	-93.6%
Legal settlement	8,000	—	—
(Loss) income from operations	(18,121)	3,172	*
Interest expense	(3,475)	(3,232)	7.5%
Gain on NMTC loan extinguishment	5,550	—	—
Other income, net	617	319	93.4%
Income tax expense	(4,085)	(51)	*
Net (loss) income	$(19,514)	$208	*

Revenue

Total revenue for the year ended December 31, 2019 was $32.3 million which compares with total revenue of $30.5 million for the year ended December 31, 2018. The 6.2% increase in our revenue for the year ended December 31, 2019 compared to 2018 reflects a $3.7 million increase in revenue from research and development service projects offset by a $1.9 million reduction in product sales. Services revenue was $5.4 million for the year ended December 31, 2019 compared to $1.7 million for the year ended December 31, 2018. The increase in research and development services revenue was primarily attributed to the execution of a significant contract in December of 2018 and our performance under that contract during 2019. Product sales revenue, primarily attributed to PLA-based resin sales, amounted to $26.8 million for the year ended December 31, 2019 compared to $28.8 million for the year ended December 31, 2018. The decrease in product revenue resulted primarily from fluctuating demand year over year for a specific application of a recently introduced PLA solution for a developing consumer market application. Danimer had four customers that accounted for 65% of the total revenue for the year ended December 31, 2019 which compares to 59% of the total revenue for four customers during the year ended December 31, 2018. With the addition of the Kentucky Facility, Danimer has begun to produce PHA resins on a commercial scale thereby creating the potential for increased product revenue in 2020 and beyond.

Cost of revenue and gross profit

Gross margin percentage decreased to 34.3% from 36.9% for the year ended December 31, 2019 as compared to the year ended December 31, 2018. The slight decline in Danimer’s gross profit margin was primarily the result of incremental ramp up costs for the Kentucky Facility acquired in December 2018. As Danimer begins the production process of PHA resins in its new Kentucky Facility, Danimer expects to increase margins beginning in the latter portion of 2020 resulting primarily from the full-scale commercialization of the PHA production process. Danimer is already in the process of a Phase II expansion of PHA production capabilities at the Kentucky Facility and expects this expansion to be fully operational by the end of 2021.

Operating expense

Our operating expense is comprised of selling, general and administrative expense and research and development expense. Each of these functional areas include expenses related to salaries, stock-based compensation, and other general overhead expenses. Selling, general and administrative expense totaled $16.0 million for the year ended December 31, 2019 compared to $7.3 million for the year ended December 31, 2018. One of the primary components of operating expense, research and development expense was $5.5 million for the year ended December 31, 2019 and

$5.1 million for the year ended December 31, 2018. This slight increase was the result of additional efforts around the development of PHA products. Overall, operating expense increased approximately 72.9% for the year ended December 31, 2019 as compared to the year ended December 31, 2018. This overall increase was primarily attributable to an increase in stock-based compensation of $4.4 million, an increase in corporate office rent expense of $2.4 million as a result of the sale and leaseback transaction, an increase in legal expense of $1.5 million primarily related to litigation, and increased general office expenditures. Danimer expects that its overall operating expense will increase in future periods commensurate with the expected growth of its business and increased expenditures associated with its status as an exchange listed public company.

Gain on disposal of assets

During the year ended December 31, 2019, Danimer recognized a gain on the disposal of assets of $0.3 million which compares to a gain on the disposal of assets totaling $4.4 million during the year ended December 31, 2018. During 2018, Danimer acquired its Kentucky Facility, including equipment, machinery and other personal property, for $23.0 million. Simultaneous with the acquisition, Danimer entered into a sale and leaseback transaction pursuant to which Danimer sold the Kentucky Facility and certain of its facilities located in Bainbridge, Georgia to the lessor for $30.0 million. Danimer recognized a net gain of $4.2 million for the year ended December 31, 2018 primarily from the portion of the sale and leaseback transaction related to its Bainbridge, Georgia facilities.

Legal settlement

Subsequent to December 31, 2019 and prior to the issuance of our consolidated financial statements as of and for the year ended December 31, 2019, Danimer agreed to a settlement of $8.0 million in connection with certain legal proceedings originating in 2015 related to a former executive and a related advisory contract. In connection with this settlement, Danimer recognized this liability during the year ended December 31, 2019. Further details regarding the settlement are contained in Note 16 of the notes to Danimer’s consolidated financial statements for the years ended December 31, 2019 and 2018 contained elsewhere in this proxy statement/prospectus.

Interest expense

Interest expense for the years December 31, 2019 and 2018 represents interest under loans and notes, and amortization of debt costs, net of interest capitalized for the year ended December 31, 2019. Long-term debt is described in Note 9 of the notes to Danimer’s consolidated financial statements as of and for the years ended December 31, 2019 and 2018 appearing elsewhere in this proxy statement/prospectus. Interest expense for the year ended December 31, 2019 increased 7.5% as compared to the year ended December 31, 2018. The increase in interest expense is primarily attributable to increased debt from additional borrowings throughout the year ended December 31, 2019, offset by $1.4 million of capitalized interest related to the build-out of the Kentucky Facility during 2019.

Gain on New Market Tax Credit (“NMTC”) loan extinguishment

During the year ended December 31, 2019, Danimer recognized a gain on the extinguishment of its NMTC loans totaling $5.6 million. The gain on this extinguishment is a result of the simultaneous repurchase of NMTC loans for a nominal amount from community development entities and the extinguishment of a leveraged loan receivable in July 2019 as further described in Note 6 of the notes to Danimer’s consolidated financial statements as of and for the years ended December 31, 2019 and 2018 contained elsewhere in this proxy statement/prospectus.

Other income, net

Other income, net for the years ended December 31, 2019 and 2018 amounted to income of $0.6 million and expense of $0.3 million, respectively. Other income, net for both periods relates primarily to interest income earned on leveraged loans receivable and other miscellaneous income.

Income tax expense

Income tax expense amounted to $4.1 million for the year ended December 31, 2019 which compares to $0.1 million for the year ended December 31, 2018. The primary increase in income tax expense is attributed to an increase in the valuation allowance. Danimer’s effective tax rate for the year ended December 31, 2019 was negative 26.4% compared to the federal statutory rate of 21.0%. The difference was primarily attributed to the recording of additional valuation allowance amounts, partially offset by provision to return estimate adjustments.

Adjusted EBITDA

Adjusted EBITDA was a negative of $1.6 million for the year ended December 31, 2019, a decrease of $4.8 million from Adjusted EBITDA of $3.2 million for the year ended December 31, 2018. The primary drivers of the decrease were a decrease in net income of $19.7 million as well as the gain on loan extinguishment which increased net income but is an addback for Adjusted EBITDA. This was offset by items that were adjusted from net loss including $8.0 million related to a legal settlement, increased stock compensation expense and income tax expense.

The following is a reconciliation of net (loss) income to Adjusted EBITDA for the years ended December 31, 2019 and 2018:

(in thousands)	For the years ended December 31,
	2019	2018
Net (loss) income	$(19,514)	$208
Interest expense, net of interest income	3,135	2,880
Depreciation and amortization	3,507	3,538
Income tax expense	4,085	51
Stock-based compensation	5,271	869
Legal settlement	8,000	—
Gain on loan extinguishment	(5,550)	—
Gain on disposal of fixed assets	(281)	(4,364)
Other income (expense), net	(277)	33
Adjusted EBITDA	$(1,624)	$3,215

Six months ended June 30, 2020 compared to six months ended June 30, 2019

The following table sets forth Danimer’s unaudited statements of operations data for the six months ended June 30, 2020 and 2019, respectively. Danimer has prepared the six-month data on a consistent basis with the audited consolidated financial statements as of and for the years ended December 31, 2019 and 2018 included in this proxy statement/prospectus. In the opinion of Danimer’s management, the unaudited six-month financial information reflects all necessary adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of this data.

(in thousands)	Six months ended June 30,		Percentage Change
	2020	2019
	(unaudited)	(unaudited)
Revenue	$22,471	$15,018	49.6%
Cost of revenue	15,870	9,841	61.3%
Gross profit	6,601	5,177	27.5%
Gross profit percentage	29.4%	34.5%	-14.8%
Operating expense	9,183	11,727	-21.7%
Gain on disposal of assets	(9)	(281)	-96.8%
Legal settlement	—	8,000	-100.0%
Loss from operations	(2,573)	(14,269)	-82.0%
Interest expense	(1,097)	(2,121)	-48.3%
Other income, net	189	405	-53.3%
Income tax expense	—	(4,137)	-100.0%
Net loss	$(3,481)	$(20,122)	-82.7%

Revenue

Revenue for the six months ended June 30, 2020 was $22.5 million compared to $15.0 million for the same period in 2019. Revenue from product sales totaled $19.8 million for the six months ended June 30, 2020 which compares to $12.2 million for the same period in 2019. The increase in revenue is primarily attributable to an increase in PLA-based product sales of $6.6 million and an increase in PHA-based product sales of $0.9 million for the six-month period ended June 30, 2020. The increase in PLA-based product sales is primarily the result of increasing customer demand for a specific application of a recently introduced PLA solution for a developing consumer market application. Additionally, some of our customers purchasing PLA-based products decided to increase their inventory levels to protect against potential supply chain disruptions that may arise due to the spread of the COVID-19 virus. Revenue from research and development services totaled $2.7 million for the six months ended June 30, 2020 compared to $2.8 million for the six months ended June 30, 2019. The slight decrease in service revenue for the six months ended June 30, 2020 compared to the same period in 2019 relates primarily to a $0.4 million decrease in research and development service activity, offset by a $0.3 million increase in tolling services. Danimer has two customers that accounted for 52% of the total revenue for the six months ended June 30, 2020 which compares with five customers that accounted for 73% of the total revenue during the six months ended June 30, 2019.

Cost of revenue and gross profit

Cost of revenue for the six months ended June 30, 2020 was $15.9 million compared to $9.8 million for the six months ended June 30, 2019. The increase in cost of revenue for the six months ended June 30, 2020 over the same period in 2019 is a direct result of the increase in the products sold and shipped during the period. Gross margin percentage decreased to 29.4% from 34.5% for the six months ended June 30, 2020 as compared to the six months ended June 30, 2019. The decline in Danimer’s gross profit margin was primarily the result of commencing limited PHA manufacturing activities in the first half of 2020 at the Kentucky Facility and the incurrence of associated incremental ramp-up costs. There were no PHA related manufacturing activities at the Kentucky Facility allocated to cost of revenue in the first half of 2019.

Operating expense

Operating expense for the six months ended June 30, 2020 decreased by $2.5 million, or 21.7%, compared to the same period in 2019. Selling, general and administrative expense for the six months ended June 30, 2020 totaled $5.8 million compared to $9.3 million for the six months ended June 30, 2019. The decrease in selling, general and administrative expense is attributed primarily to a reduction in stock-based compensation of $4.7 million. This was partially offset by a $0.9 million increase in research and development expense for the six months ended June 30, 2020 compared to the six months ended June 30, 2019 ($3.4 million compared to $2.5 million). The increase in research and development expense period over period was primarily attributed to increased salaries of $0.4 million, increased third-party consulting fees, and increased legal services. The decrease in selling, general and administrative expense was further offset by an increase in salaries of $0.8 million, as well as increases in general office expense and additional legal expense.

Gain on the disposal of assets

The gain on the disposal of assets was negligible for the six months ended June 30, 2020 compared to $0.3 million for the six months ended June 30, 2019. The gain on the disposal of assets during the six months ended June 30, 2019 is attributed to the sale of miscellaneous machinery and equipment that was no longer being utilized by Danimer.

Legal settlement

Subsequent to December 31, 2019, and prior to the issuance of any financial statements of Danimer containing 2019 results of operation for any period, Danimer agreed to a settlement of $8.0 million in connection with certain legal proceedings originating in 2015 related to a former executive and a related advisory contract. In connection with this settlement, Danimer recognized this liability during the six months ended June 30, 2019. Further details regarding the settlement are contained in Note 11 of the notes to Danimer’s consolidated financial statements as of and for the six months ended June 30, 2020 and 2019 contained elsewhere in this proxy statement/prospectus.

Interest expense

Interest expense for the six months ended June 30, 2020 decreased by $1.0 million as compared to the six months ended June 30, 2019 primarily resulting from the capitalization of $1.8 million of interest for the six months ended June 30, 2020 compared to $0.4 million for the same period in 2019. The interest capitalization primarily relates to the build-out of the Kentucky Facility.

Other income, net

Other income, net for the six months ended June 30, 2020 and 2019 amounted to $0.02 million and $0.4 million, respectively. Other income, net for both periods relates primarily to interest income earned on leveraged loans receivable and other miscellaneous income.

Income tax expense

For the six months ended June 30, 2020, Danimer had an effective tax rate of 0%. Danimer’s effective tax rate differs from the federal statutory rate of 21% due to Danimer’s net loss position and full valuation allowance.

Income tax expense amounted to $4.1 million for the six months ended June 30, 2019 and Danimer’s effective tax rate was negative 25.9%. The income tax expense for the six months ended June 30, 2019 is attributed to an increase in our valuation allowance. Danimer’s effective tax rate differs from the federal statutory rate of 21% due to Danimer’s net loss position and full valuation allowance being recorded.

At June 30, 2020, Danimer continues to maintain a full valuation allowance against its net deferred tax assets due to the uncertainty surrounding realization of such assets. There had been no significant changes in the estimated uncertain tax benefits recorded as of December 31, 2019.

Adjusted EBITDA

Adjusted EBITDA was a negative $0.5 million for the six months ended June 30, 2020, a decrease of $0.7 million from Adjusted EBITDA of $0.2 million for the six months ended June 30, 2019. While our GAAP net loss was significantly improved in the 2020 period compared to the 2019 period, there was a net period to period decrease of items totaling $16.6 million which were adjusted out of the six months ended 2019 Adjusted EBITDA calculation compared to the six months ended 2020 Adjusted EBITDA amount. These included legal settlement expense, income tax expense, and stock compensation expense.

The following is a reconciliation of net loss to Adjusted EBITDA for the six months ended June 30, 2020 and 2019:

(in thousands)	For the six months ended June 30,

	2020	2019
	(unaudited)	(unaudited)
Net loss	$(3,481)	$(20,122)
Interest expense, net of interest income	923	1,995
Depreciation and amortization	1,809	1,733
Income tax expense	—	4,137
Stock-based compensation	303	4,968
Legal settlement	—	8,000
Gain on disposal of fixed assets	(9)	(281)
Other income (expense), net	(15)	(279)
Adjusted EBITDA	$(470)	$151

Liquidity and capital resources

Danimer’s primary sources of liquidity are cash generated from operations, cash generated from equity issuances, and borrowings from various debt issuances. Danimer had an accumulated deficit of $52.6 million and $49.1 million as of June 30, 2020 and December 31, 2019, respectively. As of June 30, 2020, Danimer had $6.7 million in cash and cash equivalents and a deficit in working capital of $3.2 million. As of December 31, 2019, Danimer had $6.3 million in cash and cash equivalents and a deficit in working capital of $15.0 million. While Danimer believes it has established an ongoing source of revenue that is sufficient to cover its ongoing operating costs, Danimer is currently experiencing a period of limited liquidity resulting from the build-up of inventory and the opening of its Kentucky Facility.

2019 Debt Financings

In March 2019, Danimer entered into a term loan for $30.0 million which is secured by all real and personal property of Danimer (the “Senior Secured Term Loan”). Proceeds of the Senior Secured Term Loan were used to repay Danimer’s original term loan, notes payable to stockholders and other notes payable amounting to $13.6 million, and the remainder for general corporate purposes. Interest on amounts outstanding under the Senior Secured Term Loan is payable monthly at the greater of (a) 2.25% or (b) three-month LIBOR Rate, plus 4.50%. Danimer also entered into a subordinated term loan for $10.0 million which is secured by substantially all real and personal property of Danimer Scientific Holdings, LLC and its subsidiaries but is subordinate to all other existing lenders (the “Subordinated Secured Term Loan” and, together with the Senior Secured Term Loan, the “Term Loans”). Proceeds of the Subordinated Secured Term Loan were used for general corporate purposes. The base interest rate is the “Prime Rate” as quoted by the Wall Street Journal plus 2.75%. Danimer has the option to elect to pay up to two percent (2.00%) of any interest payable in any fiscal quarter by adding such interest payment to the principal balance of the Subordinated Secured Term Loan (“PIK Interest”). In connection with the terms of the Subordinated Secured Term Loan, the lender purchased 16,667 shares of Danimer Common Stock for $1.0 million.

In July 2020, Danimer executed an amendment to its Senior Secured Term Loan such that the applicable margin in the interest rate formula changed from 4.50% in all cases to a five-level tiered amount ranging from 4.50% if the consolidated senior leverage ratio of Danimer Scientific Holdings, LLC and its subsidiaries is less than 1.50 to 1.00, to as high as 6.35% if such consolidated senior leverage ratio is greater than 2.25 to 1.00. When the amendment was executed, the applicable margin was 6.35%. The applicable margin will remain 6.35% until the first day of the first full fiscal quarter after the delivery of the annual audited financial statements for the year ending December 31, 2020. Thereafter, the applicable margin will be adjusted on a quarterly basis. The credit agreements governing the Term Loans contain various affirmative and negative covenants that restrict Danimer’s operations. Danimer’s credit agreement governing the Senior Secured Term Loan requires that Danimer Scientific Holdings, LLC and its subsidiaries comply with the following financial covenants for the fiscal quarter ending June 30, 2020: (a) a quarterly consolidated maximum senior leverage ratio of 4.50 to 1.00 and (b) a consolidated minimum fixed charge coverage ratio of 0.95 to 1.00. The financial covenants for the Senior Secured Term Loan become more restrictive over time. The credit agreement governing the Subordinated Secured Term Loan requires that Danimer Scientific Holdings, LLC and its subsidiaries comply with minimum consolidated adjusted EBITDA of approximately $4.0 million for the fiscal quarter ended September 30, 2020, which level increases over time and through the fiscal quarter ended June 30, 2021. Beginning in the fiscal quarter ended June 30, 2021, the Subordinated Secured Term Loan requires that Danimer Scientific Holdings, LLC and its subsidiaries to comply with the following financial covenants: (a) a quarterly consolidated maximum senior leverage ratio of 5.00 to 1.00 and (b) a consolidated minimum fixed charge coverage ratio of 1.00 to 1.00. The financial covenants for the Subordinated Secured Term Loan become more restrictive over time. Danimer was in compliance with its financial covenants for the fiscal quarter ending June 30, 2020.

In April and November 2019, Danimer entered into NMTC notes in the amounts of $9.0 million and $12.0 million, respectively. Proceeds of these NMTC notes were primarily used to purchase and install new equipment at Danimer’s facilities in Bainbridge, Georgia and Winchester, Kentucky. Danimer makes interest only payments on a quarterly basis with interest calculated annually at approximately 1.96%. on the $9.0 million note and under the same terms at a rate of 1.06% on the $12.0 million note.

In November and December 2019, Danimer issued convertible notes payable with an aggregate principal amount of $8.3 million. The proceeds of the convertible notes were used for general corporate purposes. These convertible notes were issued at a 4% discount and bear an annual interest rate of 8%, payable monthly. The convertible notes contain an option for Danimer to capitalize and add any interest payments to the principal amount of the convertible note (“PIK Interest”). Such PIK Interest bears the same interest rate as the original principal of the notes. The convertible notes may be converted into shares of Danimer Common Stock at the option of the holder by dividing the amount of principal and accrued interest due under the note by the lesser of (i) $60 per share and (ii) the price per share at which shares of equity securities were offered in the most recent stock offering, as described in Note 9 of Danimer’s consolidated financial statements as of and for the years ended December 31, 2019 and 2018 appearing elsewhere in this proxy statement/prospectus.

2019 Equity Financings

At various times during 2019, Danimer sold 155,869 shares of Danimer Common Stock for $8.8 million, net of issuance costs, which compares to the sale of 61,752 shares of Danimer Common Stock for $3.5 million, net of issuance costs, during 2018.

2020 Debt Financings

In January 2020, Danimer issued convertible notes in an aggregate principal amount of $2.3 million. The convertible notes bear interest at 8% payable monthly. The proceeds of the convertible notes were used for general corporate purposes. The convertible notes may be converted into shares of Danimer Common Stock at the option of the holder by dividing the amount of principal and accrued interest due under the note by the lesser of (i) $60 per share and (ii) the price per share at which shares of equity securities were offered in the most recent stock offering.

In April 2020, Danimer received $1.8 million in funds under the Paycheck Protection Program (the “PPP Loan”). The PPP Loan has a two-year term and bears interest at a rate of 1.0% per annum. The PPP Loan is being used to retain employees, as well as other permitted uses under the terms and conditions of the PPP Loan program.

2020 Equity Financings

During the six months ended June 30, 2020, Danimer sold 396,825 shares of Danimer Common Stock for $25.0 million, net of issuance costs.

Cash flows for the years ended December 31, 2019 and 2018

The following table summarizes Danimer’s cash flows from operating, investing, and financing activities for the years ended December 31, 2019 and 2018:

(in thousands)	For the years ended December 31,
	2019	2018
Net cash (used in) provided by operating activities	$(1,673)	$323
Net cash (used in) provided by investing activities	$(49,093)	$2,811
Net cash provided by (used in) financing activities	$53,498	$(453)

Cash flows from operating activities

Net cash used in operating activities was $1.7 million during 2019 compared to net cash provided by operating activities of $0.3 million during comparable period for 2018. The period to period change was primarily attributable to an increase in net loss (after adjusting for non-cash items) and decreases in Danimer’s accounts receivable, and increases in inventory partially offset by increases in its accounts payable, and accrued and other long-term liabilities.

Cash flows from investing activities

For the year ended December 31, 2019, Danimer used $36.6 million for the purchase of property, plant and equipment which compares to $5.6 million for the purchase of property, plant and equipment for the year ended December 31, 2018. During the year ended December 31, 2019, Danimer invested $13.4 million in leveraged loans related to NMTC financing arrangements. During the year ended December 31, 2018, proceeds from the sale of property, plant and equipment totaled $8.4 million compared to $0.9 million during the year ended December 31, 2019 primarily attributable to the sale and leaseback transaction discussed above. Danimer is currently in the process of seeking financing to further expand its Kentucky Facility and plans to invest approximately $100.0 million toward that expansion.

Cash flows from financing activities

For the year ended December 31, 2019, net cash provided by financing activities was $53.5 million which represented the proceeds from sale of Danimer Common Stock, net of issuance costs, and proceeds from long-term debt, net of deferred financing costs, which was offset by the repurchase of Danimer Common Stock and repayments of Danimer’s long-term debt. This compares to net cash used in financing activities for the year ended December 31, 2018 of $0.5 million which represented the proceeds from long-term debt, net of costs, proceeds from the issuance of Danimer Common Stock, net of issuance costs, and the exercise of warrants, offset by the repayments of long-term debt and the repurchase of Danimer Common Stock.

Cash flows for the six months ended June 30, 2020 and 2019

The following table summarizes Danimer’s cash flows from operating, investing, and financing activities for the six months ended June 30, 2020 and 2019:

(in thousands)	For the six months ended June 30,
	2020	2019
	(unaudited)	(unaudited)
Net cash used in operating activities	$(9,637)	$(738)
Net cash used in investing activities	$(19,859)	$(16,926)
Net cash provided by financing activities	$28,193	$33,865

Cash flows from operating activities

Net cash used in operating activities was $9.6 million during the six months ended June 30, 2020 compared to net cash used in operating activities of $0.7 million during the comparable period for 2019. The period to period change was primarily attributable to increases in our accounts receivable, inventory, and other current assets, partially offset by decreases in accounts payable, and accrued and other liabilities, as well as to a decrease in net loss (after adjusting for non-cash items).

Cash flows from investing activities

For the six months ended June 30, 2020, Danimer used $27.2 million for the purchase of property, plant and equipment which compares to $11.5 million for the purchase of property, plant and equipment for the six months ended June 30, 2019. During the six months ended June 30, 2019, Danimer invested $6.3 million in leveraged loans related to NMTC financing arrangements. During the six months ended June 30, 2020, proceeds from the sale of property, plant and equipment totaled $7.3 million compared to $0.9 million during the six months ended June 30, 2019 primarily attributable to the sale of unused machinery and equipment. Danimer is currently in the process of seeking financing to further expand its Kentucky Facility and plans to invest approximately $100.0 million toward that expansion.

Cash flows from financing activities

For the six months ended June 30, 2020, net cash provided by financing activities was $28.2 million which represented the proceeds from sale of Danimer Common Stock, net of issuance costs, and proceeds from long-term debt, net of deferred financing costs, which was offset by repayments of Danimer’s long-term debt. This compares to net cash provided by financing activities for the six months ended June 30, 2019 which was $33.9 million and which represented the proceeds from long-term debt, net of costs, proceeds from NMTC financing arrangements, and proceeds from the issuance of Danimer Common Stock, net of issuance costs, offset by the repayments of long-term debt, cash paid for financing costs, and the repurchase of Danimer Common Stock.

Commitments and Contractual Obligations

In the normal course of business, Danimer enters into various contractual obligations that impact, or could impact, its liquidity. The table below outlines Danimer’s projected cash payments for material obligations at December 31, 2019. Also refer to Note 16 to the accompanying consolidated financial statements as of and for the years ended December 31, 2019 and 2018 appearing elsewhere in this proxy statement/prospectus for further information on Danimer’s commitments and contractual obligations.

	Payments Due by Period:
(in thousands)	Total	Less than 1 year	1 to 3 years	3 to 5 years	More than 5 years
Long-term debt obligations(1)	$80,184	$1,626	$3,465	$34,093	$41,000
Convertible notes(2)	8,267	8,267	—	—	—
Interest expense on long-term debt(3)	9,484	3,086	4,521	1,877	—
Operating lease obligations(4)	57,661	2,525	5,201	5,412	44,523
Purchase commitments(5)	10,751	10,751	—	—	—
Total	$166,347	$26,255	$13,187	$41,382	$85,523

____________

(1)      Reflects principal payments (but not interest expense) on Danimer’s long term debt obligations. See note 9 to Danimer’s consolidated annual financial statements for the years ended December 31, 2019 and 2018 included elsewhere in this proxy statement/prospectus for information regarding Danimer’s long term debt obligations.

(2)      Reflects principal payments (but not interest expense) on Danimer’s convertible debt obligations. See note 9 to Danimer’s consolidated annual financial statements for the years ended December 31, 2019 and 2018 included elsewhere in this proxy statement/prospectus for information regarding Danimer’s convertible debt obligations.

(3)      Reflects interest payments under Danimer’s long-term and convertible debt obligations. See note 9 to Danimer’s consolidated annual financial statements for the years ended December 31, 2019 and 2018 included elsewhere in this proxy statement/prospectus for information regarding the interest rates on Danimer’s long-term and convertible debt obligations.

(4)      Reflects future minimum lease payments under non-cancellable operating leases with original terms exceeding one year.

(5)      Reflects purchase commitments related to raw material purchase orders and capital expenditure purchase commitments.

Off balance sheet arrangements

As of the date of this proxy statement/prospectus, Danimer does not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors. The term “off-balance sheet arrangement” generally means any transaction, agreement or other contractual arrangement to which an entity unconsolidated with Danimer is a party, under which it has any obligation arising under a guarantee contract, derivative instrument or variable interest or a retained or contingent interest in assets transferred to such entity or similar arrangement that serves as credit, liquidity or market risk support for such assets.

Currently Danimer does not engage in off-balance sheet financing arrangements.

Emerging Growth Company Status

We are an emerging growth company (“EGC”), as defined in the JOBS Act. The JOBS Act permits companies with EGC status to take advantage of an extended transition period to comply with new or revised accounting standards, delaying the adoption of these accounting standards until they would apply to private companies. We have elected to use this extended transition period to enable us to comply with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our financial statements may not be comparable to companies that comply with the new or revised accounting standards as of public company effective dates.

In addition, we intend to rely on the other exemptions and reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an EGC, we intend to rely on such exemptions, we are not required to, among other things: (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act; (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act; (iii) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis); and (iv) disclose certain executive compensation-related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive Officer’s compensation to median employee compensation.

We will remain an EGC under the JOBS Act until the earliest of (i) the last day of our first fiscal year following the fifth anniversary of the closing of Live Oak’s initial public offering, (ii) the last date of our fiscal year in which we have total annual gross revenue of at least $1.07 billion, (iii) the date on which we are deemed to be a “large accelerated filer” under the rules of the SEC with at least $700.0 million of outstanding securities held by non-affiliates, or (iv) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the previous three-years.

Quantitative and Qualitative Disclosures About Market Risk

Danimer’s operations expose Danimer to a variety of market risks. Danimer monitors and manages these financial exposures as an integral part of its overall risk management program.

Interest Rate Risk

Certain of Danimer’s outstanding indebtedness bears interest at a floating rate. As a result, Danimer may be exposed to fluctuations in interest rates to the extent of its borrowings under these arrangements. Danimer does not currently engage in any hedging or derivative instruments to attempt to offset this risk. Based on the total amount of variable debt outstanding as of December 31, 2019, if the three-month LIBOR and Prime Rate increase by 1.0% due to normal market conditions, Danimer’s interest expense will increase by approximately $0.4 million per annum.

Danimer had $38.5 million of borrowings under loans with variable rates as of December 31, 2019.

Foreign Currency Risk

Danimer’s operations are primarily conducted in the United States. While Danimer does generate revenue from customers in Europe, all of its contracts have been executed in U.S. Dollars and it has no foreign operations or recurring expenses. Danimer does not hedge any limited risk to fluctuations in foreign currency rates.

Commodity Risk

The primary raw commodity Danimer purchases and consumes in the production of its PHA is canola oil. Danimer’s formulated resins include raw materials purchased from third parties, including PLA. The PLA we purchase is derived from dextrose “sugar” that is derived from corn, sugar beets and sugar cane among others. A significant change in the prices of these crops could materially impact Danimer’s operating results. Danimer does not currently engage in any hedging or derivative instruments to attempt to offset this risk.

CERTAIN DANIMER RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Support Agreements

Contemporaneously with the execution of the Merger Agreement, on October 3, 2020, the Key Danimer Shareholders entered into the Support Agreements pursuant to which such Key Danimer Shareholders agreed to vote all of their shares of Danimer Common Stock in favor of the approval and adoption of the Proposed Transactions. Additionally, such Key Danimer Shareholders have agreed not to (a) transfer any of their shares of Danimer Common Stock (or enter into any arrangement with respect thereto) or (b) enter into any voting arrangement that is inconsistent with the Support Agreements. Collectively, as of October 3, 2020, the Key Danimer Shareholders held a majority of the outstanding shares of capital stock of Danimer.

Indemnification Agreements

New Danimer intends to enter into separate indemnification agreements with its directors and executive officers, in addition to the indemnification provided for in New Danimer’s amended and restated certificate of incorporation and amended and restated bylaws. These agreements, among other things, will require New Danimer to indemnify New Danimer’s directors and executive officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of New Danimer’s directors or executive officers or as a director or executive officer of any other company or enterprise to which the person provides services at New Danimer’s request. For more information regarding these indemnification arrangements, see “Management After the Business Combination — Limitation on Liability and Indemnification of Directors and Officers.” New Danimer believes that these charter provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

The limitation of liability and indemnification provisions in New Danimer’s amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit New Danimer’s and its stockholders. A stockholder’s investment may decline in value to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Transactions with Certain Directors and Executive Officers

John A. Dowdy, Jr., a director and shareholder of Danimer, acts as the Shareholder Representative under the Merger Agreement. See “Merger Agreement — Shareholder Representative”.

Stephen E. Croskrey, Danimer’s chief executive officer, leases a house from Danimer in Brinson, Georgia for a nominal rental fee and has an option to purchase such property from Danimer, which option continues co-terminously with Mr. Croskrey’s employment as chief executive officer of Danimer.

Mr. Croskrey has acquired 483,977 shares of Danimer Common Stock upon exercise of options granted by Danimer and for which the exercise prices were paid in the form of non-recourse notes issued by Mr. Croskrey to Danimer. The aggregate amount of principal and accrued interest payable by Mr. Croskrey pursuant to these promissory notes is currently $22,775,822. In connection with the exchange of these shares of Danimer Common Stock for shares of New Danimer common stock upon closing of the Business Combination, these non-recourse notes will be assigned to New Danimer and the New Danimer shares will secure repayment of such notes.

Stuart Pratt, Danimer’s chairman of the board of directors, has acquired 187,147 shares of Danimer Common Stock upon exercise of options granted by Danimer and for which the exercise prices were paid in the form of non-recourse notes issued by Mr. Pratt to Danimer. The aggregate amount of principal and accrued interest payable by Mr. Pratt pursuant to these promissory notes is $5,909,861. In connection with the exchange of these shares of Danimer Common Stock for shares of New Danimer common stock upon closing of the Business Combination, these non-recourse notes will be assigned to New Danimer and the New Danimer shares will secure repayment of such notes.

Dr. Isao Noda, a director of Danimer, holds an aggregate principal amount of $200,000 of Danimer’s 8% convertible notes.

Wentworth 84 Irrevocable Trust, as part of 2019 and 2020 private placement transactions, acquired 3,969 and 25,395 shares of Danimer Common Stock for a purchase price of $250,047 and $1,599,885, respectively. Stuart Pratt, Danimer’s chairman of the board of directors, may be deemed to be the beneficial owner of the shares held by the Wentworth 84 Irrevocable Trust.

Ralph Powell, Jr., a director of Danimer, as part of a 2020 private placement transaction, acquired 40,000 shares of Danimer Common Stock for a purchase price of $252,000.

Richard F. Ivey., a director of Danimer, as part of a 2020 private placement transaction, acquired 1,000 shares of Danimer Common Stock for a purchase price of $63,000.

Employment Agreements

Danimer has employment agreements with certain of its executive officers. Mr. Croskrey’s Prior Employment Agreement will terminate as of Closing and be replaced with the New Croskrey Employment Agreement between Mr. Croskrey and New Danimer. The other executive officers will have their existing employment agreements with Danimer assigned to New Danimer as of Closing. See “Danimer’s Executive Compensation — Agreements with Danimer’s Named Executive Officers and Potential Payments Upon Termination or Change of Control.”

Related Person Transactions Policy Following the Business Combination

Upon consummation of the Business Combination, it is anticipated that the New Danimer Board will adopt a written Related Person Transactions Policy that sets forth New Danimer’s policies and procedures regarding the identification, review, consideration and oversight of “related person transactions.” For purposes of New Danimer’s policy only, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which New Danimer or any of its subsidiaries are participants involving an amount that exceeds $120,000, in which any “related person” has a material interest.

Transactions involving compensation for services provided to New Danimer as an employee, consultant or director will not be considered related person transactions under this policy. A related person is any executive officer, director, nominee to become a director or a holder of more than 5% of any class of New Danimer’s voting securities (including New Danimer’s common stock), including any of their immediate family members and affiliates, including entities owned or controlled by such persons.

Under the policy, the related person in question or, in the case of transactions with a holder of more than 5% of any class of New Danimer’s voting securities, an officer with knowledge of a proposed transaction, must present information regarding the proposed related person transaction to New Danimer’s audit committee (or, where review by New Danimer’s audit committee would be inappropriate, to another independent body of the New Danimer Board) for review. To identify related person transactions in advance, New Danimer will rely on information supplied by New Danimer’s executive officers, directors and certain significant stockholders. In considering related person transactions, New Danimer’s audit committee will take into account the relevant available facts and circumstances, which may include, but are not limited to:

•        the risks, costs, and benefits to New Danimer;

•        the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

•        the terms of the transaction;

•        the availability of other sources for comparable services or products; and

•        the terms available to or from, as the case may be, unrelated third parties.

New Danimer’s audit committee will approve only those transactions that it determines are fair to us and in New Danimer’s best interests. All of the transactions described above were entered into prior to the adoption of such policy.

INFORMATION ABOUT LIVE OAK

Overview

We are a Delaware corporation formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or other similar business combination with one or more businesses. Live Oak was incorporated under the laws of the State of Delaware on May 24, 2019.

On May 8 2020, Live Oak closed its IPO of 20,000,000 Live Oak Units, with each Live Oak Unit consisting of one share of Live Oak Class A Common Stock and one-half of one Live Oak Warrant, each whole Live Oak Warrant to purchase one share of Live Oak Class A Common Stock at a purchase price of $11.50 per share, subject to adjustment as provided in Live Oak’s final prospectus filed with the Securities and Exchange Commission on May 6, 2020 (File No. 333-236800). The Live Oak Units were sold at an offering price of $10.00 per unit, generating total gross proceeds of $20,000,000.

Simultaneously with the consummation of Live Oak’s IPO, Live Oak consummated the private sale of 6,000,000 Private Warrants at $1.00 per warrant for an aggregate purchase price of $6,000,000. A total of $200,000,000, was deposited into the Trust Account and the remaining net proceeds became available to be used as working capital to provide for business, legal and accounting due diligence on prospective business combinations and continuing general and administrative expenses. As of             , the record date for the special meeting, there was approximately $             held in the trust account.

In connection with our IPO, we incurred transaction costs of $11,021,244, consisting of $3,850,000 of underwriting fees, $6,737,500 of deferred underwriting fees and $433,744 of other IPO costs. Following our IPO and the sale of the Private Warrants, a total of $200,000,000 was placed in the Trust Account, with Continental Stock Transfer & Trust Company acting as trustee.

Initial Business Combination

Our initial business combination must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (net of amounts disbursed to management for working capital purposes, if permitted, and excluding the amount of any deferred underwriting commissions). If our board of directors is not able to independently determine the fair market value of our initial business combination, we will obtain an opinion from an independent investment banking firm or another independent entity that commonly renders valuation opinions with respect to the satisfaction of such criteria.

Submission of Our Initial Business Combination to a Stockholder Vote

We are providing the Public Stockholders with redemption rights upon consummation of the Business Combination. Public stockholder electing to exercise their redemption rights will be entitled to receive cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, including any amounts representing interest earned on the Trust Account, less taxes payable, provided that such stockholders follow the specific procedures for redemption set forth in this proxy statement/prospectus relating to the stockholder vote on the Business Combination. The Public Stockholders are not required to vote against the Business Combination in order to exercise their redemption rights. If the Business Combination is not completed, then Public Stockholders electing to exercise their redemption rights will not be entitled to receive such payments.

Our Sponsor, officers and directors have agreed (1) to vote any shares of common stock owned by them in favor of any proposed business combination, including the Founder Shares and Public Shares, (2) not to redeem any shares in connection with a stockholder vote to approve a proposed initial business combination. As a result, we would need only 7,500,001 or approximately 37.5%, of the 20,000,000 Public Shares sold in our IPO to be voted in favor of a transaction in order to proceed with the Business Combination.

Permitted Purchases of Our Securities

The Sponsor, initial stockholders, directors, officers, advisors or their affiliates may purchase Public Shares or Public Warrants in privately-negotiated transactions or in the open market either prior to or following the completion of the Business Combination.

There is no limit on the number of shares or warrants our Sponsor, initial stockholders, directors, officers, advisors or their affiliates may purchase in such transactions, subject to compliance with applicable law and NYSE rules. However, they have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. If they engage in such transactions, they will not make any such purchases when they are in possession of any material non-public information not disclosed to the seller or if such purchases are prohibited by Regulation M under the Exchange Act. We do not currently anticipate that such purchases, if any, would constitute a tender offer subject to the tender offer rules under the Exchange Act or a going-private transaction subject to the going-private rules under the Exchange Act; however, if the purchasers determine at the time of any such purchases that the purchases are subject to such rules, the purchasers will comply with such rules. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent such purchasers are subject to such reporting requirements. None of the funds held in the Trust Account will be used to purchase shares or public warrants in such transactions prior to completion of our initial business combination.

Subsequent to the consummation of our IPO, we adopted an insider trading policy which requires insiders to: (i) refrain from purchasing our securities during certain blackout periods when they are in possession of any material non-public information and (ii) clear all trades of Live Oak’s securities with a compliance officer prior to execution. We cannot currently determine whether our insiders will make such purchases pursuant to a Rule 10b5-1 plan, as it will be dependent upon several factors, including but not limited to, the timing and size of such purchases. Depending on such circumstances, our insiders may either make such purchases pursuant to a Rule 10b5-1 plan or determine that such a plan is not necessary.

The purpose of any such purchases of shares could be to vote such shares in favor of the initial business combination and thereby increase the likelihood of obtaining stockholder approval of the initial business combination or to satisfy a closing condition in an agreement with a target that requires us to have a minimum net worth or a certain amount of cash at the closing of our initial business combination, where it appears that such requirement would otherwise not be met. The purpose of any such purchases of Public Warrants could be to reduce the number of Public Warrants outstanding or to vote such warrants on any matters submitted to the warrantholders for approval in connection with our initial business combination. Any such purchases of our securities may result in the completion of our initial business combination that may not otherwise have been possible. In addition, if such purchases are made, the public “float” of our shares of Live Oak Class A Common Stock or Public Warrants may be reduced and the number of beneficial holders of our securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.

Any purchases by our Sponsor, officers, directors and/or their affiliates who are affiliated purchasers under Rule 10b-18 under the Exchange Act will be made only to the extent such purchases are able to be made in compliance with Rule 10b-18, which is a safe harbor from liability for manipulation under Section 9(a)(2) and Rule 10b-5 of the Exchange Act. Rule 10b-18 has certain technical requirements that must be complied with in order for the safe harbor to be available to the purchaser. Our Sponsor, officers, directors and/or their affiliates will not make purchases of Live Oak’s securities if the purchases would violate Section 9(a)(2) or Rule 10b-5 of the Exchange Act. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent such purchases are subject to such reporting requirements.

Redemption Rights for Public Stockholders

We are providing the Public Stockholders with the opportunity to redeem all or a portion of their shares of Live Oak Class A Common Stock upon the completion of the Business Combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes. As of June 30, 2020, we had cash and marketable securities of $200,026,459 held in the Trust Account. Our Sponsor, officers and directors have entered into a letter agreement with us, pursuant to which they have agreed to waive their redemption rights with respect to any Founder Shares and any Public Shares held by them in connection with the completion of the Business Combination.

Limitation on Redemption Rights

Notwithstanding the foregoing redemption rights, our Existing Certificate of Incorporation provides that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the shares sold in our IPO, without our prior consent. We believe the restriction described above will discourage stockholders from accumulating large blocks of shares, and subsequent attempts by such holders to use their ability to redeem their shares as a means to force us or our management to purchase their shares at a significant premium to the then-current market price or on other undesirable terms. Absent this provision, a Public Stockholder holding more than an aggregate of 15% of the shares sold in our IPO could threaten to exercise its redemption rights if such holder’s shares are not purchased by us or our management at a premium to the then-current market price or on other undesirable terms. By limiting our stockholders’ ability to redeem to no more than 15% of the shares sold in our IPO, we believe we will limit the ability of a small group of stockholders to unreasonably attempt to block our ability to complete our initial business combination, particularly in connection with an initial business combination with a target that requires as a closing condition that we have a minimum net worth or a certain amount of cash. However, we would not be restricting our stockholders’ ability to vote all of their shares (including all shares held by those stockholders that hold more than 15% of the shares sold in our IPO) for or against our initial business combination.

Redemption of Public Shares and Liquidation if No Initial Business Combination

Our Existing Certificate of Incorporation provides that we will have until May 8, 2022, to complete an initial business combination. If we are unable to complete our initial business combination within such 24-month period, we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, subject to lawfully available funds therefor, redeem 100% of the outstanding Public Shares in consideration of a per-share price, payable in cash, equal to the quotient obtained by dividing (A) the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to Live Oak to pay its taxes (less up to $100,000 of such net interest to pay dissolution expenses) by (B) the total number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and Live Oak board of directors in accordance with applicable law, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and other requirements of other applicable law.

Our Sponsor, officers and directors have entered into a letter agreement with us, pursuant to which they have waived their rights to liquidating distributions from the Trust Account with respect to any Founder Shares held by them if we fail to complete our initial business combination within 24 months from the closing of our IPO. However, if our Sponsor, officers or directors acquire Public Shares in or after our IPO, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if we fail to complete our initial business combination within the allotted 24-month time period.

Our Sponsor, officers and directors have agreed, pursuant to a written agreement with us, that they will not propose any amendment to our Existing Certificate of Incorporation to (A) modify the substance or timing of our obligation to provide for the redemption of our Public Shares in connection with an initial business combination or to redeem 100% of our Public Shares if we do not complete our initial business combination within 24 months from the closing of our IPO or (B) with respect to any other material provisions relating to stockholders’ rights or pre-initial business combination activity, unless we provide our Public Stockholders with the opportunity to redeem their shares of Live Oak Class A Common Stock upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes, divided by the number of then outstanding Public Shares. However, we will only redeem our Public Shares so long as (after such redemption) our net tangible assets will be at least $5,000,001 either immediately prior to or upon consummation of our initial business combination and after payment of deferred underwriters’ fees and commissions (so that we are not subject to the SEC’s “penny stock” rules). If this optional redemption right is exercised with respect to an excessive number of Public Shares such that we cannot satisfy the net tangible asset requirement (described above), we would not proceed with the amendment or the related redemption of our Public Shares at such time.

We expect that all costs and expenses associated with implementing our plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the approximately $1,250,000 of proceeds held outside the Trust Account, although we cannot assure you that there will be sufficient funds for such purpose. We will depend on sufficient interest being earned on the proceeds held in the Trust Account to pay any tax obligations we may owe. However, if those funds are not sufficient to cover the costs and expenses associated with implementing our plan of dissolution, to the extent that there is any interest accrued in the Trust Account not required to pay taxes on interest income earned on the Trust Account balance, we may request the trustee to release to us an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.

If we were to expend all of the net proceeds of our IPO and the sale of the Private Warrants, other than the proceeds deposited in the Trust Account, and without taking into account interest, if any, earned on the Trust Account, the per-share redemption amount received by stockholders upon our dissolution would be approximately $10.00. The proceeds deposited in the Trust Account could, however, become subject to the claims of our creditors which would have higher priority than the claims of our Public Stockholders. We cannot assure you that the actual per-share redemption amount received by stockholders will not be substantially less than $10.00. Under Section 281(b) of the DGCL, our plan of dissolution must provide for all claims against us to be paid in full or make provision for payments to be made in full, as applicable, if there are sufficient assets. These claims must be paid or provided for before we make any distribution of our remaining assets to our stockholders. While we intend to pay such amounts, if any, we cannot assure you that we will have funds sufficient to pay or provide for all creditors’ claims.

Although we will seek to have all vendors, service providers, prospective target businesses and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of our Public Stockholders, such parties may not execute such agreements or even if they execute such agreements, they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third-party refuses to enter into an agreement waiving such claims to the monies held in the Trust Account, our management will consider whether competitive alternatives are reasonably available to Live Oak, and will only enter into an agreement with such third-party if our management believes that such third-party’s engagement would be in the best interests of Live Oak under the circumstances. Examples of possible instances where we may engage a third-party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. WithumSmith+Brown, PC our independent registered public accounting firm, and the underwriters of the IPO have not executed agreements with us waiving such claims to the monies held in the Trust Account.

In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. Upon redemption of our Public Shares, if we are unable to complete our initial business combination within the prescribed timeframe, or upon the exercise of a redemption right in connection with our initial business combination, we will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the 10 years following redemption. Accordingly, the per-share redemption amount received by Public Stockholders could be less than the $10.00 per share initially held in the Trust Account, due to claims of such creditors. Pursuant to the letter agreement, our Sponsor has agreed that it will be liable to us if and to the extent any claims by a third-party for services rendered or products sold to us, or a prospective target business with which we have entered into a written letter of intent, confidentiality or similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable; provided that such liability will not apply to any claims by a third-party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under our indemnity of the underwriters of our IPO against certain liabilities, including liabilities under the Securities Act. However, we have not asked our Sponsor to reserve for such indemnification obligations, nor have we independently verified whether our Sponsor has sufficient funds to satisfy their indemnity obligations, and believe that our Sponsor’s only assets are securities of our company. Therefore, we cannot assure you that our Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for our initial business combination and redemptions could be reduced to less than $10.00 per Public Share. In such event, we may not be able to complete our initial business combination, and you would receive such lesser amount per share in connection with any redemption of Public Shares. None of our officers or directors will indemnify us for claims by third-parties, including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the Trust Account are reduced below (i) $10.00 per Public Share or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, and our Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against our Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against our Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. We have not asked our Sponsor to reserve for such indemnification obligations and we cannot assure you that our Sponsor would be able to satisfy those obligations, and believe that our Sponsor’s only assets are securities of our company. Accordingly, we cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be less than $10.00 per Public Share.

We will seek to reduce the possibility that our Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. Our Sponsor will also not be liable as to any claims under our indemnity of the underwriters of our IPO against certain liabilities, including liabilities under the Securities Act. We will have access to up to approximately $1,250,000 from the proceeds of our IPO with which to pay any such potential claims (including costs and expenses incurred in connection with our liquidation, currently estimated to be no more than approximately $100,000). In the event that we liquidate and it is subsequently determined that the reserve for claims and liabilities is insufficient, stockholders who received funds from our Trust Account could be liable for claims made by creditors.

Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of our Trust Account distributed to the Public Stockholders upon the redemption of our Public Shares in the event we do not complete our initial business combination within 24 months from the closing of our IPO may be considered a liquidating distribution under Delaware law. If the corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution.

Furthermore, if the pro rata portion of our Trust Account distributed to our Public Stockholders upon the redemption of our Public Shares in the event we do not complete our initial business combination within 24 months from the closing of our IPO, is not considered a liquidating distribution under Delaware law and such redemption distribution is deemed to be unlawful (potentially due to the imposition of legal proceedings that a party may bring or due to other circumstances that are currently unknown), then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidating distribution. If we are unable to complete our initial business combination within 24 months from the closing of our IPO, we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, liquidate and dissolve, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Accordingly, it is our intention to redeem our Public Shares as soon as reasonably possible following our 24th month and, therefore, we do not intend to comply with those procedures. As such, our stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of our stockholders may extend well beyond the third anniversary of such date.

Because we will not be complying with Section 280, Section 281(b) of the DGCL requires us to adopt a plan, based on facts known to us at such time that will provide for our payment of all existing and pending claims or claims that may be potentially brought against us within the subsequent 10 years. However, because we are a blank check company, rather than an operating company, and our operations will be limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from our vendors (such as lawyers, investment bankers, etc.) or prospective target businesses. As described above, pursuant to the obligation contained in our underwriting agreement, we will seek to have all vendors, service providers, prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account. As a result of this obligation, the claims that could be made against us are significantly limited and the likelihood that any claim that would result in any liability extending to the Trust Account is remote. Further, our Sponsor may be liable only to the extent necessary to ensure that the amounts in the Trust Account are not reduced below (i) $10.00 per Public Share or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, in each case net of the amount of interest released to us to pay taxes and will not be liable as to any claims under our indemnity of the underwriters of our IPO against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third-party, our Sponsor will not be responsible to the extent of any liability for such third-party claims.

If we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy claims deplete the Trust Account, we cannot assure you we will be able to return $10.00 per share to our Public Stockholders. Additional, if we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by our stockholders. Furthermore, our board of directors may be viewed as having breached its fiduciary duty to our creditors and/or may have acted in bad faith, thereby exposing itself and our company to claims of punitive damages, by paying Public Stockholders from the Trust Account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.

Our Public Stockholders will be entitled to receive funds from the Trust Account only upon the earlier to occur of: (i) the completion of our initial business combination, (ii) the redemption of any Public Shares properly submitted in connection with a stockholder vote to amend any provisions of our amended and restated certificate of incorporation to (A) modify the substance or timing of our obligation to provide for the redemption of our Public Shares in connection with an initial business combination or to redeem 100% of our Public Shares if we do not complete our initial business combination within 24 months from the closing of our IPO or (B) with respect to any other material provisions relating to stockholders’ rights or pre-initial business combination activity, and (iii) the redemption of all of our Public Shares if we are unable to complete our business combination within 24 months from the closing of our IPO, subject to applicable law. In no other circumstances will a stockholder have any right or interest of any kind to or in the Trust Account. In the event we seek stockholder approval in connection with our initial business combination, a stockholder’s voting in connection with the initial business combination alone will not result in a stockholder’s redeeming its shares to us for an applicable pro rata share of the Trust Account. Such stockholder must have also exercised its redemption rights as described above. These provisions of our amended and restated certificate of incorporation, like all provisions of our amended and restated certificate of incorporation, may be amended with a stockholder vote.

Facilities

We currently maintain our principal executive offices at 774 A. Walker Rd., Great Falls, VA, 22066. Our executive offices are currently provided to us by an affiliate of certain members of our management team at no charge, until such time as we may enter into lease for office space with an unaffiliated third-party, in an amount not to exceed $2,500 per month, following consummation of our IPO. We consider our current office space adequate for our current operations.

Employees

We currently have four officers. These individuals are not obligated to devote any specific number of hours to our matters but they intend to devote only as much time as they deem necessary to our affairs until we have completed our initial business combination. The amount of time they will devote in any time period will vary based on whether a target business has been selected for the business combination and the stage of the business combination process we are in.

Directors and Executive Officers

Our current directors and executive officers are listed below.

Name	Age	Position
John P. Amboian	59	Chairman
Richard J. Hendrix	55	Chief Executive Officer and Director
Andrea K. Tarbox	70	Chief Financial Officer and Director
Gary K. Wunderlich, Jr.	50	President
Ross Berner	55	Chief Operating Officer
Tor R. Braham	63	Director
Jonathan Furer	63	Director
Harold Ford, Jr.	50	Director
John W. Sweet Jr.	75	Director

John P. Amboian serves as our Chairman since May 8, 2020. Mr. Amboian is a business leader with over 30 years of experience in mergers and acquisitions, capital management, product development, branding, and distribution for both privately held and public companies, across multiple industries. He served as Chairman and Chief Executive Officer of Nuveen Investments, Inc., or Nuveen (formerly NYSE: JNC), from 2007 to 2016. He was President of Nuveen from 1999 through 2007 after joining as its Chief Financial Officer from 1995 to 1999. During his time in leadership positions at Nuveen, Mr. Amboian participated in over 20 M&A and capital markets transactions, in addition to playing a leading role in Nuveen’s sale to an investment group led by Madison Dearborn, in 2007 and Nuveen’s sale process to TIAA (Teacher’s Insurance and Annuity Association of New York) in 2014. Mr. Amboian served on the Nuveen Mutual Funds board from 2007 through 2016 in addition to serving on Nuveen Investments’ public board from 1996 through 2007. Prior to Nuveen, Mr. Amboian was the Chief Financial Officer and Senior Vice President of Strategy of the Miller Brewing Company. He began his career in Corporate and International Finance at Kraft Foods, Inc., where he ended his tenure as Treasurer. Since 2013, Mr. Amboian has served at Madison Dearborn Partners as an industry advisor and is an Independent Director of the general partnership of Adams Street Partners, a private-markets investment firm. Additionally, Mr. Amboian is Chairman of Evanston Capital, a hedge fund alternative investment manager, and since 2017 has been a senior advisor to Estancia Capital. Since 2018, he chairs the board of North Square Investments, a boutique asset management firm. He is also on the advisory board of Cresset Capital Management, a wealth management firm. He advises several small businesses on organic and inorganic growth initiatives through JA Capital Advisors, LLC. He received both his Bachelor’s degree and his M.B.A. from the University of Chicago. He is well-qualified to serve on our board due to his extensive finance, investment and operational background.

Richard J. Hendrix has been our Chief Executive Officer since 2019 and a member of our Board of Directors since 2020. He has significant experience in executive leadership, corporate strategy, M&A, capital markets, and corporate finance for public companies. Over the course of his career, Mr. Hendrix has worked extensively with issuers and investors focused on companies in the financial services, real estate, energy, industrial, and business and consumer services sectors. He has led dozens of initial equity offerings for founder-led and Sponsor-backed companies primarily within the banking, insurance, and real estate sectors. Additionally, Mr. Hendrix has considerable experience advising chief executives, boards of directors, and large shareholders regarding strategy, capital structure, and capital access. He has significant leadership experience in the financial industry, having served as Chief Executive Officer of FBR & Co., or FBR (formerly Nasdaq: FBRC), a capital markets firm, from 2009 to 2017, and Chairman from 2012 to 2017. Mr. Hendrix helped FBR grow into a leading bookrunner for initial common stock offerings for middle market U.S. companies. While at FBR Mr. Hendrix oversaw the growth of the company and oversaw numerous strategic transactions while in his role as Chairman and Chief Executive Officer at FBR, ultimately executing a merger with B. Riley Financial, Inc. (Nasdaq: RILY) in 2017. Following the merger, Mr. Hendrix served as director of B. Riley Financial until October 2017. Prior to his tenure as Chief Executive Officer of FBR, Mr. Hendrix served as Arlington Asset Investment Corp.’s (NYSE: AI) President and Chief Operating Officer from 2004 to 2007 and its Chief Investment Officer from 2003 to 2004. Previously, he was the President and Chief Operating Officer of FBR Asset Investment Corporation and concurrently headed the Real Estate and Diversified Industrials Investment Banking groups of FBR. Prior to FBR, Mr. Hendrix was a Managing Director in PNC Capital Markets’ investment banking group and headed PNC’s asset-backed securities business. Mr. Hendrix is a co-founder and Managing Partner of Live Oak Merchant Partners, a merchant bank providing capital and advisory services to middle market companies across several industries. Mr. Hendrix also currently serves as a Senior Advisor to Crestview Partners, a private equity firm, since 2017 and is currently the Chairman of Protect My Car, a portfolio company of Crestview Partners that provides extended auto warranty plans to consumers. Mr. Hendrix’s affiliation with Crestview Partners began with Crestview’s investment in FBR over a decade before. In the last five years, Mr. Hendrix has also been the Founder and Chief Executive Officer of RJH Management Co, a privately held investment management business. Mr. Hendrix received his B.S.in Finance from Miami University. He is well-qualified to serve on our board due to his extensive finance, investment and advisory background.

Andrea K. Tarbox has been our Chief Financial Officer and a member of our Board of Directors since 2020. Ms. Tarbox served as Chief Financial Officer and Vice President of KapStone Paper & Packaging, or Kapstone (formerly NYSE: KS), from 2007 until 2018. KapStone, a producer of unbleached kraft paper and corrugated packaging products, became public via a merger with Stone Arcade Acquisition Corporation, or Stone Arcade, in 2007. Ms. Tarbox joined KapStone during the business combination approval process in 2006. During her tenure as Chief Financial Officer, Ms. Tarbox negotiated major provisions in five key acquisitions and secured financings of nearly $3.0 billion. Ms. Tarbox played a significant role in KapStone’s sale to WestRock Company (NYSE: WRK). In 2014 and 2015, Institutional Investor named Ms. Tarbox to their All-America Executive team as one of America’s best Chief Financial Officers, and in 2012, Financial Executives International named Ms. Tarbox the Chicago Chief Financial Officer of the Year. Previously, Ms. Tarbox assumed positions of increasing responsibility at various companies, including Uniscribe Professional Services, Inc., a provider of paper- and technology-based document management solutions, Gartner Inc., a research and advisory company, British Petroleum, p.l.c., (NYSE:BP) and Fortune Brands, Inc., a holding company with diversified product lines. In these roles, Ms. Tarbox developed significant experience acquiring and integrating companies. Ms. Tarbox began her career at Ernst & Young LLP where she became a certified public accountant. Ms. Tarbox earned a B.A. degree in Psychology from Connecticut College and an M.B.A. from the University of Rhode Island. She is well-qualified to serve on our board due to her extensive operational background as well as her significant experience in acquiring and integrating companies.

Gary K. Wunderlich, Jr. has been our President since 2020 and was a Director from inception until his resignation in January 2020. Mr. Wunderlich is Co-Founder and Managing Partner of Live Oak Merchant Partners, a merchant bank providing capital and advisory services to middle market companies across a wide range of industries. Prior to co-founding Live Oak in 2017, Mr. Wunderlich was the Founder and Chief Executive Officer of Wunderlich Securities, Inc., or WSI, a full-service investment banking and brokerage firm, from 1996 until its successful merger in 2017 with B. Riley Financial, Inc. (Nasdaq: RILY). Following the merger, Mr. Wunderlich served as a Director of B. Riley from 2017 to July 2018 and remained Chief Executive Officer of WSI (rebranded B Riley Wealth) until November 2018. As Chief Executive Officer of WSI, Mr. Wunderlich was involved in all aspects of company growth from a virtual start-up into a full-service investment bank. In 2011, Mr. Wunderlich, along with WSI and WSI’s Chief Compliance Officer, consented, without admitting or denying the findings therein, to the entry of an SEC order finding that, from 2007 to 2009, as WSI was converting hundreds of its existing fee-based brokerage accounts to investment advisory accounts, in response to regulatory changes affecting certain broker-dealers that provided investment advice, WSI willfully violated the Investment Advisers Act of 1940, or the Advisers Act, and its rules by failing to have adequate written policies and procedures and a code of ethics, and Mr. Wunderlich, who was then WSI’s Chief Executive Officer, willfully aided and abetted and caused such violations. The order also found that WSI willfully violated the Advisers Act and its rules by overcharging advisory clients for commissions and other transactional fees totaling approximately $120,835 in approximately 6,338 separate transactions, which the SEC stated appeared to have occurred primarily due to back-office errors, and by engaging in principal trading without providing certain required disclosures to its clients. Mr. Wunderlich has also been consistently involved in securities industry organizations throughout his career. From 2016 to 2018 Mr. Wunderlich was a member of the Securities Industry and Financial Markets Association’s (“SIFMA”) National Board of Directors. He was also a founding board member of the American Securities Association from its inception in 2016 until 2018. Mr. Wunderlich also served in various capacities with the Financial Industry Regulatory Authority (FINRA) including serving on the National Advisory

Board, serving on the District 5 Committee as both a Member and Chairman, and serving as a Member of the National Membership Council. Since 2005, Mr. Wunderlich has been a member of the Young Presidents’ Organization and participates in the Family Business, Family Office, Financial Services and Entrepreneurship and Innovation Networks. He was inducted into the Society of Entrepreneurs in 2014 and has served as a Director since 2016. He is also the Managing Member of Eighty Park Avenue Partners LLC, a family investment vehicle. Mr. Wunderlich received a B.A.in Economics from the University of Virginia and an M.B.A. from the University of Memphis.

Ross Berner has been our Chief Operating Officer since 2020 and was a Director from inception until his resignation in January 2020. Mr. Berner has significant experience in growth companies, executive leadership, corporate strategy, M&A, capital markets and corporate finance. Mr. Berner was a Founding Partner at PCO Investment Management LP., an investment management company, from 2013 to 2016. He served as Partner and Portfolio Manager at Weintraub Capital Management, L.P. from 1999 to 2012 where he oversaw investments in special situations and event-driven opportunities across all industries. Mr. Berner was also a Co-Founder of United Road Services, which went public in 1997 and became one of the largest non-union car hauling companies in the United States, was acquired by Charterhouse Financial in 2000 and is currently owned by private equity firm Carlyle Group. Mr. Berner co-founded Fenix Parts, Inc. (formerly Nasdaq: FENX), a consolidator of recycled auto parts, in 2014. Fenix completed its initial public offering in 2015 and was taken private in 2018. Mr. Berner received an M.B.A. from Columbia University and a B.A. degree in Economics from Northwestern University.

Tor R. Braham serves as a member of our Board of Directors since May 8, 2020. Mr. Braham has spent 15 years working in M&A in at multiple investment banks and currently serves on multiple public company boards. He currently serves on the boards of Viavi Solutions Inc. (Nasdaq: VIAV), a company that provides network test, monitoring, and assurance services (elected 2015); Altaba Inc. (Nasdaq: AABA), an investment management company (elected 2016); A10 Networks, Inc. (Nasdaq: ATEN), a supplier of ADC networking and security equipment (elected 2018) and Micro Lambda Wireless, Inc., a private provider of microwave components and subsystems for the wireless, instrumentation and defense industries (elected 1987). Mr. Braham is also member of the advisory board of Princeville Global,  an international venture capital fund focused on the technology and environmental science industries. Previously, he served as a Director of Yahoo! Inc., predecessor of Altaba Inc., from 2016 until 2017, as Independent Director of Sigma Designs, Inc. (OTCMKTS: SIGM), a SOC semiconductor company, from 2014 to 2016, and an Independent Director of NetApp, Inc. (Nasdaq: NATP), a data management company, from 2014 to 2016. Mr. Braham served as the Global Head of Technology M&A at Deutsche Bank Securities from 2004 to 2012. Prior to that, Mr. Braham was the Co-head of West Coast Technology M&A at Credit Suisse First Boston from 2000 to 2004 and the Global Head of Technology M&A at UBS Securities from 1997 to 2000. From 1989 to 1997, Mr. Braham was a partner at the law firm of Wilson Sonsini Goodrich and Rosati where he specialized in technology mergers and acquisitions, venture capital and intellectual property law. Mr. Braham is also currently Of Counsel to the law firm of King, Holmes, Paterno and Soriano. Mr. Braham received his J.D. degree from New York University School of Law and his B.S. degree in English from Columbia University. He is well-qualified to serve on our board due to his extensive public company, technology, finance and banking background.

Jonathan Furer serves as a member of our Board of Directors since May 8, 2020. He has over 30 years of private equity, operating and capital markets experience and has served as chairman, advisor, investor and active board member to businesses across a wide range of industries, including: healthcare, financial services, manufacturing and consumer products. Mr. Furer co-founded Arcade Partners, an entrepreneurial-focused middle market private equity firm. Mr. Furer was Co-Founder and Director of Stone Arcade, a blank check company that completed its initial business combination with KapStone in 2007. Mr. Furer was a Co-Founder and Director of Stone Arcade, where he was primarily responsible for recruiting the executive team and, together with the management team, assisted in the identification and evaluation of business combination opportunities which led to the successful acquisition of the assets from International Paper (NYSE: IP) by KapStone. In 2007, Kapstone became public through the merger with Stone Arcade. This initial business combination represented one of the first corporate carve-out transactions completed by a blank check company. Mr. Furer joined the KapStone Board of Directors upon completion of the business combination and remained on the Board for 11 years until KapStone was acquired by WestRock Company (NYSE: WRK) in 2018. Mr. Furer was also the Chief Executive Officer and Director of Arcade Acquisition Corporation, a blank check company that announced a business combination in 2008 and subsequently liquidated in 2009 during the global financial crisis. Prior to KapStone, Mr. Furer was a Partner at Washington and Congress Advisors, a private equity firm. He oversaw a number of portfolio companies, including several with significant operational and financial challenges that required a “hands-on” approach to deal with lender, co-investor and employee issues. Mr. Furer was also a Co-Founder of Meridian Capital Partners, where he completed the “buy and build” of SWF Machinery, a West Coast based manufacturer of packaging machinery equipment that was sold to Dover Industries. He began his career as an analyst in the corporate finance department with Jesup & Lamont, a merchant bank. During his 10 years at Jesup, Mr. Furer rose from analyst to President and Chief Executive Officer, prior to his retirement from the firm. He graduated from the George Washington University with a B.B.A. in International Business. He is well-qualified to serve on our board due to his extensive investment, operational and finance background.

Harold Ford, Jr. serves as a member of our Board of Directors since May 8, 2020. Mr. Ford is currently an EVP and Vice Chairman of PNC’s Corporate & Institutional Banking group. He served in Congress for 10 years, from 1997 to 2007. Representing Tennessee’s 9th congressional district, Mr. Ford, Jr. was a member of the House Financial Services, Budget and Education Committees during his time in Washington. Known as a moderate Democrat willing to reach across the political aisle to find common ground, he was a member of both the Blue Dog coalition and Congressional Black Caucus. Mr. Ford, Jr. is also an active member of Issue One, an organization of former senators, governors, and members of Congress committed to reform our political and campaign systems. After leaving Congress, from 2007 until 2011, Mr. Ford Jr. was a Vice Chairman and senior policy adviser at Merrill Lynch and from 2011 until 2018 was a Managing Director at Morgan Stanley. Mr. Ford Jr. has taught public policy at Vanderbilt University and the University of Michigan and is frequently quoted on television as an expert on MSNBC. In the last five years, Mr. Ford, Jr. has been Managing Partner of HFJ Ventures, a business consulting firm and non-executive Chairman of Rx Saver, a portfolio company of MacAndrews and Forbes which provides a search engine platform for consumers and patients to find the lowest prices for prescription medications. He holds a B.A. in History from the University of Pennsylvania and a J.D. from the University of Michigan Law School, and has also taught public policy at Vanderbilt University and the University of Michigan. He is well-qualified to serve on our board due to his extensive public service, government and finance background.

John W. Sweet, Jr. serves as a member of our Board of Directors since May 8, 2020. Mr. Sweet has extensive experience in real estate investing and over forty years of investment banking and corporate finance experience. Mr. Sweet founded and served as the Chief Investment Officer of Physicians Realty Trust (NYSE: DOC) until his retirement on December 31, 2016. Physicians Realty Trust was established as a private fund in 2005 and was taken public in 2013. At the end of Mr. Sweet’s tenure, Physicians Realty Trust’s portfolio included 246 medical office buildings, with over 10 million square feet of leasable area. In 2002, Mr. Sweet co-founded Windrose Medical Properties Trust (NYSE: WRT), a healthcare REIT purchased by Welltower REIT (NYSE: WELL) in 2005. From 1997 to 2001, Mr. Sweet served as Senior Vice President, Corporate Finance for B.C. Ziegler and Company, a boutique investment banking firm serving hospitals, charter schools and senior living operator. Since his retirement, Mr. Sweet has served as the President of JWS-MRE, Inc., a consulting firm, and advises institutions and private equity firms in the investment of healthcare real estate. Currently, he serves on the board of directors of City Office REIT, Inc. (NYSE: CIO), a REIT that invests in office buildings throughout the United States. Previously, Mr. Sweet served as Chairman of the Board of Wheeler Real Estate Investment Trust, Inc. (Nasdaq: WHLR) a REIT focused on retail properties with a primary focus on grocery-anchored centers. Mr. Sweet earned an undergraduate degree from St. John Fisher College and an MBA from Rochester Institute of Technology. He is well-qualified to serve on our board due to his extensive public company, real property, management and investment background.

Number and Terms of Office of Officers and Directors

Under our Existing Certificate of Incorporation, we have seven directors, and our board of directors is divided into three classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a three-year term. In accordance with NYSE corporate governance requirements, we are not required to hold an annual meeting until one full year after our first fiscal year end following our listing on the NYSE. The term of office of the first class of directors, consisting of Messrs. Sweet and Ford, Jr. will expire at our first annual meeting of stockholders. The term of office of the second class of directors, consisting of Messrs. Furer and Braham, will expire at the second annual meeting of stockholders. The term of office of the third class of directors, consisting of Ms. Tarbox and Messrs. Amboian and Hendrix, will expire at the third annual meeting of stockholders. Our officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our board of directors is authorized to appoint persons to the offices set forth in our bylaws as it deems appropriate. Our bylaws provide that our officers may consist of a Chairman or Co-Chairmen of the Board, Chief Executive Officer, Chief Financial Officer, President, Vice Presidents, Secretary, Treasurer, Assistant Secretaries and such other offices as may be determined by the board of directors.

Officer and Director Compensation

None of our officers has received any cash compensation for services rendered to us. No compensation of any kind, including any finder’s fee, reimbursement, consulting fee or monies in respect of any payment of a loan, will be paid by us to our officers and directors prior to, or in connection with any services rendered in order to effectuate, the consummation of our initial business combination. However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. We do not have a policy that prohibits our Sponsor, executive officers or directors, or any of their respective affiliates, from negotiating for the reimbursement of out-of-pocket expenses by a target business. Our audit committee will review on a quarterly basis all payments that were made to our Sponsor, officers or directors, or our or their affiliates. Any such payments prior to an initial business combination will be made using funds held outside the Trust Account. Other than quarterly audit committee review of such payments, we do not expect to have any additional controls in place governing our reimbursement payments to our directors and executive officers for their out-of-pocket expenses incurred in connection with identifying and consummating an initial business combination.

Committees of the Board of Directors

Our board of directors has three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. Subject to phase-in rules and a limited exception, NYSE rules and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors, and NYSE rules require that the compensation committee and nominating and corporate governance committee of a listed company each be comprised solely of independent directors.

Audit Committee

We have established an audit committee of the board of directors. Messrs. Sweet, Amboian and Braham serve as members of our audit committee, and Mr. Sweet chairs the audit committee. Under the NYSE listing standards and applicable SEC rules, we are required to have at least three members of the audit committee, all of whom must be independent. Each of Messrs. Sweet, Amboian and Braham meet the independent director standard under NYSE listing standards and under Rule 10-A-3(b)(1) of the Exchange Act.

Each member of the audit committee is financially literate and our board of directors has determined that Mr. Sweet qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

We have adopted an audit committee charter, which details the principal functions of the audit committee, including:

•        the appointment, compensation, retention, replacement, and oversight of the work of the independent registered public accounting firm engaged by us;

•        pre-approving all audit and permitted non-audit services to be provided by the independent registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

•        setting clear hiring policies for employees or former employees of the independent registered public accounting firm, including but not limited to, as required by applicable laws and regulations;

•        setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

•        obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing (i) the independent registered public accounting firm’s internal quality-control procedures, (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues and (iii) all relationships between the independent registered public accounting firm and us to assess the independent registered public accounting firm’s independence;

•        reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

•        reviewing with management, the independent registered public accounting firm, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

We have established a compensation committee of the board of directors. Messrs. Furer and Ford serve as members of our compensation committee. Under the NYSE listing standards and applicable SEC rules, we are required to have at least two members of the compensation committee, all of whom must be independent. Messrs. Furer and Ford are independent and Mr. Furer chairs the compensation committee. We have adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

•        reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, if any is paid by us, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

•        reviewing and approving on an annual basis the compensation, if any is paid by us, of all of our other officers;

•        reviewing on an annual basis our executive compensation policies and plans;

•        implementing and administering our incentive compensation equity-based remuneration plans;

•        assisting management in complying with our proxy statement and annual report disclosure requirements;

•        approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;

•        if required, producing a report on executive compensation to be included in our annual proxy statement; and

•        reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

No compensation of any kind, including finders, consulting or other similar fees, will be paid to any of our existing stockholders, officers, directors or any of their respective affiliates, prior to, or for any services they render in order to effectuate the consummation of an initial business combination. Accordingly, it is likely that prior to the consummation of an initial business combination, the compensation committee will only be responsible for the review and recommendation of any compensation arrangements to be entered into in connection with such initial business combination.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by the NYSE and the SEC.

Nominating and Corporate Governance Committee

We have established a nominating and corporate governance committee. The members of our nominating and corporate governance are Messrs. Ford, Sweet and Furer. Mr. Ford serves as chair of the nominating and corporate governance committee.

The primary purposes of our nominating and corporate governance committee is to assist the board in:

•        identifying, screening and reviewing individuals qualified to serve as directors and recommending to the board of directors candidates for nomination for election at the annual meeting of stockholders or to fill vacancies on the board of directors;

•        developing and recommending to the board of directors and overseeing implementation of our corporate governance guidelines;

•        coordinating and overseeing the annual self-evaluation of the board of directors, its committees, individual directors and management in the governance of the company; and

•        reviewing on a regular basis our overall corporate governance and recommending improvements as and when necessary.

The nominating and corporate governance committee is governed by a charter that complies with the rules of the NYSE.

Director Nominations

We have established a nominating and corporate governance committee which will recommend to the board of directors candidates for nomination for election at the annual meeting of the stockholders. We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the board of directors considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our stockholders.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers, directors and persons who beneficially own more than ten percent of Live Oak Class A Common Stock to file reports of ownership and changes in ownership with the SEC. These reporting persons are also required to furnish us with copies of all Section 16(a) forms they file. Based solely upon a review of such forms, we believe that during the year ended December 31, 2018 there were no delinquent filers.

Code of Ethics

We have adopted a Code of Ethics applicable to our directors, officers and employees. We have filed a copy of our Code of Ethics and our audit and compensation committee charters as exhibits to our registration statement in connection with our IPO. You are able to review these documents by accessing our public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the Code of Ethics will be provided without charge upon request from us.

Audit Fees

Withum acts as our independent registered public accounting firm. The following is a summary of fees paid to Withum for services rendered.

Audit Fees.    Audit fees consist of fees for professional services rendered for the audit of our year-end financial statements and services that are normally provided by Withum in connection with regulatory filings. The aggregate fees of Withum for professional services rendered for the audit of our annual financial statements, review of the financial information included in our Forms 10-Q for the respective periods and other required filings with the SEC for the period from May 24, 2019 (inception) to June 30, 2020 totaled approximately $63,220. The aggregate fees of Withum related to audit services in connection with our IPO totaled approximately $33,475. The above amounts include interim procedures and audit fees, as well as attendance at audit committee meetings.

Audit-Related Fees.    Audit-related fees consist of fees billed for assurance and related services that are reasonably related to performance of the audit or review of our financial statements and are not reported under “Audit Fees.” These services include attest services that are not required by statute or regulation and consultations concerning financial accounting and reporting standards. During the period from May 24, 2019 (inception) to June 30, 2020, we did not pay Withum any audit-related fees.

Tax Fees.    We did not pay Withum any fees for tax return services, planning and tax advice for the period from May 24, 2019 (inception) to June 30, 2020.

All Other Fees.    We did not pay Withum for any other services.

Legal Proceedings

There is no material litigation, arbitration or governmental proceeding currently pending against us or any members of our management team in their capacity as such.

LIVE OAK MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The statements in the discussion and analysis regarding industry outlook, our expectations regarding the performance of our business and the forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the risks and uncertainties described in “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” Our actual results may differ materially from those contained in or implied by any forward-looking statements. You should read the following discussion together with the sections entitled “Risk Factors,” “Information About Live Oak” and the audited consolidated financial statements, including the related notes, appearing elsewhere in this proxy statement/prospectus. As used in this section, unless the context suggests otherwise, “we,” “us,” “our,” or “Live Oak” refer to Live Oak Acquisition Corp.

Overview

We are a blank check company whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. We have not selected any specific business combination target and we have not, nor has anyone on our behalf, initiated any substantive discussions, directly or indirectly, with any business combination target with respect to an initial business combination with us. We intend to effectuate our initial business combination using cash from the proceeds of our IPO and the private placement of the Private Warrants, the proceeds of the sale of our shares in connection with our initial business combination (pursuant to forward purchase agreements or backstop agreements we may enter into following the consummation of our IPO or otherwise), shares issued to the owners of the target, debt issued to bank or other lenders or the owners of the target, or a combination of the foregoing.

The issuance of additional shares of our stock in the Business Combination:

•        may significantly dilute the equity interest of investors in our IPO; and

•        may adversely affect prevailing market prices for our Live Oak Class A Common Stock and/or warrants.

We expect to continue to incur significant costs in the pursuit of our initial Business Combination. We cannot assure you that our plans to complete our initial Business Combination will be successful.

Proposed Business Combination

Merger Agreement

On October 3, 2020, we entered into the Merger Agreement with Merger Sub, Danimer, the Live Oak Representative, LLC and the Shareholder Representative pursuant to which we will effect the Business Combination.

Pursuant to the Merger Agreement, at Closing, Merger Sub will be merged with and into Danimer, with Danimer surviving the Merger as a wholly-owned direct subsidiary of Live Oak.

At the Effective Time, by virtue of the Merger and without any action on the part of Live Oak, Merger Sub, Danimer or the holders of any of Danimer’s securities:

•        each share of Danimer Common Stock issued and outstanding immediately prior to the Effective Time will be cancelled and converted into the right to receive the number of shares of Live Oak Class A Common Stock equal to the Closing Per Share Merger Consideration, together with amounts that may become payable in respect of the Adjustment Holdback Amount, the Shareholder Representative Amount and the Earn-Out Shares, in each case in accordance with the Merger Agreement;

•        all shares of Danimer Common Stock held in the treasury of Danimer will be cancelled and retired and shall cease to exist, and no payment, distribution or other consideration will be delivered or deliverable in exchange for such shares;

•        each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time will be converted into and exchanged for one validly issued, fully paid and non-assessable share of common stock, par value $0.001 per share, of the Surviving Corporation;

•        each Danimer Option that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall be assumed by Live Oak and will be converted automatically at the Effective Time into an option (an “Assumed Danimer Option”) to acquire shares of Live Oak Class A Common Stock, on the same terms and conditions as were applicable under such Danimer Option (including applicable vesting and exercise conditions) except that (a) the number of shares of Live Oak Class A Common Stock that will be subject to each such Assumed Danimer Option will be determined by multiplying the number of shares of Danimer Common Stock subject to the corresponding Danimer Option by a fraction (the “Award Exchange Ratio”), the numerator of which is Closing Per Share Merger Consideration multiplied by $10.00 and the denominator of which is the fair market value of a share of Live Oak Class A Common Stock on the Closing Date (rounded down to the nearest whole share) and (b) the exercise price per share of each such Assumed Danimer Option will equal (i) the per share exercise price of the corresponding Danimer Option divided by (ii) the Award Exchange Ratio (rounded up to the nearest whole cent); and

•        each share of Live Oak Class B Common Stock will automatically convert into shares of Live Oak Class A Common Stock on a one-for-one basis.

The Closing is subject to certain conditions, including but not limited to the approval of our stockholders of the Merger Agreement. The Merger Agreement may also be terminated by either party under certain circumstances. The Closing will occur on the date that is two business days after each of the closing conditions set forth in the Merger Agreement has been satisfied or, if permitted, waived.

On October 8, 2020, Live Oak, Merger Sub, the Company, the Live Oak Representative and the Shareholder Representative, entered the Amendment to the Merger Agreement. The Amendment (1)(x) eliminated the definition of “Cash Free Exercise Option and Warrant Shares” and (y) provides for revised definitions of “Closing Payment” and “Closing Per Share Merger Consideration,” in each case, to adjust, for purposes of calculating the Closing Per Share Merger Consideration: (i) the assumed value of the Company by adding the total amount of cash proceeds that would be received by the Company if all outstanding Company Options and Company Warrants were exercised in connection with the Closing and (ii) the assumed total number of Company Shares outstanding at the Closing to include Shares issuable under all Company Options and Company Warrants, (2) revised the definition of “Net Debt” to deduct amounts relating to issuances of Danimer Common Stock completed to fund capital expenditures in connection with the Company’s “Phase 2” expansion of the Kentucky Facility through the Closing Date and (3) clarifies the calculation of the Award Exchange Ratio in the Merger Agreement.

Support Agreements

Contemporaneously with the execution of the Merger Agreement, on October 3, 2020, the Key Danimer Shareholders entered into the Support Agreements pursuant to which such Key Danimer Shareholders agreed to vote all of their shares of Danimer Common Stock in favor of the approval and adoption of the Proposed Transactions. Additionally, such Key Danimer Shareholders have agreed not to (a) transfer any of their shares of Danimer Common Stock (or enter into any arrangement with respect thereto) or (b) enter into any voting arrangement that is inconsistent with the Support Agreements. Collectively, as of October 3, 2020, the Key Danimer Shareholders held a majority of the outstanding shares of capital stock of Danimer.

Lock-Up Agreement

In connection with the Proposed Transactions, Live Oak and the Shareholder Parties will enter into a Lock-Up Agreement at Closing. The Lock-Up Agreement provides for the securities of Live Oak held by the Shareholder Parties to be locked-up for a period of time following the Effective Date, as described below, subject to certain exceptions. The securities held by the Shareholder Parties will be locked-up until the earlier of (i) one year after the Effective Date or (ii) subsequent to the Effective Date, (x) if the reported closing price of the Live Oak Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any 30-trading day period commencing at least one hundred fifty (150) days after the Effective Date, or (y) the Lock Up Period.

Subscription Agreements

In connection with the execution of the Merger Agreement, effective as of October 3, 2020, Live Oak entered into separate subscription agreements (each, a “Subscription Agreement”) with a number of Subscribers, pursuant to which the Subscribers agreed to purchase, and Live Oak agreed to sell to the Subscribers, the PIPE Shares, for a purchase price of $10.00 per share and an aggregate purchase price of $210,000,000. Live Oak agreed to give certain registration rights to the Subscribers with respect to the PIPE Shares pursuant to the Subscription Agreements.

The closing of the sale of the PIPE Shares pursuant to the Subscription Agreement is contingent upon, among other customary closing conditions, the substantially concurrent consummation of the Proposed Transactions. The purpose of the PIPE is to raise additional capital for use by the combined company following the Closing.

Pursuant to the Subscription Agreements, Live Oak agreed that, within 30 calendar days after the Closing Date (the “Filing Deadline”), Live Oak will file with the SEC (at Live Oak’s sole cost and expense) a registration statement registering the resale of the PIPE Shares (the “PIPE Resale Registration Statement”), and Live Oak will use its commercially reasonable efforts to have the PIPE Resale Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 60th calendar day (or 120th calendar day if the SEC notifies Live Oak that it will “review” the PIPE Resale Registration Statement) following the Filing Deadline and (ii) the 10th business day after the date Live Oak is notified (orally or in writing, whichever is earlier)

Non-Competition Agreements

In connection with the execution of the Merger Agreement, Live Oak and certain specified shareholders of Danimer entered into non-competition agreements (the “Non-Competition Agreements”), pursuant to which such shareholders agreed, among other things, to not (i) own, manage, operate, control, have any interest in, financial or otherwise, participate in, consult or perform services for, render services in any form to any person in, or otherwise carry on, whether as principal, agent, independent contractor, consultant, partner, manager, member, executive, employee, representative or licensor or otherwise, any business that is competitive with researching, developing, manufacturing, marketing, distributing and selling biodegradable bio-plastic replacements for traditional petroleum-based plastics (the “Business”) in any geographic area throughout the world in which Danimer and any of its subsidiaries has conducted any aspects of the Business during the 12-month period prior to the date of Non-Competition Agreements (a “Competing Business”); (ii)(A) solicit, attempt to solicit, assist in soliciting, directly or indirectly, individually (other than on behalf of Live Oak and its subsidiaries) or on behalf of a Competing Business, any customer, vendor, supplier, licensor, licensee, or other business relation of Live Oak or its subsidiaries, or induce or encourage, or attempt to induce or encourage, any customer, vendor, supplier, licensor, licensee, or other business relation of Live Oak and its subsidiaries, in each such case, to cease doing business with Live Oak and its subsidiaries or (B) in any way interfere with the relationship between Live Oak and its subsidiaries and any current customer, vendor, supplier, licensor, licensee, or other business relation of Live Oak or its subsidiaries; or (iii)(A) solicit or recruit, or attempt to solicit or recruit, any officer, employee, representative, or agent of Live Oak or any of its subsidiaries who has been hired or engaged by Live Oak or any of its subsidiaries (including Danimer and its subsidiaries) to leave the employ of Live Oak or any of its subsidiaries or (B) hire any such individual. The agreements summarized above are subject to customary exceptions and qualifications.

Results of Operations

We have neither engaged in any operations nor generated any revenues to date. Our only activities since inception have been organizational activities, those necessary to prepare for our IPO, and identifying a target company for our initial business combination. We do not expect to generate any operating revenues until after completion of our initial business combination. We generate non-operating income in the form of interest income on marketable securities held in the Trust Account. We incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as expenses as we conduct due diligence on prospective Business Combination candidates.

For the three months ended June 30, 2020, we had a net loss of $85,875, which consists of operating costs of $112,334, offset by interest income on marketable securities held in the Trust Account of $26,459. For the six months ended June 30, 2020, we had a net loss of $85,935, which consists of operating costs of $112,394, offset by interest income on marketable securities held in the Trust Account of $26,459. For the period from May 24, 2019 (inception) through June 30, 2019, we had a net loss of $2,774, which consists of formation costs.

Liquidity and Capital Resources

Until the consummation of our IPO, Live Oak’s only sources of liquidity were the proceeds from the initial purchase of Live Oak Class B Common Stock by our Sponsor and loans from our Sponsor. On May 8, 2020, we consummated our IPO of 20,000,000 Live Oak Units, at $10.00 per Live Oak Unit, generating gross proceeds of $200,000,000. Simultaneously with the closing of our IPO, we consummated the sale of 6,000,000 Private Warrants to the Sponsor at a price of $1.00 per Private Warrant, generating gross proceeds of $6,000,000.

Following our IPO and the sale of the Private Warrants, a total of $200,000,000 was placed in the Trust Account. We incurred $11,021,244 in transaction costs, including $3,850,000 of underwriting fees, $6,737,500 of deferred underwriting fees and $433,744 of other offering costs.

For the six months ended June 30, 2020, cash used in operating activities was $63,602. Net loss of $85,935 was affected by interest earned on marketable securities held in the Trust Account of $26,459 and changes in operating assets and liabilities, which provided $48,792 of cash from operating activities.

As of June 30, 2020, we had cash and marketable securities of $200,026,459 held in the Trust Account. We intend to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (less taxes paid and deferred underwriting commissions) to complete our initial Business Combination. We may withdraw interest to pay taxes. During the six months ended June 30, 2020, we did not withdraw any of interest earned on the Trust Account to pay for our franchise taxes. To the extent that our capital stock or debt is used, in whole or in part, as consideration to complete our initial Business Combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.

As of June 30, 2020, we had cash and cash equivalents of $1,677,654 outside of the Trust Account. We intend to use the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete our initial Business Combination.

In order to fund working capital deficiencies or finance transaction costs in connection with our initial Business Combination, our Sponsor or an affiliate of our Sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. If we complete our initial Business Combination, we would repay such loaned amounts. In the event that our initial Business Combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from our Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into units identical to the Private Warrants, at a price of $1.00 per warrant at the option of the lender.

We do not currently believe we will need to raise additional funds in order to meet the expenditures required for operating our business. However, if our estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating our initial Business Combination are less than the actual amount necessary to do so, we may have insufficient funds available to operate our business prior to our initial Business Combination. Moreover, we may need to obtain additional financing either to complete our initial Business Combination or because we become obligated to redeem a significant number of our Public Shares upon consummation of our initial Business Combination, in which case we may issue additional securities or incur debt in connection with such Business Combination. Subject to compliance with applicable securities laws, we would only complete such financing simultaneously with the completion of our initial Business Combination. If we are unable to complete our initial Business Combination because we do not have sufficient funds available to us, we will be forced to cease operations and liquidate the Trust Account. In addition, following our initial Business Combination, if cash on hand is insufficient, we may need to obtain additional financing in order to meet our obligations.

Related Party Transactions

In June 2019, the Sponsor purchased 5,031,250 Founder Shares of the Company’s Class B common stock for an aggregate price of $25,000. On January 14, 2020, the Sponsor contributed back to the Company, for no consideration, 718,750 Founder Shares. In February 2020, the Company effected a stock dividend for 0.333333333 shares for each Founder Share outstanding, resulting in the Sponsor holding an aggregate of 5,750,000 Founder Shares (up to an aggregate of 750,000 shares of which were subject to forfeiture to the extent that the underwriters’ over-allotment option was not exercised in full or in part, so that the initial stockholders would own, on an as-converted basis, 20% of the Company’s issued and outstanding shares after our IPO. All share and per-share amounts have been retroactively restated to reflect the forfeiture of the Founder Shares. The underwriters’ election to exercise their over-allotment option expired unexercised on June 22, 2020 and, as a result, 750,000 Founder Shares were forfeited, resulting in 5,000,000 Founder Shares outstanding.

The initial stockholders have agreed not to transfer, assign or sell any of the Founder Shares (except to certain permitted transferees) until the earlier of (i) one-year after the date of the consummation of a Business Combination, or (ii) subsequent to the consummation of a Business Combination, (x) if the last reported sale price of the Live Oak Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination, or (y) subsequent to a Business Combination, the date on which Live Oak completes a liquidation, merger, capital stock exchange or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of Live Oak Class A Common Stock for cash, securities or other property.

On December 31, 2019, the Company issued a promissory note to the Sponsor, pursuant to which the Sponsor agreed to loan the Company up to an aggregate of $300,000 to be used for the payment of costs related to our IPO (the “Promissory Note”). The Promissory Note was non-interest bearing, unsecured and due on the earlier of June 30, 2020 or the completion of our IPO. The outstanding balance of $160,000 under the Promissory Note was repaid upon the consummation of our IPO on May 8, 2020.

Simultaneously with the closing of our IPO, the Sponsor purchased an aggregate of 6,000,000 Private Warrants at a price of $1.00 per Private Placement Warrant, for an aggregate purchase price of $6,000,000. Each Private Placement Warrant is exercisable to purchase one share of Live Oak Class A Common Stock at a price of $11.50 per share. A portion of the proceeds from the Private Warrants were added to the proceeds from our IPO to be held in the Trust Account. If the Company does not complete a Business Combination within the 24-month period following our IPO, the proceeds of the sale of the Private Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Private Warrants will expire worthless.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s directors and officers may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Warrants. At June 30, 2020 and December 31, 2019, no Working Capital Loans were outstanding.

Critical Accounting Policies

The preparation of condensed financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following critical accounting policies:

Common Stock Subject to Possible Redemption

We account for our common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. Our Live Oak Class A Common Stock features certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, the common stock subject to possible redemption is presented as temporary equity, outside of the stockholders’ equity section of our condensed balance sheets.

Net Loss Per Common Share

We apply the two-class method in calculating earnings per share. Net income (loss) per common share, basic and diluted for Live Oak Class A Common Stock is calculated by dividing the interest income earned on the Trust Account, net of applicable taxes, by the weighted average number of shares of Class A redeemable common stock outstanding for the periods. Net loss per common share, basic and diluted for Class B non-redeemable common stock is calculated by dividing net loss less income attributable to Class A redeemable common stock, by the weighted average number of shares of Class B non-redeemable common stock outstanding for the periods presented.

Emerging Growth Company

Live Oak is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. Live Oak has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, Live Oak, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of Live Oak’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Income Taxes

Live Oak follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. As of June 30, 2020, Live Oak had a deferred tax asset of approximately $18,000, which had a full valuation allowance recorded against it of approximately $18,000. Deferred tax assets were immaterial as of December 31, 2019 due to the full valuation allowance against those assets.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. Live Oak recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of June 30, 2020 and December 31, 2019. Live Oak is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. Live Oak is subject to income tax examinations by major taxing authorities since inception.

Live Oak’s current taxable income primarily consists of interest income on the Trust Account. Live Oak’s general and administrative costs are generally considered start-up costs and are not currently deductible for tax purposes. During the three and six months ended June 30, 2020, Live Oak recorded no income tax expense. Live Oak’s effective tax rate for three and six months ended June 30, 2020 was 0%, which differs from the expected income tax rate due to the start-up costs (discussed above) which are not currently deductible.

Recent Accounting Pronouncements

Our management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on Live Oak’s financial statements.

CERTAIN LIVE OAK RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Founder Shares

In June 2019, the Sponsor purchased 5,031,250 shares (the “Founder Shares”) of Live Oak’s Class B common stock for an aggregate price of $25,000. On January 14, 2020, the Sponsor contributed back to Live Oak, for no consideration, 718,750 Founder Shares. In February 2020, the Company effected a stock dividend for 0.333333333 shares for each Founder Share outstanding, resulting in the Sponsor holding an aggregate of 5,750,000 Founder Shares (up to an aggregate of 750,000 shares of which were subject to forfeiture to the extent that the underwriters’ over-allotment option was not exercised in full or in part, so that the Live Oak Initial Stockholders would own, on an as-converted basis, 20% of Live Oak’s issued and outstanding shares after the IPO. All share and per-share amounts have been retroactively restated to reflect the forfeiture of the Founder Shares. The underwriters’ election to exercise their over-allotment option expired unexercised on June 22, 2020 and, as a result, 750,000 Founder Shares were forfeited, resulting in 5,000,000 Founder Shares outstanding.

The Live Oak Initial Stockholders have agreed not to transfer, assign or sell any of the Founder Shares (except to certain permitted transferees) until the earlier of (i) one year after the date of the consummation of a Business Combination, or (ii) subsequent to the consummation of a Business Combination, (x) if the last reported sale price of Live Oak Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination, or (y) subsequent to a Business Combination, the date on which Live Oak completes a liquidation, merger, capital stock exchange or other similar transaction which results in all of Live Oak’s stockholders having the right to exchange their Live Oak Class A Common Stock for cash, securities or other property.

Promissory Note

On December 31, 2019, Live Oak issued a promissory note to the Sponsor, pursuant to which the Sponsor agreed to loan Live Oak up to an aggregate of $300,000 to be used for the payment of costs related to the IPO (the “Promissory Note”). The Promissory Note was non-interest bearing, unsecured and due on the earlier of June 30, 2020 or the completion of the IPO. The outstanding balance of $160,000 under the Promissory Note was repaid upon the consummation of the IPO on May 8, 2020.

Private Warrants

Simultaneously with the closing of the IPO, the Sponsor purchased an aggregate of 6,000,000 Private Warrants at a price of $1.00 per Private Warrant, for an aggregate purchase price of $6,000,000. Each Private Warrant is exercisable to purchase one share of Live Oak Class A Common Stock at a price of $11.50 per share. A portion of the proceeds from the Private Warrants were added to the proceeds from the IPO to be held in the Trust Account. If Live Oak does not complete a Business Combination by May 8, 2022 or obtain the approval of Live Oak stockholders to extend the deadline for Live Oak to consummate an initial business combination, the proceeds of the sale of the Private Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Private Warrants will expire worthless.

On October 2, 2020, pursuant to the Warrant Sale and Support Agreement, the Sponsor agreed to sell (the “Transfer”) 3,000,000 Private Warrants to ValFund Plastics, LLC, a Florida limited liability company, for a purchase price of $30,000 in cash. Consummation of the Transfer is conditioned upon, among other things, the consummation of the Business Combination.

Investment Private Placement

In connection with the execution of the Merger Agreement, Live Oak entered into Subscription Agreements with a number of Subscribers, pursuant to which the Subscribers agreed to purchase, and Live Oak agreed to sell to the Subscribers, an aggregate of 21,000,000 shares of Live Oak Class A Common Stock (the “PIPE Shares”), for a purchase price of $10.00 per share and an aggregate purchase price of $210,000,000, in a private placement (the “PIPE”). Live Oak ValFund Plastics Fund LLC, which is affiliated with members of Live Oak’s board of directors, will be purchasing 4,905,000 shares of Live Oak Class A Common Stock in the PIPE for a total purchase price of $49,050,000.

Other Matters

The Sponsor, executive officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on Live Oak’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations including the Business Combination. Live Oak’s audit committee will review on a quarterly basis all payments that were made to the Sponsor, officers, directors or their affiliates and will determine which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on Live Oak’s behalf.

Policy for Approval of Related Party Transactions

The audit committee of our board of directors has adopted a policy setting forth the policies and procedures for its review and approval or ratification of “related party transactions.” A “related party transaction” is any consummated or proposed transaction or series of transactions: (i) in which Live Oak was or is to be a participant; (ii) the amount of which exceeds (or is reasonably expected to exceed) $120,000 in the aggregate over the duration of the transaction (without regard to profit or loss); and (iii) in which a “related party” had, has or will have a direct or indirect material interest. “Related parties” under this policy will include: (i) our directors, nominees for director or executive officers; (ii) any record or beneficial owner of more than 5% of any class of our voting securities; (iii) any immediate family member of any of the foregoing if the foregoing person is a natural person; and (iv) any other person who maybe a “related person” pursuant to Item 404 of Regulation S-K under the Exchange Act. Pursuant to the policy, the audit committee will consider (i) the relevant facts and circumstances of each related party transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s-length dealings with an unrelated third party, (ii) the extent of the related party’s interest in the transaction, (iii) whether the transaction contravenes our code of ethics or other policies, (iv) whether the audit committee believes the relationship underlying the transaction to be in the best interests of the company and its stockholders and (v) the effect that the transaction may have on a director’s status as an independent member of the board and on his or her eligibility to serve on the board’s committees. Management will present to the audit committee each proposed related party transaction, including all relevant facts and circumstances relating thereto. Under the policy, we may consummate related party transactions only if our audit committee approves or ratifies the transaction in accordance with the guidelines set forth in the policy. The policy will not permit any director or executive officer to participate in the discussion of, or decision concerning, a related party transaction in which he or she is the related party.

These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

MANAGEMENT AFTER THE BUSINESS COMBINATION

Executive Officers and Directors After the Business Combination

Upon the consummation of the Business Combination, the business and affairs of New Danimer will be managed by or under the direction of the New Danimer Board. Danimer is currently evaluating potential director nominees and executive officer appointments, but expects that the directors and executive officers of New Danimer upon consummation of the Business Combination will include the following:

Name	Age	Position
Executive Officers
Stephen E. Croskrey*	60	Chief Executive Officer, Director and Chairman of the Board
John A. Dowdy, III	48	Chief Financial Officer
Phillip Van Trump	43	Chief Science & Technology Officer
Michael Smith	52	Chief Operating Officer
Scott Tuten	45	Chief Marketing & Sustainability Officer

Non-Employee Directors
John P. Amboian	59	Director
Richard J. Hendrix	55	Director
Christy Basco	54	Director
Philip Gregory Calhoun	57	Director
Gregory Hunt	63	Director
Dr. Isao Noda	69	Director
Stuart Pratt*	74	Director

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*        Due to the nature of the relationship these directors have with New Danimer, they are deemed to not be independent directors.

Executive Officers

Stephen E. Croskrey has been Danimer’s chief executive officer and a member of Danimer’s board of directors since April 2016. Mr. Croskrey is a business leader with over 20 years of experience in overseeing the strategic direction and operations of companies that manufacture and market a variety of products such as industrial fibers, medical devices and law-enforcement gear. From 1999 to 2005, Mr. Croskrey served as the president and chief executive officer of Armor Holdings Products, LLC, a major manufacturer of military, law enforcement, and personnel safety equipment. During such tenure its annual revenue increased from $45 million to over $300 million as a result of him overseeing the acquisition and integration of 13 companies and implementing associated organic growth initiatives. Mr. Croskrey has also held senior executive positions at Allied Signal and Mobil Oil. Mr. Croskrey currently serves on the board of directors of Surgical Momentum LLC, a healthcare-data-analytics firm and Precysmedtx LLC, a medical-device company. Mr. Croskrey received an MBA degree from the Kellogg School of Management at Northwestern University. He also received a Bachelor of Science degree in Engineering from the United States Military Academy at West Point where he was also commissioned as an officer in the U.S. Army and served as a company commander, attaining the rank of captain during his six years of active duty. He is well-qualified to serve on the New Danimer Board due to his extensive leadership, operational and advisory background as well as his significant strategic experience in acquiring and integrating companies.

John A. Dowdy, III has been Danimer’s chief financial officer since May 2014. He has significant experience in private industry and public company finance and accounting, including assisting emergent companies in the transition from privately-held to publicly-traded businesses. Prior to joining Danimer, from 2008 to 2014, Mr. Dowdy served as Vice President of Finance for international business and chief accounting officer at Yandex, one of Europe’s largest internet companies and the leading internet search provider in Russia. During his tenure as Yandex’s chief accounting officer, Mr. Dowdy played a key role in facilitating its successful $1.4 billion initial public offering in 2011. From 1997 to 2007, Mr. Dowdy was the chief accounting officer of CTC Media, assistant corporate controller for Golden Telecom and an auditor with PricewaterhouseCoopers. Mr. Dowdy is a Certified Public Accountant, licensed in the state of Georgia and holds a Bachelor of Arts degree in Accounting from the University of Georgia, having graduated summa cum laude.

Phillip Van Trump has been Danimer’s chief technology officer since 2014. Mr. Van Trump manages research and development, product development, regulatory affairs and intellectual property for Danimer. Prior to this role, Mr. Van Trump worked in a variety of positions within Danimer, performing bench-scale to pilot-level research as well as playing an integral role in the procurement of equipment and laboratory personnel to advance Danimer’s objectives. He holds a Bachelor of Science in molecular biology and microbiology from the University of Central Florida and an MBA from Emory University.

Michael Smith has been Danimer’s chief operating officer since 2007. He has significant manufacturing experience, especially in implementing lean manufacturing techniques, and is integral to the continuous-process improvement of Danimer’s manufacturing operations. Prior to joining Danimer, Mr. Smith has held high-level manufacturing positions at Ingersoll Rand from 1991 to 1996, Amoco from 1996 to 1998, British Petroleum from 1998 to 2004, and Propex from 2004 to 2007. He holds a Bachelor of Science degree in industrial and systems engineering from the Georgia Institute of Technology and has received extensive training in the Six Sigma Tools process controls and lean manufacturing techniques.

Scott Tuten has been Danimer’s chief marketing officer since 2006. Mr. Tuten has significant experience in the fields of international logistics, supply-chain management, transportation, inventory control, operations, sales and warehousing. Mr. Tuten joined Danimer in 2006 as vice president of operations and was quickly promoted to senior vice president of operations. Following the company merger in 2014, Mr. Tuten was appointed chief marketing officer to manage overall sales and marketing. He holds a BBA degree in logistics and an MBA from Georgia Southern University.

Non-Employee Directors

John P. Amboian.    Upon consummation of the Business Combination, Mr. Amboian will serve as a member of the New Danimer Board. Mr. Amboian has been serving as Live Oak’s Chairman since May 8, 2020. Mr. Amboian is a business leader with over 30 years of experience in mergers and acquisitions, capital management, product development, branding, and distribution for both privately held and public companies, across multiple industries. He served as Chairman and Chief Executive Officer of Nuveen Investments, Inc., or Nuveen (formerly NYSE: JNC), from 2007 to 2016. He was President of Nuveen from 1999 through 2007 after joining as its Chief Financial Officer from 1995 to 1999. During his time in leadership positions at Nuveen, Mr. Amboian participated in over 20 M&A and capital markets transactions, in addition to playing a leading role in Nuveen’s sale to an investment group led by Madison Dearborn, in 2007 and Nuveen’s sale process to TIAA (Teacher’s Insurance and Annuity Association of New York) in 2014. Mr. Amboian served on the Nuveen Mutual Funds board from 2007 through 2016 in addition to serving on Nuveen Investments’ public board from 1996 through 2007. Prior to Nuveen, Mr. Amboian was the Chief Financial Officer and Senior Vice President of Strategy of the Miller Brewing Company. He began his career in Corporate and International Finance at Kraft Foods, Inc., where he ended his tenure as Treasurer. Since 2013, Mr. Amboian has served at Madison Dearborn Partners as an industry advisor and is an Independent Director of the general partnership of Adams Street Partners, a private-markets investment firm. Additionally, Mr. Amboian is Chairman of Evanston Capital, a hedge fund alternative investment manager, and since 2017 has been a senior advisor to Estancia Capital. Since 2018, he chairs the board of North Square Investments, a boutique asset management firm. He is also on the advisory board of Cresset Capital Management, a wealth management firm. He advises several small businesses on organic and inorganic growth initiatives through JA Capital Advisors, LLC. He received both his Bachelor’s degree and his M.B.A. from the University of Chicago. He is well-qualified to serve on our board due to his extensive finance, investment and operational background.

Richard Hendrix.    Upon consummation of the Business Combination, Mr. Hendrix will serve as a member of the New Danimer Board. Mr. Hendrix has been serving as Live Oak Chief Executive Officer and as a director on Live Oak’s board since May 2020. He has significant experience in executive leadership, corporate strategy, M&A, capital markets, and corporate finance for public companies. Over the course of his career, Mr. Hendrix has worked extensively with issuers and investors focused on companies in the financial services, real estate, energy, industrial, and business and consumer services sectors. He has led dozens of initial equity offerings for founder-led and Sponsor-backed companies primarily within the banking, insurance, and real estate sectors. Additionally, Mr. Hendrix has considerable experience advising chief executives, boards of directors, and large shareholders regarding strategy, capital structure, and capital access. He has significant leadership experience in the financial industry, having served as Chief Executive Officer of FBR & Co., or FBR (formerly Nasdaq: FBRC), a capital markets firm, from 2009 to 2017, and Chairman from 2012 to 2017. Mr. Hendrix helped FBR grow into a leading bookrunner for initial common stock offerings for middle market U.S. companies. While at FBR Mr. Hendrix oversaw the growth of the company and oversaw numerous strategic transactions while in his role as Chairman and Chief Executive Officer at FBR, ultimately executing a merger with B. Riley Financial, Inc. (Nasdaq: RILY) in 2017. Following the merger, Mr. Hendrix served as director of B. Riley Financial until October 2017. Prior to his tenure as Chief Executive Officer of FBR, Mr. Hendrix served as Arlington Asset Investment Corp.’s (NYSE: AI) President and Chief Operating Officer from 2004 to 2007 and its Chief Investment Officer from 2003 to 2004. Previously, he was the President and Chief Operating Officer of FBR Asset Investment Corporation and concurrently headed the Real Estate and Diversified Industrials Investment Banking groups of FBR. Prior to FBR, Mr. Hendrix was a Managing Director in PNC Capital Markets’ investment banking group and headed PNC’s asset-backed securities business. Mr. Hendrix is a co-founder and Managing Partner of Live Oak Merchant Partners, a merchant bank providing capital and advisory services to middle market companies across several industries. Mr. Hendrix also currently serves as a Senior Advisor to Crestview Partners, a private equity firm, since 2017 and is currently the Chairman of Protect My Car, a portfolio company of Crestview Partners that provides extended auto warranty plans to consumers. Mr. Hendrix’s affiliation with Crestview Partners began with Crestview’s investment in FBR over a decade before. In the last five years, Mr. Hendrix has also been the Founder and Chief Executive Officer of RJH Management Co, a privately held investment management business. Mr. Hendrix received his B.S.in Finance from Miami University. He is well-qualified to serve on our board due to his extensive finance, investment and advisory background.

Christy Basco. Ms. Basco has been a member of Danimer’s board of directors since 2020. Ms. Basco has served as Senior Vice President and Controller of PepsiCo Foods North America, a company with 267,000 employees worldwide and $67 billion in revenue in 2019. She has extensive experience in financial reporting and oversight in maintaining strong internal controls. During her tenure at PepsiCo which commenced in January 1996, Ms. Basco has held progressively complex leadership roles, having started in Frito-Lay’s Control organization, working across multiple functions before moving to the Frito-Lay Finance Transformation team. Prior to joining PepsiCo, Ms. Basco was an accounting manager at American Airlines and started her career as a public accountant with accounting firm of Arthur Andersen. Ms. Basco is a Certified Public Accountant and holds Bachelor’s and Master’s degrees in Accounting from Louisiana Tech University. She is well-qualified to serve on the New Danimer Board and all of its board committees due to her extensive financial, accounting and operational background.

Philip Gregory Calhoun. Mr. Calhoun has been a member of Danimer’s board of directors since 2014 and was a director of Danimer’s Meredian, Inc. and Danimer Scientific, L.L.C. subsidiaries prior to their merger in June 2014. Mr. Calhoun is president and chief executive officer of Circle C. Farms, Inc., a commercial farm and cattle ranch located in Colquitt, Georgia, where Mr. Calhoun has worked since 1981. Mr. Calhoun also is the sole proprietor of GC Sprayer Service, Inc., a crop-dusting operation in Colquitt, Georgia. Mr. Calhoun also serves as a director of First National Bank of Decatur County located in Bainbridge, Georgia, Miller County Gin in Colquitt, Georgia, and American Peanut Growers, a peanut-shelling plant in Donalsonville, Georgia. He is well-qualified to serve on the New Danimer Board and all of its board committees due to his commercial and operational background.

Gregory Hunt. Mr. Hunt has been a member of Danimer’s board of directors since June 2019. Since May 2012, Mr. Hunt has been the chief financial officer and treasurer of Apollo Management, LP, the investment adviser to Apollo Investment Corp., a management investment company. From April 2010 to May 2012, he served as the Executive Vice President and chief financial officer for Yankee Candle Company. Prior to joining Yankee Candle, from 2007 to 2010, Mr. Hunt served as the Executive Vice President of Strategic and Commercial Development for Norwegian Cruise Lines. Prior to joining Norwegian Cruise Lines, Mr. Hunt served as chief financial officer and chief restructuring officer of Tweeter Home Entertainment Group, Inc. from 2006 to 2007 and the chief financial officer and co-chief executive of Syratech Corporation from 2001 to 2006. Prior to Syratech, he held several senior financial leadership positions including chief financial officer of NRT Inc., Culligan Water Technologies, Inc. and Samsonite Corporation. Mr. Hunt currently serves as a member of the board of directors of Kymera Corporation and audit committee chairman, a member of the board of directors of GoodWest Industries and co-chairman of the board of advisors for the University of Vermont School of Business. Mr. Hunt is a Certified Public Accountant and holds a Bachelor’s degree in Accounting with dual concentration in finance from the University of Vermont. He is well-qualified to serve on the New Danimer Board and all of its board committees due to his financial, operational and advisory background.

Dr. Isao Noda. Dr. Noda has been a member of Danimer’s board of directors since 2016. Prior to joining Danimer, he had a distinguished career extending over three decades at Procter & Gamble and is recognized as one of the world’s leading authorities in the field of polymer science, including the field of bioplastics known as PHA. Currently, Dr. Noda is an affiliated teaching professor at the University of Delaware. Dr. Noda holds a Bachelor of Science degree in Chemical Engineering, a Master of Science in Bioengineering, a Master of Philosophy and a

Ph.D. in Chemical Engineering from Columbia University. He earned Doctorate in Science degree in Chemistry from the University of Tokyo. He is well-qualified to serve on the New Danimer Board due to his education and science background as well as his expertise in the fields of polymer science and bioplastics.

Stuart W. Pratt. Mr. Pratt has been a member of Danimer’s board of directors since May 2015 and its chairman of the board since January 2016. Since 2001, Mr. Pratt has been the president and chief executive officer of the Fort Point Real-Estate Company. He also has served as the chairman of the board of Hunneman, a commercial real estate firm in Boston, Massachusetts since 2016 and previously served as its chief executive officer. In the 1970s, he was the chief executive officer of Federal Street Equities based in Houston, Texas. Mr. Pratt currently serves on the board of overseers of Boston University and is also a trustee emeritus of Boston University where he was chairman of the Real Estate Committee and served on its Audit, Academic Affairs and Finance committees. Additionally, he also serves as a trustee and chairman of the board of the Peabody Essex Museum, a director of Maritime International Inc. based in Bedford, Massachusetts and Avrio AI based in Boston, Massachusetts. Mr. Pratt received his Bachelor of Arts from Boston University. He is well-qualified to serve on the New Danimer Board and all of its board committees due to his executive leadership, operational and advisory background.

Board Composition

New Danimer’s business and affairs will be organized under the direction of the New Danimer Board. We anticipate that the New Danimer Board will consist of eight members upon the consummation of the Business Combination. Stephen E. Croskrey will serve as Chairman of the New Danimer Board. John P. Amboian is expected to be the lead independent director. The primary responsibilities of the New Danimer Board will be to provide oversight, strategic guidance, counselling, and direction to New Danimer’s management. The New Danimer Board will meet on a regular basis and additionally as required.

In accordance with the terms of New Danimer’s amended and restated bylaws, which will be effective upon the consummation of the Business Combination, the New Danimer Board will consist of a single class of directors, with members serving one-year terms.

Director Independence

Upon the consummation of the Business Combination, the New Danimer Board is expected to determine that each of the directors on the New Danimer Board other than Stephen E. Croskrey and Stuart Pratt will qualify as independent directors, as defined under the listing rules of NYSE listing standards, and the New Danimer Board will consist of a majority of “independent directors,” as defined under the rules of the SEC and NYSE listing rules relating to director independence requirements. In addition, New Danimer will be subject to the rules of the SEC and NYSE relating to the membership, qualifications, and operations of the audit committee, as discussed below.

Role of the New Danimer Board in Risk Oversight/Risk Committee

Upon the consummation of Business Combination, one of the key functions of the New Danimer Board will be informed oversight of New Danimer’s risk management process. The New Danimer Board does not anticipate having a standing risk management committee, but rather anticipates administering this oversight function directly through the New Danimer Board as a whole, as well as through various standing committees of the New Danimer Board that address risks inherent in their respective areas of oversight. In particular, the New Danimer Board will be responsible for monitoring and assessing strategic risk exposure and New Danimer’s audit committee will have the responsibility to consider and discuss New Danimer’s major financial risk exposures and the steps its management will take to monitor and control such exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee will also monitor compliance with legal and regulatory requirements. New Danimer’s compensation committee will also assess and monitor whether New Danimer’s compensation plans, policies and programs comply with applicable legal and regulatory requirements.

Board Committees

Effective upon the consummation of the Business Combination, the New Danimer Board will establish an audit committee, a compensation committee, and a nominating and corporate governance committee. The New Danimer Board will adopt a charter for each of these committees, which will comply with the applicable requirements of current NYSE rules. New Danimer intends to comply with future requirements to the extent they will be applicable to New Danimer. Following the consummation of the Business Combination, copies of the charters for each committee will be available on the investor relations portion of New Danimer’s website.

Audit Committee

New Danimer’s audit committee will consist of Gregory Hunt, Christy Basco and John P. Amboian. The New Danimer Board is expected to determine that each of the members of the audit committee will satisfy the independence requirements of NYSE and Rule 10A-3 under the Exchange Act. Each member of the audit committee can read and understand fundamental financial statements in accordance with NYSE audit committee requirements. In arriving at this determination, the New Danimer Board examined each audit committee member’s scope of experience and the nature of their prior and/or current employment.

Gregory Hunt will serve as the chair of the audit committee. The New Danimer Board is expected to determine that Mr. Hunt qualifies as an audit committee financial expert within the meaning of SEC regulations and meets the financial sophistication requirements of the NYSE listing standards. In making this determination, the New Danimer Board will consider Mr. Hunt’s formal education and previous experience in financial roles. Both New Danimer’s independent registered public accounting firm and management periodically will meet privately with New Danimer’s audit committee.

The functions of this committee will include, among other things:

•        the appointment, compensation, retention, replacement, and oversight of the work of the independent registered public accounting firm engaged by us;

•        pre-approving all audit and permitted non-audit services to be provided by the independent registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

•        setting clear hiring policies for employees or former employees of the independent registered public accounting firm, including but not limited to, as required by applicable laws and regulations;

•        setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

•        obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing (i) the independent registered public accounting firm’s internal quality-control procedures, (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues and (iii) all relationships between the independent registered public accounting firm and us to assess the independent registered public accounting firm’s independence;

•        reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

•        reviewing with management, the independent registered public accounting firm, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

The composition and function of the audit committee will comply with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC rules and regulations. New Danimer will to comply with future requirements to the extent they become applicable to New Danimer.

Compensation Committee

New Danimer’s compensation committee will consist of Richard J. Hendrix, Philip Gregory Calhoun and Stuart W. Pratt; and Mr. Hendrix will serve as the chair of the compensation committee. The New Danimer Board is expected to determine that each of the members of the compensation committee will be a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act and that a majority of the members will satisfy the independence requirements of NYSE. The functions of the committee will include, among other things:

•        reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, if any is paid by us, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

•        reviewing and approving on an annual basis the compensation, if any is paid by us, of all of our other officers;

•        reviewing on an annual basis our executive compensation policies and plans;

•        implementing and administering our incentive compensation equity-based remuneration plans;

•        assisting management in complying with our proxy statement and annual report disclosure requirements;

•        approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;

•        if required, producing a report on executive compensation to be included in our annual proxy statement; and

•        reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by the NYSE and the SEC.

The composition and function of its compensation committee will comply with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC and NYSE rules and regulations. New Danimer will comply with future requirements to the extent they become applicable to New Danimer.

Nominating and Corporate Governance Committee

New Danimer’s nominating and corporate governance committee will consist of John P. Amboian, Dr. Isao Noda and Stuart W. Pratt. The New Danimer Board is expected to determine that a majority of the members of New Danimer’s nominating and corporate governance committee will satisfy the independence requirements of NYSE. Mr. Amboian will serve as the chair of New Danimer’s nominating and corporate governance committee. The functions of this committee include, among other things:

•        identifying, screening and reviewing individuals qualified to serve as directors and recommending to the board of directors candidates for nomination for election at the annual meeting of stockholders or to fill vacancies on the board of directors;

•        developing and recommending to the board of directors and overseeing implementation of our corporate governance guidelines;

•        coordinating and overseeing the annual self-evaluation of the board of directors, its committees, individual directors and management in the governance of the company; and

•        reviewing on a regular basis our overall corporate governance and recommending improvements as and when necessary.

The composition and function of the nominating and corporate governance committee will comply with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC and NYSE rules and regulations. New Danimer will comply with future requirements to the extent they become applicable to us.

Compensation Committee Interlocks and Insider Participation

None of the intended members of New Danimer’s compensation committee has ever been an executive officer or employee of New Danimer. None of New Danimer’s executive officers currently serve, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers that will serve as a member of the New Danimer Board or compensation committee.

Limitation on Liability and Indemnification of Directors and Officers

New Danimer’s Proposed Certificate of Incorporation, which will be effective upon consummation of the Business Combination, limits New Danimer’s directors’ liability to the fullest extent permitted under the DGCL.

A New Danimer director will not be personally liable to New Danimer or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director, except for liability (i) for any breach of the director’s duty of loyalty to New Danimer or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a New Danimer director will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

New Danimer, to the full extent permitted by Section 145 of the DGCL, as amended from time to time, will indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification will be paid by New Danimer in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the New Danimer as authorized by it.

Delaware law and New Danimer’s amended and restated bylaws provide that New Danimer will, in certain situations, indemnify New Danimer’s directors and officers and may indemnify other employees and other agents, to the fullest extent permitted by law. Any indemnified person is also entitled, subject to certain limitations, to advancement, direct payment, or reimbursement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding.

In addition, New Danimer will enter into separate indemnification agreements with New Danimer’s directors and officers. These agreements, among other things, require New Danimer to indemnify its directors and officers for certain expenses, including attorneys’ fees, judgments, fines, and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of New Danimer’s directors or officers or any other company or enterprise to which the person provides services at New Danimer’s request.

New Danimer plans to maintain a directors’ and officers’ insurance policy pursuant to which New Danimer’s directors and officers are insured against liability for actions taken in their capacities as directors and officers. We believe these provisions in New Danimer’s amended and restated certificate of incorporation and amended and restated bylaws and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or control persons, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Code of Ethics

New Danimer will adopt a Code of Ethics applicable to its directors, officers and employees. We will file a copy of our Code of Ethics and our audit and compensation committee charters as exhibits to the registration statement of which this this proxy statement/prospectus is a part. You will be able to review this document by accessing our public filings at the SEC’s website at www.sec.gov. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K. See the section of this proxy statement/prospectus entitled “Where You Can Find More Information.”

Non-Employee Director Compensation

The New Danimer Board expects to review director compensation periodically to ensure that director compensation remains competitive such that New Danimer is able to recruit and retain qualified directors. Following the consummation of the Business Combination, Danimer intends to develop a board of directors’ compensation program that is designed to align compensation with New Danimer’s business objectives and the creation of stockholder value, while enabling New Danimer to attract, retain, incentivize and reward directors who contribute to the long-term success of New Danimer.

DESCRIPTION OF LIVE OAK’S SECURITIES

The following summary of the material terms of Live Oak’s securities following the Business Combination is not intended to be a complete summary of the rights and preferences of such securities. We urge you to read our proposed certificate in its entirety for a complete description of the rights and preferences of Live Oak’s securities following the Business Combination. The proposed certificate is described in “Proposal No. 2 — The Charter Amendment Proposal” and the full text of the proposed certificate is attached as Annex B to this proxy statement/prospectus.

Authorized and Outstanding Stock

The Proposed Certificate of Incorporation authorizes the issuance of 200,000,000 shares of Class A Common Stock, $0.0001 par value per share and 10,000,000 shares of undesignated preferred stock, $0.0001 par value. The outstanding shares of Live Oak Class A Common Stock are, and the shares of Live Oak Class A Common Stock issued in the Business Combination will be, duly authorized, validly issued, fully paid and non-assessable. As of the record date for the special meeting, there were          shares of Live Oak Class A Common Stock,          shares of Live Oak Class B Common Stock and no shares of preferred stock of Live Oak outstanding.

Voting Power

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of Live Oak Class A Common Stock possess all voting power for the election of our directors and all other matters requiring stockholder action. Holders of common stock are entitled to one vote per share on matters to be voted on by stockholders.

Dividends

Holders of common stock will be entitled to receive such dividends, if any, as may be declared from time to time by our board of directors in its discretion out of funds legally available therefor. In no event will any stock dividends or stock splits or combinations of stock be declared or made on common stock unless the shares of common stock at the time outstanding are treated equally and identically.

We have not paid any cash dividends on any class of our common stock to date and do not intend to pay cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial conditions subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of our board of directors at such time. Further, if we incur any indebted-ness, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection there-with.

Liquidation, Dissolution and Winding Up

In the event of our voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up, the holders of the common stock will be entitled to receive an equal amount per share of all of our assets of whatever kind available for distribution to stockholders, after the rights of the holders of the preferred stock have been satisfied.

Preemptive or Other Rights

Our stockholders have no preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to Live Oak Class A Common Stock.

Election of Directors

Our board of directors will be composed of single class of eight directors, each of whom will generally serve for a term of one year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

Common Stock Prior to the Business Combination

We are providing our stockholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of the Business Combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes, divided by the number of then outstanding Public Shares, subject to the limitations described herein. The Sponsor and the other Initial Live Oak Stockholders have entered into a letter agreement with us, pursuant to which they have agreed to waive their redemption rights with respect to any Founder Shares and any Public Shares held by them in connection with the completion of the Business Combination.

We will consummate the Business Combination only if a majority of the outstanding shares of Live Oak Class A Common Stock voted at the special meeting are voted in favor of the Business Combination Proposal. However, the participation of our Sponsor, officers, directors, advisors or any of their affiliates in privately negotiated transactions, if any, could result in the approval of the Business Combination even if a majority of the remaining stockholders vote, or indicate their intention to vote, against the Business Combination.

Pursuant to the Existing Certificate of Incorporation, if we are unable to complete our initial business combination by May 8, 2022, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than 10 business days thereafter subject to lawfully available funds therefor, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, liquidate and dissolve, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Our Sponsor, officers and directors have entered into a letter agreement with us, pursuant to which they have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares held by them if we fail to complete our initial business combination by May 8, 2022. However, if our Initial Stockholders have acquired Public Shares, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if we fail to complete our initial business combination within the prescribed time period.

In the event of a liquidation, dissolution or winding up of Live Oak after an initial business combination, our stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the Live Oak Class A Common Stock. Our stockholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the Live Oak Class A Common Stock, except that we will provide our stockholders with the opportunity to redeem their Public Shares for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, including interest (which will be net of taxes paid by us) upon the completion of the Business Combination, subject to the limitations described herein.

Founder Shares

The Founder Shares are identical to the shares of Live Oak Class A Common Stock, and holders of Founder Shares have the same stockholder rights as Public Stockholders, except that (i) the Founder Shares are subject to certain transfer restrictions, as described in more detail below, (ii) our Sponsor, officers and directors have entered into a letter agreement with us, pursuant to which they have agreed (A) to waive their redemption rights with respect to any Founder Shares and any Public Shares held by them in connection with the completion of the Business Combination, (B) to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with a stockholder vote to approve an amendment to our amended and restated certificate of incorporation to (i) modify the substance or timing of our obligation to provide for the redemption of our Public shares in connection with an initial business combination or to redeem 100% of our Public Shares if we do not complete our initial business combination by May 8, 2022 or (ii) with respect to any other material provisions relating to stockholders’ rights or pre-initial business combination activity, and (C) to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares held by them if we fail to complete our initial business combination by May 8, 2022, although they will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares they hold if we fail to complete our initial business combination within such time period, (iii) the Founder Shares will automatically convert into shares of our Live Oak Class A Common Stock at the time of our initial business combination on a one-for-one basis, subject to adjustment pursuant to certain anti-dilution rights as described herein and (iv) are entitled to registration rights. Our Sponsor, officers and directors have agreed (and its permitted transferees will agree) pursuant to the letter agreement to vote any Founder Shares held by them and any Public Shares in favor of our initial business combination.

The number of shares of Live Oak Class A Common Stock issuable upon conversion of all founder shares will equal, in the aggregate, on an as-converted basis, 5,000,000, plus the total number of shares of Live Oak Class A Common Stock issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by Live Oak in connection with or in relation to the consummation of the Business Combination, excluding any shares of Live Oak Class A Common Stock or equity-linked securities exercisable for or convertible into shares of Live Oak Class A Common Stock issued, or to be issued, to any seller in the initial business combination and any private placement-equivalent warrants issued to our Sponsor, officers or directors upon conversion of working capital loans; provided that such conversion of Founder Shares will never occur on a less than one for one basis. The term “equity-linked securities” refers to any debt or equity securities that are convertible, exercisable or exchangeable for shares of Live Oak Class A Common Stock issued in a financing transaction in connection with our initial business combination, including but not limited to a private placement of equity or debt. Securities could be “deemed issued” for purposes of the conversion rate adjustment if such shares are issuable upon the conversion or exercise of convertible securities, warrants or similar securities. In connection with the Business Combination, the Sponsor has agreed to waive the anti-dilution provisions in respect of the Founder Shares.

With certain limited exceptions, the Founder Shares are not transferable, assignable or salable (except to our officers and directors and other persons or entities affiliated with our Sponsor, each of whom will be subject to the same transfer restrictions) until the earlier of (A) one year after the completion of the Business Combination or (B) subsequent to the Business Combination, (x) if the reported closing price of our Live Oak Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination or (y) the date, following the completion of the Business Combination, on which we complete a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Preferred Stock

Our amended and restated certificate of incorporation will provide that shares of preferred stock may be issued from time to time in one or more series. Our board of directors will be authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our board of directors will be able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of our board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preferred stock outstanding at the date hereof. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

Redeemable Warrants

Public Stockholders’ Warrants

Each whole Live Oak Warrant entitles the registered holder to purchase one share of Live Oak Class A Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the completion of the Business Combination. Pursuant to the Live Oak Warrant Agreement, a warrantholder may exercise its Live Oak Warrants only for a whole number of shares of Live Oak Class A Common Stock. This means only a whole Live Oak Warrant may be exercised at a given time by a warrantholder. The Live Oak Warrants will expire five years after the completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any shares of Live Oak Class A Common Stock pursuant to the exercise of a Live Oak Warrant and will have no obligation to settle such Live Oak Warrant exercise unless a registration statement under the Securities Act with respect to the shares of Live Oak Class A Common Stock underlying the Live Oak Warrants is then effective and a current prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No Live Oak Warrant will be exercisable and we will not be obligated to issue shares of Live Oak Class A Common Stock upon exercise of a Live Oak Warrant unless Live Oak Class A Common Stock issuable upon such Live Oak Warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Live Oak Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Live Oak Warrant, the holder of such Live Oak Warrant will not be entitled to exercise such Live Oak Warrant and such Live Oak Warrant may have no value and expire worthless. In no event will we be required to net cash settle any Live Oak Warrant.

We are not registering the shares of Live Oak Class A Common Stock issuable upon exercise of the Live Oak Warrants at this time. However, we have agreed that as soon as practicable, but in no event later than 15 business days after the closing of the Business Combination, we will use our best efforts to file with the SEC a registration statement registering the issuance of the shares of Live Oak Class A Common Stock issuable upon exercise of the Live Oak Warrants, to cause such registration statement to become effective and to maintain a current prospectus relating to those shares of Live Oak Class A Common Stock until the Live Oak Warrants expire or are redeemed, as specified in the Live Oak Warrant Agreement. If a registration statement covering the shares of Live Oak Class A Common Stock issuable upon exercise of the Live Oak Warrants is not effective by the 60th business day after the closing of the Business Combination or within a specified period following the consummation of the Business Combination, warrantholders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise Live Oak Warrants on a “cashless basis” pursuant to the exemption provided by Section 3(a)(9) of the Securities Act; provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their Live Oak Warrants on a cashless basis.

Once the Live Oak Warrants become exercisable, we may call the Live Oak Warrants for redemption:

•        in whole and not in part;

•        at a price of $0.01 per Live Oak Warrant;

•        upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrantholder; and

•        if, and only if, the reported closing price of the Live Oak Class A Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before we send the notice of redemption to the warrantholders.

If and when the Live Oak Warrants become redeemable by us, we may not exercise our redemption right if the issuance of shares of common stock upon exercise of the Live Oak Warrants is not exempt from registration or qualification under applicable state blue sky laws or we are unable to effect such registration or qualification. We will use our best efforts to register or qualify such shares of common stock under the blue sky laws of the state of residence in those states in which the Live Oak Warrants were initially offered by us in our initial public offering.

We have established the last of the redemption criteria discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the Live Oak Warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Live Oak Warrants, each warrantholder will be entitled to exercise its Live Oak Warrant prior to the scheduled redemption date. However, the price of Live Oak Class A Common Stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like), as well as the $11.50 Live Oak Warrant exercise price after the redemption notice is issued.

If we call the Live Oak Warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise its Live Oak Warrant to do so on a cashless basis. In determining whether to require all holders to exercise their Live Oak Warrants on a cashless basis, our management will consider, among other factors, our cash position, the number of Live Oak Warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of Live Oak Class A Common Stock issuable upon the exercise of our Live Oak Warrants. If our management takes advantage of this option, all holders of Live Oak Warrants would pay the exercise price by surrendering their Live Oak Warrants for that number of shares of Live Oak Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Live Oak Class A Common Stock underlying the Live Oak Warrants multiplied by and the excess of the “fair market value” (defined below) over the exercise price of the Live Oak Warrants by (y) the fair market value. The “fair market value” shall mean the average reported closing price of the Live Oak Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Live Oak Warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Live Oak Class A Common Stock to be received upon exercise of the Live Oak Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a Live Oak Warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the Live Oak Warrants after our initial business combination. If we call our Live Oak Warrants for redemption and our management does not take advantage of this option, our sponsor and its permitted transferees would still be entitled to exercise their Private Warrants for cash or on a cashless basis using the same formula described above that other warrantholders would have been required to use had all warrantholders been required to exercise their Live Oak Warrants on a cashless basis, as described in more detail below.

A holder of a Live Oak Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Live Oak Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the Live Oak Warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify) of the shares of Live Oak Class A Common Stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of Live Oak Class A Common Stock is increased by a stock dividend payable in shares of Live Oak Class A Common Stock , or by a split-up of shares of Live Oak Class A Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Live Oak Class A Common Stock issuable on exercise of each Live Oak Warrant will be increased in proportion to such increase in the outstanding shares of Live Oak Class A Common Stock . A rights offering to holders of Live Oak Class A Common Stock entitling holders to purchase shares of Live Oak Class A Common Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Live Oak Class A Common Stock equal to the product of (i) the number of shares of Live Oak Class A Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Live Oak Class A Common Stock ) and (ii) one minus the quotient of (x) the price per share of Live Oak Class A Common Stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Live Oak Class A Common Stock , in determining the price payable for Live Oak Class A Common Stock , there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Live Oak Class A Common Stock as reported during the 10 trading day period ending on the trading day prior to the first date on which the shares of Live Oak Class A Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the Live Oak Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Live Oak Class A Common Stock on account of such shares of Live Oak Class A Common Stock (or other shares of our capital stock into which the Live Oak Warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of Live Oak Class A Common Stock in connection with a proposed initial business combination, (d) to satisfy the redemption rights of the holders of Live Oak Class A Common Stock in connection with a stockholder vote to amend our amended and restated certificate of incorporation to (i) modify the substance or timing of our obligation to provide for the redemption of our public shares in connection with an initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination by May 8, 2022 or (ii) with respect to any other material provisions relating to stockholders’ rights or pre-initial business combination activity, or (e) in connection with the redemption of our public shares upon our failure to complete our initial business combination, then the Live Oak Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Live Oak Class A Common Stock in respect of such event.

If the number of outstanding shares of our Live Oak Class A Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Live Oak Class A Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Live Oak Class A Common Stock issuable on exercise of each Live Oak Warrant will be decreased in proportion to such decrease in outstanding shares of Live Oak Class A Common Stock .

Whenever the number of shares of Live Oak Class A Common Stock purchasable upon the exercise of the Live Oak Warrants is adjusted, as described above, the Live Oak Warrant exercise price will be adjusted by multiplying the Live Oak Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Live Oak Class A Common Stock purchasable upon the exercise of the Live Oak Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Live Oak Class A Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of Live Oak Class A Common Stock (other than those described above or that solely affects the par value of such shares of Live Oak Class A Common Stock ), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Live Oak Class A Common Stock ), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Live Oak Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Live Oak Warrants and in lieu of the shares of our Live Oak Class A Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Live Oak Warrants would have received if such holder had exercised their Live Oak Warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Live Oak Class A Common Stock in such a transaction is payable in the form of Live Oak Class A Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Live Oak Warrant properly exercises the Live Oak Warrant within 30 days following public disclosure of such transaction, the Live Oak Warrant exercise price will be reduced as specified in the Live Oak Warrant Agreement based on the Black-Scholes value (as defined in the Live Oak Warrant Agreement) of the Live Oak Warrant. The purpose of such exercise price reduction is to provide additional value to holders of the Live Oak Warrants when an extraordinary transaction occurs during the exercise period of the Live Oak Warrants pursuant to which the holders of the Live Oak Warrants otherwise do not receive the full potential value of the Live Oak Warrants. This formula is to compensate the Live Oak Warrant holder for the loss of the option value portion of the Live Oak Warrant due to the requirement that the Live Oak Warrant holder exercise the Live Oak Warrant within 30 days of the event. The Black-Scholes model is an accepted pricing model for estimating fair market value where no quoted market price for an instrument is available.

The Live Oak Warrants are issued in registered form under a Live Oak Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The Live Oak Warrant Agreement provides that the terms of the Live Oak Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, and that all other modifications or amendments will require the vote or written consent of the holders of at least a majority of the then outstanding Public Warrants and, solely with respect to any amendment to the terms of the Private Warrants, a majority of the then outstanding Private Warrants.

The Live Oak Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of Live Oak Warrants being exercised. The warrantholders do not have the rights or privileges of holders of Live Oak Class A Common Stock or any voting rights until they exercise their Live Oak Warrants and receive shares of Live Oak Class A Common Stock . After the issuance of shares of Live Oak Class A Common Stock upon exercise of the Live Oak Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the Live Oak Warrants. If, upon exercise of the Live Oak Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of shares of Live Oak Class A Common Stock to be issued to the warrantholder. As a result, warrantholders not purchasing an even number of Live Oak Warrants must sell any odd number of Live Oak Warrants in order to obtain full value from the fractional interests that will not be issued.

Private Warrants

The Private Warrants (including the Live Oak Class A Common Stock issuable upon exercise of the Private Warrants) are not be transferable, assignable or salable until 30 days after the completion of the Business Combination (except, among other limited exceptions set forth in the Warrant Agreement, to our officers and directors and other persons or entities affiliated with our Sponsor) and they will not be redeemable by us so long as they are held by our Sponsor or its permitted transferees. Except as described below, the Private Warrants have terms and provisions that are identical to those of the Public Warrants, including as to exercise price, exercisability and exercise period. If the Private Warrants are held by holders other than the sponsor or its permitted transferees, the Private Warrants will be redeemable by us and exercisable by the holders on the same basis as the Public Warrants.

If holders of the Private Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their Private Warrants for that number of shares of Live Oak Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Live Oak Class A Common Stock underlying the Private Warrants multiplied by the excess of the “fair market value” (defined below) over the exercise price of the Private Warrants by (y) the fair market value. The “fair market value” means the average reported closing price of the Live Oak Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of Private Warrants exercise is sent to the warrant agent.

Our Sponsor has agreed not to transfer, assign or sell any of the Private Warrants (including the Live Oak Class A Common Stock issuable upon exercise of any of these Private Warrants) until the date that is 30 days after the date we complete the Business Combination, except that, among other limited exceptions, for transfers made to our officers and directors and other persons or entities affiliated with our Sponsor.

Our Transfer Agent and Warrant Agent

The transfer agent for our common stock and warrant agent for our Live Oak Warrants is Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

Certain Anti-Takeover Provisions of Delaware Law and our Amended and Restated Certificate of Incorporation and Bylaws

We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

•        a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

•        an affiliate of an interested stockholder; or

•        an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 do not apply if:

•        our board of directors approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

•        after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

•        on or subsequent to the date of the transaction, the initial business combination is approved by our board of directors and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Our authorized but unissued Live Oak Class A Common Stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Exclusive forum for certain lawsuits

The Proposed Certificate of Incorporation will require that, to the fullest extent permitted by law, unless Live Oak consents in writing to the selection of an alternative forum, the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of New Danimer; (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee of New Danimer to New Danimer or New Danimer’s stockholders; (iii) any action asserting a claim against New Danimer or any director or officer or other employee of New Danimer arising pursuant to any provision of the DGCL or the Proposed Certificate of Incorporation or bylaws (as either may be amended, restated, modified, supplemented or waived from time to time); (iv) any action asserting a claim against New Danimer or any director or officer or other employee of New Danimer governed by the internal affairs doctrine; or (v) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL, shall be a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware). If an action is brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, a court may determine that this provision is unenforceable, and to the extent it is enforceable, the provision may have the effect of discouraging lawsuits against our directors and officers, although our stockholders cannot waive our compliance with federal securities laws and the rules and regulations thereunder.

The Proposed Certificate of Incorporation will provide that the exclusive forum provision will be applicable to the fullest extent permitted by applicable law. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

Special meeting of stockholders

Our bylaws provide that special meetings of our stockholders may be called only by a majority vote of our board of directors, by our Chief Executive Officer or by the Chairman of the Live Oak board of directors.

Advance notice requirements for stockholder proposals and director nominations

Our bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be received by our secretary at our principal executive offices not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day prior to the anniversary date of the immediately preceding annual meeting of stockholders. Pursuant to Rule 14a-8 of the Exchange Act, proposals seeking inclusion in our annual proxy statement must comply with the notice periods contained therein. Our bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

Registration Rights

The holders of (i) the Founder Shares and (ii) Private Warrants and the shares of Live Oak Class A Common Stock underlying such Private Warrants have registration rights to require us to register a sale of any of our securities held by them pursuant to a registration rights agreement. These holders of these securities are entitled to make up to three demands, excluding short form registration demands, that we register such securities for sale under the Securities Act. In addition, these holders have “piggy-back” registration rights to include their securities in other registration statements filed by us, subject to certain limitations. We will bear the expenses incurred in connection with the filing of any such registration statements.

SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of the Business Combination, Live Oak will have 200,000,000 shares of Live Oak Class A Common Stock authorized and, based on the assumptions set out elsewhere in this proxy statement/prospectus, up to          shares of Live Oak Class A Common Stock issued and outstanding, assuming no shares of Live Oak Class A Common Stock are redeemed in connection with the Business Combination. All of the shares of Live Oak Class A Common Stock issued in connection with the Business Combination will be freely transferable by persons other than by Live Oak’s “affiliates” without restriction or further registration under the Securities Act. Sales of substantial amounts of the Live Oak Class A Common Stock in the public market could adversely affect prevailing market prices of the Live Oak Class A Common Stock.

Lock-up Agreements

Shareholder Parties will enter into the Lock-Up Agreement at Closing. Pursuant to the terms of the Lock-Up Agreement, Live Oak will be obligated to file a registration statement to register the resale of certain securities of Live Oak held by the Shareholder Parties.

The securities held by the Shareholder Parties will be locked-up for a period of time following the Effective Date, as described below, subject to certain exceptions. The securities held by the Shareholder Parties will be locked-up until the earlier of (i) one year after the Effective Date or (ii) subsequent to the Effective Date, (x) if the reported closing price of the Live Oak Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any 30-trading day period commencing at least one hundred fifty (150) days after the Effective Date, or (y) the Lock Up Period.

For more information about the Registration Rights and Lock-Up Agreement, see the section entitled “Certain Agreements Related to the Business Combination — Lock-Up Agreement.”

Rule 144

A person who has beneficially owned restricted shares of Live Oak Class A Common Stock or restricted warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale. Persons who have beneficially owned restricted shares of Live Oak Class A Common Stock or restricted Public Warrants for at least six months but who are our affiliates at the time of, or any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period a number of securities that does not exceed the greater of either of the following:

•        1% of the then outstanding equity shares of the same class which, immediately after the Business Combination, will equal approximately          shares of Live Oak Class A Common Stock and          Live Oak Warrants; or

•        the average weekly trading volume of Live Oak Class A Common Stock of the same class or warrants, as applicable, during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales by affiliates of Live Oak under Rule 144 are also subject to certain requirements relating to manner of sale, notice and the availability of current public information about Live Oak.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•        the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•        the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•        the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•        at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC, which is expected to be filed promptly after completion of the Business Combination, reflecting its status as an entity that is not a shell company.

As of the date of this proxy statement/prospectus, there are 20,000,000 shares of Live Oak Class A Common Stock outstanding. Of these shares, the 20,000,000 shares sold in our IPO are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. All of the 5,000,000 Founder Shares owned collectively by the Live Oak Initial Stockholders are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering.

As of the date of this proxy statement/prospectus, there are a total of 16,000,000 warrants outstanding. Each warrant is exercisable for one share of Live Oak Class A Common Stock, in accordance with the terms of the warrant agreement governing the Public Warrants. 10,000,000 of these warrants are public warrants and are freely tradable, except for any warrants purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. In addition, we will be obligated to maintain an effective registration statement under the Securities Act covering the 10,000,000 shares of Live Oak Class A Common Stock that may be issued upon the exercise of the Public Warrants.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of Danimer’s employees, consultants or advisors who purchases equity shares from New Danimer in connection with a compensatory stock plan or other written agreement executed prior to the completion of the Business Combination is eligible to resell those equity shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding (i) the actual beneficial ownership of Live Oak Common Stock as of October 23, 2020 and (ii) expected beneficial ownership of New Danimer common stock immediately following the Closing, assuming that no Public Shares are redeemed, and alternatively that 20,000,000 Public Shares are redeemed, by:

•        each person who is, or is expected to be, the beneficial owner of more than 5% of issued and outstanding shares of Live Oak Common Stock or of New Danimer common stock;

•        each of our current executive officers and directors;

•        each person who will become an executive officer or director of New Danimer post-Business Combination; and

•        all executive officers and directors of Live Oak as a group pre-Business Combination and all executive officers and directors of New Danimer post-Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

The beneficial ownership of shares of Live Oak Common Stock pre-Business Combination is based on 25,000,000 shares of common stock of Live Oak (including 20,000,000 Public Shares and 5,000,000 Founder Shares) issued and outstanding as of October 23, 2020.

The expected beneficial ownership of shares of New Danimer common stock post-Business Combination assuming none of the Public Shares are redeemed has been determined based upon the following: (i) that no Public Stockholders exercise their redemption rights (no redemptions scenario), (ii) that none of the investors set forth in the table below has purchased or purchases shares of Live Oak Class A Common Stock (pre-Business Combination) or New Danimer common stock (post-Business Combination), (iii) that 21,000,000 shares of Live Oak Class A Common Stock are issued to the PIPE Investors, (iv) that an aggregate of 38,748,646 shares of Live Oak Class A Common Stock are issued to the Danimer shareholders (giving effect to conversion in full of all Danimer Convertible Notes immediately prior to the Closing), (v) that for purposes of determining the number of EIP Options issued in exchange for outstanding Danimer Options, the fair market value of Live Oak Class A Common Stock as of Closing will equal $10 per share and (vi) there will be an aggregate of approximately 84,748,646 shares of Live Oak Class A Common Stock issued and outstanding at Closing.

The expected beneficial ownership of shares of New Danimer common stock post-Business Combination assuming the maximum number of Public Shares have been redeemed has been determined based on the following: (i) that holders of 20,000,000 Public Shares exercise their redemption rights (maximum redemption scenario), (ii) that none of the investors set forth in the table below has purchased or purchases shares of Live Oak Class A Common Stock, (iii) that 21,000,000 shares of Live Oak Class A Common Stock are issued to the PIPE investors, (iv) that an aggregate of 38,748,646 shares of Live Oak Class A Common Stock are issued to the Danimer shareholders at Closing (giving effect to the conversion in full of all Danimer Convertible Notes immediately prior to the Closing); (v) that for purposes of determining the number of EIP Options issued in exchange for outstanding Danimer Options, the fair market value of Live Oak Class A Common Stock as of Closing will equal $10 per share, and (vi) there will be an aggregate of 64,748,646 shares of Live Oak Class A Common Stock issued and outstanding at Closing.

Name and Address of Beneficial Owner	Before the Business Combination		After the Business Combination
			Assuming No Redemption		Assuming Maximum Redemption
	Number of shares of Live Oak Common Stock	%	Number of shares of New Danimer Common Stock	%	Number of shares of New Danimer Common Stock	%
Live Oak Sponsor Partners, LLC(1)	5,000,000	20.0	8,000,000	9.1	8,000,000	12.4
Jefferies LLC(2)	2,499,999	10.0	3,749,998	4.4	1,249,999	1.9
Corsair Capital Management, L.P.(3)	2,183,589	8.7	2,259,309	2.7	75,450	*
Atalaya Capital Management LP(4)	1,700,000	6.8	3,550,000	4.1	1,850,000	2.8
Millennium Management LLC(5)	1,560,000	6.2	2,340,000	2.7	780,000	1.2
Richard J. Hendrix(6)	5,000,000	20.0	12,905,000	14.7	12,905,000	19.0
Gary K. Wunderlich, Jr.(7)	5,000,000	20.0	12,945,000	14.7	12,945,000	19.1
Ross Berner(8)	5,000,000	20.0	8,000,000	9.1	8,000,000	11.8
John P. Amboian	—	—	—	—	—	—
Andrea K. Tarbox	—	—	—	—	—	—
Tor R. Braham	—	—	—	—	—	—
John W. Sweet, Jr.	—	—	—	—	—	—
Harold Ford, Jr.	—	—	—	—	—	—
Jonathan Furer	—	—	—	—	—	—
All Directors and Executive Officers of Live Oak as a Group (nine individuals)	5,000,000	20.0	12,945,000	14.7	12,945,000	19.1

Directors and Executive Officers of New Danimer After Consummation of the Business Combination
Stephen E. Croskrey	—	—	4,500,986	5.3	4,500,986	7.0
Stuart W. Pratt(9)	—	—	3,150,161	3.7	3,150,161	4.9
Philip Gregory Calhoun(10)	—	—	3,580,407	4.2	3,580,407	5.5
John A. Dowdy, III(11)	—	—	1,239,597	1.4	1,239,597	1.9
Michael Smith(12)	—	—	919,612	1.1	919,612	1.4
Phillip Van Trump(13)	—	—	904,704	1.1	904,704	1.4
Scott Tuten(14)	—	—	877,985	1.0	877,985	1.3
Isao Noda(15)	—	—	658,226	*	658,226	1.0
Gregory Hunt(16)	—	—	4,650	*	4,650	*
Christy Basco	—	—	—	—	—	—
John P. Amboian	—	—	—	—	—	—
Richard J. Hendrix(17)	5,000,000	20.0	12,905,000	14.7	12,945,000	19.0
All Directors and Executive Officers of New Danimer as a Group (12 Individuals)(18)	5,000,000	20.0	28,741,328	31.3	28,741,328	40.1

Five Percent Holders:
Live Oak ValFund Plastics Fund LLC(19)	—	—	4,905,000	5.8	4,905,000	7.6

____________

*        Less than 1%.

(1)      Number of shares held after the Business Combination includes 3,000,000 shares underlying Live Oak Warrants that will become exercisable 30 days after the Closing. The Sponsor is the record holder of such shares. Each of Messrs. Hendrix, Wunderlich and Berner are the managing members of the Sponsor, and as such, each have voting and investment discretion with respect to the common stock held of record by the Sponsor and may be deemed to have shared beneficial ownership of the common stock held directly by the Sponsor. Each of our officers and directors hold a direct or indirect interest in the Sponsor. Each such person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly. The business address of the Sponsor is 774 A. Walker Rd., Great Falls, VA 22066. Certain investment funds and accounts managed by Atalaya Capital Management LP are passive limited members of the Sponsor.

(2)      Based on a Form 3 filed on May 19, 2020 by Jefferies LLC. Number of shares held after the Business Combination includes 1,249,999 shares underlying Live Oak Warrants that will become exercisable 30 days after the Closing.

(3)     Based on a Schedule 13G filed on October 22, 2020 by Corsair Capital Management, L.P. (“Corsair Management”). Corsair Management is deemed to own 2,183,589 shares through the following affiliates: Corsair Capital Partners, L.P. (“Corsair Capital”) owns 837,394 shares; Corsair Capital Partners 100, L.P. (“Corsair 100”) owns 111,847 shares; Corsair Select L.P. (“Corsair Select”) owns 902,561 shares; Corsair Select 100 L.P. (“Select 100”) owns 118,956 shares; Corsair Capital Investors, Ltd (“Corsair Investors”) owns 90,488 shares; and Corsair Select Master Fund, Ltd. (“Select Master”) owns 122,613 shares. Number of shares held after the Business Combination includes 75,450 shares underlying Live Oak Warrants that will become exercisable 30 days after the Closing. According to information provided by the Schedule 13G filed by Corsair Management, Corsair Management is the investment manager of the above mentioned entities and as such may be deemed to have shared voting control and investment discretion over securities held by those entities. In addition each of Jay R. Petschek and Steven Major are controlling persons of Corsair Management. The principal business for Corsair Capital, Corsair 100, Corsair Select, Select 100, Corsair Management, Mr. Petschek and Mr. Major is 366 Madison Ave, 12th floor, New York, NY 10017. The principal business address for each of Corsair Investors and Select Master is M&C Corporate Services Ltd, Box 309, George Town, Cayman Islands KY1-1104. Each of Mr. Petschek and Mr. Major is a citizen of the United States.

(4)     Based on a Schedule 13G filed on May 14, 2020 by Atalaya Capital Management LP, a Delaware limited partnership (“Atalaya”). Includes (i) 400,000 shares of Live Oak Class A Common Stock held by Atalaya; and (ii) 1,300,000 shares of Live Oak Class A Common Stock held by Corbin ERISA Opportunity Fund, Ltd., a Delaware limited partnership (“Corbin”). Number of shares held after the Business Combination includes (i) 400,000 shares of Live Oak Class A Common Stock issuable to Atalaya in the PIPE and 200,000 shares underlying Live Oak Warrants that will become exercisable 30 days after the Closing held by Atalaya; (ii) 300,000 shares of Live Oak Class A Common Stock issuable to Corbin in the PIPE and 650,000 shares underlying Live Oak Warrants that will become exercisable 30 days after the Closing held by Corbin; and (iii) 300,000 shares of Live Oak Class A Common Stock issuable upon to Corbin Opportunity Fund, L.P. (“Corbin Opportunity”) in the PIPE. According to information provided by the Schedule 13G filed by Atalaya, Atalaya is the sub-advisor to Corbin and Corbin Opportunity and as such may be deemed to have shared voting control and investment discretion over securities held by those entities. The principal business for Atalaya is 780 Third Avenue, 27th Floor, New York, New York 10017. The principal business address for Corbin and Corbin Opportunity is 590 Madison Avenue, 31st Floor, New York, New York 10022.

(5)     Based on a Schedule 13G filed on May 14, 2020 by Millennium Management LLC , a Delaware limited liability company (“Millennium Management”). Includes (i) 160,000 shares of Live Oak Class A Common Stock held by Integrated Core Strategies (US) LLC, a Delaware limited liability company (“ICS (US)”); (ii) 800,000 shares of Live Oak Class A Common Stock held by Riverview Group LLC, a Delaware limited liability company (“Riverview”); and (iii) 600,000 shares of Live Oak Common Stock held ICS Opportunities, Ltd, an exempted company organized under the laws of the Cayman Islands, an exempted company organized under the laws of the Cayman Islands (“ICS Ltd.”). Number of shares held after the Business Combination includes (i) 80,000 shares underlying Live Oak Warrants that will become exercisable 30 days after the Closing held by ICS (US); (ii) 400,000 shares underlying Live Oak Warrants that will become exercisable 30 days after the Closing held by Riverview; and (iii) 300,000 shares underlying Live Oak Warrants that will become exercisable 30 days after the Closing held by ICS Ltd. According to the Schedule 13G filed by Millennium Management, Millennium Management is the general partner of the managing member of ICS (US) and Riverview, and the general partner of the sole equityholder of ICS Ltd., and as such may be deemed to have shared voting control and investment discretion over securities held by those entities. In addition, Millennium International Management LP, a Delaware limited partnership (“Millennium International”), is the investment manager to ICS Ltd. and may be deemed to have shared voting control and investment discretion over securities held by those entities. Millennium Group Management LLC, a Delaware limited liability company (“Millennium Group Management”), is the managing member of Millennium Management, and the general partner of Millennium International, and therefore may also be deemed to have shared voting control and investment discretion over securities owned by ICS (US), Riverview and ICS Ltd. The managing member of Millennium Group Management is a trust of which Israel A. Englander, a United States citizen, currently serves as the sole voting trustee. Therefore, Israel A. Englander may also be deemed to have shared voting control and investment discretion over securities owned by ICS (US), Riverview and ICS Ltd. The principal business for Millennium Management, Millennium International, and Millennium Group Management is 666 Fifth Avenue, 8th Floor, New York, NY 10103. The principal business address for each of Mr. Englander, ICS (US), and Riverview is c/o Millennium Management LLC, 666 Fifth Avenue, 8th Floor, New York, NY 10103. The principal business address for each of ICS Ltd. is c/o Millennium International Management LP, 666 Fifth Avenue, 8th Floor, New York, NY 10103.

(6)      Number of shares held after the Business Combination includes (i) 3,000,000 shares underlying Live Oak Warrants that will become exercisable 30 days after the Closing and (ii) shares held by Live Oak ValFund Plastics Fund LLC. See note (19).

(7)      Number of shares held after the Business Combination includes (i) 3,000,000 shares underlying Live Oak Warrants held by the Sponsor, (ii) 40,000 shares underlying Live Oak Warrants held by Mr. Wunderlich or trusts or individual retirement accounts that Mr. Wunderlich is a trustee or beneficiary of that will become exercisable 30 days after the Closing and (iii) shares held by Live Oak ValFund Plastics Fund LLC. See note (19).

(8)      Number of shares held after the Business Combination includes 3,000,000 shares underlying Live Oak Warrants that will become exercisable 30 days after the Closing.

(9)      Number of shares held after the Business Combination includes 1,265,470 shares held by Wentworth 84 Irrevocable Trust, which shares may be deemed to be owned by Mr. Pratt. Number of shares held after the Business Combination excludes 6,045 shares underlying EIP Options that are not presently exercisable and not exercisable within 60 days after the Closing. Mr. Pratt disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest he may have therein, directly or indirectly.

(10)    Number of shares held after the Business Combination includes 203,996 shares underlying EIP Options that are or will become exercisable within 60 days after the Closing. Number of shares held after the Business Combination excludes 6,045 shares underlying EIP Options that are not presently exercisable and not exercisable within 60 days after the Closing.

(11)    Number of shares held after the Business Combination includes 931,841 shares underlying EIP Options that are or will become exercisable within 60 days after the Closing. Number of shares held after the Business Combination excludes 93,000 shares underlying EIP Options that are not presently exercisable and not exercisable within 60 days after the Closing.

(12)    Number of shares held after the Business Combination includes 919,612 shares underlying EIP Options that are or will become exercisable within 60 days after the Closing. Number of shares held after the Business Combination excludes 93,000 shares underlying EIP Options that are not presently exercisable and not exercisable within 60 days after the Closing.

(13)    Number of shares held after the Business Combination includes 881,454 shares underlying EIP Options that are or will become exercisable within 60 days after the Closing. Number of shares held after the Business Combination excludes 93,000 shares underlying EIP Options that are not presently exercisable and not exercisable within 60 days after the Closing.

(14)    Number of shares held after the Business Combination includes 676,854 shares underlying EIP Options that are or will become exercisable within 60 days after the Closing. Number of shares held after the Business Combination excludes 93,000 shares underlying EIP Options that are not presently exercisable and not exercisable within 60 days after the Closing.

(15)    Number of shares held after the Business Combination includes 351,354 shares underlying EIP Options that are or will become exercisable within 60 days after the Closing as well as 30,997 shares issuable upon conversion of a promissory note. Number of shares held after the Business Combination excludes 6,045 shares underlying EIP Options that are not presently exercisable and not exercisable within 60 days after the Closing.

(16)    Number of shares held after the Business Combination includes 4,650 shares underlying EIP Options that are or will become exercisable within 60 days after the Closing. Number of shares held after the Business Combination excludes 6,045 shares underlying EIP Options that are not presently exercisable and not exercisable within 60 days after the Closing.

(17)    Number of shares held after the Business Combination includes 3,000,000 shares underlying Live Oak Warrants that will become exercisable 30 days after the Closing.

(18)    Number of shares held after the Business Combination includes 3,000,000 shares underlying Live Oak Warrants that will become exercisable 30 days after the Closing. Number of shares held after the Business Combination includes 3,969,761 shares underlying EIP Options that are or will become exercisable within 60 days after the Closing. Number of shares held after the Business Combination includes 30,997 shares issuable upon conversion of a promissory note. Number of shares held after the Business Combination excludes 396,180 shares underlying EIP Options that are not presently exercisable and not exercisable within 60 days after the Closing.

(19)    According to information provided by Live Oak ValFund Plastics Fund LLC, a Delaware limited liability company (“ValFund”). Live Oak Merchant Partners, LLC, a Delaware limited liability company (“Live Oak Merchant Partners”) and Value Acquisition Fund, LLC, Delaware limited liability company (“Value Acquisition”), are the managers of ValFund and may be deemed to have shared voting control and investment discretion over securities held by ValFund. Each of Messrs. Hendrix and Wunderlich are controlling persons of Live Oak Merchant Partners. Therefore, each of Messrs. Hendrix and Wunderlich may also be deemed to have shared voting control and investment discretion over securities owned by ValFund and Live Oak Merchant Partners. Each of Mr. Andrew F. Cates and Mr. Michael Ashton Hudson are controlling persons of Value Acquisition. Therefore, each of Messrs. Cates and Hudson may also be deemed to have shared voting control and investment discretion over securities owned by ValFund and Value Acquisition. The principal business address for ValFund is 429 North Main Street, Suite 100, Memphis, TN 38103. The principal business address for Live Oak Merchant Partners is 774 A. Walker Rd. Great Falls, VA 22066. The principal business address for Value Acquisition and Messrs. Cates and Hudson is 4921 William Arnold Road, Memphis, TN 38117.

PRICE RANGE OF SECURITIES AND DIVIDENDS

Price Range of Live Oak Securities

The following table shows, for the periods indicated, the high and low sales prices per share of the Live Oak Units, Live Oak Class A Common Stock and Live Oak Warrants as reported by NYSE. Prior to May 8, 2020, there was no established public trading market for Live Oak’s securities.

	Units		Common Stock		Warrants
Quarter Ended	High	Low	High	Low	High	Low
2020
June 30(1)	10.10	9.61	9.90	9.60	1.25	0.37
September 30	10.75	10.05	10.28	9.75	1.15	0.55

____________

(1)      Reflects the high and low trade prices of Live Oak Units beginning as of May 8, 2020, and of Live Oak Class A Common Stock and Public Warrants on May 28, 2020, the first day that the units, Live Oak Class A Common Stock and Public Warrants, respectively, began trading on NYSE.

Danimer Securities

Historical market price information regarding Danimer is not provided because there is no public market for Danimer Common Stock. See “Danimer Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Dividends

Live Oak has not paid any cash dividends on the Live Oak Class A Common Stock to date and does not intend to pay cash dividends prior to the completion of the Business Combination.

ADDITIONAL INFORMATION

Submission of Future Stockholder Proposals

Live Oak board of directors is aware of no other matter that may be brought before the special meeting. Under Delaware law, only business that is specified in the notice of special meeting to stockholders may be transacted at the special meeting.

Live Oak does not expect to hold a 2021 annual meeting of stockholders because it will not be a separate public company if the Business Combination is completed.

Legal Matters

The validity of the shares of Live Oak Class A Common Stock to be issued in connection with the Business Combination will be passed upon by Mayer Brown LLP.

Experts

The consolidated financial statements of Danimer at December 31, 2019 and 2018, and for each of the two years in the period ended December 31, 2019, included in this proxy statement/prospectus of Live Oak., have been audited by Thomas Howell Ferguson P.A., independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements as of December 31, 2019 and for the period from May 24, 2019 (inception) through December 31, 2019 of Live Oak appearing in this proxy statement/prospectus have been audited by WithumSmith+Brown, PC, an independent registered public accounting firm, as stated in their report thereon and included in this proxy statement/prospectus, in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

Delivery of Documents to Stockholders

Pursuant to the rules of the SEC, Live Oak and servicers that it employs to deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of the proxy statement. Upon written or oral request, Live Oak will deliver a separate copy of the proxy statement to any stockholder at a shared address to which a single copy of the proxy statement was delivered and who wishes to receive separate copies in the future. Stockholders receiving multiple copies of the proxy statement may likewise request delivery of single copies of the proxy statement in the future. Stockholders may notify Live Oak of their requests by calling or writing Live Oak at its principal executive offices at (901) 685-2865 and 774 A. Walker Rd. Great Falls, VA 22066.

Transfer Agent; Warrant Agent and Registrar

The registrar and transfer agent for the shares of common stock of Live Oak the warrant agent for the Public Warrants is Continental Stock Transfer & Trust Company. Live Oak has agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

WHERE YOU CAN FIND MORE INFORMATION

Live Oak files reports, proxy statements/prospectuses and other information with the SEC as required by the Exchange Act. You can read Live Oak’s SEC filings, including this proxy statement/prospectus, over the Internet at the SEC’s website at http://www.sec.gov.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination or the proposals to be presented at the special meeting, you should contact us by telephone or in writing:

Live Oak Acquisition Corp.
774 A. Walker Rd.
Great Falls, VA 22066
Telephone: (901) 685-2865
Attention: President

You may also obtain these documents by requesting them in writing or by telephone from our proxy solicitor at:

Morrow Sodali LLC
470 West Avenue
Stamford CT 06902
Telephone: (800) 662-5200
Banks and brokers can call collect at: (203) 658-9400
Email: LOAK.info@investor.morrowsodali.com

If you are a stockholder of Live Oak and would like to request documents, please do so one week prior to the meeting date to receive them before the Live Oak special meeting of stockholders. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt means.

All information contained or incorporated by reference in this proxy statement/prospectus relating to Live Oak has been supplied by Live Oak, and all such information relating to Danimer has been supplied by Danimer. Information provided by either Live Oak or Danimer does not constitute any representation, estimate or projection of any other party.

Neither Live Oak or Danimer has authorized anyone to give any information or make any representation about the Business Combination or their companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

INDEX TO FINANCIAL STATEMENTS

Page
Financial Statements of Danimer

Condensed Consolidated Balance Sheets as of June 30, 2020 and December 31, 2019 (unaudited)	F-2
Condensed Consolidated Statements of Operations for the Six Months Ended June 30, 2020 and 2019 (unaudited)	F-3
Condensed Consolidated Statements of Stockholders’ Equity for the Six Months Ended June 30, 2020 and 2019 (unaudited)	F-4
Condensed Consolidated Statements of Cash Flows for the Six Months Ended June 30, 2020 and 2019 (unaudited)	F-5
Notes to Condensed Consolidated Financial Statements (unaudited)	F-7

Report of Independent Registered Public Accounting Firm	F-23
Consolidated Balance Sheets as of December 31, 2019 and 2018	F-24
Consolidated Statements of Operations for the Years Ended December 31, 2019 and 2018	F-25
Consolidated Statements of Stockholders’ Equity for the Years Ended December 31, 2019 and 2018	F-26
Consolidated Statements of Cash Flows for the Years Ended December 31, 2019 and 2018	F-27
Notes to Consolidated Financial Statements	F-28

Financial Statements of Live Oak

Condensed Balance Sheets as of June 30, 2020 (unaudited) and December 31, 2019	F-55
Condensed Statements of Operations for the Three and Six Months Ended June 30, 2020 (unaudited) and for the period from May 24, 2019 (inception) Through June 30, 2019 (unaudited)	F-56
Condensed Statements of Changes in Stockholders’ Equity for the Three and Six Months Ended June 30, 2020 (unaudited) and for the period from May 24, 2019 (inception) Through June 30, 2019 (unaudited)	F-57
Condensed Statements of Cash Flows for the Six Months Ended June 30, 2020 (unaudited) and for the period from May 24, 2019 (inception) Through June 30, 2019 (unaudited)	F-58
Notes to Condensed Financial Statements	F-59

Report of Independent Registered Public Accounting Firm	F-70
Balance Sheet as of December 31, 2019 (audited)	F-71
Statement of Operations for the period from May 24, 2019 (inception) Through December 31, 2019 (audited)	F-72
Statement of Changes in Stockholders’ Equity for the period from May 24, 2019 (inception) Through December 31, 2019 (audited)	F-73
Statement of Cash Flows for the period from May 24, 2019 (inception) Through December 31, 2019 (audited)	F-74
Notes to Financial Statements	F-75

Meredian Holdings Group, Inc. d/b/a Danimer Scientific

Condensed Consolidated Balance Sheets (Unaudited)

(in thousands, except share and par value amounts)	June 30, 2020	December 31, 2019
Assets
Current assets
Cash and cash equivalents	$6,705	$6,261
Accounts receivable, net	5,917	4,765
Inventory	12,818	7,038
Prepaid expenses	1,508	417
Contract assets	1,240	758
Total current assets	28,188	19,239

Property, plant and equipment, net	85,578	73,202
Intellectual property, net	1,903	2,052
Right-of-use asset	27,020	20,055
Leverage loans receivable	27,742	27,742
Restricted cash	1,270	3,017
Other assets	116	116
Total assets	$171,817	$145,423

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$4,326	$8,120
Accrued liabilities	8,063	9,724
Unearned revenue and contract liabilities	3,674	4,580
Lease liability, current portion	3,159	2,583
Long-term debt, current portion	12,129	9,277
Total current liabilities	31,351	34,284

Long-term lease liability, net	24,017	17,434
Long-term debt, net	75,226	73,779
Other long-term liabilities	1,875	2,500
Total liabilities	132,469	127,997

Commitments and contingencies (Note 11)
Stockholders’ equity:
Common stock, $0.001 par value; 60,000,000 shares authorized: 3,167,210 and 2,770,385 shares issued and outstanding(1) at June 30, 2020 and December 31, 2019, respectively	4	3
Additional paid-in capital	91,905	66,503
Accumulated deficit	(52,561)	(49,080)
Total stockholders’ equity	39,348	17,426
Total liabilities and stockholders’ equity	$171,817	$145,423

____________

(1)      Excludes 671,124 shares at June 30, 2020 and December 31, 2019. Please refer to Note 1.

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Meredian Holdings Group, Inc. d/b/a Danimer Scientific

Condensed Consolidated Statements of Operations (Unaudited)

	Six Months Ended June 30,
(in thousands, except share and per share amounts)	2020	2019
Revenue
Products	$19,755	$12,228
Services	2,716	2,790
Total revenue	22,471	15,018
Costs and expenses:
Cost of revenue	15,870	9,841
Selling, general and administrative	5,808	9,258
Research and development	3,375	2,469
Gain on disposal of assets	(9)	(281)
Legal settlement	—	8,000
Total costs and expenses	25,044	29,287
Loss from operations	(2,573)	(14,269)

Nonoperating income (expense):
Interest expense	(1,097)	(2,121)
Interest income	174	126
Other income (expense), net	15	279
Loss before income taxes	(3,481)	(15,985)
Income tax expense	—	4,137
Net loss	$(3,481)	$(20,122)

Basic and diluted net loss per common share	$(1.11)	$(7.29)

Weighted average number of common shares used to compute basic and diluted net loss per common share	3,133,727	2,760,736

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Meredian Holdings Group, Inc. d/b/a Danimer Scientific

Condensed Consolidated Statements of Stockholders’ Equity (Unaudited)

(in thousands, except share amounts)	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity
	Shares(1)	Amount
Six Months Ended June 30, 2020
Balances at December 31, 2019	2,770,385	$3	$66,503	$(49,080)	$17,426
Stock-based compensation	—	—	303	—	303
Issuances of common stock, net of issuance costs	396,825	1	25,006	—	25,007
Recording of beneficial conversion feature on convertible debt	—	—	93	—	93
Net loss	—	—	—	(3,481)	(3,481)
Balances at June 30, 2020	3,167,210	4	$91,905	$(52,561)	$39,348

Six Months Ended June 30, 2019
Balances at December 31, 2018	2,670,481	$3	$56,751	$(29,566)	$27,188
Stock-based compensation	—	—	4,968	—	4,968
Issuances of common stock, net of issuance costs	141,669	—	7,730	—	7,730
Repurchases of common stock	(55,965)	—	(4,702)	—	(4,702)
Net loss	—	—	—	(20,122)	(20,122)
Balances at June 30, 2019	2,756,185	3	$64,747	$(49,688)	$15,062

____________

(1)      Excludes 671,124 and 421,738 shares at June 30, 2020 and 2019, respectively. Please refer to Note 1.

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Meredian Holdings Group, Inc. d/b/a Danimer Scientific

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Six Months Ended June 30,
(in thousands)	2020	2019
Cash flows from operating activities
Net loss	$(3,481)	$(20,122)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	1,809	1,733
Amortization of right-of-use asset and lease liability	194	281
Amortization of debt issuance costs	852	830
Stock-based compensation	303	4,968
Deferred income taxes	—	4,137
Gain on disposal of fixed assets	(9)	(281)
Interest incurred but not paid	353	—
Changes in operating assets and liabilities:
Accounts receivable	(1,153)	3,317
Inventory	(5,780)	(1,303)
Prepaid expenses and other assets	(1,091)	(289)
Contract assets	(483)	(211)
Other assets	1	(35)
Accounts payable	(592)	1,409
Accrued liabilities and other long-term liabilities	347	6,828
Unearned revenue and contract liabilities	(907)	(2,000)
Net cash used in operating activities	(9,637)	(738)

Cash flows from investing activities
Purchases of property, plant and equipment	(27,179)	(11,539)
Investment in leverage loans receivable related to NMTC financing	—	(6,262)
Proceeds from sales of property, plant and equipment	7,320	875
Net cash used in investing activities	(19,859)	(16,926)

Cash flows from financing activities
Proceeds from long-term debt	4,016	40,180
Proceeds from NMTC financing	—	9,000
Principal payments on long-term debt	(811)	(14,414)
Proceeds from issuance of common stock, net of issuance costs	25,006	7,730
Repurchase and retirement of common stock	—	(4,702)
Cash paid for debt financing costs	(18)	(3,929)
Net cash provided by financing activities	28,193	33,865
Net (decrease) increase in cash and cash equivalents and restricted cash	(1,303)	16,201

Cash and cash equivalents and restricted cash
Beginning of period	9,278	6,546
End of period	$7,975	$22,747

Supplemental cash flow information
Cash paid for interest, net of interest capitalized	$676	$1,231
Cash paid for income taxes	24	2

Supplemental schedule of noncash investing and financing activities
Changes in accounts payable and accrued expenses for capital additions to property, plant and equipment	$5,831	$2,098

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Meredian Holdings Group, Inc. d/b/a Danimer Scientific

Notes to Condensed Consolidated Financial Statements (Unaudited)

June 30, 2020

1.     Nature of Activities, Basis of Presentation and Summary of Significant Accounting Policies

Nature of Activities

Meredian Holdings Group, Inc. (“MHG”) and its subsidiaries (collectively referred to as the “Company”) is a performance polymer company specializing in bioplastic replacements for traditional petroleum-based plastics. The Company brings together innovative technologies to deliver renewable, environmentally friendly bioplastic materials to global consumer product companies.

Wholly owned entities included in the consolidation are Meredian, Inc. and its subsidiary, Meredian Bioplastics, Inc. (collectively referred to as “Meredian”); Danimer Scientific, LLC and its subsidiary, Danimer Bioplastics, Inc. (collectively referred to as “Danimer”); Danimer Scientific Holdings, LLC (“DSH”); Danimer Scientific Kentucky, Inc. (“DSKY”); and Danimer Scientific Manufacturing, Inc. (“DSM”). MHG was incorporated in Georgia during 2014 and, effective June 2, 2014, is the parent company of predecessor entities Meredian and Danimer. DSH, DSKY, and DSM were formed in the fourth quarter of 2018, had no financial transactions in the year ended December 31, 2018, and began operations during 2019. MHG contributed its ownership interest in Meredian, Danimer, and DSKY to DSH in March 2019.

Meredian devotes its efforts toward developing biodegradable resins based on polyhydroxyalkanoates (“PHA”), while Danimer devotes its efforts toward developing and producing compostable resins based on polyactic acid (“PLA”) and other renewable materials. DSKY operates a manufacturing facility that is being retrofitted to manufacture PHA-based resins on a commercial scale. DSM operates a PHA pilot plant and provides intercompany manufacturing and research services for the Company. MHG and DSH are holding companies that provide corporate and management services for the Company.

Basis of Presentation

The accompanying condensed interim consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany transactions and accounts have been eliminated in consolidation.

Certain information and footnote disclosures normally included in annual consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) have been condensed or omitted pursuant applicable rules and regulations of the Securities and Exchange Commission (“SEC”). The information as of December 31, 2019 included in the unaudited condensed consolidated balance sheets was derived from the Company’s audited consolidated financial statements. These unaudited condensed consolidated financial statements included in this proxy statement/prospectus were prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, reflect all adjustments (all of which are considered of a normal recurring nature) considered necessary to present fairly the Company’s financial position, results of operations and cash flows for the periods and dates presented. The results of operations for the six months ended June 30, 2020 are not necessarily indicative of the results that may be expected for the year ending December 31, 2020. The Company’s significant accounting policies are described in the Company’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus. Management has reviewed these significant accounting policies and related disclosures and determined that there were no significant changes in the Company’s critical accounting policies in the six months ended June 30, 2020.

These unaudited condensed consolidated financial statements and notes should be read in conjunction with the Company’s audited consolidated financial statements and related notes included elsewhere in this proxy statement/prospectus.

A separate Statement of Comprehensive Income (Loss) is required under Accounting Standards Update (“ASU”) 2011-05. The Company does not have any items of other comprehensive income, accordingly, there is no difference between net (loss) income and comprehensive (loss) income for the six months ended June 30, 2020 and 2019.

Meredian Holdings Group, Inc. d/b/a Danimer Scientific

Notes to Condensed Consolidated Financial Statements (Unaudited)

June 30, 2020

1.     Nature of Activities, Basis of Presentation and Summary of Significant Accounting Policies (cont.)

In accordance with ASC 718-10-25-3, the total common shares outstanding in the consolidated financial statements do not include 671,124 shares at both June 30, 2020 and December 31, 2019 and 421,738 shares at June 30, 2019 that were issued pursuant to the exercises of employee option grants for which the exercise price was remitted by the grantee through the issuance of nonrecourse notes to the Company. The inclusion of these shares would increase the total shares outstanding to 3,838,334, 3,441,509 and 3,177,923 as of June 30, 2020, December 31, 2019 and June 30, 2019, respectively.

COVID-19

In late 2019, a novel strain of coronavirus was reported in Wuhan, Hubei, China. In March 2020, the World Health Organization determined the resulting outbreak of COVID-19, the disease caused by this novel coronavirus, to be a pandemic. The pandemic is disrupting supply chains worldwide as national and local governments implement measures intended to slow the spread of COVID-19, with production and sales across a range of industries impacted in different ways. The extent of the impact of COVID-19 on the Company’s operations and its financial performance will depend on certain developments outside of the Company’s control, including the duration and spread of the outbreak; its impact on customers, employees, and vendors; and broader economic conditions, all of which are uncertain and cannot be predicted at this time.

On March 27, 2020, the United States enacted the Coronavirus Aid, Relief and Economic Security Act, or CARES Act. The CARES Act is an emergency economic stimulus package that includes spending and tax breaks to strengthen the United States economy and fund a nationwide effort to curtail the effect of COVID-19. The CARES Act provides sweeping tax changes in response to the COVID-19 pandemic, some of the more significant provisions include removal of certain limitations on utilization of net operating losses, increasing the loss carryback period for certain losses to five years, increasing the ability to deduct interest expense, and deferring social security payments, as well as amending certain provisions of the previously enacted Tax Cuts and Jobs Act.

In April 2020, the Company received a loan in the amount of $1.8 million pursuant to the Paycheck Protection Program (PPP) established by the CARES Act. Under terms of the PPP, certain amounts of the loan may be forgiven if they are used for qualifying expenses as described in the CARES Act. (See Note 5).

Use of Estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Segments

The chief operating decision maker (“CODM”) for the Company is the Chief Executive Officer. The CODM reviews financial information presented on a consolidated basis for purposes of allocating resources and evaluating financial performance. The Company has one primary business activity and there are no segment managers who are held accountable for operating results at a level below the consolidated unit level. Accordingly, the Company has determined that it has one operating and reportable segment.

Meredian Holdings Group, Inc. d/b/a Danimer Scientific

Notes to Condensed Consolidated Financial Statements (Unaudited)

June 30, 2020

1.     Nature of Activities, Basis of Presentation and Summary of Significant Accounting Policies (cont.)

Revenue by geographic areas is based on the location of the customer. Long-lived assets held outside the United States are immaterial. The following is a summary of revenue information by major geographic area for the periods indicated:

(in thousands)	Six Months Ended June 30,
	2020	2019
Domestic	$12,889	$8,244
Germany	5,721	2,767
Belgium	2,022	1,889
Switzerland	1,257	2,017
All other countries	582	101
Total Revenue	$22,471	$15,018

2.     Supplemental Financial Information

Cash and Cash Equivalents and Restricted Cash

Cash and cash equivalents and restricted cash consists of the following:

(in thousands)	June 30, 2020	December 31, 2019
Cash and cash equivalents	$6,705	$6,261
Restricted cash	1,270	3,017
	$7,975	$9,278

Inventory

Inventory consists of the following:

(in thousands)	June 30, 2020	December 31, 2019
Raw materials	$7,746	$5,921
Finished goods and related items	5,072	1,117
	$12,818	$7,038

Property, Plant, and Equipment

Property, plant, and equipment is stated at cost, net of accumulated depreciation and amortization and consists of the following:

(in thousands)	Estimated Useful Life (Years)	June 30, 2020	December 31, 2019
Land and improvements	20	$77	$77
Buildings	15 – 40	1,812	1,812
Machinery and equipment	5 – 20	35,036	31,959
Motor vehicles	7 – 10	692	675
Furniture and fixtures	7 – 10	217	196
Office equipment	3 – 10	853	773
Construction-in-process	N/A	63,971	53,253
		102,658	88,745

Accumulated depreciation and amortization		(17,080)	(15,543)
Property, plant and equipment, net		$85,578	$73,202

Meredian Holdings Group, Inc. d/b/a Danimer Scientific

Notes to Condensed Consolidated Financial Statements (Unaudited)

June 30, 2020

2.     Supplemental Financial Information (cont.)

For the six months ended June 30, 2020 and 2019, depreciation and amortization expense is included in the Consolidated Statements of Operations as follows:

	Six Months Ended June 30,
(in thousands)	2020	2019
Cost of revenue	$1,436	$1,224
Research and development	64	50
Selling, general and administrative	60	213
Total depreciation and amortization expense	$1,560	$1,487

Construction in progress consists primarily of Meredian’s production line build-out in Bainbridge, Georgia and the conversion and build-out of DSKY’s new facility in Winchester, Kentucky. Substantially all such items are expected to be placed in service during the third and fourth quarters of 2020. Property, plant, and equipment includes capitalized interest of $3.2 and $1.4 million as of June 30, 2020 and December 31, 2019, respectively. For the six months ended June 30, 2020 and 2019, interest costs of $1.8 and $0.4 million, respectively, were capitalized to property, plant, and equipment.

Intellectual Property

Intellectual property represents patents initially measured at cost. The majority of the patents were purchased from another commercial corporation. Patent costs are amortized on a straight-line basis over the estimated remaining useful lives at acquisition of the applicable patents which range from 13 to 16 years. At June 30, 2020 and December 31, 2019, the gross carrying value of intellectual property was approximately $8.4 and $8.0 million, respectively. Accumulated amortization was approximately $6.5 and $6.0 million at June 30, 2020 and December 31, 2019, respectively. Amortization expense was approximately $0.3 and $0.2 million for the six months ended June 30, 2020 and 2019, respectively, and is included in Research and development costs in the Consolidated Statements of Operations.

Accrued Liabilities

The components of accrued liabilities are as follows:

(in thousands)	June 30, 2020	December 31, 2019
Accrued legal settlement and professional fees	$6,148	$5,681
Accrued construction-in-progress expenditures	—	2,774
Accrued compensation and related expenses	1,248	1,023
Accrued property tax	432	—
Other	235	246
	$8,063	$9,724

Stock-Based Compensation

Stock-based compensation expense associated with service condition awards with graded vesting features is recognized on a straight-line basis over the requisite service period and is recorded in the Consolidated Statements of Operations as follows;

	Six Months Ended June 30,
(in thousands)	2020	2019
Cost of revenue	$56	$30
Selling, general and administrative	159	4,866
Research and development	88	72
Total stock-based compensation	$303	$4,968

Meredian Holdings Group, Inc. d/b/a Danimer Scientific

Notes to Condensed Consolidated Financial Statements (Unaudited)

June 30, 2020

2.     Supplemental Financial Information (cont.)

Concentration of Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and bank deposits. By their nature, all such instruments involve risks including credit risks of non-performance by counterparties. A substantial portion of the Company’s cash and cash equivalents are invested with banks with high investment grade credit ratings.

The Company’s accounts receivable at June 30, 2020 are concentrated with respect to two customers. Combined, these customers represent approximately 71% of total accounts receivable reflected in the accompanying Consolidated Balance Sheets as of June 30, 2020. The Company’s accounts receivable at December 31, 2019 are concentrated with respect to three customers. These customers represent approximately 57% of total accounts receivable reflected in the accompanying Consolidated Balance Sheets as of December 31, 2019.

For the six months ended June 30, 2020, the Company had two customers that individually accounted for more than 10% of revenue representing 52% of total revenue. For the six months ended June 30, 2019, five customers individually accounted for more than 10% of revenue and 73% of total revenue.

Revenue Recognition

The Company recognizes revenue from product sales and services in accordance with Financial Accounting Standards Board (“FASB”) ASC Topic 606, Revenue from Contracts with Customers (“ASC 606”). This standard applies to all contracts with customers, except for contracts that are within the scope of other standards, such as leases, insurance, collaboration arrangements and financial instruments. Under ASC 606, the Company recognizes revenue when its customer obtains control of promised goods or services, in an amount that reflects the consideration that the Company expects to receive in exchange for those goods or services. To determine revenue recognition for arrangements that are determined to be within the scope of ASC 606, the Company performs the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the entity satisfies a performance obligation. The Company only applies the five-step model to contracts when it is probable that the Company will collect the consideration it is entitled to in exchange for the goods or services it transfers to the customer. At contract inception, once the contract is determined to be within the scope of ASC 606, the Company assesses the goods or services promised within each contract and determines those that are performance obligations and assesses whether each promised good or service is distinct. The Company then recognizes as revenue the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied.

The Company derives its revenues primarily from: 1) research and development (R&D) services related to developing customized formulations of biodegradable resins based on polyhydroxyalkanoates (PHA); and 2) product sales of the Company’s developed compostable resins based on polyactic acid (PLA), PHA and other renewable materials. R&D service revenues generally involve milestone based contracts under which the Company works with a customer to develop a PHA-based specific solution designed to the customer’s specifications, which may involve a single or multiple performance obligations. When an R&D contract has multiple performance obligations, the Company allocates the transaction price to the performance obligations utilizing a cost-plus approach to estimate the stand-alone selling price, which contemplates the level of effort to satisfy the performance obligations, and then allocates the transaction price to each of the performance obligations based on the relative percentage of the stand-alone selling price. The Company recognizes revenue for these R&D services over time with progress measured utilizing an input method based on personnel costs incurred to date as a percentage of total estimated personnel costs for each performance obligation identified within the contract. Upon completion of the R&D services, the customers have an option to enter into long-term supply agreements with the Company for the product(s) that were developed within the

Meredian Holdings Group, Inc. d/b/a Danimer Scientific

Notes to Condensed Consolidated Financial Statements (Unaudited)

June 30, 2020

2.     Supplemental Financial Information (cont.)

respective contracts. The Company concluded these customer options were not separate performance obligations, but instead were marketing offers as the options did not provide a material right to any of its customers. For the Company’s product sales, the Company generally produces and sells finished products to customers for which the Company recognizes revenue upon shipment, which is typically when control of the underlying product is transferred to the customer and all other revenue recognition criteria have been met.

For its product sales, due to the highly specialized nature of its products, the Company does not offer its customers any significant right of return, and therefore does not estimate amounts for sales returns and allowances. The Company offers a standard quality assurance warranty related to the fitness of its finished goods. There are no other forms of variable consideration such as discounts, rebates or volume discounts that the Company estimated to reduce its transaction price.

The Company does incur certain fulfillment costs which meet the criteria for capitalization in accordance with ASC 340-40. At June 30, 2020 and December 31, 2019, the Company had $1.2 and $0.8 million, respectively, of contract assets recorded related to these fulfillment costs.

The Company recognizes a contract liability if it receives consideration (or has the conditional right to receive consideration) in advance of performance, which is applicable for the Company’s R&D services contracts and does not occur for its product sales contracts. At the inception of its R&D services contracts as customers generally pay consideration at the commencement of the agreement and at the commencement of each milestone as outlined in the contract. As these customer payments precede the Company’s performance, in accordance with the revenue standard, a contract liability is recorded. As of June 30, 2020 and December 31, 2019, the contract liability balance for these R&D services is $3.7 and $4.2 million, respectively, and is included in Unearned revenue and contract liabilities in the Consolidated Balance Sheets. During the six months ended June 30, 2020, $1.7 million of the contract liabilities balance was recognized as revenue.

The Company’s accounts receivable generally have net 30 to net 60-day payment terms and consideration is usually received in accordance with the payment terms of the contract. Accordingly, the Company does not provide significant financing to its customers as defined in ASC 606. As of June 30, 2020 and December 31, 2019, accounts receivable related to sales were $5.7 and $4.5 million, respectively.

Although the Company evaluates financial performance and makes resource allocation decisions based upon the results of its single operating and reportable segment, management believes revenues by primary revenue stream best depicts how the nature, amount, timing and certainty of the Company’s net sales and cash flows are affected by economic factors.

	Six Months Ended June 30,
(in thousands)	2020	2019
Products	$19,755	$12,228
Services	2,716	2,790
Total Revenue	$22,471	$15,018

Recently Adopted Accounting Pronouncements

Stock-Based Compensation — In November 2019, the FASB issued ASU 2019-08, Stock Compensation (Topic 718) and Revenue from Contracts with Customers (Topic 606). ASU 2019-08 requires that an entity measure and classify share-based payment awards granted to a customer by applying the guidance in Topic 718. The amount recorded as a reduction of the transaction price is required to be measured on the basis of the grant-date fair value of the share-based payment award in accordance with Topic 718. The amendments in this update are effective for all entities for fiscal years beginning after December 15, 2019. There was no material impact on the Company’s Consolidated Financial Statements as a result of adopting this guidance.

Meredian Holdings Group, Inc. d/b/a Danimer Scientific

Notes to Condensed Consolidated Financial Statements (Unaudited)

June 30, 2020

2.     Supplemental Financial Information (cont.)

Stock-Based Compensation — In June 2018, the FASB issued ASU 2018-07, Improvements to Non-employee Share-Based Payment Accounting. ASU 2018-07 expands the scope of Topic 718, Compensation-Stock Compensation, to include share-based payments issued to nonemployees for goods or services. Consequently, the accounting for share-based payments to nonemployees and employees will be substantially aligned. ASU 2018-07 supersedes Subtopic 505-50, Equity-Equity-Based Payments to Non-Employees. The amendments in this update are effective for all entities for fiscal years beginning after December 15, 2019. There was no material impact on the Company’s Consolidated Financial Statements as a result of adopting this guidance.

Fair Value Measurement — In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820), that modifies certain disclosure requirements related to fair value measurement and adds disclosures relating to changes in unrealized gains and losses in other comprehensive income for recurring Level 3 fair value measurements and the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements. The amendments in this update are effective for all entities for fiscal years beginning after December 15, 2019. Implementation on a prospective or retrospective basis varies by specific disclosure requirement. Early adoption is permitted. The standard also allows for early adoption of any removed or modified disclosures upon issuance of this update while delaying adoption of the additional disclosures until the effective date. There was no material impact on the Company’s Consolidated Financial Statements as a result of adopting this guidance.

Recently Issued Accounting Pronouncements

Convertible Debt and Equity Contracts — In August 2020, the FASB issued ASU 2020-06 Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which simplifies the accounting for certain financial instruments with characteristics of liabilities and equity, including convertible instruments and contracts in an entity’s own equity. The guidance is effective for fiscal years beginning on or after December 15, 2023, with early adoption permitted, but no earlier than fiscal years beginning after December 15, 2020. The Company is currently evaluating the impact of the guidance on its Consolidated Financial Statements.

Reference Rate Reform — In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting. The amendments provide optional guidance for a limited time to ease the potential burden in accounting for reference rate reform. The new guidance provides optional expedients and exceptions for applying U.S. GAAP to contracts, hedging relationships and other transactions affected by reference rate reform if certain criteria are met. The amendments apply only to contracts and hedging relationships that reference LIBOR or another reference rate expected to be discontinued due to reference rate reform. These amendments are effective immediately and may be applied prospectively to contract modifications made and hedging relationships entered into or evaluated on or before December 31, 2022. The Company is currently evaluating its contracts and the optional expedients provided by the new standard.

Accounting for Income Taxes — In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740), to simplify the accounting for income taxes. The new guidance changes various subtopics of accounting for income taxes including, but not limited to, accounting for “hybrid” tax regimes, tax basis step-up in goodwill obtained in a transaction that is not a business combination, intraperiod tax allocation exception to incremental approach, ownership changes in investments, interim-period accounting for enacted changes in tax law, and year-to-date loss limitation in interim-period tax accounting. The guidance is effective for fiscal years beginning on or after December 15, 2021, with early adoption permitted. The Company is currently evaluating this new guidance to determine the impact it may have on the Consolidated Financial Statements.

Meredian Holdings Group, Inc. d/b/a Danimer Scientific

Notes to Condensed Consolidated Financial Statements (Unaudited)

June 30, 2020

3.     New Market Tax Credit Transactions

The Company has entered into several financing arrangements under the New Market Tax Credit (“NMTC”) program with various unrelated third-party financial institutions (individually and collectively referred to as “Investors”) during 2012, 2013 and 2019. The NMTC program was provided for in the Community Renewal Tax Relief Act of 2000 (the “Act”) to induce capital investment in qualified lower income communities. The Act permits taxpayers to claim credits against their federal income taxes for up to 39% of qualified investment in the equity of the community development entities (“CDEs”). CDEs are privately managed investment institutions that are certified to make qualified low-income community investments.

These financing arrangements were structured with the Investors, their wholly-owned investment funds (“Investment Funds”) and their wholly owned CDEs in connection with the Company’s participation in qualified transactions under the NMTC program. In each of the financing arrangements, the Company loaned money to the Investment Funds and the Investors invested money in the Investment Funds. The Investment Funds would then contribute the funds from the Company’s loan and the Investors investments to a CDE. The CDEs then loaned the contributed funds to a wholly owned subsidiary of the Company.

The Investors are entitled to substantially all of the benefits derived from the tax credits. The NMTC tax credits are subject to recapture for a compliance period of seven years. During the compliance period, the Company is required to comply with various regulations and contractual provisions that apply to the NMTC arrangements. The Company has agreed to indemnify the Investors for any loss or recapture of the NMTCs until such time as its obligation to deliver tax benefits is relieved. The maximum potential amount of future payments under this indemnification is not expected to exceed the face amount of the related debt, net of leverage loans receivable (see Note 4), totaling approximately $13.2 million at June 30, 2020. The Company currently believes that the likelihood of a required payment under this indemnification is remote. The Company does not anticipate any credit recaptures will be required in connection with the financing arrangements. There have been no credit recaptures as of June 30, 2020. The arrangements also include a put/call feature which becomes enforceable at the end of the compliance periods whereby the Company may be obligated or entitled to repurchase the Investor’s interests in each of the Investment Funds for a nominal amount or fair value. The Company believes the Investors will exercise their put options at the end of the compliance periods for each of the transactions. The value attributed to the put/calls is nominal.

The Company has determined the financing arrangements with the Investment Funds and CDEs contain a variable interest entity (“VIE”). The ongoing activities of the Investment Funds consist of collecting and remitting interest and fees as well as maintaining continued compliance with the NMTC program.  The responsibility for performing these ongoing activities resides with the Investors.  The Investors were also integral during the initial design of the Investment Funds and created the structure which allows the Investors to monetize the tax credits which are available through the NMTC program.

Based on these circumstances, the Company concluded that it was not the primary beneficiary of each VIE and therefore does not consolidate the VIEs in accordance with the accounting standard for consolidation.

The Company records the loans it provided to the Investment Funds within leveraged loan receivables on the Consolidated Balance Sheets. See Note 4. The Company records the loans it received from the CDEs within long-term debt in the Consolidated balance Sheets. See Note 5.

The Company entered into a NMTC agreement on July 23, 2012. The CDE related to this transaction loaned an aggregate amount of $27,050,000 to the Company. For the first seven years after execution, the Company made interest-only payments on a quarterly basis with interest calculated annually at a weighted average interest rate of approximately 1.33%. A portion of the loans totaling $981,192 was paid in full on December 14, 2018. On July 31, 2019, after the seven year recapture period had passed, the Company entered into a simultaneous transaction whereby the loans from the CDE were purchased for a nominal amount and the leverage loan receivable was extinguished.

Meredian Holdings Group, Inc. d/b/a Danimer Scientific

Notes to Condensed Consolidated Financial Statements (Unaudited)

June 30, 2020

3.     New Market Tax Credit Transactions (cont.)

The Company entered into a NMTC agreement on September 30, 2013. The CDE related to this transaction loaned an aggregate amount of $20,000,000 to the Company with a maturity date of September 30, 2037. The Company makes interest only payments on a quarterly basis with interest calculated annually at approximately 1.31%. In order to obtain the CDE’s consent for the 2019 Term Loan, the Company placed $400,000 into an escrow account in March 2019 to fund principal payments coming due to the CDE in September 2020 (See Note 12).

The Company entered into a NMTC agreement on April 25, 2019. The CDE related to this transaction loaned an aggregate amount of $9,000,000 to the Company with a maturity date of September 30, 2048. The Company makes interest only payments on a quarterly basis with interest calculated annually at approximately 1.96%.

The Company entered into a NMTC agreement on November 7, 2019. The CDE related to this transaction loaned an aggregate amount of $12,000,000 to the Company with a maturity date of November 7, 2039. The Company makes interest only payments on a quarterly basis with interest calculated annually at approximately 1.06%.

Certain funds related to these NMTC transactions are restricted for specific use during the compliance periods and these funds are reflected as restricted cash in the Consolidated Balance Sheets.

4.     Leverage Loans Receivable

As part of the Company’s New Market Tax Credit transactions (see Note 3), leverage loans receivable have been recorded as follows:

Leverage loan receivable from Meredian Bioplastics Investment Fund, LLC in the original principal amount of $20.5 million; the loan was scheduled to mature July 22, 2042. Payments of interest only were due quarterly, with interest calculated at 1%, from inception through July 23, 2019. Principal and interest payments were to begin after July 23, 2019, if certain NMTC compliance requirements were not met and the loan remained outstanding.

Leverage loan receivable from Danimer Bioplastics Investment Fund, LLC in the original principal amount of $14.3 million; the loan matures September 30, 2037. Payments of interest only are due quarterly, with interest calculated at 1%, from December 31, 2013, through September 30, 2020. Principal and interest payments begin after October 1, 2020, if certain NMTC compliance requirements are not met and the loan remains outstanding.

Leverage loan receivable from Danimer Bainbridge Investment Fund, LLC in the original principal amount of $6.3 million; the loan matures September 30, 2048. Payments of interest only are due quarterly, with interest calculated at 2%, from inception through April 25, 2026. Principal and interest payments begin after April 25, 2026, if certain NMTC compliance requirements are not met and the loan remains outstanding.

Leverage loan receivable from Twain Investment Fund 427, LLC in the original principal amount of $5.6 million; the loan matures on November 7, 2039. Payment of interest only are due quarterly, with interest calculated at 1.08% from inception through November 7, 2026. Principal and interest payments begin after November 7, 2026, if certain NMTC compliance requirements are not met and the loan remains outstanding.

Leverage loan receivable from Twain Investment Fund 428, LLC in the original principal amount of $1.6 million; the loan matures on November 7, 2039. Payment of interest only are due quarterly, with interest calculated at 1.08% from inception through November 7, 2026. Principal and interest payments begin after November 7, 2026, if certain NMTC compliance requirements are not met and the loan remains outstanding.

If NMTC compliance requirements are met, the balance of each leverage loan will be forgiven upon extinguishment of the debt instruments related to the respective NMTC agreements.

Meredian Holdings Group, Inc. d/b/a Danimer Scientific

Notes to Condensed Consolidated Financial Statements (Unaudited)

June 30, 2020

5.     Long-Term Debt

Long-term debt consists of the following:

(in thousands)	June 30, 2020	December 31, 2019
2019 Term Loan	$27,750	$28,500
2019 Subordinated Term Loan	10,068	10,000
NMTC Notes	41,000	41,000
Convertible Debt	10,885	8,267
Paycheck Protection Program loan	1,776	—
Vehicle and equipment notes	346	395
Mortgage notes	277	289
Total	$92,102	$88,451
Less: Unamortized debt issuance costs	(4,360)	(4,779)
Less: Unamortized debt discount	(387)	(616)
Less: Unamortized debt discount Current maturities	(12,129)	(9,277)
Total long-term debt	$75,226	$73,779

2019 Term Loan

In March 2019 the Company entered into a credit agreement (“2019 Term Loan”) for a $30 million term loan maturing on October 13, 2023. Principal payments are due in quarterly payments of $375,000 beginning April 1, 2019 with the outstanding principal balance due at maturity. Annual payments of principal are also due if the Company generates “excess cash flow”, as defined in the agreement. Interest is payable monthly at the greater of (a) 2.25% or (b) 3 Month LIBOR Rate (adjusted each calendar quarter; 1.9% at December 31, 2019), plus 4.5%. The 2019 Term Loan is secured by all real and personal property of DSH and its subsidiaries.

The 2019 Term Loan provides for financial covenants including a maximum capital expenditures limit, leverage ratio and fixed charge coverage ratio, each of which becomes more restrictive over time. At December 31, 2019 the Company was not in compliance with certain financial covenants; however, the Company received a waiver for all covenant defaults for the year ended December 31, 2019.

2019 Subordinated Term Loan

In March 2019 the Company entered into a subordinated second credit agreement (“Subordinated Term Loan”) for $10 million in term loans consisting of two loans in the amounts of $5.5 million and $4.5 million. The terms of the two loans are essentially the same. The term loans mature on February 13, 2024 and require monthly interest only payments with the outstanding principal balance due at maturity. The base interest rate is the “Prime Rate” as quoted by the Wall Street Journal (adjusted each calendar quarter; 4.75% at December 31, 2019) plus 2.75%. The Company has the option to elect to pay up to two percent (2%) of any interest payable in any fiscal quarter by adding such interest payment to the principal balance of the related note (“PIK Interest”). The Subordinated Term Loan is secured by all real and personal property of DSH and its subsidiaries but is subordinated to all other existing lenders.

The Subordinated Term Loan provides for financial covenants including a maximum capital expenditures limit, leverage ratio, fixed charge coverage ratio and adjusted EBITDA, certain of which become more restrictive over time. At December 31, 2019 the Company was not in compliance with certain financial covenants; however, the Company received a waiver for all covenant defaults for the year ended December 31, 2019.

In connection with the terms of the Subordinated Term Loan Agreement, the lender purchased 16,667 shares of the Company common stock for approximately $1.0 million. The lender has the option to require the Company to repurchase the shares at the original issue price at the earlier of 1) repayment in full of the outstanding balance of the loan, 2) March 14, 2025 or 3) a change in control of the Company, as defined.

Meredian Holdings Group, Inc. d/b/a Danimer Scientific

Notes to Condensed Consolidated Financial Statements (Unaudited)

June 30, 2020

5.     Long-Term Debt (cont.)

NMTC Notes

New Market Tax Credit Notes are comprised of the following as of June 30, 2020 and December 31, 2019 and are discussed further in Note 3:

(in thousands)	June 30, 2020	December 31, 2019
QLICI Note A note	$14,734	$14,734
QLICI Note B note	5,266	5,266
AmCREF Fund 51 Notes	12,000	12,000
Carver Development CDE VI Notes	7,000	7,000
ST CDE LXII Notes	2,000	2,000
Total NMTC notes	$41,000	$41,000

Convertible Debt

In January 2020, the Company issued convertible notes payable with an aggregate principal amount of $2.3 million and in November and December 2019, the Company issued convertible notes payable with an aggregate principal amount of $8.3 million. The Company used the net proceeds from the issuances primarily for general corporate purposes. These convertible notes were issued at a 4% discount and bear an annual interest rate of 8% payable monthly. The notes contain an option for the Company to capitalize and add any interest payments to the principal amount of the note (“PIK Interest”). Such PIK Interest bears the same interest rate as the original principal of the notes. Each convertible note matures on the later of the one-year anniversary of the issuance date and the date on which the Company receives an equity investment in an amount sufficient to effectuate the payment in full of all unpaid principal and unpaid accrued interest on all of the convertible notes. The convertible notes may be converted into shares of common stock of the Company at the option of the holder by dividing the amount of principal and accrued interest due under the note by the lesser of (i) $60 and (ii) the price per share at which shares of equity securities were offered in the then most recent stock offering. The convertible notes are subordinated to the 2019 Term Loan and 2019 Subordinated Term Loans and any other bank financing. The value of the debt discount associated with the conversion features was calculated to be $0.4 million and is being amortized to interest expense over the life of the notes. Approximately $0.2 million of interest expense relating to the discount was recognized for the six months ended June 30, 2020.

The Company’s convertible debt includes accounting conversion prices that create an embedded beneficial conversion feature (“BCF”) pursuant to the guidelines established by ASC Topic 470-20, Debt with Conversion and Other Options. The BCF of a convertible security is normally characterized as the convertible portion or feature of the security that provide a rate of conversion that is in-the-money at the commitment date. The Company records a BCF related to the issuance of a convertible security at issuance.

The BCF of a convertible note is measured based on the intrinsic value of the stated conversion price compared to the accounting conversion price. That amount is allocated to the BCF as a reduction to the carrying amount of the convertible note, and is credited to additional paid-in-capital. The debt discount created is amortized to interest expense over the life of the note using the straight-line method which approximates the effective interest method. The intrinsic value of the beneficial conversion feature resulting from the market price of the Company’s common stock in excess of the conversion price was approximately $0.4 million on the date of issuance for all convertible debt issuances. Approximately $0.2 million of interest expense relating to the BCF was recognized for the six months ended June 30, 2020.

Paycheck Protection Program Loan

In April 2020 the Company received $1.8 million in funds under the Paycheck Protection Program (the “PPP Loan”). The PPP Loan has a two-year term and bears interest at a rate of 1.0% per annum. Monthly principal and interest payments are deferred for six months after the date of disbursement. The PPP Loan may be prepaid at any time prior to maturity with no prepayment penalties. The promissory note issued in connection with the PPP Loan

Meredian Holdings Group, Inc. d/b/a Danimer Scientific

Notes to Condensed Consolidated Financial Statements (Unaudited)

June 30, 2020

5.     Long-Term Debt (cont.)

contains events of default and other provisions customary for a loan of this type. The PPP Loan is being used to retain employees, as well as for other permitted uses under the terms and conditions of the PPP Loan. Under the CARES Act, we will be eligible to apply for forgiveness of certain amounts of the loan proceeds under the conditions of the PPP loan program. However, we cannot provide assurance that we will be eligible for loan forgiveness or that any amount of the PPP loan will ultimately be forgiven.

Vehicle and Equipment Notes

The Company has twelve vehicle and equipment notes outstanding at June 30, 2020 primarily relating to motor vehicles and warehouse equipment. The notes bear interest at rates ranging from 5.11% to 7.44% and monthly payments ranging from $361 to $1,251.

Mortgage Notes

Mortgage notes represent two notes secured by residential property with monthly payments ranging from $1,474 to $1,841. The notes bear interest at 6.5% and 5.99% with maturity dates of March 2022 and October 2023, respectively, when any outstanding principal balance is due.

As of June 30, 2020, the future maturities of long-term debt are as follows:

(in thousands) Year Ended December 31,	Amount
2020	$11,849
2021	2,522
2022	2,571
2023	24,067
2024	10,093
Thereafter	41,000
$92,102

Since continued compliance through the seven-year compliance period is necessary, until such time as the QLICI notes (see Note 4) are redeemed against the leverage loans such amounts are included in the “thereafter” category of the debt maturity schedule shown above. Similarly, the leverage loans receivable are classified as noncurrent assets.

6.     Stock-Based Compensation

2016 Director and Executive Officer Stock Incentive Plan

The Company’s 2016 Director and Executive Officer Stock Incentive Plan (the Executive Plan) permits the grant of share options and other share-based awards to its employees for up to 890,000 shares of common stock, with increases in subsequent years based on the total number of shares outstanding. The Company believes that such awards encourage and enable directors and executive officers of the Company and its affiliates to acquire or increase their holdings of the Company’s common stock and other equity-based interest in the Company and/or provide other incentive awards in order to align their interests with those of the Company and its shareholders, and to provide flexibility to the Company in its ability to motivate, attract, and retain the services of participants upon whose judgment, interest, and special effort the successful conduct of its operation largely depends. Option awards are generally granted with an exercise price equal to the market price of the Company’s stock at the date of grant; those option awards generally vest based on a specified number of years of continuous service and have ten year contractual terms.

Meredian Holdings Group, Inc. d/b/a Danimer Scientific

Notes to Condensed Consolidated Financial Statements (Unaudited)

June 30, 2020

6.     Stock-Based Compensation (cont.)

For the six months ended June 30, 2020, there were 1,066,877 total options outstanding at the beginning of the period, no options were granted and no options were forfeited during the period. These awards all have a weighted average exercise price of $37.03. Of the total options outstanding as of June 30, 2020, 1,036,877 are exercisable and 1,066,877 are vested and expected to vest.

The Company recorded stock-based compensation $0.2 million and $4.9 million for the six months ended June 30, 2020 and 2019, respectively. As of June 30, 2020, there was approximately $0.1 million of total unrecognized compensation cost related to Executive Plan options outstanding. The weighted average period over which the remaining compensation cost will be recognized as of June 30, 2020 is 0.33 years.

2016 Omnibus Stock Incentive Plan

The Company’s 2016 Omnibus Stock Incentive Plan (the “Omnibus Plan”) permits the grant of share options and other share-based awards to its employees for up to 110,000 shares of common stock, with increases to the number of shares available to increase in subsequent years based on the total number of shares outstanding. The Company believes that such awards encourage and enable selected employees, directors, and independent contractors of the Company and its affiliates to acquire or increase their holdings of the Company’s common stock and other equity-based interest in the Company and/or provide other incentive awards in order to promote a closer identification of their interests with those of the Company and its shareholders, and to provide flexibility to the Company in its ability to motivate, attract, and retain the services of participants upon whose judgment, interest, and special effort the successful conduct of its operation largely depends. Option awards are generally granted with an exercise price equal to the market price of the Company’s stock at the date of grant; those option awards generally vest upon issuance and have ten-year contractual terms.

For the six months ended June 30, 2020, there were 149,709 total options outstanding at the beginning of the period, 4,750 total options were granted and 1,400 options were forfeited during the period. These awards all have a weighted average exercise price of $34.27. Of the total options outstanding as of June 30, 2020, 125,909 are exercisable and 153,059 are vested and expected to vest.

The Company recorded stock-based compensation of $0.1 million for each of the six months ended June 30, 2020 and 2019, respectively. As of June 30, 2020, there was approximately $0.4 million of total unrecognized compensation cost related to Omnibus Plan options outstanding. The weighted average period over which the remaining compensation cost will be recognized as of June 30, 2020 is 1.84 years.

Other Stock Options/Warrants

Prior to 2017 the Company issued 208,183 stock options that were not a part of either the Executive Plan or Omnibus Plan described above. As of June 30, 2020, all 208,183 of these options were vested, exercisable and remained outstanding. These options have a Weighted Average Exercise Price of $30 per share and a Weighted Average Remaining Contractual Term of 4.72 years.

As of June 30, 2020, the Company has 55,139 warrants outstanding with an exercise price of $30 per share.

7.     Operating Leases

In August 2018, the Company signed a definitive agreement for the purchase of a fermentation facility in Winchester, Kentucky (the Kentucky Facility), including the equipment, machinery, and other personal property located at such facility for a purchase price of $23.0 million. In December 2018, the Company consummated the acquisition of the Kentucky Facility and simultaneously entered into a sale and leaseback transaction with a large, diversified commercial property REIT pursuant to which the Company sold the Kentucky Facility and certain of its facilities located in Bainbridge, Georgia to the REIT for $30.0 million and leased back the same properties from the REIT under a net lease for an initial term of 20 years with renewal terms up to an additional 20 years at the Company’s option.

Meredian Holdings Group, Inc. d/b/a Danimer Scientific

Notes to Condensed Consolidated Financial Statements (Unaudited)

June 30, 2020

7.     Operating Leases (cont.)

During the first year of the lease, the base annual rent was $2.4 million with $0.2 million being payable monthly. The rent is subject to an adjustment of the lesser of (i) 2.0% or (ii) 1.25 times the change in the Consumer Price Index on January 1, 2020, and annually on every January 1st thereafter during the lease term, including any extension terms. The Company has determined that the 2.0% increase represents an in-substance fixed lease payment and has included such amount in the measurement of lease payments. The renewal terms have not been recognized as part of the right of use asset and lease liability since the Company has determined that their exercise is not reasonably certain. The Company used its estimated 2018 incremental borrowing rate of 12.89% when determining the discount rate for the lease.

In May 2020, the Company entered into a sale-leaseback transaction with the same commercial property REIT referenced above. This transaction relates to improvements to the Company’s Winchester, Kentucky facility. This additional sale leaseback transaction was executed as an amendment to the existing master lease with the lease term and all other provisions of the original lease, other than the monthly rent, remaining unchanged.  This sale-leaseback transaction increased the annual base rent for the master lease agreement to $3.1 million in the initial year of the amendment and continued the annual adjustment as discussed above. The Company evaluated the present value of the revised payments using its estimated incremental borrowing rate of 11.5% as of the date of the amendment which increased the right-of-use asset and lease liability by approximately $7.1 million. As of June 30, 2020, the lease, as amended, had a remaining term of 18.5 years.

The following table sets forth the Company’s operating lease cost for the six months ended June 30, 2020 and 2019:

	Six Months Ended June 30,
(in thousands)	2020	2019
Cost of revenue	$460	$178
Selling, general and administrative	951	1,162
Research and development	245	222
Total operating lease cost	$1,656	$1,562

Supplemental cash flow information related to operating leases for the six months ended June 30, 2020 and 2019 was as follows:

	Six Months Ended June 30,
(in thousands)	2020	2019
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash outflows due to operating leases	$1,386	$1,638
Right-of-use assets obtained in exchange for lease obligations:
Operating leases	7,136	—

The following table reconciles the undiscounted future lease payments for operating leases to the operating lease liabilities recorded in the Consolidated Balance Sheet at June 30, 2020:

(in thousands) Undiscounted Future Operating Lease Cash Flows
2020	$1,564
2021	3,190
2022	3,254
2023	3,319
2024	3,386
Thereafter	55,162
69,875
Less: Interest	(42,699)
Present value of lease liability	$27,176

Meredian Holdings Group, Inc. d/b/a Danimer Scientific

Notes to Condensed Consolidated Financial Statements (Unaudited)

June 30, 2020

8.     Income Taxes

In determining quarterly provisions for income taxes, the Company uses the annual estimated effective tax rate applied to the actual year-to-date profit or loss, adjusted for discrete items arising in that quarter. The Company updates its estimate of its annual effective tax rate at the end of each quarterly period. The estimate takes into account annual forecasted income (loss) before income taxes, the geographic mix of income (loss) before income taxes and any significant permanent tax items. The Company did not have a provision for income taxes for the six months ended June 30, 2020.

The Company continues to maintain a full valuation allowance against its net deferred tax assets due to the uncertainty surrounding realization of such assets.

During the six months ended June 30, 2019, the Company incurred a deferred tax expense of $4.1 million as a result of an increase to a full deferred tax asset valuation allowance. No further income tax expense was incurred during the six months ended June 30, 2019 as this period reflected a pre-tax year to date loss.

The Company accounts for the uncertainty in income taxes by utilizing a comprehensive model for the recognition, measurement, presentation and disclosure in financial statements of any uncertain tax positions that have been taken or are expected to be taken on an income tax return. There had been no changes in the estimated uncertain tax benefits recorded as of December 31, 2019.

On March 27, 2020, the U.S. federal government enacted the CARES Act which, among other things, includes provisions relating to refundable payroll tax credits, deferment of employer side social security payments, net operating loss carryback periods, alternative minimum tax credit refunds, modifications to the net interest deduction limitations and technical corrections to tax depreciation methods for qualified improvement property. The Company evaluated its impact of the CARES Act as part of ASC 740 consideration and does not expect the provisions of the CARES Act would result in a material impact to the consolidated financial statements. The Company continues to monitor the impact this CARES Act may have on its business.

9.     Related Party Transactions

In the ordinary course of business, the Company engages in transactions with persons and entities who are considered related parties. In addition to equity and debt financing with related parties, such transactions generally include nonattest accounting services and miscellaneous other items. For the six months ended June 30, 2020 and 2019, these other services totaled $0 and $43 thousand, respectively, and are included in Selling, general and administrative expenses in the Consolidated Statements of Operations.

Notes payable totaling approximately $10.2 and $2.6 million were owed by the Company to various stockholders at June 30, 2020 and December 31, 2019, respectively. These amounts are included in Convertible Debt within Long-Term Debt in Note 5.

The Company recorded various notes receivable totaling $27.7 million as of June 30, 2020 and December 31, 2019, respectively. These notes related to the exercise of stock options by two officers of the Company. These notes are recorded as an offset to equity and bear interest at between 1.22% and 2.72%.

As discussed in Note 5, in connection with the terms of the 2019 Subordinated Term Loan Agreement, the lender purchased 16,667 shares of the Company common stock for approximately $1.0 million.

Meredian Holdings Group, Inc. d/b/a Danimer Scientific

Notes to Condensed Consolidated Financial Statements (Unaudited)

June 30, 2020

10.     Earnings Per Share

Basic earnings per share (“EPS”) is calculated by dividing net income by the weighted-average number of shares outstanding during the period. In accordance with ASC 718 Compensation — Stock Compensation and ASC 260 Earnings Per Share, the weighted-average shares outstanding for basic earnings per share calculations exclude 671,124 and 421,738 shares as of June 30, 2020 and 2019, respectively, that were issued pursuant to the exercises of employee option grants for which the exercise price was remitted by the grantee through the issuance of nonrecourse notes to the Company. Diluted earnings per share is calculated by dividing net income by the weighted-average number of common shares outstanding, after taking into consideration all dilutive potential common shares outstanding during the periods. However, these shares have been excluded from the calculation of diluted net loss per share for the periods ended June 30, 2020 and 2019, as their effect was antidilutive as a result of the net loss incurred for the periods. Therefore, dilutive weighted average number of shares outstanding and diluted net loss per share were the same as basic weighted average number of shares outstanding and basic net loss per share for both years.

Basic and diluted net loss per share was calculated as follows:

(in thousands, except share and per share data)	Six Months Ended June 30,
	2020	2019
Numerator:
Net loss	$(3,481)	$(20,122)

Denominator:
Weighted average number of common shares used to compute basic and diluted net loss per share	3,133,727	2,760,736
Net loss per share, basic and diluted	$(1.11)	$(7.29)

The Company excluded approximately 824,000 and 606,000 of potentially dilutive shares from the computation of earnings per share for the 2020 and 2019 periods, respectively, as their effect would be anti-dilutive.

11.     Commitments and Contingencies

In connection with the Company’s 2007 acquisition of certain intellectual property, the Company agreed to pay royalties upon production and sale of PHAs. The royalty is $0.05 per pound for the first 500 million pounds of PHA sold and decreases to $0.025 per pound for cumulative sales in excess of that amount until the underlying patents expire. There was no royalty owed for the six months ended June 30, 2020 and 2019.

In November 2015, the Company terminated a former executive and terminated the Company’s contract with an advisory firm (the Advisory Contract), pursuant to which the Company, through the advisory firm, engaged the individual as an executive of the Company. In December 2015, the Company deemed the Advisory Contract, together with all related arrangements in connection therewith, void, including any share issuances in connection with such arrangements.  The Company filed suit against the former executive and the advisory firm during 2016, and various counterclaims were filed by the former executive and the advisory firm. Subsequent to June 30, 2020, this matter was settled with the Company agreeing to pay $8 million to resolve all outstanding claims, the executive agreeing to the cancellation of any shares issued to such executive pursuant to the Advisory Contract and related arrangements, and the  exchange of mutual releases among the parties. The liability is included in Accrued expenses ($6.1 and $5.5 million) and Other long-term liabilities ($1.9 and $2.5 million) in the Consolidated Balance Sheets at June 30, 2020 and December 31, 2019, respectively. The expense has been recorded in Operating expenses in the Statement of Operations for the six months ended June 30, 2019.

Meredian Holdings Group, Inc. d/b/a Danimer Scientific

Notes to Condensed Consolidated Financial Statements (Unaudited)

June 30, 2020

12.     Subsequent Events

The Company has evaluated subsequent events through October 27, 2020 the date the financial statements were available to be issued.

•        In July 2020, the Company modified its 2019 Term Loan such that the applicable margin in the interest rate formula (formerly calculated as the greater of (a) 2.25% or (b) 3 Month LIBOR Rate, plus 4.5%) changed from 4.5% to a five-level tiered amount ranging from 4.5% if the consolidated senior leverage ratio, as defined in the Term Loan, is less than 1.5, to as high as 6.35% if the consolidated senior leverage ratio is greater than 2.25.  When the amendment was executed, the applicable margin was 6.35% and will remain at 6.35% until the first day of the first full fiscal quarter after the delivery of the annual audited financial statements for the year ending December 31, 2020.  Thereafter, the applicable margin will be adjusted on a quarterly basis.

•        As discussed in Note 11, in the third quarter of 2020, the Company reached a settlement on outstanding litigation and has accrued the $8 million amount in the Consolidated Statement of Operations for the six months ended June 30, 2019.

•        In October 2020, when the seven-year recapture period passed for the NMTC agreement dated September 30, 2013, the Company entered into a simultaneous transaction whereby the loans from the CDE were purchased for a nominal amount and the leverage loan receivable was extinguished, resulting in a net gain of approximately $5.3 million before transaction expenses.

•        Through October 27, 2020, the Company sold 95,772 shares of common stock at a price of $63 per share resulting in aggregate proceeds of $6.0 million prior to the recognition of related issuance costs.

•        Through October 27, 2020, the Company granted 59,140 stock options under the Executive Plan and the Omnibus Plan with an exercise price of $63 per share.

•        Through October 27, 2020, the Company issued 41,495 shares of common stock in connection with the exercise of non-employee stock options with a strike price of $30 per share resulting in aggregate proceeds of $1.3 million.

•        In September 2020, the Company issued 10,912 shares of common stock as a result of converting a note with an outstanding balance of $0.7 million into equity at $60 per share.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors of
Meredian Holdings Group, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Meredian Holdings Group, Inc. and its subsidiaries d/b/a Danimer Scientific (the Company) as of December 31, 2019 and 2018, the related consolidated statements of operations, stockholders’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Adoption of New Accounting Principle

As discussed in Note 2 to the financial statements, the Company has changed its method of accounting for revenue and certain costs in 2019 using the full retrospective adoption method due to the adoption of Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers (Topic 606), as amended.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Thomas Howell Ferguson P.A.

We have served as the Company’s auditor since its incorporation in 2014 and previously served as the auditor of the predecessors of the Company since 2013.

Tallahassee, Florida

October 15, 2020

Meredian Holdings Group, Inc. d/b/a Danimer Scientific

Consolidated Balance Sheets

	December 31,
(in thousands, except share and par value amounts)	2019	2018
Assets
Current assets
Cash and cash equivalents	$6,261	$6,317
Accounts receivable, net	4,765	6,962
Inventory	7,038	4,045
Prepaid expenses	417	713
Contract assets	758	—
Total current assets	19,239	18,037
Property, plant and equipment, net	73,202	34,141
Intellectual property, net	2,052	2,333
Deferred tax asset	—	4,137
Right-of-use asset	20,055	20,519
Leverage loans receivable	27,742	34,812
Restricted cash	3,017	229
Other assets	116	42
Total assets	$145,423	$114,250
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$8,120	$1,137
Accrued liabilities	9,724	1,892
Unearned revenue and contract liabilities	4,580	5,000
Lease liability, current portion	2,583	2,572
Long-term debt, current portion	9,277	2,037
Total current liabilities	34,284	12,638
Long-term lease liability, net	17,434	17,346
Long-term debt, net	73,779	57,078
Other long-term liabilities	2,500	—
Total liabilities	127,997	87,062
Commitments and contingencies (Note 16)
Stockholders’ equity:
Common stock, $0.001 par value; 60,000,000 shares authorized: 2,770,385 and 2,670,481 shares issued and outstanding(1) at December 31, 2019 and 2018, respectively	3	3
Additional paid-in capital	66,503	56,751
Accumulated deficit	(49,080)	(29,566)
Total stockholders’ equity	17,426	27,188
Total liabilities and stockholders’ equity	$145,423	$114,250

____________

(1)      — Excludes 671,124 and 421,738 shares at December 31, 2019 and 2018, respectively. Please refer to Note 1.

The accompanying notes are an integral part of these consolidated financial statements.

Meredian Holdings Group, Inc. d/b/a Danimer Scientific

Consolidated Statements of Operations

	Year Ended December 31,
(in thousands, except per share data)	2019	2018
Revenue
Products	$26,862	$28,741
Services	5,482	1,713
Total revenue	32,344	30,454
Costs and expenses:
Cost of revenue	21,237	19,209
Selling, general and administrative	16,027	7,301
Research and development	5,482	5,136
Gain on disposal of assets	(281)	(4,364)
Legal settlement	8,000	—
Total costs and expenses	50,465	27,282
(Loss) income from operations	(18,121)	3,172
Nonoperating income (expense):
Interest expense	(3,475)	(3,232)
Gain on loan extinguishment	5,550	—
Interest income	340	352
Other income (expense), net	277	(33)
(Loss) income before income taxes	(15,429)	259
Income tax expense	4,085	51
Net (loss) income	$(19,514)	$208
(Loss) income per share:
Basic	$(7.05)	$0.09
Diluted	$(7.05)	$0.07
Weighted average number of shares outstanding:
Basic	2,766,466	2,352,865
Diluted	2,766,466	2,958,991

The accompanying notes are an integral part of these consolidated financial statements.

Meredian Holdings Group, Inc. d/b/a Danimer Scientific

Consolidated Statements of Stockholders’ Equity

December 31, 2019 and 2018

			Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity
	Common Stock
(in thousands, except share amounts)	Shares(1)	Amount
Balances at December 31, 2017	2,313,364	$3	$48,825	$(29,774)	$19,054
Stock-based compensation	—	—	869	—	869
Exercise of warrants	271,814	—	5,980	—	5,980
Issuance of common stock, net of issuance costs	61,752	—	3,477	—	3,477
Deposit toward share repurchase	—	—	(2,400)	—	(2,400)
Issuance of common stock in connection with anti-dilution rights	23,551	—	—	—	—
Net income, as recast for adoption of ASU 2014-09	—	—	—	208	208
Balances at December 31, 2018, as recast	2,670,481	3	56,751	(29,566)	27,188
Stock-based compensation	—	—	5,271	—	5,271
Issuance of common stock, net of issuance costs	155,869	—	8,752	—	8,752
Recording of beneficial conversion feature on convertible debt	—	—	331	—	331
Repurchase and retirement of common stock	(55,965)	—	(4,602)	—	(4,602)
Net loss	—	—	—	(19,514)	(19,514)
Balances at December 31, 2019	2,770,385	$3	$66,503	$(49,080)	$17,426

____________

(1)      — Excludes 671,124 and 421,738 shares at December 31, 2019 and 2018, respectively. Please refer to Note 1.

The accompanying notes are an integral part of these consolidated financial statements.

Meredian Holdings Group, Inc. d/b/a Danimer Scientific

Consolidated Statements of Cash Flows

December 31, 2019 and 2018

	Year Ended December 31,
(in thousands)	2019	2018
Cash flows from operating activities
Net (loss) income	$(19,514)	$208
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities
Depreciation and amortization	3,507	3,538
Amortization of right-of-use asset and lease liability	562	—
Amortization of debt issuance costs	1,511	927
Stock-based compensation	5,271	869
Deferred income taxes	4,137	—
Gain on loan extinguishment	(5,550)	—
Gain on disposal of fixed assets	(281)	(4,364)
Impairment loss	—	460
Changes in operating assets and liabilities:
Accounts receivable	2,195	(2,649)
Inventory	(2,993)	(858)
Prepaid and other assets	(263)	(653)
Contract assets	(757)	—
Other assets	(73)	46
Accounts payable	3,635	(1,656)
Accrued and other long-term liabilities	7,360	(145)
Unearned revenue and contract liabilities	(420)	4,600
Net cash (used in) provided by operating activities	(1,673)	323
Cash flows from investing activities
Purchases of property, plant and equipment	(36,560)	(5,610)
Investment in leverage loans receivable related to NMTC financing	(13,408)	—
Proceeds from sales of property, plant and equipment	875	8,421
Net cash (used in) provided by investing activities	(49,093)	2,811
Cash flows from financing activities
Proceeds from long-term debt	48,251	1,518
Proceeds from NMTC financing	21,000	—
Principal payments on long-term debt	(15,222)	(9,000)
Proceeds from issuance of common stock, net of issuance costs	8,753	3,477
Repurchase and retirement of common stock	(4,602)	(2,400)
Proceeds from exercise of warrants	—	5,980
Cash paid for debt financing costs	(4,682)	(28)
Net cash provided by (used in) financing activities	53,498	(453)
Net increase in cash and cash equivalents and restricted cash	2,732	2,681
Cash and cash equivalents and restricted cash
Beginning of year	6,546	3,865
End of year	$9,278	$6,546
Supplemental cash flow information
Cash paid for interest, net of interest capitalized	$1,964	$2,276
Cash paid for income taxes	—	102
Supplemental schedule of noncash investing and financing activities
Changes in accounts payable and accrued expenses for capital additions to property, plant and equipment	$6,318	$—
Extinguishment of NMTC leverage loan receivable	20,478	—
Extinguishment of NMTC debt	(26,069)	—

The accompanying notes are an integral part of these consolidated financial statements.

Meredian Holdings Group, Inc. d/b/a Danimer Scientific

Notes to Consolidated Financial Statements

December 31, 2019 and 2018

1.     Nature of Activities and Basis of Presentation

Nature of Activities

Meredian Holdings Group, Inc. (“MHG”) and its subsidiaries (collectively referred to as the “Company”) is a performance polymer company specializing in bioplastic replacements for traditional petroleum-based plastics. The Company brings together innovative technologies to deliver renewable, environmentally friendly bioplastic materials to global consumer product companies.

Wholly owned entities included in the consolidation are Meredian, Inc. and its subsidiary, Meredian Bioplastics, Inc. (collectively referred to as “Meredian”); Danimer Scientific, LLC and its subsidiary, Danimer Bioplastics, Inc. (collectively referred to as “Danimer”); AgroCrush, LLC (“AgroCrush”); AgroReco Meredian, LLC (“AgroReco”); Danimer Scientific Holdings, LLC (“DSH”); Danimer Scientific Kentucky, Inc. (“DSKY”); and Danimer Scientific Manufacturing, Inc. (“DSM”). MHG was incorporated in Georgia during 2014 and, effective June 2, 2014, is the parent company of predecessor entities Meredian and Danimer. AgroCrush and AgroReco began operations under MHG during 2014 and had both ceased operations as of December 31, 2018. DSH, DSKY, and DSM were formed in the fourth quarter of 2018, had no financial transactions in the year ended December 31, 2018, and began operations during 2019. MHG contributed its ownership interest in Meredian, Danimer, and DSKY to DSH in March 2019.

Meredian devotes its efforts toward developing biodegradable resins based on polyhydroxyalkanoates (“PHA”), while Danimer devotes its efforts toward developing and producing compostable resins based on polyactic acid (“PLA”) and other renewable materials. DSKY operates a manufacturing facility that is being retrofitted to manufacture PHA-based resins on a commercial scale. DSM operates a PHA pilot plant and provides intercompany manufacturing and research services for the Company. MHG and DSH are holding companies that provide corporate and management services for the Company.

Basis of Presentation

The accompanying consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) and consolidate all assets and liabilities of the Company and its wholly owned subsidiaries. All material intercompany transactions and balances have been eliminated.

A separate Statement of Comprehensive Income (Loss) is required under Accounting Standards Update (“ASU”) 2011-05. The Company does not have any items of other comprehensive income, accordingly, there is no difference between net (loss) income and comprehensive (loss) income for the years ended December 31, 2019 and 2018.

In accordance with ASC 718-10-25-3, the total common shares outstanding in the consolidated financial statements do not include 671,124 and 421,738 shares as of December 31, 2019 and December 31, 2018, respectively, that were issued pursuant to the exercises of employee option grants for which the exercise price was remitted by the grantee through the issuance of nonrecourse notes to the Company. The inclusion of these shares would increase the total shares outstanding to 3,441,509 and 3,092,219 as of December 31, 2019 and December 31, 2018, respectively.

2.     Significant Accounting Policies

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Meredian Holdings Group, Inc. d/b/a Danimer Scientific

Notes to Consolidated Financial Statements

December 31, 2019 and 2018

2.     Significant Accounting Policies (cont.)

Segments

The chief operating decision maker (“CODM”) for the Company is the Chief Executive Officer. The CODM reviews financial information presented on a consolidated basis for purposes of allocating resources and evaluating financial performance. The Company has one primary business activity and there are no segment managers who are held accountable for operating results at a level below the consolidated unit level. Accordingly, the Company has determined that it has one operating and reportable segment.

Revenue by geographic areas is based on the location of the customer. Long-lived assets held outside the United States are immaterial. The following is a summary of revenue information by major geographic area for the periods indicated:

	Year Ended December 31,
(in thousands)	2019	2018
Domestic	$16,987	$20,657
Germany	6,696	9,328
Belgium	4,152	294
Switzerland	4,000	—
All other countries	509	175
Total Revenue	$32,344	$30,454

Cash and Cash Equivalents and Restricted Cash

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Cash and cash equivalents include cash or deposits with financial institutions and deposits in highly liquid money market securities. Deposits with financial institutions are insured by the Federal Deposit Insurance Corporation up to $250,000. Bank deposits at times may exceed federally insured limits.

Amounts included in restricted cash represent those required to be set aside by long-term debt agreements with various lenders. These amounts are classified as long-term. The restriction will lapse when the related debt is extinguished.

The following table provides a reconciliation of cash and cash equivalents and restricted cash reported within the Consolidated Balance Sheets that sum to the total of the same such amounts shown in the Consolidated Statements of Cash Flows.

	December 31,
(in thousands)	2019	2018
Cash and cash equivalents	$6,261	$6,317
Restricted cash	3,017	229
	$9,278	$6,546

Accounts Receivable

Accounts receivable are recorded at the stated amount of the transactions with the Company’s customers and do not bear interest. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in the Company’s existing accounts receivable. The Company determines the allowance based on historical write-off experience. Past due balances are reviewed individually for collectability. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

At December 31, 2019 the allowance for doubtful accounts was $0.1 million and at December 31, 2018 no allowance for doubtful accounts was considered necessary.

Meredian Holdings Group, Inc. d/b/a Danimer Scientific

Notes to Consolidated Financial Statements

December 31, 2019 and 2018

2.     Significant Accounting Policies (cont.)

Concentration of Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and bank deposits. By their nature, all such instruments involve risks including credit risks of non-performance by counterparties. A substantial portion of the Company’s cash and cash equivalents are invested with banks with high investment grade credit ratings.

The Company’s accounts receivable at December 31, 2019 are concentrated with respect to three customers. Combined, these customers represent approximately 57% of total accounts receivable reflected in the accompanying Consolidated Balance Sheets as of December 31, 2019. The Company’s accounts receivable at December 31, 2018 are concentrated with respect to one customer. This customer represents approximately 72% of total accounts receivable reflected in the accompanying Consolidated Balance Sheets as of December 31, 2018.

For the years ended December 31, 2019 and 2018, the Company had four customers that individually accounted for more than 10% of revenue representing 65% and 59% of total revenue, respectively.

Fair Value of Financial Instruments

Fair value is defined as the price the Company would receive to sell an investment in a timely transaction or pay to transfer a liability in a timely transaction with an independent buyer in the principal market, or in the absence of a principal market, the most advantageous market for the investment or liability. A framework is used for measuring fair value utilizing a three-tier hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3).

The three levels of the fair value hierarchy are as follows:

Level 1	Unadjusted quoted prices in active markets that are accessible at the measurement date for identical assets and liabilities;
Level 2

Observable inputs other than quoted prices in active markets, such as quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data;

Level 3	Unobservable inputs reflecting management’s assumptions, consistent with reasonably available assumptions made by other market participants. These valuations require significant judgment.

The carrying amounts of the Company’s cash and cash equivalents and restricted cash were measured using quoted market prices in active markets and represent Level 1 investments. The Company’s other financial instruments such as accounts receivable, accounts payable and accrued expenses, approximate their fair values due to their short maturities. The carrying value of the Company’s long-term debt instruments also approximates fair value due to their floating interest rates and/or short-term maturities. See Note 9, Long-Term Debt, for further discussion.

Inventories

Inventories consist of raw materials and finished products and are valued at the lower of cost or net realizable value. Cost is determined using the average cost method.

Meredian Holdings Group, Inc. d/b/a Danimer Scientific

Notes to Consolidated Financial Statements

December 31, 2019 and 2018

2.     Significant Accounting Policies (cont.)

Property, Plant, and Equipment

Property, plant, and equipment is stated at cost, net of accumulated depreciation and amortization. Major property additions, replacements, and improvements that extend useful life are capitalized, while maintenance and repairs which do not extend the useful lives of the assets are expensed. Depreciation and amortization are calculated using the straight-line method using the applicable useful lives for each asset. Net gains or losses on equipment sales and other property dispositions are reflected in the Consolidated Statements of Operations as operating income or expense.

Intellectual Property

Intellectual property represents patents initially measured at cost. The majority of the patents were purchased from another commercial corporation. Patent costs are amortized on a straight-line basis over the estimated remaining useful lives at acquisition of the applicable patents which range from 13 to 16 years. At December 31, 2019 and 2018, the gross carrying value of intellectual property was approximately $8.0 and $7.8 million, respectively. Accumulated amortization was approximately $6.0 and $5.5 million at December 31, 2019 and 2018, respectively. Amortization expense was approximately $0.5 million for each of the years ended December 31, 2019 and 2018 is included in Research and development costs in the Consolidated Statements of Operations.

Amortization expense is expected to be approximately $0.5 million for each of the years ending December 31, 2020 through 2024.

Impairment of Long-Lived Assets

The Company makes periodic evaluations of the impact of the impairment of long-lived assets, including property, plant and equipment and intangibles, when events and circumstances indicate that the carrying amount of the assets may not be recoverable. When the Company determines that the carrying value of a long-lived asset may not be recoverable, the Company first determines recoverability by comparing the carrying amount of the asset to the net future undiscounted cash flows that the asset is expected to generate. If the asset’s carrying value exceeds undiscounted cash flows, the Company recognizes an impairment charge equal to the amount by which the carrying amount exceeds the fair market value of the asset. During 2018, the Company incurred damage from Hurricane Michael at two of the Company’s Bainbridge, GA facilities. As a result of this damage, an impairment charge of approximately $0.5 million was recorded in 2018. There were no impairments recognized during the year ended December 31, 2019.

Debt Financing Costs

Debt financing costs related to long-term debt are reported as a direct deduction from that debt. Debt financing costs are amortized using the straight-line method which approximates the effective interest rate method over the term of the related debt. Amortization of debt financing costs is included in Interest expense in the Consolidated Statements of Operations and was $1.3 and $0.8 million, respectively, for the years ended December 31, 2019 and 2018.

Revenue Recognition

The Company recognizes revenue from product sales and services in accordance with Financial Accounting Standards Board (“FASB”) ASC Topic 606, Revenue from Contracts with Customers (“ASC 606”). This standard applies to all contracts with customers, except for contracts that are within the scope of other standards, such as leases, insurance, collaboration arrangements and financial instruments. Under ASC 606, the Company recognizes revenue when its customer obtains control of promised goods or services, in an amount that reflects the consideration that the Company expects to receive in exchange for those goods or services. To determine revenue recognition for arrangements that are determined to be within the scope of ASC 606, the Company performs the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the

Meredian Holdings Group, Inc. d/b/a Danimer Scientific

Notes to Consolidated Financial Statements

December 31, 2019 and 2018

2.     Significant Accounting Policies (cont.)

transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the entity satisfies a performance obligation. The Company only applies the five-step model to contracts when it is probable that the Company will collect the consideration it is entitled to in exchange for the goods or services it transfers to the customer. At contract inception, once the contract is determined to be within the scope of ASC 606, the Company assesses the goods or services promised within each contract and determines those that are performance obligations and assesses whether each promised good or service is distinct. The Company then recognizes as revenue the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied.

The Company derives its revenues primarily from: 1) research and development (R&D) services related to developing customized formulations of biodegradable and compostable resins based on polyhydroxyalkanoates (PHA); and 2) product sales of the Company’s developed compostable resins based on polyactic acid (PLA) and other renewable materials. R&D service revenues generally involve milestone-based contracts under which the Company works with a customer to develop a PHA-based solution designed to the customer’s specifications, which may involve a single or multiple performance obligations. When an R&D contract has multiple performance obligations, the Company allocates the transaction price to the performance obligations utilizing a cost-plus approach to estimate the stand-alone selling price, which contemplates the level of effort to satisfy the performance obligations, and then allocates the transaction price to each of the performance obligations based on the relative percentage of the stand-alone selling price. The Company recognizes revenue for these R&D services over time with progress measured utilizing an input method based on personnel costs incurred to date as a percentage of total estimated personnel costs for each performance obligation identified within the contract. Upon completion of the R&D services, the customers have an option to enter into long-term supply agreements with the Company for the product(s) that were developed within the respective contracts. The Company concluded these customer options were not separate performance obligations, but instead were marketing offers as the options did not provide a material right to any of its customers. For the Company’s product sales, the Company generally produces and sells finished products to customers for which the Company recognizes revenue upon shipment, which is typically when control of the underlying product is transferred to the customer and all other revenue recognition criteria have been met.

For its product sales, due to the highly specialized nature of its products, the Company does not offer its customers any significant right of return, and therefore does not estimate amounts for sales returns and allowances. The Company offers a standard quality assurance warranty related to the fitness of its finished goods. There are no other forms of variable consideration such as discounts, rebates or volume discounts that the Company estimated to reduce its transaction price.

Cost of Revenue

Direct costs of production and delivery (including raw materials, inbound and outbound freight, production and warehouse salaries, plant utilities, depreciation, and other production-related expenditures) are charged to cost of revenue in the same period as the related revenue is recognized. Other direct incremental third-party costs related to the Company’s R&D contracts are charged to cost of revenue.

Meredian Holdings Group, Inc. d/b/a Danimer Scientific

Notes to Consolidated Financial Statements

December 31, 2019 and 2018

2.     Significant Accounting Policies (cont.)

Stock-Based Compensation

Awards to employees have been granted with service conditions that affect vesting. Service-based only awards have graded vesting features, usually over three-year periods. Expense associated with service condition awards with graded vesting features is recognized on a straight-line basis over the requisite service period and is recorded in the Consolidated Statements of Operations as follows:

	Year Ended December 31,
(in thousands)	2019	2018
Cost of revenue	$76	$44
Selling, general and administrative	5,036	687
Research and development	159	138
Total stock-based compensation	$5,271	$869

Stock-based compensation awards have a contractual life that ranges from less than one year to ten years and are recognized in the consolidated financial statements based on their grant date fair value. The fair value of each stock option award is estimated using an appropriate valuation method. The Company uses a Black-Scholes option pricing model to value its option awards. The resulting value for the employee options is used for financial reporting purposes.

Upon adoption of ASU 2016-09 — Compensation-Stock Compensation (Topic 718): Improvements to Employee Share-Based Accounting, the Company has continued to estimate forfeitures. If the estimate of forfeitures exceeds the rate of pre-vesting cancellations, the Company records a true-up to ensure that expense is fully recognized for awards that have vested.

Advertising Costs

Advertising costs are charged to general and administrative expense as incurred. Advertising costs were approximately $0.1 million for each of the years ended December 31, 2019 and 2018 and are included as a component of Selling, general and administrative expenses in the Consolidated Statements of Operations.

Research and Development Costs

Research and development costs are charged to expense as incurred. Research and development costs include salaries, depreciation, stock-based compensation, consulting and other external fees, and facility costs directly attributable to research and development activities and were $5.5 and $5.1 million for the years ended December 31, 2019 and 2018, respectively.

Income Taxes

MHG is taxed as a corporation and as such uses the asset and liability method of accounting for income taxes. The Company files consolidated income tax returns that include its subsidiary legal entities.

Under the asset and liability method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. This method also requires the recognition of future tax benefits such as net operating loss carryforwards to the extent that realization of such benefits is more likely than not.

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date.

Meredian Holdings Group, Inc. d/b/a Danimer Scientific

Notes to Consolidated Financial Statements

December 31, 2019 and 2018

2.     Significant Accounting Policies (cont.)

In the ordinary course of business, there may be transactions for which the ultimate tax outcome is uncertain. The Company assesses uncertain tax positions in each of the tax jurisdictions in which it has operations and accounts for the related financial statement implications. Unrecognized tax benefits are reported using the two-step approach under which tax effects of a position are recognized only if it is more likely than not to be sustained and the amount of the tax benefit recognized is equal to the largest tax benefit that is greater than fifty percent likely of being realized upon ultimate settlement of the tax position.

Determining the appropriate level of unrecognized tax benefits requires the Company to exercise judgment regarding the uncertain application of tax law. The amount of unrecognized tax benefits is adjusted when information becomes available or when an event occurs indicating a change is appropriate. The Company includes interest and penalties related to its uncertain tax positions as part of income tax expense, if any. The Company did not have any material interest or penalties related to its uncertain tax positions for the years ended December 31, 2019 and 2018.

Leases

The Company accounts for leases in accordance with ASC 842, Leases, and determines if an arrangement is a lease at inception. Operating leases are included in right of use assets and lease liabilities on the Consolidated Balance Sheets. The right of use assets and lease liabilities are recognized as the present value of the future lease payments over the lease term at commencement date, adjusted for lease incentives, prepaid or accrued rent and unamortized initial direct costs, as applicable. As most of the leases do not provide a readily determinable rate implicit in the lease, the Company uses its incremental borrowing rate based on the information available at commencement date in determining the present value of future payments. The Company’s incremental borrowing rate for a lease is the rate of interest it would have to pay on a collateralized basis to borrow an amount equal to the lease payments under similar terms. The Company’s lease terms may include options to extend or terminate the lease, typically at its own discretion. The Company evaluates the renewal options at commencement and when they are reasonably certain of exercise, the Company includes the renewal period in its lease term.

Lease costs associated with operating leases consists of both fixed and variable components. Expense related to fixed lease payments are recognized on a straight-line basis over the lease term. Additional payments, such as insurance and property taxes, are recorded as incurred and are not included in the initial lease liability.

Net (Loss) Earnings per Share

Basic net (loss) earnings per share is computed by dividing net (loss) earnings by the weighted-average number of common shares outstanding during the period. Diluted earnings per share is computed by dividing net (loss) earnings by the weighted-average number of common shares outstanding during the period, assuming potentially dilutive ordinary shares from option exercises, employee share awards, and other dilutive instruments that have been issued. For periods where the Company has presented a net loss, potentially dilutive securities are excluded from the computation of diluted net loss per share as they would be anti-dilutive.

Recently Adopted Accounting Pronouncements

Revenue from Contracts with Customers — Effective January 1, 2019, the Company adopted the accounting guidance in FASB Accounting Standards Update (ASU) No. 2014-09, Revenue from Contracts with Customers (Topic 606) using the full retrospective adoption method. This ASU superseded nearly all existing revenue recognition guidance under U.S. GAAP. The core principle of ASU No. 2014-09 is to recognize revenues when promised goods or services are transferred to customers in an amount that reflect the consideration to which an entity is expected to be entitled for those goods or services. The Company utilized a comprehensive approach to assess the impact of the new guidance on its revenue streams, including assessment of performance obligations and variable consideration for both its existing contracts and its post-adoption contracts.

Meredian Holdings Group, Inc. d/b/a Danimer Scientific

Notes to Consolidated Financial Statements

December 31, 2019 and 2018

2.     Significant Accounting Policies (cont.)

The Company has several research and development agreements which were, under prior guidance, accounted for using the milestone method of revenue recognition. Certain nonrefundable initial payments that were recognized as revenue under such prior guidance are, under the new guidance, now recognized as revenue over a different period.

Based on the foregoing, the Company believes the adoption of ASU No. 2014-09 had a material impact on its financial statements as the Company’s existing revenue recognition policies did not fully align with principles of the new guidance. The full retrospective transition method was used upon adoption of ASU No. 2014-09. Under this method, all annual periods presented in these consolidated financial statements and related disclosures have been retrospectively recast to reflect the provisions of ASC 606. The transition adjustment includes a $5.0 million cumulative impact to accumulated deficit as of December 31, 2018 as a result of the difference in income recognition discussed above.

The following table summarizes the effects of the Company’s full retrospective adoption of ASC 606 on line items in the Company’s consolidated financial statements as of and for the year ended December 31, 2018:

(in thousands)	As Reported	Effects of Adoption of ASC 606	As Recast
Balance Sheet
Unearned revenue and contract liabilities	$—	$5,000	$5,000
Accumulated deficit	(24,566)	(5,000)	(29,566)

Statement of Operations
Revenue	35,454	(5,000)	30,454
Operating income (loss)	8,172	(5,000)	3,172
Income (loss) before income taxes	5,259	(5,000)	259
Net income (loss)	5,208	(5,000)	208

Collaborative Arrangements — In November 2018, the FASB issued ASU 2018-18, Collaborative Arrangements (Topic 808). This ASU provides additional guidance regarding the interaction between Topic 808 on Collaborative Arrangements and Topic 606 on Revenue Recognition. The guidance is effective for fiscal years beginning after December 15, 2020. The Company early adopted the guidance in ASU 2018-18 using the full retrospective transition method upon the adoption of ASU 2014-09 as discussed above.

Statement of Cash Flows — Effective January 1, 2019, the Company adopted the accounting guidance in FASB ASU No. 2016-18, Statement of Cash Flows (Topic 230) which requires that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. The amounts generally described as restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statements of cash flows. The Company adopted this guidance using the full retrospective transition method to each period presented. The impact of implementation of this ASU resulted in a decrease to the Company’s operating cash flows of $0.2 million for the year ended December 31, 2018.

Statement of Cash Flows — Effective January 1, 2019, the Company adopted ASU 2016-15 Statement of Cash Flows (Topic 230), Classification of Certain Cash Receipts and Cash Payments. ASU 2016-15 provides guidance on the following eight specific cash flow classification issues: (1) debt prepayment or debt extinguishment costs; (2) settlement of zero-coupon debt instruments or other debt instruments with coupon interest rates that are insignificant in relation to the effective interest rate of the borrowing; (3) contingent consideration payments made after a business combination; (4) proceeds from the settlement of insurance claims; (5) proceeds from the settlement of corporate-owned life insurance policies, including bank-owned life insurance policies; (6) distributions received from equity method investees; (7) beneficial interests in securitization transactions; and (8) separately identifiable cash flows and application of the predominance principle. Current GAAP did not include specific guidance on these eight

Meredian Holdings Group, Inc. d/b/a Danimer Scientific

Notes to Consolidated Financial Statements

December 31, 2019 and 2018

2.     Significant Accounting Policies (cont.)

cash flow classification issues prior to this ASU. The Company adopted this guidance using the retrospective transition method to each period presented. There was no material impact on the Company’s Consolidated Financial Statements as a result of adopting this guidance.

Recently Issued Accounting Pronouncements

Convertible Debt and Equity Contracts — In August 2020, the FASB issued ASU 2020-06 “Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity”, which simplifies the accounting for certain financial instruments with characteristics of liabilities and equity, including convertible instruments and contracts in an entity’s own equity. The guidance is effective for fiscal years beginning on or after December 15, 2023, with early adoption permitted, but no earlier than fiscal years beginning after December 15, 2020. The Company is currently evaluating the impact of the guidance on its Consolidated Financial Statements.

Reference Rate Reform — In March 2020, the FASB issued ASU 2020-04, “Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting.” The amendments provide optional guidance for a limited time to ease the potential burden in accounting for reference rate reform. The new guidance provides optional expedients and exceptions for applying U.S. GAAP to contracts, hedging relationships and other transactions affected by reference rate reform if certain criteria are met. The amendments apply only to contracts and hedging relationships that reference LIBOR or another reference rate expected to be discontinued due to reference rate reform. These amendments are effective immediately and may be applied prospectively to contract modifications made and hedging relationships entered into or evaluated on or before December 31, 2022. The Company is currently evaluating its contracts and the optional expedients provided by the new standard.

Accounting for Income Taxes — In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740), to simplify the accounting for income taxes. The new guidance changes various subtopics of accounting for income taxes including, but not limited to, accounting for “hybrid” tax regimes, tax basis step-up in goodwill obtained in a transaction that is not a business combination, intraperiod tax allocation exception to incremental approach, ownership changes in investments, interim-period accounting for enacted changes in tax law, and year-to-date loss limitation in interim-period tax accounting. The guidance is effective for fiscal years beginning on or after December 15, 2021, with early adoption permitted. The Company is currently evaluating this new guidance to determine the impact it may have on the Consolidated Financial Statements.

Fair Value Measurement — In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820), that modifies certain disclosure requirements related to fair value measurement and adds disclosures relating to changes in unrealized gains and losses in other comprehensive income for recurring Level 3 fair value measurements and the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements. The amendments in this update are effective for all entities for fiscal years beginning after December 15, 2019. Implementation on a prospective or retrospective basis varies by specific disclosure requirement. Early adoption is permitted. The standard also allows for early adoption of any removed or modified disclosures upon issuance of this update while delaying adoption of the additional disclosures until the effective date. The Company is currently evaluating this new guidance to determine the impact it may have on the Consolidated Financial Statements.

Stock-Based Compensation — In November 2019, the FASB issued ASU 2019-08, Stock Compensation (Topic 718) and Revenue from Contracts with Customers (Topic 606). ASU 2019-08 requires that an entity measure and classify share-based payment awards granted to a customer by applying the guidance in Topic 718. The amount recorded as a reduction of the transaction price is required to be measured on the basis of the grant-date fair value of the share-based payment award in accordance with Topic 718. The amendments in this update are effective for all entities for fiscal years beginning after December 15, 2019. The impact of this guidance will be dependent on the level of stock awards granted to a customer, if any.

Meredian Holdings Group, Inc. d/b/a Danimer Scientific

Notes to Consolidated Financial Statements

December 31, 2019 and 2018

2.     Significant Accounting Policies (cont.)

Stock-Based Compensation — In June 2018, the FASB issued ASU 2018-07, Improvements to Non-employee Share-Based Payment Accounting. ASU 2018-07 expands the scope of Topic 718, Compensation-Stock Compensation, to include share-based payments issued to nonemployees for goods or services. Consequently, the accounting for share-based payments to nonemployees and employees will be substantially aligned. ASU 2018-07 supersedes Subtopic 505-50, Equity-Equity-Based Payments to Non-Employees. The amendments in this update are effective for all entities for fiscal years beginning after December 15, 2019. The Company is currently evaluating this new guidance to determine the impact it may have on the Consolidated Financial Statements, which will be dependent on the level of future equity compensation granted to non-employees, if any.

3.     Revenue from Contracts with Customers

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606). Effective January 1, 2019, the Company adopted the accounting guidance in FASB Accounting Standards Update (ASU) No. 2014-09, Revenue from Contracts with Customers (Topic 606) using the full retrospective adoption method. The Company performed its assessment of the impact of this new standard on its financial statements. In assessing the impact, the Company outlined all revenue streams, and considered the five steps outlined in the standard for its R&D services and product sales, from which substantially all the Company’s revenue is generated. The Company analyzed the impact of this new standard on all revenue streams and on all open contracts with customers, including by reviewing contracts and current accounting policies and practices to identify differences that would result from applying the requirements under the new standard. Based on the Company’s analysis of open contracts as of December 31, 2017, the adoption of this guidance did have a material impact on the Company’s financial statements, including its opening balance sheet at the date of initial application, as the timing of revenue recognition under the new standard is materially different from the Company’s previous revenue recognition policy.

For R&D services, the Company recognizes revenue over time as the Company’s performance creates or enhances an asset that the customer controls as the asset is created or enhanced. The Company measures progress utilizing an input method based on personnel costs incurred to date as a percentage of total estimated personnel costs for each performance obligation identified within the contract. The revenues related to the Company’s product sales are recognized upon shipment which is typically when control of the underlying finished product is transferred to the customer and all other revenue recognition criteria have been met.

The Company made an accounting policy election to account for shipping and handling activities (which is only applicable to its product sales as shipping and handling is not applicable for its R&D services) as fulfillment activities. As such, the Company does not evaluate shipping and handling as promised services to its customers and these shipping and handling costs do not meet the criteria for capitalization in accordance with ASC 340-40. The Company does incur other fulfillment costs which meet the criteria for capitalization in accordance with ASC 340-40. For the year-ended December 31, 2019, the Company had $0.8 million of contract assets recorded related to these fulfillment costs. Shipping and handling and other fulfillment costs are recorded in cost of revenue. The Company did not incur any incremental costs to obtain a contract that meet the criteria for capitalization in accordance with ASC 340-40 as the Company’s costs incurred in pursuit of a contract were not incremental. As a result, the Company expensed these costs as incurred.

The Company made an accounting policy election to present amounts collected from customers on behalf of third parties (including sales tax) on a net basis and therefore these amounts are excluded from revenues in the Consolidated Statements of Operations.

The Company recognizes a contract liability if it receives consideration (or has the conditional right to receive consideration) in advance of performance, which is applicable for the Company’s R&D services contracts and does not occur for its product sales contracts. At the inception of its R&D services contracts as customers generally pay consideration at the commencement of the agreement and at the commencement of each milestone as outlined in the contract. As these customer payments precede the Company’s performance, in accordance with the revenue standard,

Meredian Holdings Group, Inc. d/b/a Danimer Scientific

Notes to Consolidated Financial Statements

December 31, 2019 and 2018

3.     Revenue from Contracts with Customers (cont.)

a contract liability is recorded. For the year-ended December 31, 2018, the Company recorded contract liabilities for these R&D services of $5.0 million. During 2019, $4.0 million of the contract liabilities was recognized as revenue. As of December 31, 2019, the contract liabilities balance for these R&D services was $4.2 million and is included in Unearned revenue and contract liabilities in the accompanying Consolidated Balance Sheets.

The Company’s accounts receivable generally have net 30 to net 60-day payment terms and consideration is usually received in accordance with the payment terms of the contract. Accordingly, the Company does not provide significant financing to its customers as defined in ASC 606. As of December 31, 2019 and 2018, accounts receivable related to sales were $4.5 and $6.7 million, respectively.

Although the Company evaluates financial performance and makes resource allocation decisions based upon the results of its single operating and reportable segment, management believes revenues by primary revenue stream best depicts how the nature, amount, timing and certainty of the Company’s net sales and cash flows are affected by economic factors.

	Year Ended December 31,
(in thousands)	2019	2018
Products	$26,862	$28,741
Services	5,482	1,713
Total Revenue	$32,344	$30,454

4.     Inventory

Inventory consists of the following:

	December 31,
(in thousands)	2019	2018
Raw materials	$5,921	$3,098
Finished goods and related items	1,117	947
	$7,038	$4,045

5.     Property, Plant and Equipment, net

Property, plant, and equipment, net, consists of the following at December 31:

(in thousands)	Estimated Useful Life (Years)	2019	2018
Land and improvements	20	$77	$77
Buildings	15 – 40	1,812	1,812
Machinery and equipment	5 – 20	31,959	30,743
Motor vehicles	7 – 10	675	463
Furniture and fixtures	7 – 10	196	185
Office equipment	3 – 10	773	615
Construction-in-process	N/A	53,253	12,781
		88,745	46,676

Accumulated depreciation and amortization		(15,543)	(12,535)
Property, plant and equipment, net		$73,202	$34,141

Meredian Holdings Group, Inc. d/b/a Danimer Scientific

Notes to Consolidated Financial Statements

December 31, 2019 and 2018

5.     Property, Plant and Equipment, net (cont.)

For the years ended December 31, 2019 and 2018, depreciation and amortization expense is included in the Consolidated Statements of Operations as follows:

	Year Ended December 31,
(in thousands)	2019	2018
Cost of revenue	$2,433	$2,125
Research & development	117	102
Selling, general and administrative	459	813
Total depreciation expense	$3,009	$3,040

Construction in progress consists primarily of Meredian’s production line build-out in Bainbridge, Georgia and the conversion and build-out of DSKY’s new facility in Winchester, Kentucky. Substantially all such items are expected to be placed in service during 2020. Property, plant, and equipment includes capitalized interest of $1.4 million as of December 31, 2019 (none at December 31, 2018).

6.     New Market Tax Credit Transactions

The Company has entered into several financing arrangements under the New Market Tax Credit (“NMTC”) program with various unrelated third-party financial institutions (individually and collectively referred to as “Investors”) during 2012, 2013 and 2019. The NMTC program was provided for in the Community Renewal Tax Relief Act of 2000 (the “Act”) to induce capital investment in qualified lower income communities. The Act permits taxpayers to claim credits against their federal income taxes for up to 39% of qualified investment in the equity of the community development entities (“CDEs”). CDEs are privately managed investment institutions that are certified to make qualified low-income community investments.

These financing arrangements were structured with the Investors, their wholly-owned investment funds (“Investment Funds”) and their wholly owned CDEs in connection with the Company’s participation in qualified transactions under the NMTC program. In each of the financing arrangements, the Company loaned money to the Investment Funds and the Investors invested money in the Investment Funds. The Investment Funds would then contribute the funds from the Company’s loan and the Investors investments to a CDE. The CDEs then loaned the contributed funds to a wholly owned subsidiary of the Company.

The Investors are entitled to substantially all of the benefits derived from the tax credits. The NMTC tax credits are subject to recapture for a compliance period of seven years. During the compliance period, the Company is required to comply with various regulations and contractual provisions that apply to the NMTC arrangements. The Company has agreed to indemnify the Investors for any loss or recapture of the NMTCs until such time as its obligation to deliver tax benefits is relieved. The maximum potential amount of future payments under this indemnification is not expected to exceed the face amount of the related debt, net of leverage loans receivable (see Note 7), totaling approximately $13.2 million at December 31, 2019. The Company currently believes that the likelihood of a required payment under this indemnification is remote. The Company does not anticipate any credit recaptures will be required in connections with the financing arrangements. There have been no credit recaptures as of December 31, 2019. The arrangements also include a put/call feature which becomes enforceable at the end of the compliance periods whereby the Company may be obligated or entitled to repurchase the Investor’s interests in each of the Investment Funds for fair value. The Company believes the Investors will exercise their put options at the end of the compliance periods for each of the transactions. The value attributed to the put/calls is nominal.

The Company has determined the financing arrangements with the Investment Funds and CDEs contain a variable interest entity (“VIE”). The ongoing activities of the Investment Funds consist of collecting and remitting interest and fees as well as maintaining continued compliance with the NMTC program. The responsibility for

Meredian Holdings Group, Inc. d/b/a Danimer Scientific

Notes to Consolidated Financial Statements

December 31, 2019 and 2018

6.     New Market Tax Credit Transactions (cont.)

performing these ongoing activities resides with the Investors. The Investors were also integral during the initial design of the Investment Funds and created the structure which allows the Investors to monetize the tax credits which are available through the NMTC program.

Based on these circumstances, the Company concluded that it was not the primary beneficiary of each VIE and therefore does not consolidate the VIEs in accordance with the accounting standard for consolidation.

The Company records the loans it provided to the Investment Funds within leveraged loan receivables on the consolidated balance sheets. See Note 7. The Company records the loans it received from the CDEs within long-term debt in the consolidated balance sheets. See Note 9.

The Company entered into a NMTC agreement on July 23, 2012. The CDE related to this transaction loaned an aggregate amount of $27,050,000 to the Company. For the first seven years after execution, the Company made interest-only payments on a quarterly basis with interest calculated annually at a weighted average interest rate of approximately 1.33%. A portion of the loans totaling $981,192 was paid in full on December 14, 2018. On July 31, 2019, after the seven year recapture period had passed, the Company entered into a simultaneous transaction whereby the loans from the CDE were purchased for a nominal amount and the leverage loan receivable was extinguished, resulting in a net gain of $5,550,177. The gain was recorded as nonoperating income in the Company’s Consolidated Statement of Operations.

The Company entered into a NMTC agreement on September 30, 2013. The CDE related to this transaction loaned an aggregate amount of $20,000,000 to the Company with a maturity date of September 30, 2037. The Company makes interest only payments on a quarterly basis with interest calculated annually at approximately 1.31%. In order to obtain the CDE’s consent for the 2019 Term Loan, the Company placed $400,000 into an escrow account in March 2019 to fund principal payments coming due to the CDE in September 2020 (See Note 17).

The Company entered into a NMTC agreement on April 25, 2019. The CDE related to this transaction loaned an aggregate amount of $9,000,000 to the Company with a maturity date of September 30, 2048. The Company makes interest only payments on a quarterly basis with interest calculated annually at approximately 1.96%.

The Company entered into a NMTC agreement on November 7, 2019. The CDE related to this transaction loaned an aggregate amount of $12,000,000 to the Company with a maturity date of November 7, 2039. The Company makes interest only payments on a quarterly basis with interest calculated annually at approximately 1.06%.

Certain funds related to these NMTC transactions are restricted for specific use during the compliance periods and these funds are reflected as restricted cash in the Consolidated Balance Sheets.

7.     Leverage Loans Receivable

As part of the Company’s New Market Tax Credit transactions (see Note 6), leverage loans receivable have been recorded as follows:

Leverage loan receivable from Meredian Bioplastics Investment Fund, LLC in the original principal amount of $20.5 million; the loan was scheduled to mature July 22, 2042. Payments of interest only were due quarterly, with interest calculated at 1%, from inception through July 23, 2019. Principal and interest payments were to begin after July 23, 2019, if certain NMTC compliance requirements were not met and the loan remained outstanding. This leverage loan was extinguished on July 31, 2019 (see Note 6).

Leverage loan receivable from Danimer Bioplastics Investment Fund, LLC in the original principal amount of $14.3 million; the loan matures September 30, 2037. Payments of interest only are due quarterly, with interest calculated at 1%, from December 31, 2013, through September 30, 2020. Principal and interest payments begin after October 1, 2020, if certain NMTC compliance requirements are not met and the loan remains outstanding.

Meredian Holdings Group, Inc. d/b/a Danimer Scientific

Notes to Consolidated Financial Statements

December 31, 2019 and 2018

7.     Leverage Loans Receivable (cont.)

Leverage loan receivable from Danimer Bainbridge Investment Fund, LLC in the original principal amount of $6.3 million; the loan matures September 30, 2048. Payments of interest only are due quarterly, with interest calculated at 2%, from inception through April 25, 2026. Principal and interest payments begin after April 25, 2026, if certain NMTC compliance requirements are not met and the loan remains outstanding.

Leverage loan receivable from Twain Investment Fund 427, LLC in the original principal amount of $5.6 million; the loan matures on November 7, 2039. Payment of interest only are due quarterly, with interest calculated at 1.08% from inception through November 7, 2026. Principal and interest payments begin after November 7, 2026, if certain NMTC compliance requirements are not met and the loan remains outstanding.

Leverage loan receivable from Twain Investment Fund 428, LLC in the original principal amount of $1.6 million; the loan matures on November 7, 2039. Payment of interest only are due quarterly, with interest calculated at 1.08% from inception through November 7, 2026. Principal and interest payments begin after November 7, 2026, if certain NMTC compliance requirements are not met and the loan remains outstanding.

If NMTC compliance requirements are met, the balance of each leverage loan will be forgiven upon extinguishment of the debt instruments related to the respective NMTC agreements.

8.     Accrued Liabilities

The components of accrued liabilities as of December 31, 2019 and 2018 are as follows:

(in thousands)	2019	2018
Accrued legal settlement and professional fees	$5,681	$912
Accrued construction-in-progress expenditures	2,774	6
Accrued compensation and related expenses	1,023	782
Accrued interest	—	111
Other	246	81
	$9,724	$1,892

9.     Long-Term Debt

Long-term debt consists of the following at December 31:

(in thousands)	2019	2018
2019 Term Loan	$28,500	$—
2019 Subordinated Term Loan	10,000	—
NMTC Notes	41,000	46,069
Convertible Debt	8,267	—
Vehicle and Equipment Notes	395	163
Mortgage Notes	289	312
Original Term Loan	—	6,103
Notes payable – other	—	4,500
Notes payable – stockholders	—	2,971
Total	$88,451	$60,118
Less: Unamortized debt issuance costs	(4,779)	(803)
Less: Unamortized debt discount	(616)	(200)
Less: Current maturities	(9,277)	(2,037)
Total long-term debt	$73,779	$57,078

Meredian Holdings Group, Inc. d/b/a Danimer Scientific

Notes to Consolidated Financial Statements

December 31, 2019 and 2018

9.     Long-Term Debt (cont.)

2019 Term Loan

In March 2019 the Company entered into a credit agreement (“2019 Term Loan”) for a $30 million term loan maturing on October 13, 2023. Principal payments are due in quarterly payments of $375,000 beginning April 1, 2019 with the outstanding principal balance due at maturity. Annual payments of principal are also due if the Company generates “excess cash flow”, as defined in the agreement. Interest is payable monthly at the greater of (a) 2.25% or (b) 3 Month LIBOR Rate (adjusted each calendar quarter; 1.9% at December 31, 2019), plus 4.5%. The 2019 Term Loan is secured by all real and personal property of DSH and its subsidiaries.

The 2019 Term Loan provides for financial covenants including a maximum capital expenditures limit, leverage ratio and fixed charge coverage ratio, each of which becomes more restrictive over time. At December 31, 2019 the Company was not in compliance with certain financial covenants; however, the Company received a waiver for all covenant defaults for the year ended December 31, 2019.

Proceeds of the 2019 Term Loan were used to repay the Company’s Original Term Loan, Notes Payable — Stockholders and Notes Payable — Other with principal balances totaling approximately $13.6 million.

2019 Subordinated Term Loan

In March 2019 the Company entered into a subordinated second credit agreement (“Subordinated Term Loan”) for $10 million in term loans consisting of two loans in the amounts of $5.5 million and $4.5 million. The terms of the two loans are essentially the same. The term loans mature on February 13, 2024 and require monthly interest only payments with the outstanding principal balance due at maturity. The base interest rate is the “Prime Rate” as quoted by the Wall Street Journal (adjusted each calendar quarter; 4.75% at December 31, 2019) plus 2.75%. The Company has the option to elect to pay up to two percent (2%) of any interest payable in any fiscal quarter by adding such interest payment to the principal balance of the related note (“PIK Interest”). The Subordinated Term Loan is secured by all real and personal property of DSH and its subsidiaries but is subordinated to all other existing lenders.

The Subordinated Term Loan provides for financial covenants including a maximum capital expenditures limit, leverage ratio, fixed charge coverage ratio and adjusted EBITDA, certain of which become more restrictive over time. At December 31, 2019 the Company was not in compliance with certain financial covenants; however, the Company received a waiver for all covenant defaults for the year ended December 31, 2019.

In connection with the terms of the Subordinated Term Loan Agreement, the lender purchased 16,667 shares of the Company common stock for approximately $1.0 million. The lender has the option to require the Company to repurchase the shares at the original issue price at the earlier of 1) repayment in full of the outstanding balance of the loan, 2) March 14, 2025 or 3) a change in control of the Company, as defined.

NMTC Notes

New Market Tax Credit Notes are comprised of the following as of December 31, 2019 and 2018 and are discussed further in Note 6:

(in thousands)	2019	2018
QLICI Note A note	$14,734	$14,734
QLICI Note B note	5,266	5,266
AmCREF Fund 51 Notes	12,000	—
Carver Development CDE VI Notes	7,000	—
ST CDE LXII Notes	2,000	—
AmCREF QLICI notes	—	11,019
NCF QLICI notes	—	8,330
ERF QLICI notes	—	6,720
Total NMTC notes	$41,000	$46,069

Meredian Holdings Group, Inc. d/b/a Danimer Scientific

Notes to Consolidated Financial Statements

December 31, 2019 and 2018

9.     Long-Term Debt (cont.)

Convertible Debt

In November and December 2019, the Company issued convertible notes payable with an aggregate principal amount of $8.3 million. The Company used the net proceeds from the issuance primarily for general corporate purposes. These convertible notes were issued at a 4% discount and bear an annual interest rate of 8% payable monthly. The notes contain an option for the Company to capitalize and add any interest payments to the principal amount of the note (“PIK Interest”). Such PIK Interest bears the same interest rate as the original principal of the notes. Each convertible note matures on the later of the one-year anniversary of the issuance date and the date on which the Company receives an equity investment in an amount sufficient to effectuate the payment in full of all unpaid principal and unpaid accrued interest on all of the convertible notes. The convertible notes may be converted into shares of common stock of the Company at the option of the holder by dividing the amount of principal and accrued interest due under the note by the lesser of (i) $60 and (ii) the price per share at which shares of equity securities were offered in the then most recent stock offering. The convertible notes are subordinated to the 2019 Term Loan and 2019 Subordinated Term Loans and any other bank financing. The value of the debt discount associated with the conversion features was calculated to be $0.3 million and is being amortized to interest expense over the life of the notes. Approximately $23 thousand of interest expense relating to the discount was recognized for the year ended December 31, 2019.

The Company’s convertible debt includes accounting conversion prices that create an embedded beneficial conversion feature (“BCF”) pursuant to the guidelines established by ASC Topic 470-20, Debt with Conversion and Other Options. The BCF of a convertible security is normally characterized as the convertible portion or feature of the security that provide a rate of conversion that is in-the-money at the commitment date. The Company records a BCF related to the issuance of a convertible security at issuance.

The BCF of a convertible note is measured based on the intrinsic value of the stated conversion price compared to the accounting conversion price. That amount is allocated to the BCF as a reduction to the carrying amount of the convertible note, and is credited to additional paid-in-capital. The debt discount created is amortized to interest expense over the life of the note using the straight-line method which approximates the effective interest method. The intrinsic value of the beneficial conversion feature resulting from the market price of the Company’s common stock in excess of the conversion price was approximately $0.3 million on the date of issuance. Approximately $23 thousand of interest expense relating to the BCF was recognized for the year ended December 31, 2019.

Vehicle and Equipment Notes

The Company has twelve vehicle and equipment notes outstanding at December 31, 2019 primarily relating to motor vehicles and warehouse equipment. Six such notes were outstanding at December 31, 2018. The notes bear interest at rates ranging from 5.11% to 7.44% and monthly payments ranging from $361 to $1,251.

Mortgage Notes

Mortgage notes represent two notes secured by residential property with monthly payments ranging from $1,474 to $1,841. The notes bear interest at 6.5% and 5.99% with maturity dates of March 2022 and October 2023, respectively, when any outstanding principal balance is due.

Original Term Loan

The Company had previously entered into a credit agreement for a term loan with an original principal balance of approximately $9.0 million that matured October 2027. The agreement required monthly principal and interest payments with interest calculated based on the Wall Street Journal prime rate (adjusted each calendar quarter; 5.5% at December 31, 2018) plus 1.75%. The note was secured by substantially all business assets of Danimer as well as the partial guaranty of the U.S. Department of Agriculture. This term loan was paid off in March 2019 with proceeds from the 2019 Term Loan in the amount of $6.1 million. In connection with the extinguishment of the Original Term Loan, the Company wrote off approximately $0.3 million of debt issuance costs which are included in interest expense in the Statement of Operations for the year ended December 31, 2019.

Meredian Holdings Group, Inc. d/b/a Danimer Scientific

Notes to Consolidated Financial Statements

December 31, 2019 and 2018

9.     Long-Term Debt (cont.)

Note Payable — Other

At December 31, 2018 the Company had a note payable outstanding in the amount of $4.5 million to an entity that was due in April 2020. The note bore interest at 12% and was secured by certain cash and equipment. This note was paid off in March 2019 with proceeds from the 2019 Term Loan in the amount of approximately $4.4 million.

The Note Payable — Other was originally issued in April 2017 to a third party and included issuance of warrants to purchase up to 55,319 shares of the Company’s stock at an exercise price of $30 per share. All such warrants were unexercised and outstanding as of December 31, 2019 and 2018.

Notes Payable — Stockholders

Notes payable — stockholders represents seven notes to various stockholders of the Company with interest rates on the notes ranging from 5% to 10%. Interest on the notes was payable monthly with the principal balance due in various months in 2019 and 2020. These notes were paid off in March 2019 with proceeds from the 2019 Term Loan in the amount of approximately $3.1 million.

The effective interest rate on all Company long-term debt was 4.6% and 4.9% for the years ended December 31, 2019 and 2018, respectively. The Company’s total interest cost for the years ended December 31, 2019 and 2018, before adjustment for capitalized interest, was $4.8 and $3.2 million, respectively.

As of December 31, 2019, the future maturities of long-term debt are as follows:

(in thousands)	Amount
Year Ended December 31,
2020	$9,893
2021	1,634
2022	1,831
2023	24,067
2024	10,026
Thereafter	41,000
$88,451

Since continued compliance through the seven-year compliance period is necessary, until such time as the QLICI notes (see Note 7) are redeemed against the leverage loans such amounts are included in the “thereafter” category of the debt maturity schedule shown above. Similarly, the leverage loans receivable are classified as noncurrent assets.

10.     Stock-Based Compensation

The Company has a director and executive officer stock incentive plan, which is described below. The compensation cost that has been charged against income for this plan was $5.1 and $0.7 million for the years ended December 31, 2019 and 2018, respectively. The total income tax benefit recognized in the consolidated statement of operations for share-based compensation arrangements under this plan was $0.7 and $0.1 million for the years ended December 31, 2019 and 2018, respectively. These amounts were offset by the creation of a valuation allowance related to the Company’s deferred tax assets.

The Company has an omnibus stock incentive plan, which is described below. The compensation cost that has been charged against income for this plan was approximately $0.2 and $0.1 million for the years ended December 31, 2019 and 2018, respectively. The total income tax benefit recognized in the consolidated statement of operations for share-based compensation arrangements under this plan was $27 and $11 thousand for the years ended December 31, 2019 and 2018, respectively. These amounts were offset by the creation of a valuation allowance related to the Company’s deferred tax assets.

Meredian Holdings Group, Inc. d/b/a Danimer Scientific

Notes to Consolidated Financial Statements

December 31, 2019 and 2018

10.     Stock-Based Compensation (cont.)

2016 Director and Executive Officer Stock Incentive Plan

The Company’s 2016 Director and Executive Officer Stock Incentive Plan (the Executive Plan) permits the grant of share options and other share-based awards to its employees for up to 890,000 shares of common stock, with increases in subsequent years based on the total number of shares outstanding. The Company believes that such awards encourage and enable directors and executive officers of the Company and its affiliates to acquire or increase their holdings of the Company’s common stock and other equity-based interest in the Company and/or provide other incentive awards in order to align their interests with those of the Company and its shareholders, and to provide flexibility to the Company in its ability to motivate, attract, and retain the services of participants upon whose judgment, interest, and special effort the successful conduct of its operation largely depends. Option awards are generally granted with an exercise price equal to the market price of the Company’s stock at the date of grant; those option awards generally vest based on a specified number of years of continuous service and have ten year contractual terms.

The fair value of each option award is estimated on the date of grant using the Black-Scholes option-pricing model that uses the assumptions noted in the following table.

	2019	2018
Expected annual dividend yield(1)	0.0%	0.0%
Expected volatility(2)	37.3% – 38.1%	38.5%
Risk-free rate of return(3)	1.53% – 2.37%	2.57%
Expected option term (years)(4)	4.5 – 6.0	4.5

____________

(1)      The Company has not paid and does not currently anticipate paying a cash dividend on its common stock.

(2)      Based on the mean stock price volatility for peer public companies over a historic timeframe similar to the expected term, with adjustments for differences in size and capital structure.

(3)      Based on the U.S. Treasury yield curve in effect as of the valuation date.

(4)      The expected term represents the midpoint between the vesting date and the contractual term of the option under the “simplified” method described in SEC Staff Accounting Bulletin 14.

A summary of option activity under the Executive Plan as of December 31, 2019 and 2018, and changes during the years then ended, is presented below:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
Balance, December 31, 2017	781,317	$30.00	8.87	$—
Granted	35,674	30.00	—	—
Exercised	—	—	—	—
Forfeited or expired	—	—	—	—
Balance, December 31, 2018	816,991	30.00	7.87	24,509,730
Granted	249,886	60.00	—	—
Exercised	—	—	—	—
Forfeited	—	—	—	—
Balance, December 31, 2019	1,066,877	37.03	6.87	24,506,394

December 31, 2019:
Exercisable	1,036,877	37.23	6.78	23,609,917
Vested and expected to vest	1,066,877	37.03	6.87	24,506,394

Meredian Holdings Group, Inc. d/b/a Danimer Scientific

Notes to Consolidated Financial Statements

December 31, 2019 and 2018

10.     Stock-Based Compensation (cont.)

The weighted average grant-date fair value of options granted during 2019 and 2018 was $18.94 and $9.46, respectively.

In the table above, the options expected to vest are the result of applying the pre-vesting forfeiture rate assumption to total outstanding options. The Company has estimated the pre-vesting forfeiture rate to be zero.

As of December 31, 2019, and 2018, the table above includes options outstanding for 671,124 and 421,738 shares of common stock, respectively, that were exercised using nonrecourse notes issued in favor of the Company to fund the exercise price. In accordance with ASC 718, a stock option is not considered exercised for accounting purposes until the employee repays the loan. Although shares were issued upon the exercise of these stock options, they are not presented as outstanding in the Consolidated Statements of Stockholders’ Equity.

A summary of the status of the Company’s nonvested shares under the Executive Plan as of December 31, 2019 and 2018, and changes during the years then ended, is presented below:

	Number of shares	Weighted Average Grant Date Fair Value
Nonvested at December 31, 2017	99,372	$10.47
Granted	35,674	9.46
Vested	(75,046)	9.66
Forfeited	—	—
Nonvested at December 31, 2018	60,000	10.88
Granted	249,886	18.94
Vested	(279,886)	18.07
Forfeited	—	—
Nonvested at December 31, 2019	30,000	$10.88

As of December 31, 2019, there was approximately $0.3 million of total unrecognized compensation cost related to nonvested stock options granted under the Executive Plan. That cost is expected to be recognized over a weighted-average period of 0.83 years. The total fair value of shares vested during the years ended December 31, 2019 and 2018, was $5.1 and $0.8 million, respectively.

2016 Omnibus Stock Incentive Plan

The Company’s 2016 Omnibus Stock Incentive Plan (the Omnibus Plan) permits the grant of share options and other share-based awards to its employees for up to 110,000 shares of common stock, with increases to the number of shares available to increase in subsequent years based on the total number of shares outstanding. The Company believes that such awards encourage and enable selected employees, directors, and independent contractors of the Company and its affiliates to acquire or increase their holdings of the Company’s common stock and other equity-based interest in the Company and/or provide other incentive awards in order to align their interests with those of the Company and its shareholders, and to provide flexibility to the Company in its ability to motivate, attract, and retain the services of participants upon whose judgment, interest, and special effort the successful conduct of its operation largely depends. Option awards are generally granted with an exercise price equal to the market price of the Company’s stock at the date of grant; those option awards generally vest upon issuance and have ten-year contractual terms.

Meredian Holdings Group, Inc. d/b/a Danimer Scientific

Notes to Consolidated Financial Statements

December 31, 2019 and 2018

10.     Stock-Based Compensation (cont.)

The fair value of each option award is estimated on the date of grant using the Black-Scholes option-pricing model that uses the assumptions noted in the following table.

	2019	2018
Expected annual dividend yield(1)	0.0%	0.0%
Expected volatility(2)	37.2%	33.3%
Risk-free rate of return(3)	2.37%	2.18%
Expected option term (years)(4)	6.0	6.0

____________

(1)      The Company has not paid and does not currently anticipate paying a cash dividend on its common stock.

(2)      Based on the mean stock price volatility for peer public companies over a historic timeframe similar to the expected term, with adjustments for differences in size and capital structure.

(3)      Based on the U.S. Treasury yield curve in effect as of the valuation date.

(4)      The expected term represents the midpoint between the vesting date and the contractual term of the option under the “simplified” method described in SEC Staff Accounting Bulletin 14.

A summary of option activity under the Omnibus Plan as of December 31, 2019 and 2018, and changes during the years then ended, is presented below:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
Balance, December 31, 2017	99,309	$30.00	8.5	$—
Granted	35,000	30.00	—	—
Exercised	—	—	—	—
Forfeited or expired	(650)	—	—	—
Balance, December 31, 2018	133,659	30.00	7.9	4,009,770
Granted	16,550	60.00	—	—
Exercised	—	—	—	—
Forfeited	(500)	—	—	—
Balance, December 31, 2019	149,709	33.32	7.2	3,994,236

December 31, 2019:
Exercisable	110,426	30.00	6.7	3,312,780
Vested and expected to vest	149,709	33.32	7.2	3,994,236

The weighted average grant-date fair value of options granted during 2019 and 2018 was $23.90 and $10.86, respectively.

In the table above, the options expected to vest are the result of applying the pre-vesting forfeiture rate assumption to total outstanding options. The Company has estimated the pre-vesting forfeiture rate to be zero.

Meredian Holdings Group, Inc. d/b/a Danimer Scientific

Notes to Consolidated Financial Statements

December 31, 2019 and 2018

10.     Stock-Based Compensation (cont.)

A summary of the status of the Company’s nonvested shares under the Omnibus Plan as of December 31, 2019 and 2018, and changes during the years then ended, is presented below:

	Number of shares	Weighted Average Grant Date Fair Value
Nonvested at December 31, 2017	—	$—
Granted	35,000	10.86
Vested	—	—
Forfeited	(400)	10.86
Nonvested at December 31, 2018	34,600	10.86
Granted	16,550	23.90
Vested	(11,367)	10.86
Forfeited	(500)	10.86
Nonvested at December 31, 2019	39,283	$16.35

As of December 31, 2019, there was approximately $0.4 million of unrecognized compensation cost related to nonvested stock options granted under the Omnibus Plan. The total fair value of shares vested during the year ended December 31, 2019, was approximately $0.1 million.

Other Stock Options/Warrants

Prior to 2017 the Company issued 208,183 stock options that were not a part of either the Executive Plan or Omnibus Plan described above. As of December 31, 2019, all 208,183 of these options were vested, exercisable and remained outstanding. These options have a Weighted Average Exercise Price of $30 per share and a Weighted Average Remaining Contractual Term of 5.32 years. The shares have an Aggregate Intrinsic Value of $6.2 million as of December 31, 2019.

During 2018, 274,814 warrants with an exercise price of $22 per share were exercised for total proceeds of $6.0 million. These warrants were granted pursuant to a 2016 development agreement with a vendor.

As of December 31, 2019, the Company has 55,139 warrants outstanding with an exercise price of $30 per share.

11.     Operating Leases

In August 2018, the Company signed a definitive agreement for the purchase of a fermentation facility in Winchester, Kentucky (the Kentucky Facility), including the equipment, machinery, and other personal property located at such facility for a purchase price of $23.0 million. In December 2018, the Company consummated the acquisition of the Kentucky Facility and simultaneously entered into a sale and leaseback transaction with a large, diversified commercial property REIT pursuant to which the Company sold the Kentucky Facility and certain of its facilities located in Bainbridge, Georgia to the REIT for $30.0 million and leased back the same properties from the REIT under a net lease for an initial term of 20 years with renewal terms up to an additional 20 years at the Company’s option. The Company recognized a net gain of $4.2 million from this sale and leaseback transaction in 2018 and is included in Gain on disposal of assets in the Consolidated Statement of Operations.

During the first year of the lease, the base annual rent was $2.4 million with $0.2 million being payable monthly. The rent is subject to an adjustment of the lesser of (i) 2.0% or (ii) 1.25 times the change in the Consumer Price Index on January 1, 2020, and annually on every January 1st thereafter during the lease term, including any extension terms. The Company has determined that the 2.0% increase represents an in-substance fixed lease payment and has included such amount in the measurement of lease payments. The renewal terms have not been recognized as part of the right of use asset and lease liability since the Company has determined that their exercise is not reasonably certain. The Company used its estimated 2018 incremental borrowing rate of 12.89% when determining the discount rate for the lease. As of December 31, 2019, the lease had a remaining initial term of 19 years.

Meredian Holdings Group, Inc. d/b/a Danimer Scientific

Notes to Consolidated Financial Statements

December 31, 2019 and 2018

11.     Operating Leases (cont.)

The following table sets forth the Company’s operating lease cost for years ended December 31, 2019 and 2018:

	Year Ended December 31,
(in thousands)	2019	2018
Cost of revenue	$358	$—
Selling, general and administrative	2,334	120
Research and development	443	57
Total operating lease cost	$3,135	$177

Supplemental cash flow information related to operating leases for the years ended December 31, 2019 and 2018 was as follows:

	Year Ended December 31,
(in thousands)	2019	2018
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash outflows due to operating leases	$2,875	$320
Right-of-use assets obtained in exchange for lease obligations:
Operating leases	—	19,919

The following table reconciles the undiscounted future lease payments for operating leases to the operating lease liabilities recorded in the consolidated balance sheet at December 31, 2019:

(in thousands)
Undiscounted Future Operating Lease Cash Flows
2020	$2,525
2021	2,575
2022	2,626
2023	2,679
2024	2,733
Thereafter	44,523
57,661
Less: Interest	(37,644)
Present value of lease liability	$20,017

12.     Income Taxes

The significant components of the Company’s income tax (benefit) expense for the years ended December 31 are as follows:

(in thousands)	2019	2018
Current tax expense (benefit)
Federal	$(51)	$51
State	—	—
Total current expense (benefit)	(51)	51
Deferred tax expense (benefit)
Federal	3,218	—
State	918	—
Total deferred expense	4,136	—
Total income tax expense	$4,085	$51

Meredian Holdings Group, Inc. d/b/a Danimer Scientific

Notes to Consolidated Financial Statements

December 31, 2019 and 2018

12.     Income Taxes (cont.)

A reconciliation of the income tax provision to that computed by applying the statutory federal income tax rate to the income before the provision for income taxes is as follows for the years ended December 31:

(in thousands)	2019	2018
Federal income tax benefit at statutory federal rate	$(3,211)	$1,014
State income tax benefit, net of federal taxes	(725)	229
Permanent differences	18	11
Revisions to prior years’ estimates	(1,003)	—
Other	3	(19)
Valuation allowance	9,003	(1,184)
Total income tax expense	$4,085	$51

Deferred income tax amounts result from temporary differences between financial statements and income tax reporting.

Components of the Company’s net deferred tax assets and liabilities at December 31 are as follows:

(in thousands)	2019	2018
Deferred income tax assets
Net operating loss carryforwards	$11,357	$10,348
Stock-based compensation	1,493	770
Deferred loan costs	760	727
Contribution carryforwards	77	65
Legal settlement accrual	2,038	—
Deferred revenue	825	—
Allowance for doubtful accounts	31	—
Accrued bonus	85	—
Interest expense limitation	38	—
Total deferred income tax assets	16,704	11,910
Valuation allowance	(16,237)	(7,234)
Total deferred income tax assets, net of valuation allowance	467	4,676
Deferred income tax liabilities
Depreciation and amortization	(467)	(539)
Total deferred income tax liabilities	(467)	(539)
Deferred tax asset	$—	$4,137

In assessing the realizability of deferred income tax assets, management considers whether it is more likely than not that some portion or all of the deferred income tax assets will not be realized. The ultimate realization of deferred income tax assets is dependent upon the generation of future taxable income during the periods at which time those temporary differences become deductible. In making valuation allowance determinations, management considers all available evidence, positive and negative, affecting specific deferred tax assets, including the scheduled reversal of deferred income tax liabilities, projected future taxable income, the length of carry-back and carry-forward periods, and tax planning strategies in making this assessment. The following details the activity in the valuation allowance for the years ended December 31, 2019 and 2018:

(in thousands)	Beginning Balance	Additions	Amounts Utilized	Ending Balance
Year Ended December 31, 2018	$8,418	$—	$1,184	$7,234

Year Ended December 31, 2019	$7,234	$9,003	$—	$16,237

Meredian Holdings Group, Inc. d/b/a Danimer Scientific

Notes to Consolidated Financial Statements

December 31, 2019 and 2018

12.     Income Taxes (cont.)

Certain of the Company’s deferred tax assets relate to federal and state net operating losses and credits. As of December 31, 2019 and 2018, the Company had net operating loss carryforwards of approximately $48.0 and $42.0 million, respectively, available and no capital loss carryforwards available to offset future taxable income. A substantial portion of the net operating loss carryforwards were generated by Meredian prior to June 2, 2014. The net operating loss carryforwards generated before 2018 expire at various times during the tax years from 2027 through 2037, while net operating loss carryforwards generated 2018 and after will have an indefinite life carryforward.

The Company recognizes interest and penalties related to unrecognized tax liabilities as a component of income tax expense, if any. The Company recognized no material interest and penalties during the years ended December 31, 2019 and 2018, and had no accrued interest or penalties as of December 31, 2019 and 2018.

The Company files income tax returns in the U.S. federal jurisdiction as well as the state of Georgia and state of Kentucky jurisdictions. The Company and its subsidiaries are no longer subject to examinations by major tax jurisdictions for years ended December 31, 2015 and prior.

13.     Related Party Transactions

In the ordinary course of business, the Company engages in transactions with persons and entities who are considered related parties. In addition to equity and debt financing with related parties, such transactions generally include nonattest accounting services and miscellaneous other items. For the years ended December 31, 2019 and 2018, these other services totaled approximately $53.0 and $49.0 thousand, respectively, and are included in Selling, general and administrative expenses in the Consolidated Statements of Operations.

Notes payable totaling approximately $2.6 and $3.0 million were owed by the Company to various stockholders at December 31, 2019 and 2018, respectively. At December 31, 2019 these amounts were included in Convertible Debt within Long-Term Debt in Note 9 and in Notes Payable — Stockholders at December 31, 2018.

The Company recorded various notes receivable totaling $27.7 and $12.7 million as of December 31, 2019 and 2018, respectively. These notes related to the exercise of stock options by two officers of the Company. These notes are recorded as an offset to equity and bear interest at between 1.22% and 2.72%.

As discussed in Note 9, in connection with the terms of the 2019 Subordinated Term Loan Agreement, the lender purchased 16,667 shares of the Company common stock for approximately $1.0 million.

In December 2018, a customer exercised warrants to purchase 271,814 shares of common stock and became a stockholder in the Company. The Company recognized revenue from sales to that customer of approximately $0.4 and $0.6 million during the years ended December 31, 2019 and 2018, respectively.

14.     Earnings Per Share

Basic earnings per share is calculated by dividing net income by the weighted-average number of shares outstanding during the period. In accordance with ASC 718 Compensation — Stock Compensation and ASC 260 Earnings Per Share, the weighted-average shares outstanding for basic earnings per share calculations exclude 671,124 and 421,738 shares as of December 31, 2019 and December 31, 2018, respectively, that were issued pursuant to the exercises of employee option grants for which the exercise price was remitted by the grantee through the issuance of nonrecourse notes to the Company. Diluted earnings per share is calculated by dividing net income by the weighted-average number of common shares outstanding, after taking into consideration all dilutive potential common shares outstanding during the period. However, these shares have been excluded from the calculation of diluted net loss per share for the years ended December 31, 2019, as their effect was antidilutive as a result of the net loss incurred for the periods. Therefore, dilutive weighted average number of shares outstanding and diluted net loss per share were the same as basic weighted average number of shares outstanding and basic net loss per share for both years.

Meredian Holdings Group, Inc. d/b/a Danimer Scientific

Notes to Consolidated Financial Statements

December 31, 2019 and 2018

14.     Earnings Per Share (cont.)

Basic and diluted net income per share was calculated as follows:

(in thousands, except share and per share data)	2019	2018
Net (loss) income	$(19,514)	$208
Weighted average shares outstanding – basic	2,766,466	2,352,865
Dilutive common stock equivalents	—	606,126
Weighted average shares outstanding – dilutive	2,766,466	2,958,991
Basis net (loss) income per share	$(7.05)	$0.09
Diluted net (loss) income per share	$(7.05)	$0.07

The Company excluded approximately 744,000 of potentially dilutive shares from the computation of earnings per share for 2019 as their effect would be anti-dilutive.

15.     Retirement Plan

The Company maintains a defined contribution retirement plan (the “Plan”) for the benefit of employees who meet certain age and employment criteria. Contributions to the Plan include both a match of 100% of employee contributions up to 4% of each eligible employee’s compensation and, from time to time, a discretionary amount. Total retirement expense was approximately $0.2 million for each of the years ended December 31, 2019 and 2018, respectively; there were no discretionary contributions during the years ended December 31, 2019 and 2018.

16.     Commitments and Contingencies

In connection with the Company’s 2007 acquisition of certain intellectual property, the Company agreed to pay royalties upon production and sale of PHAs. The royalty is $0.05 per pound for the first 500 million pounds of PHA sold and decreases to $0.025 per pound for cumulative sales in excess of that amount until the underlying patents expire. There was no royalty owed for the years ended December 31, 2019 and 2018.

In November 2015, the Company terminated a former executive and terminated the Company’s contract with an advisory firm (the Advisory Contract), pursuant to which the Company, through the advisory firm, engaged the individual as an executive of the Company. In December 2015, the Company deemed the Advisory Contract, together with all related arrangements in connection therewith, void, including any share issuances in connection with such arrangements. The Company filed suit against the former executive and the advisory firm during 2016, and various counterclaims were filed by the former executive and the advisory firm. Subsequent to year-end, this matter was settled with the Company agreeing to pay $8 million to resolve all outstanding claims, the executive agreeing to the cancellation of any shares issued to such executive pursuant to the Advisory Contract and related arrangements, and the exchange of mutual releases among the parties. The liability is included in Accrued expenses ($5.5 million) and Other long-term liabilities ($2.5 million) in the Consolidated Balance Sheet at December 31, 2019 and the expense in Operating expenses in the Statement of Operations for the year ended December 31, 2019.

17.     Subsequent Events and Other Matters

Subsequent Events

The Company has evaluated subsequent events through October 15, 2020, the date the financial statements were available to be issued.

•        In January 2020, the Company issued convertible notes payable with an aggregate principal amount of $2.3 million on substantially the same terms as those described in Note 9.

Meredian Holdings Group, Inc. d/b/a Danimer Scientific

Notes to Consolidated Financial Statements

December 31, 2019 and 2018

17.     Subsequent Events and Other Matters (cont.)

•        In August 2020, the Company issued convertible notes payable with an aggregate principal amount of $0.4 million on substantially the same terms as those described in Note 9 except that they were not issued at a discount and had a conversion price of the lesser of (i) $63 and (ii) the price per share at which shares of equity securities were offered in the then most recent stock offering.

•        Through October 15, 2020, the Company sold 492,594 shares of common stock at a price of $63 per share resulting in aggregate proceeds of $31.0 million prior to the recognition of related issuance costs.

•        Through October 15, 2020, the Company granted 63,890 stock options under the Executive Plan and the Omnibus Plan with an exercise price of $63 per share.

•        In May 2020, the Company entered into a sale-leaseback transaction with the same commercial property REIT referenced in Note 11. This transaction relates to improvements to the Company’s Winchester, Kentucky facility. The aggregate amount of the transaction was approximately $7.3 million. This additional sale leaseback transaction was executed as an amendment to the existing master lease with the lease term remaining unchanged. This sale-leaseback transaction increased the annual base rent for the master lease agreement to $3.1 million

•        In July 2020, the Company modified its 2019 Term Loan such that the applicable margin in the interest rate formula (formerly calculated as the greater of (a) 2.25% or (b) 3 Month LIBOR Rate, plus 4.5%) changed from 4.5% to a five-level tiered amount ranging from 4.5% if the consolidated senior leverage ratio, as defined in the Term Loan, is less than 1.5, to as high as 6.35% if the consolidated senior leverage ratio is greater than 2.25. When the amendment was executed, the applicable margin was 6.35% and will remain at 6.35% until the first day of the first full fiscal quarter after the delivery of the annual audited financial statements for the year ending December 31, 2020. Thereafter, the applicable margin will be adjusted on a quarterly basis.

•        As discussed in Note 16, in the third quarter of 2020, the Company reached a settlement on outstanding litigation and has accrued the $8 million amount in the Consolidated Statement of Operations for the year ended December 31, 2019.

•        In October 2020, when the seven-year recapture period passed for the NMTC agreement dated September 30, 2013, the Company entered into a simultaneous transaction whereby the loans from the CDE were purchased for a nominal amount and the leverage loan receivable was extinguished, resulting in a net gain of approximately $5.3 million before transaction expenses.

Merger with Live Oak Acquisition Corp.

On October 3, 2020, the Company and Live Oak Acquisition Corp., a Delaware corporation (“Live Oak”), Green Merger Corp., a Georgia corporation (“Merger Sub”), Live Oak Sponsor Partners, LLC, as representative for Live Oak, for certain purposes described in the Merger Agreement and a representative of the shareholders of the Company for certain purposes described in the Merger Agreement, entered into an agreement and plan of merger (the “Merger Agreement”), pursuant to which Live Oak and the Company will enter into a business combination. The terms of the Merger Agreement contain customary representations and warranties, covenants, closing conditions other terms relating to the Merger and the other transactions contemplated thereby. The transaction is structured as a reverse triangular merger, and pursuant to the Merger Agreement, at the Effective Time, Merger Sub, a newly formed, wholly-owned direct subsidiary of Live Oak, will be merged with and into the Company (the “Merger,” together with the other transactions related thereto), with the Company surviving the Merger as a wholly-owned direct subsidiary of Live Oak (the “Surviving Corporation”).

Meredian Holdings Group, Inc. d/b/a Danimer Scientific

Notes to Consolidated Financial Statements

December 31, 2019 and 2018

17.     Subsequent Events and Other Matters (cont.)

Conversion of Company Common Stock and Options

At the time of the merger, the following will take effect with regard to Company Common Stock and company stock options:

•        Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time will be cancelled and extinguished, will cease to exist and will be converted into the right to receive shares of Live Oak Common Stock as stipulated in the Merger Agreement;

•        All shares of Company Common Stock held in the treasury of the Company will be cancelled and retired and will cease to exist, and no payment, distribution or other consideration will be delivered or deliverable in exchange for such shares;

•        Each share of common stock, $0.0001 par value, of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into and exchanged for one validly issued, fully paid and non-assessable share of common stock, par value $0.001 per share, of the Surviving Corporation; and

•        Each company option that is outstanding immediately prior to the Effective Time, whether vested or unvested, will be assumed by Live Oak and will be converted automatically at the Effective Time into an option to acquire shares of Live Oak Common Stock, on the same terms and conditions as were applicable under such company option (including applicable vesting and exercise conditions) subject to certain adjustments.

COVID-19

In late 2019, a novel strain of coronavirus was reported in Wuhan, Hubei, China. In March 2020, the World Health Organization determined the resulting outbreak of COVID-19, the disease caused by this novel coronavirus, to be a pandemic. The pandemic is disrupting supply chains worldwide as national and local governments implement measures intended to slow the spread of COVID-19, with production and sales across a range of industries impacted in different ways. The extent of the impact of COVID-19 on the Company’s operations and its financial performance will depend on certain developments outside of the Company’s control, including the duration and spread of the outbreak; its impact on customers, employees, and vendors; and broader economic conditions, all of which are uncertain and cannot be predicted at this time.

On March 27, 2020, the United States enacted the Coronavirus Aid, Relief and Economic Security Act, or CARES Act. The CARES Act is an emergency economic stimulus package that includes spending and tax breaks to strengthen the United States economy and fund a nationwide effort to curtail the effect of COVID-19. The CARES Act provides sweeping tax changes in response to the COVID-19 pandemic, some of the more significant provisions include removal of certain limitations on utilization of net operating losses, increasing the loss carryback period for certain losses to five years, increasing the ability to deduct interest expense, and deferring social security payments, as well as amending certain provisions of the previously enacted Tax Cuts and Jobs Act.

In April 2020, the Company received a loan in the amount of $1.8 million pursuant to the Paycheck Protection Program (PPP) established by the CARES Act. Under terms of the PPP, certain amounts of the loan may be forgiven if they are used for qualifying expenses as described in the CARES Act.

LIVE OAK ACQUISITION CORP.
CONDENSED BALANCE SHEETS

	June 30, 2020	December 31, 2019
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$1,677,654	$20,000
Prepaid expenses and other current assets	29,268	—
Total Current Assets	1,706,922	20,000
Deferred offering costs	—	57,950
Cash and marketable securities held in Trust Account	200,026,459	—
Total Assets	$201,733,381	$77,950

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accrued expenses	$82,040	$3,980
Accrued offering costs	—	52,950
Total Current Liabilities	82,040	56,930
Deferred underwriting fee payable	6,737,500	—
Total Liabilities	6,819,540	56,930

Commitments
Class A Common stock subject to possible redemption, 18,991,384, shares at $10.00 per share	189,913,840	—

Stockholders’ Equity
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 100,000,000 shares authorized; 1,008,616 issued and outstanding (excluding 18,991,384 shares subject to possible redemption) at June 30, 2020	101	—
Class B common stock, $0.0001 par value; 10,000,000 shares authorized; 5,000,000 shares and 5,750,000 shares issued and outstanding June 30, 2020 and December 31, 2019, respectively (1)	500	575
Additional paid-in capital	5,089,315	24,425
Accumulated deficit	(89,915)	(3,980)
Total Stockholders’ Equity	5,000,001	21,020
Total Liabilities and Stockholders’ Equity	$201,733,381	$77,950

____________

(1)      At December 31, 2019, included 750,000 shares of Class B common stock subject to forfeiture if the over-allotment option was not exercised in full or in part by the underwriters (see Note 4).

The accompanying notes are an integral part of the unaudited condensed financial statements.

LIVE OAK ACQUISITION CORP.
CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended June 30, 2020	Six Months Ended June 30, 2020	For the Period from May 24, 2019 (Inception) Through June 30, 2019
Formation and general and administrative expenses	$112,334	$112,394	$2,774
Loss from operations	(112,334)	(112,394)	(2,774)

Other income:
Interest earned on marketable securities held in Trust Account	26,459	26,459	—
Net loss	$(85,875)	$(85,935)	$(2,774)

Weighted average shares outstanding of Class A redeemable common stock	20,000,000	20,000,000	—
Basic and diluted income per share, Class A	$0.00	$0.00	$—

Weighted average shares outstanding of Class B non-redeemable common stock	5,000,000	5,000,000	5,000,000
Basic and diluted net loss per share, Class B	$(0.02)	$(0.02)	$(0.00)

The accompanying notes are an integral part of the unaudited condensed financial statements.

LIVE OAK ACQUISITION CORP.
CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
(Unaudited)

THREE AND SIX MONTHS ENDED JUNE 30, 2020

	Class A Common Stock		Class B Common Stock		Additional Paid-in Capital	(Accumulated Deficit)/ Retained Earnings	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balance – January 1, 2020	—	$—	5,750,000	$575	$24,425	$(3,980)	$21,020
Net loss	—	—	—	—	—	(60)	(60)
Balance – March 31, 2020	—	—	5,750,000	575	24,425	(4,040)	20,960
Sale of 20,000,000 Units, net of underwriting discounts and offering costs	20,000,000	2,000	—	—	188,976,756	—	188,978,756
Sale of 6,000,000 Private Placement Warrants	—	—	—	—	6,000,000	—	6,000,000
Forfeiture of Founder Shares	—	—	(750,000)	(75)	75	—	—
Common stock subject to possible redemption	(18,991,384)	(1,899)	—	—	(189,911,941)	—	(189,913,840)
Net loss	—	—	—	—	—	(85,875)	(85,875)
Balance – June 30, 2020	1,008,616	$101	5,000,000	$500	$5,089,315	$(89,915)	$5,000,001

FOR THE PERIOD FROM MAY 24, 2019 (INCEPTION) THROUGH JUNE 30, 2019

	Class B Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount
Balance – May 24, 2019 (inception)	—	$—	$—	$—	$—
Issuance of Class B common stock to Sponsor(1)	5,750,000	575	24,425	—	25,000
Net loss	—	—	—	(2,774)	(2,774)
Balance – June 30, 2019	5,750,000	$575	$24,425	$(2,774)	$22,226

____________

(1)      Included 750,000 shares of Class B common stock subject to forfeiture if the over-allotment option was not exercised in full or in part by the underwriters (see Note 4).

The accompanying notes are an integral part of the unaudited condensed financial statements.

LIVE OAK ACQUISITION CORP.
CONDENSED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended June 30, 2020	For the Period from May 24, 2019 (Inception) Through June 30, 2019
Cash Flows from Operating Activities:
Net loss	$(85,935)	$(2,774)
Adjustments to reconcile net loss to net cash and cash equivalents used in operating activities:
Interest earned on marketable securities held in Trust Account	(26,459)	—
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(29,268)	—
Accrued expenses	78,060	2,774
Net cash and cash equivalents used in operating activities	(63,602)	—

Cash Flows from Investing Activities:
Investment of cash into Trust Account	(200,000,000)	—
Net cash and cash equivalents used in investing activities	(200,000,000)	—

Cash Flows from Financing Activities:
Proceeds from issuance of Class B common stock to Sponsor	—	25,000
Proceeds from sale of Units, net of underwriting discounts paid	196,150,000	—
Proceeds from sale of Private Placement Warrants	6,000,000	—
Proceeds from promissory note - related party	160,000	—
Repayment of promissory note - related party	(160,000)	—
Payment of offering costs	(428,744)	—
Net cash and cash equivalents provided by financing activities	201,721,256	25,000

Net Change in Cash and Cash Equivalents	1,657,654	25,000
Cash and Cash Equivalents – Beginning of period	20,000	—
Cash and Cash Equivalents – End of period	$1,677,654	25,000

Supplemental Disclosure of Non-Cash Investing and Financing Activities:
Offering costs included in accrued offering costs	$—	$118,646
Initial classification of common stock subject to possible redemption	$189,999,400	$—
Change in value of common stock subject to possible redemption	$(85,560)	$—
Deferred underwriting fee payable	$6,737,500	$—

The accompanying notes are an integral part of the unaudited condensed financial statements.

LIVE OAK ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2020
(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Live Oak Acquisition Corp. (formerly known as Foxhound Merger Partners, Inc.) (the “Company”) was incorporated in Delaware on May 24, 2019. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”).

The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

The Company is not limited to a particular or geographic region for purposes of consummating a Business Combination. The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.

As of June 30, 2020, the Company had not commenced any operations. All activity for the period from May 24, 2019 (inception) through June 30, 2020 relates to the Company’s formation, the initial public offering (“Initial Public Offering”), which is described below, and identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

The registration statement for the Company’s Initial Public Offering was declared effective on May 5, 2020. On May 8, 2020, the Company consummated the Initial Public Offering of 20,000,000 units (the “Units” and, with respect to the shares of Class A common stock included in the Units sold, the “Public Shares”) at $10.00 per Unit, generating gross proceeds of $200,000,000, which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 6,000,000 warrants (the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to Live Oak Sponsor Partners, LLC, a Delaware limited liability company (the “Sponsor”), generating gross proceeds of $6,000,000, which is described in Note 4.

Transaction costs amounted to $11,021,244, consisting of $3,850,000 of underwriting fees, $6,737,500 of deferred underwriting fees and $433,744 of other offering costs. In addition, at June 30, 2020, cash of $1,677,654 was held outside of the Trust Account (as defined below) and is available for working capital purposes.

Following the closing of the Initial Public Offering on May 8, 2020, an amount of $200,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”) which will be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the consummation of a Business Combination and (ii) the distribution of the funds in the Trust Account, as described below, except that interest earned on the Trust Account can be released to the Company to pay its tax obligations (less $100,000 of interest to pay dissolution expenses).

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company’s initial Business Combination must be with one or more target businesses that together have a fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting fees and taxes payable on the income earned on the Trust

LIVE OAK ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2020
(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

Account) at the time of the agreement to enter into a Business Combination. The Company will only complete a Business Combination if the post-transaction Company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide its holders of the outstanding Public Shares (the “public stockholders”) with the opportunity to convert all or a portion of their Public Shares upon the consummation of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public stockholders will be entitled to convert their Public Shares for a pro rata portion of the amount then in the Trust Account ($10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 either immediately prior to or upon consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation, conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transactions is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Company’s Sponsor, officers and directors (the “initial stockholders”) have agreed (i) to vote their Founder Shares (as defined in Note 4) and any Public Shares acquired in or after the Initial Public Offering in favor of a Business Combination, and (ii) not to convert any shares owned by them in connection therewith. Additionally, each public stockholder may elect to convert their Public Shares irrespective of whether they vote for or against the proposed transaction.

Notwithstanding the above, if the Company seeks stockholder approval of a Business Combination and it does not conduct conversion pursuant to the tender offer rules, the Amended and Restated Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from converting its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.

The initial stockholders have agreed (a) to waive their redemption rights with respect to their Founder Shares and Public Shares held by them in connection with the completion of a Business Combination and (b) not to propose an amendment to (A) modify the substance or timing of the Company’s obligation to provide for the redemption of its Public Shares in connection with a Business Combination or to redeem 100% of the Company’s Public Shares if the Company does not complete a Business Combination by the Combination Period (as defined below) or (B) with respect to any other material provisions relating to stockholders’ rights or pre-initial Business Combination activity, unless the Company provides the public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

The Company will have until May 8, 2022 to complete a Business Combination (the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding Public Shares for a pro rata portion of the funds held in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the

LIVE OAK ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2020
(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

Company to pay its taxes (less $100,000 of interest to pay dissolution expenses), which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

The initial stockholders have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor, officers and directors acquire Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commissions (see Note 5) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below (1) $10.00 per Public Share or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except the Company’s independent registered accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

LIVE OAK ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2020
(Unaudited)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s prospectus for its Initial Public Offering as filed with the SEC on May 6, 2020, as well as the Company’s Current Reports on Form 8-K, as filed with the SEC on May 11, 2020 and May 14, 2020. The interim results for the three and six months ended June 30, 2020 are not necessarily indicative of the results to be expected for the year ending December 31, 2020 or for any future interim periods.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of condensed financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed financial statements and the reported amounts of revenues and expenses during the reporting periods.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future events. Accordingly, the actual results could differ significantly from those estimates.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

LIVE OAK ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2020
(Unaudited)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. At June 30, 2020, cash equivalents, consisting of money market funds, amounted to $1,501,184.

Class A Common Stock Subject to Possible Redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s Class A common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at June 30, 2020, the 18,991,384 shares of Class A common stock subject to possible redemption are presented as temporary equity, outside of the stockholders’ equity section of the Company’s condensed balance sheet.

Offering Costs

Offering costs consist of legal, accounting, underwriting fees and other costs incurred through the Initial Public Offering that are directly related to the Initial Public Offering. Offering costs amounting to $11,021,244 were charged to stockholders’ equity upon the completion of the Initial Public Offering.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. As of June 30, 2020, the Company had a deferred tax asset of approximately $18,000, which had a full valuation allowance recorded against it of approximately $18,000. Deferred tax assets were immaterial as of December 31, 2019 due to the full valuation allowance against those assets.

The Company’s current taxable income primarily consists of interest income on the Trust Account. The Company’s general and administrative costs are generally considered start-up costs and are not currently deductible for tax purposes. During the three and six months ended June 30, 2020, the Company recorded no income tax expense. The Company’s effective tax rate for three and six months ended June 30, 2020 was 0%, which differs from the expected income tax rate due to the start-up costs (discussed above) which are not currently deductible.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of June 30, 2020 and December 31, 2019. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

LIVE OAK ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2020
(Unaudited)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Net Income (Loss) Per Common Share

Net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of common shares outstanding for the periods. The Company has not considered the effect of warrants sold in the Initial Public Offering and private placement to purchase 16,000,000 shares of Class A common stock in the calculation of diluted income (loss) per share, since the exercise of the warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive.

The Company’s condensed statements of operations includes a presentation of income (loss) per share for common shares subject to redemption in a manner similar to the two-class method of income per share. Net income per common share, basic and diluted, for Class A redeemable common stock is calculated by dividing the interest income earned on the Trust Account of $26,459 for the three and six months ended June 30, 2020 (net of applicable franchise and income taxes of approximately $26,000, for the three and six months ended June 30, 2020), by the weighted average number of Class A redeemable common stock of 20,000,000 shares outstanding since issuance. Net loss per common share, basic and diluted, for Class B non-redeemable common stock for the three months ended June 30, 2020 is calculated by dividing the net loss of $85,875, less income attributable to Class A redeemable common stock of $0, by the weighted average number of Class B non-redeemable common stock outstanding for the period. Net loss per common share, basic and diluted, for Class B non-redeemable common stock for the six months ended June 30, 2020 is calculated by dividing the net loss of $85,935, less income attributable to Class A redeemable common stock of $0, by the weighted average number of Class B non-redeemable common stock outstanding for the periods. Class B non-redeemable common stock includes the Founder Shares as these shares do not have any redemption features and do not participate in the income earned on the Trust Account.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying condensed balance sheets, primarily due to their short-term nature.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s condensed financial statements.

NOTE 3. INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 20,000,000 Units at a price of $10.00 per Unit. Each Unit consists of one share of Class A common stock and one-half of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at an exercise price of $11.50 per share, subject to adjustment (see Note 6).

LIVE OAK ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2020
(Unaudited)

NOTE 4. RELATED PARTY TRANSACTIONS

Founder Shares

In June 2019, the Sponsor purchased 5,031,250 shares (the “Founder Shares”) of the Company’s Class B common stock for an aggregate price of $25,000. On January 14, 2020, the Sponsor contributed back to the Company, for no consideration, 718,750 Founder Shares. In February 2020, the Company effected a stock dividend for 0.333333333 shares for each Founder Share outstanding, resulting in the Sponsor holding an aggregate of 5,750,000 Founder Shares (up to an aggregate of 750,000 shares of which were subject to forfeiture to the extent that the underwriters’ over-allotment option was not exercised in full or in part, so that the initial stockholders would own, on an as-converted basis, 20% of the Company’s issued and outstanding shares after the Initial Public Offering (see Note 6). All share and per-share amounts have been retroactively restated to reflect the forfeiture of the Founder Shares. The underwriters’ election to exercise their over-allotment option expired unexercised on June 22, 2020 and, as a result, 750,000 Founder Shares were forfeited, resulting in 5,000,000 Founder Shares outstanding.

The initial stockholders have agreed not to transfer, assign or sell any of the Founder Shares (except to certain permitted transferees) until the earlier of (i) one year after the date of the consummation of a Business Combination, or (ii) subsequent to the consummation of a Business Combination, (x) if the last reported sale price of the Company’s Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination, or (y) subsequent to a Business Combination, the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of Class A common stock for cash, securities or other property.

Promissory Note — Related Party

On December 31, 2019, the Company issued a promissory note to the Sponsor, pursuant to which the Sponsor agreed to loan the Company up to an aggregate of $300,000 to be used for the payment of costs related to the Initial Public Offering (the “Promissory Note”). The Promissory Note was non-interest bearing, unsecured and due on the earlier of June 30, 2020 or the completion of the Initial Public Offering. The outstanding balance of $160,000 under the Promissory Note was repaid upon the consummation of the Initial Public Offering on May 8, 2020.

Private Placement

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 6,000,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant, for an aggregate purchase price of $6,000,000. Each Private Placement Warrant is exercisable to purchase one share of Class A common stock at a price of $11.50 per share. A portion of the proceeds from the Private Placement Warrants were added to the proceeds from the Initial Public Offering to be held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds of the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Private Placement Warrants will expire worthless.

Related Party Loans

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s directors and officers may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account.

LIVE OAK ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2020
(Unaudited)

NOTE 4. RELATED PARTY TRANSACTIONS (cont.)

In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. At June 30, 2020 and December 31, 2019, no Working Capital Loans were outstanding.

NOTE 5. COMMITMENTS

Registration Rights

Pursuant to a registration rights agreement entered into on May 5, 2020, the holders of the Founder Shares, Private Placement Warrants (and the shares of Class A common stock underlying such Private Placement Warrants) and Private Placement Warrants that may be issued upon conversion of Working Capital Loans will have registration rights to require the Company to register a sale of any of its securities held by them. The holders of these securities will be entitled to make up to three demands, excluding short form registration demands, that the Company register such securities for sale under the Securities Act. In addition, these holders will have “piggy-back” registration rights to include their securities in other registration statements filed by the Company, subject to certain limitations. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriters were paid a cash underwriting discount of $3,850,000 in the aggregate. In addition, the underwriters are entitled to a deferred fee of $6,737,500 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement. The underwriters did not receive any underwriting discounts or commission on the Units purchased by investors that were identified by the Sponsor.

NOTE 6. STOCKHOLDERS’ EQUITY

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designation, rights and preferences as may be determined from time to time by the Company’s Board of Directors. At June 30, 2020 and December 31, 2019, there were no shares of preferred stock issued or outstanding.

Class A Common Stock — The Company is authorized to issue 100,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of Class A common stock are entitled to one vote for each share. At June 30, 2020, there were 1,008,616 shares of Class A common stock issued and outstanding, excluding 18,991,384 shares of Class A common stock subject to possible redemption. At December 31, 2019, there were no shares of Class A common stock issued or outstanding.

Class B Common Stock — The Company is authorized to issue 10,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of the Company’s Class B common stock are entitled to one vote for each common share. At June 30, 2020 and December 31, 2019, there were 5,000,000 and 5,750,000 shares of Class B common stock issued and outstanding, respectively.

Holders of Class B common stock will vote on the election of directors prior to the consummation of a Business Combination. Holders of Class A common stock and Class B common stock will vote together as a single class on all other matters submitted to a vote of stockholders except as required by law.

LIVE OAK ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2020
(Unaudited)

NOTE 6. STOCKHOLDERS’ EQUITY (cont.)

The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of a Business Combination on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock or equity-linked securities are issued or deemed issued in excess of the amounts offered in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon completion of the Initial Public offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with a Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in a Business Combination and any private placement-equivalent warrants issued to the Sponsor or its affiliates upon conversion of loans made to the Company).

Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable and the Company will not be obligated to issue shares of Class A common stock upon exercise of a warrant unless the Class A common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.

The Company has agreed that, as soon as practicable, but in no event later than fifteen (15) business days, after the closing of a Business Combination, the Company will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Class A common stock issuable upon exercise of the warrants. The Company will use its best efforts to cause the same to become effective within 60 days after such closing, and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. Notwithstanding the above, if the Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but will be required to use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Once the warrants become exercisable, the Company may redeem the Public Warrants:

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon not less than 30 days’ prior written notice of redemption; and

•        if, and only if, the reported last sale price of the Company’s Class A common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending three business days prior to the date on which the Company sends the notice of redemption to the warrant holders.

LIVE OAK ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2020
(Unaudited)

NOTE 6. STOCKHOLDERS’ EQUITY (cont.)

In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or its affiliates, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates a Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A common stock issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of shares of Class A common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuance of Class A common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

NOTE 7. FAIR VALUE MEASUREMENTS

The Company classifies its U. S. Treasury and equivalent securities as held-to-maturity in accordance with ASC 320 “Investments — Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost on the accompanying balance sheets and adjusted for the amortization or accretion of premiums or discounts.

At June 30, 2020, assets held in the Trust Account were comprised of $9,388 in cash and $200,017,071 in U.S. Treasury Bills, which are held at amortized cost. Through June 30, 2020, the Company has not withdrawn any interest earned on the Trust Account.

LIVE OAK ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2020
(Unaudited)

NOTE 7. FAIR VALUE MEASUREMENTS (cont.)

The gross holding losses and fair value of held-to-maturity securities at June 30, 2020 are as follows:

	Held-To-Maturity	Amortized Cost	Gross Holding Loss	Fair Value
June 30, 2020	U.S. Treasury Securities (Matures on 8/04/2020)	$200,017,071	$(3,076)	$200,013,995

NOTE 8. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the condensed financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the condensed financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholder and the Board of Directors of

Live Oak Acquisition Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Live Oak Acquisition Corp. (formerly known as Foxhound Merger Partners, Inc.) (the “Company”) as of December 31, 2019, the related statements of operations, changes in stockholder’s equity and cash flows, for the period from May 24, 2019 (inception) through December 31, 2019, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019, and the results of its operations and its cash flows for the period from May 24, 2019 (inception) through December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2019.

New York, New York

February 28, 2020

LIVE OAK ACQUISITION CORP.
BALANCE SHEET
DECEMBER 31, 2019

ASSETS
Current asset – cash	$20,000
Deferred offering costs	57,950
Total Assets	$77,950

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Accrued expenses	$3,980
Accrued offering costs	52,950
Total Current Liabilities	56,930

Commitments
Stockholder’s Equity
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—
Class A common stock, $0.0001 par value; 100,000,000 shares authorized; none issued and outstanding	—
Class B common stock, $0.0001 par value; 10,000,000 shares authorized; 5,750,000 shares issued and outstanding(1)	575
Additional paid-in capital	24,425
Accumulated deficit	(3,980)
Total Stockholder’s Equity	21,020
Total Liabilities and Stockholder’s Equity	$77,950

____________

(1)      Includes up to 750,000 shares of Class B common stock subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters (see Note 4). On January 14, 2020, the Sponsor contributed back to the Company for no consideration 718,750 Founder Shares. In February 2020, the Company effected a stock dividend for .333333333 shares for each share of Class B common stock outstanding. All share amounts have been retroactively stated to reflect the contributed Class B common stock and the stock dividend.

The accompanying notes are an integral part of these financial statements.

LIVE OAK ACQUISITION CORP.
STATEMENT OF OPERATIONS
FOR THE PERIOD FROM MAY 24, 2019 (INCEPTION) THROUGH DECEMBER 31, 2019

Formation costs	$3,980
Net Loss	$(3,980)
Weighted average shares outstanding, basic and diluted(1)	5,000,000
Basic and diluted net loss per share	$(0.00)

____________

(1)      Excludes an aggregate of up to 750,000 shares of Class B common stock subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters (see Note 4). On January 14, 2020, the Sponsor contributed back to the Company for no consideration 718,750 Founder Shares. In February 2020, the Company effected a stock dividend for .333333333 shares for each share of Class B common stock outstanding. All share amounts have been retroactively stated to reflect the contributed Class B common stock and the stock dividend.

The accompanying notes are an integral part of these financial statements.

LIVE OAK ACQUISITION CORP.
STATEMENT OF CHANGES IN STOCKHOLDER’S EQUITY
FOR THE PERIOD FROM MAY 24, 2019 (INCEPTION) THROUGH DECEMBER 31, 2019

	Class B Common Stock(1)		Additional Paid-In Capital	Accumulated Deficit	Total Stockholder’s Equity
	Shares	Amount
Balance – May 24, 2019 (inception)	—	$—	$—	$—	$—
Issuance of Class B common stock to Sponsor(1)	5,750,000	575	24,425	—	25,000
Net loss	—	—	—	(3,980)	(3,980)
Balance – December 31, 2019	5,750,000	$575	$24,425	$(3,980)	$21,020

____________

(1)      Includes 750,000 shares of Class B common stock subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters (see Note 4). On January 14, 2020, the Sponsor contributed back to the Company for no consideration 718,750 Founder Shares. In February 2020, the Company effected a stock dividend for .333333333 shares for each share of Class B common stock outstanding. All share amounts have been retroactively stated to reflect the contributed Class B common stock and the stock dividend.

The accompanying notes are an integral part of these financial statements.

LIVE OAK ACQUISITION CORP.
STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM MAY 24, 2019 (INCEPTION) THROUGH DECEMBER 31, 2019

Cash Flows from Operating Activities
Net loss	$(3,980)
Changes in operating assets and liabilities:
Accrued expenses	3,980
Net cash used in operating activities	—

Cash Flows from Financing Activities
Proceeds from issuance of Class B common stock to Sponsor	25,000
Payment of offering costs	(5,000)
Net cash provided by financing activities	20,000

Net Change in Cash	20,000
Cash – beginning of the period	—
Cash – end of the period	$20,000

Non-cash investing and financing activities:
Deferred offering costs included in accrued offering costs	$52,950

The accompanying notes are an integral part of these financial statements.

LIVE OAK ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations

Live Oak Acquisition Corp. (formerly known as Foxhound Merger Partners, Inc.) (the “Company”) was incorporated in Delaware on May 24, 2019. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”).

The Company is not limited to a particular or geographic region for purposes of consummating a Business Combination. The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.

As of December 31, 2019, the Company had not commenced any operations. All activity for the period from May 24, 2019 (inception) through December 31, 2019 relates to the Company’s formation and the proposed initial public offering (“Proposed Public Offering”), which is described below. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company anticipates it will generate non-operating income in the form of interest income from the proceeds derived from the Proposed Public Offering. The Company has selected December 31 as its fiscal year end.

The Company’s ability to commence operations is contingent upon obtaining adequate financial resources through a Proposed Public Offering of 20,000,000 units (the “Units” and, with respect to the shares Class A common stock included in the Units being offered, the “Public Shares”) at $10.00 per Unit (or 23,000,000 Units if the underwriters’ over-allotment option is exercised in full), which is discussed in Note 3, and the sale of 6,000,000 warrants (the “Private Placement Warrants”) (or 6,600,000 Private Placement Warrants if the underwriters’ over-allotment option is exercised in full) at a price of $1.00 per Private Placement Warrant in a private placement to Live Oak Sponsor Partners, LLC, a Delaware limited liability company (the “Sponsor”), that will close simultaneously with the Proposed Public Offering, which is discussed in Note 4.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Proposed Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The Company’s initial Business Combination must be with one or more target businesses that together have a fair market value of at least 80% of the assets held in the Trust Account (as defined below) (excluding the deferred underwriting fees and taxes payable on the income earned on the Trust Account) at the time of the agreement to enter into a Business Combination. The Company will only complete a Business Combination if the post-transaction Company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act 1940, as amended (the “Investment Company Act”). There is no assurance that the Company will be able to complete a Business Combination successfully. Upon the closing of the Proposed Public Offering, management has agreed that an amount equal to at least $10.00 per Unit sold in the Proposed Public Offering, including a portion of the proceeds from the sale of the Private Placement Warrants, will be held in a trust account (“Trust Account”), located in the United States and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the consummation of a Business Combination and (ii) the distribution of the Trust Account, as described below.

The Company will provide its holders of the outstanding Public Shares (the “public stockholders”) with the opportunity to convert all or a portion of their Public Shares upon the consummation of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public stockholders will be entitled to convert their Public Shares for a pro rata portion of the amount then in the Trust Account (initially $10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). There will be no redemption rights upon the completion of a Business Combination with

LIVE OAK ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations (cont.)

respect to the Company’s warrants. The Public Shares subject to redemption will be recorded at a redemption value and classified as temporary equity upon the completion of the Proposed Public Offering in accordance with the Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity”.

The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 either immediately prior to or upon consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation, conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transactions is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Company’s Sponsor, officers and directors (the “initial stockholders”) have agreed (i) to vote their Founder Shares (as defined in Note 4) and any Public Shares acquired in or after the Proposed Public Offering in favor of a Business Combination, and (ii) not to convert any shares owned by them in connection therewith. Additionally, each public stockholder may elect to convert their Public Shares irrespective of whether they vote for or against the proposed transaction.

Notwithstanding the foregoing, if the Company seeks stockholder approval of a Business Combination and it does not conduct conversion pursuant to the tender offer rules, the Amended and Restated Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from converting its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.

The initial stockholders have agreed (a) to waive their redemption rights with respect to their Founder Shares and Public Shares held by them in connection with the completion of a Business Combination and (b) not to propose an amendment to (A) modify the substance or timing of the Company’s obligation to provide for the redemption of its Public Shares in connection with a Business Combination or to redeem 100% of the Company’s Public Shares if the Company does not complete a Business Combination by the Combination Period (as defined below) or (B) with respect to any other material provisions relating to stockholders’ rights or pre-initial Business Combination activity, unless the Company provides the public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

The Company will have until 24 months from the closing of the Proposed Public Offering to complete a Business Combination (the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding Public Shares for a pro rata portion of the funds held in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes (less $100,000 of interest to pay dissolution expenses), which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

The initial stockholders have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor, officers and directors acquire Public Shares in or after the Proposed Public Offering, such Public Shares will be entitled to

LIVE OAK ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations (cont.)

liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commissions (see Note 5) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Proposed Public Offering price per Unit ($10.00).

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below (1) $10.00 per Public Share or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Proposed Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except the Company’s independent registered accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Note 2 — Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

The Company does not have sufficient liquidity to meet its anticipated obligations over the next year from the date of issuance of these financial statements. In connection with the Company’s assessment of going concern considerations in accordance with Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the Company has access to funds from the Sponsor that are sufficient to fund the working capital needs of the Company until the earlier of the consummation of the Proposed Public Offering or one year from the date of issuance of these financial statements.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are

LIVE OAK ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Deferred Offering Costs

Deferred offering costs consist of legal, accounting, underwriting fees and other costs incurred through the balance sheet date that are directly related to the Proposed Public Offering and that will be charged to stockholders’ equity upon the completion of the Proposed Public Offering. Should the Proposed Public Offering prove to be unsuccessful, these deferred costs, as well as additional expenses to be incurred, will be charged to operations.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. Deferred tax assets were immaterial as of December 31, 2019 due to the full valuation allowance against those assets.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2019. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

The provision for income taxes was deemed to be de minimis for the period from May 24, 2019 (inception) through December 31, 2019.

LIVE OAK ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

Net Loss per Share

Net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period, excluding shares of common stock subject to forfeiture. Weighted average shares were reduced for the effect of an aggregate of 750,000 shares of Class B common stock that are subject to forfeiture if the over-allotment option is not exercised, in full or in part, by the underwriters (see Notes 5 and 6). At December 31, 2019, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into shares of common stock and then share in the earnings of the Company. As a result, diluted loss per share is the same as basic loss per share for the period presented.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. At December 31, 2019, the Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheet, primarily due to their short-term nature.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

Note 3 — Public Offering

Pursuant to the Proposed Public Offering, the Company intends to offer for sale 20,000,000 Units (or 23,000,000 Units if the underwriters’ over-allotment option is exercised in full) at a purchase price of $10.00 per Unit. Each Unit consists of one share of common stock and one-half of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of common stock at a price of $11.50 per share, subject to adjustment (see Note 6).

Note 4 — Related Party Transactions

Founder Shares

In June 2019, the Sponsor purchased 5,031,250 shares (the “Founder Shares”) of the Company’s Class B common stock for an aggregate price of $25,000. On January 14, 2020, the Sponsor contributed back to the Company, for no consideration, 718,750 Founder Shares (see Note 7). In February 2020, the Company effected a stock dividend for .333333333 shares for each Founder Share outstanding, resulting in the Sponsor holding an aggregate of 5,750,000 Founder Shares (up to an aggregate of 750,000 shares of which are subject to forfeiture to the extent that the underwriters’ over-allotment option is not exercised in full or in part, so that the initial stockholders will own, on an as-converted basis, 20% of the Company’s issued and outstanding shares after the Proposed Public Offering (assuming the initial stockholders do not purchase any Public Shares in the Proposed Public Offering) (see Notes 6 and 7). All share and per-share amounts have been retroactively restated to reflect the forfeiture of the Founder Shares.

The Founder Shares will automatically convert into shares of Class A common stock upon consummation of a Business Combination on a one-for-one basis, subject to certain adjustments, as described in Note 6.

LIVE OAK ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

Note 4 — Related Party Transactions (cont.)

The initial stockholders have agreed not to transfer, assign or sell any of the Founder Shares (except to certain permitted transferees) until the earlier of (i) one year after the date of the consummation of a Business Combination, or (ii) subsequent to the consummation of a Business Combination, (x) if the last reported sale price of the Company’s Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination, or (y) subsequent to a Business Combination, the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Promissory Note — Related Party

On December 31, 2019, the Company issued a promissory note to the Sponsor, pursuant to which the Sponsor agreed to loan the Company up to an aggregate of $300,000 to be used for the payment of costs related to the Proposed Public Offering (the “Promissory Note”). The Promissory Note is non-interest bearing, unsecured and due on the earlier of June 30, 2020 or the completion of the Proposed Public Offering. No amounts are currently outstanding under the Promissory Note (see Note 7).

Private Placement

The Sponsor has agreed to purchase an aggregate of 6,000,000 Private Placement Warrants (or 6,600,000 Private Placement Warrants if the underwriters’ over-allotment option is exercised in full) at a price of $1.00 per Private Placement Warrant, for an aggregate purchase price of $6,000,000 (or $6,600,000 if the underwriters’ over-allotment option is exercised in full), in a private placement that will occur simultaneously with the closing of the Proposed Public Offering. Each Private Placement Warrant is exercisable to purchase one share of Class A common stock at a price of $11.50 per share. A portion of the proceeds from the Private Placement Warrants will be added to the proceeds from the Proposed Public Offering to be held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds of the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Private Placement Warrants will expire worthless.

Related Party Loans

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s directors and officers may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. At December 31, 2019, no Working Capital Loans were outstanding.

Note 5 — Commitments

Registration Rights

The holders of the Founder Shares, Private Placement Warrants (and the shares of Class A common stock underlying such Private Placement Warrants) and Private Placement Warrants that may be issued upon conversion of Working Capital Loans will have registration rights to require the Company to register a sale of any of its securities

LIVE OAK ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

Note 5 — Commitments (cont.)

held by them pursuant to a registration rights agreement to be signed prior to or on the effective date of Proposed Public Offering. The holders of these securities will be entitled to make up to three demands, excluding short form registration demands, that the Company register such securities for sale under the Securities Act. In addition, these holders will have “piggy-back” registration rights to include their securities in other registration statements filed by the Company, subject to certain limitations. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company will grant the underwriters a 45-day option from the date of Proposed Public Offering to purchase up to 3,000,000 additional Units to cover over-allotments, if any, at the Proposed Public Offering price less the underwriting discounts and commissions.

The underwriters will be entitled to a cash underwriting discount of $0.20 per Unit, or $4,000,000 in the aggregate (or $4,600,000 in the aggregate if the underwriters’ option to purchase additional Units is exercised in full), payable upon the closing of the Proposed Public Offering. In addition, the underwriters will be entitled to a deferred fee of $0.35 per Unit, or $7,000,000 in the aggregate (or $8,050,000 in the aggregate if the underwriters’ option to purchase additional Units is exercised in full). The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Note 6 — Stockholder’s Equity

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designation, rights and preferences as may be determined from time to time by the Company’s Board of Directors. At December 31, 2019, there were no shares of preferred stock issued or outstanding.

Class A Common Stock — The Company is authorized to issue 100,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of Class A common stock are entitled to one vote for each share. At December 31, 2019, there were no shares of Class A common stock issued or outstanding.

Class B Common Stock — The Company is authorized to issue 10,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of the Company’s Class B common stock are entitled to one vote for each common share. At December 31, 2019, there were 5,750,000 shares of Class B common stock issued and outstanding, of which 750,000 shares are subject to forfeiture to the extent that the underwriter’s over-allotment option is not exercised in full so that the Founder Shares will represent, on an as-converted basis, 20% of the Company’s issued and outstanding shares after the Proposed Public Offering (assuming the initial stockholders do not purchase any Public Shares in the Proposed Public Offering).

Holders of Class B common stock will vote on the election of directors prior to the consummation of a Business Combination. Holders of Class A common stock and Class B common stock will vote together as a single class on all other matters submitted to a vote of stockholders except as required by law.

The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of a Business Combination on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock or equity-linked securities are issued or deemed issued in excess of the amounts offered in the Proposed Public Offering and related to the closing of a Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon completion of the Proposed Public offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with a Business Combination

LIVE OAK ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

Note 6 — Stockholder’s Equity (cont.)

(excluding any shares or equity-linked securities issued, or to be issued, to any seller in a Business Combination and any private placement-equivalent warrants issued to the Sponsor or its affiliates upon conversion of loans made to the Company).

Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Proposed Public Offering. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable and the Company will not be obligated to issue shares of Class A common stock upon exercise of a warrant unless the Class A common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.

The Company has agreed that, as soon as practicable, but in no event later than fifteen (15) business days, after the closing of a Business Combination, the Company will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Class A common stock issuable upon exercise of the warrants. The Company will use its best efforts to cause the same to become effective within 60 days after such closing, and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. Notwithstanding the above, if the Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but will be required to use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Once the warrants become exercisable, the Company may redeem the Public Warrants:

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon not less than 30 days’ prior written notice of redemption; and

•        if, and only if, the reported last sale price of the Company’s Class A common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending three business days prior to the date on which the Company sends the notice of redemption to the warrant holders.

In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or its affiliates, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates a Business Combination (such price, the “Market Value”) is below $9.20 per share, the

LIVE OAK ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

Note 6 — Stockholder’s Equity (cont.)

exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

The Private Placement Warrants will be identical to the Public Warrants underlying the Units being sold in the Proposed Public Offering, except that the Private Placement Warrants and the Class A common stock issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of shares of common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuance of common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

Note 7 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to February 28, 2020, the date that the financial statements were available to be issued. Other than as described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

On January 14, 2020, the Sponsor contributed back to the Company for no consideration 718,750 Founder Shares. As a result, the Sponsor now holds 4,312,500 Founder Shares, of which 562,500 shares are subject to forfeiture to the extent that the underwriters’ over-allotment option is not exercised in full or in part.

In February 2020, the Company effected a stock dividend for .333333333 shares for each share of Class B common stock outstanding, resulting in the Sponsor holding an aggregate of 5,750,000 Founder Shares (up to an aggregate of 750,000 shares of which are subject to forfeiture depending on the extent to which the underwriters’ over-allotment option is exercised).

All share and per-share amounts have been retroactively restated to reflect the forfeiture of the Founder Shares and the stock dividend.

In February 2020, the Company borrowed $155,000 under the Promissory Note.

Annex A-1

Execution Version

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

LIVE OAK ACQUISITION CORP.,

GREEN MERGER CORP.,

MEREDIAN HOLDINGS GROUP, INC.,

LIVE OAK SPONSOR PARTNERS, LLC, AS THE LIVE OAK REPRESENTATIVE

AND

JOHN A. DOWDY, JR., AS THE SHAREHOLDER REPRESENTATIVE

Dated as of October 3, 2020

Annex A-1 Page
ARTICLE I DEFINITIONS		A-1-2
Section 1.1	Definitions	A-1-2
Section 1.2	Other Definitional Provisions and Interpretation; Schedules	A-1-12

ARTICLE II THE MERGER; CLOSING		A-1-12
Section 2.1	The Merger	A-1-12
Section 2.2	Closing; Effective Time	A-1-13
Section 2.3	Articles of Incorporation and Bylaws	A-1-13
Section 2.4	Directors and Officers	A-1-13
Section 2.5	Conversion of Shares	A-1-13
Section 2.6	Exchange of Certificates; Closing of Stock Transfer Books; Unexchanged Shares	A-1-14
Section 2.7	Payments by Live Oak	A-1-15
Section 2.8	Deliveries by Live Oak and Merger Sub	A-1-16
Section 2.9	Deliveries by the Company	A-1-16
Section 2.10	Dissenting Shares	A-1-17
Section 2.11	New Equity Incentive Plan	A-1-17
Section 2.12	Rollover of Company Options	A-1-18
Section 2.13	Conversion of Convertible Notes and Exercise of Warrants	A-1-18

ARTICLE III MERGER CONSIDERATION; ADJUSTMENT		A-1-18
Section 3.1	Merger Consideration	A-1-18
Section 3.2	Estimated Merger Consideration	A-1-19
Section 3.3	Determination of Final Merger Consideration	A-1-19
Section 3.4	Earn-Out Shares	A-1-21
Section 3.5	Withholding	A-1-22

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY		A-1-22
Section 4.1	Organization and Authorization of the Company and its Subsidiaries	A-1-22
Section 4.2	Capitalization of the Company	A-1-23
Section 4.3	Governmental Consents; No Conflicts	A-1-23
Section 4.4	Financial Statements; No Undisclosed Liabilities; Indebtedness	A-1-23
Section 4.5	Absence of Certain Changes	A-1-25
Section 4.6	Assets	A-1-25
Section 4.7	Real Property	A-1-25
Section 4.8	Intellectual Property	A-1-26
Section 4.9	Information Technology; Data Privacy and Security	A-1-27
Section 4.10	Material Contracts	A-1-28
Section 4.11	Permits	A-1-29
Section 4.12	Benefit Plans	A-1-30
Section 4.13	Employee and Labor Matters	A-1-31
Section 4.14	Environmental Matters	A-1-32
Section 4.15	Taxes	A-1-33
Section 4.16	Proceedings and Orders	A-1-35
Section 4.17	Compliance with Laws	A-1-35
Section 4.18	Compliance With Regulatory Requirements and Product Certifications	A-1-35
Section 4.19	Accounts Receivable	A-1-36
Section 4.20	Inventory	A-1-36
Section 4.21	Material Customers and Material Suppliers	A-1-36
Section 4.22	Related Party Transactions	A-1-36

Annex A-1-i

Annex A-1 Page
Section 4.23	Bank Accounts	A-1-37
Section 4.24	Insurance Policies	A-1-37
Section 4.25	Required Shareholder Approval	A-1-37
Section 4.26	Takeover Laws	A-1-37
Section 4.27	Exchange Act	A-1-37
Section 4.28	Brokers	A-1-37

ARTICLE V REPRESENTATIONS AND WARRANTIES OF LIVE OAK AND MERGER SUB		A-1-38
Section 5.1	Organization and Authorization	A-1-38
Section 5.2	Governmental Consents; No Conflicts	A-1-38
Section 5.3	Proceedings	A-1-38
Section 5.4	Compliance with Laws	A-1-39
Section 5.5	Issuance of Shares	A-1-39
Section 5.6	Live Oak Trust Fund	A-1-39
Section 5.7	Capitalization of Live Oak	A-1-39
Section 5.8	Merger Sub	A-1-39
Section 5.9	SEC Filings	A-1-39
Section 5.10	Internal Controls	A-1-40
Section 5.11	Listing	A-1-40
Section 5.12	Absence of Certain Changes or Events	A-1-40
Section 5.13	No Undisclosed Liabilities	A-1-40
Section 5.14	Employees	A-1-40
Section 5.15	Tax Matters	A-1-40
Section 5.16	Brokers	A-1-42

ARTICLE VI PRE-CLOSING COVENANTS AND AGREEMENTS		A-1-42
Section 6.1	Access to Information	A-1-42
Section 6.2	Conduct of Business Pending the Closing	A-1-42
Section 6.3	Consents and Approvals	A-1-44
Section 6.4	Notification of Certain Matters	A-1-46
Section 6.5	Termination of Certain Related Party and other Contracts	A-1-46
Section 6.6	D&O Insurance	A-1-46
Section 6.7	Resignations	A-1-46
Section 6.8	Confidentiality	A-1-46
Section 6.9	Transfer of Assets	A-1-46
Section 6.10	Parachute Payment Waivers	A-1-46
Section 6.11	Section 280G Stockholder Approval	A-1-46
Section 6.12	PCAOB Audited Financials	A-1-47
Section 6.13	Directors and Officers	A-1-47
Section 6.14	Claims Against Trust Account	A-1-47
Section 6.15	Proxy Statement; Registration Statement	A-1-47
Section 6.16	Live Oak Stockholders’ Meeting and Merger Sub Stockholders’ Approval	A-1-49
Section 6.17	Required Shareholder Approval	A-1-49
Section 6.18	Company Solicitation; Change in Recommendation	A-1-49
Section 6.19	Live Oak Solicitation; Change in Recommendation	A-1-50
Section 6.20	Takeover Laws	A-1-50
Section 6.21	Stock Exchange Listing	A-1-50
Section 6.22	Other Disclosure	A-1-50
Section 6.23	Road Shows	A-1-51
Section 6.24	Publicity	A-1-51

Annex A-1-ii

Annex A-1 Page
Section 6.25	Conduct of the Live Oak Business Pending the Closing	A-1-51
Section 6.26	Section 16 Matters	A-1-52

ARTICLE VII ADDITIONAL COVENANTS AND AGREEMENTS		A-1-52
Section 7.1	Taxes	A-1-52
Section 7.2	Books and Records	A-1-52
Section 7.3	Trust Account	A-1-53

ARTICLE VIII CONDITIONS TO CLOSING		A-1-53
Section 8.1	Conditions to Each Party’s Obligations	A-1-53
Section 8.2	Additional Conditions to Obligations of Live Oak and Merger Sub	A-1-54
Section 8.3	Additional Conditions to Obligations of the Company	A-1-54
Section 8.4	Frustration of Closing Conditions	A-1-55

ARTICLE IX TERMINATION		A-1-55
Section 9.1	Termination	A-1-55
Section 9.2	Effect of Termination	A-1-56

ARTICLE X SHAREHOLDER REPRESENTATIVE		A-1-56
Section 10.1	Designation	A-1-56
Section 10.2	Authority	A-1-56
Section 10.3	Reliance by Live Oak	A-1-56
Section 10.4	Shareholder Representative Amount	A-1-56
Section 10.5	Exculpation	A-1-57

ARTICLE XI MISCELLANEOUS		A-1-57
Section 11.1	Expenses	A-1-57
Section 11.2	Amendments	A-1-57
Section 11.3	Notices	A-1-57
Section 11.4	United States Dollars	A-1-58
Section 11.5	Waivers	A-1-58
Section 11.6	Assignment	A-1-58
Section 11.7	No Third-Party Beneficiaries	A-1-58
Section 11.8	Publicity	A-1-58
Section 11.9	Further Assurances	A-1-59
Section 11.10	Severability	A-1-59
Section 11.11	Entire Agreement	A-1-59
Section 11.12	No Strict Construction	A-1-59
Section 11.13	Governing Law	A-1-59
Section 11.14	Jurisdiction, Service, and Venue	A-1-59
Section 11.15	WAIVER OF TRIAL BY JURY	A-1-59
Section 11.16	Equitable Relief	A-1-59
Section 11.17	Privileged Communications	A-1-59
Section 11.18	No Waiver of Privilege; Protection from Disclosure or Use	A-1-60
Section 11.19	Nonsurvival of Representations, Warranties and Covenants	A-1-60
Section 11.20	Counterparts	A-1-60

Annex A-1-iii

EXHIBITS

Exhibit A	Support Agreement
Exhibit B	Lock Up Agreement
Exhibit C	Non-Competition Agreement
Exhibit D	Certificate of Merger
Exhibit E	Written Consent

Annex A-1-iv

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER is made as of October 3, 2020, by and among Live Oak Acquisition Corp., a Delaware corporation (“Live Oak”), Green Merger Corp., a Georgia corporation and a wholly-owned subsidiary of Live Oak (“Merger Sub”), Meredian Holdings Group, Inc., dba Danimer Scientific, a Georgia corporation (the “Company”), Live Oak Sponsor Partners, LLC, as representative for Live Oak, for certain purposes described in this Agreement (the “Live Oak Representative”), and John A. Dowdy, Jr., as representative of the shareholders of the Company for certain purposes described in this Agreement (the “Shareholder Representative”). Live Oak, Merger Sub, the Company, the Live Oak Representative and the Shareholder Representative are each sometimes referred to in this Agreement as a “Party,” and collectively as the “Parties.” Certain capitalized terms used in this Agreement have the meanings set forth in ARTICLE I.

RECITALS

WHEREAS, the Company is engaged, directly and indirectly through its Subsidiaries, in the business of researching, developing, manufacturing, marketing, distributing and selling biodegradable bio-plastic replacements for traditional petroleum-based plastics (the “Business”).

WHEREAS, Live Oak desires to acquire the Company through a merger of Merger Sub with and into the Company, with the Company surviving the Merger as a wholly-owned subsidiary of Live Oak.

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (a) determined that the Merger Consideration is fair from a financial point of view to the Shareholders and has approved and adopted this Agreement and declared its advisability and approved the Merger and the other transactions contemplated by this Agreement, and (b) has recommended the approval and adoption of this Agreement and the Merger by the Shareholders (as defined herein);

WHEREAS, the Board of Directors of Live Oak (the “Live Oak Board”) has unanimously (a) approved and adopted this Agreement and declared its advisability and approved the payment of the Per Share Merger Consideration to stockholders of the Company pursuant to this Agreement and the other transactions contemplated by this Agreement, and (b) has recommended the approval and adoption of this Agreement and the transactions contemplated by this Agreement by the Live Oak Stockholders;

WHEREAS, the Board of Directors of Merger Sub (the “Merger Sub Board”) has unanimously (a) determined that the Merger is fair to, and in the best interests of, Merger Sub and its sole stockholder and has approved and adopted this Agreement and declared its advisability and approved the Merger and the other transactions contemplated by this Agreement, and (b) has recommended the approval and adoption of this Agreement and the Merger by the sole stockholder of Merger Sub;

WHEREAS, concurrently with the execution of this Agreement, in order to induce the Parties to enter into this Agreement: (a) certain Shareholders are entering into Support Agreements with Live Oak, in the form attached as Exhibit A, pursuant to which each such Shareholder has irrevocably agreed to, among other things, execute a written Consent in favor of adopting this Agreement, (b) certain Key Executives have entered into Key Employment Agreements with the Company or are entering into Key Employment Agreements with Live Oak, to become effective at the time of Closing, and (c) certain Specified Shareholders are entering into Non-Competition Agreements with Live Oak to become effective at the time of Closing;

WHEREAS, in connection with the Closing, Live Oak and certain Shareholders shall enter into Lock-Up Agreements; and

WHEREAS, it is intended that, for U.S. federal income tax purposes, the Merger shall qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986 (the “Code”) and that this Agreement constitutes and is adopted as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

Annex A-1-1

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, and agreements contained in this Agreement, the Parties agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1     Definitions. The following terms shall have the following meanings for purposes of this Agreement:

“280G Report” has the meaning set forth in Section 6.10.

“Accounting Firm” has the meaning set forth in Section 3.3(c).

“Adjustment Holdback Amount” means Four Million Five Hundred Thousand Dollars ($4,500,000).

“Adjustment Holdback Shares” means the number of Live Oak Class A Common Stock equal to the quotient obtained by dividing (a) the Adjustment Holdback Amount by (b) the Live Oak Share Price.

“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, controls, is under common control with, or is controlled by such specified Person. The term “control” (including its correlative meanings “under common control with” and “controlled by”) as used in the preceding sentence means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of securities or partnership or other interests, by contract, or otherwise.

“Agreement” means this Agreement and Plan of Merger, including all Exhibits and Schedules.

“Assessed Products” has the meaning set forth in Section 4.8(f).

“Assumed Company Option” has the meaning set forth in Section 2.12.

“Authorized Action” has the meaning set forth in Section 10.2.

“Award Exchange Ratio” has the meaning set forth in Section 2.12.

“Benefit Plan” means (a) an “employee benefit plan” within the meaning of Section 3(3) of ERISA, (b) a stock bonus, stock purchase, stock option, restricted stock, stock appreciation right or similar equity or equity-based plan, or (c) any other retirement or deferred compensation plan, incentive compensation plan, commission plan or arrangement, retention plan or agreement, unemployment compensation plan, vacation pay, change in control, severance pay, bonus or benefit arrangement, insurance or hospitalization program, flexible benefit plan, cafeteria plan, dependent care plan, or fringe benefit plan for any current or former employee, director, consultant or agent, whether pursuant to a written plan, agreement, arrangement, or Contract or pursuant to custom or understanding.

“Business” has the meaning set forth in the preliminary statements to this Agreement.

“Business Day” means any day of the year other than (a) any Saturday or Sunday or (b) any other day on which banks or government offices located in New York, New York are authorized or required to be closed for business.

“Cancellation” has the meaning set forth in Section 2.6(b).

“Cancelled Shares” has the meaning set forth in Section 2.5(b).

“Cash” means cash and cash equivalents (including bank deposits, checks and drafts received but not yet cleared and convertible to cash within five (5) Business Days), excluding Restricted Cash.

“Cash Free Exercise Option and Warrant Shares” means, in respect of each Company Option and Company Warrant, the number of Shares that would be issuable on a “cash free” or “net exercise” basis in respect of such Company Option or Company Warrant, as applicable, in accordance with the following formula: X = Y(A-B)/A; where

“X” = the number of Cash Free Exercise Option or Warrant Shares in respect of such Company Option or Company Warrant, as applicable;

Annex A-1-2

“Y” = the total number of Shares into which such Company Option or such Company Warrant is exercisable, as applicable, assuming exercise in full thereof;

“A” = $63.00; and

“B” = the exercise price of such Company Option or Company Warrant, as applicable.

For illustration purposes only, the number of Cash Free Exercise Option and Warrant Shares, in respect of a Company Option or Company Warrant exercisable for 1,000 Shares at an exercise price of $30.00 per Share would be 523.81 Shares = (1,000 * (($63.00-$30.00)/$63.00)).

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980.

“Certificate” has the meaning set forth in Section 2.6(b).

“Certificate of Merger” has the meaning set forth in Section 2.2(b).

“Claims” has the meaning set forth in Section 6.14.

“Closing” has the meaning set forth in Section 2.2(a).

“Closing Date” has the meaning set forth in Section 2.2(a).

“Closing Date Net Debt” means an amount equal to the Net Debt, on the calendar day immediately preceding the Closing Date.

“Closing Payment” means an amount equal to the Estimated Merger Consideration, minus (i) the Adjustment Holdback Amount, and minus (ii) the Shareholder Representative Amount.

“Closing Per Share Merger Consideration” has the meaning set forth in Section 2.5(a).

“Code” has the meaning set forth in the Recitals of this Agreement.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Benefit Plan” means each Benefit Plan that is sponsored or maintained by the Company or any of its ERISA Affiliates or with respect to which the Company or any of its ERISA Affiliates has any Liability.

“Company Board” has the meaning set forth in the Recitals of this Agreement.

“Company Board Recommendation” has the meaning set forth in Section 4.1(c).

“Company Copyrights” means the copyrights and works of authorship (and any applications for registration of the same) owned by the Company and its Subsidiaries.

“Company Domain Names” means the Internet domain names owned by the Company and its Subsidiaries.

“Company Insiders” has the meaning set forth in Section 6.26.

“Company Intellectual Property” means the Intellectual Property owned by the Company and its Subsidiaries.

“Company IT Systems” has the meaning set forth in Section 4.9(a).

“Company Option Plans” means the Meredian Holdings Group, Inc. 2016 Omnibus Stock Incentive Plan and the Meredian Holdings Group, Inc. 2016 Director and Executive Officer Stock Incentive Plan.

“Company Options” means all options to purchase Shares, whether or not exercisable and whether or not vested, outstanding immediately prior to the Closing, under the Company Option Plans or otherwise.

“Company Patents” means the issued patents and pending patent applications owned by the Company.

“Company Real Property” has the meaning set forth in Section 4.7(b).

Annex A-1-3

“Company Records” means all customer lists, supplier lists, product price lists, sales records, product specifications, advertising materials, engineering data, maintenance schedules, and operating and production records relating to the Company or used in connection with the Business.

“Company Trademarks” means the trade names, registered trademarks, service names, and registered service marks (and applications for registration of the same) owned by the Company and its Subsidiaries.

“Company Warrants” has the meaning set forth in Section 4.2(a).

“Company’s Knowledge” or any similar expression with regard to the knowledge or awareness of, or receipt of notice by, the Company means the actual knowledge of Stephen E. Croskrey, John A. Dowdy, III, Michael Smith, Scott Tuten and Philip Van Trump, in each case after due inquiry of the respective employees directly reporting to such Persons.

“Competing Live Oak Transaction” has the meaning set forth in Section 6.19.

“Competing Transaction” has the meaning set forth in Section 6.18(a).

“Confidentiality Agreement” means that certain Non-Disclosure Agreement, dated as of June 17, 2020, between Live Oak and the Company.

“Consent” means a consent, authorization, or approval of a Person.

“Contract” means any contract, agreement, letter of intent, lease, license, indenture, mortgage, note, bond, guaranty, or other arrangement or understanding, whether written or oral.

“Counsel” has the meaning set forth in Section 11.17.

“Data Room” means the ShareVault virtual data room, having the name “Project Green,” established by the Company in connection with the transactions contemplated by this Agreement.

“Dissenting Shares” has the meaning set forth in Section 2.10.

“Dollars” or numbers preceded by the symbol “$” mean amounts in United States Dollars.

“Effective Time” has the meaning set forth in Section 2.2(b).

“Earn-Out Shares” has the meaning set forth in Section 3.4.

“Employees” means those individuals employed by the Company or any of its Subsidiaries.

“Enforceability Limitations” means limitations on enforcement and other remedies imposed by or arising under or in connection with applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, and other similar Laws relating to or affecting creditors’ rights generally from time to time in effect or general principles of equity (including concepts of materiality, reasonableness, good faith, and fair dealing with respect to those jurisdictions that recognize such concepts).

“Environmental Law” means any applicable Laws (including common law) concerning the protection of human health or the environment (including indoor or outdoor air, surface water, groundwater, sediment, land, surface or subsurface strata, and natural resources), including Laws (a) imposing Liability in connection with cleanup, investigation, removal, remediation or response relative to any release or threatened release of a pollutant or contaminant, (b) relating to exposure to health or physical hazards within the environment or protection of worker health and safety, and (c) otherwise relating to the environmental aspects of the manufacture, processing, distribution, use, treatment, storage, disposal, emission, transport, or handling of materials posing a physical or health hazard.

“Environmental Permit” means any Permit pursuant to any Environmental Law.

“Equity Interests” means (a) shares of capital stock, limited liability company membership interests, partnership interests, or other equity interests of an entity, as applicable, and (b) any options, warrants, or other securities exercisable for or convertible into any of the securities described in clause (a).

“ERISA” means the Employee Retirement Income Security Act of 1974.

Annex A-1-4

“ERISA Affiliate” means, with respect to any Person, any corporation, trade, or business which, together with such Person, is a member of a controlled group of corporations or a group of trades or businesses under common control within the meaning of Sections 414(b) or 414(c) of the Code.

“Estimated Closing Statement” has the meaning set forth in Section 3.2.

“Estimated Merger Consideration” has the meaning set forth in Section 3.2.

“Exchange Act” has the meaning set forth in Section 4.27.

“Exchange Agent” means Continental Stock Transfer & Trust Company.

“Exchange Agent Agreement” means the Exchange Agent Agreement to be entered into between the parties thereto.

“FCN Letters” has the meaning set forth in Section 4.18.

“FDA” has the meaning set forth in Section 4.18.

“Final Merger Consideration” means the Merger Consideration, as the same becomes final and binding pursuant to Section 3.3.

“Financial Statements” has the meaning set forth in Section 4.4(a).

“Flow of Funds Memorandum” has the meaning set forth in Section 2.7.

“FTO” has the meaning set forth in Section 4.8(f).

“Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Organization and Authorization of the Company and its Subsidiaries), Section 4.2 (Capitalization of the Company; Subsidiaries), Section 4.3(b) (No Conflicts), Section 4.25 (Required Shareholder Approval), Section 4.28 (Brokers), Section 5.1 (Organization and Authorization), and Section 5.16 (Brokers).

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“GBCC” has the meaning set forth in Section 2.1.

“Governmental Authority” means any federal, state, provincial, local, foreign, or supra-national government or other political subdivision thereof or any entity, body, authority, agency, commission, court, tribunal, or judicial body exercising executive, legislative, judicial, regulatory, arbitral, or administrative Law functions, including quasi-governmental entities established to perform such functions.

“Hazardous Substance” means any material, chemical, substance, pollutant, contaminant or waste that is regulated or subject to standards of conduct, or that may give rise to Liability, under any Environmental Law or which is otherwise hazardous, toxic or harmful to human health or the environment, including (i) petroleum or any fraction thereof, (ii) radiation and radioactive materials, (iii) asbestos in any form, (iv) polychlorinated biphenyls and (v) perfluoroalkyl and polyfluoroalkyl substances.

“Health Plan” means each Company Benefit Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA.

“Healthcare Reform Laws” means the Patient Protection and Affordable Care Act, Pub. L. No. 111-148 and the Health Care and Education Reconciliation Act of 2010, Pub. L. No. 111-152, and the regulations and guidance issued thereunder.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Inbound IP License” has the meaning set forth in Section 4.9(c).

“Indebtedness” means, with respect to any Person, without duplication, (a) all indebtedness of such Person for borrowed money, loans, or advances, (b) all indebtedness for the deferred purchase price of properties, assets, or services (including all earn-out obligations), (c) all obligations evidenced by notes, bonds, debentures, or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement,

Annex A-1-5

(e) all obligations under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) all reimbursement, payment, or similar obligations, contingent or otherwise, under any banker’s acceptance, letter of credit, or similar facility, (g) all obligations under surety bonds and performance bonds, (h) all obligations under any interest rate, currency, or other derivative, hedging, swap, or similar instrument, (i) other than as set forth on Schedule 1.1(a), all Liabilities of any Person pursuant to any settlement agreements and (j) all Liabilities of any other Person described in clauses (a) through (i) above that such Person has, directly or indirectly, guaranteed or assumed, or that is otherwise its legal obligation. The amount of such Person’s Indebtedness shall include the aggregate principal amount thereof, all accrued and unpaid interest thereon, and any premiums or penalties, including any prepayment penalties, payable with respect thereto. For the avoidance of doubt, any amount included as a Transaction Expense shall not constitute Indebtedness.

“Initial Closing Statement” has the meaning set forth in Section 3.3(a).

“Initial Option Grant” has the meaning set forth in Section 2.11.

“Initial Restricted Stock Grant” has the meaning set forth in Section 2.11.

“Insurance Policies” has the meaning set forth in Section 4.24.

“Intellectual Property” means all (a) patents and pending patent applications, including provisionals, continuations, divisionals, continuations-in-part, reissues, or reexaminations thereof, (b) trademarks, service marks, trade names, service names, trade dress, and Internet domain names, together with the goodwill exclusively associated with any of the foregoing, and all applications, registrations and renewals thereof, (c) copyrights and works of authorship, (d) Know-How, and (e) Software.

“Inventory” has the meaning set forth in Section 4.20.

“Key Employment Agreements” means (a) the employment agreement or consulting agreement, as the case may be, between Live Oak and certain Key Executives, each dated the date hereof and to become effective at the time of Closing, and (b) the employment agreements between the Company certain Key Executives, each dated on or about August 31, 2020.

“Key Executives” means the list of Company executives set forth on Schedule 1.1(b).

“Know-How” means trade secrets, inventions, discoveries, formulae, practices, processes, procedures, ideas, specifications, engineering data, databases, and data collections.

“Law” means any law, statute, regulation, ordinance, rule, code, requirement, or rule of law (including common law) enacted, promulgated, issued, released, or imposed by any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 4.7(b).

“Letter of Transmittal” has the meaning set forth in Section 2.6(b).

“Liability” means any debt, liability, commitment, or obligation of any nature, whether pecuniary or not, asserted or unasserted, accrued or unaccrued, absolute or contingent, matured or unmatured, liquidated or unliquidated, determined or determinable, incurred or consequential, known or unknown, and whether due or to become due, including those arising under any Contract, Law, or Order.

“Lien” means any lien, mortgage, pledge, security interest, imperfection of title, encroachment, lease, license, easement, right-of-way, covenant, condition, restriction, adverse claim, or other encumbrance, other than any license of, option to license, or covenant not to assert claims of infringement, misappropriation, or other violation with respect to Intellectual Property.

“Live Oak” has the meaning set forth in the preamble to this Agreement.

“Live Oak Board” has the meaning set forth in the Recitals of this Agreement.

“Live Oak Class A Common Stock” means the Class A Common Stock, par value $0.0001 per share, of Live Oak.

“Live Oak Class B Common Stock” has the meaning set forth in Section 5.7(a).

Annex A-1-6

“Live Oak Financial Statements” has the meaning set forth in Section 5.9.

“Live Oak Public Offering Warrant” means that certain Live Oak initial public offering consummated on May 8, 2020.

“Live Oak Preferred Stock” has the meaning set forth in Section 5.7(a).

“Live Oak Proposals” has the meaning set forth in Section 6.15(a).

“Live Oak SEC Documents” has the meaning set forth in Section 5.9.

“Live Oak Share Price” means Ten Dollars ($10.00) per share.

“Live Oak Shares” means the fully diluted number of shares of Live Oak Class A Common Stock and Live Oak Class B Common Stock as measured immediately following the Effective Time, excluding the number of shares of Live Oak Class A Common Stock issuable upon exercise of the Live Oak Warrants.

“Live Oak Stockholders” means the stockholders of Live Oak.

“Live Oak Stockholders’ Meeting” has the meaning set forth in Section 6.15(a).

“Live Oak Transaction Expenses” means (a) all fees and expenses incurred or payable by Live Oak or Merger Sub in connection with this Agreement and the transactions contemplated by this Agreement, including all fees and expenses of any investment bankers, attorneys, accountants, consultants, experts, or other professionals engaged by or on behalf of Live Oak or Merger Sub in connection with this Agreement and the transactions contemplated by this Agreement, (b) fifty percent (50%) of the fees and expenses of the Exchange Agent pursuant to the Exchange Agent Agreement and (c) fifty percent (50%) of the filing fees associated with the HSR Act filing payable pursuant to Section 6.3(b); provided, that if more than one HSR Act filing is required, then Live Oak shall bear the entire cost of each such filing beyond the first filing; and provided, further, that in the case of each of clauses (a) – (c), to the extent not paid prior to the Closing. For the avoidance of doubt, the Live Oak Transaction Expenses shall not include any fees and expenses of the Live Oak Representative.

“Live Oak Warrant Agreement” means that certain warrant agreement dated May 5, 2020, by and between Live Oak and Continental Transfer & Trust Company, a New York corporation.

“Live Oak Warrants” means, collectively, warrants to purchase shares of Live Oak Class A Common Stock, with each whole warrant exercisable for one share of Live Oak Class A Common Stock at an exercise price of Eleven Dollars and Fifty Cents ($11.50) per share, as contemplated under (i) the Live Oak Warrant Agreement, and (ii) the Live Oak Public Offering Warrant.

“Live Oak’s Knowledge” or any similar expression with regard to the knowledge or awareness of, or receipt of notice by, Live Oak means the actual knowledge of Richard Hendrix, Gary Wunderlich and Andrea Tarbox after due inquiry of the respective employees directly reporting to such Persons.

“Lock-Up Agreements” means the lock-up agreements, in the form attached hereto as Exhibit B, to be entered into by and between Live Oak and the Shareholders named on Schedule 1.1(c) in connection with the Closing.

“Material Adverse Effect” means any event, change, or occurrence that, individually or in the aggregate with any other events, changes, or occurrences, (i) has had, or would reasonably be expected to have, a material adverse effect on the business, assets, Liabilities, condition (financial or otherwise), or results of operations of the Company and its Subsidiaries (on a long-term basis), taken as a whole, or (ii) that materially impairs, or would reasonably be expected to materially impair, individually or in the aggregate, the ability of the Company to consummate the transactions contemplated by this Agreement; provided, however, that, solely with respect to clause (i) above, excluding any event, change, or occurrence resulting from: (a) effects generally affecting the industries or segments thereof in which the Company or its Subsidiaries operates; (b) general business, economic, or political conditions (or changes therein); (c) any outbreak or escalation of hostilities or declared or undeclared acts of war, sabotage, terrorist attack, or any other act of terrorism; (d) any natural or man-made disaster or acts of God; (e) any epidemic, pandemic or disease outbreak (including the Covid-19 virus); (f) any failure by the Company or its Subsidiaries, taken as a whole to meet budgets, plans, projections, or forecasts (whether internal or otherwise) for any period (it being understood that the underlying cause of the failure to meet such budgets, plans, projections, or forecasts shall be taken into account in determining

Annex A-1-7

whether a Material Adverse Effect has occurred or could occur); (g) changes in Law or interpretation thereof or GAAP or interpretation thereof; or (h) events attributable to the announcement of the execution of this Agreement or any Related Agreement, the announcement of the transactions contemplated hereby or thereby, or the consummation of the transactions contemplated hereby or thereby; provided, however, that any event, change, or occurrence resulting from the matters referred to in clauses (a) and (b) above shall be excluded only to the extent such matters do not disproportionately impact the Company and its Subsidiaries, taken as a whole, as compared to other Persons operating in the same or similar industry.

“Material Contracts” has the meaning set forth in Section 4.10.

“Material Customer” has the meaning set forth in Section 4.21(a).

“Material Supplier” has the meaning set forth in Section 4.21(a).

“Merger” has the meaning set forth in Section 2.1.

“Merger Consideration” has the meaning set forth in Section 3.1.

“Merger Sub” has the meaning set forth in the preamble to this Agreement.

“Merger Sub Board” has the meaning set forth in the Recitals of this Agreement.

“Merger Sub Common Stock” has the meaning set forth in Section 5.7(b).

“Multiemployer Plan” has the meaning set forth in Section 3(37) of ERISA.

“Negative Adjustment Shares” has the meaning set forth in Section 3.3(e).

“Net Debt” means (i) the aggregate consolidated Indebtedness of the Company and its Subsidiaries (including prepayment penalties that would be due if paid off at the Closing), minus (ii) the aggregate consolidated Indebtedness incurred by the Company and its Subsidiaries pursuant to their participation in the NMTC Program and the Paycheck Protection Program, minus (iii) Cash of the Company, minus (iv) the amount of all Cash capital expenditures up to a maximum of Ten Million Dollars ($10,000,000) made by the Company and its Subsidiaries from September 18, 2020 through the Closing Date solely in connection with the Company’s “Phase 2” (“Phase II”) expansion of the Winchester, Kentucky facility (collectively, the “Phase II Capital Expenditures”), minus (v) the principal amount of and accrued but unpaid interest on all promissory notes issued in favor of the Company.

“New Equity Incentive Plan” has the meaning set forth in Section 2.11.

“NMTC Loans” has the meaning set forth in Section 4.4(e).

“NMTC Program” means the New Market Tax Program, a federal program enacted by the United States Congress as a part of the Community Renewal Tax Relief Act of 2000, as amended, administered by from the Community Development Financial Institutions Fund of the United States Department of Treasury.

“Non-Competition Agreements” means the non-competition and non-solicitation agreements, in the form attached hereto as Exhibit C, entered into by and between Live Oak and the Specified Shareholders, respectively, effective as of the Closing.

“Non-Dissenting Shareholder” means a Shareholder that does not properly demand or perfect such Shareholder’s right to appraisal under Article 13 or Section 14-1322 of the GBCC and is otherwise entitled to receive its portion of the Merger Consideration pursuant to this Agreement.

“Notice of Acceptance” has the meaning set forth in Section 3.3(b)(i).

“Notice of Disagreement” has the meaning set forth in Section 3.3(b)(ii).

“NYSE” means The New York Stock Exchange.

“Order” means any order, judgment, decree, injunction, stipulation, settlement, or Consent order of or with any Governmental Authority.

Annex A-1-8

“Organizational Documents” means the certificate or articles of incorporation, certificate of formation, bylaws, limited liability company agreement, or other governing documents of an entity, as applicable, in each case as amended.

“Outbound IP License” has the meaning set forth in Section 4.9(b).

“Outside Date” has the meaning set forth in Section 9.1(b).

“Owned Real Property” has the meaning set forth in Section 4.7(a).

“Party” and “Parties” have the meanings set forth in the preamble to this Agreement. Following the Effective Time, the Surviving Corporation shall be considered a Party.

“PCAOB” means the Public Company Accounting Oversight Board and any division or subdivision thereof.

“PCAOB Audited Financials” means the audited consolidated balance sheet of the Company and the consolidated Subsidiaries of the Company as of December 31, 2019 and December 31, 2018, and the related audited consolidated statements of income and cash flows of the Company and the consolidated Subsidiaries of the Company for such years, each audited in accordance with the auditing standards of the PCAOB.

“Percentage Interest” means, with respect to any Shareholder, the percentage set forth opposite such Shareholder’s name in the Estimated Closing Statement.

“Permit” means any permit, license, approval, governmental qualification, registration, or other authorization required to be obtained.

“Permitted Liens” means: (a) Liens for or in respect of Taxes or other governmental charges that are not yet due and payable or that are being contested in good faith by appropriate Proceedings and, in each case, for which an appropriate reserve has been established in accordance with GAAP; (b) workers’, mechanics’, materialmen’s, repairmen’s, suppliers’, carriers’, tenants’, or similar Liens arising in the ordinary course of business or by operation of law with respect to obligations that are not yet due and payable; (c) all covenants, conditions, restrictions (including any zoning, entitlement, conservation, restriction, and other land use and environmental regulations by Governmental Authorities), easements, charges, rights-of-way, and other Liens that, individually or in the aggregate, do not materially impair the use of the real property affected thereby; (d) all other Liens on tangible personal property that, individually or in the aggregate, do not materially impair the value of the property subject to such Liens or the use of such property in the Business; (e) with respect to the Shares, restrictions on transfer imposed under applicable securities Laws; and (f) Liens in favor of certain lenders that are currently in effect as set forth on Schedule 1.1(d).

“Person” means any individual, corporation, limited liability company, partnership, joint venture, trust, Governmental Authority, or other legal entity.

“Personal Data” means a natural Person’s name, street address, telephone number, e-mail address, photograph, Social Security number, driver’s license number, passport number, policyholder or account number, “nonpublic personal information” as defined by the Financial Services Modernization Act of 1999 and any other piece of information that alone or together with other information could reasonably allow for the identification of a natural Person or otherwise relates to an identifiable natural Person.

“PHA Products” has the meaning set forth in Section 4.18.

“PIPE” has the meaning set forth in Section 8.3(d).

“Positive Adjustment Shares” has the meaning set forth in Section 3.3(d).

“PPP Loan” shall mean that certain Promissory Note, dated as of April 18, 2020, issued by the Company to Truist Bank, a North Carolina banking corporation, in a principal amount of One Million Seven Hundred Seventy Six Thousand Dollars ($1,776,000.00), and all agreements or documents entered into in connection therewith or related thereto.

“Privileged Communications” has the meaning set forth in Section 11.17.

“Proceeding” means an action, suit, arbitration, proceeding, audit, hearing, examination, investigation, or litigation (whether civil, criminal, administrative, investigative, or informal) by or before any Governmental Authority.

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“Proposed Adjustments” has the meaning set forth in Section 3.3(b)(ii).

“Real Property Lease” has the meaning set forth in Section 4.7(b).

“Registration Statement” has the meaning set forth in Section 6.15(a).

“Related Agreement” means any Contract that is to be entered into at the Closing or otherwise pursuant to this Agreement on or prior to the Closing Date, including the Key Employment Agreements, the Non-Competition Agreements, the Lock-Up Agreements and the Exchange Agent Agreement. The Related Agreements executed by a specified Person shall be referred to as “such Person’s Related Agreements,” “its Related Agreements,” or other similar expression.

“Related Party” has the meaning set forth in Section 4.22(a).

“Release” means any spill, emission, leaking, pumping, pouring, emptying, leaching, escaping, dumping, disposing, injection, deposit, dispersing, migration or discharge of any Hazardous Substance in, onto or through the environment.

“Remedial Action” means any action to (a) investigate, clean up, remediate, remove, respond or treat, or in any other way to address, a Release or a threat of Release, including the performance of required studies, investigations, restoration or monitoring or (b) assess or restore the environment or natural resources.

“Representatives” means with respect to any Person, such Person’s Affiliates and its and their respective directors, officers, managers, employees, agents, representatives and advisors.

“Required Live Oak Stockholder Approval” has the meaning set forth in Section 5.2(c).

“Required Shareholder Approval” has the meaning set forth in Section 4.25.

“Restricted Cash” means cash needed to satisfy any outstanding check payable by the Company or any of its Subsidiaries, ACH transaction and other wire transfers, cash required to collateralize any letters of credit, surety bonds, performance bonds, or other similar instruments and any other cash that is otherwise not freely usable by the Company as of the Closing because it is subject to express contractual restrictions or limitations on use or distribution by Law, Contract or otherwise.

“Retention Recipient” has the meaning set forth in Section 2.11.

“Reviewable Document” has the meaning set forth in Section 6.22(a).

“SBA” has the meaning set forth in Section 4.4(d).

“SEC” means the Securities and Exchange Commission.

“SEC Guidance” means (a) any publicly available written or oral interpretations, questions and answers, guidance and forms of the SEC, (b) any oral or written comments, requirements or requests of the SEC or its staff, (c) the Securities Act and the Exchange Act and (d) any other rules, bulletins, releases, manuals and regulations of the SEC.

“Section 16 Information” has the meaning set forth in Section 6.26.

“Securities Act” means the Securities Act of 1933, as amended.

“SEMS” means the Superfund Enterprise Management System maintained by the United States Environmental Protection Agency.

“Shareholder” means a holder of Shares.

“Shareholder Notice” has the meaning set forth in Section 6.17(b).

“Shareholder Representative” has the meaning set forth in the preamble to this Agreement.

“Shareholder Representative Amount” means Two Hundred Fifty Thousand Dollars ($250,000).

“Shares” has the meaning set forth in Section 2.5(a).

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“Software” means: (i) computer programs, including software implementation of algorithms, models and methodologies, whether in source-code, object-code, or human readable or other form, including firmware, operating systems, and specifications; (ii) database software that is accessed using computer programs; (iii) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons, and icons; and (iv) documentation, including programmer notes, user manuals, and training materials, relating to such computer programs; but shall not include standard, commercial, off-the-shelf software.

“Specified Shareholders” means the list of Shareholders set forth on Schedule 1.1(e).

“Store Capital” means STORE Capital Acquisitions, LLC.

“Subsidiary” of any Person means (i) any corporation, limited liability company, joint venture, trust, or other legal entity, an amount of the voting Equity Interests of which sufficient to elect at least a majority of the board of directors, board of managers, or other governing body of such corporation, limited liability company, joint venture, trust, or other legal entity is owned or controlled, directly or indirectly, by such Person or one or more other Subsidiaries of such Person or a combination thereof or (ii) any partnership of which such Person or another Subsidiary of such Person is the general partner.

“Super 8-K” has the meaning set forth in Section 6.22(b).

“Support Agreements” means collectively, the support agreements entered into as of the date of this Agreement by certain Shareholders and Live Oak, in the form attached hereto as Exhibit A, pursuant to which each such Shareholder has irrevocably agreed to, among other things, execute a written Consent in favor of adopting this Agreement.

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Takeover Laws” has the meaning set forth in Section 4.26.

“Tax” or “Taxes” means (a) all taxes and similar charges, fees, duties, levies, imposts, tariffs, licenses, escheat or other assessments (including income, gross receipts, net proceeds, ad valorem, withholding, turnover, real or personal property (tangible and intangible), occupation, customs, import and export, sales, use, franchise, excise, goods and services, value added, stamp, user, transfer, registration, recording, fuel, profit, excess profits, capital stock, unclaimed property, alternative or add-on minimum, estimated, premium, environmental, occupational, interest equalization, windfall profits, severance, payroll, employment, unemployment, disability, and social security or other taxes or fees) that are imposed by any Governmental Authority, in each case including any interest, penalties, or additions to tax attributable thereto (or attributable to the nonpayment thereof), (b) any Liability for payment of amounts described in clause (a) whether as a result of transferee Liability, of being a member of an affiliated, consolidated, combined or unitary group for any period (including under Treasury Regulations Section 1.1502-6 or any predecessor thereof or any similar provision of state, local or foreign Law), transferor Liability, successor Liability, by contract or otherwise through operation of Law and (c) any Liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other Person.

“Tax Return” means any report, return, declaration, election, estimate, information statement, claim for refund or other information or filing (including any related or supporting information and any amendment to any of the foregoing) required to be supplied to a Governmental Authority or any Person in connection with any Taxes.

“Transaction Engagement” has the meaning set forth in Section 11.17.

“Transaction Expenses” means (a) all fees and expenses incurred or payable by the Company or its Subsidiaries in connection with this Agreement and the transactions contemplated by this Agreement, including all fees and expenses of any investment bankers, attorneys, accountants, consultants, experts, or other professionals engaged by or on behalf of the Company or its Subsidiaries in connection with this Agreement and the transactions contemplated by this Agreement, (b) other than as set forth on Schedule 1.1(f), all transaction bonuses, retention payments, change-of-control payments, severance payments and other amounts payable to any employee of the Company in connection with this Agreement and the transactions contemplated by this Agreement, (c) the cost of the directors’ and officers’ “tail” insurance policy obtained by the Company or its Subsidiaries pursuant to Section 6.6, (d) fifty percent (50%) of the fees and expenses of the Exchange Agent pursuant to the Exchange Agent Agreement and (e) fifty

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percent (50%) of the filing fees associated with only one HSR Act filing payable pursuant to Section 6.3(b); provided, that in the case of each of clauses (a) – (e), to the extent not paid prior to the Closing. For the avoidance of doubt, the Transaction Expenses shall not include any fees and expenses that are payable by any Shareholders in connection with this Agreement and the transactions contemplated by this Agreement.

“Transaction Expenses Adjustment Amount” means (a) an amount equal to the greater of (i) the amount of all Transaction Expenses up to a maximum of One Million Six Hundred Thousand Dollars ($1,600,000) and (ii) the amount of all Transaction Expenses incurred that are legal fees and expenses, minus (b) the amount of all Transaction Expenses paid by the Company and its Subsidiaries prior to Closing.

“Treasury Regulations” means the regulations promulgated under the Code.

“Trust Account” has the meaning set forth in Section 5.6.

“Trust Fund” has the meaning set forth in Section 5.6.

“Trustee” has the meaning set forth in Section 5.6.

“Unresolved Adjustments” has the meaning set forth in Section 3.3(c).

“Unresolved Balance” has the meaning set forth in Section 3.3(c).

“VWAP” has the meaning set forth in Section 3.4(a)(i).

“Written Consent” has the meaning set forth in Section 6.17(a).

Section 1.2     Other Definitional Provisions and Interpretation; Schedules. The headings preceding the text of Articles and Sections included in this Agreement and the headings to Exhibits and Schedules attached to this Agreement are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement. The use of the masculine, feminine, or neuter gender or the singular or plural form of words in this Agreement shall not limit any provision of this Agreement. The meaning assigned to each term defined in this Agreement shall be equally applicable to both the singular and the plural forms of such term. The use of “including” or “include” will in all cases mean “including, without limitation” or “include, without limitation,” respectively. The use of “or” is not intended to be exclusive unless expressly indicated otherwise. Reference to any Person includes such Person’s successors and assigns to the extent such successors and assigns are permitted by the terms of any applicable Contract, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually. Reference to any Contract (including this Agreement), document, or instrument shall mean such Contract, document, or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of this Agreement. Reference to any statute, code or act means such statute, code or act as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. Underlined references to Articles, Sections, clauses, Exhibits or Schedules shall refer to those portions of this Agreement. The use of the terms “hereunder,” “hereof,” “hereto,” and words of similar import shall refer to this Agreement as a whole and not to any particular Article, Section, paragraph, or clause of, or Exhibit or Schedule to, this Agreement. All terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant to this Agreement, unless otherwise defined in such certificate or other document. Any document, list, or other item shall be deemed to have been “provided” to Live Oak for all purposes of this Agreement if a correct copy of such document, list, or other item was posted in the Data Room at least two (2) Business Days prior to the date of this Agreement. Any information disclosed in any Schedule shall be deemed to be disclosed for purposes of any other Schedule to which such disclosure is relevant, but only to the extent that it is readily apparent from the face of such disclosure that such disclosure is relevant to such other Schedule.

ARTICLE II
THE MERGER; CLOSING

Section 2.1     The Merger. On the terms and subject to the conditions contained in this Agreement and in accordance with the applicable provisions of the Georgia Business Corporation Code (the “GBCC”), at the Effective Time, Merger Sub shall be merged with and into the Company (the “Merger”), the separate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and a wholly-owned Subsidiary of Live Oak. The Merger will have the effects set forth in this Agreement and in the applicable provisions of the GBCC.

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Section 2.2     Closing; Effective Time.

(a)     The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place, remotely by the electronic exchange of documents and signatures, or if such exchange is not practicable, at the offices of Mayer Brown LLP, 71 South Wacker Drive, Chicago, Illinois 60606, at 9:00 a.m. (Central Time) on the date that is two (2) Business Days after the date on which each of the conditions set forth in ARTICLE VIII has been satisfied or, if permitted, waived by the Party entitled to the benefits of such condition (other than any conditions that by their nature can only be satisfied on the Closing Date, but subject to the satisfaction of such conditions on the Closing Date or waiver by the Party entitled to the benefits of such conditions), or at such other place and at such other time as Live Oak and the Company may agree. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

(b)     Concurrently with the Closing, the Parties shall cause a certificate of merger, in the form attached as Exhibit D (the “Certificate of Merger”), to be executed and filed with the Secretary of State of the State of Georgia in accordance with the GBCC. The Merger shall become effective at the time the Certificate of Merger is filed with the Secretary of State of the State of Georgia or at such later time as Live Oak and the Company may agree and specify in the Certificate of Merger. The time when the Merger becomes effective is referred to in this Agreement as the “Effective Time.”

Section 2.3     Articles of Incorporation and Bylaws. From and after the Effective Time,

(a)     the articles of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation until amended in accordance with the provisions thereof and applicable Law; and

(b)     the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until amended in accordance with the provisions thereof and applicable Law, except that in the case of each of clause (a) and clause (b) of this Section 2.3, the name of the Surviving Corporation set forth therein shall be changed to the name of the Company.

Section 2.4     Directors and Officers. From and after the Effective Time, (a) the directors set forth on Schedule 2.4(a) shall be the directors of the Surviving Corporation until their respective successors have been duly elected or appointed and qualified or until their earlier resignation, removal, or death and (b) the officers set forth on Schedule 2.4(b) shall be the officers of the Surviving Corporation until their respective successors have been duly elected or appointed and qualified or until their earlier resignation, removal, or death.

Section 2.5     Conversion of Shares. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of any Party:

(a)     each share of common stock, $0.001 par value, of the Company (collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares and any Dissenting Shares) shall be cancelled and extinguished, shall cease to exist and shall be converted into the right to receive, without interest, the number of shares of Live Oak Class A Common Stock equal to the quotient obtained by dividing (a) (i) the Closing Payment divided by (ii) the sum of (x) the total number of Shares (other than Cancelled Shares) issued and outstanding immediately prior to the Effective Time plus (y) the total number of Cash Free Exercise Option and Warrant Shares issuable in respect of all Company Options and Company Warrants that remain outstanding as of immediately prior to the Closing, by (b) the Live Oak Share Price (the “Closing Per Share Merger Consideration”), together with any amounts that may become payable in respect of such Shares from the Adjustment Holdback Amount, the Shareholder Representative Amount, and the Earn-Out Shares, when and as provided in this Agreement;

(b)     each Share issued and outstanding immediately prior to the Effective Time that is held in the treasury of the Company or owned by the Company, Live Oak, or Merger Sub shall automatically be cancelled and retired and shall cease to exist, and no payment, distribution or other consideration shall be delivered or deliverable in exchange for such Share (the Shares described in this Section 2.5(b), “Cancelled Shares”); and

(c)     each share of common stock, $0.0001 par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted, without receiving any payment with respect thereto, into and become one (1) validly issued, fully paid and non-assessable share of common stock, $0.001 par value, of the Surviving Corporation.

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Section 2.6     Exchange of Certificates; Closing of Stock Transfer Books; Unexchanged Shares.

(a)     Exchange Agent. On the Closing Date, Live Oak shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the Shareholders, for exchange in accordance with this ARTICLE II, the Closing Per Share Merger Consideration payable pursuant to this Agreement for all of the Shares other than Cancelled Shares (such certificates for Live Oak Class A Common Stock, together with any dividends or distributions with respect thereto and cash in lieu of any fractional shares of Live Oak Class A Common Stock payable pursuant to Section 2.6(j) (pursuant to Section 2.6, being hereinafter referred to as the “Exchange Fund”)). Live Oak shall cause the Exchange Agent pursuant to irrevocable instructions, to pay the Closing Per Share Merger Consideration out of the Exchange Fund in accordance with this Agreement. Except as contemplated by hereof, the Exchange Fund shall not be used for any other purpose.

(b)     Exchange Procedures. As promptly as practicable after the Effective Time, Live Oak shall use its reasonable best efforts to cause the Exchange Agent to mail to each Shareholder entitled to receive the Closing Per Share Merger Consideration pursuant to Section 2.5, a letter of transmittal in form and substance reasonably satisfactory to Live Oak and the Company (the “Letter of Transmittal”) with instructions (i) specifying that delivery shall be effected, and risk of loss and title to the certificates evidencing such Shares (the “Certificates”) shall pass, only upon proper delivery of the Certificates to the Exchange Agent or confirmation of cancellation of such Certificates from the Company (each, a “Cancellation”); and (ii) for use in effecting the surrender of the Certificates pursuant to the Letter of Transmittal. Within two (2) Business Days (but in no event prior to the Effective Time) after the surrender to the Exchange Agent of all Certificates held by such holder for cancellation (or a Cancellation), together with a Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may be required pursuant to such instructions, the holder of such Certificates shall be entitled to receive in exchange therefor, and Live Oak shall cause the Exchange Agent to deliver, the Closing Per Share Merger Consideration and any cash in lieu of any fractional share of Live Oak Class A Common Stock in accordance with the provisions of Section 2.5(a), and the Certificate so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 2.6, each Certificate entitled to receive the Closing Per Share Merger Consideration in accordance with Section 2.5(a) shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the Closing Per Share Merger Consideration that such holder is entitled to receive in accordance with the provisions of Section 2.5(a).

(c)     Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to the Live Oak Class A Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the Live Oak Class A Common Stock represented thereby until the holder of such Certificate shall surrender such Certificate in accordance with Section 2.6. Subject to the effect of escheat, Tax or other applicable Laws, following surrender of any such Certificate, Live Oak shall pay or cause to be paid to the holder of the certificates representing shares of Live Oak Class A Common Stock issued in exchange therefor, without interest, (i) promptly, but in any event within five (5) Business Days of such surrender, the amount of dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such shares of Live Oak Class A Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such Live Oak Class A Common Stock.

(d)     No Further Rights in Shares. The Live Oak Class A Common Stock and any cash in lieu of any fractional shares of Live Oak Class A Common Stock payable upon conversion of the Shares in accordance with the terms hereof shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such Shares.

(e)     Lost Certificates. If any Certificate shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by, and delivery of a customary indemnity from, the Person claiming such Certificate to be lost, stolen, or destroyed, the Exchange Agent will deliver in exchange for such lost, stolen, or destroyed Certificate the applicable number of shares of Live Oak Class A Common Stock and any cash in lieu of any fractional shares of Live Oak Class A Common Stock pursuant to Section 2.6(j) to which such Person is entitled to pursuant to this Agreement.

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(f)     Adjustments to Closing Per Share Merger Consideration. The Closing Per Share Merger Consideration shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Live Oak Class A Common Stock occurring on or after the date hereof and prior to the Effective Time.

(g)     Termination of Exchange Fund. Twelve (12) months following each of (i) the Effective Time and (ii) the final determination of the Final Merger Consideration pursuant to Section 3.3, Live Oak will be entitled to require the Exchange Agent to deliver to Live Oak any funds delivered to the Exchange Agent pursuant to Section 2.6(a), and any portion of the Adjustment Holdback Amount and Positive Adjustment Shares (if applicable), respectively, in each case that have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled only to look to Live Oak and the Surviving Corporation (subject to abandoned property, escheat, or other similar Laws) for the consideration payable upon surrender of their Certificates.

(h)     No Liability. None of the Exchange Agent, Live Oak or the Surviving Corporation shall be liable to any holder of Shares for any such Shares (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law in accordance with Section 2.6.

(i)     Stock Transfer Books. From and after the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of any Shares on the books of the Company. If, after the Effective Time, Certificates formerly representing Shares are presented to Live Oak or the Surviving Corporation, they shall be surrendered and canceled as provided in this Section 2.6.

(j)     Fractional Shares. No certificates or scrip representing fractional shares of Live Oak Class A Common Stock shall be issued upon the conversion of the Shares into the Closing Per Share Merger Consideration pursuant to Section 2.5(a), and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a holder of shares of Live Oak Class A Common Stock. For purposes of this Section 2.6(j), all fractional shares to which a single record holder would be entitled shall be aggregated and calculations shall be rounded to two (2) decimal places. In lieu of any such fractional share of Live Oak Class A Common Stock, each holder of Shares who would otherwise be entitled to such fractional share of Live Oak Class A Common Stock shall be entitled to receive an amount in cash, without interest, rounded to the nearest cent, equal to the product of (i) the amount of such fractional share of Live Oak Class A Common Stock and (ii) the Live Oak Share Price.

Section 2.7     Payments by Live Oak.

(a)     At least three (3) Business Days prior to the Closing Date, the Company shall prepare and deliver to Live Oak a flow of funds memorandum (the “Flow of Funds Memorandum”) that sets forth the applicable payees, amounts payable and wire instructions for all amounts payable under this Section 2.7. Subject to the terms and conditions of this Agreement, in consideration of the Merger and for the other covenants and agreements of the Company contained herein, Live Oak at Closing shall pay by wire transfer of immediately available funds the following amounts, or deliver the following, as applicable, as set forth in the Flow of Funds Memorandum:

(i)     evidence in form and substance reasonably satisfactory to the Company of the issuance in book entry form (and, only with respect to those Shareholders that will be subject to Lock-Up Agreements or otherwise subject to “control securities” restrictions under the Securities Act, bearing customary restrictive legends relating to such restrictions) in the name of each Shareholder the number of shares of Live Oak Class A Common Stock equal to such Shareholder’s pro rata portion of the aggregate Closing Per Share Merger Consideration as represented by the number of Shares represented by such Certificate or Cancellation in accordance with the provisions of Section 2.5(a);

(ii)     any cash in lieu of any fractional share of Live Oak Class A Common Stock each Shareholder has the right to receive pursuant to Section 2.6(j);

(iii)     the Adjustment Holdback Shares to be held back by Live Oak and further distributed in accordance with the terms of this Agreement;

(iv)     the Shareholder Representative Amount to the Shareholder Representative; and

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(v)     payments in the aggregate amount of the unpaid Transaction Expenses in each case to the respective counterparties in full satisfaction thereof, as identified in the invoices delivered by the Company pursuant to Section 2.9(f).

(b)     At least three (3) Business Days prior to the Closing Date, Live Oak shall prepare and deliver to the Company a written report setting forth the applicable payees, amounts payable and wire instructions for all unpaid Live Oak Transaction Expenses (along with invoices indicating the aggregate amount of Live Oak Transaction Expenses owed to such Person). On the Closing Date following the Closing, Live Oak shall pay or cause to be paid by wire transfer of immediately available funds all such outstanding Live Oak Transaction Expenses.

Section 2.8     Deliveries by Live Oak and Merger Sub. At or prior to the Closing, Live Oak and Merger Sub shall deliver, or cause to be delivered, to the Company each of the following:

(a)     each Related Agreement to which Live Oak is a party, executed by Live Oak;

(b)     a copy of the articles of incorporation of Merger Sub, certified as of a date not more than ten (10) Business Days prior to the Closing Date by the Secretary of State of the State of Georgia;

(c)     a certificate of good standing of Merger Sub, issued as of a date not more than ten (10) Business Days prior to the Closing Date by the Secretary of State of the State of Georgia;

(d)     a certificate, dated as of the Closing Date and executed by an officer of Live Oak, certifying as to the satisfaction of the conditions set forth in Section 8.3(a) and Section 8.3(b);

(e)     a certificate, dated as of the Closing Date and executed by the secretary or an assistant secretary (or similar officer) of Live Oak, certifying as to (i) the resolutions approved by the Live Oak Board authorizing the execution, delivery, and performance by Live Oak of this Agreement and its Related Agreements and the consummation by Live Oak of the transactions contemplated by this Agreement and its Related Agreements and (ii) the names and signatures of the officers of Live Oak authorized to execute this Agreement, its Related Agreements, and the other documents to be delivered by Live Oak under this Agreement and its Related Agreements;

(f)     a certificate, dated as of the Closing Date and executed by the secretary or an assistant secretary (or similar officer) of Merger Sub, certifying as to (i) no amendments to the article of incorporation of Merger Sub since the date of certification referenced in paragraph (c) above, (ii) the bylaws of Merger Sub, (iii) the resolutions approved by the Merger Sub Board authorizing the execution, delivery, and performance by Merger Sub of this Agreement and the consummation by Merger Sub of the transactions contemplated by this Agreement, (iv) the resolutions approved by Live Oak, as the sole stockholder of Merger Sub, adopting this Agreement, and (v) the names and signatures of the officers of Merger Sub authorized to execute this Agreement and the other documents to be delivered by Merger Sub under this Agreement; and

(g)     such other documents, certificates, or instruments as the Company may reasonably request in order to effect the transactions contemplated by this Agreement and the Related Agreements.

Section 2.9     Deliveries by the Company. At or prior to the Closing, the Company shall deliver, or cause to be delivered, to Live Oak and Merger Sub each of the following:

(a)     the Exchange Agent Agreement, executed by the Shareholder Representative;

(b)     a copy of the articles of incorporation of the Company, certified as of a date not more than ten (10) Business Days prior to the Closing Date by the Secretary of State of the State of Georgia;

(c)     a certificate of good standing of the Company, issued as of a date not more than ten (10) Business Days prior to the Closing Date by the Secretary of State of the State of Georgia;

(d)     a certificate, dated as of the Closing Date and executed by the secretary or an assistant secretary of the Company, certifying as to (i) no amendments to the articles of incorporation of the Company since the date of certification referenced in paragraph (b) above, (ii) the bylaws of the Company, (iii) the resolutions approved by the Company Board authorizing the execution, delivery, and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement, (iv) the Written Consent, and (v) the names and signatures of the officers of the Company authorized to execute this Agreement and the other documents to be delivered by the Company under this Agreement;

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(e)     a certificate, dated as of the Closing Date and executed by an officer of the Company, on behalf of the Company, prepared in a manner consistent and in accordance with the requirements of Treasury Regulations Sections 1.897-2(g), (h) and 1.1445-2(c)(3), certifying that no interest in the Company is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “U.S. real property interest” within the meaning of Section 897(c) of the Code, and a form of notice to the Internal Revenue Service substantially in the form provided for in Treasury Regulations Section 1.897-2(h)(2);

(f)     an invoice from each Person (other than any employee) to whom any amount of the Transaction Expenses is owed, indicating the aggregate amount of Transaction Expenses owed to such Person;

(g)     documentation, in form and substance reasonably satisfactory to Live Oak, evidencing the termination, in accordance with Section 6.5, of the related party Contracts and Contracts set forth on Schedule 6.5 and the release of the Company from all Liability thereunder;

(h)     a certificate, dated as of the Closing Date and executed by an officer of the Company, certifying as to the satisfaction of the conditions set forth in Section 8.2(a), Section 8.2(b), Section 8.2(c), and Section 8.2(e);

(i)     promissory notes and pledge agreements in favor of Live Oak, effective as of the Closing, in form and substance reasonably acceptable to Live Oak to replace the promissory notes and pledge agreements issued in favor of the Company set forth on Schedule 2.9(i), executed by the Persons set forth on Schedule 2.9(i); and

(j)     such other documents, certificates, or instruments as Live Oak may reasonably request in order to effect the transactions contemplated by this Agreement and the Related Agreements.

Section 2.10     Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares (other than Cancelled Shares) issued and outstanding immediately prior to the Effective Time and held by a Shareholder who is entitled to demand and properly demands appraisal of such Shares pursuant to, and who otherwise complies in all respects with, Article 13 of the GBCC (“Dissenting Shares”), shall not be converted into or be exchangeable for the right to receive the consideration specified in Section 2.5(a) but instead shall be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to Article 13 of the GBCC. If, after the Effective Time, any such Shareholder withdraws, fails to perfect, or otherwise loses such right to appraisal, the Dissenting Shares held by such Shareholder shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the consideration specified in Section 2.5(a). The Company shall give Live Oak (a) prompt notice of, together with copies of, any demands received by the Company for appraisal of Shares pursuant to the GBCC and (b) the right to participate in all negotiations and Proceedings with respect to such demands. The Company shall not, except with the prior written Consent of Live Oak, (i) make any payment with respect to, or settle or offer to settle, any such demand, (ii) waive any failure to properly make or effect any such demand or to take any action required to perfect such appraisal rights, or (iii) agree to do any of the foregoing.

Section 2.11     New Equity Incentive Plan. Live Oak has agreed to establish a new equity incentive plan (the “New Equity Incentive Plan”), to be effective as of the Closing, with an award pool that provides for the grant of equity awards with respect to up to ten percent (10%) of the Live Oak Shares. The employees of Live Oak or one of its Subsidiaries who shall be entitled to receive an initial grant of stock options (“Initial Option Grant”) under the New Equity Incentive Plan on the Closing (each, a “Retention Recipient”) and the number of shares of Live Oak Class A Common Stock that will be subject to such Initial Option Grants are set forth on Schedule 2.11. Initial Option Grants will be granted with an exercise price equal to the greater of (a) Ten Dollars ($10.00) and (b) the fair market value of a share of Live Oak Class A Common Stock determined as of the Closing and shall vest in accordance with the vesting terms set forth on Schedule 2.11. In the event that the fair market value of a share of Live Oak Class A Common Stock determined as of the Closing is greater than Ten Dollars ($10.00), then each Retention Recipient shall be entitled to receive a grant of restricted stock under the New Equity Incentive Plan (each an “Initial Restricted Stock Grant”) on the Closing. The number of shares of Live Oak Class A Common stock, if any, that will be subject to each Initial Restricted Stock Grant and the vesting schedule applicable to each Initial Restricted Stock Grant are set forth on Schedule 2.11. The Initial Option Grants and the Initial Restricted Stock Grants shall be subject to such other terms and conditions as set forth in the agreement evidencing such awards.

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Section 2.12     Rollover of Company Options. At the Effective Time, each Company Option that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall be assumed by Live Oak and shall be converted automatically at the Effective Time into an option (an “Assumed Company Option”) to acquire shares of Live Oak Class A Common Stock, on the same terms and conditions as were applicable under such Company Option (including applicable vesting and exercise conditions) except that (a) the number of shares of Live Oak Class A Common Stock that will be subject to each such Assumed Company Option shall be determined by multiplying the number of Shares subject to the corresponding Company Option by a fraction (the “Award Exchange Ratio”), the numerator of which is the Closing Per Share Merger Consideration (rounded down to the nearest whole share) multiplied by the Live Oak Share Price and the denominator of which is the fair market value of a share of Live Oak Class A Common Stock on the Closing Date and (b) the exercise price per share of each such Assumed Company Option shall equal (i) the per share exercise price of the corresponding Company Option divided by (ii) the Award Exchange Ratio (rounded up to the nearest whole cent). Notwithstanding the foregoing, the assumption of and corresponding adjustments to a Company Option shall be performed in a manner that is intended to comply with the requirements of Sections 409A or 424(a) of the Code and, in the case of any Company Option that is an incentive stock option (within the meaning of Section 422 of the Code, in accordance with Section 422 of the Code). Within thirty (30) Business Days following the Closing Date, Live Oak shall file a registration statement on Form S-8 (or other applicable form) with respect to the Live Oak Class A Common Stock issuable pursuant to Assumed Company Options and shall use reasonable best efforts to obtain and maintain the effectiveness of such registration statements for so long as any Assumed Company Options remain outstanding. Live Oak shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Live Oak Class A Common Stock for delivery with respect to the Assumed Company Options in accordance with this Section 2.12.

Section 2.13     Conversion of Convertible Notes and Exercise of Warrants.

(a)     As promptly as practicable after the date hereof, the Company shall use its reasonable best efforts to mail to each Convertible Note holder a notice, in form and substance reasonably satisfactory to Live Oak, informing such holder of this Agreement and the transactions contemplated hereby and enclosing a conversion notice to be returned to the Company by such holder no later than five (5) Business Days prior to the Closing Date whether such holder elects to convert such Convertible Note, and notifying such holder that if such election is not made, the principal and accrued and unpaid interest on such Convertible Note shall be repaid by Live Oak or the Company immediately following the Closing by wire transfer of immediately available funds to an account to be designated by such holder in its response to the Company.

(b)     As promptly as practicable after the date hereof, the Company shall use its reasonable best efforts to mail to each Company Warrant holder a notice, in form and substance reasonably satisfactory to Live Oak, informing such holder of this Agreement and the transactions contemplated hereby and enclosing an exercise notice to be returned to the Company by such holder no later than five (5) Business Days prior to the Closing Date whether such holder elects to exercise such Company Warrant, and notifying such holder that if such election is not made, following the Closing, the Company Warrant shall be exercisable in exchange for shares of Live Oak Class A Common Stock instead of Shares.

(c)     Prior to the Closing, the Company Board shall have adopted resolutions (in a form reasonably satisfactory to Live Oak), and the Company hereby agrees to take all other actions reasonably necessary, to cause each Company Warrant that remains outstanding as of immediately prior to the Closing to be exercisable in exchange for shares of Live Oak Class A Common Stock immediately after the Effective Time.

(d)     After the conversion or repayment of the Convertibles Notes, exercise of the Company Warrants, and adoption of the resolutions by the Company Board pursuant to this Section 2.13, the Convertible Notes and the Company Warrants shall no longer represent the right to purchase Shares or any other Equity Interests of the Company, Merger Sub, the Surviving Corporation or any other Person or the right to receive any other consideration other than as provided herein.

ARTICLE III
MERGER CONSIDERATION; ADJUSTMENT

Section 3.1     Merger Consideration. The aggregate merger consideration (the “Merger Consideration”) shall be an amount equal to:

(a)     Four Hundred Fifty Million Dollars ($450,000,000);

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(b)     minus the Closing Date Net Debt;

(c)     minus the Transaction Expenses Adjustment Amount; and

(d)     plus any Earn-Out Shares issued pursuant to Section 3.4.

Section 3.2     Estimated Merger Consideration. At least three (3) Business Days prior to the Closing Date, the Company shall deliver to Live Oak a statement (the “Estimated Closing Statement”) setting forth the Company’s good faith estimate of the Merger Consideration (such estimated amount, the “Estimated Merger Consideration”), including each of its components. The Estimated Closing Statement shall also set forth (a) the name and address of each Shareholder, wire transfer instructions for each Shareholder (if available), the number of Shares held by each Shareholder, the Certificate numbers representing the Shares held by each Shareholder, the Percentage Interest for each Shareholder, and the portion of the Closing Payment that each Shareholder is entitled to receive, (b) the applicable employees to whom any portion of the Transaction Expenses is payable, the respective amounts payable to each such employee, and the account or accounts to which such amounts shall be paid, and (c) the amount of Phase II Capital Expenditures, accompanied by copies of the corresponding invoices. Prior to the Closing, Live Oak will be entitled to review, comment on, and propose changes to the Estimated Closing Statement, including the calculation of the Estimated Merger Consideration set forth therein, and the Company shall permit Live Oak and its Representatives to have full access to the books and records of the Company and to such historical financial information relating to the preparation of the Estimated Closing Statement and the calculation of the Estimated Merger Consideration as Live Oak may reasonably request. The Company shall promptly consider in good faith any changes Live Oak proposes to the Estimated Closing Statement and revise the Estimated Closing Statement if, based on its good faith assessment, such changes are warranted.

Section 3.3     Determination of Final Merger Consideration.

(a)     Within sixty (60) days after the Closing Date, the Live Oak Representative shall prepare and deliver to the Shareholder Representative a statement (the “Initial Closing Statement”) setting forth the Live Oak Representative’s good faith calculation of the Merger Consideration, including each of its components with reasonable detail to identify and support variances from the Estimated Closing Statement. The Live Oak Representative shall prepare the Initial Closing Statement in accordance with this Agreement.

(b)     The Shareholder Representative will be entitled to review the Initial Closing Statement during the thirty (30) day period beginning on the date the Shareholder Representative receives the Initial Closing Statement. During such thirty (30) day period, the Shareholder Representative and its Representatives will have reasonable access to the books and records of the Company, to work papers prepared by the Live Oak Representative or Representatives of the Live Oak Representative to the extent they relate to the Initial Closing Statement, and to such historical financial information relating to the Initial Closing Statement as the Shareholder Representative may reasonably request, and will be entitled to meet with Representatives of the Live Oak Representative on a mutually convenient basis in order to obtain and discuss such information; provided, that such access does not interrupt the normal course of the Business. At or prior to the end of such thirty (30) day period, the Shareholder Representative shall either:

(i)     deliver a notice to the Live Oak Representative confirming that no adjustments are proposed by the Shareholder Representative to the Live Oak Representative’s calculation of the Merger Consideration or any of its components, as set forth on the Initial Closing Statement (a “Notice of Acceptance”); or

(ii)     deliver a notice to the Live Oak Representative to the effect that the Shareholder Representative disagrees with the Live Oak Representative’s calculation of the Merger Consideration or any of its components, as set forth on the Initial Closing Statement (a “Notice of Disagreement”), and specifying in reasonable detail the nature of such disagreement (which shall only include disagreements based on mathematical errors or based on the Merger Consideration not being calculated in accordance with this Agreement) and the adjustments that, in the Shareholder Representative’s view, should be made to the calculation of the Merger Consideration or any of its components, as applicable, in order to comply with this Agreement (collectively, the “Proposed Adjustments”);

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provided, however, that if the Shareholder Representative fails to deliver a Notice of Acceptance or a Notice of Disagreement within such thirty (30) day period, then the calculation of the Merger Consideration as set forth in the Initial Closing Statement shall be final and binding on the Parties as the “Final Merger Consideration.”

(c)     If there are any Proposed Adjustments, the Live Oak Representative shall, no later than thirty (30) days after the Live Oak Representative’s receipt of the Notice of Disagreement, notify the Shareholder Representative whether the Live Oak Representative accepts or rejects each such Proposed Adjustment. Thereafter, the Shareholder Representative and the Live Oak Representative shall work in good faith to resolve any differences that remain with respect to the Proposed Adjustments. If any of the Proposed Adjustments are not so resolved (the “Unresolved Adjustments,” and the aggregate difference between the Parties’ respective calculations of the Merger Consideration resulting from the Unresolved Adjustments, the “Unresolved Balance”) within thirty (30) days after the Live Oak Representative’s notice to the Shareholder Representative of its rejection of any Proposed Adjustments (or such longer period as the Parties may mutually agree in writing), then, at the request of either the Shareholder Representative or the Live Oak Representative, the Unresolved Adjustments will be submitted to Ernst & Young or, if such firm is unable or unwilling to act, to a mutually agreed nationally recognized firm with no material relationships with any Shareholder, the Shareholder Representative, the Live Oak Representative, or any of their respective Affiliates and with accounting expertise and relevant experiences in resolving similar purchase price adjustment disputes (the “Accounting Firm”). Each Party shall submit to the Accounting Firm its position with respect to the Unresolved Adjustments as set forth in the Initial Closing Statement, in the case of the Live Oak Representative, and the Notice of Disagreement, in the case of the Shareholder Representative, and shall make available to the Accounting Firm the books and records of the Company, work papers prepared by the Live Oak Representative, the Shareholder Representative, or their respective Representatives to the extent they relate to the Initial Closing Statement or the Notice of Disagreement, as the case may be, and other historical financial information relating to the Initial Closing Statement, in each case as the Accounting Firm may request. The scope of the review by the Accounting Firm will be limited to: (i) a disposition of the Unresolved Adjustments through a strict application of the terms of this Agreement relating to the calculation of the Merger Consideration; (ii) based on its determination of the matters described in clause (i) and all items and amounts that were previously accepted or agreed upon or deemed agreed upon by the Parties in accordance with this Section 3.3, as applicable, a calculation of the Merger Consideration, including each of its components; and (iii) an allocation of the fees and expenses of the Accounting Firm determined in accordance with the formula specified below in this Section 3.3. The Accounting Firm may, at its discretion, conduct a conference concerning the Unresolved Adjustments, at which conference the Live Oak Representative and the Shareholder Representative shall have the right to present additional books and records, work papers, documents, materials, and other information and to have their respective Representatives present, but in no event shall either Party or its Representatives have any ex parte communications or meetings with the Accounting Firm without the prior written Consent of the other Party. The Accounting Firm is not entitled to, and the Parties shall not individually request the Accounting Firm to, (A) make any determination other than as set forth above, (B) determine any Unresolved Adjustment to be a value higher than the highest value or lower than the lowest value proposed by the Parties in their submissions to the Accounting Firm, or (C) undertake any independent investigation of the facts relating to the Unresolved Adjustments. The Accounting Firm will be instructed to render its written decision resolving the matters submitted to it as promptly as practicable and, if at all possible, within thirty (30) days after such submission of the Unresolved Adjustments. The determination of the Merger Consideration by the Accounting Firm will, absent manifest error, be final and binding on the Parties as the “Final Merger Consideration,” and judgment may be entered upon such determination in any court of competent jurisdiction. The fees and expenses of the Accounting Firm incurred pursuant to this shall be borne by Live Oak, on the one hand, and the Shareholder Representative, on the other hand, as determined by the Accounting Firm based on the inverse of the percentage that the Accounting Firm’s determination (before such allocation) bears to the total value of each Party’s respective position in relation to the total amount of the Unresolved Balance. For purposes of illustration only, if the Unresolved Balance is One Hundred Dollars ($100), and the written determination of the Accounting Firm states that Eighty Dollars ($80) of the Unresolved Balance is resolved in the Live Oak Representative’s favor and Twenty Dollars ($20) of the Unresolved Balance is resolved in the Shareholder Representative’s favor, Live Oak would bear twenty percent (20%) of the Accounting Firm’s costs and expenses, on the one hand, and the Shareholder Representative would bear eighty percent (80%) of such costs and expenses, on the other hand. All other fees, expenses, and costs incurred by a Party or its Representatives in connection with this shall be borne by such Party.

(d)     If the Final Merger Consideration is greater than the Estimated Merger Consideration, then, within five (5) Business Days after the date on which the Final Merger Consideration becomes final and binding pursuant to this Section 3.3, (i) Live Oak shall deposit with the Exchange Agent the amount of Live Oak Class A

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Common Stock required to account for such difference as calculated in accordance with Section 2.5(a) (the “Positive Adjustment Shares”) and (ii) the Live Oak Representative and the Shareholder Representative shall jointly instruct Live Oak to transfer to the Exchange Agent the Adjustment Holdback Shares. Thereafter, the Exchange Agent shall disburse the Positive Adjustment Shares and the Adjustment Holdback Shares to the holders of Shares (other than Cancelled Shares and any Dissenting Shares) in accordance with this Agreement and the Exchange Agent Agreement.

(e)     If the Final Merger Consideration is less than the Estimated Merger Consideration, then, within five (5) Business Days after the date on which the Final Merger Consideration becomes final and binding pursuant to this Section 3.3, the Live Oak Representative and the Shareholder Representative shall jointly instruct Live Oak to deduct out of the Adjustment Holdback Shares, the number of shares of Live Oak Class A Common Stock (the “Negative Adjustment Shares”) equal to such difference as calculated in accordance with Section 2.5(a). If the Negative Adjustment Shares is less than the Adjustment Holdback Shares, then the Live Oak Representative and the Shareholder Representative shall jointly instruct Live Oak to transfer to the Exchange Agent the remaining portion of the Adjustment Holdback Shares. Thereafter, the Exchange Agent shall disburse such remaining portion of the Adjustment Holdback Amount to the holders of Shares (other than Cancelled Shares and any Dissenting Shares) in accordance with this Agreement and the Exchange Agent Agreement. If the Negative Adjustment Shares is greater than the Adjustment Holdback Shares, and on the one (1) year anniversary of the Closing Date there remains any funds in the Shareholder Representative Amount after taking into account and accruing for all expenses and other amounts for which the Shareholder Representative Amount is permitted to be used under this Agreement, the Shareholder Representative shall pay any such excess amount in the Shareholder Representative Amount to Live Oak within thirty (30) days following the one (1) year anniversary of the Closing Date. For the avoidance of doubt, the maximum exposure to the Shareholders based on any adjustments with respect to the Final Merger Consideration and the Estimated Merger Consideration shall be limited to the Adjustment Holdback Shares and the remaining funds in the Shareholder Representative Amount.

(f)     The Parties shall treat any consideration received pursuant to this Section 3.3 as an adjustment to the Merger Consideration for Tax purposes, unless otherwise required by Law.

Section 3.4     Earn-Out Shares.

(a)     In addition to the Closing Per Share Merger Consideration, Live Oak shall, upon receipt of written instructions from the Live Oak Representative, which written instructions the Live Oak Representative agrees to provide upon satisfaction of the conditions set forth below, issue or cause to be issued (which, for the avoidance of doubt, shall not be issued and outstanding unless or until the following conditions are met) to each Shareholder its “pro rata portion” of the following contingent merger consideration amounts (collectively, the “Earn-Out Shares”) subject to the terms and conditions set forth below:

(i)     two million five hundred thousand (2,500,000) shares of Live Oak Class A Common Stock if the volume weighted average price of Live Oak Class A Common Stock on the NYSE or such other exchange as such shares may then be listed as reported on Bloomberg L.P. under the function “VWAP” (or, if not reported therein, in another authoritative source mutually selected by the Parties) (“VWAP”) equals or exceeds Fifteen Dollars ($15.00) per share for any twenty (20) trading days within a 30-day trading period beginning on the six (6) month anniversary of the Closing Date and ending on the third anniversary of the Closing Date;

(ii)     two million five hundred thousand (2,500,000) shares of Live Oak Class A Common Stock if the VWAP of Live Oak Class A Common Stock on the NYSE or such other exchange as such shares may then be listed equals or exceeds Twenty Dollars ($20.00) per share for any twenty (20) trading days within a 30-day trading period beginning on the six (6) month anniversary of the Closing Date and ending on the fifth anniversary of the Closing Date; and

(iii)     one million (1,000,000) shares of Live Oak Class A Common Stock if the VWAP of Live Oak Class A Common Stock on the NYSE or such other exchange as such shares may then be listed equals or exceeds Twenty-five Dollars ($25.00) per share for any twenty (20) trading days within a 30-day trading period beginning on the six (6) month anniversary of the Closing Date and ending on the fifth anniversary of the Closing Date.

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(b)     The right of a Shareholder to receive any portion of the Earn-Out Shares hereunder shall be non-transferable, and no Shareholder may transfer, assign, pledge or convey any interest in the Earn-Out Shares, except by operation of law.

Section 3.5     Withholding. Notwithstanding anything in this Agreement to the contrary, each of Live Oak, the Surviving Corporation, Merger Sub, and the Exchange Agent shall be entitled to deduct and withhold from any consideration payable under this Agreement such amounts as may be required to be deducted and withheld from or with respect to such payment under the Code or other applicable Law relating to Taxes. To the extent that amounts are so deducted and withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Live Oak and Merger Sub as of the date of this Agreement and as of the Closing Date (as though made on the Closing Date) as follows:

Section 4.1     Organization and Authorization of the Company and its Subsidiaries.

(a)     Each of the Company and its Subsidiaries are validly existing and in good standing under the Laws of its jurisdiction of incorporation or formation and has all requisite corporate or limited liability power and authority, as the case may be, to own, lease, and operate its properties and assets and to conduct the Business as currently conducted and proposed to be conducted. The Company and each of its Subsidiaries are validly licensed or qualified to do business and (where such concept is applicable) are in good standing under the Laws of each jurisdiction in which the properties and assets leased or owned by it or the conduct of the Business as currently conducted or proposed to be conducted makes such licensing or qualification necessary, except, in each such case, where the failure to be so qualified would not be material to the Business. A correct list of all of the jurisdictions in which the Company and each of its Subsidiaries are so licensed or qualified to do business is set forth on Schedule 4.1(a).

(b)     The Company has all requisite corporate power and authority to execute, deliver, and perform this Agreement and, subject to obtaining the Required Shareholder Approval, to consummate the transactions contemplated by this Agreement. The execution, delivery, and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement have been validly authorized by all necessary action by the Company Board, and, other than obtaining the Required Shareholder Approval, no other corporate action by the Company or the Shareholders is necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement. The Company has validly executed and delivered this Agreement. This Agreement constitutes the legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Limitations.

(c)     The Company Board, at a meeting duly called and held, unanimously adopted resolutions (i) approving and declaring advisable this Agreement, the Merger, and the other transactions contemplated by this Agreement, (ii) determining that the Merger Consideration is fair, from a financial point of view, to the Shareholders, (iii) directing that the adoption of this Agreement be submitted to a vote of or written approval by the Shareholders, and (iv) recommending adoption of this Agreement by the Shareholders (the “Company Board Recommendation”) which resolutions have not been rescinded, modified or withdrawn in any way.

(d)     Correct copies of the Company’s and each of its Subsidiaries’ Organizational Documents, minute books, and stock transfer ledger have been provided to Live Oak. Neither the Company nor any of its Subsidiaries is in default under or in violation of their respective Organizational Documents. The minute books contain correct records in all material respects of all meetings of, and corporate or limited liability company actions, as the case may be, taken by, the board of directors (or equivalent body), committees of the board of directors (or equivalent bodies), and shareholders or members of the Company and each of its Subsidiaries during the last three (3) years. At the Closing, the Company’s and each of its Subsidiaries’ Organizational Documents, minute books, and stock transfer ledgers will be in the possession of the Company or its Subsidiaries.

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Section 4.2     Capitalization of the Company.

(a)     The authorized capital stock of the Company consists of sixty million (60,000,000) shares of common stock, $0.001 par value, of which, as of the date hereof, (i) three million nine hundred fifty one thousand nine hundred fifty two (3,951,952) Shares are issued and outstanding, (ii) seven hundred eighty five thousand five hundred twenty five (785,525) are subject to outstanding Company Options to acquire Shares, (iii) fifty five thousand three hundred nineteen (55,319) are subject to outstanding warrants to acquire Shares (such warrants, the “Company Warrants”), and (iv) one hundred eighty thousand five hundred fifty three (180,553) are subject to convertible notes to acquire Shares (such notes, the “Convertible Notes”) based on the conversion price currently in effect and accrued and unpaid interest on the Convertible Notes through the date hereof. All issued and outstanding Shares (i) have been duly authorized, (ii) are validly issued, fully-paid, and non-assessable, and (iii) were not issued in violation of any preemptive right, subscription right, right of first refusal, or applicable Law. Other than the Company Options, the Company Warrants, the Convertible Notes or as otherwise listed on Schedule 4.2(a), and except for this Agreement, (i) there are no outstanding options, warrants, rights, calls, convertible securities, or other Contracts obligating the Company to issue, transfer, sell, repurchase, or redeem any of its Equity Interests, (ii) there are no outstanding or authorized stock appreciation, restricted stock, phantom equity, or similar rights with respect to the Company, and (iii) there are no voting trusts, stockholder agreements, proxies, or other Contracts or understandings in effect to which the Company is a party with respect to the voting or transfer of any of the Company’s Equity Interests.

(b)     Schedule 4.2(b) sets forth a complete and accurate list of all the Company’s Subsidiaries and ownership thereof. All of the issued and outstanding Equity Interests of each Company Subsidiary are duly authorized, validly issued and are directly owned of record by the Company or a Subsidiary of the Company, free and clear of any Liens (other than Permitted Liens). None of the Equity Interests of the Company’s Subsidiaries were issued in violation of any option, call option, right of first refusal, right of first offer, preemptive rights, subscription rights, or any similar right of any equityholder. Neither the Company nor any of its Subsidiaries owns, directly or indirectly, any Equity Interest in any Person other than the Company’s Subsidiaries. Neither the Company nor any of its Subsidiaries directly or indirectly control (as such term is defined in the definition of “Affiliate”) any other Person.

Section 4.3     Governmental Consents; No Conflicts.

(a)     The execution, delivery, and performance by the Company of this Agreement, and the consummation by the Company of the transactions contemplated by this Agreement, do not and will not require any Consent of, filing, notification, or registration with any Governmental Authority, other than (i) any Consent of, filing, notification, or registration with any Governmental Authority, the failure of which to be obtained would not, be expected to materially prevent or delay the consummation by the Company of the transactions contemplated by this Agreement, (ii) any Consent of, filing, notification, or registration with any Governmental Authority that is required as a result of any facts or circumstances relating solely to Live Oak or any of its Affiliates, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Georgia, and (iv) the Consents, filings, notifications, or registrations with any Governmental Authority set forth on Schedule 4.3(a).

(b)     Except as set forth on Schedule 4.3(b), the execution, delivery, and performance by the Company of this Agreement, and the consummation by the Company of the transactions contemplated by this Agreement, do not and will not violate, conflict with, result in a breach, cancellation, or termination of, constitute a default under, result in the creation of any Lien on any of the properties or assets of the Company or its Subsidiaries under, or result in a circumstance that, with or without notice or lapse of time or both, would constitute any of the foregoing under (i) any Law or Order applicable to or binding on the Company, its Subsidiaries or any of their respective properties or assets, (ii) any Contract to which the Company or its Subsidiaries is a party or by which the Company, its Subsidiaries or any of their respective properties or assets is bound, including any Material Contract, Real Property Lease, Outbound IP License, or Inbound IP License, (iii) any Permit, including any Environmental Permit, held by the Company or its Subsidiaries, or (iv) any of the Organizational Documents of the Company or its Subsidiaries, except, in the case of each of clauses (i), (ii), and (iii), where such violation, conflict, breach, cancellation, termination, or default would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, or prevent the consummation by the Company of the transactions contemplated by this Agreement.

Section 4.4     Financial Statements; No Undisclosed Liabilities; Indebtedness.

(a)     Set forth in Schedule 4.4(a) are: (i) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2019 and the audited consolidated balance sheet of the Company and its

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Subsidiaries as of December 31, 2018; (ii) the related unaudited statements of operations, shareholders’ equity, and cash flows, for the year ended December 31, 2019 and the related audited statements of operations, shareholders’ equity, and cash flows, for the year ended December 31, 2018, respectively; (iii) an unaudited consolidated balance sheet of the Company and its Subsidiaries as of June 30, 2020 (the “Interim Balance Sheet”); and (iv) the related unaudited statements of operations, shareholders’ equity, and cash flows for the six (6) months ended June 30, 2020 (the foregoing financial statements, collectively, the “Financial Statements”). The Financial Statements (i) have been prepared from the books and records of the Company and its Subsidiaries in accordance with GAAP, consistently applied, (ii) are correct in all material respects, and (iii) present fairly, in all material respects, the financial condition and results of operations of the Company and its Subsidiaries as of the respective dates thereof and for the respective periods covered thereby, subject, in the case of the unaudited Financial Statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be material) and the absence of footnotes. The books and records of the Company and its Subsidiaries are correct in all material respects, have been maintained in accordance with sound business practices, and accurately reflect in all material respects all the transactions and actions therein described. At the Closing, all such books and records will be in the possession of the Company or its applicable Subsidiary. No financial statements of any Person other than the Company and its Subsidiaries are required by GAAP to be included in the Company’s Financial Statements.

(b)     The Company and its Subsidiaries do not have any material Liabilities that would be required to be reflected on, or reserved against in, a consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with GAAP, except: (i) Liabilities reflected on, or reserved against in, the Financial Statements; (ii) Liabilities that have arisen since the date of the Interim Balance Sheet in the ordinary course of business consistent with past practice, none of which is a Liability resulting from or arising out of any breach of contract, breach of warranty, tort, infringement, misappropriation, or violation of Law and; (iii) Liabilities set forth on Schedule 4.4(b).

(c)     The Company and its Subsidiaries maintain internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. During the last three (3) years, to the Company’s Knowledge, there has never been any fraud or other wrongdoing that involves any of the management or other employees of the Company or its Subsidiaries who have a role in the preparation of financial statements or the internal accounting controls used by the Company or its Subsidiaries, or any claim or allegation regarding any of the foregoing.

(d)     The Company applied for and received the PPP Loan under the Paycheck Protection Program sponsored by the United States Small Business Administration (“SBA”) under 15 U.S.C. §636(a)(36) on or about April 18, 2020. With respect to the PPP Loan, the Company: (i) was eligible for and met all eligibility requirements for the PPP Loan at the time of its application; (ii) has spent the proceeds of the PPP Loan only on eligible expenses (as described in the applicable SBA regulations); and (iii) is eligible to apply for forgiveness of the PPP Loan in full. The Company is not, and will not, be subject to any reductions to loan forgiveness based on a reduction in the number of employees or a reduction relating to salary and wages as provided in section 1106(d) of the CARES Act, as amended. The Company will promptly submit, but in no case later than ten (10) Business Days following the opening of its lender’s portal for such loan forgiveness purpose, an application for loan forgiveness of the full principal amount of the PPP Loan with all required documentation.

(e)     The Indebtedness of the Company and its Subsidiaries set forth on Schedule 4.4(e) was obtained through the NMTC Program (collectively, the “NMTC Loans”). All of the representations made by the Company and any of its Subsidiaries on its application for any NMTC Loans were accurate, complete and correct in all material respects at the time such representations were made by the Company or its Subsidiary, as applicable. The Company and its Subsidiaries were eligible for the NMTC Loans at the time of its applications and have complied with all applicable legal requirements associated with the NMTC Loans, except where the failure to so comply would not be reasonably likely to cause any NMTC Loans to lose their status as NMTC Loans.

(f)     Schedule 4.4(f) sets forth a correct list of all Indebtedness of the Company and its Subsidiaries and identifies for each item of Indebtedness the outstanding principal amount thereof as of the date of this Agreement.

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Section 4.5     Absence of Certain Changes. Except as set forth on Schedule 4.5, since the date of the Interim Balance Sheet, (a) the Company and its Subsidiaries have conducted the Business in the ordinary course of business consistent with past practice other than due to any actions taken due to a “shelter in place,” “non-essential employee” or similar direction of any Governmental Authority, and (b) there has been no Material Adverse Effect. Without limiting the generality of the foregoing, since the date of the Interim Balance Sheet, except as set forth on Schedule 4.5, neither the Company nor any of its Subsidiaries have taken any action which, if taken after the date of this Agreement and prior to the Closing, would require the Consent of Live Oak pursuant to Section 6.2.

Section 4.6     Assets.

(a)     Except for assets disposed of in the ordinary course of business since the date of the Interim Balance Sheet or as set forth on Schedule 4.6(a), the Company and its Subsidiaries have good and valid title to, a valid leasehold interest in, or a valid license to use all of the properties and assets (tangible or intangible, real or personal) reflected on the Interim Balance Sheet or acquired, leased, or licensed by the Company or its Subsidiaries since the date of the Interim Balance Sheet, free and clear of any Lien (other than Permitted Liens).

(b)     The tangible properties and assets owned, leased, or licensed by the Company and its Subsidiaries, including all buildings, plants, structures, improvements, fixtures, machinery, equipment, vehicles, and other tangible assets, are free from material defects, are in good operating condition (reasonable wear and tear excepted), and are suitable for the uses for which intended.

(c)     Except as set forth on Schedule 4.6(c), after giving effect to the termination of related party Contracts, services, support, and other arrangements pursuant to Section 6.5, the properties and assets owned, leased, or licensed by the Company constitute all of the properties and assets used in or necessary to conduct the Business as currently conducted and proposed to be conducted.

Section 4.7     Real Property.

(a)     Schedule 4.7(a) sets forth a correct list of all real property owned by the Company or any of its Subsidiaries (the “Owned Real Property”). Except as set forth on Schedule 4.7(a), the Company and its Subsidiaries have good and marketable fee title to all of the Owned Real Property, free and clear of any Lien (other than Permitted Liens). Except as set forth on Schedule 4.7(a), there are no (i) leases, subleases, licenses, concessions or other agreements granting to any party or parties the right of use or occupancy of any portion of the Owned Real Property; and (ii) no outstanding options, rights of first refusal, rights of first offer, rights of first negotiation or similar rights for the purchase, sale or other disposition of all or any of the Owned Real Property or any portion thereof or interest therein.

(b)     Schedule 4.7(b) sets forth a correct list of all Contracts pursuant to which the Company or any of its Subsidiaries leases, subleases, licenses, or otherwise occupies any real property as tenant, subtenant, or licensee (each, a “Real Property Lease”), together with the address of the related property (collectively, the “Leased Real Property”, and together with the Owned Real Property the “Company Real Property”). The Company has provided to Live Oak a correct copy of each Real Property Lease, including all amendments, modifications, exhibits, and schedules. The Company and its Subsidiaries have a valid leasehold interest under each Real Property Lease, free and clear of any Lien (other than Permitted Liens). Each such Real Property Lease is in full force and effect and constitutes a legal, valid, and binding obligation of the Company or its Subsidiaries and the other party or parties thereto, enforceable against the Company or its Subsidiaries and such other party or parties in accordance with its terms, subject to the Enforceability Limitations. The Company and its Subsidiaries have performed and complied with all of their respective covenants and obligations under each Real Property Lease, and neither the Company, its Subsidiaries nor, to the Company’s Knowledge, any other party to a Real Property Lease is in, or is alleged to be in, breach of or default under such Real Property Lease beyond any applicable notice and cure periods. Neither the Company nor any of its Subsidiaries subleases, as sublessor, any portion of the Leased Real Property to any other Person.

(c)     The Company Real Property constitutes all of the real property used in or necessary to conduct the Business as currently conducted and proposed to be conducted. There is no condemnation, expropriation, or other Proceeding in eminent domain pending or, to the Company’s Knowledge, threatened affecting any portion of the Company Real Property. Neither the Company nor any of its Subsidiaries have entered into any brokerage arrangement with respect to the Company Real Property. Except as set forth on Schedule 4.7(c), neither the Company nor any of its Subsidiaries has collaterally assigned or granted any security interest in any Company Real Property or any interest therein.

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(d)     The buildings and improvements on the Company Real Property are in good condition and repair, normal wear and tear excepted. To the Company’s Knowledge, (i) the improvements on the Company Real Property have received all approvals of Governmental Authorities (including Permits) required in connection with the ownership or operation thereof and have been operated and maintained in accordance with applicable Law and (ii) the current use and occupancy of the Company Real Property and the operation of the business as currently conducted thereon do not violate any applicable zoning, land use or local equivalent Law, and neither the Company nor any of its Subsidiaries has received any written notice of, and no claims have been filed against any of the foregoing alleging a violation of, any such Law.

Section 4.8     Intellectual Property.

(a)     Schedule 4.8(a)(i) (with respect to the Company Trademarks), Schedule 4.8(a)(ii) (with respect to the Company Patents), Schedule 4.8(a)(iii) (with respect to the Company Copyrights), Schedule 4.8(a)(iv) (with respect to the Company Domain Names), and Schedule 4.8(a)(v) (with respect to the Company Know-How and Trade Secrets) set forth correct lists of all of the registered Company Trademarks, Company Patents, and material Company Copyrights, including the application and registration or grant number (if applicable) and relevant jurisdiction, and a summary of Company Know-How and Trade Secrets. All of the registered Company Trademarks, Company Patents, and registered Company Copyrights are valid, subsisting, and enforceable, and the Company and its Subsidiaries have good and valid title to all of the Company Intellectual Property, free and clear of any Lien (other than Permitted Liens). All registration, maintenance, and renewal fees required to be paid in connection with the Company Intellectual Property have been paid and all necessary documents and certificates in connection with the foregoing have been filed with the relevant Governmental Authorities for the purposes of registering, perfecting, prosecuting, and maintaining the foregoing.

(b)     Schedule 4.8(b) sets forth a correct list of all material Contracts pursuant to which the Company and its Subsidiaries license, as licensor, any Company Intellectual Property to any other Person (each, an “Outbound IP License”). The Company has provided to Live Oak a correct copy of each Outbound IP License, including all amendments, modifications, exhibits, and schedules. Each Outbound IP License is in full force and effect and constitutes a legal, valid, and binding obligation of the Company, its Subsidiaries and the other party or parties thereto, enforceable against the Company or its Subsidiaries and such other party or parties in accordance with its terms, subject to the Enforceability Limitations. The Company and its Subsidiaries have performed and complied with all of its covenants and obligations under each Outbound IP License, and neither the Company, its Subsidiaries, nor, to the Company’s Knowledge, any other party to any Outbound IP License is in, or is alleged to be in, breach of or default under such Outbound IP License.

(c)     Schedule 4.8(c) sets forth a correct list of all material Contracts pursuant to which the Company and its Subsidiaries license, as licensee, Intellectual Property from any other Person (other than off-the-shelf software) (each, an “Inbound IP License”). The Company has provided to Live Oak a correct copy of each Inbound IP License, including all amendments, modifications, exhibits, and schedules. Each Inbound IP License is in full force and effect and constitutes a legal, valid, and binding obligation of the Company, its Subsidiaries and the other party or parties thereto, enforceable against the Company or its Subsidiaries and such other party or parties in accordance with its terms, subject to the Enforceability Limitations. The Company and its Subsidiaries have performed and complied with all of its covenants and obligations under each Inbound IP License, and neither the Company, its Subsidiaries, nor, to the Company’s Knowledge, any other party to any Inbound IP License is in, or is alleged to be in, breach of or default under such Inbound IP License.

(d)     The Company Intellectual Property and the rights of the Company and its Subsidiaries under the Inbound IP Licenses constitute all of the rights to Intellectual Property used in or necessary to conduct the Business as currently conducted and proposed to be conducted.

(e)     Except as set forth on Schedule 4.8(e), since January 1, 2017, no Proceeding has been filed against the Company or its Subsidiaries, and neither the Company nor its Subsidiaries have received any written or, to the Company’s Knowledge, oral communication from any other Person, (i) challenging the validity or enforceability of any Company Intellectual Property or (ii) alleging that the conduct of the Business by the Company or its Subsidiaries violates, infringes, or misappropriates the Intellectual Property rights of such Person. The conduct of the Business does not violate, infringe, or misappropriate, and the conduct of the Business since January 1, 2017 has not violated, infringed, or misappropriated, the Intellectual Property of any other Person.

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(f)     The Company has not performed, nor had performed on its behalf, any freedom to operate (“FTO”) analyses and would not disclose confidential product information (including composition information) under an “Attorneys Eyes Only” designation so that Live Oak could conduct its own FTO analysis. Instead, the Company performed limited internal assessments of third-party patents to the extent that such patents may relate to the following five products: DaniMer 02198 (Film Resin), DaniMer 02251 (PHA Resin), DaniMer 02251B (PHA Resin), DaniMer 02328 (Polyester Resin), and DaniMer 02513 (PHA Resin) (collectively, the “Assessed Products”). Such assessments were based solely on the Company conducting its own patent searches utilizing search terms reasonably determined by the Company to be relevant to the technology underlying the Assessed Products. The outcome of such assessments was presented in summary form to Live Oak in which the Company asserted it did not uncover any third-party patents or pending patent applications that could reasonably be expected to give rise to any Proceedings against the Company or any of its Subsidiaries.

(g)     Except as set forth on Schedule 4.8(g), to the Company’s Knowledge, no Person has violated, infringed, or misappropriated any of the Company Intellectual Property. Except as set forth on Schedule 4.8(g), since January 1, 2017, neither the Company nor any of its Subsidiaries has filed any Proceeding or sent any written notice of a violation, infringement, or misappropriation by another Person of the Company’s or any of its Subsidiaries’ rights to the Company Intellectual Property.

(h)     Each Person who has participated in the authorship, conception, creation, reduction to practice, or development of any Intellectual Property rights for or under the direction or supervision of the Company or its Subsidiaries (including any Company Intellectual Property) has executed and delivered to the Company or its Subsidiaries a valid and enforceable Contract providing for (i) the non-disclosure by such Person of all confidential information of the Company or its Subsidiaries and (ii) the assignment by such Person (by way of a present grant of assignment) to the Company or its Subsidiaries of all of such Person’s right, title, and interest in and to such Intellectual Property rights. To the Company’s Knowledge, no Person is in breach of or default under any such Contract.

(i)     Schedule 4.8(i) contains a correct list of the most current embodiment of each material item of Software included in the Company Intellectual Property other than commercially available or “shrink wrap” software (including open source software). The Company and its Subsidiaries have a valid license or right to use all third-party Software that is required to operate or modify such Software. To the Company’s Knowledge, such Software performs in all material respects in accordance with the technical documentation relating thereto. No part of such Software was conceived, developed, authored, or reduced to practice outside of the United States. There are no licenses, shop rights, or rights of any other kind held by any other Person with respect to such Software and no rights in such Software have otherwise been transferred to any third party. In no instance has the eligibility of such Software for protection under applicable patent or copyright Law been forfeited or otherwise reverted to the public domain by omission of any required notice or any other action. No such Software, or any no portion thereof, is licensed pursuant to an “open source,” “shareware,” or “freeware” license, incorporates or is based on any computer Software that is licensed pursuant to an “open source,” “shareware,” or “freeware” license, or is otherwise distributed for use with any “open source,” “shareware,” or “freeware” licensed Software.

(j)     With respect to Company Patents that went abandoned but were then revived, such abandonment was unintentional and all statements made to the USPTO and/or other patent offices relating to such abandonment were true and correct.

Section 4.9     Information Technology; Data Privacy and Security.

(a)     All information technology and computer systems, including Software, hardware, networks, interfaces, and related systems, relating to the transmission, storage, maintenance, organization, presentation, generation, processing, or analysis of data and information, whether or not in electronic format, used by the Company or its Subsidiaries (collectively, the “Company IT Systems”) have been maintained, in all material respects, by technically competent personnel, in accordance with standards set by the manufacturers or otherwise in accordance with prudent industry standards, to ensure proper operation, monitoring, and use. The Company IT Systems are in good working condition to effectively perform all information technology operations necessary to conduct the Business as currently conducted and proposed to be conducted.

(b)     To the Company’s Knowledge, the Company IT Systems are sufficient for the immediate and anticipated future needs of the Business, including as to capacity and ability to process current and anticipated peak volumes in a timely manner. To the Company’s Knowledge, since January 1, 2017, there has been no (i) material

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disruption, interruption, outage, or continued substandard performance affecting any Company IT System, (ii) data security breach or other unauthorized use, access, interruption, modification, or corruption of any Company IT System, or (iii) complaints from, notices from, or Proceedings conducted or claims asserted by any Person, including any Governmental Authority, against the Company or its Subsidiaries regarding any actual or alleged security breach or other unauthorized use, access, interruption, modification, or corruption of any Company IT System.

(c)     To the Company’s Knowledge, since January 1, 2017, there have been no data breaches involving any Personal Data in the possession of any of the Company or its Subsidiaries, and none of the Company, its Subsidiaries or any other Person has made any illegal or unauthorized use or disclosure of Personal Data that was collected by or on behalf of the Company or its Subsidiaries. Neither the Company nor any of its Subsidiaries is subject to any contractual requirements, privacy policies or other legal obligations that, as a result of the consummation of the transactions contemplated by this Agreement, would prohibit the Surviving Corporation or its Subsidiaries after the Closing Date from receiving or using Personal Data in substantially the same manner in which the Company and its Subsidiaries receive and use such Personal Data immediately prior to the Closing.

Section 4.10     Material Contracts. Schedule 4.10 sets forth a correct list of all of the Contracts of the following types to which the Company is a party or by which the Company or any of its properties or assets is bound:

(a)     any Contract with any supplier of goods or services that (i) has resulted in or that is reasonably expected to result in expenditures by the Company of more than Two Hundred Thousand Dollars ($200,000) in 2019 or 2020, (ii) extends for a term of more than one-hundred eighty (180) days following the date of this Agreement, (iii) requires the Company to purchase all of its requirements for any good or service from such supplier, or (iv) contains any minimum or “take or pay” purchase or volume requirements;

(b)     any Contract with any customer that (i) has resulted in or that is reasonably expected to result in sales to the Company or any of its Subsidiaries of more than Two Hundred Thousand Dollars ($200,000) in 2019 or 2020, (ii) extends for a term of more than one-hundred eighty (180) days following the date of this Agreement, (iii) requires the Company to sell any product or service exclusively to such customer, or (iv) obligates the Company to provide such customer with equal or preferred pricing terms as compared to the pricing terms offered by the Company to any other customer, including any Contract with any “most favored nation” provision;

(c)     any Contract under which the Company or any of its Subsidiaries is a lessee of or holds or operates any equipment, vehicle, or other tangible personal property that is owned by another Person and that (i) has resulted in or that is reasonably expected to result in expenditures by the Company or any of its Subsidiaries of more than One Hundred Thousand Dollars ($100,000) in 2019 or 2020 or (ii) extends for a term of more than one-hundred eighty (180) days following the date of this Agreement;

(d)     any Contract with a sales representative, manufacturer’s representative, distributor, dealer, broker, sales agency, advertising agency, or other Person engaged in sales, distribution, or promotional activities for or on behalf of the Business (other than a Company Benefit Plan), in each case that (i) has resulted in or that is reasonably expected to result in expenditures by the Company or any of its Subsidiaries of more than Two Hundred Thousand Dollars ($200,000) in 2019 or 2020, (ii) extends for a term of more than one-hundred eighty (180) days following the date of this Agreement, or (iii) grants such Person exclusive rights to sell, distribute, or promote in any geographical area or any particular product;

(e)     any Contract that includes any right of first offer or refusal or other similar term favoring any other Person;

(f)     any Contract under which any other Person has agreed to perform any services for the Company, or any of its Subsidiaries, that are required to be performed by the Company under any other Contract;

(g)     any Contract relating to the acquisition by the Company or any of its Subsidiaries of any business, Equity Interests, or assets of any other Person (whether by merger, sale of Equity Interests, sale of assets, or otherwise);

(h)     any Contract relating to the sale or other disposition by the Company or any of its Subsidiaries of any business, Equity Interests, or assets (whether by merger, sale of Equity Interests, sale of assets, or otherwise), other than the sale of finished goods inventory or tangible property that is obsolete or no longer used or useful in the Business, in each such case, in the ordinary course of business;

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(i)     any Contract relating to the incurrence of Indebtedness by, or the placing of a Lien (other than a Permitted Lien) on any of the assets of, the Company or any of its Subsidiaries;

(j)     any Contract relating to any joint venture, partnership, strategic alliance, or similar relationship;

(k)     any Contract under which the Company or any of its Subsidiaries has, directly or indirectly, made any advance, loan, or extension of credit to, or capital contribution or other investment in, any other Person, or has guaranteed the obligations of another Person (other than those described in Section 4.10(l));

(l)     any Contract under which the Company or any of its Subsidiaries has made a loan to any employee or other service provider in connection with the purchase of any Equity Interests of the Company, including pursuant to the exercise of a Company Option;

(m)     any collective bargaining agreement or other Contract with any labor organization, union, or association;

(n)     any Contract, other than any Company Benefit Plan, with (i) any current or former officer or director of the Company or any of its Subsidiaries or (ii) any other current or former employee of, independent contractor of, or consultant to the Company providing for, in the case of this clause (ii), aggregate future payments by the Company or any of its Subsidiaries of more than Two Hundred Thousand Dollars ($200,000);

(o)     any Contract that limits the freedom of the Company or any of its Subsidiaries to compete with any Person or in any geographical area or that otherwise restricts the development, manufacture, marketing, distribution, or sale of the Company’s or any of its Subsidiaries products or services;

(p)     any Contract under which the Company or any of its Subsidiaries is lessee of, or holds or operates any personal property material to the Business that is owned by any other Person; and

(q)     any Contract with any Governmental Authority.

The Company has provided to Live Oak a correct copy (or, with respect to any oral Contract, a correct written summary of the terms and conditions of such oral Contract) of each Contract set forth or required to be set forth on Schedule 4.10 (including all amendments, modifications, exhibits, and schedules) (collectively, the “Material Contracts”). Except as set forth on Schedule 4.10, each Material Contract is in full force and effect and constitutes a legal, valid, and binding obligation of the Company or any of its Subsidiaries, on the one hand, and, to the Company’s Knowledge, the other party or parties thereto, on the other hand, enforceable against the Company or any of its Subsidiaries and, to the Company’s Knowledge, such other party or parties in accordance with its terms, subject to the Enforceability Limitations. The Company and its Subsidiaries have performed or complied in all material respects with all of their respective covenants and obligations under each Material Contract, and neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any other party to a Material Contract is in, or is alleged to be in, breach of or default under such Material Contract. Neither the Company nor any of its Subsidiaries has received any written or, to the Company’s Knowledge, oral notice from any counterparty to a Material Contract that such counterparty intends to terminate, not renew, or materially amend the terms of such Material Contract, and neither the Company nor any of its Subsidiaries has given any such written or oral notice to any counterparty to a Material Contract. Neither the Company nor any of its Subsidiaries has waived any of its material rights under any Material Contract.

Section 4.11     Permits. Each of the Company and its Subsidiaries owns, holds, or possesses all material Permits required by applicable Law that are necessary for it to own, lease, operate and otherwise use its properties and assets and to conduct the Business as such assets and properties and the Business are currently owned, leased, operated, used and conducted and proposed to be conducted. Schedule 4.11 sets forth a correct list of all such Permits. All such Permits are valid and in full force and effect, and (i) each of the Company and its Subsidiaries, at all times since January 1, 2017, have performed all of their respective material obligations under such Permits, (ii) each of the Company and its Subsidiaries at all times since January 1, 2017 has been, and is currently in compliance with all requirements to maintain such Permits and is not in default or violation in any material respect of such Permits, (iii) no event has occurred that would be expected to result in the withdrawal, revocation, suspension, limitation, termination, modification, impairment, or non-renewal of, or any other adverse modification to, any Permit, and (iv) all applications required to have been filed for the renewal of each Permit have been duly filed on a timely basis with the appropriate Governmental Authority and all other filings required to have been made with respect to each Permit have been duly made on a timely basis with the appropriate Governmental Authority. In addition, none of the Company and its Subsidiaries have received any notice or

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communication from any Governmental Authority (a) indicating or alleging that the Company or any of its Subsidiaries do not possess any Permit required to own, lease, operate and otherwise use its properties and assets or to conduct the Business as currently conducted or (b) threatening or seeking to withdraw, revoke, suspend, limit, terminate, impair, not renew, or otherwise adversely modify any of the Company’s or its Subsidiaries’ Permits. None of the Company’s Permits will be subject to withdrawal, revocation, suspension, limitation, termination, modification, impairment, non-renewal or any other adverse modification as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement.

Section 4.12     Benefit Plans.

(a)     Schedule 4.12(a) sets forth a correct list of all material Company Benefit Plans. A correct copy of each of the Company Benefit Plans set forth on Schedule 4.12(a), and all material Contracts relating thereto, or to the funding thereof, including all trust agreements, insurance contracts, administration contracts, investment management agreements, subscription and participation agreements, and recordkeeping agreements, have been provided to Live Oak. In the case of any material Company Benefit Plan which is not in written form, the Company has provided Live Oak with a correct written description of the material terms of such Company Benefit Plan. A correct copy of the most recent annual report, actuarial report, accountant’s opinion of the plan’s financial statements, summary plan description, and IRS determination or opinion letter with respect to each Company Benefit Plan, to the extent applicable and available, has been provided to Live Oak. To the Company’s Knowledge, no event has occurred which would reasonably be expected to result in a material change in the financial condition in the respective Company Benefit Plans from that stated in the annual reports and actuarial reports supplied.

(b)     Each Company Benefit Plan has been maintained and administered in compliance in all material respects with the applicable requirements of ERISA, the Code, the Healthcare Reform Laws and any other applicable Laws, and (ii) each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is the subject of a favorable opinion letter from the Internal Revenue Service on the form of such Company Benefit Plan.

(c)     Neither the Company nor any of its ERISA Affiliates has, or has had within the past five (5) years, any Liability with respect to a Multiemployer Plan that is subject to Title IV of ERISA.

(d)     No Company Benefit Plan provides for post-employment or retiree welfare benefits, except as required by federal “COBRA” or other equivalent state Law.

(e)     To the Company’s Knowledge, neither the Company nor any other “disqualified person” or “party in interest” (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively) has engaged in any non-exempt “prohibited transactions” (as defined in section 406 of ERISA or section 4975 of the Code) in connection with any Company Benefit Plan.

(f)     To the Company’s Knowledge, there have been no acts or omissions by the Company or any of its ERISA Affiliates which have given rise to or would reasonably be expected to give rise to material interest, fines, penalties, Taxes or related material charges under section 502 of ERISA or Chapters 43, 47, 68 or 100 of the Code for which the Company or any of its ERISA Affiliates may be liable or under Section 409A of the Code for which the Company, any of its ERISA Affiliates or any participant in any Company Benefit Plan that is a nonqualified deferred compensation plan (within the meaning of Section 409A of the Code) may be liable. To the Company’s Knowledge, no event has occurred, and no conditions or circumstance exists, that would reasonably be expected to subject the Company, any of its Subsidiaries, or any Health Plan, to material penalties or excise Taxes under Sections 4980D, 4980H, or 4980I of the Code or any other provision of the Healthcare Reform Laws.

(g)     There are no Proceedings (other than routine claims for benefits and/or appeals, none of which, individually or in the aggregate, are material to the Company or any of its Subsidiaries) pending or, to the Company’s Knowledge, threatened involving any Company Benefit Plan.

(h)     Except as set forth on Schedule 4.12(h), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will accelerate the time of vesting or the time of payment, or increase the amount, of any compensation or benefits due to any current or former director, officer, or employee of the Company or any of its Subsidiaries under a Company Benefit Plan or Contracts. Except as set forth on Schedule 4.12(h), none of the payments contemplated by the Company Benefit Plans or Contracts in connection with this Agreement and the transactions contemplated by this Agreement would, in the aggregate,

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constitute excess parachute payments (as defined in Section 280G of the Code (without regard to subsection (b)(4) thereof)). The Company is not a nonqualified entity within the meaning of Section 457A of the Code. No Company Benefit Plan or any Contract, agreement, plan, policy, or arrangement with any employee, officer, director, consultant or independent contractor of the Company or any of its Subsidiaries provides for a “gross-up” or similar payment in respect of any Taxes that may become payable under Sections 409A or 4999 of the Code.

Section 4.13     Employee and Labor Matters.

(a)     The Company has provided a list of each Employee and independent contractor providing services to the Company or its Subsidiaries as of the date of this Agreement, and in the case of each such Employee and independent contractor, the following information, as applicable, as of the date hereof: (i) title or position; (ii) date of hire or commencement of services; (iii) work location; (iv) whether full-time or part-time and whether exempt or non-exempt under the Fair Labor Standards Act; (v) whether covered by the terms of a collective bargaining or similar agreement or an employment or independent contractor agreement; (vi) whether absent from active employment and if so, the date such absence commenced and the anticipated date of return to active employment; and (vii) annual salary, hourly rate or fee arrangement, and if applicable, bonus target or other incentive compensation.

(b)     None of the Employees are represented by a union or other labor organization or group that was either voluntarily recognized or certified by any labor relations board or other Governmental Authority, and no union organizational campaign is pending or, to the Company’s Knowledge, threatened with respect to any of the Employees. There is no pending or, to the Company’s Knowledge, threatened labor strike, slowdown, work stoppage, or labor arbitration Proceeding against the Company or any of its Subsidiaries with respect to any Employee and there have been no such actions since January 1, 2017.

(c)     The Company and its Subsidiaries are, and since January 1, 2017 have been, in compliance in all material respects with all applicable Laws relating to employment and employment practices or terms and conditions of employment, including but not limited to, worker classification, wages, hours of work, discrimination, collective bargaining, immigration, workers’ compensation, unemployment compensation, withholding, and occupational safety and health. All independent contractors and consultants providing personal services to the Company or its Subsidiaries have been properly classified as independent contractors for purposes of all Laws, including Laws with respect to employee benefits, and all Employees have been properly classified under the Fair Labor Standards Act and similar state Laws. The Company and its Subsidiaries (i) have withheld and reported all amounts required by Law or by Contract to be withheld and reported with respect to wages, salaries, and other payments to current and former employees, consultants, and independent contractors, (ii) is not presently liable for any arrearage of wages or Taxes or any interest, fine, or penalty for failure to comply with any of the foregoing, and (iii) is not presently liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security, or other benefits or obligations for current or former employees.

(d)     There is no pending employment-related Proceeding against the Company or any of its Subsidiaries or, to the Company’s Knowledge, any threatened charge or claim by or before the Equal Employment Opportunity Commission or any state or local Governmental Authority.

(e)     The Company and its Subsidiaries have not taken and currently have no plans to take any action with respect to the transactions contemplated by this Agreement that could constitute a “mass layoff” or “plant closing” within the meaning of the Worker Adjustment and Retraining Notification Act or could otherwise trigger any notice requirement or Liability under any state or local plant closing notice Law.

(f)     No executive officer or other key Employee is subject to any non-compete, non-solicitation, non-disclosure, confidentiality, employment, consulting or similar agreement relating to, affecting or in conflict with the present or proposed business activities of the Company or its Subsidiaries and, to the Company’s Knowledge, no executive officer or other key Employee has taken steps or is otherwise planning to terminate his or her employment with the Company or any of its Subsidiaries for any reason (or no reason), including the consummation of the transactions contemplated by this Agreement.

(g)     The Company has investigated or reviewed and has taken appropriate corrective action where necessary regarding all sexual harassment or other unlawful harassment, employment discrimination or retaliation allegations (that were reported in writing or in accordance with the Company’s anti-harassment and anti-retaliation procedures, copies of which have been provided to Live Oak) of which it had Knowledge since January 1, 2017.

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(h)     A Form I-9 has been completed and retained with respect to each current Employee and, where required by law, former Employees.

Section 4.14     Environmental Matters.

(a)     The Company and its Subsidiaries are, and since January 1, 2017 have been, in compliance in all material respects with all Environmental Laws applicable to the Company, its Subsidiaries or the Business.

(b)     The Company and its Subsidiaries possess all material Environmental Permits necessary to own, lease, and operate its properties and assets and to conduct the Business as currently conducted and proposed to be conducted. Schedule 4.14(b) sets forth a correct list of all such Environmental Permits. All such Environmental Permits are in full force and effect, and the Company and its Subsidiaries have performed all of their respective material obligations under and are, and since January 1, 2017 have been, in compliance in all material respects with all such Environmental Permits. Neither the Company nor any of its Subsidiaries has received any written or, to the Company’s Knowledge, oral notice from any Governmental Authority (a) indicating or alleging that the Company or any its Subsidiaries does not possess any Environmental Permit required to own, lease, and operate its properties and assets or to conduct the Business as currently conducted or (b) threatening or seeking to withdraw, revoke, terminate, suspend or adversely renew, amend or modify any of the Company’s or its Subsidiaries’ Environmental Permits. None of the Company’s or any of its Subsidiaries’ Environmental Permits will be subject to withdrawal, revocation, termination, or suspension as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement.

(c)     To the Company’s Knowledge, there are no existing facts, events or conditions that could reasonably be expected to result in the Company or any of its Subsidiaries making any environmental capital expenditure after the Closing Date to comply with Environmental Law or otherwise to prevent, hinder or limit the Company’s or any of its Subsidiaries’ ability to maintain compliance with Environmental Law after the Closing Date.

(d)     No written or, to the Company’s Knowledge, oral notice that remains unresolved has been received by the Company or any of its Subsidiaries claiming that (i) the operation of the Business is in material violation of any Environmental Law or Environmental Permit, (ii) the Company or any of its Subsidiaries has Liability arising under Environmental Law or with respect to any Hazardous Substance or (iii) the Company or any of its Subsidiaries is responsible (or potentially responsible) for Remedial Action with respect to the operation of the Business.

(e)     There are no claims or Proceedings pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries with respect to any Remedial Action, Hazardous Substance, Environmental Law or Environmental Permit. Neither the Company nor any of its Subsidiaries has any outstanding obligation with respect to any Order pursuant to Environmental Law.

(f)     Neither the Company, any of its Subsidiaries, nor, to the Company’s Knowledge, any other Person has caused, contributed to or allowed any Release that could reasonably be expected to result in the Company or any of its Subsidiaries taking any Remedial Action or incurring any material Liability pursuant to Environmental Law.

(g)     Neither the Company, any of its Subsidiaries, nor, to the Company’s Knowledge, any other Person has exposed any Person to Hazardous Substances in connection with the operation of the Business in a manner that could reasonably be expected to form the basis of a claim against the Company or any of its Subsidiaries under Environmental Laws. At no time has the Company or any its Subsidiaries designed, manufactured, sold, marketed, installed or distributed products or other items containing asbestos or perfluorinated or polyfluorinated alkyl substances.

(h)     No Company Real Property or, to the Company’s Knowledge, real property formerly owned, operated, or occupied by the Company or any of its Subsidiaries (i) has been, pursuant to CERCLA or any similar Law, placed or, to the Company’s Knowledge, proposed to be placed on the National Priorities List, the SEMS, or any state or regional equivalent list of known or suspected contaminated sites or (ii) to the Company’s Knowledge, is subject to a written claim, Order, or other written request or written demand to take Remedial Action.

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(i)     The Company has not sent, transported, accepted for transport, or arranged for transport any Hazardous Substances to any facility, site, or location which (i) has been, pursuant to CERCLA or any similar Law, placed or, to the Company’s Knowledge, proposed to be placed on the National Priorities List, the SEMS, or any state or regional equivalent list of known or suspected contaminated sites or (ii) to the Company’s Knowledge, is subject to a written claim, Order, or other request to take Remedial Action.

(j)     Neither the Company nor any of its Subsidiaries has assumed by Contract or by operation of law, or provided an indemnity with respect to Liabilities of any other Person under Environmental Laws.

(k)     The Company has provided Live Oak with correct copies of all environmental audits, assessments, reports, and other material environmental documents relating to the current and former operations and facilities of the Company which are in any the Company’s or any of its Representatives’ possession, custody, or control.

Section 4.15     Taxes. Except as set forth on Schedule 4.15:

(a)     All material Tax Returns of the Company and its Subsidiaries have been timely filed, and all other filings in respect of Taxes have been made for the Company and its Subsidiaries, as required by applicable Law and each such Tax Return and filing is accurate and complete in all material respects. All material Taxes and estimated material Taxes owed by the Company and its Subsidiaries whether or not shown on such Tax Returns have been fully and timely paid as required by applicable Law, except for Taxes being contested in good faith by appropriate Proceedings and for which adequate reserves have been provided on the books and records of the Company and its Subsidiaries, in each case in accordance with GAAP.

(b)     None of the Company or any of its Subsidiaries has any Liability for a material amount of Taxes which has not been accrued for or reserved on Company’s Financial Statements, other than any Liability for unpaid Taxes that has been incurred since the end of the last period for which Company and its Subsidiaries ordinarily record items on their Financial Statements.

(c)     No Tax audit or other examination of any of the Company or any of its Subsidiaries is presently in progress, nor has the Company or any of its Subsidiaries been notified of any request or threat for such an audit or other examination. No material issues have been raised in any examination by any Governmental Authority of the Company or its Subsidiaries which, by application of similar principles, reasonably could be expected to result in a proposed adjustment to the liability for Taxes for any other period not so examined. No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Authority against the Company or any of its Subsidiaries that has not been paid or resolved.

(d)     The Company and each of its Subsidiaries has complied in all material respects with all applicable Laws relating to the reporting, payment, and withholding of Taxes and all Taxes which the Company or any of its Subsidiaries is required by Law to withhold or collect, including sales and use Taxes, goods and services Taxes, and all amounts required to be withheld for Taxes of any employee, independent contractor, creditor, customer, stockholder, or other Person have been duly withheld or collected and, to the extent required, have been paid over to the proper Governmental Authorities. All information returns required to be filed by the Company or its Subsidiaries have been filed, and all statements required to be furnished to payees by the Company or its Subsidiaries have been furnished to such payees, and the information set forth on such information returns and statements is accurate and complete.

(e)     There are no Liens for Taxes (other than Permitted Liens for current Taxes not yet due and payable) on any of the properties or assets of the Company, its Subsidiaries or the Shares.

(f)     None of the Company or any of its Subsidiaries has granted or been requested to grant any waiver of any statutes of limitations applicable to any claim for Taxes, and none of the Company nor any of its Subsidiaries has requested or been granted an extension of the time for filing any Tax Return.

(g)     Neither the Company nor any of its Subsidiaries is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(h)     None of the Company or any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period ending after the Closing Date as a result

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of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of U.S. state, local or non-U.S. income Tax Law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of U.S. state, local or foreign Tax Law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) election under Section 108(i) of the Code (or similar provision of U.S. state, local or foreign Tax Law); or (vi) prepaid amount received or deferred revenue accrued on or prior to the Closing Date; or (vii) otherwise as a result of a transaction or accounting method that accelerated an item of deduction into periods ending on or before the Closing Date or a transaction or accounting method that deferred an item of income into periods beginning after the Closing Date.

(i)     There is no power of attorney given by or binding upon the Company or any of its Subsidiaries with respect to Taxes for any period for which the statute of limitations (including any waivers or extensions) has not yet expired.

(j)     None of the Company or any its Subsidiaries is subject to or owns any joint venture, partnership, or other Contract which is treated as a partnership for Federal income Tax purposes.

(k)     None of the Company or any of its Subsidiaries has ever been (i) a member of any affiliated group filing or required to file a consolidated, combined, unitary, or other similar Tax Return (other than any such group of which the Company is the common parent) or (ii) a party to or bound by, nor does it have or has it ever had any obligation under, any Tax sharing or Tax allocation agreement or similar contract or arrangement (other than pursuant to customary commercial contracts not primarily related to Taxes and, in the case of any such contracts that are reasonably expected to give rise to a material amount of shared or allocated Taxes). Neither the Company nor any Subsidiary has any Liability for Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any corresponding or similar provision of state, local, or non-United States Law), as a transferee or successor, by contract, or otherwise (other than pursuant to customary commercial contracts not primarily related to Taxes).

(l)     None of the Company or any of its Subsidiaries has, in any year for which the applicable statute of limitations remains open, distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(m)     A schedule has been provided to Live Oak setting forth the following information with respect to the Company and its Subsidiaries: (i) the amount of any net operating loss, net capital loss, any unused investment or other Tax credit, (ii) the amount of any excess loss accounts, or deferred gain or loss arising out of any intercompany transaction as described in the Treasury Regulations under Section 1502 of the Code, and (iii) Tax elections affecting the Company or its Subsidiaries.

(n)     None of the Company or any of its Subsidiaries has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4.

(o)     No written claim has been made within the past five (5) years by a Tax authority in a jurisdiction where Tax Returns with respect to the Company or any of its Subsidiaries is not filed asserting that the Company or any of its Subsidiaries is or may be subject to Tax in that jurisdiction.

(p)     The Company has never directly or indirectly owned any Subsidiary organized outside the United States. None of the Company or any of its Subsidiaries (i) has a permanent establishment or fixed place of business in any other country other than the United States; (ii) is subject to taxation or have any Tax filing obligations in any jurisdiction outside of the United States; or (iii) directly owns stock in any other corporation which is a passive foreign investment company within the meaning of Section 1297 of the Code or a controlled foreign corporation within the meaning of Section 957 of the Code.

(q)     None of the Company or any of its Subsidiaries has requested or received a ruling from any taxing authority or signed a closing or other agreement with any taxing authority which would affect any taxable period after the Closing Date.

(r)     The Company has not been, is not, and immediately prior to the Effective Time will not be, treated as an “investment company” within the meaning of Section 368(a)(2)(F) of the Code.

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(s)     None of the Indebtedness of the Company or its Subsidiaries constitutes (i) “corporate acquisition indebtedness” (as defined in Section 279(b) of the Code) with respect to which any interest deductions may be disallowed under Section 279 of the Code, (ii) an “applicable high yield discount obligation” under Section 163(i) of the Code or (iii) a disqualified debt instrument described in Section 163(l) of the Code.

(t)     The Company Board has no plan or intention at the Effective Time to acquire or redeem, either directly or through any transaction, agreement, or arrangement with any other person, any Live Oak Class A Common Stock issued to Shareholders of the Company in the transactions contemplated by this Agreement.

(u)     The Company Board has no plan or intention to cause the Surviving Corporation after the Merger to issue additional share of stock of the Surviving Corporation that would result in Live Oak losing control of the Surviving Corporation within the meaning of Section 368(a) of the Code.

(v)     The Company Board has no plan or intention at the Effective Time to cause the Surviving Corporation to cease its separate legal existence after the Merger for federal income tax purposes.

(w)     The Company’s principal reason for participating in the Merger is a bona fide business purpose not related to Taxes.

(x)     None of the Company or any of its Subsidiaries has taken or agreed to take any action, has omitted to take any action, has any plan or intention to take any action or to omit to take any action, or has any knowledge of any fact or circumstance, the taking, omission, or existence of which, as the case may be, that would reasonably be expected to prevent the Merger from constituting a transaction qualifying as a reorganization under Section 368(a) of the Code.

Section 4.16     Proceedings and Orders.

(a)     Except as set forth on Schedule 4.16(a), there are, and since January 1, 2017 have been, no Proceedings pending or, to the Company’s Knowledge, threatened against the Company, its Subsidiaries or any of its or their respective directors, officers, employees, Representatives, or agents in their capacities as such, nor, to the Company’s Knowledge, are there any facts or circumstances which may give rise to any such Proceeding. Except as set forth on Schedule 4.16(a), there are, and since January 1, 2017 have been, no Proceedings by the Company or any of its Subsidiaries pending against any other Person, and neither the Company nor any of its Subsidiaries is considering any such Proceeding. None of the Proceedings set forth or required to be set forth on Schedule 4.16(a) would, if determined adversely to the Company or any of its Subsidiaries, materially and adversely affect the Company or the Business. Except as set forth on Schedule 4.16(a), the operation of the Business is not, and since January 1, 2017 has not been, subject to any Order. The Company and its Subsidiaries are and have been in compliance with all Orders set forth on Schedule 4.16(a). Neither the Company nor any of its Subsidiaries is a party to or bound by any Contract to settle or compromise any Proceeding against it which has involved any obligation other than the payment of money or under which the Company or any of its Subsidiaries has any continuing Liability.

(b)     There are no Proceedings pending or, to the Company’s Knowledge, threatened by or against the Company with respect to this Agreement or the transactions contemplated by this Agreement or that, if determined adversely to the Company, would prevent or delay the consummation by the Company of the transactions contemplated by this Agreement.

Section 4.17     Compliance with Laws. Except as set forth on Schedule 4.17, the Company and its Subsidiaries are, and since January 1, 2017 have been, in compliance in all material respects with all Laws applicable to its properties, its assets, and the Business. Since January 1, 2017, neither the Company nor any of its Subsidiaries has received any written or, to the Company’s Knowledge, oral notice from a Governmental Authority alleging that the Company or any of its Subsidiaries is not in compliance with any applicable Law.

Section 4.18     Compliance With Regulatory Requirements and Product Certifications. Except as set forth on Schedule 4.18, the Company and its Subsidiaries are, and have been since January 1 2017, in compliance in all material respects with the requirements of the Federal Food, Drug and Cosmetic Act, 21 U.S.C. ch. 9 § 301 et seq., and enabling regulations, as applicable to the Company’s and its Subsidiaries PHA bioplastic products and PHA resins (collectively, “PHA Products”). Without limitation, the Company and its Subsidiaries have received all required Food Contact Substance Notification Letters (“FCN Letters”) from the U.S. Food and Drug Administration (“FDA”) with such FCN Letters remaining in full force and effect. At all relevant times (i) the Company and its applicable

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Subsidiaries have developed, tested, manufactured, labeled, marketed, promoted and stored, as applicable, each of the PHA Products, and, (ii) to the Company’s Knowledge, all of the Company and its Subsidiaries vendors have marketed and promoted each of the PHA Products, in compliance with applicable Laws, including those requirements relating to current good manufacturing practices, good laboratory practices and good trial practices, as applicable, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. During the three (3) years prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written notice or other communication from any Governmental Authority alleging any violation of any Law with respect to such activities or any “Warning Letters” or “Untitled Letters” with respect to any PHA Product or any manufacturing, promotional, marketing or distribution processes or procedures. All deficiencies and non-conformities discovered during internal and external audits and inspections have been corrected and resolved in all material respects. With respect to each of the Company’s or its Subsidiaries PHA Products that it has sold, or sells, to third parties for commercial use, the Company and its Subsidiaries have had, or have all required certifications concerning biodegradability and/or compostability, and all such certifications are current as of the date of the last sale of any Company PHA Product.

Section 4.19     Accounts Receivable. All accounts receivable of the Company and its Subsidiaries have arisen from bona fide transactions by the Company and its Subsidiaries in the ordinary course of business. All accounts receivable reflected in the Interim Balance Sheet are collectible in the ordinary course of business at the aggregate recorded amounts thereof, net of any applicable allowance for doubtful accounts reflected in the Interim Balance Sheet, which allowance was calculated in accordance with GAAP.

Section 4.20     Inventory. The inventories of the Company and its Subsidiaries, including raw materials, supplies, work-in-process, finished goods, and other materials (collectively, the “Inventory”), (a) are in good, merchantable, and useable condition, (b) are reflected in the Interim Balance Sheet, and (c) are, in the case of finished goods, of a quality and quantity saleable in the ordinary course of business and are, in the case of all other Inventory, of a quality and quantity useable in the ordinary course of business.

Section 4.21     Material Customers and Material Suppliers.

(a)     Schedule 4.21(a) sets forth a correct list of (i) the top ten (10) customers of the Company (based on the total amount of sales to such customer) for the year ended December 31, 2019 (each, a “Material Customer”), showing the total amount of sales to each such Material Customer during the applicable period, and (ii) the top ten (10) suppliers to the Company or its Subsidiaries (based on total amount purchased from such supplier) for the year ended December 31, 2019 (each, a “Material Supplier”), showing the total amount of purchases by the Company and its Subsidiaries from each such Material Supplier during the applicable period.

(b)     Except as set forth in Schedule 4.21(b), since January 1, 2019, there has been (i) no adverse change in the business relationship, or any material dispute, between the Company or any of its Subsidiaries, on the one hand, and any Material Customer or Material Supplier, on the other hand, (ii) no change in any material term or condition of any Contract between the Company or any of its Subsidiaries, one the one hand, and any Material Customer or Material Supplier, on the other hand, and (iii) to the Company’s Knowledge, no indication that any Material Customer or Material Supplier intends to reduce its purchases from or sales to, as applicable, the Company or any of its Subsidiaries or that any Material Customer or Material Supplier intends to terminate, not renew, or materially amend the terms and conditions of any Contract with the Company or any of its Subsidiaries.

(c)     Since January 1, 2019, no Material Customer or Material Supplier has made any breach of contract, indemnification, or similar claim against the Company or any of its Subsidiaries.

Section 4.22     Related Party Transactions.

(a)     Schedule 4.22(a) sets forth: (i) a description of (A) all services provided by the Company or any of its Subsidiaries, on the one hand, to any officer, director or employee of the Company or any of its Subsidiaries, or to any individual in such officer’s, director’s or employee’s immediate family (as such term is used under the Instructions to Item 404(a) of Regulation S-K of the Securities Act) (each, a “Related Party”, and collectively, the “Related Parties”), on the other hand and (B) any use by any Related Party or any business of any Related Party of any assets, properties, or employees of the Company or any of its Subsidiaries for any purpose other than the conduct of the Business, and the manner in which and the amount that the Company or any of its Subsidiaries has been compensated for the costs of providing such services or use; and (ii) other than customary employment or consulting arrangements,

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including equity incentive arrangements, between the Company or any of its Subsidiaries, on the one hand, and any related Party, on the other hand, a description of (A) all services provided by any Related Party or any businesses of any Related Party to the Company and (B) any use by the Company of any assets, properties, or employees of any Related Party or any business of any Related Party for the conduct of the Business, and the manner in which and the amount that the Company has compensated such Related Party or business of such Related Party for the costs of providing such services or use.

(b)     Except as set forth on Schedule 4.22(b), no Related Party, (i) is a party to any Contract with the Company or its Subsidiaries, (ii) has an interest in any property (real or personal, tangible or intangible) owned, leased, or licensed by the Company or any of its Subsidiaries or otherwise used in the conduct of the Business, (iii) provides any goods or services to the Company (other than in such Person’s capacity as an officer, director, or employee of the Company or any of its Subsidiaries), or (iv) to the Company’s Knowledge, has an interest in any Person that is a customer of, or supplier or vendor to, the Company or any of its Subsidiaries.

Section 4.23     Bank Accounts. Schedule 4.23 sets forth a correct list of all bank accounts, safe deposit boxes, and lock boxes maintained by or on behalf of the Company and its Subsidiaries and the Persons authorized to sign or otherwise act with respect thereto.

Section 4.24     Insurance Policies. Schedule 4.24 sets forth a correct list of all material policies of fire, Liability, medical, workers’ compensation, title, and other forms of insurance owned or held by the Company or any of its Subsidiaries (collectively, the “Insurance Policies”). The Company has provided to Live Oak correct copies of all of the Insurance Policies. All of the Insurance Policies are valid, in full force and effect, and enforceable, all premiums thereunder that are required to have been paid as of the date hereof have been paid in full, and no notice of cancellation or termination has been received by the Company or any of its Subsidiaries with respect to any of the Insurance Policies. The Company and its Subsidiaries are and have been in compliance in all material respects with all such Insurance Policies. Taken together, the Insurance Policies (a) provide adequate insurance coverage for the properties and assets of the Company and the operation of the Business for all risks normally insured against by a Person carrying on the same business or businesses as the Business and for all risks to which the Company and its Subsidiaries are normally exposed and (b) are sufficient for compliance with all (i) applicable Laws and (ii) Contracts to which the Company or any of its Subsidiaries is a party or by which the Company, its Subsidiaries or any of their properties or assets is bound. Schedule 4.24 also sets forth a correct list of all claims which have been made by or on behalf of the Company or any of its Subsidiaries since January 1, 2017 under any of the Insurance Policies, including any claims that are currently pending.

Section 4.25     Required Shareholder Approval. The only vote of the Shareholders required to adopt this Agreement and approve the Merger is the affirmative vote of the holders of at least a majority of the outstanding Shares (the “Required Shareholder Approval”). No other vote of the Shareholders is required by Law, the Organizational Documents of the Company, or any Contract to which the Company is a party.

Section 4.26     Takeover Laws. The Company has not made any election under its Organizational Documents to adopt the restrictions on business combinations set forth in Sections 14-2-1110 et seq. and 14-2-1131 et seq. of the GBCC and, with respect to the Company, no other “business combination,” “control share acquisition,” “fair price,” “moratorium,” or other similar anti-takeover Law other than dissenters’ rights pursuant to Section 14-2-1322 of the GBCC (collectively, the “Takeover Laws”) is applicable to this Agreement, the Merger and the other transactions contemplated by this Agreement.

Section 4.27     Exchange Act. Neither the Company nor any of its Subsidiaries is currently (or has previously been) subject to the requirements of Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”).

Section 4.28     Brokers. No broker, finder, or investment bank is entitled to any brokerage, finder’s, or similar fee or commission in connection with the transactions contemplated by this Agreement or any Related Agreement based upon arrangements made by or on behalf of the Company, other than Houlihan Lokey, Inc., the fees and expenses of which shall constitute Transaction Expenses.

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ARTICLE V
REPRESENTATIONS AND WARRANTIES OF LIVE OAK AND MERGER SUB

Live Oak and Merger Sub represent and warrant to the Company as of the date hereof and as of the Closing Date (as though made on the Closing Date) as follows:

Section 5.1     Organization and Authorization. Each of Live Oak and Merger Sub is validly existing and in good standing under the Laws of its jurisdiction of incorporation. Each of Live Oak and Merger Sub has all requisite corporate power and authority to execute, deliver, and, upon receipt of the Required Live Oak Stockholder Approval, perform this Agreement and its Related Agreements and, subject to the adoption of this Agreement by Live Oak, in its capacity as the sole stockholder of Merger Sub, to consummate the transactions contemplated by this Agreement and its Related Agreements. The execution, delivery, and performance by each of Live Oak and Merger Sub of this Agreement and its Related Agreements and the consummation by each of Live Oak and Merger Sub of the transactions contemplated by this Agreement and its Related Agreements have been validly authorized by all necessary action by the Live Oak Board and the Merger Sub Board, and, other than the adoption of this Agreement by Live Oak, in its capacity as the sole stockholder of Merger Sub and receipt of the Required Live Oak Stockholder Approval, no other corporate action by Live Oak or Merger Sub is necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement. Each of Live Oak and Merger Sub has validly executed and delivered this Agreement and, at or prior to the Closing, each of Live Oak and Merger Sub will have validly executed and delivered each of its Related Agreements. This Agreement constitutes, and each Related Agreement of Live Oak or Merger Sub will after the Closing constitute, legal, valid, and binding obligations of Live Oak or Merger Sub, as applicable, enforceable against Live Oak or Merger Sub in accordance with their respective terms, subject to the Enforceability Limitations.

Section 5.2     Governmental Consents; No Conflicts.

(a)     The execution, delivery, and performance by each of Live Oak and Merger Sub of this Agreement and its Related Agreements, and the consummation by each of Live Oak and Merger Sub of the transactions contemplated by this Agreement and its Related Agreements, do not and will not require any Consent of, filing, notification, or registration with any Governmental Authority, other than (i) any Consent of, filing, notification, or registration with any Governmental Authority, the failure of which to be obtained would not be material to Live Oak or Merger Sub or prevent or materially delay the consummation by Live Oak and Merger Sub of the transactions contemplated by this Agreement or any of its Related Agreements, (ii) any Consent of, filing, notification, or registration with any Governmental Authority that is required as a result of any facts or circumstances relating solely to the Company, any Shareholder, or any of their respective Affiliates, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Georgia, and (iv) the Consents, filings, notifications, or registrations with any Governmental Authority set forth on Schedule 5.2(a).

(b)     Except as set forth on Schedule 5.2(b), the execution, delivery, and performance by each of Live Oak and Merger Sub of this Agreement and its applicable Related Agreements, and the consummation by each of Live Oak and Merger Sub of the transactions contemplated by this Agreement and its Related Agreements, do not and will not violate, conflict with, result in a breach, cancellation, or termination of, constitute a default under, result in the creation of any Lien on any of the properties or assets of Live Oak or Merger Sub under, or result in a circumstance that, with or without notice or lapse of time or both, would constitute any of the foregoing under (i) any Law or Order applicable to or binding on Live Oak, Merger Sub, or any of their respective properties or assets, (ii) any material Contract to which Live Oak or Merger Sub is a party or by which Live Oak, Merger Sub, or any of their respective properties or assets is bound, (iii) any Permit held by Live Oak or Merger Sub, or (iv) any of the Organizational Documents of Live Oak or Merger Sub except, in the case of each of clauses (i), (ii), and (iii), where such violation, conflict, breach, cancellation, termination, or default would not prevent or delay the consummation by Live Oak or Merger Sub of the transactions contemplated by this Agreement or any of its Related Agreements.

(c)     The only vote of the Live Oak Stockholders required to adopt this Agreement and approve the Merger is the affirmative vote of the holders of at least a majority of the outstanding Live Oak Shares (the “Required Live Oak Stockholder Approval”). No other vote of the Live Oak Stockholders is required by Law, the Organizational Documents of Live Oak, or any Contract to which Live Oak is a party.

Section 5.3     Proceedings. There are no Proceedings pending or, to Live Oak’s Knowledge, threatened by or against Live Oak, Merger Sub, or any of their respective Affiliates with respect to this Agreement or the transactions contemplated by this Agreement or that, if determined adversely to Live Oak or Merger Sub, would prevent or delay
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the consummation by Live Oak or Merger Sub of the transactions contemplated by this Agreement or any of its Related Agreements.

Section 5.4     Compliance with Laws. Live Oak and its Subsidiaries are, and since May 24, 2019 have been, in compliance in all material respects with all Laws applicable to its properties, its assets, and its business. Since May 24, 2019, neither Live Oak nor any of its Subsidiaries has received any written or, to Live Oak’s Knowledge, oral notice from a Governmental Authority alleging that Live Oak or any of its Subsidiaries is not in compliance with any applicable Law.

Section 5.5     Issuance of Shares. The shares of Live Oak Class A Common Stock representing the Final Merger Consideration and the Earn-Out Shares, when issued in accordance with this Agreement, will be duly authorized and validly issued, and will be fully paid and nonassessable, free and clear of all Liens.

Section 5.6     Live Oak Trust Fund. As of the date of this Agreement, Live Oak has no less than Two Hundred Million Dollars ($200,000,000) in the trust fund established by Live Oak for the benefit of its public stockholders (the “Trust Fund”) maintained in a trust account at Morgan Stanley (the “Trust Account”). The monies of such Trust Account are invested in United States Government securities or money market funds meeting certain conditions under Rule 2(a)(16) promulgated under the Investment Company Act of 1940, as amended, and held in trust by Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to the Investment Management Trust Agreement, dated as of May 5, 2020, between Live Oak and the Trustee.

Section 5.7     Capitalization of Live Oak.

(a)     As of the date of this Agreement, the authorized capital stock of Live Oak consists (a) one hundred ten million (110,000,000) shares of common stock of Live Oak, including (i) one hundred million (100,000,000) shares of Live Oak Class A Common Stock, and (ii) ten million (10,000,000) shares of Class B Common Stock (“Live Oak Class B Common Stock”), and (b) one million (1,000,000) shares of preferred stock (“Live Oak Preferred Stock”), of which (i) twenty million (20,000,000) shares of Live Oak Class A Common Stock are issued and outstanding, (ii) five million (5,000,000) shares of Live Oak Class B Common Stock are issued and outstanding, (iii) no shares of Live Oak Preferred Stock are issued and outstanding, and (iv) sixteen million (16,000,000) shares of Live Oak Class A Common Stock are reserved for future issuance pursuant to the Live Oak Warrants. Each Live Oak Warrant is exercisable for one share of Live Oak Class A Common Stock at an exercise price of Eleven Dollars Fifty Cents ($11.50). All such issued and outstanding shares of Live Oak Class A Common Stock (i) have been duly authorized, (ii) are validly issued, fully-paid, and non-assessable, and (iii) were not issued in violation of any preemptive right, subscription right, right of first refusal, or applicable Law.

(b)     As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.0001 per share (the “Merger Sub Common Stock”). As of the date hereof, one hundred (100) shares of Merger Sub Common Stock are issued and outstanding. All of the issued and outstanding shares of capital stock of Merger Sub are owned by Live Oak.

Section 5.8     Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Merger, and since the date of its incorporation has engaged in no other business, conducted any operations, or incurred any Liabilities, other than in connection with the execution of this Agreement, the performance of its obligations under this Agreement, and matters ancillary thereto.

Section 5.9     SEC Filings. Live Oak has timely filed with or furnished to the SEC all reports, schedules, forms, statements, and other documents (including exhibits and other information incorporated therein) required to be filed or furnished by it since January 1, 2020 (all such documents, collectively, the “Live Oak SEC Documents”). The Live Oak SEC Documents, including any audited or unaudited financial statements and any notes thereto or schedules included therein (the “Live Oak Financial Statements”), at the time filed or furnished (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein (in the light of the circumstances under which they were made) not misleading, (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as applicable, (c) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (d) in the case of the Live Oak Financial Statements, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or the omission of notes to the extent permitted by Regulation S-K promulgated under the Securities

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Act or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and subject, in the case of interim financial statements, to normal year-end adjustments which are not material in the aggregate, and (e) in the case of the Live Oak Financial Statements, fairly present in all material respects the consolidated financial condition, results of operations, and cash flows of Live Oak as of the dates and for the periods indicated therein, except any unaudited Live Oak Financial Statements are subject to normal year-end adjustments which are not material in the aggregate.

Section 5.10     Internal Controls. Live Oak and its Subsidiaries maintain internal accounting controls sufficient to provide reasonable assurances that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets.

Section 5.11     Listing. Live Oak Class A Common Stock is registered under Section 12(b) of the Exchange Act and is listed for trading on the NYSE under the symbol “LOAK”. As of the date of this Agreement, there is no Proceeding pending or, to Live Oak’s Knowledge, threatened against Live Oak by the NYSE or the SEC with respect to any intention to terminate the listing of Live Oak on the NYSE. None of Live Oak or any of its Affiliates has taken any action in an attempt to terminate the registration of the Live Oak Class A Common Stock under the Exchange Act.

Section 5.12     Absence of Certain Changes or Events. Except as expressly contemplated by this Agreement, since May 8, 2020, (a) Live Oak and its Subsidiaries have conducted its business in the ordinary course of business consistent with past practice, other than due to any actions taken due to a “shelter in place,” “non-essential employee” or similar direction of any Governmental Authority, and (b) there has been no Material Adverse Effect.

Section 5.13     No Undisclosed Liabilities. Live Oak and its Subsidiaries do not have any Liabilities that would be required to be reflected on, or reserved against in, a consolidated balance sheet of Live Oak and its Subsidiaries prepared in accordance with GAAP, except: (i) Liabilities reflected on, or reserved against in, the Live Oak Financial Statements; (ii) Liabilities that have arisen since June 30, 2020 in the ordinary course of business consistent with past practice, none of which is a Liability resulting from or arising out of any breach of contract, breach of warranty, tort, infringement, misappropriation, or violation of Law; and (iii) Liabilities set forth on Schedule 5.13.

Section 5.14     Employees. Other than any officers as described in the Live Oak SEC Documents, and consultants and advisors in the ordinary course of business, Live Oak and Merger Sub have never employed any employees or retained any contractors. Other than reimbursement of any out-of-pocket expenses incurred by Live Oak’s officers and directors in connection with activities on Live Oak’s behalf in an aggregate amount not in excess of the amount of cash held by Live Oak outside of the Trust Account, Live Oak has no unsatisfied material liability with respect to any officer or director. Live Oak and Merger Sub have no Liability with respect to any Benefit Plan.

Section 5.15     Tax Matters.

(a)     All material Tax Returns of Live Oak and Merger Sub have been timely filed, and all other filings in respect of Taxes have been made for Live Oak and Merger Sub, as required by applicable Law, and each such Tax Return and filing is accurate and complete in all material respects. All material Taxes and estimated material Taxes owed by Live Oak and Merger Sub whether or not shown on such Tax Returns have been fully and timely paid as required by applicable Law, except for Taxes being contested in good faith by appropriate Proceedings and for which adequate reserves have been provided on the books and records of the Live Oak or Merger Sub, in each case in accordance with GAAP.

(b)     Neither Live Oak nor Merger Sub have any liability for a material amount of Taxes which has not been accrued for or reserved on Live Oak’s financial statements, other than any Liability for unpaid Taxes that has been incurred since the end of the last period for which Live Oak and Merger Sub ordinarily record items on their financial statements.

(c)     No Tax audit or other examination of Live Oak or Merger Sub is presently in progress, nor has Live Oak or Merger Sub been notified of any request or threat for such an audit or other examination. No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Authority against Live Oak or Merger Sub that has not been paid or resolved. No material issues have been raised in any examination by any Governmental Authority of Live Oak or its Subsidiaries which, by application of similar principles, reasonably could be expected to result in a proposed adjustment to the liability for Taxes for any other period not so examined.

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(d)     Live Oak and Merger Sub have complied in all material respects with all applicable Laws relating to the reporting, payment, and withholding of Taxes and all Taxes which Live Oak or Merger Sub is required by Law to withhold or collect, including sales and use Taxes, goods and services Taxes, and all amounts required to be withheld for Taxes of any employee, independent contractor, creditor, customer, stockholder, or other Person have been duly withheld or collected and, to the extent required, have been paid over to the proper Governmental Authorities. All information returns required to be filed by Live Oak and Merger Sub have been filed, and all statements required to be furnished to payees by Live Oak or Merger Sub have been furnished to such payees, and the information set forth on such information returns and statements is accurate and complete.

(e)     There are no Liens for Taxes (other than Permitted Liens for current Taxes not yet due and payable) on any of the properties or assets of Live Oak or Merger Sub.

(f)     Neither Live Oak nor Merger Sub has granted or been requested to grant any waiver of any statutes of limitations applicable to any claim for Taxes, and neither Live Oak nor Merger Sub has requested or been granted an extension of the time for filing any Tax Return.

(g)     Neither Live Oak nor Merger Sub will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of U.S. state, local or non-U.S. income Tax Law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of U.S. state, local or foreign Tax Law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) election under Section 108(i) of the Code (or similar provision of U.S. state, local or foreign Tax Law); or (vi) prepaid amount received or deferred revenue accrued on or prior to the Closing Date; or (vii) otherwise as a result of a transaction or accounting method that accelerated an item of deduction into periods ending on or before the Closing Date or a transaction or accounting method that deferred an item of income into periods beginning after the Closing Date.

(h)     There is no power of attorney given by or binding upon Live Oak or Merger Sub with respect to Taxes for any period for which the statute of limitations (including any waivers or extensions) has not yet expired.

(i)     Neither Live Oak nor Merger Sub is subject to or owns any joint venture, partnership, or other Contract which is treated as a partnership for Federal income Tax purposes.

(j)     Neither Live Oak nor Merger Sub has ever been (i) a member of any affiliated group filing or required to file a consolidated, combined, unitary, or other similar Tax Return (other than any such group of which Live Oak is the common parent) or (ii) a party to or bound by, nor does it have or has it ever had any obligation under, any Tax sharing or Tax allocation agreement or similar contract or arrangement (other than pursuant to customary commercial contracts not primarily related to Taxes and, in the case of any such contracts that are reasonably expected to give rise to a material amount of shared or allocated Taxes). Neither Live Oak nor Merger Sub has any liability for Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any corresponding or similar provision of state, local, or non-United States Law), as a transferee or successor, by contract, or otherwise (other than pursuant to customary commercial contracts not primarily related to Taxes).

(k)     Neither Live Oak nor Merger Sub has, in any year for which the applicable statute of limitations remains open, distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(l)     Neither Live Oak nor Merger Sub has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4.

(m)     No written claim has been made within the past five (5) years by a Tax authority in a jurisdiction where a Tax Return with respect to Live Oak or Merger Sub is not filed asserting that Live Oak or Merger Sub is or may be subject to Tax in that jurisdiction.

(n)     Live Oak has never directly or indirectly owned any subsidiary organized outside the United States. Neither Live Oak nor Merger Sub (i) has a permanent establishment or fixed place of business in any other country other than the United States; (ii) is subject to taxation or have any Tax filing obligations in any jurisdiction

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outside of the United States; or (iii) directly owns stock in any other corporation which is a passive foreign investment company within the meaning of Section 1297 of the Code or a controlled foreign corporation within the meaning of Section 957 of the Code.

(o)     Neither Live Oak nor Merger Sub has requested or received a ruling from any taxing authority or signed a closing or other agreement with any taxing authority which would affect any taxable period after the Closing Date.

(p)     None of the Indebtedness of Live Oak or Merger Sub constitutes (i) “corporate acquisition indebtedness” (as defined in Section 279(b) of the Code) with respect to which any interest deductions may be disallowed under Section 279 of the Code, (ii) an “applicable high yield discount obligation” under Section 163(i) of the Code or (iii) a disqualified debt instrument described in Section 163(l) of the Code.

(q)     Neither Live Oak, Merger Sub, nor any Person related to Live Oak or Merger Sub (within the meaning of Treasury Regulations Section 1.368-1(e)(4), without regard to Treasury Regulations Section 1.368-1(e)(4)(i)(A)) has any plan or intention at the Effective Time to acquire or redeem, either directly or through any transaction, agreement, or arrangement with any other person, any Live Oak Class A Common Stock issued to any Shareholders pursuant to this Agreement.

(r)     Live Oak has no plan or intention to cause the Surviving Corporation after the Merger to issue additional shares of stock of the Surviving Corporation that would result in Live Oak losing “control” of the Surviving Corporation within the meaning of Section 368(c) of the Code.

(s)     Live Oak has no plan or intention at the Effective Time to cause the Surviving Corporation to cease its separate legal existence for U.S. federal income tax purposes after the Merger.

(t)     Each of Live Oak’s and Merger Sub’s principal reason for participating in the Merger is a bona fide business purpose not related to Taxes.

(u)     Except as set forth on Schedule 5.15(u), neither Live Oak nor Merger Sub has taken or agreed to take any action, has omitted to take any action, has any plan or intention to take any action or to omit to take any action, or has any knowledge of any fact or circumstance, the taking, omission, or existence of which, as the case may be, that would reasonably be expected to prevent the Merger from constituting a transaction qualifying as a reorganization under Section 368(a) of the Code.

Section 5.16     Brokers. No broker, finder, or investment bank is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement or any Related Agreement based upon arrangements made by or on behalf of Live Oak other than Jefferies LLC.

ARTICLE VI
PRE-CLOSING COVENANTS AND AGREEMENTS

Section 6.1     Access to Information. From the date of this Agreement until the Closing Date, the Company shall, and shall cause its Subsidiaries to, give Live Oak and its Representatives full access, upon reasonable advance notice and during normal business hours, to the offices, facilities, books, and records of the Company and its Subsidiaries, shall make the officers and employees of the Company and its Subsidiaries available to Live Oak and its Representatives as they may from time to time request, and shall provide Live Oak and its Representatives with any and all additional information concerning the Company, its Subsidiaries or the Business as they may from time to time reasonably request; provided that any of the foregoing does not interrupt the Company’s normal course of business. The Company shall have the right to have a Representative present during any inspections, interviews, and examinations conducted at the offices or facilities owned or leased by the Company or its Subsidiaries. Live Oak shall not sample or analyze any soil, groundwater, other environmental media, or building material without the prior written Consent of the Company, which Consent shall not be unreasonably withheld, conditioned or delayed. Live Oak shall, and shall direct its Representatives to, treat and hold strictly confidential any information provided or obtained pursuant to this Section 6.1 in accordance with the Confidentiality Agreement.

Section 6.2     Conduct of Business Pending the Closing. From the date of this Agreement until the Closing Date, and subject to the Company obligations under Section 6.5, the Company shall, and shall cause its Subsidiaries to, operate the Business in the ordinary course of business consistent with past practice. Consistent with the foregoing,

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the Company shall, and shall cause its Subsidiaries to, keep and maintain its assets in good and satisfactory operating condition and repair, normal wear and tear excepted, and use its reasonable best efforts consistent with good business practice to maintain the business organization of the Company and its Subsidiaries intact and to preserve the goodwill of the suppliers, contractors, licensors, employees, customers, distributors, and others having business relations with the Company and its Subsidiaries. The Company shall not, and shall cause its Subsidiaries not to, take any action that would, or that would reasonably be expected to, result in any of the conditions to Closing set forth in ARTICLE VIII not being satisfied. Without limiting the generality of the foregoing, except as set forth on Schedule 6.2 or to the extent Live Oak otherwise Consents in writing, prior to the Closing, the Company shall not, and shall cause its Subsidiaries not to:

(a)     amend its Organizational Documents;

(b)     (i) issue or sell any of its Equity Interests (other than in connection with the exercise of outstanding Company Options), (ii) grant any options, warrants, calls, or other rights to purchase or otherwise acquire any of its Equity Interests or (iii) split, combine, reclassify, cancel, redeem, or repurchase any of its Equity Interests; provided that the grant of Company Options in the ordinary course of business consistent with past practice to employees (other than the Company’s executive officers) shall not require the Consent of Live Oak; provided, further that copies of all such grants will be delivered to Live Oak within two (2) Business Days following execution thereof;

(c)     sell, lease, transfer, or otherwise dispose of, or incur any Lien (other than a Permitted Lien) on, any of its properties or assets, except for the sale, transfer, or disposition of finished goods inventory in the ordinary course of business;

(d)     make any capital expenditures in an aggregate amount of more than Ten Million Dollars ($10,000,000);

(e)     create, incur, guarantee, or assume any Indebtedness in an aggregate amount of more than Eight Million Dollars ($8,000,000);

(f)     enter into any transaction between the Company or any of its Subsidiaries, on the one hand, and any officer, director or Shareholder or any Affiliate of any Shareholder (excluding the Company or its Subsidiaries), on the other hand, that (i) is not on an arm’s-length basis or (ii) would be binding on the Company after the Closing;

(g)     make any loans, advances, or capital contributions to, or investments in, any other Person (including any Affiliate);

(h)     acquire any business, Equity Interests, or assets of any other Person (whether by merger, sale of Equity Interests, sale of assets, or otherwise);

(i)     create any new Subsidiary;

(j)     make any material change in the Company’s business or its operations, except such changes as may be required to comply with any applicable Law;

(k)     grant any increase in the base salary or wages, bonus opportunity, or other compensation or benefits payable to any Employee, in each case except (i) base salary or hourly wage increases in the ordinary course of business and in a manner consistent with past practice, (ii) as required by Law, or (iii) as required by the terms of any existing Contract, Company Benefit Plan, or collective bargaining agreement;

(l)     except as set forth on Schedule 6.2(l), make any amendment to, establish, enter into, or terminate any Company Benefit Plan or any employment agreement or other Contract with any Employee, other than as required by applicable Law, the other provisions of this Agreement, or by the terms of any existing Contract, Company Benefit Plan, or collective bargaining agreement;

(m)     (i) amend or modify in any material respect any Material Contract, Real Property Lease, Outbound IP License, or Inbound IP License, (ii) terminate, not renew, or extend any Material Contract, Real Property Lease, Outbound IP License, or Inbound IP License, or (iii) enter into a Contract that, if entered into prior to the date hereof, would have been a Material Contract, Real Property Lease, Outbound IP License, or Inbound IP License;

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(n)     make any change in any accounting principle, policy, or procedure used by it (other than regarding Taxes, which shall be governed by Section 6.2(o)), other than changes required by GAAP or applicable Law;

(o)     change, revoke or make any material Tax election, file any amended Tax Return or claim for refund, adopt or change any method of Tax accounting or accounting period, settle, compromise, or file any appeal with respect to any Tax Liability or refund, Consent to or file any appeal with respect to any claim or assessment relating to Taxes, or Consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment (other than any request in the ordinary course of business to extend the initial due date for any Tax Return not yet filed);

(p)     accelerate or delay collection of any notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business consistent with past practice;

(q)     delay or accelerate payment of any account payable or other Liability beyond or in advance of its due date or the date when such Liability would have been paid in the ordinary course of business consistent with past practice;

(r)     offer any rebates, discounts, commissions, incentives, or inducements for the purchase of products or services that are materially different from those rebates, discounts, commissions, incentives or inducements offered by it in the ordinary course of business consistent with prior practice, or engage in any form of “channel stuffing” or other activity that could reasonably be expected to result in a reduction, temporary or otherwise, in the demand for its products and services following the Closing;

(s)     make any material change in its general pricing practices or policies or any change in its credit or allowance practices or policies other than in the ordinary course of business consistent with past practice;

(t)     enter into any Contract for the lease or purchase of real property, other than contemplated amendments to the Company’s Amended and Restated Master Lease Agreement, dated as of May 2020 with Store Capital in connection with the Phase II expansion of the Winchester, Kentucky facility;

(u)     declare, set aside, or pay any dividend or any other distribution with respect to its Equity Interests;

(v)     (i) settle or commence any material Proceeding or (ii) cancel any other debts owed to or claims held by it other than, in the case of this sub-clause (ii), in the ordinary course of business consistent with past practice;

(w)     intentionally waive, abandon, or otherwise dispose of any rights in or to any material item of Company Intellectual Property;

(x)     adopt a complete or partial plan of liquidation, dissolution, restructuring, recapitalization, bankruptcy, suspension of payments, or other reorganization; or

(y)     agree to do, approve, or authorize any of the foregoing; provided, however, that the Company shall not require Live Oak’s Consent to (i) issue or sell any Shares to investors at a price of at least Sixty Three Dollars ($63.00) per share for general working capital purposes; provided that (x) any sales made pursuant to this Section 6.2(y) shall not exceed (A) Ten Million Dollars ($10,000,000) in the aggregate or (B) if the Closing has not occurred on or prior to December 31, 2020, the Company may raise up to Forty Two Million Three Hundred Thousand Dollars ($42,300,000) in the aggregate through either issuance of Shares to investors at a price of at least Sixty Three Dollars ($63.00) per share, incurrence of Indebtedness or a combination of both, and (y) the Company shall update and deliver an updated capitalization table of the Company setting forth the number of issued and outstanding Shares to Live Oak within two (2) Business Days of each issuance or sale of any of Shares, or (ii) perform its obligations under that certain settlement agreement entered into by the Company prior to the date hereof and which is described on Schedule 6.2.

Section 6.3     Consents and Approvals.

(a)     On the terms and subject to the conditions of this Agreement, each Party shall use its reasonable best efforts to cause the Closing to occur as promptly as practicable after the date of this Agreement, including taking all commercially reasonable actions necessary (i) to comply promptly with all legal requirements that may be imposed on it or any of its Affiliates with respect to the Closing, (ii) to obtain all Consents from third parties necessary or appropriate to permit the consummation of the transactions contemplated by this Agreement, and (iii) to obtain

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or make each Consent of or filing, notification, or registration with a Governmental Authority that is necessary or appropriate to permit the consummation of the transactions contemplated by this Agreement; provided, however, that no Party shall have any obligation to offer or pay any consideration (or incur any obligation) in order to obtain or make any such Consents, filings, notifications or registrations; and provided, further, that the Company shall not make any agreement or understanding affecting the Shares, the Company, or the Business as a condition for obtaining or making any such Consents, filings, notifications or registrations except with the prior written Consent of Live Oak.

(b)     In furtherance and not in limitation of the covenants of the Parties contained in this Section 6.3, the Parties shall (i) cooperate and consult with each other in (A) determining, as promptly as possible, whether any filings or notifications are required to be made with, or actions or nonactions, waivers, expirations or terminations of waiting periods, clearances, Consents or orders are required to be obtained from, any Governmental Authorities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement and (B) timely making all such filings and notifications and timely seeking all such actions or nonactions, waivers, expirations or terminations of waiting periods, clearances, Consents or orders, (ii) respond promptly to inquiries from any Governmental Authority in connection with any filings or notifications made pursuant to this Section 6.3 and supply as promptly as practicable such information or documentation as may be requested pursuant to the HSR Act by any Governmental Authority, and (iii) use reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Parties shall as promptly as practicable, but in no event later than ten (10) Business Days following the date of this Agreement, file with U.S. Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice the notification and report form required under the HSR Act with respect to the transactions contemplated by this Agreement. Each of Live Oak and the Company shall pay fifty percent (50%) of all filing fees associated with the filings required by this Section 6.3; provided, however, that the Company shall only be obligated to pay fifty percent (50%) of such filing fee only for one HSR Act filing, and if multiple HSR Act filings shall be required, then Live Oak shall bear the entire cost of all such additional filings.

(c)     In furtherance and not in limitation of the covenants of the Parties contained in this Section 6.3, subject to applicable legal limitations, each Party agrees to (i) furnish to the other Parties with such information and assistance as the other Parties may reasonably request in connection with its preparation of any notifications or filings contemplated by Section 6.3, (ii) keep the other Parties apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement, including promptly furnishing the other Parties with copies of notices or other communications received by such Party from, or given by such Party to, any third party or any Governmental Authority with respect to such transactions, (iii) permit the other Parties to review and incorporate the other Parties’ reasonable comments in any communication to be given by it to any Governmental Authority with respect to any filings or notifications required to be made with, or actions or nonactions, waivers, expirations or terminations of waiting periods, clearances, Consents or orders required to be obtained from, such Governmental Authority in connection with execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, and (iv) consult with the other Parties in advance of and not participate in any meeting or discussion relating to the transactions contemplated by this Agreement, either in person or by telephone, with any Governmental Authority in connection with the proposed transactions unless it gives the other Parties the opportunity to attend and observe. Each Party shall use its reasonable best efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this in a manner so as to preserve any applicable privilege.

(d)     Notwithstanding the foregoing or anything else in this Agreement to the contrary, neither Party nor any of such Party’s Affiliates shall be required to (i) propose, offer, commit, agree, or Consent to (A) sell, divest, lease, license, transfer, hold separate, or otherwise dispose of any assets, businesses, products or product lines of Live Oak, any of its Affiliates, or the Company, (B) terminate, amend, or modify any existing relationships, ventures, contractual rights or Liabilities of Live Oak, any of its Affiliates, or the Company, or (C) take or agree to take any action that after the Closing would limit the freedom of Live Oak, any of its Affiliates, or the Company with respect to, or its ability to retain, one or more of its or its Affiliates’ (including the Company’s) businesses, product lines, or assets, (ii) contest, defend, or resist any Proceeding brought or threatened to be brought challenging or seeking to enjoin, restrain, prohibit, or otherwise make illegal any of the transactions contemplated by this Agreement or the Related Agreements, or (iii) appeal or seek to have vacated, lifted, reversed, or overturned any Order, whether temporary, preliminary, or permanent, that enjoins, restrains, prohibits, or otherwise makes illegal any of the transactions contemplated by this Agreement or the Related Agreements.

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Section 6.4     Notification of Certain Matters. From the date of this Agreement until the Closing Date, each of the Company and Live Oak shall give the other prompt written notice of: (a) any event, change, or occurrence that (i) causes, or would reasonably be expected to cause, any representation or warranty of such Party set forth in this Agreement to be untrue or inaccurate in any material respect or (ii) causes, or would reasonably be expected to cause, such Party to fail to perform or comply with in any material respect any covenant or agreement of such Party in this Agreement; and (b) any Proceeding commenced or, to the Company’s Knowledge or Live Oak’s Knowledge, as applicable, threatened against or otherwise affecting such Party with respect to the transactions contemplated by this Agreement. No such notification will affect any of the representations, warranties, covenants, agreements, rights, or remedies of the Parties contained in this Agreement.

Section 6.5     Termination of Certain Related Party and other Contracts. Prior to the Closing, the Company shall take such actions as are necessary to terminate, effective as of the Closing, each Related Party and other Contract set forth on Schedule 6.5, and, from and after the Closing, no further rights or Liabilities of any party shall continue under such terminated Contract it such Contract is terminated pursuant to this Section 6.5.

Section 6.6     D&O Insurance. At or prior to the Closing, the Company shall, and shall cause its Subsidiaries to, obtain and fully pay for an irrevocable directors’ and officers’ “tail” insurance policy that provides coverage, for a period of six (6) years after the Closing Date, for current and former officers, directors, managers, and employees of the Company and its Subsidiaries with respect to matters existing or occurring at or prior to the Closing Date (i) from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ Liability insurance and (ii) in an amount and scope at least as favorable as the existing insurance.

Section 6.7     Resignations. On or prior to the Closing Date, and consistent with Section 6.13 hereof, the Company shall cause each officer and director of the Company and its Subsidiaries, as requested by Live Oak in writing at least two (2) Business Days prior to the Closing to tender his or her resignation from such position effective as of the Closing.

Section 6.8     Confidentiality. Each of Live Oak and the Company acknowledges that the information being provided to it in connection with the transactions contemplated by this Agreement is subject to the Confidentiality Agreement. Effective upon the Closing, and without further action by any Party, the Confidentiality Agreement shall terminate.

Section 6.9     Transfer of Assets. The Company shall cause all assets, including Intellectual Property, used by the Company or its Subsidiaries that are held by an Affiliate or other related Person (other than any direct or indirect Subsidiary of the Company) to be transferred to the Company free and clear of any Liens (other than Permitted Liens).

Section 6.10     Parachute Payment Waivers. The Company shall use commercially reasonable efforts to obtain and deliver to Live Oak prior to the initiation of the requisite shareholder approval procedure under Section 6.11, a parachute payment waiver from each individual who the Company reasonably believes is, with respect to the Company, a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), as determined immediately prior to the initiation of the requisite shareholder approval procedure under Section 6.11, and who might otherwise have, receive or have the right or entitlement to receive a parachute payment under Section 280G of the Code, with respect to the transactions contemplated by this Agreement, as determined pursuant to a report obtained by the Company, and provided to Live Oak for review at least five (5) Business Days prior to Closing, from a nationally recognized accounting firm expert in Code Section 280G analyses (the “280G Report”). The waiver documents shall be subject to reasonable and timely review and comment by Live Oak prior to the execution thereof. The 280G Report shall be binding on all Parties in respect of whether there have been any parachute payments under Section 280G of the Code as a result of the Merger and the transactions contemplated by this Agreement and the Parties shall make all Tax elections and take such Tax positions, including, but not limited to, with respect to any Tax withholding obligation, in accordance with such report.

Section 6.11     Section 280G Stockholder Approval. The Company shall use its commercially reasonable efforts to obtain, prior to the Closing Date, approval of payments subject to the waivers described in Section 6.10, by such number of Shareholders as is required by the terms of Section 280G(b)(5)(B) of the Code so as to render the parachute payment provisions of Section 280G of the Code inapplicable to any and all such payments that would not be deductible by reason of Section 280G of the Code, with such shareholder vote to be obtained in a manner that satisfies all applicable requirements of Section 280G(b)(5)(B) of the Code and the regulations promulgated thereunder. Any

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documents related to the shareholder approval as described in this Section 6.11 will be subject to reasonable and timely review and comment by Live Oak prior to delivery of any such documents to Shareholders.

Section 6.12     PCAOB Audited Financials. The Company shall use reasonable best efforts to deliver true and complete copies of PCAOB Audited Financials not later than ten (10) Business Days from the date hereof.

Section 6.13     Directors and Officers. The initial directors and officers of Live Oak shall be the individuals set forth on Schedule 6.13, each to hold office in accordance with the certificate of incorporation and bylaws of Live Oak, and until their successors are duly elected and qualified.

Section 6.14     Claims Against Trust Account. The Company agrees that, notwithstanding any other provision contained in this Agreement, the Company does not now have, and shall not at any time prior to the Effective Time have, any claim to, or make any claim against, the Trust Fund, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between the Company on the one hand, and Live Oak on the other hand, this Agreement, or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims against the Trust Fund are collectively referred to in this Section 6.14 as the “Claims”). Notwithstanding any other provision contained in this Agreement, the Company hereby irrevocably waives any Claim they may have, now or in the future, and will not seek recourse against the Trust Fund for any reason whatsoever in respect thereof; provided, however, that the foregoing waiver will not limit or prohibit the Company from pursuing a claim against Live Oak, Merger Sub or any other Person (a) for legal relief against monies or other assets of Live Oak or Merger Sub held outside of the Trust Account or for specific performance or other equitable relief in connection with the Merger or (b) for damages for breach of this Agreement against Live Oak (or any successor entity) or Merger Sub in the event this Agreement is terminated for any reason and Live Oak consummates a business combination transaction with another party. In the event that the Company commences any action or Proceeding against or involving the Trust Fund in violation of the foregoing, Live Oak shall be entitled to recover from the Company the associated reasonable legal fees and costs in connection with any such action, in the event Live Oak prevails in such action or Proceeding. For the avoidance of doubt, nothing contained herein shall restrict the ability of the Company or its Subsidiaries to seek monetary or other relief against funds not held in the Trust Account.

Section 6.15     Proxy Statement; Registration Statement.

(a)     As promptly as practicable after the execution of this Agreement and receipt of the PCAOB Audited Financials, (i) Live Oak and the Company shall prepare and file with the SEC a proxy statement (as amended or supplemented, the “Proxy Statement”) to be sent to the Live Oak Stockholders relating to the meeting of the Live Oak Stockholders (the “Live Oak Stockholders’ Meeting”) to be held to consider approval and adoption of (1) this Agreement and the Merger, (2) the issuance of shares of Live Oak Class A Common Stock as contemplated by this Agreement (including the Earn-Out Shares) and the PIPE, (3) an employee stock purchase plan for Live Oak having the principal terms described on Schedule 6.15(a), (4) the New Equity Incentive Plan, (5) the following amendments to Live Oak’s Certificate of Incorporation: (A) increasing the authorized shares of Live Oak Class A Common Stock to 200,000,000 shares, (B) deleting the classified Live Oak Board structure, and (C) deleting the provisions of Section 5.4, Article VII, Article IX and Article X of the Live Oak Certificate of Incorporation and (6) any other proposals the Parties deem necessary to effectuate the Merger and the transactions contemplated hereby (collectively, the “Live Oak Proposals”) and (ii) Live Oak shall prepare and file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the “Registration Statement”) in which the Proxy Statement shall be included as a prospectus, in connection with the registration under the Securities Act of the shares of Live Oak Class A Common Stock (A) to be issued to the Shareholders pursuant to this Agreement (including the Earn-Out Shares) and (B) held by the Live Oak Stockholders immediately prior to the Effective Time. The Company shall furnish all information concerning the Company as Live Oak may reasonably request in connection with such actions and the preparation of the Proxy Statement and Registration Statement. Live Oak and the Company each shall use their commercially reasonable efforts to (i) cause the Registration Statement when filed with the SEC to comply in all material respects with all legal requirements applicable thereto, (ii) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Registration Statement, (iii) cause the Registration Statement be declared effective under the Securities Act as promptly as practicable and (iv) keep the Registration Statement effective as long as is necessary to consummate the transactions contemplated hereby. Prior to the effective date of the Registration Statement, Live Oak shall take all or any action required under any applicable federal or state securities Laws in connection with the issuance of shares of Live Oak Class A Common Stock, in each case to be

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issued or issuable to the Shareholders pursuant to this Agreement. As promptly as practicable after finalization of the Proxy Statement, Live Oak shall mail the Proxy Statement to the Live Oak Stockholders. Each of Live Oak and the Company shall furnish all information concerning it as may reasonably be requested by the other Party in connection with such actions and the preparation of the Registration Statement and the Proxy Statement.

(b)     No filing of, or amendment or supplement to the Proxy Statement or the Registration Statement will be made by Live Oak without the approval of the Company (such approval not to be unreasonably withheld, conditioned or delayed). Live Oak will advise the Company, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the Live Oak Class A Common Stock to be issued or issuable to the Shareholders in connection with this Agreement for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. Each of Live Oak and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed), any response to comments of the SEC or its staff with respect to the Registration Statement and any amendment to the Registration Statement filed in response thereto.

(c)     The Company will use commercially reasonable efforts to provide Live Oak as promptly as reasonably practicable with all such information concerning the operations and business of the Business and the Company and the Company’s management and operations and financial condition, in each case, required or reasonably requested by the Live Oak to be included in the Proxy Statement and the Registration Statement including required financial statements (including pro forma financial statements) of the Business prepared in accordance with SEC Guidance including the requirements of Regulation S-X and a related Consent from the Business’s independent public accountants. The Company shall use commercially reasonable efforts to make the directors, officers and employees of the Company available to Live Oak and its counsel (and other Representatives engaged in connection with the preparation of the Proxy Statement) in connection with the drafting of the Proxy Statement and the Registration Statement, as reasonably requested by Live Oak.

(d)     Live Oak represents that the information supplied by Live Oak for inclusion in the Registration Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the Live Oak Stockholders, (iii) the time of the Live Oak Stockholders’ Meeting, and (iv) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to Live Oak or Merger Sub, or their respective officers or directors, should be discovered by Live Oak which should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement, Live Oak shall promptly inform the Company. All documents that Live Oak is responsible for filing with the SEC in connection with the Merger or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

(e)     The Company represents that the information supplied by the Company for inclusion in the Registration Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the Live Oak Stockholders, (iii) the time of the Live Oak Stockholders’ Meeting, and (iv) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to the Company or any of its Subsidiaries, or their respective officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement, the Company shall promptly inform Live Oak. All documents that the Company is responsible for filing with the SEC in connection with the Merger or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

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Section 6.16     Live Oak Stockholders’ Meeting and Merger Sub Stockholders’ Approval.

(a)     Live Oak shall call and hold the Live Oak Stockholders’ Meeting as promptly as practicable after the date on which the Registration Statement becomes effective for the purpose of voting solely upon the Live Oak Proposals, and Live Oak shall use its reasonable best efforts to hold the Live Oak Stockholders’ Meeting as soon as practicable after the date on which the Registration Statement becomes effective (but in any event no later than thirty (30) days after the date on which the Proxy Statement is mailed to Live Oak Stockholders). Live Oak shall use its reasonable best efforts to obtain the approval of the Live Oak Proposals at the Live Oak Stockholders’ Meeting, including by soliciting from its stockholders proxies as promptly as possible in favor of the Live Oak Proposals, and shall take all other action necessary or advisable to secure the required vote or Consent of its stockholders. The Live Oak Board shall unanimously recommend to Live Oak Stockholders that they approve the Live Oak Proposals and shall include such recommendation in the Proxy Statement.

(b)     Promptly following the execution and delivery of this Agreement, Live Oak shall adopt this Agreement in its capacity as sole stockholder of Merger Sub and deliver to the Company evidence of its vote or action by written Consent relating thereto in accordance with the GBCC and the Organizational Documents of Merger Sub.

Section 6.17     Required Shareholder Approval.

(a)     The Company shall seek the irrevocable written consent, in the form attached as Exhibit E, of holders (including those Shareholders who have entered into Support Agreements with Live Oak) of the Required Shareholder Approval (collectively, the “Written Consent”) as soon as practicable after the Registration Statement becomes effective, and in any event within ten (10) Business Days after the Registration Statement becomes effective. The Company shall not send the Registration Statement to the Shareholders of the Company, other than those Shareholders who have entered into Support Agreements with Live Oak, until after delivery of the Written Consent to Live Oak. Promptly following receipt of the Written Consent, the Company shall deliver a correct copy, certified by the secretary or an assistant secretary of the Company, of the Written Consent to Live Oak.

(b)     Promptly following, but in no event more than ten (10) days after, the date on which the Written Consent is effective under Section 14-2-704(e) of the GBCC (or such shorter period as may be required by applicable Law), the Company shall prepare and mail a notice (the “Shareholder Notice”) to every Shareholder that did not execute the Written Consent. The Shareholder Notice shall (i) be a statement to the effect that the Company Board recommends to such Shareholders that this Agreement, the Merger, and the other transactions contemplated by this Agreement be approved by such Shareholders, (ii) in accordance with Section 14-2-1322 of the GBCC, provide the Shareholders to whom it is sent with notice of the actions taken in the Written Consent, and (iii) notify such Shareholders of their dissenters’ rights pursuant to Section 14-2-1322 of the GBCC. The Shareholder Notice shall include a copy of Article 13 of the GBCC and shall be sufficient in form and substance to start the thirty (30) day period during which a Shareholder must demand appraisal of such Shareholder’s Shares as contemplated by Section 14-2-1322 of the GBCC. Live Oak shall have the right to review and approve, in advance, the Shareholder Notice and all documents and other materials submitted to the Shareholders in accordance with this Section 6.17, such approval not to be unreasonably withheld, conditioned, or delayed.

Section 6.18     Company Solicitation; Change in Recommendation.

(a)      From the date of this Agreement until the Effective Time, the Company and its Subsidiaries shall not, directly or indirectly, and shall cause their respective Representatives not to (i) solicit, initiate, induce, facilitate or encourage the making, submission of any inquiries, proposal or offer from any other Person relating to a potential business combination with or acquisition of the Company or the Business (whether by way of merger, purchase of Equity Interests, purchase of assets, or otherwise) or any portion of the Equity Interests or assets of the Company or any of its Subsidiaries (a “Competing Transaction”), (ii) participate in or continue any activities, discussions, or negotiations regarding a Competing Transaction, (iii) provide information regarding the Company, its Subsidiaries or the Business to, or enter into or agree to enter into any Contract with, any Person, other than Live Oak and its Representatives, in connection with a possible Competing Transaction with such Person or (iv) fail to provide a copy of the Company Board Recommendation for inclusion by Live Oak in the Proxy Statement. The Company and its Subsidiaries shall, and shall cause its Representatives to, immediately cease any existing activities, discussions, and negotiations with any other Person with respect to any of the foregoing. The Company shall immediately advise Live Oak orally and in writing of the receipt by the Company or any of its Representatives of any oral or written communication, proposal, offer, or inquiry from any other Person regarding a Competing Transaction, including the identity of the Person making the same and the material terms and conditions of any proposal or offer.

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(b)     The Company and its Subsidiaries shall not, directly or indirectly, and shall cause its Representatives not to (i) withdraw or modify in any manner adverse to Live Oak or Merger Sub, the consummation of the transactions contemplated hereby, propose to withdraw or modify in any manner adverse to Live Oak or Merger Sub, the Company Board Recommendation or (ii) recommend, declare advisable, or propose publicly to recommend or declare advisable any Competing Transaction.

Section 6.19     Live Oak Solicitation; Change in Recommendation.

(a)     From the date of this Agreement until the Effective Time, Live Oak shall not, directly or indirectly, and shall cause its Representatives not to (i) solicit, initiate, induce, facilitate or encourage the making, submission of any inquiries, proposal or offer from any other Person relating to a potential business combination with Live Oak or acquisition by Live Oak of another company or business (whether by way of merger, purchase of Equity Interests, purchase of assets, or otherwise) or any portion of the Equity Interests or assets of another company or business (a “Competing Live Oak Transaction”), (ii) participate in or continue any activities, discussions, or negotiations regarding a Competing Live Oak Transaction or (iii) provide information regarding Live Oak or its business, or enter into or agree to enter into any Contract with, any Person, other than the Company and its Representatives, in connection with a possible Competing Live Oak Transaction with such Person. Live Oak shall, and shall cause its Representatives to, immediately cease any existing activities, discussions, and negotiations with any other Person with respect to any of the foregoing. Live Oak shall immediately advise the Company orally and in writing of the receipt by Live Oak or any of its Representatives of any oral or written communication, proposal, offer, or inquiry from any other Person regarding a Competing Live Oak Transaction, including the identity of the Person making the same and the material terms and conditions of any proposal or offer.

(b)     Live Oak shall not, directly or indirectly, and shall cause its Representatives not to (i) withdraw or modify in any manner adverse to the Company, the consummation of the transactions contemplated hereby, propose to withdraw or modify in any manner adverse to the Company, the approval of this Agreement by the Live Oak Board and the transactions contemplated hereby or the recommendation of the Live Oak Board to the Live Oak Stockholders to approve this Agreement and the transactions contemplated hereby or (ii) recommend, declare advisable, or propose publicly to recommend or declare advisable any Competing Live Oak Transaction.

Section 6.20     Takeover Laws. If any Takeover Law shall become applicable to this Agreement, the Merger, or any of the other transactions contemplated by this Agreement, the Company and the Company Board shall take such actions, to the extent legally permissible, as are necessary so that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement, and otherwise take such actions as are necessary to minimize the effects of any such Takeover Law on the Merger and the other transactions contemplated by this Agreement.

Section 6.21     Stock Exchange Listing. Live Oak shall cause the Closing Per Share Merger Consideration, the Earn-Out Shares and any other shares of Live Oak Class A Common Stock issued or issuable to the Shareholders in accordance with the terms of this Agreement in connection with the Merger and the transactions contemplated hereby to be approved for listing on the NYSE at Closing, or on such other exchange as such shares of Live Oak Class A Common Stock may then be listed when so issued.

Section 6.22     Other Disclosure.

(a)     Between the date of this Agreement and the earlier of the Closing or the termination of this Agreement, in connection with the preparation of any Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement, or any other statement, filing, notice or application (including any amendments or supplements thereto) made by or on behalf of Live Oak or the Company to any Governmental Authority in connection with the transactions contemplated hereby (each, a “Reviewable Document”), Live Oak and the Company shall, upon request by the other, use their respective commercially reasonable efforts to furnish the other with all information reasonably necessary in connection with the preparation of such materials, which information provided shall not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not materially misleading. The Company shall cooperate in good faith with respect to the preparation of any such Form 8-K, and use its commercially reasonable efforts to provide Live Oak with all information relating to the Company and its business that is reasonably requested by Live Oak and required to be included in any such filing. The Company shall use commercially reasonable efforts to make the directors, officers and employees of the Company available to Live Oak and its counsel in connection with

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the drafting of any such Form 8-K, as reasonably requested by Live Oak; provided that doing so does not unreasonably interfere with the ongoing operations of the Business.

(b)     The Company shall cooperate in good faith with respect to the preparation of the Current Report on Form 8-K announcing the Closing (the “Super 8-K”), and use its reasonable best efforts to provide Live Oak with all information reasonably requested by Live Oak and required to be included by SEC Guidance in such filing, including (i) the required financial statements of the Business, (ii) the selected financial data of the Business required by Item 301 of Regulation S-K and (iii) required management’s discussion & analysis for the applicable periods presented. Without limiting the generality of the foregoing, the Company shall use its commercially reasonable efforts to cooperate with Live Oak in connection with the preparation for inclusion in the Super 8-K of pro forma financial statements that comply with SEC Guidance, including the requirements of Regulation S-X. The Company shall use commercially reasonable efforts to make the managers, directors, officers and employees of the Company available to Live Oak and its counsel in connection with the drafting of the Super 8-K, as reasonably requested by Live Oak; provided that doing so does not unreasonably interfere with the ongoing operations of the Business.

Section 6.23     Road Shows. In connection with this Agreement, the Company and its Subsidiaries shall make available the Company’s executives to participate in customary “road show” presentations that may be reasonably requested by Live Oak or the Live Oak Representative, as the case may be.

Section 6.24     Publicity. Except as required by applicable Law, no publicity, release, disclosure or announcement of or concerning this Agreement or the transactions contemplated hereby shall be issued by any Party or any Affiliate or Representative of such Party, without the advance written Consent of the Company and Live Oak, which Consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that Live Oak, Merger Sub and the Company shall be permitted to make disclosures concerning this Agreement and the other Related Agreements and the transactions contemplated hereby and thereby (a) to prospective investors and lenders in connection with financings and acquisitions that it is contemplating; and (b) as required by any Governmental Authority, including pursuant to any applicable securities exchange rules. In the event that a Party is required by applicable Law to make a release or announcement, such Party shall provide the other Parties with a reasonable opportunity to review and comment on such release or announcement before such release or announcement is made.

Section 6.25     Conduct of the Live Oak Business Pending the Closing. From the date of this Agreement until the Closing Date, Live Oak shall operate its business in the ordinary course of business consistent with past practice. Live Oak shall not take any action that would, or that would reasonably be expected to, result in any of the conditions to Closing set forth in ARTICLE VIII not being satisfied. Without limiting the generality of the foregoing, except as set forth on Schedule 6.25 or to the extent the Company otherwise Consents in writing, prior to the Closing, Live Oak shall not:

(a)     amend its Organizational Documents;

(b)     (i) issue or sell any of its Equity Interests (other than in connection with the PIPE or the exercise of any options, warrants or other convertible securities that are outstanding as of the date hereof), (ii) grant any options, warrants, calls, or other rights to purchase or otherwise acquire any of its Equity Interests, (iii) split, combine, reclassify, cancel, redeem, or repurchase any of its Equity Interests or (iv) authorize or create any new class of Equity Interests;

(c)     create, incur, guarantee, or assume any Indebtedness in an aggregate amount of more than Eight Million Dollars ($8,000,000);

(d)     acquire any business, Equity Interests, or assets of any other Person (whether by merger, sale of Equity Interests, sale of assets, or otherwise);

(e)     create any new Subsidiary other than Merger Sub and a subsidiary to be incorporated under the Laws of the State of Delaware, pursuant to which the Surviving Corporation will be merged with and into immediately following the Effective Time;

(f)     declare, set aside, or pay any dividend or any other distribution with respect to its Equity Interests;

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(g)     adopt a complete or partial plan of liquidation, dissolution, restructuring, recapitalization, bankruptcy, suspension of payments, or other reorganization; or

(h)     agree to do, approve, or authorize any of the foregoing.

Section 6.26     Section 16 Matters. Assuming the Company delivers to Live Oak, in a timely fashion prior to the Effective Time, the Section 16 Information (as defined below), the Board of Directors of Live Oak, or a committee of two (2) or more Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3 under the Exchange Act), shall adopt resolutions prior to the consummation of the Merger providing that the receipt by Company Insiders (as defined below) of Live Oak Common Stock in exchange for capital stock of the Company, or of Live Oak stock options in exchange for Company Options, in each case, to the extent listed in the Section 16 Information and resulting from the Merger and the other transactions contemplated by this Agreement are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act. Live Oak shall use its reasonable best efforts to ensure that such resolutions comply with the approval conditions of Rule 16b-3 under the Exchange Act for purposes of such Section 16(b) exemption, including, but not limited to, specifying the name of the Company Insiders, the numbers of securities to be acquired or disposed of for each such Person, the material terms of any derivative securities, and that the approval is intended make the receipt of such securities exempt pursuant to Rule 16b-3(d). “Section 16 Information” shall mean information accurate in all respects regarding the Company Insiders, the number of shares of capital stock of the Company held by each such Company Insider and expected to be exchanged for Live Oak Common Stock in the Merger. “Company Insiders” shall mean those officers and directors of the Company who will be subject to the reporting requirements of Section 16(b) of the Exchange Act with respect to Live Oak and who are listed in the Section 16 Information.

ARTICLE VII
ADDITIONAL COVENANTS AND AGREEMENTS

Section 7.1     Taxes.

(a)     Transfer Taxes. The Party required under Law to file and pay all necessary Tax Returns and other documentation with respect to any transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with the Merger shall do so, and any other Party shall cooperate and join in the execution of any such Tax Returns and other documentation as necessary, and each of the Company and Live Oak shall share the costs of all such Taxes and fees equally.

(b)     Tax Treatment. For U.S. federal income tax purposes, the Parties intend the Merger qualify as a reorganization within the meaning of Section 368(a) of the Code, and this Agreement is intended to be, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a), to which Live Oak, Merger Sub and the Company are parties under Section 368 of the Code. Each of Live Oak, Merger Sub, and the Company shall report the Merger as a reorganization within the meaning of Section 368(a) of the Code unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code, including attaching the statement described in Treasury Regulations Section 1.368-3(a) on or with its Tax Return for the taxable year of the Merger.

(c)     Continuation of the Company’s Historic Business. Following the Merger, the Surviving Corporation shall, for at least six (6) months following the Closing Date, (i) continue the Company’s “historic business” (with the meaning of Treasury Regulations Section 1.368-1(d)(2)), or (ii) use a significant portion of the Company’s “historic business assets” (within the meaning of Treasury Regulations Section 1.368-1(d)(3)) in a business. Neither Live Oak nor the Surviving Corporation shall sell or otherwise dispose of any of the assets of the Company acquired in the Merger for at least six (6) months following the Closing Date, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Code and the Treasury Regulations promulgated thereunder.

Section 7.2     Books and Records.

(a)     For a period of seven (7) years after the Closing Date, the Surviving Corporation shall retain, or cause the Company and its Subsidiaries to retain, all Company Records and other accounting, legal, auditing, Tax, and other books and records of the Business relating to (i) the conduct of the Business or (ii) the ownership of the Company and its Subsidiaries, in each case prior to the Closing Date. Notwithstanding the foregoing, Live Oak may dispose of

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any such Company Records or other books and records during such seven (7) year period if the same are first offered in writing to the Shareholder Representative and not accepted by the Shareholder Representative within thirty (30) days of such offer.

(b)     After the Closing Date, the Surviving Corporation shall permit the Shareholder Representative and its Representatives to have reasonable access to, and to inspect and copy, at the Shareholder Representative’s expense, any Company Records and other books and records referred to in Section 7.2 that any Shareholder requires for financial reporting, Tax, or accounting purposes, provided, however, that such Shareholder Representative agrees in writing with the Surviving Corporation to keep confidential all such Company Records and other books and records.

Section 7.3     Trust Account. As of the Effective Time, the obligations of Live Oak to dissolve or liquidate within a specified time period as contained in Live Oak’s Certificate of Incorporation will be terminated and Live Oak shall have no obligation whatsoever to dissolve and liquidate the assets of Live Oak by reason of the consummation of the Merger or otherwise, and no stockholder of Live Oak shall be entitled to receive any amount from the Trust Account. At least forty-eight (48) hours prior to the Effective Time, Live Oak shall provide notice to the Trustee in accordance with the Trust Agreement and shall deliver any other documents, opinions or notices required to be delivered to the Trustee pursuant to the Trust Agreement and cause the Trustee prior to the Effective Time to, and the Trustee shall thereupon be obligated to, transfer all funds held in the Trust Account to Live Oak (to be held as available cash on the balance sheet of Live Oak, and to be used for (a) (i) payment of Live Oak’s accrued but unpaid expenses, including any of the Live Oak Transaction Expenses, deferred fees in connection with Live Oak’s initial public offering and deferred advisor fees, (ii) obligations owing to Live Oak Sponsor Partners, LLC, a Delaware limited liability company (which amount will not exceed One Million Dollars ($1,000,000)), and (b) working capital and other general corporate purposes of the business following the Closing) and thereafter shall cause the Trust Account and the Trust Agreement to terminate.

ARTICLE VIII
CONDITIONS TO CLOSING

Section 8.1     Conditions to Each Party’s Obligations. The obligations of Live Oak, Merger Sub, and the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by each of Live Oak and the Company) of the following conditions as of the Closing Date:

(a)     Antitrust Approvals and Waiting Periods. The applicable waiting period under the HSR Act shall have expired or been terminated.

(b)     No Order. No Governmental Authority shall have entered or issued any Order preventing, enjoining, or making illegal the consummation of any of the transactions contemplated by this Agreement or the Related Agreements and no Law shall have been enacted or shall be deemed applicable to any of the transactions contemplated by this Agreement or the Related Agreements which makes the consummation of any of such transactions illegal.

(c)     Written Consent. The Written Consent shall have been delivered by the Company to Live Oak.

(d)     Required Live Oak Shareholder Approval. The Live Oak Proposals shall have been approved and adopted by the requisite affirmative vote of Live Oak’s Stockholders in accordance with the Proxy Statement and applicable Law.

(e)     Registration Statement. The Registration Statement shall have been declared effective under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall be in effect, and no Proceedings for purposes of suspending the effectiveness of the Registration Statement shall have been initiated or be threatened by the SEC.

(f)     Stock Exchange Listing. The shares of Live Oak Class A Common Stock to be issued to the Shareholders as contemplated by this Agreement (including the Earn-Out Shares) shall be listed on the NYSE as of the Closing Date.

(g)     Company Options. All Company Options shall have been converted into Assumed Company Options in accordance with the terms of this Agreement.

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(h)     Other Outstanding Warrants and Convertible Securities. Pursuant to Section 2.13, all of the outstanding warrants and all other convertible securities of the Company (other than the Company Options addressed in Section 8.1(g)) shall have been converted into equity of the Company, repaid, cancelled (in the case of out-of-the-money securities) or otherwise converted at or prior to the Closing, and any rights to acquire equity of the Company (other than as described in Section 8.1(g)) will be extinguished as of the Closing.

Section 8.2     Additional Conditions to Obligations of Live Oak and Merger Sub. The obligations of Live Oak and Merger Sub to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Live Oak) of the following additional conditions as of the Closing Date:

(a)     Representations and Warranties. Each of the Fundamental Representations of the Company shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent any such Fundamental Representation speaks as of the date of this Agreement or any other specific date, in which case such Fundamental Representation shall be true and correct as of such date). Each of the other representations and warranties of the Company set forth in ARTICLE IV shall be true and correct in all respects, in the case of any representation or warranty qualified by materiality or Material Adverse Effect, or in all material respects, in the case of any representation or warranty not qualified by materiality or Material Adverse Effect, in each case as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent any such representation or warranty speaks as of the date of this Agreement or any other specific date, in which case such representation or warranty shall be true and correct in all respects or all material respects, as the case may be, as of such date).

(b)     Agreements and Covenants. The Company shall have performed or complied with in all material respects all covenants and agreements required to be performed or complied with by the Company under this Agreement on or prior to the Closing Date.

(c)     Pending Proceedings. No Proceeding shall be pending by or before any Governmental Authority seeking to, or wherein an unfavorable Order would, (i) prevent the consummation of any of the transactions contemplated by this Agreement or the Related Agreements, (ii) make illegal any of the transactions contemplated by this Agreement or the Related Agreements, (iii) cause any of the transactions contemplated by this Agreement or the Related Agreements to be rescinded following the Closing, or (iv) impose any conditions, restrictions, undertakings, or limitations that, individually or in the aggregate, would impair, or could reasonably be expected to impair, the ability of Live Oak to consummate any of the transactions contemplated by this Agreement or the Related Agreements.

(d)     Material Adverse Effect. Since the date of this Agreement, there shall have been no Material Adverse Effect.

(e)     Consents. Live Oak shall have received the written Consents set forth on Schedule 8.2(e) in form and substance reasonably satisfactory to Live Oak.

(f)     Company Deliverables. Live Oak shall have received from the Company each delivery required pursuant to Section 2.9.

(g)     Key Employment Agreements. Each of the Key Employment Agreements shall be effective and in full force and effect; and, each of the Key Executives shall remain employed by the Company and none of the Key Executives shall have expressed an intention to terminate his or her employment with the Company or withdraw or rescind his or her Key Employment Agreement (except in each case due to disability or death).

(h)     Non-Competition Agreements. No Specified Shareholder shall have sought, or threatened, to withdraw or rescind his or her Non-Competition Agreement.

(i)     Lock-Up Agreement. All parties to the Lock-Up Agreement (other than Live Oak) shall have delivered, or cause to be delivered, to Live Oak, copies of the Lock-Up Agreement, duly executed by such parties.

Section 8.3     Additional Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by the Company) of the following additional conditions as of the Closing Date:

(a)     Representations and Warranties. Each of the Fundamental Representations of Live Oak and Merger Sub shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as

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though made on the Closing Date (except to the extent any such Fundamental Representation speaks as of the date of this Agreement or any other specific date, in which case such Fundamental Representation shall be true and correct as of such date). Each of the other representations and warranties of Live Oak and Merger Sub set forth in ARTICLE V shall be true and correct in all respects, in the case of any representation or warranty qualified by materiality, or in all material respects, in the case of any representation or warranty not qualified by materiality, in each case as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent any such representation or warranty speaks as of the date of this Agreement or any other specific date, in which case such representation or warranty shall be true and correct in all respects or all material respects, as the case may be, as of such date).

(b)     Agreements and Covenants. Live Oak and Merger Sub shall have performed or complied with in all material respects all covenants and agreements required to be performed or complied with by Live Oak and Merger Sub under this Agreement on or prior to the Closing Date.

(c)     Live Oak and Merger Sub Deliverables. The Company shall have received from Live Oak and Merger Sub each delivery required pursuant to Section 2.8.

(d)     Minimum Cash Condition. Live Oak shall have raised at least Two Hundred Million Dollars ($200,000,000) in cash in an equity financing to be consummated in connection with the Closing (the “PIPE”). Live Oak’s cash and cash equivalents from all sources at the Closing, after giving effect to redemptions made by certain Live Oak Stockholders, when added together with the amount of all net proceeds from the PIPE, along with any additional private financing or backstop arrangements concurrent with the Closing that may be pursued by Live Oak at its sole discretion, shall be at least Three Hundred Million Dollars ($300,000,000).

Section 8.4     Frustration of Closing Conditions. No Party may rely, whether as a basis for not consummating the transactions contemplated by this Agreement or terminating this Agreement or otherwise, on the failure of any condition set forth in this ARTICLE VIII to be satisfied if such failure was caused by such Party’s breach of this Agreement.

ARTICLE IX
TERMINATION

Section 9.1     Termination. This Agreement may be terminated, and the transactions contemplated by this Agreement may be abandoned, by written notice delivered by Live Oak or the Company to the other Party (other than in the case of Section 9.1) at any time prior to the Closing:

(a)     by the mutual written agreement of the Company and Live Oak;

(b)     by either the Company or Live Oak, if the Closing does not occur on or prior to March 31, 2021 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to a Party whose breach of or failure to perform any of its representations, warranties, covenants, or agreements contained in this Agreement has been the cause of or has resulted in the failure of the Closing to occur on or prior to the Outside Date;

(c)     by Live Oak, if:

(i)     the Company breaches or fails to perform in any material respect any of its representations, warranties, covenants, or agreements contained in this Agreement, which breach or failure to perform (A) would result in a failure of a condition set forth in Section 8.1 or Section 8.2 and (B) (1) if capable of being cured, has not been cured by the Company by the earlier of the Outside Date and the date that is ten (10) days after the Company’s receipt of written notice from Live Oak stating Live Oak’s intention to terminate this Agreement pursuant to this Section 9.1(c) or (2) is incapable of being cured; or

(ii)     the Company has not delivered to Live Oak a certified copy of the Written Consent by 5:00 p.m. (Central Time) on the tenth (10th) Business Day following the date the Registration Statement has been declared effective by the SEC;

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(d)     by the Company, if:

(i)     Live Oak or Merger Sub breaches or fails to perform in any material respect any of its representations, warranties, covenants, or agreements contained in this Agreement, which breach or failure to perform (A) would result in a failure of a condition set forth in Section 8.1 or Section 8.3 and (B) (1) if capable of being cured, has not been cured by Live Oak by the earlier of the Outside Date and the date that is ten (10) days after Live Oak’s receipt of written notice from the Company stating the Company’s intention to terminate this Agreement pursuant to this Section 9.1 or (2) is incapable of being cured; or

(ii)     Live Oak fails to receive the requisite vote to approve each of the Live Oak Proposals by the Outside Date.

Section 9.2     Effect of Termination. If this Agreement is terminated pursuant to Section 9.1, this Agreement will immediately become void and have no further force or effect, and no Party will have any Liability to any other Party; provided, however, that (a) the first sentence of Section 6.8, this Section 9.2, and Section 11.1 will survive such termination and (b) no such termination will relieve any Party from Liability for any fraud, intentional misrepresentation, or intentional or willful breach of this Agreement by such Party prior to such termination.

ARTICLE X
SHAREHOLDER REPRESENTATIVE

Section 10.1     Designation. By adopting this Agreement or accepting any portion of the Merger Consideration, each Non-Dissenting Shareholder shall have irrevocably designated John A. Dowdy, Jr. to serve as the Shareholder Representative with respect to the matters expressly set forth in this Agreement and the Exchange Agent Agreement to be performed by the Shareholder Representative.

Section 10.2     Authority. Pursuant to such designation, each Non-Dissenting Shareholder shall have irrevocably appointed the Shareholder Representative as the agent, proxy, and attorney in fact for such Shareholder for all purposes of this Agreement and the Exchange Agent Agreement, including the full power and authority on such Shareholder’s behalf to: (a) consummate the transactions contemplated by this Agreement; (b) execute the Exchange Agent Agreement and make all decisions required or allowed to be made by the Shareholder Representative pursuant to the Exchange Agent Agreement; (c) review the Initial Closing Statement delivered by the Live Oak Representative pursuant to Section 3.3(a), negotiate with the Live Oak Representative regarding any Proposed Adjustments, and otherwise take all other actions contemplated to be taken by the Shareholder Representative under Section 3.3; (d) execute and deliver any amendment or waiver to this Agreement or the Exchange Agent Agreement; (e) deliver all notices required to be delivered by the Shareholders under this Agreement; (f) take all other actions to be taken by or on behalf of such Shareholder that the Shareholder Representative may deem necessary or desirable in connection with this Agreement and the Exchange Agent Agreement; and (g) do each and every act and exercise any and all rights which such Shareholder is, or the Shareholders collectively are, permitted or required to do or exercise under this Agreement. Such agency and proxy are coupled with an interest, are therefore irrevocable without the Consent of the Shareholder Representative and shall survive the death, incapacity, bankruptcy, dissolution, or liquidation of any Shareholder. All decisions and actions by the Shareholder Representative (to the extent authorized by this Agreement or the Exchange Agent Agreement) will be binding upon all of the Shareholders, and no Shareholder will have the right to object, dissent, protest, or otherwise contest the same.

Section 10.3     Reliance by Live Oak. Pursuant to such designation, each Non-Dissenting Shareholder shall have further agreed that Live Oak will be entitled to rely on any action taken by the Shareholder Representative, on behalf of such Shareholder, pursuant to Section 10.2 (each, an “Authorized Action”), and that each Authorized Action shall be binding on such Shareholder as fully as if such Shareholder had taken such Authorized Action.

Section 10.4     Shareholder Representative Amount. The Shareholder Representative Amount shall be withheld from the Shareholders at Closing and paid directly to an account designated by the Shareholder Representative to serve as a fund for the fees and expenses (including any legal fees and expenses) of, and other amounts payable by, the Shareholder Representative in connection with this Agreement and the Exchange Agent Agreement. Any balance of the Shareholder Representative Amount not utilized for such purposes shall be paid (directly or via the Exchange Agent), when deemed appropriate by the Shareholder Representative in its sole discretion, to the Shareholders in accordance with their respective Percentage Interests. The Shareholder Representative shall be entitled to recover any remaining

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fees, expenses, or other amounts directly from the Shareholders, and, for the avoidance of doubt, the Shareholder Representative shall not have any obligation to personally advance funds in connection with the performance of any of its duties under this Agreement. By adopting this Agreement, each Shareholder, severally and not jointly (in accordance with such Shareholder’s Percentage Interest), agrees to indemnify and hold harmless the Shareholder Representative against all fees and expenses (including legal fees and expenses) and other amounts payable or incurred by the Shareholder Representative in connection with the performance of any of its duties under this Agreement or the Exchange Agent Agreement, including any such fees, expenses, or other amounts that may be incurred by the Shareholder Representative in connection with any Proceeding to which the Shareholder Representative is made a party by reason of the fact it is or was acting as the Shareholder Representative pursuant to the terms of this Agreement or the Exchange Agent Agreement, to the extent the Shareholder Representative Amount is insufficient to pay such fees, expenses, or other amounts.

Section 10.5     Exculpation. The Shareholder Representative will not, by reason of this Agreement or the Exchange Agent Agreement, have a fiduciary relationship in respect of any Shareholder, except in respect of any amounts received on behalf of such Shareholder. The Shareholder Representative will not be liable to any Shareholder for any action taken or omitted by it or any agent employed by it under this Agreement, the Exchange Agent Agreement, or any other document entered into in connection with this Agreement or the Exchange Agent Agreement, except that the Shareholder Representative will not be relieved of any Liability imposed by Law for willful misconduct. The Shareholder Representative will not be liable to any Shareholder for any apportionment or distribution of payments made by the Shareholder Representative in good faith, and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Shareholder to whom payment was due, but not made, will be to recover from other Shareholders any payment in excess of the amount to which such other Shareholders are determined to have been entitled. The Shareholder Representative will not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions, or conditions of this Agreement or the Exchange Agent Agreement. Neither the Shareholder Representative nor any Representative engaged by it will be liable to any Shareholder by virtue of the failure or refusal of the Shareholder Representative for any reason to consummate the transactions contemplated by this Agreement or relating to the performance of its other duties under this Agreement or the Exchange Agent Agreement, except that the Shareholder Representative will not be relieved of any Liability imposed by Law for fraud or willful misconduct.

ARTICLE XI
MISCELLANEOUS

Section 11.1     Expenses. Except as provided in Section 3.3(c), Section 6.3(b), Section 7.1, and Section 7.2(b), each Party shall bear its own fees and expenses with respect to this Agreement and the transactions contemplated by this Agreement; provided that, if the Closing occurs, all unpaid Transaction Expenses for which invoices were delivered by the Company pursuant to Section 2.9(f) at least two (2) Business Days prior to the Closing shall be paid by Live Oak at the Closing, and all other unpaid Transaction Expenses shall be paid by Live Oak following the Closing.

Section 11.2     Amendments. The Parties may amend, modify, or supplement this Agreement only by a written agreement signed by Live Oak, Merger Sub, the Company, the Live Oak Representative and the Shareholder Representative.

Section 11.3     Notices. Any notice, request, instruction, or other communication to be given under this Agreement by a Party shall be in writing and shall be deemed to have been given to the other Party (a) when delivered, if delivered in person or by overnight delivery service (charges prepaid), (b) when sent, if sent via email, provided, however, that no undeliverable message is received by the sender, or (c) when received, if sent by registered or certified mail, return receipt requested, in each case to the address, facsimile number, or email address of such Party set forth below and marked to the attention of the designated individual:

(i)     If to Live Oak or Merger Sub prior to the Closing, or to the Live Oak Representative, to:

Live Oak Acquisition Corp.
774A Walker Road
Great Falls, Virginia 22066
Attention: Rick Hendrix; Gary Wunderlich
Email: rhendrix@liveoakmp.com; gwunderlich@liveoakmp.com

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with a copy (which will not constitute notice) to:

Mayer Brown LLP
71 South Wacker Drive
Chicago, Illinois 60606
Attention: Edward S. Best
Email: ebest@mayerbrown.com

(ii)    If to the Company prior to the Closing, or to the Shareholder Representative, to:

Meredian Holdings Group, Inc.
140 Industrial Boulevard
Bainbridge, Georgia 39817
Attention: Stephen E. Croskrey
Email: croskrey@danimer.com

and

John A. Dowdy, Jr.
P.O. Box 1306
Bainbridge, Georgia 39818
Email: jdowdy@dowdywhittaker.com

in each case, with a copy (which will not constitute notice) to:

Kane Kessler, P.C.
666 Third Avenue
New York, New York 10017
Attention: Robert L. Lawrence
Email: rlawrence@kanekessler.com

or to such other individual or address, facsimile number, or email address as a Party may designate for itself by notice given in accordance with this Section 11.3.

Section 11.4     United States Dollars. All payments pursuant to this Agreement shall be made by wire transfer in Dollars in immediately available funds to the account or accounts designated in writing by the payee to the payor.

Section 11.5     Waivers. No failure or delay by a Party in enforcing any of such Party’s rights under this Agreement will be deemed to be a waiver of such rights. No single or partial exercise of a Party’s rights will be deemed to preclude any other or further exercise of such Party’s rights under this Agreement. No waiver of any of a Party’s rights under this Agreement will be effective unless it is in writing and signed by such Party.

Section 11.6     Assignment. This Agreement will be binding on and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may, by operation of law or otherwise, assign this Agreement or any of such Party’s rights or obligations under this Agreement without the written Consent of the other Parties.

Section 11.7     No Third-Party Beneficiaries. This Agreement is solely for the benefit of the Parties and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or will confer on any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

Section 11.8     Publicity. No Party or any of its Representatives may make any press release or other public disclosure regarding the existence of this Agreement or the Related Agreements, its or their contents, or the transactions contemplated by this Agreement or the Related Agreements without the written Consent of the other Parties, in any case, as to the form, content, and timing and manner of distribution or publication of such press release or other public disclosure (which Consent shall not be unreasonably withheld, conditioned, or delayed). Each Party shall hold confidential the terms and provisions of this Agreement and the Related Agreements and the terms of the transactions contemplated by this Agreement and the Related Agreements. Notwithstanding the foregoing, nothing in this Section 11.8 will prevent any Party or its Representatives from making any press release or other disclosure required by Law or the rules of any stock exchange, in which case the Party required to make such press release or

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other disclosure shall use commercially reasonable efforts to allow the other Parties reasonable time to review and comment on such release or disclosure in advance of its issuance.

Section 11.9     Further Assurances. On and after the Closing Date, upon the request of any Party, the other Parties shall execute and deliver such documents and other instruments as may be reasonably requested by the requesting Party in order to evidence and effectuate the transactions contemplated by this Agreement.

Section 11.10     Severability. If any provision of this Agreement is declared invalid, illegal, or unenforceable, (a) all other provisions of this Agreement will remain in full force and effect and (b) the Parties shall negotiate in good faith to amend or modify this Agreement to replace such invalid, illegal, or unenforceable provision with a valid, legal, and enforceable provision giving effect to the Parties’ intent to the maximum extent permitted by Law.

Section 11.11     Entire Agreement. This Agreement (including the Schedules), the Related Agreements, and the Confidentiality Agreement contain the entire agreement among the Parties and supersede all prior agreements, arrangements, and understandings, written or oral, among the Parties relating to the subject matter of this Agreement, the Related Agreements, and the Confidentiality Agreement.

Section 11.12     No Strict Construction. The Parties have each participated in the negotiation and drafting of the terms of this Agreement. The Parties agree that any rule of legal interpretation to the effect that any ambiguity is to be resolved against the drafting Party will not apply in interpreting this Agreement.

Section 11.13     Governing Law. This Agreement, and all claims or causes of action that are based on, arise out of, or relate to this Agreement, will be governed by and construed in accordance with the Laws of the State of New York without regard to its conflicts of Law rules and any other Law that would cause the application of the Laws (including the statute of limitations) of any jurisdiction other than the State of New York; provided, that the Merger shall be governed by the Laws of the State of Georgia.

Section 11.14     Jurisdiction, Service, and Venue. Except with respect to the resolution of Unresolved Adjustments in accordance with Section 3.3, each Party agrees: (a) to submit to the exclusive jurisdiction of the state and federal courts seated in New York County, New York (and any appellate courts thereof) (such courts, including appellate courts therefrom, the “Specified Courts”) for any Proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement; (b) to commence any Proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement only in the Specified Courts; (c) that service of any process, summons, notice, or document by U.S. registered mail to the address of such Party set forth in Section 11.3 will be effective service of process for any Proceeding brought against such Party in any of the Specified Courts; (d) to waive any objection to the laying of venue of any Proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement in the Specified Courts; and (e) to waive and not to plead or claim that any such Proceeding brought in any of the Specified Courts has been brought in an inconvenient forum.

Section 11.15     WAIVER OF TRIAL BY JURY. EACH PARTY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 11.15.

Section 11.16     Equitable Relief. Each Party acknowledges that (a) money damages may be an insufficient remedy for any actual or threatened breach of this Agreement by such Party, (b) any such breach may cause the other Parties irreparable harm, and (c) in addition to any other remedies available at Law or in equity, the other Parties will be entitled to seek equitable relief by way of injunction, specific performance, or otherwise, without posting any bond or other undertaking, for any actual or threatened breach of this Agreement by such Party.

Section 11.17     Privileged Communications. Kane Kessler, P.C. and K&L Gates LLP (collectively, “Counsel”) have acted as counsel for the Company in connection with this Agreement and the Related Agreements and the consummation of the transactions contemplated by this Agreement and the Related Agreements (the “Transaction Engagement”). The Parties acknowledge that (a) all communications in any form or format whatsoever between or

Annex A-1-59

among Counsel, on the one hand, and the Company or any of its directors, officers, employees, agents, or advisors, on the other hand, that relate in any way to the Transaction Engagement (collectively, the “Privileged Communications”) will be deemed to be attorney-client privileged communications that belong to the Company, (b) from and after the Closing, the Privileged Communications and the expectation of client confidence relating thereto shall belong solely to the Surviving Corporation and may be controlled by the Surviving Corporation and shall not be claimed by any Shareholder or any of its Affiliates, and (c) Counsel shall have no duty whatsoever to reveal or disclose any such Privileged Communications, or any of its files relating to the Transaction Engagement, to any Shareholder, any of their respective Affiliates, or any of their respective Representatives by reason of any attorney-client relationship between Counsel and any Shareholder or otherwise. No Shareholder or any of its Affiliates will have access to any such Privileged Communications, or to the files of Counsel relating to the Transaction Engagement.

Section 11.18     No Waiver of Privilege; Protection from Disclosure or Use. Nothing in this Agreement will be deemed to be a waiver of any attorney-client privilege, work product protection, or other protection from disclosure or use. The Parties have undertaken reasonable efforts to prevent the disclosure of any information that may be confidential, subject to a claim of privilege, or otherwise protected from disclosure or use but, notwithstanding such efforts, the consummation of the transactions contemplated by this Agreement could result in the inadvertent disclosure of such information by one Party to the other Party. The Parties agree that any such inadvertent disclosure of information that may be confidential, subject to a claim of privilege, or otherwise protected from disclosure or use will not constitute a waiver of or otherwise prejudice any claim of confidentiality, privilege, or protection from disclosure, and further agree to use commercially reasonable efforts to return any inadvertently disclosed information to the disclosing Party promptly upon becoming aware of its existence. Promptly following the return of any inadvertently disclosed information, the Party returning such information shall destroy any and all copies, summaries, descriptions, or notes of such inadvertently disclosed information, including electronic versions thereof, and all portions of larger documents or communications that contain such copies, summaries, descriptions, or notes.

Section 11.19     Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Closing, except for (a) those covenants and agreements contained herein and therein that by their terms are to be performed in whole or in part after the Closing which shall survive in accordance with their terms and (b) this ARTICLE XI. Notwithstanding the foregoing or anything to the contrary herein, nothing in this Agreement is intended to limit any Party’s Liability for such Party’s fraud.

Section 11.20     Counterparts. This Agreement may be signed in any number of counterparts, each of which is an original and all of which taken together shall constitute one and the same instrument. The delivery of an electronic signature by means of .pdf, .tif, .gif, .jpeg or similar attachment to e-mail, as well as electronic signatures complying with the U.S. federal ESIGN Act of 2000, the Uniform Electronic Transactions Act or other applicable Law (e.g., www.docusign.com), to, or a copy/scan of a manual signature on a counterpart to, this Agreement by facsimile, email or other electronic transmission shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. No Party hereto or to any such contract shall raise the use of electronic transmission by means of .pdf, .tif, .gif, .jpeg or similar attachment to e-mail to deliver a signature or the fact that any signature or contract was transmitted or communicated by .pdf, .tif, .gif, .jpeg or similar attachment to e-mail as a defense to the formation of a contract, and each such Party forever waives any such defense.

[Remainder of page intentionally left blank; signature page follows.]

Annex A-1-60

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first written above.

LIVE OAK ACQUISITION CORP.

By:	/s/ Richard J. Hendrix
Name:	Richard J. Hendrix
Title:	Chief Executive Officer

GREEN MERGER CORP.

By:	/s/ Richard J. Hendrix
Name:	Richard J. Hendrix
Title:	President

LIVE OAK REPRESENTATIVE:

Live Oak Sponsor Partners, LLC

By:	/s/ Richard J. Hendrix
Name:	Richard J. Hendrix
Title:	Managing Member

By:	/s/ Gregory K. Wunderlich, Jr.
Name:	Gregory K. Wunderlich, Jr.
Title:	Managing Member

[Signature Page to Agreement and Plan of Merger]

Annex A-1-61

MEREDIAN HOLDINGS GROUP, INC.

By:	/s/ Stephen E. Croskrey
Name:	Stephen E. Croskrey
Title:	Chief Executive Officer

SHAREHOLDER REPRESENTATIVE:

/s/ John A Dowdy, Jr.
Name:	John A. Dowdy, Jr.

[Signature Page to Agreement and Plan of Merger]

Annex A-1-62

Exhibit A

Form of Support Agreement

See attached.

A-1-Ex. A-1

SUPPORT Agreement

This SUPPORT AGREEMENT (this “Agreement”) is made as of October 3, 2020, between Live Oak Acquisition Corp., a Delaware corporation (“Live Oak”) and [•], [an individual / a [•]] (“Shareholder”). Live Oak and Shareholder are each sometimes referred to in this Agreement as a “Party,” and collectively as the “Parties.” Capitalized terms used and not defined herein have the respective meanings ascribed to them in the Merger Agreement (as defined below).

WHEREAS, concurrently with the execution of this Agreement, Live Oak, Green Merger Corp., a Georgia corporation and a wholly-owned Subsidiary of Live Oak (“Merger Sub”), Meredian Holdings Group, Inc. (d/b/a Danimer Scientific), a Georgia corporation (the “Company”), Live Oak Sponsor Partners, LLC, as representative for certain purposes described in the Merger Agreement, and John A. Dowdy, Jr., as representative of the shareholders of the Company (the “Shareholder Representative”), are entering into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which, among other things, Merger Sub will be merged with and into the Company, with the Company continuing as the Surviving Corporation and as a wholly-owned Subsidiary of Live Oak (the “Merger”).

WHEREAS, as of the date hereof, Shareholder is the record or beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended, which meaning will apply for all purposes of this Agreement whenever the term “beneficial owner” or “beneficially own” is used) of the number of shares of common stock, $0.001 par value (“Common Stock”), of the Company set forth on the signature page to this Agreement (the “Shareholder Shares”). For the avoidance of doubt, Shareholder Shares will only include shares of Common Stock outstanding and not any options or other securities convertible into Common Stock that might otherwise be deemed to be “beneficially-owned shares” under Rule 13d-3.

WHEREAS, as an inducement to and in consideration of Live Oak’s willingness to enter into the Merger Agreement, and having reviewed the Merger Agreement and the terms of the proposed Merger, Shareholder has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the Parties agree as follows:

Section 1. Execution of Written Consent; Voting of Shareholder Shares.

(a) Following the execution of this Agreement and no later than ten (10) Business Days following receipt of written notice from the Company that Live Oak’s Registration Statement on Form S-4 has been declared effective by the Securities and Exchange Commission, Shareholder shall execute and deliver to the Company the Written Consent in the form attached to the Merger Agreement as Exhibit I, agreeing to vote the Shareholder Shares in favor of adopting and approving the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, in accordance with the GBCC and the Organizational Documents of the Company, which consent will become effective by its terms immediately after the execution of the Merger Agreement by the parties thereto.

(b) For the avoidance of doubt, at any and every meeting of the Shareholders of the Company, and at every adjournment or postponement thereof, and on every action or approval by written consent or resolution of the Shareholders of the Company, Shareholder shall, unless otherwise directed in writing by Live Oak:

(i) appear (in person or by proxy) at any such meeting (or any adjournment or postponement thereof);

(ii) cause the Shareholder Shares to be counted at any such meeting as present for purposes of calculating a quorum; and

(iii) cause the Shareholder Shares to be voted (A) in favor of approval of the adoption of the Merger Agreement, approval of the Merger and the other transactions contemplated by the Merger Agreement, (B) in favor of any proposal to adjourn any meeting to solicit additional proxies in favor of the adoption of the Merger Agreement, approval of the Merger and the other transactions contemplated by the Merger Agreement if (but only if) there are not sufficient votes to adopt the Merger Agreement on the date on which such meeting is held, (C) against any Competing Transaction, and (D) against any action, proposal, transaction, or agreement that could result in a breach of, inaccuracy in, or failure to perform any representation, warranty, covenant, or agreement of the Company contained in the Merger Agreement or of Shareholder contained in this Agreement or that could prevent, delay, or adversely affect the consummation of the Merger or the satisfaction of Live Oak’s, Merger Sub’s, or the Company’s conditions to Closing contained in the Merger Agreement.

A-1-Ex. A-2

(c) Any Shares that Shareholder acquires after the date of this Agreement, including by reason of any stock split, stock dividend (including any dividend or distribution of securities convertible into capital stock), reorganization, recapitalization, reclassification, combination, exchange of shares, or other similar transaction, shall be deemed to be Shareholder Shares for purposes of this Agreement and shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shareholder Shares on the date of this Agreement.

Section 2. Representations and Warranties of Shareholder. Shareholder represents and warrants to Live Oak as follows:

(a) Organization and Authorization. [Shareholder is validly existing and in good standing under the Laws of its jurisdiction of incorporation.]1 Shareholder has [all requisite corporate, limited partnership, limited liability company, or other legal entity, as applicable, power and authority]2[the requisite capacity]3 to execute, deliver, and perform this Agreement and to consummate the transactions contemplated by this Agreement. The execution, delivery, and performance by Shareholder of this Agreement and the consummation by Shareholder of the transactions contemplated by this Agreement have been validly authorized by all necessary action by Shareholder [and, if applicable, the holders of its Equity Interests]4. Shareholder has validly executed and delivered this Agreement. This Agreement constitutes a legal, valid, and binding obligation of Shareholder, enforceable against Shareholder in accordance with its terms, subject to the Enforceability Limitations.

(b) Ownership of Shareholder Shares. [Except as set forth on Schedule A hereto,]5 Shareholder owns, beneficially and of record, and has good and valid title to the Shareholder Shares, free and clear of any Lien (other than restrictions on transfer imposed under applicable securities Laws). Other than the Shareholder Shares [and as set forth on Schedule A hereto], Shareholder does not own any Equity Interests of the Company that provide Shareholder with any voting rights. Shareholder agrees that any shares of Common Stock of the Company acquired after the date hereof shall be deemed Shareholder Shares for all purposes of this Agreement, and subject to the terms of this Agreement, including the voting provisions contained in Section 1. There are no outstanding options, warrants, rights, calls, convertible securities, or other Contracts obligating Shareholder to transfer or sell or redeem any Equity Interests of the Company, including the Shareholder Shares. Except for this Agreement, there are no voting trusts, Shareholder agreements, proxies, or other Contracts or understandings in effect to which Shareholder is a party with respect to the voting or transfer of any of the Shareholder Shares.

(c) Governmental Consents; No Conflicts.

(i) The execution, delivery, and performance by Shareholder of this Agreement, and the consummation by Shareholder of the transactions contemplated by this Agreement, do not and will not require any Consent of or with any Governmental Authority [or of Shareholder’s spouse under any “community property” or other applicable Law], other than (x) any consent the failure of which to be obtained would not prevent or delay the consummation by Shareholder of the transactions contemplated by this Agreement and (y) any consent that is required as a result of any facts or circumstances relating solely to Live Oak or any of its Affiliates.6

(ii) The execution, delivery, and performance by Shareholder of this Agreement, and the consummation by Shareholder of the transactions contemplated by this Agreement, do not and will not violate, conflict with, result in a breach, cancellation, or termination of, constitute a default under, result in the creation of any Lien on any of the Shareholder Shares under, or result in a circumstance that, with or without notice or lapse of time or both, would constitute any of the foregoing under (A) any Law or Order applicable to or binding on Shareholder or any of Shareholder’s properties or assets, including the Shareholder Shares, (B) any Contract to which Shareholder is a party or by which Shareholder or any of Shareholder’s properties or assets, including the Shareholder Shares, is bound, [or] (C) any Permit held by Shareholder[, or (D) any of the Organizational Documents of Shareholder, except, in the case of each of clauses (A), (B) and (C), where such violation, conflict, breach, cancellation, termination, or default would not, individually or in the aggregate, prevent or delay the consummation by Shareholder of the transactions contemplated by this Agreement].7

____________

1    Note to Draft: For an entity.

2    Note to Draft: For an entity.

3    Note to Draft: For an individual.

4    Note to Draft: For an entity.

5    Note to Draft: Schedule to disclose certain share pledges of certain shareholders.

6    Note to Draft: If Stockholder is an individual.

7    Note to Draft: Delete clause (D) for individuals.

A-1-Ex. A-3

(d) Proceedings. There are no Proceedings pending or, to Shareholder’s knowledge, threatened by or against Shareholder or any of its Affiliates with respect to this Agreement or the transactions contemplated by this Agreement or that, if determined adversely to Shareholder, would prevent or delay the consummation by Shareholder of the transactions contemplated by this Agreement.

(e) Informed Consent; Reliance. Shareholder has received and reviewed the Merger Agreement and this Agreement, has had an opportunity to obtain the advice of counsel prior to executing this Agreement, and fully understands, accepts, and agrees to comply with all of the provisions of this Agreement and the provisions of the Merger Agreement. Shareholder acknowledges that Live Oak and Merger Sub are entering into the Merger Agreement in reliance upon Shareholder’s execution, delivery, and performance of this Agreement.

Section 3. Additional Agreements Relating to the Merger Agreement and the Merger.

(a) Restrictions Regarding the Shareholder Shares. From the date of this Agreement until the Effective Time, without the prior written consent of Live Oak, Shareholder shall not, directly or indirectly, (i) offer to sell, sell, assign, transfer (including by operation of law), or otherwise dispose of, or incur any Lien on, any of the Shareholder Shares, (ii) deposit any of the Shareholder Shares into a voting trust, enter into any voting agreement, Shareholder agreement, or other Contract or understanding with respect to any of the Shareholder Shares, or grant any proxy or power of attorney with respect thereto, (iii) enter into any Contract, option, or other arrangement or undertaking with respect to the direct or indirect sale, assignment, transfer (including by operation of law), or other disposition of, transfer of any interest in, or the voting of any of the Shareholder Shares, or (iv) agree to do, approve, or authorize any of the foregoing.

(b) Waiver of Dissenters’ Rights. Shareholder hereby waives, and agrees not to assert or perfect (and agrees to cause not to be asserted and perfected), any appraisal or dissenters’ rights with respect to any of the Shareholder Shares in connection with the Merger.

(c) Appointment of Shareholder Representative. Pursuant to Article X of the Merger Agreement, Shareholder hereby irrevocably designates Shareholder Representative to serve as the Shareholder Representative and as the agent, proxy, and attorney in fact for Shareholder pursuant to the terms of Article X of the Merger Agreement, which terms are incorporated herein by this reference, and agrees to abide by and be bound by the terms of such Article X.

(d) Exclusivity. From the date of this Agreement until the earlier to occur of the Effective Time and the termination of the Merger Agreement, Shareholder shall not, directly or indirectly, (i) solicit, initiate, or encourage the submission of any proposal or offer from any other Person relating to a Competing Transaction, (ii) participate in or continue any activities, discussions, or negotiations regarding a Competing Transaction, or (iii) provide information regarding the Company or the Business to, or enter into or agree to enter into any Contract with, any Person, other than Live Oak and its Representatives, in connection with a possible Competing Transaction with such Person. Shareholder shall, and shall cause its Representatives to, immediately cease any existing activities, discussions, and negotiations with any other Person with respect to any of the foregoing. Shareholder shall immediately advise Live Oak orally and in writing of the receipt by Shareholder or any of its Representatives of any oral or written communication, proposal, offer, or inquiry from any other Person regarding a Competing Transaction, including the identity of the Person making the same and the material terms and conditions of any proposal or offer.

(e) Publicity. Shareholder will not make any press release or other public disclosure or announcement related to or regarding this Agreement, the Merger Agreement or the transactions contemplated in the Merger Agreement, its or their contents, or the transactions contemplated by this Agreement or the Merger Agreement without the written Consent of Live Oak, in any case, as to the form, content, and timing and manner of distribution or publication of such press release or other public disclosure. Except as may otherwise be required by law, rule or regulation, including any court order or legal process, or the rules of a national securities exchange, Shareholder shall hold confidential the terms and provisions of this Agreement, the Merger Agreement and the terms of the transactions contemplated by this Agreement and the Merger Agreement until such information is otherwise publicly disclosed without a breach by Shareholder of the terms of this Section 3(e).

Section 4. Termination. This Agreement will automatically terminate if the Merger Agreement is terminated for any reason in accordance with its terms; provided, however, that (a) Section 3(e), this Section 4, Section 5, and Section 6 will survive such termination and (b) no such termination shall relieve Shareholder from Liability for any fraud, intentional misrepresentation, or intentional or willful breach of this Agreement by Shareholder prior to such termination.

A-1-Ex. A-4

Section 5. Remedies. Shareholder acknowledges that (a) money damages may be an insufficient remedy for any actual or threatened breach of this Agreement by Shareholder, (b) any such breach may cause Live Oak irreparable harm, and (c) in addition to any other remedies available at law or in equity, Live Oak will be entitled to seek equitable relief by way of injunction, specific performance, or otherwise, without posting any bond or other undertaking, for any actual or threatened breach of this Agreement by Shareholder.

Section 6. Miscellaneous.

(a) Amendments. The Parties may amend, modify, or supplement this Agreement only by a written agreement signed by both Parties.

(b) Notices. Any notice, request, instruction, or other communication to be given under this Agreement by a Party shall be in writing and shall be deemed to have been given to the other Party (i) when delivered, if delivered in person or by overnight delivery service (charges prepaid), (ii) when sent, if sent via email, provided, however, that no undeliverable message is received by the sender, or (iii) when received, if sent by registered or certified mail, return receipt requested, in each case to the address, or email address of such Party set forth below and marked to the attention of the designated individual:

If to Live Oak, to:

Live Oak Acquisition Corp.
774A Walker Road
Great Falls, Virginia 22066
Attention: Rick Hendrix; Gary Wunderlich
Email: rhendrix@liveoakmp.com; gwunderlich@liveoakmp.com

with a copy (which will not constitute notice) to:

Mayer Brown LLP
71 South Wacker Drive
Chicago, Illinois 60606
Attention: Edward S. Best
Email: ebest@mayerbrown.com

If to Shareholder, to:

________________________________
________________________________
________________________________
Attention:
Email:

with a copy (which will not constitute notice) to:

________________________________
________________________________
________________________________
Attention:
Email:

(c) Waivers. No failure or delay by Live Oak in enforcing any of its rights under this Agreement will be deemed to be a waiver of such rights. No single or partial exercise of Live Oak’s rights will be deemed to preclude any other or further exercise of Live Oak’s rights under this Agreement. No waiver of any of Live Oak’s rights under this Agreement will be effective unless it is in writing and signed by Live Oak.

(d) Assignment. This Agreement will be binding on and inure to the benefit of the Parties and their respective successors and permitted assigns; provided, however, that neither Party may, by operation of law or otherwise, assign this Agreement or any of its obligations under this Agreement without the other Party’s written consent, except that Live Oak may, without the Consent of Shareholder, assign any of its rights under this Agreement to any Affiliate of Live Oak to which Live Oak assigns its rights under the Merger Agreement.

A-1-Ex. A-5

(e) No Third Party Beneficiaries. This Agreement is solely for the benefit of the Parties and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or will confer on any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

(f) Further Assurances. Upon the request of Live Oak, Shareholder shall execute and deliver such further documents and other instruments as may be reasonably requested by Live Oak in order to evidence and effectuate the transactions contemplated by this Agreement.

(g) Severability. If any provision of this Agreement is declared invalid, illegal, or unenforceable, (i) all other provisions of this Agreement will remain in full force and effect and (ii) the Parties shall negotiate in good faith to amend or modify this Agreement to replace such invalid, illegal, or unenforceable provision with a valid, legal, and enforceable provision giving effect to the Parties’ intent to the maximum extent permitted by Law.

(h) Entire Agreement. This Agreement contains the entire agreement between the Parties and supersedes all prior agreements, arrangements, and understandings, written or oral, between the Parties relating to the subject matter of this Agreement.

(i) No Strict Construction. The Parties have each participated in the negotiation and drafting of the terms of this Agreement. The Parties agree that any rule of legal interpretation to the effect that any ambiguity is to be resolved against the drafting Party will not apply in interpreting this Agreement.

(j) Governing Law. This Agreement, and all claims or causes of action that are based on, arise out of or relate to this Agreement, will be governed by and construed in accordance with the Laws of the State of New York without regard to its conflicts of law rules and any other Law that would cause the application of the Laws (including the statute of limitations) of any jurisdiction other than the State of New York.

(k) Jurisdiction, Service, and Venue. Each Party agrees: (i) to submit to the exclusive jurisdiction of the state and federal courts seated in New York County, New York (and any appellate courts thereof) (such courts, including appellate courts therefrom, the “Specified Courts”) for any Proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement; (ii) to commence any Proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement only in the Specified Courts; (iii) that service of any process, summons, notice or document by United States registered mail to such Party’s address set forth in Section 6(b) will be effective service of process for any Proceeding brought against such Party in any of the Specified Courts; (iv) to waive any objection to the laying of venue of any Proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement in the Specified Courts; and (v) to waive and not to plead or claim that any such Proceeding brought in any of the Specified Courts has been brought in an inconvenient forum.

(l) WAIVER OF TRIAL BY JURY. EACH OF THE PARTIES WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 6(l).

(m) Counterparts. This Agreement may be signed in any number of counterparts, each of which is an original and all of which taken together shall constitute one and the same instrument. The delivery of an electronic signature by means of .pdf, .tif, .gif, .jpeg or similar attachment to e-mail, as well as electronic signatures complying with the U.S. federal ESIGN Act of 2000, the Uniform Electronic Transactions Act or other applicable Law (e.g., www.docusign.com), to, or a copy/scan of a manual signature on a counterpart to, this Agreement by facsimile, email or other electronic transmission shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. No party hereto or to any such contract shall raise the use of electronic transmission by means of .pdf, .tif, .gif, .jpeg or similar attachment to e-mail to deliver a signature or the fact that any signature or contract was transmitted or communicated by .pdf, .tif, .gif, .jpeg or similar attachment to e-mail as a defense to the formation of a contract, and each such party forever waives any such defense

[Remainder of page intentionally left blank; signature page follows.]

A-1-Ex. A-6

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first written above.

LIVE OAK ACQUISITION CORP.
By:
Name:
Title:

A-1-Ex. A-7

[SHAREHOLDER]
Name:
By:
[Title:_________________________________]
Number of Shares:

A-1-Ex. A-8

Exhibit B

Form of Lock Up Agreement

See attached.

A-1-Ex. B-1

LOCK UP AGREEMENT

This Lock up Agreement (this “Agreement”) is made and entered into as of [•], 2020 (the “Effective Date”) by and between Live Oak Acquisition Corp., a Delaware corporation (the “Company”) and each of the stockholder parties listed on Schedule A hereto (each, a “Stockholder Party” and collectively, the “Stockholder Parties”). Capitalized terms used and not defined herein have the respective meanings ascribed to them in the Merger Agreement (as defined below).

RECITALS

WHEREAS, the Company, Green Merger Corp., a Georgia corporation, Meredian Holdings Group, Inc. (d/b/a Danimer Scientific), a Georgia corporation (“Meredian”), Live Oak Sponsor Partners, LLC, a Delaware limited liability company, as representative of the Company, and John A. Dowdy, Jr., as representative of the shareholders of Meredian, are party to that certain Agreement and Plan of Merger, dated as of October 3, 2020 (the “Merger Agreement”), pursuant to which, on the Effective Date, Merger Sub will merge (the “Merger”) with and into Meredian, with Meredian surviving the Merger as a wholly-owned subsidiary of the Company;

WHEREAS, in connection with the Merger and effective upon the consummation thereof, the parties hereto wish to set forth herein certain understandings between such parties with respect to restrictions on transfer of equity interests in the Company.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the Parties agree as follows:

ARTICLE I
DEFINITIONS

1.1. Defined Terms. In addition to the terms defined elsewhere herein, the following terms have the following meanings:

“Agreement” means has the meaning set forth in the preamble.

“Commission” means the U.S. Securities and Exchange Commission.

“Common Stock” means the Company’s Class A common stock, par value $0.0001 per share.

“Company” means Live Oak Acquisition Corp., which following the consummation of the Merger shall be renamed “Danimer Scientific, Inc.”

“covered shares” has the meaning set forth in Section 2.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Lock Up Period” has the meaning set forth in Section 2.1(a).

“Non-Recourse Party” has the meaning set forth in Section 3.17.

“Permitted Transferee” means with respect to a Stockholder Party, a transferee of shares that agrees to become party to, and to be bound to the same extent as its transferor by the terms of, this Agreement.

“shares” means shares of Common Stock or any securities of the Company into which the shares are converted or reclassified or for which the shares are exchanged.

“Specified Courts” has the meaning set forth in Section 3.8.

“Sponsor” has the meaning set forth in Section 2.1(b).

“Stockholder Parties” has the meaning set forth in the Preamble.

A-1-Ex. B-2

“Transfer” means the (i) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the Commission promulgated thereunder with respect to, any security, (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii).

1.2. Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. Unless the context otherwise requires: (a) “or” is disjunctive but not exclusive, (b) words in the singular include the plural, and in the plural include the singular, and (c) the words “hereof”, “herein”, and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to sections of this Agreement unless otherwise specified.

ARTICLE II
LOCK UP

2.1. Lock Up.

(a) For the period from the Effective Date until the earlier of (i) one year after the Effective Date or (ii) subsequent to the Effective Date, (x) if the reported closing price of the Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any 30-trading day period commencing at least one hundred fifty (150) days after the Effective Date, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property (such period, the “Lock Up Period”), each Stockholder Party agrees, severally and not jointly, not to, directly or indirectly, Transfer any shares of Common Stock owned by it (collectively, the “covered shares”). The foregoing restriction is expressly agreed to preclude such Stockholder Parties, severally and not jointly, from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of such covered shares even if such covered shares would be disposed of by someone other than such Stockholder Parties. Such prohibited hedging or other transactions would include, without limitation, any short sale or any purchase, sale or grant of any right (including, without limitation, any put or call option) with respect to any of the covered shares or with respect to any security that includes, relates to, or derives any significant part of its value from such covered shares.

(b) Notwithstanding the provisions set forth in Section 2.1(a), Transfers of the covered shares and that are held by any Stockholder Party or any of their Permitted Transferees that have complied with this Section 2.1(b), are permitted (i) to the Company’s officers or directors, any affiliates or family members of any of the Company’s officers or directors, or any members of the Sponsor or any affiliates of the Sponsor; (ii) in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an affiliate of such individual or to a charitable organization; (iii) in the case of an individual, by virtue of laws of descent and distribution upon the death of such individual; (iv) in the case of an individual, pursuant to a qualified domestic relations order; (v) by private sales or transfers made in connection with any forward purchase agreement or similar arrangement or in connection with the consummation of the Merger at prices no greater than the price at which the shares or warrants were originally purchased; (vi) in the event of the Company’s liquidation prior to the completion of the Merger; or (vii) by virtue of the laws of the State of Delaware or the organizational documents of Live Oak Sponsor Partners, LLC (the “Sponsor”) upon dissolution of the Sponsor; provided, however, that in the case of clauses (i) through (v) or (vii), these Permitted Transferees must enter into a written agreement with the Company agreeing to be bound by the transfer restrictions herein and the other restrictions contained in this Agreement and by the same agreements entered into by the Sponsor with respect to such securities (including provisions relating to voting, the trust fund established by Live Oak for the benefit of its public stockholders maintained in a trust account at Morgan Stanley and liquidating distributions.

(c) Each Stockholder Party agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the covered shares except in compliance with the foregoing restrictions and to the addition of a legend to such Stockholder Party’s shares describing the foregoing restrictions.

A-1-Ex. B-3

ARTICLE III
GENERAL PROVISIONS

3.1. Termination. Subject to Section 3.16 or the early termination of any provision as a result of an amendment to this Agreement agreed to by the Board and the Stockholder Parties, as provided under Section 3.3, this Agreement (other than ARTICLE III hereof), shall terminate with respect to each Stockholder Party and its Permitted Transferees at such time as such Stockholder Party or Permitted Transferee is no longer subject to the restrictions contained in Section 2.1.

3.2. Notices. Any notice, request, instruction, or other communication to be given under this Agreement by a party shall be in writing and shall be deemed to have been given to the other party (a) when delivered, if delivered in person or by overnight delivery service (charges prepaid), (b) when sent, if sent via email, provided, however, that no undeliverable message is received by the sender, or (c) when received, if sent by registered or certified mail, return receipt requested, in each case to the address, facsimile number, or email address of such party set forth below and marked to the attention of the designated individual:

(i)     If to the Company, to:

Live Oak Acquisition Corp.
774A Walker Road
Great Falls, Virginia 22066
Attention: Rick Hendrix; Gary Wunderlich
Email: rhendrix@liveoakmp.com; gwunderlich@liveoakmp.com

with a copy (which will not constitute notice) to:

Mayer Brown LLP
71 South Wacker Drive
Chicago, Illinois 60606
Attention: Edward S. Best
Email: ebest@mayerbrown.com

(ii)    If to any Stockholder Party, to such address as such Stockholder Party shall furnish to the Company in writing.

3.3. Amendment; Waiver.

(a) The terms and provisions of this Agreement may be modified or amended only with the written approval of the Company and Stockholder Parties holding a majority of the shares then held by the Stockholder Parties in the aggregate as to which this Agreement has not been terminated pursuant to Section 3.1.

(b) Except as expressly set forth in this Agreement, no failure or delay by a party in enforcing any of such party’s rights under this Agreement will be deemed to be a waiver of such rights. No single or partial exercise of a party’s rights will be deemed to preclude any other or further exercise of such party’s rights under this Agreement. No waiver of any of a party’s rights under this Agreement will be effective unless it is in writing and signed by such party.

(c) Any party may unilaterally waive any of its rights hereunder in a signed writing delivered to the Company.

3.4. Further Assurances. Upon the request of any party hereto, the other parties hereto shall execute and deliver such documents and other instruments as may be reasonably requested by the requesting party in order to evidence and effectuate the transactions contemplated by this Agreement.

3.5. Assignment. This Agreement will be binding on and inure to the benefit of the parties and their respective successors and permitted assigns. No party hereto may, by operation of law or otherwise, assign this Agreement or any of such party’s rights or obligations under this Agreement without the written consent of the other parties.

3.6. No Third-Party Beneficiaries. Except as provided for in ARTICLE II and ARTICLE III with respect to any Non-Recourse Party, this Agreement does not create any rights, claims or benefits inuring to any person that is not a party hereto nor create or establish any third party beneficiary hereto.

A-1-Ex. B-4

3.7. Governing Law. This Agreement, and all claims or causes of action that are based on, arise out of, or relate to this Agreement, will be governed by and construed in accordance with the Laws of the State of New York without regard to its conflicts of Law rules and any other Law that would cause the application of the Laws (including the statute of limitations) of any jurisdiction other than the State of New York.

3.8. Jurisdiction; Service, and Venue. Each party hereto agrees: (a) to submit to the exclusive jurisdiction of the state and federal courts seated in New York County, New York (and any appellate courts thereof) (such courts, including appellate courts therefrom, the “Specified Courts”) for any Proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement; (b) to commence any Proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement only in the Specified Courts; (c) that service of any process, summons, notice, or document by U.S. registered mail to the address of such Party set forth in Section 3.2 will be effective service of process for any Proceeding brought against such Party in any of the Specified Courts; (d) to waive any objection to the laying of venue of any Proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement in the Specified Courts; and (e) to waive and not to plead or claim that any such Proceeding brought in any of the Specified Courts has been brought in an inconvenient forum.

3.9. WAIVER OF TRIAL BY JURY. EACH PARTY HERETO WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 3.9.

3.10. Equitable Relief. Each party hereto acknowledges that (a) money damages may be an insufficient remedy for any actual or threatened breach of this Agreement by such party, (b) any such breach may cause the other parties hereto irreparable harm, and (c) in addition to any other remedies available at Law or in equity, the other parties hereto will be entitled to seek equitable relief by way of injunction, specific performance, or otherwise, without posting any bond or other undertaking, for any actual or threatened breach of this Agreement by such party.

3.11. Entire Agreement. This Agreement contains the entire agreement among the parties hereto and supersede all prior agreements, arrangements, and understandings, written or oral, among the parties hereto relating to the subject matter of this Agreement.

3.12. No Strict Construction. The parties hereto have each participated in the negotiation and drafting of the terms of this Agreement. The parties hereto agree that any rule of legal interpretation to the effect that any ambiguity is to be resolved against the drafting party will not apply in interpreting this Agreement.

3.13. Severability. If any provision of this Agreement is declared invalid, illegal, or unenforceable, (a) all other provisions of this Agreement will remain in full force and effect and (b) the parties hereto shall negotiate in good faith to amend or modify this Agreement to replace such invalid, illegal, or unenforceable provision with a valid, legal, and enforceable provision giving effect to the Parties’ intent to the maximum extent permitted by Law.

3.14. Table of Contents, Headings and Captions. The headings preceding the text of Articles and Sections included in this Agreement are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement.

3.15. Counterparts. This Agreement may be signed in any number of counterparts, each of which is an original and all of which taken together shall constitute one and the same instrument. The delivery of an electronic signature by means of .pdf, .tif, .gif, .jpeg or similar attachment to e-mail, as well as electronic signatures complying with the U.S. federal ESIGN Act of 2000, the Uniform Electronic Transactions Act or other applicable Law (e.g., www.docusign.com), to, or a copy/scan of a manual signature on a counterpart to, this Agreement by facsimile, email or other electronic transmission shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. No party hereto or to any such contract

A-1-Ex. B-5

shall raise the use of electronic transmission by means of .pdf, .tif, .gif, .jpeg or similar attachment to e-mail to deliver a signature or the fact that any signature or contract was transmitted or communicated by .pdf, .tif, .gif, .jpeg or similar attachment to e-mail as a defense to the formation of a contract, and each such party forever waives any such defense.

3.16. Effectiveness. This Agreement shall be valid and enforceable as of the date of this Agreement and may not be revoked by any party hereto.

3.17. No Recourse. This Agreement may only be enforced against, and any claim or cause of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, the transactions contemplated hereby or the subject matter hereof may only be made against the parties hereto and no past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, shareholder, agent, attorney or representative of any party hereto or any past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, stockholder, agent, attorney or representative of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby. Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.

[Remainder of page intentionally left blank; signature page follows.]

A-1-Ex. B-6

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the date first written above.

LIVE OAK ACQUISITION CORP.
By:
Name:
Title:

A-1-Ex. B-7

STOCKHOLDER PARTY:
Name:
By:
[Title:_________________________________]

Address for Notice:_______________________

Telephone No.:__________________________
Facsimile No.: ___________________________
Email Address:__________________________

A-1-Ex. B-8

Schedule A

Stockholder Parties

Name of Stockholder Party	Number of Shares
Stephen E. Croskrey
Phillip Gregory Calhoun
Stuart Pratt
Terril Scott
John A. Dowdy, III
Richard Ivey
Ralph Powell, Jr.
John A. Dowdy, Jr.
Michael Smith
Phillip Van Trump
Scott Tuten
Isao Noda
Stephen Economos
Gregory Hunt
Green Plastic Holdings, LLC
Equity Trust Company Custodian FBO Michael Ashton Hudson Roth IRA
Michael Ashton Hudson Living Trust
Prine Partners, Ltd.
Trustland Partners, LLC
Polymer Holdings, LLC
Three Sigma Holdings, LLC
James H. Dahl

A-1-Ex. B-9

Exhibit C

Form of Non-Competition Agreement

See attached.

A-1-Ex. C-1

NON-COMPETITION AND NON-SOLICITATION AGREEMENT

This Non-Competition and Non-Solicitation Agreement (this “Agreement”) is made as of October 3, 2020, by and between Live Oak Acquisition Corp., a Delaware corporation (“Live Oak”), and [•], [an individual / a [•]] (the “Restricted Party”). Live Oak and the Restricted Party are each sometimes referred to in this Agreement as a “Party,” and collectively as the “Parties.” Capitalized terms used and not defined herein have the respective meanings ascribed to them in the Merger Agreement (as defined below).

WHEREAS, concurrently with the execution of this Agreement, Live Oak, Green Merger Corp., a Georgia corporation and a wholly-owned Subsidiary of Live Oak (“Merger Sub”), Meredian Holdings Group, Inc. (d/b/a Danimer Scientific), a Georgia corporation (the “Company”), Live Oak Sponsor Partners, LLC, a Delaware limited liability company, as representative of Live Oak, and John A. Dowdy, Jr., as representative of the shareholders of the Company (the “Shareholder Representative”), are entering into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which, among other things, Merger Sub will be merged with and into the Company, with the Company continuing as the Surviving Corporation and as a wholly-owned Subsidiary of Live Oak;

WHEREAS, the Restricted Party is a shareholder of the Company;

WHEREAS, the Restricted Party will receive a material economic benefit from the consummation of the transactions contemplated by the Merger Agreement;

WHEREAS, the Restricted Party has obtained extensive and valuable knowledge, trade and other confidential information of the Business; and

WHEREAS, as an inducement to and in consideration of Live Oak’s willingness to enter into the Merger Agreement, and having reviewed the Merger Agreement and the terms of the proposed Merger, the Restricted Party has agreed to enter into this Agreement effective upon the consummation thereof.

NOW, THEREFORE, in consideration of the amounts to be paid by Live Oak to the Restricted Party under and pursuant to the Merger Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

Section 1. Covenant Not to Compete or Solicit.

(a) The Restricted Party hereby acknowledges and recognizes the highly competitive nature of the business in which the parties engage. The Restricted Party covenants and agrees that, during the period beginning on the Closing Date and ending on the third (3rd) anniversary of the date hereof (the “Restricted Period”), the Restricted Party shall not directly or indirectly:

(i) own, manage, operate, control, have any interest in, financial or otherwise, participate in, consult or perform services for, render services in any form to any Person in, or otherwise carry on, whether as principal, agent, independent contractor, consultant, partner, manager, member, executive, employee, representative or licensor or otherwise, any business that is competitive with the Business in any geographic area throughout the world in which the Company and any of its Subsidiaries has conducted any aspects of the Business during the 12-month period prior to the date hereof (a “Competing Business”) (it being acknowledged by the Restricted Party that the Business has been conducted or is proposed to be conducted throughout such geographic areas and such geographic restriction is reasonable and necessary to protect the value and goodwill of the Business). “Business” means the business of researching, developing, manufacturing, marketing, distributing and selling biodegradable bio-plastic replacements for traditional petroleum-based plastics;

(ii) (A) solicit, attempt to solicit, assist in soliciting, directly or indirectly, individually (other than on behalf of Live Oak and its Subsidiaries) or on behalf of a Competing Business, any customer, vendor, supplier, licensor, licensee, or other business relation of Live Oak and its Subsidiaries, or induce or encourage, or attempt to induce or encourage, any customer, vendor, supplier, licensor, licensee, or other business relation of the Live Oak and its Subsidiaries, in each such case to cease doing business with Live Oak and its Subsidiaries or (B) in any way interfere with the relationship between Live Oak and its Subsidiaries and any current customer, vendor, supplier, licensor, licensee, or other business relation of Live Oak and any of its Subsidiaries; or

A-1-Ex. C-2

(iii) (A) solicit or recruit, or attempt to solicit or recruit, any officer, employee, representative, or agent of Live Oak or any of its Subsidiaries who has been hired or engaged by Live Oak or any of its Subsidiaries (including the Company and its Subsidiaries) to leave the employ of Live Oak or any of its Subsidiaries or (B) hire any such individual.

(b) Notwithstanding the foregoing, (i) nothing in Section 1(a)(i) shall prohibit the Restricted Party from being a passive owner of less than five percent (5%) of the outstanding Equity Interests of any Person that is publicly traded, so long as the Restricted Party has no active participation in the business of such Person and (ii) nothing in Section 1(a)(iii) shall prohibit the Restricted Party from (A) making general employment solicitations, not specifically directed at employees of Live Oak or any of its Subsidiaries, and hiring any individuals who respond to such solicitations, or (B) soliciting, recruiting, or hiring any individual who has not been employed by the Business for at least six (6) months, so long as the Restricted Party did not have any contact with such individual in violation of Section 1(a)(iii) prior to the end of such individual’s employment with Live Oak or any of its Subsidiaries.

Section 2. Confidentiality Obligation. Following the Closing, the Restricted Party shall, and shall cause its Affiliates to, keep confidential, not use and not disclose to any Person any confidential or proprietary information relating to the Company and the Business conducted by Live Oak and its Subsidiaries (“Confidential Information”), except to the extent such Confidential Information is required to be disclosed by applicable Law, in which case the Restricted Party shall (i) to the extent permitted by applicable Law, provide Live Oak with prompt written notice of such requirement so that Live Oak may seek, at its sole cost and expense, an appropriate protective order or other remedy or waive compliance, in whole or in part, with this Section 2, (ii) cooperate with Live Oak, at Live Oak’s sole cost and expense, to obtain such protective order or other remedy, (iii) disclose only the portion of that information the Restricted Party is advised by its counsel is legally required to be disclosed, and (iv) use its commercially reasonable efforts to preserve the confidentiality of all information so disclosed.

Section 3. Termination. This Agreement will automatically terminate if the Merger Agreement is terminated for any reason in accordance with its terms; provided, however, that (a) this Section 3, Section 7, and Section 10 will survive such termination and (b) no such termination shall relieve Shareholder from Liability for any fraud, intentional misrepresentation, or intentional or willful breach of this Agreement by the Restricted Party prior to such termination.

Section 4. Reasonableness of Covenants. The Restricted Party acknowledges that he or she is sophisticated in business and that the restrictions and remedies set forth in this Agreement do not create an undue hardship and will not prevent him or her from earning a livelihood. The Restricted Party acknowledges that the covenants set forth herein are necessary for the reasonable, proper, and necessary protection of Live Oak and its Affiliates (including the Company and its Subsidiaries) and their legitimate business interests. Such legitimate business interests include (but are not limited to) trade secrets, valuable confidential business information that may not qualify as trade secrets, substantial relationships with numerous existing and prospective vendors, suppliers or customers, and goodwill associated with the trade names of the Business and their specific marketing areas. The Restricted Party acknowledges and agrees that each and every one of the covenants set forth herein is reasonable in respect to scope, subject matter, length of time and geographic area and are intended to be enforceable to the maximum extent permitted by applicable Law. Before providing services, whether as a director, manager, employee, consultant, independent contractor or otherwise, to any Person during the Restricted Period, the Restricted Party shall be required to disclose the existence of this Agreement to such Person, and if requested by such Person, Live Oak and its Affiliates (including the Company and its Subsidiaries) shall be permitted to share a complete copy of this Agreement with such Person or any other Person to which the Restricted Party performs services. Each of the covenants set forth herein has a unique, substantial and immeasurable value to Live Oak and its Affiliates (including the Company and its Subsidiaries). The Restricted Party acknowledges that Live Oak, in executing the Merger Agreement and the Related Agreements, placed significant reliance on the Restricted Party’s compliance with the covenants in this Agreement. In the event of any litigation relating to this Agreement, the prevailing Party as determined by a court of competent jurisdiction in a final non-appealable order shall be entitled to seek reimbursement from the non-prevailing Party for its reasonable, documented and out-of-pocket costs and expenses, including reasonable legal fees, incurred in connection with such litigation, including any appeal therefrom.

A-1-Ex. C-3

Section 5. Reformation. If a court of competent jurisdiction determines that any covenant in this Agreement is excessive in duration or scope or is unreasonable or unenforceable under applicable Law, it is the intention of the parties hereto that such covenant may be modified or amended by such court to render it enforceable to the maximum extent permitted by applicable Law. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under applicable Law, such invalidity, illegality or unenforceability will not affect any other provision of this Agreement or the enforceability of this Agreement.

Section 6. Tolling. In the event of any final determination by a court of competent jurisdiction of any breach of the provisions of this Agreement by the Restricted Party, the Restricted Period shall be extended by a period of time equal to the period of such breach, it being the intention of the parties hereto that the running of the Restricted Period shall be tolled and suspended for the duration of such breach and shall automatically recommence when such breach if remedied so that Live Oak shall receive the full benefit of the compliance by the Restricted Party with the provisions of this Agreement; provided, however, that this Section 6 shall not apply to any period for which Live Oak is awarded and receives actual monetary damages for breach by the Restricted Party of any breach of the provisions of this Agreement with respect to which this Section 6 applies.

Section 7. Remedies; Equitable Relief. The Restricted Party agrees that this Agreement shall be enforced independently of any obligations between Live Oak and the Company under the Merger Agreement and the Related Agreements, and that the existence of any claim or defense under such other agreements shall not affect the enforceability of the provisions of this Agreement or the remedies provided herein. The Restricted Party acknowledges that (a) money damages may be an insufficient or inadequate remedy for any actual or threatened breach of this Agreement by it, (b) any such breach may cause Live Oak irreparable harm, and (c) in addition to any other remedies available at law or in equity, Live Oak will be entitled to seek equitable relief by way of injunction, specific performance, or otherwise, without showing of actual damages or posting any bond or other undertaking, for any actual or threatened breach of this Agreement by the Restricted Party, and the exercise of one right or remedy shall not be deemed a waiver of any other right or remedy. The exercise of any right or remedy will be without prejudice to the right to exercise any other right or remedy provided in this Agreement, by law or in equity.

Section 8. Representations and Warranties. Each Party represents and warrants to the other Party that: (a) it, he or she has all necessary right, title and authority to enter into this Agreement and the transactions contemplated hereby; (b) this Agreement constitutes valid and binding obligations of such Party, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or other laws affecting creditors’ rights generally and limitations on the availability of equitable remedies; and (c) the execution and delivery by such Party of this Agreement and the performance of and compliance with the terms hereof by such Party does not and will not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in the creation of any lien, security interest, charge, or encumbrance upon such Party’s assets pursuant to, (iv) give any third party the right to modify, terminate, or accelerate any obligation under, (v) result in a violation of, or (vi) require any authorization, consent, approval, exemption, or other action by or notice to any court or administrative or governmental body or any Law that such Party is subject to, or pursuant to any material agreement, instrument, order, judgment or decree to which such Party or any of its Affiliates is subject.

Section 9. Acknowledgment of Voluntary Agreement. The Restricted Party has entered into this Agreement freely and without coercion. The Restricted Party has been advised by Live Oak to consult with counsel of the Restricted Party’s choice with regard to the execution of this Agreement and the Restricted Party’s covenants hereunder. The Restricted Party has had an adequate opportunity to consult with counsel and such other legal, financial, technical or other experts as the Restricted Party deems necessary or desirable and either so consulted or freely determined in the Restricted Party’s own discretion not to so consult with such counsel or other experts. The Restricted Party understands that Live Oak and its Affiliates have been advised by counsel, and the Restricted Party has read this Agreement and fully and completely understands this Agreement and each of the Restricted Party’s representations, warranties, covenants and other agreements hereunder. This Agreement shall be interpreted and construed as having been drafted jointly by the Restricted Party and Live Oak and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any or all of the provisions of this Agreement.

A-1-Ex. C-4

Section 10. Miscellaneous.

(a) Amendments. The Parties may amend, modify, or supplement this Agreement only by a written agreement signed between the parties.

(b) Notices. Any notice, request, instruction, or other communication to be given under this Agreement by a Party shall be in writing and shall be deemed to have been given to the other Party (i) when delivered, if delivered in person or by overnight delivery service (charges prepaid), (ii) when sent, if sent via email, provided, however, that no undeliverable message is received by the sender, or (iii) when received, if sent by registered or certified mail, return receipt requested, in each case to the address, facsimile number, or email address of such Party set forth below and marked to the attention of the designated individual:

If to Live Oak, to:

Live Oak Acquisition Corp.
774A Walker Road
Great Falls, Virginia 22066
Attention: Rick Hendrix; Gary Wunderlich

Email: rhendrix@liveoakmp.com; gwunderlich@liveoakmp.com

with a copy, (which will not constitute notice) to:

Mayer Brown LLP
71 South Wacker Drive
Chicago, Illinois 60606
Attention: Edward S. Best
Email: ebest@mayerbrown.com

and

Kane Kessler, P.C.

666 Third Avenue
New York, New York 10017
Attention: Robert L. Lawrence
Email: rlawrence@kanekessler.com

If to the Restricted Party, to the address set forth on the signature page hereto, with a copy (which will not constitute notice) to:

[•]
[•]
[•]
Attention: [•]
Email: [•]

or to such other individual or address, facsimile number, or email address as a Party may designate for itself by notice given in accordance with this Section 10(b).

(c) Waivers. No failure or delay by Live Oak in enforcing any of its rights under this Agreement will be deemed to be a waiver of such rights. No single or partial exercise of Live Oak’s rights will be deemed to preclude any other or further exercise of Live Oak’s rights under this Agreement. No waiver of any of Live Oak’s rights under this Agreement will be effective unless it is in writing and signed by Live Oak.

(d) Binding Effect; No Third-Party Beneficiaries. This Agreement shall be binding upon and shall inure to the exclusive benefit of the Parties and their respective heirs, executors, administrators, legal representatives, successors and permitted assigns and nothing herein, express or implied, is intended to, nor shall it, confer on any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. The Restricted Party acknowledges and agrees that (i) this Agreement is and shall be binding against it, him or her

A-1-Ex. C-5

from and after such execution, and (ii) the Restricted Party’s agreements and liabilities and obligations hereunder are those of the Restricted Party and for the benefit of Live Oak and its Affiliates (including the Company and its Subsidiaries). Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties without the prior written consent of the other Party; provided that Live Oak may assign this Agreement in whole or in part to any of its Affiliates or to any Person that becomes a successor in interest (by purchase of assets or equity, or by merger or otherwise) to all or any portion of Live Oak or its assets. Each of Live Oak’s Affiliates (including the Company and its Subsidiaries) will have the right to enforce all of the Restricted Party’s covenants under this Agreement as if a party hereto and shall be express third party beneficiaries hereof.

(e) Further Assurances. From time to time, as and when reasonably requested by Live Oak, the Restricted Party shall execute and deliver all such documents and instruments, and shall take all such further or other actions, as shall be reasonably necessary or appropriate to carry out the intent of this Agreement.

(f) Severability. If any provision of this Agreement is declared invalid, illegal, or unenforceable, (i) all other provisions of this Agreement will remain in full force and effect and (ii) the Parties shall negotiate in good faith to amend or modify this Agreement to replace such invalid, illegal, or unenforceable provision with a valid, legal, and enforceable provision giving effect to the Parties’ intent to the maximum extent permitted by Law.

(g) Governing Law. This Agreement, and all claims or causes of action that are based on, arise out of, or relate to this Agreement, will be governed by and construed in accordance with the Laws of the State of New York without regard to its conflicts of Law rules and any other Law that would cause the application of the Laws (including the statute of limitations) of any jurisdiction other than the State of New York.

(h) Jurisdiction, Service, and Venue. Each Party agrees: (i) to submit to the exclusive jurisdiction of the state and federal courts seated in New York County, New York (and any appellate courts thereof) (such courts, including appellate courts therefrom, the “Specified Courts”) for any Proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement; (ii) to commence any Proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement only in the Specified Courts; (iii) that service of any process, summons, notice or document by United States registered mail to such Party’s address set forth in Section 10(b) will be effective service of process for any Proceeding brought against such Party in any of the Specified Courts; (iv) to waive any objection to the laying of venue of any Proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement in the Specified Courts; and (v) to waive and not to plead or claim that any such Proceeding brought in any of the Specified Courts has been brought in an inconvenient forum.

(i) WAIVER OF TRIAL BY JURY. EACH OF THE PARTIES WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 10(i).

(j) Counterparts; Delivery by Electronic Transmission. This Agreement may be signed in any number of counterparts, each of which is an original and all of which taken together shall constitute one and the same instrument. The delivery of an electronic signature by means of .pdf, .tif, .gif, .jpeg or similar attachment to e-mail, as well as electronic signatures complying with the U.S. federal ESIGN Act of 2000, the Uniform Electronic Transactions Act or other applicable Law (e.g., www.docusign.com), to, or a copy/scan of a manual signature on a counterpart to, this Agreement by facsimile, email or other electronic transmission shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. No party hereto or to any such contract shall raise the use of electronic transmission by means of .pdf, .tif, .gif, .jpeg or similar attachment to e-mail to deliver a signature or the fact that any signature or contract was transmitted or communicated by .pdf, .tif, .gif, .jpeg or similar attachment to e-mail as a defense to the formation of a contract, and each such party forever waives any such defense.

A-1-Ex. C-6

(k) Definitional Provisions and Interpretation. The captions used in this Agreement are for convenience of reference only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement. The use of the masculine, feminine, or neuter gender or the singular or plural form of words in this Agreement shall not limit any provision of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and the parties intend that no rule of strict construction will be applied against any Person. The use of the word “including” or “include” in this Agreement shall be by way of example rather than by limitation and will in all cases mean “including, without limitation” or “include, without limitation,” respectively. The use of “or” is not intended to be exclusive unless expressly indicated otherwise. Underlined references to Sections, clauses, Exhibits or Schedules shall refer to those portions of this Agreement. The use of the terms “hereunder,” “hereof,” “hereto,” and words of similar import shall refer to this Agreement as a whole and not to any particular Section, paragraph, or clause of this Agreement.

[Signature Pages Follow]

A-1-Ex. C-7

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

LIVE OAK ACQUISITION CORP.
By:
Name:
Title:

A-1-Ex. C-8

RESTRICTED PARTY:
Name:
By:
[Title:_________________________________]
Address for Notice:_______________________

Telephone No.:__________________________
Facsimile No.: ___________________________
Email Address:__________________________

A-1-Ex. C-9

Exhibit D

Form of Certificate of Merger

See attached.

A-1-Ex. D-1

CERTIFICATE OF MERGER

OF

GREEN MERGER CORP.
(a Georgia corporation)

WITH AND INTO

MEREDIAN HOLDINGS GROUP, INC.
(a Georgia corporation)

Green Merger Corp., a Georgia corporation and the non-surviving corporation in the merger (“Merger Sub”), and Meredian Holdings Group, Inc., a Georgia corporation and the surviving corporation in the merger (the “Company”), hereby certify that:

I.

The name and state of incorporation of each constituent corporation which is merging are:

(a) Green Merger Corp., a business corporation under the laws of the State of Georgia; and

(b) Meredian Holdings Group, Inc., a business corporation under the laws of the State of Georgia.

II.

The surviving corporation in the merger is the Company, which will continue its existence as the surviving corporation.

III.

The Agreement and Plan of Merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations which is a party to the merger in accordance with the provisions of Section 14-2-1103 of the Georgia Business Corporation Code.

IV.

Approval of the merger by the shareholders of the constituent corporations was obtained pursuant to Section 14-2-1103 of the Georgia Business Corporation Code.

V.

The Company’s articles of incorporation shall be amended and restated pursuant to the provisions of the Georgia Business Corporation Code, as further set forth on Exhibit A attached hereto.

VI.

The executed Agreement and Plan of Merger is on file at the principal place of business of the Company, which is: 140 Industrial Boulevard, Bainbridge, Georgia 39817.

VII.

A copy of the Agreement and Plan of Merger will be furnished by the Company, on request and without cost, to any shareholder of either constituent corporation.

VIII.

The Company hereby undertakes to make the request for publication of a notice of filing of this Certificate of Merger and payment therefor in accordance with Sections 14-2-1006.1 and 14-2-1105.1(b) of the Georgia Business Corporation Code.

A-1-Ex. D-2

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Merger as of this ___ day of _______, 2020.

MEREDIAN HOLDINGS GROUP, INC.,
a Georgia corporation
By:
Name:
Title:

A-1-Ex. D-3

EXHIBIT A

AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
MEREDIAN HOLDINGS GROUP, INC.

Meredian Holdings Group, Inc., a corporation organized and existing under the laws of the State of Georgia (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1. The current name of the Corporation is “Meredian Holdings Group, Inc.”. The original articles of incorporation of the Corporation were filed with the Secretary of State of the State of Georgia on January 13, 2014 (the “Original Articles”).

2. These Amended and Restated Articles of Incorporation (these “Amended and Restated Articles”), which both restate and amend the provisions of the Original Articles, were duly adopted in accordance with Section 14-2-1007 and Section 14-2-1003 of the Georgia Business Corporate Code.

3. These Amended and Restated Articles shall become effective on the date of filing with Secretary of State of Georgia.

4. The text of the Original Articles is hereby restated and amended in its entirety to read as follows:

Article 1.

The name of the Corporation is Meredian Holdings Group, Inc.

Article 2.

The Corporation is organized pursuant to the provisions of the Georgia Business Corporation Code (the “Code”).

Article 3.

The duration of the Corporation shall be perpetual.

Article 4.

The Corporation is organized for profit and is organized for the purpose of engaging in any lawful business. The Corporation shall have all of the general powers granted to corporations organized under the Code, whether granted by specific statutory authority or by construction of law.

Article 5.

The Corporation is authorized to issue 1,000 shares of common stock with a par value of $.0001 per share.

Article 6.

The street address of the registered office is 40 Technology Pkwy South, #300, Norcross, Georgia 30092, in Gwinnett County. The registered agent at such address is Corporation Service Company.

Article 7.

The name and address of each incorporator is:

NAME	ADDRESS
Molly B. Gray	71 South Wacker Drive, Chicago, IL 60606

Article 8.

The principal mailing address of the Corporation is 774A Walker Road Great Falls, Virginia 22066.

A-1-Ex. D-4

Article 9.

The director of the Corporation shall have no personal liability to the Corporation or its shareholders for monetary damages for breach of duty of care or other duty as a director resulting from any act or omission, other than personal liability of the director for:

(a) any appropriation, in violation of his or her duties, of any business opportunity of the Corporation;

(b) any acts or omissions which involve intentional misconduct or a knowing violation of law;

(c) the types of liability set forth in Section 14-2-832 of the Code; or

(d) any transaction from which the director received an improper personal benefit.

A-1-Ex. D-5

IN WITNESS WHEREOF, Meredian Holdings Group, Inc. has caused these Amended and Restated Articles to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.

MEREDIAN HOLDINGS GROUP, INC.
By:
Name:
Title:

A-1-Ex. D-6

Exhibit E

Form of Written Consent

See attached.

A-1-Ex. E-1

MEREDIAN HOLDINGS GROUPS, INC.
ACTION OF THE SHAREHOLDERS
TAKEN BY MAJORITY WRITTEN CONSENT
IN LIEU OF A SPECIAL MEETING

The undersigned shareholders (the “Shareholders”) of Meredian Holdings Group, Inc., a Georgia corporation (the “Company”), holding at least a majority of all of the issued and outstanding shares of Common Stock of the Company, hereby adopt and approve this Shareholders Majority Written Consent (the “Written Consent”), in lieu of a special meeting of the shareholders (pursuant to Section 14-2-704 of the Georgia Business Corporation Code (the “GBCC”) and the Company’s Articles of Incorporation) and the Shareholders hereby: (a) waive all requirements of notice of a special meeting of the shareholders, (b) consent to the adoption of and do hereby adopt and approve the following resolutions which shall have the same force and effect as if approved by a vote taken at a duly called and held special meeting of the shareholders of the Company, (c) direct that this Written Consent be filed with the minutes of the proceedings of the Company, and (d) direct that the Company deliver a copy of this Written Consent to those shareholders of the Company who did not participate in the taking of the actions represented herein by signing this Written Consent, such copy to be delivered not more than ten days after the date on which this Written Consent becomes effective under Georgia law.

Approval of Merger

WHEREAS, the Company’s Board of Directors (the “Board”) has approved the merger of a merger subsidiary of Live Oak Acquisition Corp., a Delaware corporation with and into the Company (collectively, the “Merger”), with the Company being the surviving company, pursuant to that certain Agreement and Plan of Merger, by and among Live Oak Acquisition Corp., a Delaware corporation (“Live Oak”), Green Merger Corp., a Georgia corporation and a wholly-owned subsidiary of Live Oak (“Merger Sub”), the Company, Live Oak Sponsor Partners, LLC, as representative for Live Oak, and John A. Dowdy, Jr., as representative of the shareholders of the Company, including the exhibits and schedules attached thereto (the “Merger Agreement”), a copy of which is attached hereto at Exhibit A;

WHEREAS, the Board has recommended (the “Recommendation”) to the Shareholders that the Shareholders approve the Merger, the Merger Agreement, and all transactions contemplated therein, such recommendation being reflected in the resolutions of the Board duly adopted at a meeting held for such purpose, a copy of which resolutions are attached hereto as Exhibit B (the “Board Resolution”);

WHEREAS, pursuant to Section 14-2-1103 of the GBCC, the approval of the Merger requires the approval of the holders of a majority of all of the issued and outstanding shares of Common Stock of the Company (the “Required Shareholder Approval”); and

WHEREAS, the Shareholders signatory hereto constitute the Required Shareholder Approval and desire to approve the Merger, the Merger Agreement and all transactions contemplated therein;

NOW THEREFORE, BE IT RESOLVED, that after careful consideration and having received the Recommendation, the Shareholders hereby approve the terms and conditions of the Merger, the Merger Agreement, and all transactions contemplated therein;

BE IT FURTHER RESOLVED, that each Shareholder signatory hereto expressly waives such Shareholder’s right to receive from the Company any and all material whether required by the GBBC or the Company’s Bylaws, including without limitation any notice and description of dissenters’ rights (including the right to receive a copy of Article 13 of the GBCC) which, in the absence of such waiver, would be required to be furnished with a notice of shareholders’ meeting called for such purpose; and

BE IT FURTHER RESOLVED, that all actions taken by any officer of the Company prior to the date of these resolutions in connection with the negotiation of the terms of the Merger, the Merger Agreement and any transactions and documents ancillary thereto, be and are hereby, authorized, adopted, ratified and confirmed in all respects.

A-1-Ex. E-2

General

BE IT RESOLVED, that this Written Consent shall be effective upon the execution hereof by the majority of the shareholders in accordance with Section 14-2-704(e) of the GBCC; and

BE IT FURTHER RESOLVED, that this Written Consent may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one in the same instrument, and facsimile transmissions of the signatures provided for below may be relied upon, and shall have the same force and effect, as the originals of such signatures; and

BE IT FURTHER RESOLVED, that the directors and officers of the Company be, and each hereby is, authorized, empowered and directed to do and perform, or cause to be done and performed, all such other acts, deeds and things, including the expenditure of reasonable monies, and to negotiate, make, execute, deliver, or cause to be made, executed, delivered and recorded, all agreements, undertakings, documents, instruments and certificates contemplated or required by the Merger Agreement in the name and on behalf of the Company or otherwise as such directors and officers may deem necessary, appropriate or desirable to effect the transactions contemplated herein, and to otherwise carry out fully the purpose and intent of the foregoing resolutions.

[Signatures Appear on Following Pages]

A-1-Ex. E-3

IN WITNESS WHEREOF, the undersigned have executed this action by Written Consent of the Shareholders of the Company as of the date set forth below each of the undersigned’s signature.

[ENTITY NAME]
By:
Name:
Its:
Actual Date of Execution: ______________, 2020
[INDIVIDUAL SHAREHOLDER]

[Name of Shareholder], Individually
Actual Date of Execution: ______________, 2020

A-1-Ex. E-4

EXHIBIT A

Merger Agreement

[Attached]

A-1-Ex. E-5

EXHIBIT B

Board Resolution

[Attached]

A-1-Ex. E-6

Annex A-2

Amendment No. 1 to Agreement and Plan of Merger

This Amendment No. 1 to Agreement and Plan of Merger (this “Amendment”) is entered into as of October 8, 2020, by and among Live Oak Acquisition Corp., a Delaware corporation (“Live Oak”), Green Merger Corp., a Georgia corporation and a wholly-owned subsidiary of Live Oak (“Merger Sub”), Meredian Holdings Group, Inc., dba Danimer Scientific, a Georgia corporation (the “Company”), Live Oak Sponsor Partners, LLC, as representative for Live Oak, for certain purposes described in the Merger Agreement (as defined below) (the “Live Oak Representative”), and John A. Dowdy, Jr., as representative of the shareholders of the Company for certain purposes described in the Merger Agreement (the “Shareholder Representative”). Capitalized terms used but not otherwise defined in this Amendment shall have the meanings ascribed to such terms in the Merger Agreement.

RECITALS

WHEREAS, Live Oak, Merger Sub, the Company, the Live Oak Representative and the Shareholder Representative, entered into that certain Agreement and Plan of Merger, dated as of October 3, 2020 (the “Merger Agreement”);

WHEREAS, pursuant and Section 11.2 of the Merger Agreement, any term of the Merger Agreement may be amended, modified or supplemented by a written agreement signed by Live Oak, Merger Sub, the Company, the Live Oak Representative and the Shareholder Representative; and

WHEREAS, the Parties desire to amend the Merger Agreement as provided herein.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, and agreements contained in this Amendment, the Parties agree as follows:

1.     Definition of Cash Free Exercise Option and Warrant Shares.    The definition of “Cash Free Exercise Option and Warrant Shares” in Section 1.1 of the Merger Agreement shall be deleted in its entirety.

2.     Definition of Closing Payment.    The definition of “Closing Payment” in Section 1.1 of the Merger Agreement shall be amended and restated in its entirety to read as follows:

“ “Closing Payment” means an amount equal to (i) the Estimated Merger Consideration, plus (ii) the aggregate amount of the exercise prices of all Company Options and Company Warrants that remain outstanding as of immediately prior to the Closing, minus (iii) the Adjustment Holdback Amount, and minus (iv) the Shareholder Representative Amount.”

3.     Definition of Net Debt.    The definition of “Net Debt” in Section 1.1 of the Merger Agreement shall be amended and restated in its entirety to read as follows:

“ “Net Debt” means (i) the aggregate consolidated Indebtedness of the Company and its Subsidiaries (including prepayment penalties that would be due if paid off at the Closing), minus (ii) the aggregate consolidated Indebtedness incurred by the Company and its Subsidiaries pursuant to their participation in the NMTC Program and the Paycheck Protection Program, minus (iii) Cash of the Company, minus (iv) the amount of all capital expenditures (whether paid in Cash or through the issuance of Shares) up to a maximum of Ten Million Dollars ($10,000,000) made by the Company and its Subsidiaries from September 18, 2020 through the Closing Date solely in connection with the Company’s “Phase 2” (“Phase II”) expansion of the Winchester, Kentucky facility (collectively, the “Phase II Capital Expenditures”), minus (v) the principal amount of and accrued but unpaid interest on all promissory notes issued in favor of the Company.”

4.     Conversion of Shares. Section 2.5(a) of the Merger Agreement shall be amended and restated in its entirety to read as follows:

“(a)      each share of common stock, $0.001 par value, of the Company (collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares and any Dissenting Shares) shall be cancelled and extinguished, shall cease to exist and shall be converted into the right to receive, without interest, the number of shares of Live Oak Class A Common Stock equal to the quotient obtained by dividing (a) (i) the Closing Payment divided by (ii) the sum of (x) the total number of Shares (other than Cancelled

Annex A-2-1

Shares) issued and outstanding immediately prior to the Effective Time plus (y) the total number of Shares issuable in respect of all Company Options and Company Warrants that remain outstanding as of immediately prior to the Closing, by (b) the Live Oak Share Price (the “Closing Per Share Merger Consideration”), together with any amounts that may become payable in respect of such Shares from the Adjustment Holdback Amount, the Shareholder Representative Amount, and the Earn-Out Shares, when and as provided in this Agreement;”

5.     Rollover of Company Options. Section 2.12 of the Merger Agreement shall be amended and restated in its entirety to read as follows:

“At the Effective Time, each Company Option that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall be assumed by Live Oak and shall be converted automatically at the Effective Time into an option (an “Assumed Company Option”) to acquire shares of Live Oak Class A Common Stock, on the same terms and conditions as were applicable under such Company Option (including applicable vesting and exercise conditions) except that (a) the number of shares of Live Oak Class A Common Stock that will be subject to each such Assumed Company Option shall be determined by multiplying the number of Shares subject to the corresponding Company Option by a fraction (the “Award Exchange Ratio”), the numerator of which is the Closing Per Share Merger Consideration multiplied by the Live Oak Share Price and the denominator of which is the fair market value of a share of Live Oak Class A Common Stock on the Closing Date (rounded down to the nearest whole share) and (b) the exercise price per share of each such Assumed Company Option shall equal (i) the per share exercise price of the corresponding Company Option divided by (ii) the Award Exchange Ratio (rounded up to the nearest whole cent). Notwithstanding the foregoing, the assumption of and corresponding adjustments to a Company Option shall be performed in a manner that is intended to comply with the requirements of Sections 409A or 424(a) of the Code and, in the case of any Company Option that is an incentive stock option (within the meaning of Section 422 of the Code, in accordance with Section 422 of the Code). Within thirty (30) Business Days following the Closing Date, Live Oak shall file a registration statement on Form S-8 (or other applicable form) with respect to the Live Oak Class A Common Stock issuable pursuant to Assumed Company Options and shall use reasonable best efforts to obtain and maintain the effectiveness of such registration statements for so long as any Assumed Company Options remain outstanding. Live Oak shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Live Oak Class A Common Stock for delivery with respect to the Assumed Company Options in accordance with this Section 2.12.”

6.     Continuity of Terms. Except as expressly amended hereby, all the other terms and provisions of the Merger Agreement shall remain in full force and effect. Except as expressly set forth in this Amendment, no Party waives, modifies, alters, or releases any right, remedy, or claim that such Party may have, whether under the Merger Agreement or otherwise, including without limitation any right or claim a party may have under any section of the Merger Agreement other than the specified section with respect to which such matter is addressed in this Amendment.

7.     Effective Date. This Amendment and all amendments, modifications, restatements and supplements set forth herein shall be made effective as of the date hereof.

8.     Amendments. The Parties may amend, modify, or supplement this Amendment only by a written agreement signed by Live Oak, Merger Sub, the Company, the Live Oak Representative and the Shareholder Representative.

9.     Waivers. No failure or delay by a Party in enforcing any of such Party’s rights under this Amendment will be deemed to be a waiver of such rights. No single or partial exercise of a Party’s rights will be deemed to preclude any other or further exercise of such Party’s rights under this Amendment. No waiver of any of a Party’s rights under this Amendment will be effective unless it is in writing and signed by such Party.

10.     Governing Law. Sections 11.13, 11.14, 11.15 and 11.16 of the Merger Agreement are hereby incorporated by reference into this Amendment, mutatis mutandis.

11.     Entire Agreement. No Party to this Amendment makes any agreements, arrangements, understanding, statements, or representations with respect to any of the subject matters addressed by this Amendment other than as specifically set forth in this Amendment, and each of the Parties disclaims any reliance upon any agreements, arrangements, understanding, statements, or representations that are not expressly set forth in this Amendment.

Annex A-2-2

12.     Counterparts. This Amendment may be signed in any number of counterparts, each of which is an original and all of which taken together shall constitute one and the same instrument. The delivery of an electronic signature by means of .pdf, .tif, .gif, .jpeg or similar attachment to e-mail, as well as electronic signatures complying with the U.S. federal ESIGN Act of 2000, the Uniform Electronic Transactions Act or other applicable Law (e.g., www.docusign.com), to, or a copy/scan of a manual signature on a counterpart to, this Amendment by facsimile, email or other electronic transmission shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. No Party hereto or to any such contract shall raise the use of electronic transmission by means of .pdf, .tif, .gif, .jpeg or similar attachment to e-mail to deliver a signature or the fact that any signature or contract was transmitted or communicated by .pdf, .tif, .gif, .jpeg or similar attachment to e-mail as a defense to the formation of a contract, and each such Party forever waives any such defense.

[Signature Page Follows]

Annex A-2-3

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed and delivered as of the date first written above.

LIVE OAK ACQUISITION CORP.
By:	/s/ Richard J. Hendrix
Name:	Richard J. Hendrix
Title:	Chief Executive Officer
GREEN MERGER CORP.
By:	/s/ Richard J. Hendrix
Name:	Richard J. Hendrix
Title:	President
LIVE OAK REPRESENTATIVE:
Live Oak Sponsor Partners, LLC
By:	/s/ Richard J. Hendrix
Name:	Richard J. Hendrix
Title:	Managing Member
By:	/s/ Gary K. Wunderlich, Jr.
Name:	Gary K. Wunderlich, Jr.
Title:	Managing Member

[Signature Page to Amendment No. 1 to Agreement and Plan of Merger]

Annex A-2-4

MEREDIAN HOLDINGS GROUP, INC.
By:	/s/ Stephen E. Croskrey
Name:	Stephen E. Croskrey
Title:	Chief Executive Officer
SHAREHOLDER REPRESENTATIVE:
/s/ John A. Dowdy, Jr.
Name:	John A. Dowdy, Jr

[Signature Page to Amendment No. 1 to Agreement and Plan of Merger]

Annex A-2-5

Annex B

FORM OF FOURTH AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
DANIMER SCIENTIFIC, INC.

[Date]

Live Oak Acquisition Corp., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1.     The current name of the Corporation is “Live Oak Acquisition Corp.”. The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on May 24, 2019 (the “Original Certificate”).

2.     The Amended and Restated Certificate of Incorporation (the “First Amended and Restated Certificate”), which restated and amended in its entirety the Original Certificate, was duly adopted by the Board of Directors of the Corporation (the “Board”) and the stockholders of the Corporation in accordance with Sections 228, 242 and 245 of the General Corporation Law (the “DGCL”) of the State of Delaware and was filed with the Secretary of State of the State of Delaware on June 5, 2019.

3.     The Second Amended and Restated Certificate of Incorporation (the “Second Amended and Restated Certificate”), which restated and amended in its entirety the First Amended and Restated Certificate, was duly adopted by the Board and the stockholders of the Corporation in accordance with Sections 228, 242 and 245 of the DGCL and was filed with the Secretary of State of the State of Delaware on January 15, 2020.

4.     The Third Amended and Restated Certificate of Incorporation (the “Third Amended and Restated Certificate”), which restated and amended in its entirety the Second Amended and Restated Certificate, was duly adopted by the Board and the stockholders of the Corporation in accordance with Sections 228, 242 and 245 of the DGCL and was filed with the Secretary of State of the State of Delaware on May 5, 2020.

5.     This Fourth Amended and Restated Certificate of Incorporation (this “Fourth Amended and Restated Certificate”), which both restates and amends the provisions of the Third Amended and Restated Certificate, was duly adopted in accordance with Sections 228, 242 and 245 of the DGCL.

6.     This Fourth Amended and Restated Certificate shall become effective on the date of filing with Secretary of State of Delaware.

7.     The text of the Third Amended and Restated Certificate is hereby restated and amended in its entirety to read as follows:

ARTICLE I
NAME

The name of the corporation is Danimer Scientific, Inc. (the “Corporation”).

ARTICLE II
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”).

ARTICLE III
REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, State of Delaware, 19808, and the name of the Corporation’s registered agent at such address is Corporation Service Company.

Annex B-1

ARTICLE IV
CAPITALIZATION

Section 4.1     Authorized Capital Stock. The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is 210,000,000 shares, consisting of (a) 200,000,000 shares of common stock (the “Common Stock”), and (b) 10,000,000 shares of preferred stock (the “Preferred Stock”).

Section 4.2     Preferred Stock. The board of directors of the Corporation (the “Board”) is hereby expressly authorized to provide, out of the unissued shares of the Preferred Stock, one or more series of Preferred Stock, and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.

Section 4.3     Common Stock.

(a)     Voting. Except as otherwise required by law or this Fourth Amended and Restated Certificate (including any Preferred Stock Designation), the holders of the Common Stock shall exclusively possess all voting power with respect to the Corporation. Except as otherwise required by law or this Fourth Amended and Restated Certificate (including any Preferred Stock Designation), the holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of the Common Stock are entitled to vote. Except as otherwise required by law or this Fourth Amended and Restated Certificate (including any Preferred Stock Designation), at any annual or special meeting of the stockholders of the Corporation, holders of the Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders.

(b)     Dividends. Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

(c)     Liquidation, Dissolution or Winding Up of the Corporation. Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

ARTICLE V
DIRECTORS

Section 5.1     Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. The total number of directors shall be determined from time to time exclusively by resolution adopted by the Board of Directors. Subject to any rights granted to holders of one or more series of Preferred Stock, any newly-created directorship on the Board of Directors that results from an increase in the number of directors and any vacancy occurring in the Board of Directors (whether by death, resignation, retirement, disqualification, removal or other cause) may be filled by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director or by the stockholders. In addition to the powers and authority expressly conferred upon the Board by statute, this Fourth Amended and Restated Certificate or the Bylaws (the “Bylaws”) of the Corporation, the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Fourth Amended and Restated Certificate and any Bylaws adopted by the stockholders; provided, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

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Section 5.2     Election. Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot.

ARTICLE VI
BYLAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power to adopt, amend, alter, change, add or repeal the Bylaws , without any action on the part of the stockholders, by the vote of at least a majority of the directors of the Corporation then in office. The Bylaws also may be adopted, amended, altered or repealed by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the shares of the capital stock of the Corporation entitled to vote in the election of directors, voting as one class.

ARTICLE VII
LIMITED LIABILITY; INDEMNIFICATION

Section 7.1     Limitation of Director Liability. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this Section 7.1 by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation with respect to events occurring prior to the time of such repeal or modification.

Section 7.2     Indemnification. The Corporation, to the full extent permitted by Section 145 of the DGCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.

ARTICLE VIII
INSOLVENCY; SALE, LEASE OR EXCHANGE OF ASSETS

Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

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ARTICLE IX
CONSENT OF STOCKHOLDERS IN LIEU OF MEETING, ANNUAL AND SPECIAL MEETINGS OF STOCKHOLDERS

Section 9.1     Consent of Stockholders. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders.

Section 9.2     Special Meetings. Special meetings of the stockholders of the Corporation may be called only by the Chairman or the Chief Executive Officer of the corporation or by a resolution adopted by the affirmative vote of a majority of the Board of Directors, and any power of stockholders to call a special meeting of stockholders is specifically denied.

Section 9.3     Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the corporation shall be given in the manner and to the extent provided in the by-laws of the corporation.

ARTICLE X
MISCELLANEOUS

Section 10.1     Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of the Corporation; (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders; (iii) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation arising pursuant to any provision of the DGCL or the Corporation’s Fourth Amended and Restated Certificate of Incorporation or Bylaws (as either may be amended, restated, modified, supplemented or waived from time to time); (iv) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation governed by the internal affairs doctrine; or (v) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL, shall be a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware). For the avoidance of doubt, this Section 10.1 shall not apply to any action or proceeding asserting a claim under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended.

Section 10.2     Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

Section 10.3     If any action the subject matter of which is within the scope of Section 10.1 above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 10.1 above (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Section 10.4     If any provision or provisions in this Fourth Amended and Restated Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provision or provisions in any other circumstance and of the remaining provisions in this Fourth Amended and Restated Certificate of Incorporation and the application of such provision or provisions to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

Section 10.5     Any person purchasing or otherwise acquiring any security of the Corporation shall be deemed to have notice of and consented to this Article X.

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ARTICLE XI
AMENDMENT OF FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

The Corporation reserves the right to amend, alter, change, add or repeal any provision contained in this Fourth Amended and Restated Certificate (including any Preferred Stock Designation), in the manner now or hereafter prescribed by this Fourth Amended and Restated Certificate and the DGCL; and except as set forth in ARTICLE VIII, all rights, preferences and privileges herein conferred upon stockholders, directors or any other persons by and pursuant to this Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article.

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IN WITNESS WHEREOF, Live Oak Acquisition Corp. has caused this Fourth Amended and Restated Certificate to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.

LIVE OAK ACQUISITION CORP.
By:
Name: Richard J. Hendrix
Title: Chief Executive Officer

[Signature page to Live Oak Fourth Amended and Restated Certificate]

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Annex C

LIVE OAK ACQUISITION CORP.
2020 LONG-TERM INCENTIVE PLAN

1.     Purpose and Effective Date. Live Oak Acquisition Corp., a Delaware corporation (“Live Oak”), established the Live Oak Acquisition Corp. 2020 Long-Term Incentive Plan (the “Plan”) effective as of the Closing (the “Effective Date”) as required by the Merger Agreement. Notwithstanding any other provision of the Plan to the contrary, no Awards shall be made under the Plan until the Approval Date. The purpose of the Plan is to assist Live Oak in attracting and rewarding employees, officers, directors, consultants and other persons who provide services to Live Oak or its Related Companies by enabling such persons to acquire or increase a proprietary interest in Live Oak in order to strengthen the mutuality of interests between such persons and Live Oak’s stockholders, and providing such persons with performance incentives to expend their maximum efforts in the creation of stockholder value.

2.     Defined Terms.

(a)     “Approval Date” means the date on which the Plan is approved by Live Oak’s stockholders.

(b)     “Assumed Company Option” has the meaning set forth in the Merger Agreement.

(c)     “Award” means any Option, SAR, or Full Value Award granted to a Participant under the Plan.

(d)     “Award Agreement” has the meaning set forth in Section 9(g) hereof.

(e)     “Beneficiary” means the person or persons the Participant designates to receive the balance of his or her benefits under the Plan in the event the Participant’s Termination Date occurs on account of death. Any designation of a Beneficiary shall be in writing, signed by the Participant and filed with the Committee prior to the Participant’s death. A Beneficiary designation shall be effective when filed with the Committee in accordance with the preceding sentence. If more than one Beneficiary has been designated, the balance of the Participant’s benefits under the Plan shall be distributed to each such Beneficiary per capita. In the absence of a Beneficiary designation or if no Beneficiary survives the Participant, the Beneficiary shall be the Participant’s estate.

(f)     “Board” means the Board of Directors of Live Oak.

(g)     “Cause” shall mean, with respect to a Participant, except as otherwise provided in a separate agreement, including, but not limited to, an Award Agreement, between the Participant and Live Oak or a Related Company, (i) the willful and continued failure by the Participant to substantially perform his duties with Live Oak or any Related Company, as applicable, after written notification by Live Oak or the Related Company, (ii) the willful engaging by the Participant in any conduct which is demonstrably injurious to Live Oak or any Related Company, monetarily or otherwise, or (iii) the engaging by the Participant in egregious misconduct involving serious moral turpitude, determined in the reasonable judgment of the Committee. For purposes hereof, no act, or failure to act, on the Participant’s part shall be deemed “willful” unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that such action was in the best interest of Live Oak or a Related Company.

(h)     “Change in Control” means the first to occur of any of the following:

(i)     the consummation of a transaction, approved by the stockholders of Live Oak, to merge Live Oak with or into or consolidate Live Oak with another entity or sell or otherwise dispose of all or substantially all of its assets or the stockholders of Live Oak adopt a plan of liquidation; provided, however, that a Change in Control shall not be deemed to have occurred by reason of a transaction, or a substantially concurrent or otherwise related series of transactions, upon the completion of which 50% or more of the beneficial ownership of the voting power of Live Oak, the surviving corporation or corporation directly or indirectly controlling Live Oak or the surviving corporation, as the case may be, is held by the same persons (although not necessarily in the same proportion) as held the beneficial ownership of the voting power of Live Oak immediately prior to the transaction or the substantially concurrent or otherwise related series of transactions, except that upon the completion thereof, employees or employee benefit plans of Live Oak may be a new holder of such beneficial ownership; or

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(ii)     the “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act) of securities representing 50% or more of the combined voting power of Live Oak is acquired, other than from Live Oak, by any “person” as defined in Sections 13(d) and 14(d) of the Exchange Act (other than any trustee or other fiduciary holding securities under an employee benefit or other similar equity plan of Live Oak or a Related Company); or

(iii)     at any time during any period of two consecutive years individuals who at the beginning of such period were members of the Board cease for any reason to constitute at least a majority thereof (unless the election, or the nomination for election by Live Oak’s stockholders, of each new director was approved by a vote of at least a majority of the directors still in office at the time of such election or nomination who were directors at the beginning of such period).

Notwithstanding anything to the contrary herein, the term “Change in Control” shall not include a sale of assets, a merger or other transaction effected for the purpose of changing the domicile of Live Oak.

(i)     “Closing” has the meaning set forth in the Merger Agreement.

(j)     “Code” means the Internal Revenue Code of 1986, as amended from time to time, including regulations thereunder and successor provisions and regulations thereto.

(k)     “Committee” has the meaning set forth in Section 8(a) hereof.

(l)     “Common Stock” means Class A Common Stock, par value $0.0001 per share, of Live Oak, including the shares of Class A Common Stock into which the shares of Class B Common Stock will convert into upon the closing of the transactions contemplated by the Merger Agreement, or any other class of securities into which substantially all such Class A Common Stock is converted or for which substantially all such Class A Common Stock is exchanged.

(m)     “Disability” means, except as otherwise provided by the Committee, for purposes of an Incentive Stock Option, a permanent and total disability, within the meaning of Section 22(e)(3) of the Code, and for all other purposes, the Participant’s inability, by reason of a medically determinable physical or mental impairment, to engage in the material and substantial duties of his position with Live Oak or a Related Company, which condition is expected to last for a continuous period of not less than twelve months.

(n)     “Eligible Person” means any employee, officer, director, consultant, independent contractor, advisor and any other person who provides services to Live Oak or any Related Company. An employee on leave of absence may, in the discretion of the Committee, be considered as still in the employ of Live Oak or a Related Company for purposes of eligibility for participation in the Plan.

(o)     “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(p)     “Exercise Price” has the meaning set forth in Section 4(c) hereof.

(q)     “Expiration Date” has the meaning set forth in Section 4(g) hereof.

(r)     “Fair Market Value” of a share of Common Stock means, as of any date, the value determined in accordance with the following rules:

(i)     If the Common Stock is at the time listed or admitted to trading on any stock exchange, then the Fair Market Value shall be the closing sale price per share of Common Stock on such date on the principal stock exchange on which the Common Stock is then listed or admitted to trading or, if no such sale is reported on that date, on the last preceding date on which a sale was so reported.

(ii)     If the Common Stock is not listed or admitted to trading on a stock exchange, the Fair Market Value shall be the average of the closing bid and asked price of a share of Common Stock on such date in the over-the-counter market, as such price is reported in a publication of general circulation selected by the Committee and regularly reporting the market price of Common Stock in such market.

(iii)     If the Common Stock is not listed or admitted to trading on any stock exchange or traded in the over-the-counter market, the Fair Market Value shall be as determined by the Committee in good faith.

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(iv)     For purposes of determining the Fair Market Value of Common Stock that is sold pursuant to a cashless exercise program, Fair Market Value shall be the price at which such Common Stock is sold.

(s)     “Full Value Award” has the meaning set forth in Section 5.

(t)     “Incentive Stock Option” means an Option that is intended to satisfy the requirements applicable to an “incentive stock option” described in Section 422 of the Code.

(u)     “Live Oak” has the meaning set forth in Section 1.

(v)     “Merger Agreement” means that certain Agreement and Plan of Merger by and among Live Oak, Green Merger Corp., Meredian Holdings Group, Inc., Live Oak Sponsor Partners, LLC, as the Company Representative, and John A. Dowdy, Jr., as the Shareholder Representative, dated as of October 3, 2020 (as may be amended, modified or supplemented from time to time).

(w)     “Non-Qualified Stock Option” means an Option that is not intended to be an Incentive Stock Option.

(x)     “Option” has the meaning set forth in Section 4(a)(i) hereof.

(y)     “Participant” shall have the meaning set forth in Section 3 hereof.

(z)     “Plan” means the Live Oak Acquisition Corp. 2020 Long-Term Incentive Plan as set forth herein.

(aa)     “Recycled Shares” has the meaning set forth in Section 6(a)(iii) hereof.

(bb)     “Related Company” means any Subsidiary, and any business, corporation, partnership, limited liability company, joint venture or other entity designated by the Committee, during any period in which a controlling interest in such entity is owned, directly or indirectly, by Live Oak (or by any entity that is a successor to Live Oak).

(cc)     “SAR” has the meaning set forth in Section 4(a)(ii) hereof.

(dd)     “Securities Act” means the Securities Act of 1933, as amended.

(ee)     “Subsidiary” means any corporation or other entity that is a subsidiary corporation of Live Oak within the meaning of Section 424(f) of the Code.

(ff)     “Substitute Award” means (i) the Assumed Company Options and (ii) an Award granted in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, by a company (A) acquired by Live Oak or any Related Company, (B) which becomes a Related Company after the date hereof, or (C) with which Live Oak or any Related Company combines.

(gg)     “Ten Percent Stockholder” has the meaning set forth in Section 4(c) hereof.

(hh)     “Termination Date” means the date on which a Participant both ceases to be an employee, officer, director, consultant, independent contractor or advisor of Live Oak or any Related Company and ceases to perform services for Live Oak or any Related Company (whether as an officer, a director or otherwise), regardless of the reason for the cessation; provided that a “Termination Date” shall not be considered to have occurred during the period in which the reason for the cessation of services is a leave of absence approved by Live Oak or the Related Company which was the recipient of the Participant’s services. In the case of any Award that is subject to Section 409A of the Code, a Participant’s Termination Date shall be the date on which the Participant has a “separation from service” within the meaning of Section 409A of the Code.

3.     Participation. For purposes of the Plan, a “Participant” is any person to whom an Award is granted under the Plan. Subject to the terms and conditions of the Plan, the Committee shall determine and designate, from time to time, from among the Eligible Persons those persons who will be granted one or more Awards under the Plan and, subject to the terms and conditions of the Plan, a Participant may be granted any Award permitted under the provisions of the Plan and more than one Award may be granted to a Participant. Except as otherwise agreed by Live Oak and the Participant, or except as otherwise provided in the Plan, an Award under the Plan shall not affect any previous

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Award under the Plan or an award under any other plan maintained by Live Oak or the Related Companies. A grant of any Award to an Eligible Person shall neither guarantee nor preclude a further grant of that or any other type to such Eligible Person in that year or subsequent years.

4.     Stock Options and Stock Appreciation Rights.

(a)     Definitions.

(i)     The grant of an “Option” under the Plan entitles the Participant to purchase shares of Common Stock during specified time periods at an Exercise Price established by the Committee at the time the Option is granted. Options granted under this Section 4 may be either Incentive Stock Options or Non-Qualified Stock Options, as determined in the discretion of the Committee; provided, however, that Incentive Stock Options may only be granted to employees of Live Oak or a Subsidiary (including officers and directors who are also employees, provided that such Incentive Stock Options are received in exchange for service as an employee) and shall satisfy all other applicable requirements of Section 422 of the Code. An Option will be deemed to be a Non-Qualified Stock Option unless it is specifically designated by the Committee as an Incentive Stock Option or to the extent that it does not satisfy the requirements of Section 422 of the Code.

(ii)     A grant of a “Stock Appreciation Right” or “SAR” entitles the Participant to receive cash or shares of Common Stock (as determined in accordance with the terms of the Plan) having a value equal to the excess of: (A) the Fair Market Value of a share of Common Stock at the time of exercise; over (B) an Exercise Price established by the Committee at the time of grant, for a specified number of shares.

(b)     Eligibility. The Committee shall designate the Participants to whom Options and SARs are to be granted under this Section 4 and shall determine the number of shares of Common Stock subject to each such Option and SAR, the time period during which such Option or SAR is exercisable and the other terms and conditions thereof, not inconsistent with the Plan. Without limiting the generality of the foregoing, the Committee may not grant dividend equivalents (current or deferred) with respect to any Option or SAR granted under the Plan.

(c)     Exercise Price. The “Exercise Price” of an Option or SAR shall be established by the Committee at the time the Option or SAR is granted; provided, however, that in no event shall such price be less than 100% of the Fair Market Value of a share of Common Stock on such date (or, if greater, the par value of a share of Common Stock on such date); provided, however, (i) the Exercise Price of an Incentive Stock Option will be not less than 100% of the Fair Market Value of a share of Common Stock on the date of grant; and (ii) the Exercise Price of any Incentive Stock Option granted to a Participant who owns or is deemed to own (by reason of the attribution rules applicable under Section 424(d) of the Code) more than 10% of the combined voting power of all classes of stock of Live Oak (or any parent corporation or subsidiary corporation of Live Oak, as those terms are defined in Sections 424(e) and (f) of the Code, respectively) (“Ten Percent Stockholder”) will not be less than 110% of the Fair Market Value of a share of Common Stock on the date of grant.

(d)     Exercise/Vesting. Except as otherwise expressly provided in the Plan, an Option or SAR granted under the Plan shall be exercisable in accordance with the following:

(i)     The terms and conditions relating to exercise and vesting of an Option or SAR shall be established by the Committee to the extent not inconsistent with the Plan, and may include, without limitation, conditions relating to completion of a specified period of service, achievement of performance standards prior to exercise or the achievement of Common Stock ownership guidelines by the Participant; provided, however, that no Option or SAR will be exercisable after the expiration of ten (10) years from the date the Option or SAR is granted; and provided further that no Incentive Stock Option granted to a Ten Percent Stockholder will be exercisable after the expiration of five (5) years from the date the Incentive Stock Option is granted.

(ii)     No Option or SAR may be exercised by a Participant prior to the date on which it is exercisable (or vested) or after the Expiration Date applicable thereto.

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(iii)     Options or SARs may be exercised by delivery to Live Oak of a written stock option exercise notice in a form approved from time to time by the Committee (which need not be the same for each Participant), stating the number of shares of Common Stock with respect to which the Option or SAR is being exercised, the restrictions imposed on any shares of Common Stock delivered in connection with the exercise, and such representations and agreements regarding Participant’s investment intent and access to information and other matters, if any, as may be required or desirable by Live Oak to comply with applicable securities laws. Payment of the Exercise Price for the shares of Common Stock purchased upon exercise of an Option may be made in accordance with Section 4(e) hereof.

(e)     Payment of Exercise Price. The payment of the Exercise Price of an Option granted under the Plan shall be subject to the following:

(i)     Subject to the following provisions of this Section 4(e), the full Exercise Price of each share of Common Stock purchased upon the exercise of any Option and any related tax withholdings shall be paid at the time of such exercise (except that, in the case of an exercise arrangement described in Section 4(e)(ii)(D) hereof, payment may be made as soon as practicable after the exercise) and, as soon as practicable thereafter, a certificate representing the shares of Common Stock so purchased shall be delivered to the person entitled thereto or shares of Common Stock so purchased or such shares of Common Stock shall otherwise be registered in the name of the Participant on the records of Live Oak’s transfer agent and credited to the Participant’s account.

(ii)     Subject to applicable law, the Exercise Price shall be payable (A) in cash or its equivalent, (B) by tendering, by actual delivery or by attestation, shares of Common Stock valued at Fair Market Value as of the day of exercise (including by net exercise so that Live Oak withholds a number of shares of Common Stock that is being exercised) and remit to Live Oak a sufficient portion of the sale proceeds to pay the entire Exercise Price and any U.S. federal, state, and local and/or foreign tax (including any social insurance tax or contribution obligations) withholding resulting from such exercise, (C) by a combination of (A) and (B), and (D) if and to the extent provided by the Committee by irrevocably authorizing a third party to sell shares of Common Stock (or a sufficient portion of the shares of Common Stock acquired upon exercise of the Option) and remit to Live Oak a sufficient portion of the sale proceeds to pay the entire Exercise Price and any U.S. federal, state, and local and/or foreign tax (including any social insurance tax or contribution obligations) withholding resulting from such exercise. Shares of Common Stock may not be used to pay any portion of the Exercise Price unless the holder thereof has good title, free and clear of all liens and encumbrances.

(f)     No Repricing. Except for either adjustments pursuant to Section 6(b) hereof (relating to the adjustment of shares) or reductions of the Exercise Price approved by Live Oak’s stockholders, the Exercise Price for any outstanding Option or SAR may not be decreased after the date of grant nor may an outstanding Option or SAR granted under the Plan be surrendered to Live Oak as consideration for the grant of a replacement Option or SAR with a lower exercise price or a Full Value Award. Except as approved by Live Oak’s stockholders, in no event shall any Option or SAR granted under the Plan be surrendered to Live Oak in consideration for a cash payment if, at the time of such surrender, the Exercise Price of the Option or SAR is greater than the then current Fair Market Value of a share of Common Stock. In addition, no repricing of an Option or SAR shall be permitted without the approval of Live Oak’s stockholders if such approval is required under the rules of any stock exchange on which Common Stock is listed.

(g)     Expiration Date. The “Expiration Date” with respect to an Option or SAR means the date established as the Expiration Date by the Committee at the time of the grant (as the same may be modified in accordance with the terms of the Plan); provided, however, that the Expiration Date with respect to any Option or SAR shall not be later than the earliest to occur of the ten-year anniversary of the date on which the Option or SAR is granted or the following dates, unless the following dates are determined otherwise by the Committee:

(i)     if the Participant’s Termination Date occurs by reason of death, Disability or retirement (as defined the Committee), the one-year anniversary of such Termination Date;

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(ii)     if the Participant’s Termination Date occurs for reasons other than retirement (as defined by the Committee), death, Disability or Cause, the three-month anniversary of such Termination Date; or

(iii)     if the Participant’s Termination Date occurs for reasons of Cause, the day preceding the Termination Date.

Except as otherwise provided in an agreement, including, but not limited to, an Award Agreement, between the Participant and Live Oak or a Related Company, the Expiration Date of unvested Options or SARs shall be the Participant’s Termination Date. In no event shall the Expiration Date of an Option or SAR be later than the ten-year anniversary of the date on which the Option or SAR is granted (or such shorter period required by law or the rules of any stock exchange on which the Common Stock is listed).

(h)     Tandem Grants of Options and SARs. An Option may but need not be in tandem with an SAR, and an SAR may but need not be in tandem with an Option (in either case, regardless of whether the original award was granted under this Plan or another plan or arrangement). If an Option is in tandem with an SAR, the exercise price of both the Option and SAR shall be the same, and the exercise of the corresponding tandem SAR or Option shall cancel the corresponding tandem SAR or Option with respect to such share. If an SAR is in tandem with an Option but is granted after the grant of the Option, or if an Option is in tandem with an SAR but is granted after the grant of the SAR, the later granted tandem Award shall have the same exercise price as the earlier granted Award, but in no event less than the Fair Market Value of a share of Common Stock at the time of such grant.

5.     Full Value Awards. A “Full Value Award” is a grant of one or more shares of Common Stock or a right to receive one or more shares of Common Stock in the future (including restricted stock, restricted stock units, deferred stock units, performance stock and performance stock units). Such grants may be in consideration of a Participant’s previously performed services or surrender of other compensation that may be due, contingent upon the achievement of performance or other objectives (including completion of service) during a specified period, subject to a risk of forfeiture or other restrictions that will lapse upon the achievement of one or more goals relating to completion of service by the Participant or achievement of performance or other objectives, and/or may be granted for other purposes and shall be subject to such conditions, restrictions and contingencies, as determined by the Committee, including provisions relating to dividend or dividend equivalent rights and deferred payment or settlement. Notwithstanding the foregoing, no dividends or dividend equivalent rights will be paid or settled on performance-based Awards that have not been earned based on the performance criteria established. Such grants may be made under other arrangements or plans that are treated as subplans of the Plan and, in such case, awards under such subplans shall be treated as the grant of an Award under the Plan. Any Full Value Award shall be evidenced by an Award Agreement containing such terms and conditions as determined by the Committee and not inconsistent with the Plan.

6.     Shares Reserved and Limitations.

(a)     Shares Subject to the Plan. The shares of Common Stock for which Awards may be granted under the Plan shall be subject to the following:

(i)     The shares of Common Stock with respect to which Awards may be made under the Plan shall consist, in whole or in part, of authorized but unissued shares or, to the extent permitted by applicable law, subsequently acquired by Live Oak as treasury shares, including shares of Common Stock purchased in the open market or in private transactions.

(ii)     Subject to the provisions of Section 6(b) hereof, the number of shares of Common Stock that may be issued with respect to Awards under the Plan shall be equal to ten percent (10%) of the issued and outstanding shares of Common Stock, determined on a fully-diluted basis, immediately following the Effective Time (as defined in the Merger Agreement).

(iii)     In the event of the exercise of SARs, whether or not granted in tandem with Options, only the number of shares of Common Stock actually issued in payment of such SARs shall be charged against the number of shares of Common Stock available for the grant of Awards hereunder, and any Common Stock subject to tandem Options, or portions thereof, which have been surrendered in connection with any such exercise of SARs shall not be charged against the number of shares of Common Stock available for the grant of Awards hereunder. Except as otherwise provided herein, any shares of Common Stock subject to an Award under the Plan which for any reason is forfeited,

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expires or is otherwise terminated without issuance of shares of Common Stock (including shares that are attributable to Awards that are settled in cash) and shares subject to such Awards that are tendered or withheld in payment of the taxes with respect to the grant, vesting or payment of a Full Value Award (collectively, “Recycled Shares”) shall thereafter be available for further grants under the Plan. Shares of Common Stock that are withheld to pay the exercise price of an Option or the taxes payable upon exercise of an Option or SAR shall not be Recycled Shares for purpose of the Plan.

(iv)     Substitute Awards shall not reduce the number of shares of Common Stock that may be issued under the Plan, and shares subject to a Substitute Award that is forfeited, expires or is otherwise terminated without issuance of shares of Common Stock, including shares that are attributable to Substitute Awards that are settled in cash, shall not be added to the shares available for issuance under the Plan as set forth in Section 6(a)(ii) hereof,

(v)     Except as expressly provided by the terms of this Plan, the issue by Live Oak of stock of any class, or securities convertible into shares of stock of any class, for cash or property or for labor or services, either upon direct sale, upon the exercise of rights or warrants to subscribe therefor or upon conversion of stock or obligations of Live Oak convertible into such stock or other securities, shall not affect, and no adjustment by reason thereof, shall be made with respect to Awards then outstanding hereunder.

(vi)     To the extent provided by the Committee, any Award may be settled in cash rather than in Common Stock.

(vii)     Subject to the terms and conditions of the Plan, the maximum number of shares of Common Stock that may be delivered to Participants and their Beneficiaries with respect to Incentive Stock Options under the Plan shall be equal to the number of shares reserved for issuance under the Plan as set forth in Section 6(a)(ii) hereof; provided, however, that to the extent that shares not delivered must be counted against this limit as a condition of satisfying the rules applicable to Incentive Stock Options, such rules shall apply to the limit on Incentive Stock Options granted under the Plan.

(b)     Adjustments to Shares of Common Stock. In the event of a stock dividend, stock split, reverse stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, exchange of shares, sale of assets or subsidiaries, combination, or other corporate transaction that affects the Common Stock such that the Committee determines, in its sole discretion, that an adjustment is warranted in order to preserve the benefits or prevent the enlargement of benefits of Awards under the Plan, the Committee shall, in the manner it determines equitable in its sole discretion, (i) adjust the number and kind of shares which may be delivered under the Plan; (ii) adjust the number and kind of shares subject to outstanding Awards; (iii) adjust the Exercise Price of outstanding Options and SARs and (iv) make any other adjustments that the Committee determines to be equitable (which may include, without limitation, (A) replacement of Awards with other awards which the Committee determines have comparable value and which are based on stock of a company resulting from the transaction, and (B) cancellation of the Award in return for cash payment of the current value of the Award, determined as though the Award is fully vested at the time of payment, provided that in the case of an Option or SAR, the amount of such payment may be the excess of value of the shares of Common Stock subject to the Option or SAR at the time of the transaction over the exercise price).

7.     Change in Control. Except as otherwise provided by the Committee, in the event that (a) a Participant is employed on the date of a Change in Control and the Participant’s employment or service, as applicable, is terminated by Live Oak or the successor to Live Oak (or a Related Company which is his or her employer) for reasons other than Cause within twenty-four (24) months following the Change in Control, or (b) the Plan is terminated by Live Oak or its successor in connection with or following a Change in Control without provision for the continuation of outstanding Awards hereunder (or replacement thereof with substantially equivalent awards), all Options or SARs which have not otherwise expired shall become immediately exercisable and all other Awards shall become fully vested. If, upon a Change in Control, awards in other shares or securities are substituted for outstanding Awards pursuant to Section 6(b) hereof, and immediately following the Change in Control the Participant becomes employed by or in service with the entity into which Live Oak merged, or the purchaser of substantially all of the assets of Live Oak, or a successor to such

Annex C-7

entity or purchaser, the Participant shall not be treated as having terminated employment or service for purposes of this Section 7 until such time as the Participant terminates employment or service with the merged entity or purchaser (or successor), as applicable.

8.     Committee.

(a)     Administration. The authority to control and manage the operation and administration of the Plan shall be vested in the committee designated by the Board (the “Committee”) in accordance with this Section 8. If the Committee does not exist, or for any other reason determined by the Board, the Board may take any action under the Plan that would otherwise be the responsibility of the Committee.

(b)     Selection of Committee. So long as Live Oak is subject to Section 16 of the Exchange Act, the Committee shall be selected by the Board and shall consist of not fewer than two members of the Board or such greater number as may be required for compliance with Rule 16b-3 issued under the Exchange Act, each of whom shall be (i) a “non-employee director” within the meaning of Rule 16b-3 (or any successor rule) under the Exchange Act, unless administration of the Plan by “non-employee directors” is not then required in order for exemptions under Rule 16b-3 to apply to transactions under the Plan and (ii) “independent” for purposes of applicable stock exchange listing requirements.

(c)     Powers of Committee. The authority to manage and control the operation and administration of the Plan shall be vested in the Committee, subject to the following:

(i)     Subject to the provisions of the Plan, the Committee will have the authority and discretion to (A) select Eligible Persons who will receive Awards under the Plan, (B) determine the time or times of receipt of Awards, (C) determine the types of Awards and the number of shares of Common Stock covered by the Awards, (D) establish the terms, conditions, performance targets, restrictions, and other provisions of Awards, (E) modify the terms of, cancel or suspend Awards, (F) reissue or repurchase Awards, and (G) accelerate the exercisability or vesting of any Award. In making such Award determinations, the Committee may take into account the nature of services rendered by the respective employee, the individual’s present and potential contribution to Live Oak’s or a Related Company’s success and such other factors as the Committee deems relevant.

(ii)     Subject to the provisions of the Plan, the Committee will have the authority and discretion to conclusively interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, to determine the terms and provisions of any agreements made pursuant to the Plan and to make all other determinations that may be necessary or advisable for the administration of the Plan. In exercising any discretion granted to the Committee under the Plan or pursuant to any Award, the Committee shall not be required to follow past practices, act in a manner consistent with past practices, or treat any Eligible Person or Participant in a manner consistent with the treatment of any other Eligible Persons or Participants.

(iii)     Any interpretation of the Plan by the Committee and any decision made by it under the Plan is final, conclusive and binding on Live Oak, the Related Companies, the Participants and all other persons.

(iv)     Except as otherwise expressly provided in the Plan, where the Committee is authorized to make a determination with respect to any Award, such determination shall be made at the time the Award is made, except that the Committee may reserve the authority to have such determination made by the Committee in the future (but only if such reservation is made at the time the Award is granted, is expressly stated in the Award Agreement reflecting the Award and is permitted by applicable law).

(v)     Notwithstanding the foregoing, in the course of administering the Plan and in granting Awards hereunder and in exercise of the authority granted to the Committee pursuant to the Plan, it is the Committee’s practice, when making determinations with respect to Awards (including the grant or administration thereof), to consider whether the Participant is in good standing to ensure that the Plan is administered in accordance with its purposes and goals with respect to the delivery of compensation to Live Oak’s employees and other service providers.

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Without limiting the generality of the foregoing, it is the intention of Live Oak that, to the extent that any provisions of this Plan or any Awards granted hereunder are subject to Section 409A of the Code, the Plan and the Awards comply with the requirements of Section 409A of the Code and that the Plan and Awards be administered in accordance with such requirements and the Committee shall have the authority to amend any outstanding Awards to conform to the requirements of Section 409A of the Code. Furthermore, the Committee, and not the Board, shall exercise sole and exclusive discretion (i) on any matter relating to a Participant then subject to Section 16 of the Exchange Act with respect to Live Oak to the extent necessary in order that transactions by such Participant shall be exempt under Rule 16b-3 under the Exchange Act and (ii) with respect to any Award to an “independent” director.

(d)     Delegation by Committee. Except to the extent prohibited by applicable law or the rules of any stock exchange on which the Common Stock is listed, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Any such allocation or delegation may be revoked by the Committee at any time.

(e)     Information to be Furnished to Committee. Live Oak and the Related Companies shall furnish the Committee such data and information as may be required for it to discharge its duties. The Committee and the Board, and each member thereof, shall be entitled to, in good faith, rely or act upon any report or other information furnished to him by any officer or employee, Live Oak’s independent auditors and consultants or any other agents assisting in the administration of the Plan. The records of Live Oak and the Related Companies as to an employee’s or Participant’s employment or provision of services, termination of employment or cessation of the provision of services, leave of absence, reemployment and compensation shall be conclusive on all persons unless determined to be incorrect. Participants and other persons entitled to benefits under the Plan must furnish the Committee such evidence, data or information as the Committee consider desirable to carry out the terms of the Plan.

(f)     Liability and Indemnification of Committee. No member, or authorized delegate, of the Committee shall be liable to any person for any action taken or omitted in connection with the administration of the Plan unless attributable to his own fraud or willful misconduct; nor shall Live Oak or any Related Company be liable to any person for any such action unless attributable to fraud or willful misconduct on the part of a director or employee of Live Oak or Related Company. The Committee, the individual members thereof, and persons acting as the authorized delegates of the Committee under the Plan, shall be indemnified by Live Oak against any and all liabilities, losses, costs and expenses (including legal fees and expenses) of whatsoever kind and nature which may be imposed on, incurred by or asserted against the Committee or its members or authorized delegates by reason of the performance of a Committee function if the Committee or its members or authorized delegates did not act dishonestly or in willful violation of the law or regulation under which such liability, loss, cost or expense arises. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under Live Oak’s certificate of incorporation or bylaws, as a matter of law, or otherwise, or any power that Live Oak may have to indemnify indemnitee or hold such persons harmless.

9.     Miscellaneous.

(a)     Approval Date and Effectiveness of Plan. The Plan will be effective as of the Effective Date; provided that no Awards will be granted under the Plan until the Approval Date. The Plan shall be unlimited in duration and, in the event of Plan termination, shall remain in effect as long as any Awards granted under it are outstanding and not fully vested or paid, as applicable; provided, however, that no new Awards shall be made under the Plan on or after the tenth anniversary of the Effective Date.

(b)     Limit on Distribution. Distribution of Common Stock or other amounts under the Plan shall be subject to the following:

(i)     Notwithstanding any other provision of the Plan, Live Oak shall have no liability to deliver any Common Stock under the Plan or make any other distribution of benefits under the Plan unless such delivery or distribution would comply with all applicable laws (including applicable securities laws) and the applicable requirements of any securities exchange or similar entity.

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(ii)     In the case of a Participant who is subject to Section 16(a) and 16(b) of the Exchange Act, the Committee may, at any time, add such conditions and limitations to any Award to such Participant, or any feature of any such Award, as the Committee, in its sole discretion, deems necessary or desirable to comply with Section 16(a) or 16(b) and the rules and regulations thereunder or to obtain any exemption therefrom.

(iii)     To the extent that the Plan provides for issuance of certificates to reflect the transfer of Common Stock, the transfer of such Common Stock may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange on which the Common Stock is listed.

(c)     Withholding. Live Oak shall have the right to deduct from any and all payments made under the Plan or to require the Participant, through payroll withholding, cash payment, or otherwise (including, with the consent of the Committee, through the surrender of Common Stock which the Participant already owns or to which the Participant is otherwise entitled under the Plan), an amount that is required by law to be withheld by Live Oak or a Related Company with respect to an Award or the shares or cash acquired pursuant thereto, but in no event more than maximum U.S. federal, state, and local, and/or foreign taxes. Live Oak shall have no obligation to deliver shares of Common Stock or cash until the tax withholding obligations have been satisfied by the Participant.

(d)     Transferability. Awards under the Plan are not transferable except as permitted by the Committee or by will or by the laws of descent and distribution or, unless otherwise provided by the Committee, pursuant to a qualified domestic relations order (within the meaning of the Code and applicable rules thereunder). To the extent that the Participant who receives an Award under the Plan has the right to exercise such Award, the Award may be exercised during the lifetime of the Participant only by the Participant.

(e)     Notices. Any notice or document required to be filed with the Committee under the Plan will be properly filed if delivered or mailed by registered mail, postage prepaid (or in such other form acceptable to the Committee), to the Committee, in care of Live Oak or the Related Company, as applicable, at its principal executive offices. The Committee may, by advance written notice to affected persons, revise such notice procedure from time to time. Any notice required under the Plan (other than a notice of election) may be waived by the person entitled to notice.

(f)     Form and Time of Elections. Unless otherwise specified herein, each election required or permitted to be made by any Participant or other person entitled to benefits under the Plan, and any permitted modification or revocation thereof, shall be in writing filed with the applicable Committee at such times, in such form, and subject to such restrictions and limitations, not inconsistent with the terms of the Plan, as the Committee shall require.

(g)     Award Agreement with Live Oak or Related Company. At the time of an Award to a Participant under the Plan, the Committee may require a Participant to enter into an agreement, contract or other instrument or document with Live Oak or a Related Company, as applicable (the “Award Agreement”), in a form specified by the Committee, agreeing to the terms and conditions of the Plan and to such additional terms and conditions, not inconsistent with the Plan, as the Committee may, in its sole discretion, prescribe.

(h)     Limitation of Implied Rights.

(i)     Neither a Participant nor any other person shall, by reason of the Plan, acquire any right in or title to any assets, funds or property of Live Oak or any Related Company whatsoever, including, without limitation, any specific funds, assets, or other property which Live Oak or any Related Company, in its sole discretion, may set aside in anticipation of a liability under the Plan. A Participant shall have only a contractual right to the amounts, if any, payable under the Plan, unsecured by any assets of Live Oak and any Related Company. Nothing contained in the Plan shall constitute a guarantee by Live Oak or any Related Company that the assets of such companies shall be sufficient to pay any benefits to any person.

(ii)     The Plan does not constitute a contract of employment or continued service, and selection as a Participant will not give any employee the right to be retained in the employ or service of Live Oak or any Related Company, nor any right or claim to any benefit under the Plan, unless such right or

Annex C-10

claim has specifically accrued under the terms of the Plan. Except as otherwise provided in the Plan, no Award under the Plan shall confer upon the holder thereof any right as a stockholder of Live Oak prior to the date on which he fulfills all service requirements and other conditions for receipt of such rights and shares of Common Stock are registered in his name.

(i)     Evidence. Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information which the person acting on it considers pertinent and reliable, and signed, made or presented by the proper party or parties.

(j)     Action by Live Oak or Related Company. Any action required or permitted to be taken by Live Oak or any Related Company shall be by resolution of its board of directors or governing body or by action of one or more members of the board or governing body (including a committee of the board or governing body) who are duly authorized to act for the board or, in the case of any Related Company which is a partnership, by action of its general partner or a person or persons authorized by the general partner, or (except to the extent prohibited by applicable law or the rules of any stock exchange on which the Common Stock is listed) by a duly authorized officer of Live Oak.

(k)     Gender and Number. Where the context admits, words in any gender shall include any other gender, words in the singular shall include the plural and the plural shall include the singular.

(l)     Compliance with Law. The grant of Awards and the issuance of shares of Common Stock pursuant to any Award shall be subject to compliance with all applicable requirements of U.S. federal and state and non-U.S. law with respect to such securities and the requirements of any stock exchanges or market system upon which the Common Stock may then be listed. In addition, no Award may be exercised or shares issued pursuant to an Award unless (i)(A) a registration statement under the Securities Act shall at the time of such exercise or issuance be in effect with respect to the shares issuable pursuant to the Award or (B) in the opinion of legal counsel to Live Oak, the shares issuable pursuant to the Award may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act and (ii) Live Oak has obtained such other approvals from governmental agencies and/or has completed any registration or other qualification of such shares of Common Stock under any state or non-U.S. law that Live Oak determines are necessary or advisable. The inability of Live Oak to obtain from any regulatory body having jurisdiction the authority, if any, deemed by Live Oak’s legal counsel to be necessary to the lawful issuance and sale of any shares hereunder shall relieve Live Oak of any liability in respect of the failure to issue or sell such shares as to which such required authority shall not have been obtained. As a condition to issuance of any Common Stock, Live Oak may require the Participant to satisfy any qualification that may be necessary or appropriate, to evidence compliance with any applicable law or requirement, and to make any representation or warranty with respect thereto as may be required by Live Oak.

(m)     Restrictions on Shares and Awards. The Committee, in its discretion, may impose such restrictions on shares of Common Stock acquired pursuant to the Plan, whether pursuant to the exercise of an Option or SAR, vesting of a Full Value Award or otherwise, as it determines to be desirable, including, without limitation, restrictions relating to disposition of the shares and forfeiture restrictions based on service, performance, Common Stock ownership by the Participant, conformity with Live Oak’s recoupment, compensation recovery, or clawback policies and such other factors as the Committee determines to be appropriate. Without limiting the generality of the foregoing, unless otherwise specified by the Committee, any Awards under the Plan and any shares of Common Stock issued pursuant to the Plan shall be subject to Live Oak’s compensation recovery, clawback, and recoupment policies as in effect from time to time.

(n)     Applicable Law. The provisions of the Plan shall be construed in accordance with the laws of the State of Delaware, without giving effect to choice of law principles.

10.     Amendment and Termination. The Board may, at any time, amend or terminate the Plan, and the Board or the Committee may amend any Award Agreement, provided that no amendment or termination may, in the absence of written consent to the change by the affected Participant (or, if the Participant is not then living, the affected Beneficiary), adversely affect the rights of any Participant or Beneficiary under any Award granted under the Plan prior to the date such amendment is adopted by the Board (or the Committee, if applicable); and further provided that adjustments pursuant to Section 6(b) hereof shall not be subject to the foregoing limitations of this Section 10; and

Annex C-11

further provided that the provisions of Section 4(f) hereof (relating to Option and SAR repricing) cannot be amended unless the amendment is approved by Live Oak’s stockholders; and provided further that, no other amendment shall be made to the Plan without the approval of Live Oak’s stockholders if such approval is required by law or the rules of any stock exchange on which the Common Stock is listed.

11.     Compliance with Section 409A of the Code. Unless otherwise expressly provided in an Award Agreement, the Plan and Award Agreements will be interpreted to in compliance with Section 409A of the Code. To the extent that any amount constituting deferred compensation under Section 409A of the Code would become payable under this Plan or any Award Agreement by reason of a Change in Control, such amount shall become payable only if the event constituting a Change in Control would also qualify as a change in ownership or effective control of Live Oak or a change in the ownership of a substantial portion of the assets of Live Oak within the meaning of Section 409A of the Code. If a Participant holding an Award that constitutes deferred compensation under Section 409A of the Code is a specified employee within the meaning of Section 409A of the Code, no distribution or payment of any amount that is payable because of a separation from service (as defined in Section 409A of the Code without regard to alternative definitions thereunder) will be issued or paid before the date that is six months following the date of such Participant’s separation from service or, if earlier, the date of the Participant’s death, unless such distribution or payment can be made in a manner that complies with Section 409A of the Code, and any amounts so deferred will be paid in a lump sum on the day after such six month period elapses, with the balance paid thereafter on the original schedule. In no event will any Participant have a right to payment or reimbursement or otherwise from Live Oak or its Related Companies, or their successors or assigns, for any taxes, penalties or interest imposed or other costs incurred as a result of Section 409A of the Code.

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Annex D

LIVE OAK ACQUISITION CORP.
EMPLOYEE STOCK PURCHASE PLAN

1.     Purpose and Effective Date. The Live Oak Acquisition Corp. Employee Stock Purchase Plan (the “Plan”) has been established by Live Oak Acquisition Corp., a Delaware corporation (the “Company”), effective as of the Effective Date (as defined in Section 2), as required by the Merger Agreement (as defined in Section 2) and to provide eligible employees of the Participating Companies (as defined in Section 2) with an opportunity to become owners of the Company through the purchase of shares of Common Stock (as defined in Section 2). It is intended that the Plan, and all rights granted hereunder, will meet the requirements of an “employee stock purchase plan” within the meaning of Section 423 of the Code (as defined in Section 2) and the Plan shall be interpreted and construed in all respects so as to be consistent with such requirements. The Plan shall remain in effect until all shares reserved for issuance hereunder have been issued or until the Plan is otherwise terminated in accordance with the provisions of Section 11 hereof.

2.     Defined Terms. For purposes of the Plan, the following terms shall have the meaning specified:

(a)     Administrator. The term “Administrator” is defined in Section 9 hereof.

(b)     Base Pay. The term “Base Pay” means, for any period, an Eligible Employee’s basic or regular rate of cash compensation (excluding commissions, short-term or long-term incentive, stock options, premiums, vacation pay, overtime pay, disability payments, special allowances, expense reimbursements, retention bonus and variable compensation) from a Participating Company for that period.

(c)     Board. The term “Board” means the Board of Directors of the Company.

(d)     Closing. The term “Closing” has the meaning set forth in the Merger Agreement.

(e)     Closing Date. The term “Closing Date” has the meaning set forth in the Merger Agreement.

(f)     Code. The term “Code” means the Internal Revenue Code of 1986, as amended, and, where applicable, includes Treasury regulations issued thereunder.

(g)     Committee. The term “Committee” is defined in Section 9 hereof.

(h)     Common Stock. The term “Common Stock” means Class A Common Stock, par value $0.0001 per share, of the Company, including the shares of Class A Common Stock into which the shares of Class B Common Stock will convert into upon the closing of the transactions contemplated by the Merger Agreement, or any other class of securities into which substantially all such Class A Common Stock is converted or for which substantially all such Class A Common Stock is exchanged.

(i)     Company. The term “Company” is defined in Section 1 hereof.

(j)     Effective Date. The term “Effective Date” means the Closing Date.

(k)     Eligible Employee. For any Offering Period, the term “Eligible Employee” means any employee of the Company or a Participating Company.

(l)     Exercise Date. The term “Exercise Date” means the last day of each Offering Period (or, if such day is not a Trading Day, the immediately preceding Trading Day).

(m)     Exercise Price. For any Offering Period, the term “Exercise Price” means 85% of the lesser of the Fair Market Value of a share of Common Stock on the Grant Date or the Fair Market Value of a share of Common Stock on the Exercise Date, in either case rounded up to the nearest whole cent.

(n)     Fair Market Value. The “Fair Market Value” of a share of Common Stock as of any date shall be determined in accordance with the following:

(i)     If, as of the applicable date, the Common Stock is listed or admitted to trading on any stock exchange, then the Fair Market Value shall be the closing price per share of Common Stock on such date on the principal stock exchange on which the Common Stock is then listed or admitted to trading or, if no such sale is reported on that date, on the last preceding date on which a sale was so reported.

Annex D-1

(ii)     If, as of the applicable date, the Common Stock is not listed or admitted to trading on a stock exchange, the Fair Market Value shall be the average of the closing bid and asked price of a share of Common Stock on such date in the over-the-counter market, as such price is reported in a publication of general circulation selected by the Company and regularly reporting the market price of Common Stock in such market.

(iii)     If the Common Stock is not listed or admitted to trading on any stock exchange or traded in the over-the-counter market, the Fair Market Value shall be as determined by the Committee in good faith.

(o)     Grant Date. The term “Grant Date” means the first day of each Offering Period (or, if such day is not a Trading Day, the next Trading Day).

(p)     Merger Agreement. The term “Merger Agreement” means that certain Agreement and Plan of Merger by and among the Company, Green Merger Corp., Meredian Holdings Group, Inc., Live Oak Sponsor Partners, LLC, as the Company Representative, and John A. Dowdy, Jr., as the Shareholder Representative, dated as of October 3, 2020.

(q)     Offering Period. The term “Offering Period” means the period beginning on the first day of the calendar month beginning after the Effective Date and ending on December 31, 2020, if the Effective Date occurs in 2020, and June 30, 2021, if the Effective Date occurs in 2021, and each six (6)-month period commencing thereafter beginning on each January 1 and July 1 respectively.

(r)     Option. The term “Option” is defined in Section 5 hereof.

(s)     Participant. With respect to any Offering Period, the term “Participant” means an Eligible Employee who has elected to participate in the Plan for that Offering Period by filing a Participation Election for such Offering Period.

(t)     Participating Company. The term “Participating Company” means the Company and the Subsidiaries of the Company as set forth on Appendix A to the Plan and any other Subsidiary that has been designated by the Committee to participate in the Plan.

(u)     Participation Election. The term “Participation Election “ means, for any Offering Period, a Participant’s election to participate in the Plan for that Offering Period and to authorize payroll deductions under the Plan for that Offering Period, which election shall be made in the time, form and manner specified by the Committee or Administrator (which may include electronically). A Participant’s Participation Election for an Offering Period will remain in effect for the entire Offering Period unless suspended or revoked earlier in accordance with the terms of the Plan.

(v)     Plan. The term “Plan” is defined in Section 1 hereof.

(w)     Plan Account. The term “Plan Account” means a separate bookkeeping account maintained for each Participant, which reflects the accumulated payroll deductions made on behalf of the Participant for any Offering Period, reduced for any distributions from such Plan Account pursuant to the provisions of the Plan.

(x)     Securities Act. The term “Securities Act” means the Securities Act of 1933, as amended.

(y)     Subsidiary. The term “Subsidiary” means a subsidiary corporation with respect to the Company as determined in accordance with Section 424(f) of the Code.

(z)     “Trading Day” means a day on which the national stock exchange or national market system upon which the Common Stock is listed is open for trading.

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3.     Shares Subject to Plan.

(a)     Shares Reserved. The shares of Common Stock which may be issued under the Plan shall be shares currently authorized but unissued or currently held or subsequently acquired by the Company or shares purchased in the open market or in private transactions (including shares purchased in the open market with Participants’ Plan Account balances under the Plan). Subject to the provisions of Section 3(c), the number of shares of Common Stock which may be issued under the Plan shall not exceed 2,730,000 shares; provided, however, that the maximum number of shares of Common Stock that shall be available for the grant of Options under the Plan shall not exceed three percent (3%) of the issued and outstanding shares of Common Stock of the Company, determined on a fully-diluted basis, immediately following the Effective Time (as defined in the Merger Agreement).

(b)     Reusage of Shares. In the event of the expiration, withdrawal, termination or other cancellation of an Option under the Plan, the number of shares of Common Stock that were subject to the Option but not delivered shall again be available for issuance under the Plan.

(c)     Adjustments to Shares Reserved. In the event of any transaction involving the Company (including, without limitation, any merger, consolidation, reorganization, recapitalization, spinoff, stock dividend, extraordinary cash dividend, stock split, reverse stock split, combination, exchange or other distribution with respect to shares of Common Stock or other change in the corporate structure or capitalization affecting the Common Stock), the Committee shall make such adjustments to the Plan and Options under the Plan as the Committee determines appropriate in its sole discretion in order to preserve the benefits or potential benefits of the Plan and the Options and to prevent the dilution or enlargement of the benefits of the Plan and the Options. Action by the Committee may include (i) adjustment of the number and kind of shares which are or may be subject to Options under the Plan, including, but not limited, to the numerical limitations in Sections 3(a) and 5(c) of the Plan, (ii) adjustment of the number and kind of shares subject to outstanding Options under the Plan, (iii) adjustment to the Exercise Price of outstanding Options under the Plan, (iv) cancellation of outstanding Options, and (v) any other adjustments that the Committee determines to be equitable.

(d)     Insufficient Shares. If, on an Exercise Date, Participants in the aggregate have outstanding Options to purchase more shares of Common Stock than are then available for purchase under the Plan, each Participant shall be eligible to purchase a reduced number of shares of Common Stock on a pro rata basis and any excess payroll deductions shall be returned to such Participants, without interest, all as provided by uniform and nondiscriminatory rules adopted by the Committee in accordance with Section 423 of the Code.

4.     Participation. An individual who is an Eligible Employee on the first day of an Offering Period may elect to become a Participant in the Plan for that Offering Period by completing and filing a Participation Election in accordance with rules and procedures established by the Committee or the Administrator. Notwithstanding any other provision of the Plan, individuals who are not treated as common law employees by a Participating Company on its payroll records are excluded from Plan participation even if a court or administrative agency determines that such individuals are common law employees and not independent contractors. No employee of any Participating Company shall be eligible to participate in the Plan if the Committee determines that such participation could be in violation of any local law and that it is permissible to exclude such employees from participation in the Plan under Section 423 of the Code.

5.     Grant of Options. As of each Grant Date, each Eligible Employee who is a Participant for such Offering Period shall be deemed to have been granted an “Option” under the Plan which, subject to the terms and conditions of the Plan, grants the Participant the right to purchase shares of Common Stock under the Plan on the Exercise Date and at the Exercise Price. Notwithstanding the foregoing:

(a)     no Participant shall be granted an Option to purchase shares of Common Stock on any Grant Date if, immediately after the Option is granted, such Participant would own stock (including stock issuable upon exercise of outstanding options held by such Participant) possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any Subsidiary;

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(b)     no Participant may purchase under the Plan (or any other employee stock purchase plan of the Company or any Subsidiary) in any calendar year shares of Common Stock with a Fair Market Value (as determined as of the Grant Date) in excess of $25,000; and

(c)     no Participant shall be granted an Option to purchase a number of shares of Common Stock that exceeds 3,750 for any Offering Period.

The provisions of Section 5(b) shall be interpreted in accordance with Section 423(b)(8) of the Code. For purposes of this Section 5, the rules of Section 424(d) of the Code shall apply in determining the stock ownership of an individual.

6.     Payroll Deductions. Payroll deductions pursuant to a Participant’s Participation Election shall commence with the first payroll period ending after the first day of the Offering Period to which the Participation Election relates. Payroll deductions under the Plan shall be subject to the following:

(a)     Source and Amount of Payroll Deductions. Payroll deductions shall be made from the Base Pay paid to each Participant for each payroll period in such amounts as the Participant shall authorize in his Participation Election. Subject to the provisions of Section 5, the Committee may, from time to time, establish uniform and nondiscriminatory minimum and maximum payroll deductions for any period and other rules relating to elections. Unless otherwise specified by the Committee, a Participant’s payroll deductions for any payroll period may not be less than one (1) percent or more than fifteen (15) percent (in whole percentages) of Base Pay. Except as provided in Section 7, a Participant may not change his payroll deductions during an Offering Period.

(b)     Insufficient Pay. If a Participant’s Base Pay is insufficient in any payroll period to allow the entire payroll deduction contemplated under the Plan and his Participation Election, no deduction will be made for such payroll period. Payroll deductions will resume with the next payroll period in which the Participant has Base Pay sufficient to allow for the deductions. Payroll deductions under the Plan shall be made in any payroll period only after other withholdings, deductions, garnishments and the like have been made, and only if the remaining Base Pay is sufficient to allow the entire payroll deduction contemplated.

(c)     Participant’s Plan Account. All payroll deductions made with respect to a Participant shall be credited to his Plan Account under the Plan. A Participant may participate in the Plan only through payroll deductions and no other contributions will be accepted. No interest will accrue or be paid on any amount credited to a Participant’s Plan Account (or withheld from a Participant’s pay). Except as otherwise provided in Sections 7(b), 7(c) or 8(f), all amounts in a Participant’s Plan Account will be used to purchase shares of Common Stock and no cash refunds will be made from such Plan Account. Any amounts remaining in a Participant’s Plan Account with respect to an Offering Period shall be returned to the Participant, without interest, and will not be used to purchase shares of Common Stock with respect to any other Offering Period under the Plan.

7.     Termination of Participation.

(a)     Voluntary Suspension of Contributions. A Participant may, at any time and for any reason, voluntarily suspend contributions to the Plan during an Offering Period by notification of suspension delivered to the appropriate payroll office or its designee at least ten (10) business days (or such other period provided by the Committee) before the payroll period in which such suspension is to be effective. If a Participant elects to suspend contributions during an Offering Period, his payroll deductions for the remainder of the Offering Period shall cease (and he shall not be permitted to resume payroll deductions for the remainder of the Offering Period) and the balance in his Plan Account determined as of the effective date of his suspension shall be used as of the next Exercise Date to purchase shares of Common Stock under the Plan in accordance with the terms hereof.

(b)     Withdrawal. A Participant (including a Participant who previously elected to have contributions suspended in accordance with Section 7(a)) may, at any time and for any reason, voluntarily withdraw from participation in the Plan for an Offering Period by notification of withdrawal delivered to the appropriate payroll office or its designee at least ten (10) business days (or such other period provided by the Committee) before the next payroll period in which the withdrawal is to be effective. If a Participant elects to withdraw from participation during an Offering Period, his participation in the Plan for that Offering Period shall

Annex D-4

terminate, his payroll deductions for the remainder of the Offering Period shall cease (and he shall not be permitted to resume payroll deductions for the remainder of the Offering Period), the balance in his Plan Account determined as of the effective date of his withdrawal shall be paid to him in cash, without interest, in the manner determined by the Committee, as soon as practicable following the effective date of his withdrawal and no shares of Common Stock will be purchased on behalf of the Participant for the Offering Period in which the withdrawal occurs. A Participant’s withdrawal from the Plan during an Offering Period shall have no effect on his eligibility to participate in subsequent Offering Period.

(c)     Termination of Employment. A Participant’s participation in the Plan shall be automatically terminated immediately upon termination of his employment with the Company and the Participating Companies for any reason, including, but not limited to, death or retirement, and the balance in his Plan Account determined on his termination date shall be paid to him or his estate in cash as soon as practicable following his termination date and no shares of Common Stock will be purchased on behalf of the Participant for the Offering Period in which the termination date occurs.

8.     Exercise of Option/Purchase of Shares.

(a)     Exercise of Option. On each Exercise Date, each Participant whose participation in the Plan for that Offering Period has not been withdrawn or terminated shall be deemed to have exercised his Option with respect to that number of whole and fractional shares of Common Stock equal to the quotient of (i) the balance in the Participant’s Plan Account as of the Exercise Date and (ii) the Exercise Price.

(b)     Statements. As soon as practicable after each Exercise Date, a statement shall be made available to each Participant which shall include the number of shares of Common Stock purchased on the Exercise Date on behalf of such Participant under the Plan.

(c)     Registration/Certificates. Shares of Common Stock purchased by a Participant under the Plan shall be issued in the name of the Participant. Shares of Common Stock will be uncertificated; provided, however, that a stock certificate for whole shares shall be delivered to the Participant the upon the Participant’s request.

(d)     Holding Period. Shares of Common Stock purchased by a Participant under the Plan shall be held by the Participant in a brokerage account designated or approved by the Company for a minimum of twelve (12) months following the Exercise Date, or, if earlier, until the Participant terminates employment with the Company and its affiliates.

(e)     Transfer Restriction. Shares of Common Stock purchased by a Participant under the Plan shall be held in a brokerage account designated or approved by the Company for a minimum of twenty-four (24) months following the Exercise Date, or, if earlier, until the Participant disposes of the Shares.

(f)     Excess Plan Account Balances. Any amounts remaining in a Participant’s Plan Account as of any Exercise Date after the purchase of shares described herein shall be distributed to the Participant, without interest, in the manner determined by the Committee, as soon as practicable after the Exercise Date.

9.     Administration.

(a)     Generally. The Plan shall be administered by a committee appointed by the Board (the “Committee”). The Committee shall have the authority to appoint an “Administrator” of the Plan. Subject to the terms and conditions of the Plan, the Committee shall have the authority and duty to (a) manage and control the operation of the Plan; (b) conclusively interpret and construe the provisions of the Plan, and prescribe, amend and rescind rules, regulations and procedures relating to the Plan; (c) correct any defect or omission and reconcile any inconsistency in the Plan; (d) determine whether and to what extent a company will be a Participating Company; and (e) make all other determinations and take all other actions as it deems necessary or desirable for the implementation and administration of the Plan. The Administrator shall perform such functions with respect to the Plan as the Committee and the Administrator agree. The determination of the Committee and the Administrator, respectively, on matters within their respective authorities shall be conclusive and binding on the Company, the Participating Companies, the Participants and all other persons.

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(b)     Liability and Indemnification of Committee. No member of the Committee or the Administrator shall be liable to any person for any action taken or omitted in connection with the administration of the Plan unless attributable to his own fraud or willful misconduct; nor shall the Company or any Participating Company be liable to any person for any such action unless attributable to fraud or willful misconduct on the part of a director or employee of the Company or a Participating Company. The Committee, the individual members thereof, and the Administrator, shall be indemnified by the Company against any and all liabilities, losses, costs and expenses (including reasonable legal fees and expenses) of whatsoever kind and nature which may be imposed on, incurred by or asserted against the Committee, individual members of the Committee or the Administrator by reason of the performance of a Committee function of Administrator function, as applicable; provided that any such liabilities, losses, costs or expenses were not the result of fraud or willful misconduct by such indemnitee. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s certificate of incorporation, bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify such indemnitee or hold such indemnitee harmless.

10.     Miscellaneous.

(a)     Compliance with Applicable Laws; Limits on Issuance. Notwithstanding any other provision of the Plan, the Company shall have no liability to deliver any shares of Common Stock under the Plan unless such delivery or distribution would comply with all applicable laws (including, without limitation, the requirements of the Securities Act, and the applicable requirements of any securities exchange or similar entity on which the Common Stock is listed). Prior to the issuance of any shares of Common Stock under the Plan, the Company may require a written statement that the recipient is acquiring the shares for investment and not for the purpose or with the intention of distributing the shares and will not dispose of them in violation of the registration requirements of the Securities Act. All shares of Common Stock acquired pursuant Options granted hereunder shall be subject to any applicable restrictions contained in the Company’s By-laws. In addition, the Committee may impose such restrictions on any shares of Common Stock acquired pursuant to the exercise of Options as it may deem advisable, including, without limitation, restrictions under applicable securities laws, under the requirements of any stock exchange or market upon which such Common Stock is then listed and/or traded, and restrictions under any blue sky or state securities laws applicable to such Common Stock.

(b)     Transferability. Neither the right of a Participant to purchase shares of Common Stock hereunder, nor Participant’s Plan Account balance, may be transferred, pledged, assigned or otherwise disposed of by the Participant other than by will or the laws of descent and distribution. Any such attempt at transfer, pledge assignment or other disposition will be without effect, and the Company shall treat such act as an election to withdraw from participation in an Offering Period in accordance with Section 7(b) of the Plan. An Option granted under the Plan may be exercised during a Participant’s lifetime only by the Participant.

(c)     Notices. Any notice or document required to be filed with the Committee or Administrator, as applicable, under or with respect to the Plan will be properly filed if delivered or mailed by registered mail, postage prepaid (or in such other form acceptable to the Committee or the Administrator, as applicable), if to the Committee, at the Company’s principal executive offices and, if to the Administrator, at the Administrator’s principal executive offices. The Committee and Administrator may, by advance written notice to affected persons, revise any notice procedure applicable to it from time to time. Any notice required under the Plan may be waived by the person entitled to notice.

(d)     Withholding. All amounts withheld pursuant to the Plan, shares of Common Stock issued hereunder and any payments pursuant to the Plan are subject to withholding of all applicable taxes and the Company and the Participating Companies shall have the right to withhold from any payment or distribution of shares or to collect as a condition of any payment or distribution under the Plan, as applicable, any taxes required by law to be withheld. To the extent provided by the Committee, a Participant may elect to have any distribution of shares otherwise required to be made pursuant to the Plan to be withheld or to surrender to the Company or its subsidiaries shares of Common Stock already owned by the Participant to fulfill any tax withholding obligation; provided, however, in no event shall the fair market value of the number of shares so withheld (or accepted) exceed the amount necessary to meet the minimum Federal, state and local marginal tax rates then in effect that are applicable to the Participant and to the particular transaction.

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(e)     Limitation of Implied Rights. The Plan does not constitute a contract of employment or continued service and participation in the Plan will not give any employee the right to be retained in the employ of the Company or any Participating Company or any right or claim to any benefit under the Plan unless such right or claim has specifically accrued under the terms of the Plan. Participation in the Plan by a Participant shall not create any rights in such Participant as a stockholder of the Company until shares of Common Stock are registered in the name of the Participant.

(f)     Evidence. Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information which the person acting on it considers pertinent and reliable, and signed, made or presented by the proper party or parties.

(g)     Gender and Number. Where the context admits, words in one gender shall include the other gender, words in the singular shall include the plural and the plural shall include the singular.

(h)     Use of Payroll Deductions. All payroll deductions made under the Plan may be used by the Company for any corporate purpose and the Company shall not be obligated to segregate such payroll deductions except as required by applicable law.

(i)     Governing Law and Forum. The laws of the State of Delaware will govern all matters relating to the Plan except to the extent it is superseded by the laws of the United States. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by the Option or the Plan, the parties hereby submit to and consent to the exclusive jurisdiction of the State of Delaware and agree that such litigation shall be conducted only in the courts of the State of Delaware, or the federal courts for the United States for the District of Delaware, and no other courts, where the grant of Options under the Plan is made and/or to be performed.

11.     Amendment or Termination of Plan. The Board of Directors of the Company may, at any time and in any manner, amend, suspend or terminate the Plan or any election outstanding under the Plan; provided, however, that no such amendment shall be made without approval of the Company’s stockholders to the extent such approval would be required under Section 423 of the Code, the rules of any securities exchange or similar entity on which the Common Stock is listed or otherwise by applicable law.

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APPENDIX A
Participating Companies
Effective as of Effective Date

Live Oak Acquisition Corp.
Meredian Holdings Group, Inc.
Danimer Scientific Manufacturing, Inc.
Danimer Scientific Holdings, LLC
Meredian, Inc.
Meredian Bioplastics, Inc.
Danimer Scientific L.L.C
Danimer Bioplastics, Inc.
Danimer Scientific Kentucky, Inc.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Our Third Amended and Restated Certificate of Incorporation provides that all of our directors, officers, employees and agents shall be entitled to be indemnified by us to the fullest extent permitted by the Delaware General Corporation Law (“DGCL”). Section 145 of the DGCL concerning indemnification of officers, directors, employees and agents is set forth below.

Section 145. Indemnification of officers, directors, employees and agents; insurance.

(a)     A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b)    A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c)     To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d)    Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or

(3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e)     Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former officers and directors or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f)     The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. A right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a bylaw shall not be eliminated or impaired by an amendment to such provision after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

(g)    A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h)    For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i)     For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j)     The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k)    The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any by law, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of Live Oak’s counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

In accordance with Section 102(b)(7) of the DGCL, our Third Amended and Restated Certificate of Incorporation provides that no director shall be personally liable to us or any of our stockholders for monetary damages resulting from breaches of their fiduciary duty as directors, except to the extent such limitation on or exemption from liability is not permitted under the DGCL. The effect of this provision of our Third Amended and Restated Certificate of Incorporation is to eliminate our rights and those of our stockholders (through stockholders’ derivative suits on our behalf) to recover monetary damages against a director for breach of the fiduciary duty of care as a director, including breaches resulting from negligent or grossly negligent behavior, except, as restricted by Section 102(b)(7) of the DGCL. However, this provision does not limit or eliminate our rights or the rights of any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s duty of care.

If the DGCL is amended to authorize corporate action further eliminating or limiting the liability of directors, then, in accordance with our Third Amended and Restated Certificate of Incorporation, the liability of our directors to us or our stockholders will be eliminated or limited to the fullest extent authorized by the DGCL, as so amended. Any repeal or amendment of provisions of our Third Amended and Restated Certificate of Incorporation limiting or eliminating the liability of directors, whether by our stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to further limit or eliminate the liability of directors on a retroactive basis.

Our Third Amended and Restated Certificate of Incorporation also provides that we will, to the fullest extent authorized or permitted by applicable law, indemnify and hold harmless our current and former officers and directors, as well as those persons who, while directors or officers of our corporation, are or were serving as directors, officers, employees or agents of another entity, trust or other enterprise, including service with respect to an employee benefit plan, in connection with any threatened, pending or completed proceeding, whether civil, criminal, administrative or investigative, against all expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by any such person in connection with any such proceeding.

Notwithstanding the foregoing, a person eligible for indemnification pursuant to our Third Amended and Restated Certificate of Incorporation indemnifies us in connection with a proceeding initiated by such person only if such proceeding was authorized by our board of directors, except for proceedings to enforce rights to indemnification.

The right to indemnification which will be conferred by our Third Amended and Restated Certificate of Incorporation is a contract right that includes the right to be paid by us the expenses incurred in defending or otherwise participating in any proceeding referenced above in advance of its final disposition, provided, however, that if the DGCL requires, an advancement of expenses incurred by our officer or director (solely in the capacity as an officer or director of our corporation) will be made only upon delivery to us of an undertaking, by or on behalf of such officer or director, to repay all amounts so advanced if it is ultimately determined that such person is not entitled to be indemnified for such expenses under our Third Amended and Restated Certificate of Incorporation or otherwise.

The rights to indemnification and advancement of expenses will not be deemed exclusive of any other rights which any person covered by our Third Amended and Restated Certificate of Incorporation may have or hereafter acquire under law, our Third Amended and Restated Certificate of Incorporation, our bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

Any repeal or amendment of provisions of our Third Amended and Restated Certificate of Incorporation affecting indemnification rights, whether by our stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision. Our Third Amended and Restated Certificate of Incorporation permits us, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other that those specifically covered by our Third Amended and Restated Certificate of Incorporation.

Our bylaws include the provisions relating to advancement of expenses and indemnification rights consistent with those which will be set forth in our Third Amended and Restated Certificate of Incorporation. In addition, our bylaws provide for a right of indemnity to bring a suit in the event a claim for indemnification or advancement of expenses is not paid in full by us within a specified period of time. Our bylaws also permit us to purchase and maintain insurance, at our expense, to protect us and/or any director, officer, employee or agent of our corporation or another entity, trust or other enterprise against any expense, liability or loss, whether or not we would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Any repeal or amendment of provisions of our bylaws affecting indemnification rights, whether by our board of directors, stockholders or by changes in applicable law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing thereunder with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

We have entered into indemnification agreements with each of our officers and directors, a form of which is to be filed as an exhibit to this proxy statement/prospectus. These agreements will require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Item 21. Exhibits and Financial Statement Schedules

Exhibit Index

Exhibit	Description
1.1	Underwriting Agreement, dated May 5, 2020, by and between Live Oak Acquisition Corp and Jefferies LLC(1)
2.1	Merger Agreement by and among Live Oak Acquisition Corp., Green Merger Corp., Meredian Holdings Group, Inc., Live Oak Sponsor Partners, LLC and John A. Dowdy, Jr., dated October 3, 2020.(2)
2.2

Amendment No. 1 dated October 8, 2020 to the Merger Agreement dated October 3, 2020 by and among Live Oak Acquisition Corp., Green Merger Corp., Meredian Holdings Group, Inc., Live Oak Sponsor Partners, LLC and John A. Dowdy, Jr.(3)

2.3	Support Agreement, dated as of October 3, 2020, between Live Oak Acquisition Corp. and Wayne Bodie.*
2.4	Support Agreement, dated as of October 3, 2020, between Live Oak Acquisition Corp. and Nikki Bodie.*
2.5	Support Agreement, dated as of October 3, 2020, between Live Oak Acquisition Corp. and John A. Dowdy.*
2.6	Support Agreement, dated as of October 3, 2020, between Live Oak Acquisition Corp. and Wentworth 84 Irrevocable Trust.*
2.7	Support Agreement, dated as of October 3, 2020, between Live Oak Acquisition Corp. and Trustland Partners, LLC.*
2.8	Support Agreement, dated as of October 3, 2020, between Live Oak Acquisition Corp. and Three Sigma Holdings, LLC.*
2.9	Support Agreement, dated as of October 3, 2020, between Live Oak Acquisition Corp. and Stuart Pratt.*
2.10	Support Agreement, dated as of October 3, 2020, between Live Oak Acquisition Corp. and Stephen E. Croskrey.*
2.11	Support Agreement, dated as of October 3, 2020, between Live Oak Acquisition Corp. and Stephan C. Economos Irrevocable Trust.*
2.12	Support Agreement, dated as of October 3, 2020, between Live Oak Acquisition Corp. and Scott C. Tuten Family Trusts.*
2.13	Support Agreement, dated as of October 3, 2020, between Live Oak Acquisition Corp. and Scott C. Tuten.*
2.14	Support Agreement, dated as of October 3, 2020, between Live Oak Acquisition Corp. and Richard F. Ivey Siblings Trusts, u/t/a 8/31/07.*
2.15	Support Agreement, dated as of October 3, 2020, between Live Oak Acquisition Corp. and Richard F. Ivey.*
2.16	Support Agreement, dated as of October 3, 2020, between Live Oak Acquisition Corp. and Richard & Diane Ivey Family Trusts, u/t/a 8/31/07.*
2.17	Support Agreement, dated as of October 3, 2020, between Live Oak Acquisition Corp. and Ralph Powell, Jr.*
2.18	Support Agreement, dated as of October 3, 2020, between Live Oak Acquisition Corp. and Ralph Powell Jr. Trust.*
2.19	Support Agreement, dated as of October 3, 2020, between Live Oak Acquisition Corp. and Ralph Powell Jr. Life Insurance Trust.*
2.20	Support Agreement, dated as of October 3, 2020, between Live Oak Acquisition Corp. and Ralph Powell Jr. Descendant Trust.*
2.21	Support Agreement, dated as of October 3, 2020, between Live Oak Acquisition Corp. and Prine Partners, Ltd.*
2.22	Support Agreement, dated as of October 3, 2020, between Live Oak Acquisition Corp. and Polymer Holdings, LLC.*
2.23	Support Agreement, dated as of October 3, 2020, between Live Oak Acquisition Corp. and Philip Gregory Calhoun.*
2.24	Support Agreement, dated as of October 3, 2020, between Live Oak Acquisition Corp. and Phillip Van Trump.*

Exhibit	Description
2.25	Support Agreement, dated as of October 3, 2020, between Live Oak Acquisition Corp. and NuView Trust Co. Custodian FBO Richard F. Ivey Roth IRA.*
2.26	Support Agreement, dated as of October 3, 2020, between Live Oak Acquisition Corp. and NuView IRA, Inc. FBO Richard Ivey IRA #9921803.*
2.27	Support Agreement, dated as of October 3, 2020, between Live Oak Acquisition Corp. and NuView IRA, Inc. FBO Diane Ivey 1411939.*
2.28	Support Agreement, dated as of October 3, 2020, between Live Oak Acquisition Corp. and Michael Smith.*
2.29	Support Agreement, dated as of October 3, 2020, between Live Oak Acquisition Corp. and Michael Ashton Hudson Living Trust.*
2.30	Support Agreement, dated as of October 3, 2020, between Live Oak Acquisition Corp. and John Adams Dowdy, III Living Trust.*
2.31	Support Agreement, dated as of October 3, 2020, between Live Oak Acquisition Corp. and John A. Dowdy, III.*
2.32	Support Agreement, dated as of October 3, 2020, between Live Oak Acquisition Corp. and John & Brenda Dowdy Family Trusts.*
2.33	Support Agreement, dated as of October 3, 2020, between Live Oak Acquisition Corp. and James H. Dahl.*
2.34	Support Agreement, dated as of October 3, 2020, between Live Oak Acquisition Corp. and Dr. Isao Noda.*
2.35	Support Agreement, dated as of October 3, 2020, between Live Oak Acquisition Corp. and Gregory Hunt.*
2.36	Support Agreement, dated as of October 3, 2020, between Live Oak Acquisition Corp. and Green Plastic Holdings, LLC.*
2.37	Support Agreement, dated as of October 3, 2020, between Live Oak Acquisition Corp. and Equity Trust Company Custodian FBO Michael Ashton Hudson Roth IRA.*
2.38	Support Agreement, dated as of October 3, 2020, between Live Oak Acquisition Corp. and Eddie Terril Scott.*
2.39	Support Agreement, dated as of October 3, 2020, between Live Oak Acquisition Corp. and Brenda Dowdy.*
3.1	Third Amended and Restated Certificate of Incorporation of Live Oak Acquisition Corp.(1)
3.2	Bylaws of Live Oak Acquisition Corp.(4)
3.3	Form of Fourth Amended and Restated Certificate of Incorporation (included as Annex B to this proxy statement/prospectus).
3.4	Form of Amended and Restated Bylaws.
4.1	Warrant Agreement, dated May 5, 2020, between Live Oak Acquisition Corp. and Continental Stock Transfer & Trust Company.(1)
4.2	Registration Rights Agreement, dated May 5, 2020, between Live Oak Acquisition Corp. and Live Oak Sponsor Partners, LLC.(1)
4.3	Form of Lock-up Agreement by and among Live Oak Acquisition Corp. and certain stockholders of Live Oak Acquisition Corp. (included as Exhibit B of the Merger Agreement filed herewith as Exhibit 2.1).
5.1	Form of opinion of Mayer Brown, LLP with respect to the legality of the securities being registered.
8.1	Form of opinion of Mayer Brown, LLP regarding tax matters.
10.1	Form of Subscription Agreement.(2)
10.2	Form of New Danimer Long-Term Incentive Plan (included as Annex C to this proxy statement/prospectus).#
10.3	Form of New Danimer Employee Stock Purchase Plan (included as Annex D to this proxy statement/prospectus).#
10.4	Employment Agreement, by and between Live Oak Acquisition Corp. and Stephen E. Croskrey, dated October 3, 2020.#
10.5	Consulting Agreement, by and between Live Oak Acquisition Corp. and Stuart Pratt, dated October 3, 2020.#

Exhibit	Description
10.6	Amended and Restated Employment Agreement by and between Meredian Holdings Group, Inc. and John A. Dowdy, III, dated August 31, 2020.#
10.7	Amended and Restated Employment Agreement by and between Meredian Holdings Group, Inc. and Michael Smith, dated August 31, 2020.#
10.8	Amended and Restated Employment Agreement by and between Meredian Holdings Group, Inc. and Scott Tuten, dated August 31, 2020.#
10.9	Amended and Restated Employment Agreement by and between Meredian Holdings Group, Inc. and Phillip Van Trump, dated August 31, 2020.#
10.10	Warrant Sale and Support Agreement, dated October 2, 2020, between Live Oak Sponsor Partners, LLC, Valfund Plastics, LLC, Michael Ashton Hudson, James H. Dahl and Andrew F. Cates.
10.11	Non-Competition and Non-Solicitation Agreement, dated October 3, 2020, by and between Live Oak Acquisition Corp. and Michael Smith.*
10.12	Non-Competition and Non-Solicitation Agreement, dated October 3, 2020, by and between Live Oak Acquisition Corp. and Scott Tuten.*
10.13	Non-Competition and Non-Solicitation Agreement, dated October 3, 2020, by and between Live Oak Acquisition Corp. and Phillip Van Trump.*
10.14	Non-Competition and Non-Solicitation Agreement, dated October 3, 2020, by and between Live Oak Acquisition Corp. and Stuart Pratt.*
10.15	Non-Competition and Non-Solicitation Agreement, dated October 3, 2020, by and between Live Oak Acquisition Corp. and Stephen E. Croskrey.*
10.16	Non-Competition and Non-Solicitation Agreement, dated October 3, 2020, by and between Live Oak Acquisition Corp. and John A. Dowdy, III.*
10.17	Loan Agreement, dated as of April 25, 2019, by and among Carver Development CDE VI, LLC, ST CDE LXII, LLC, and Danimer Scientific Manufacturing, Inc.*
10.18	QLICI Loan and Security Agreement dated as of November 7, 2019, by and between Danimer Scientific Kentucky, Inc. and AMCREF Fund 51, LLC.
10.19

Loan and Security Agreement, dated as of March 13, 2019, among Danimer Scientific Holdings, LLC and Meredian Bioplastics, Inc., as borrowers, Meredian, Inc, Danimer Scientific, L.L.C., Danimer Bioplastics, Inc. and Danimer Scientific Kentucky, Inc., as guarantors, the lenders party thereto and Southeast Community Development Fund X, L.L.C., as administrative agent.*

10.20

Amendment No. One to Loan and Security Agreement, dated as of October 2, 2020, among Danimer Scientific Holdings, LLC and Meredian Bioplastics, Inc., as borrowers, Meredian, Inc, Danimer Scientific, L.L.C., Danimer Bioplastics, Inc. and Danimer Scientific Kentucky, Inc., as guarantors, the lenders party thereto and Southeast Community Development Fund X, L.L.C., as administrative agent*

10.21

Loan and Security Agreement, dated as of March 13, 2019, by and among Danimer Scientific Holdings, LLC, Meredian, Inc., Danimer Scientific, L.L.C., Danimer Scientific Kentucky, Inc., Meredian Bioplastics, Inc., Danimer Bioplastics, Inc., such additional borrowers party thereto, such additional guarantors party thereto, the lenders party thereto, and White Oak Global Advisors, LLC.*

10.22

Consent and Modification under Loan and Security Agreement, dated as of November 5, 2019, by and among Danimer Scientific Holdings, LLC, Meredian, Inc., Danimer Scientific, L.L.C., Danimer Scientific Kentucky, Inc., Meredian Bioplastics, Inc., Danimer Bioplastics, Inc., such additional borrowers party thereto, such additional guarantors party thereto, the lenders party thereto, and White Oak Global Advisors, LLC.

10.23

Consent and Modification under Loan and Security Agreement, dated as of December 18, 2019, by and among Danimer Scientific Holdings, LLC, Meredian, Inc., Danimer Scientific, L.L.C., Danimer Scientific Kentucky, Inc., Meredian Bioplastics, Inc., Danimer Bioplastics, Inc., such additional borrowers party thereto, such additional guarantors party thereto, the lenders party thereto, and White Oak Global Advisors, LLC.

Exhibit	Description
10.24

Consent and Modification under Loan and Security Agreement, dated as of January 23, 2020, by and among Danimer Scientific Holdings, LLC, Meredian, Inc., Danimer Scientific, L.L.C., Danimer Scientific Kentucky, Inc., Meredian Bioplastics, Inc., Danimer Bioplastics, Inc., such additional borrowers party thereto, such additional guarantors party thereto, the lenders party thereto, and White Oak Global Advisors, LLC.

10.25

Consent and Modification under Loan and Security Agreement, dated as of March 27, 2020, by and among Danimer Scientific Holdings, LLC, Meredian, Inc., Danimer Scientific, L.L.C., Danimer Scientific Kentucky, Inc., Meredian Bioplastics, Inc., Danimer Bioplastics, Inc., such additional borrowers party thereto, such additional guarantors party thereto, the lenders party thereto, and White Oak Global Advisors, LLC.

10.26

Consent and Modification under Loan and Security Agreement, dated as of May 14, 2020, by and among Danimer Scientific Holdings, LLC, Meredian, Inc., Danimer Scientific, L.L.C., Danimer Scientific Kentucky, Inc., Meredian Bioplastics, Inc., Danimer Bioplastics, Inc., such additional borrowers party thereto, such additional guarantors party thereto, the lenders party thereto, and White Oak Global Advisors, LLC.

10.27

Consent and Modification under Loan and Security Agreement, dated as of July 13, 2020, by and among Danimer Scientific Holdings, LLC, Meredian, Inc., Danimer Scientific, L.L.C., Danimer Scientific Kentucky, Inc., Meredian Bioplastics, Inc., Danimer Bioplastics, Inc., such additional borrowers party thereto, such additional guarantors party thereto, the lenders party thereto, and White Oak Global Advisors, LLC.

10.28	Amended and Restated Master Lease Agreement, dated May 2020, between Store Capital Acquisitions, LLC and Meredian Holdings Group, Inc.*
23.1	Consent of WithumSmith+Brown, PC.
23.2	Consent of Thomas Howell Ferguson P.A.
24.1	Powers of Attorney (included on the signature page to this Registration Statement on Form S-4).
99.1	Consent of Richard J. Hendrix to be named as a director.
99.2	Consent of John P. Amboian to be named as a director.
99.3	Consent of Stephen E. Croskrey to be named as a director.
99.4	Consent of Stuart Pratt to be named as a director.
99.5	Consent of Philip Gregory Calhoun to be named as a director.
99.6	Consent of Gregory Hunt to be named as a director.
99.7	Consent of Dr. Isao Noda to be named as a director.
99.8	Consent of Christy Basco to be named as a director.
99.9+	Form of Proxy Card

____________

#        Indicates management contract or compensatory plan or arrangement.

+        To be filed by amendment.

*        Portions of this exhibit have been omitted in accordance with Item 601 of Regulation S-K.

(1)      Incorporated by reference to an exhibit to Live Oak Acquisition Corp.’s current report on Form 8-K filed with the SEC on May 11, 2020.

(2)      Incorporated by reference to an exhibit to Live Oak Acquisition Corp.’s current report on Form 8-K filed with the SEC on October 5, 2020.

(3)      Incorporated by reference to an exhibit to Live Oak Acquisition Corp.’s current report on Form 8-K filed with the SEC on October 9, 2020.

(4)      Incorporated by reference to an exhibit to Live Oak Acquisition Corp.’s Form S-1, filed with the SEC on March 2, 2020.

Item 22. Undertakings

The undersigned registrant hereby undertakes:

A.     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

B.      That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

D.     That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

E.      That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)     Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

F.      That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

G.     That every prospectus (i) that is filed pursuant to paragraph (F) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act , each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

H.     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

I.       The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

J.       To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in New York City, New York, on October 27, 2020.

LIVE OAK ACQUISITION CORP.
By:	/s/ Richard J. Hendrix
Name: Richard J. Hendrix
Title: Chief Executive Officer
By:	/s/ Andrea K. Tarbox
Name: Andrea K. Tarbox
Title: Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard J. Hendrix and Andrea K. Tarbox, each acting alone, as his/her true and lawful attorney-in-fact and agent, with full power to act alone, with full powers of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement on Form S-4, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his/her substitute or resubstitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated:

Signature	Title	Date
/s/ John P. Amboian	Chairman (Chairman)	October 27, 2020
John P. Amboian
/s/ Richard J. Hendrix	Chief Executive Officer and Director	October 27, 2020
Richard J. Hendrix	(Principal Executive Officer)
/s/ Andrea K. Tarbox	Chief Financial Officer and Director	October 27, 2020
Andrea K. Tarbox	(Principal Financial Officer and Accounting Officer)
/s/ Tor R. Braham	Director	October 27, 2020
Tor R. Braham
/s/ Jonathan Furer	Director	October 27, 2020
Jonathan Furer
/s/ Harold Ford, Jr.	Director	October 27, 2020
Harold Ford, Jr.
/s/ John W. Sweet, Jr.	Director	October 27, 2020
John W. Sweet, Jr.